     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             BELCO OIL & GAS CORP.
             (Exact name of registrant as specified in its charter)

                             ---------------------

              NEVADA                                1311                              13-3869719
  (State or other jurisdiction of       (Primary Standard Industrial               (I.R.S. Employer
  incorporation or organization)         Classification Code Number)              Identification No.)

                          767 FIFTH AVENUE, 46TH FLOOR
                            NEW YORK, NEW YORK 10153
                                 (212) 644-2200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                ROBERT A. BELFER
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                          767 FIFTH AVENUE, 46TH FLOOR
                            NEW YORK, NEW YORK 10153
                                 (212) 644-2200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ---------------------

                                with copies to:

                    ALAN P. BADEN                                    MICHAEL E. DILLARD, P.C.
               VINSON & ELKINS L.L.P.                                   JOSEPH L. MOTES III
            666 FIFTH AVENUE, 26TH FLOOR                     AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
            NEW YORK, NEW YORK 10103-0040                         1700 PACIFIC AVENUE, SUITE 4100
              TELEPHONE: (917) 206-8000                                 DALLAS, TEXAS 75201
              FACSIMILE: (917) 206-8100                              TELEPHONE: (214) 969-2800
                                                                     FACSIMILE: (214) 969-4343

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the registration statement becomes effective and the satisfaction or waiver of all other conditions to the merger, pursuant to the Agreement and Plan of Merger dated as of June 8, 2001, described in the enclosed joint proxy statement/prospectus.
                             ---------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE          AGGREGATE          REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED(1)         PER UNIT(2)       OFFERING PRICE(2)           FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per
  share............................      56,441,519              $8.12            $458,305,135           $114,577
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Consists of up to 56,441,519 shares of common stock, par value $0.01 per share, of Belco Oil & Gas Corp. issuable upon the conversion, pursuant to the merger described herein, of (i) 38,462,591 shares of common stock, par value $0.01 per share, of Westport Resources Corporation outstanding on June 28, 2001, (ii) up to 2,217,488 shares of Westport Resources Corporation common stock that may be issued upon the exercise of outstanding options to purchase Westport Resources Corporation common stock between June 28, 2001 and the consummation of the merger, (iii) 13,594,205 shares of Belco Oil & Gas Corp. to be exchanged by existing Belco Oil & Gas Corp. stockholders as of June 28, 2001, (iv) 1,364,779 shares of Belco Oil & Gas Corp. common stock issuable upon the conversion of Belco Oil & Gas Corp.'s 6 1/2% convertible preferred stock outstanding on June 28, 2001, as adjusted for the merger exchange ratio, and (v) up to 802,456 shares of Belco Oil & Gas Corp. common stock that may be issued upon the exercise of outstanding options to purchase Belco Oil & Gas Corp. common stock between June 28, 2001 and the consummation of the merger, as adjusted for the merger exchange ratio.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended, based upon the product of $8.12 (the average of the high and low sales prices of Belco Oil & Gas Corp. common stock on June 28, 2001 on the New York Stock Exchange) multiplied by 56,441,519 (the number of shares of Belco Oil & Gas Corp. common stock to be issued pursuant to the merger).

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 29, 2001

[BELCO LOGO]                                                     [WESTPORT LOGO]

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

    Belco Oil & Gas Corp., or Belco, and Westport Resources Corporation, or Westport, have agreed on a merger transaction involving our two companies. Before we can complete the merger, we must obtain the approval of our companies' common stockholders. We are sending you this joint proxy statement/prospectus to ask you to vote in favor of the merger transaction and related matters.

    In the merger, Westport will be merged into Belco and Belco will be the surviving company. We refer to the surviving company as "New Westport." As a result of the merger, holders of Westport common stock will be entitled to receive one share of New Westport common stock for each share of Westport common stock they currently own. In addition, holders of Belco common stock will receive 0.4125 of a share of New Westport common stock for each share of Belco common stock they currently own. The outstanding shares of Belco's 6 1/2% convertible preferred stock will remain outstanding and the existing conversion ratio will be adjusted so that holders will be entitled to receive 0.465795 of a share of New Westport common stock upon conversion.

    On June 28, 2001, the closing price of Belco common stock was $8.12 per share and the closing price of Westport common stock was $19.65 per share. We encourage you to obtain more recent quotations. Following consummation of the merger, Belco will change its name to Westport Resources Corporation and the shares of New Westport common stock will trade on the New York Stock Exchange, or NYSE, under the trading symbol "WRC." Shares of Westport common stock will be delisted if the merger is consummated.

    We will each hold a special meeting of our stockholders to consider and vote on the merger proposal. At Belco's special meeting, Belco will ask its common stockholders to consider and vote on the merger proposal, an amendment to Belco's articles of incorporation to, among other things, change the name of Belco to "Westport Resources Corporation," and the election of 11 individuals to serve on the board of directors of New Westport. At Westport's special meeting, Westport will ask its stockholders to consider and vote on the approval of the merger and adoption of the merger agreement and an amendment to increase the shares of common stock reserved for issuance under Westport's 2000 Stock Incentive Plan immediately prior to the merger. Approval of these proposals, other than the amendment to Westport's 2000 Stock Incentive Plan, is a prerequisite to consummation of the merger. None of these proposals will become effective unless the merger is approved and completed. Holders of Belco common stock, Belco preferred stock or Westport common stock are not entitled to dissenters' or appraisal rights in connection with the merger. TO CAST YOUR VOTE FOR YOUR SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

    The dates, times and places of the stockholders' meetings are as follows:

              For Belco stockholders:                           For Westport stockholders:
                     -- , 2001                                           -- , 2001
                  -- , local time                                     -- , local time
                 [INSERT LOCATION]                                   [INSERT LOCATION]

    This document is a prospectus of Belco relating to the issuance of shares of Belco's common stock in connection with the merger and a proxy statement for both Belco and Westport to use in soliciting proxies for our special meetings. It contains answers to frequently asked questions and a summary description of the merger (beginning on page 1), followed by a more detailed discussion of the merger and related matters. YOU SHOULD ALSO CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" COMMENCING ON PAGE 22 OF THE ENCLOSED JOINT PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO CAREFULLY REVIEW THIS ENTIRE DOCUMENT.

Robert A. Belfer                                     Donald D. Wolf
Chairman and Chief Executive Officer                 Chairman and Chief Executive Officer
Belco Oil & Gas Corp.                                Westport Resources Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED -- , 2001 AND IS FIRST BEING
                 MAILED TO STOCKHOLDERS ON OR ABOUT -- , 2001.

                             BELCO OIL & GAS CORP.
                          767 FIFTH AVENUE, 46TH FLOOR
                            NEW YORK, NEW YORK 10153
                                 (212) 644-2200

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON  -- , 2001

To Stockholders of Belco Oil & Gas Corp.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Belco Oil & Gas Corp., a Nevada corporation, or Belco, will be held at -- , on -- , 2001 at -- a.m., -- time, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated June 8, 2001, between Belco and Westport Resources Corporation and the transactions contemplated by the merger agreement, including the merger and the assumption of Westport's 2000 Stock Incentive Plan, as amended immediately prior to the merger, and the reservation of 6,232,484 shares issuable under that plan;

          2. To consider and vote upon a proposal to amend Belco's articles of incorporation to, among other things, change our name to "Westport Resources Corporation," decrease the number of authorized shares of common stock, create a classified board of directors, provide that directors may only be removed for "cause," provide for indemnification of certain persons, including directors and officers of Belco and, after the merger, the combined company, New Westport, and elect not to be governed by the Nevada Revised Statutes "Combination" provisions;

          3. To consider and vote upon a proposal to elect 11 individuals, including Robert A. Belfer, Laurence D. Belfer and nine individuals who are currently serving on Westport's board of directors to serve on the board of directors of New Westport upon the effectiveness of the merger; and

          4. To transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

     Only common stockholders of record at the close of business on -- , 2001 are entitled to notice of and to vote at the Belco special meeting or at any adjournments or postponements thereof. Approval of the proposals set forth above, other than the election of directors, requires the affirmative vote of a majority of the outstanding shares of Belco common stock. Directors are elected upon receiving a plurality of votes cast in their favor from holders of Belco common stock present or represented by proxy at the Belco special meeting. Approval of each of the proposals set forth above is a prerequisite to the consummation of the merger. None of the proposals will become effective unless the merger is approved and effective. Holders of Belco common stock are not entitled to dissenters' rights under the Nevada Revised Statutes in respect of the merger. Holders of Belco's 6 1/2% convertible preferred stock, par value $0.01 per share, have no voting rights and no dissenters' rights with respect to matters to be voted on at the Belco special meeting.

     The Belco board of directors has determined that the terms of the merger agreement and the transactions contemplated by it are advisable and in the best interests of Belco and its stockholders. Accordingly, the members of the Belco board of directors have unanimously approved the merger agreement and recommend that common stockholders vote at the special meeting to approve the proposals described above.

     Please do not send any Belco stock certificates at this time. If the merger is approved by the common stockholders of Belco, and if the other conditions to the merger agreement are satisfied or waived, forms to be used to exchange your shares of Belco common stock for shares of New Westport common stock will be mailed to you.

                                            By Order of the Board of Directors,

                                            Dominick J. Golio
                                            Senior Vice President -- Finance,
                                            Chief Financial Officer, Secretary
                                            and Treasurer

New York, New York
 -- , 2001
                             ---------------------

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         WESTPORT RESOURCES CORPORATION
                       410 SEVENTEENTH STREET, SUITE 2300
                             DENVER, COLORADO 80202
                                 (303) 573-5404

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD ON  -- , 2001

To Stockholders of Westport Resources Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Westport Resources Corporation, a Delaware corporation, or Westport, will be held at
 -- , on  -- , 2001 at  -- a.m.,  -- time, for the following purposes:

          1. To consider and vote upon a proposal to approve the merger and adopt the Agreement and Plan of Merger, dated June 8, 2001, between Belco Oil & Gas Corp. and Westport and the transactions contemplated by the merger agreement;

          2. To consider and vote upon a proposal to amend, immediately prior to the merger, Westport's 2000 Stock Incentive Plan to increase the number of shares of common stock reserved for issuance under the plan from 4,110,813 shares to 6,232,484 shares; and

          3. To transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

     Only stockholders of record at the close of business on -- , 2001 are entitled to notice of and to vote at the Westport special meeting or at any adjournments or postponements thereof. Approval of the merger and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Westport common stock. Approval of the amendment to Westport's 2000 Stock Incentive Plan requires the affirmative vote of a majority of the shares entitled to vote, present in person or by proxy. A list of stockholders will be available for examination at the offices of Westport in Denver, Colorado during normal business hours by any holder of Westport common stock for any purpose relevant to the Westport special meeting for a period of 10 days prior to the Westport special meeting. Holders of Westport common stock are not entitled to appraisal rights under the Delaware General Corporation Law in respect of the merger.

     The Westport board of directors has determined that the terms of the merger agreement and the transactions contemplated by it are advisable and in the best interests of Westport and its stockholders. Accordingly, the members of the Westport board of directors have unanimously approved the merger agreement and recommend that stockholders vote at the special meeting to approve the proposals described above.

     Please do not send any Westport stock certificates at this time. If the merger is approved by the stockholders of Westport, and if the other conditions to the merger agreement are satisfied or waived, forms to be used to exchange your shares of Westport common stock for shares of common stock of the combined company, New Westport, will be mailed to you.

                                            By Order of the Board of Directors,

                                            Howard L. Boigon
                                            Vice President, General Counsel
                                            and Secretary

Denver, Colorado
 -- , 2001

                             ---------------------

YOUR VOTE IS VERY IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER..........     1
SUMMARY.........................................     5
  The Companies.................................     5
  The Merger....................................     5
  The Special Meetings..........................     6
  Our Recommendations to Stockholders...........     6
  Opinions of Financial Advisors................     6
  Record Date and Voting Power..................     7
  Quorum and Votes Required.....................     7
  Voting Agreements.............................     7
  Management Share Ownership....................     8
  Accounting Treatment..........................     8
  Certain Material Federal Income Tax
    Consequences................................     8
  Board of Directors and Management of New
    Westport following the Merger...............     9
  Regulatory Approvals..........................     9
  Comparative Per Share Market Price
    Information.................................    10
  No Dissenters' or Appraisal Rights for
    Stockholders................................    10
  Conditions to the Merger......................    10
  Termination and Amendment of the Merger
    Agreement...................................    10
  Payments Upon Termination.....................    11
  Interests of Certain Persons in the Merger
    that Differ from Your Interests.............    11
  No Solicitation...............................    12
  Amendments to Belco's Articles of
    Incorporation...............................    12
  Shareholders Agreement........................    12
  Material Differences in the Rights of
    Stockholders................................    12
  Summary Historical Consolidated Financial and
    Operating Data..............................    14
  Summary Historical Oil and Natural Gas Reserve
    Information.................................    18
  Summary Unaudited Pro Forma Financial and
    Operating Data of New Westport..............    19
  Summary Pro Forma Oil and Natural Gas Reserve
    Information of New Westport (unaudited).....    21
  Comparative Per Share Data....................    21
RISK FACTORS....................................    22
  Risks Related to the Merger...................    22
  Risks Related to New Westport After the
    Merger......................................    23
SPECIAL NOTE REGARDING FORWARD-LOOKING
  STATEMENTS....................................    31
MARKET PRICE AND DIVIDEND INFORMATION...........    33
THE SPECIAL MEETINGS............................    34
  Times and Places..............................    34
  Purpose of the Special Meetings...............    34
  Outstanding Shares held on Record Date........    35
  Shares Entitled to Vote at the Special
    Meetings....................................    35
  Quorum........................................    35
  Voting Necessary to Approve Proposals.........    35
  Voting Agreements.............................    36
  Management Share Ownership....................    37
  Proxies.......................................    37
  Other Voting Matters..........................    38
  Other Business; Adjournments and
    Postponements...............................    39
THE MERGER......................................    40
  Background of the Merger......................    40
  Reasons for the Merger; Recommendations of the
    Board of Directors..........................    43
  Opinion of Belco's Financial Advisor..........    46
  Opinion of Westport's Financial Advisor.......    55
  Accounting Treatment..........................    60
  Board of Directors and Management of New
    Westport Following the Merger...............    61
  Governmental and Regulatory Approvals.........    62
  Interests of Certain Persons in the Merger....    62
  Dissenters' or Appraisal Rights...............    64
  Belco Preferred Stock.........................    64
  Delisting and Deregistration of Westport
    Common Stock................................    64
  Federal Securities Law Consequences; Resale
    Restrictions................................    64
TERMS OF THE MERGER AGREEMENT...................    65
  Effective Time of the Merger..................    65
  Manner and Basis of Converting Shares.........    65
  Exchange Procedures...........................    66
  Representations and Warranties................    66
  Conduct of Business Prior to the Merger.......    66
  No Solicitation...............................    68
  Certain Additional Agreements.................    69
  Conditions to the Merger......................    70
  Termination of the Merger Agreement...........    72
  Expenses......................................    72
SHAREHOLDERS AGREEMENT..........................    74
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX
  CONSEQUENCES OF THE MERGER....................    75
  Tax Consequences to Westport and Belco........    76
  Tax Consequences to Holders of Westport Common
    Stock.......................................    76
  Tax Consequences to Holders of Belco Common
    Stock.......................................    77
  Tax Consequences to Holders of Belco Preferred
    Stock.......................................    77
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND
  OPERATING DATA................................    78
NEW WESTPORT UNAUDITED PRO FORMA CONDENSED
  COMBINED FINANCIAL STATEMENTS.................    82
NEW WESTPORT UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED BALANCE SHEET MARCH 31, 2001.....    82
NEW WESTPORT UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED STATEMENT OF OPERATIONS FOR THE
  THREE MONTHS ENDED MARCH 31, 2001.............    83
NEW WESTPORT UNAUDITED PRO FORMA CONDENSED
  CONSOLIDATED STATEMENT OF OPERATIONS FOR THE
  YEAR ENDED DECEMBER 31, 2000..................    84
NEW WESTPORT NOTES TO UNAUDITED PRO FORMA
  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS...    85
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF BELCO OIL & GAS CORP.......................    87
  General.......................................    87

  Results of Operations -- Three Months Ended
    March 31, 2001 Compared to March 31, 2000...    88
  Results of Operations -- Year Ended 1999
    Compared to Year Ended 2000.................    89
  Results of Operations -- Year Ended 1999
    Compared to Year Ended 1998.................    90
  Liquidity and Capital Resources...............    91
  Other.........................................    95
  Quantitative and Qualitative Disclosures About
    Market Risk.................................    96
INFORMATION ABOUT BELCO.........................    97
  Overview......................................    97
  Primary Operating Areas.......................    97
  Rocky Mountains...............................    98
  Gulf Coast....................................    99
  Permian Basin.................................   101
  Mid-Continent Region..........................   101
  Costs Incurred and Drilling Results...........   102
  Acreage.......................................   103
  Productive Well Summary.......................   104
  Marketing.....................................   104
  Production Sales Contracts....................   105
  Price Risk Management Transactions............   105
  Texas Severance Tax Abatement.................   107
  Section 29 Tax Credit.........................   107
  Regulation....................................   107
  Operating Hazards and Insurance...............   110
  Title to Properties...........................   110
  Employees.....................................   111
  Office and Equipment..........................   111
  Legal Proceedings.............................   111
  Properties -- Oil and Natural Gas Reserves....   111
MANAGEMENT OF BELCO.............................   112
  The Belco Board of Directors and its
    Committees..................................   112
  Executive Compensation of Belco...............   113
  Stock Options Granted in 2000.................   114
  Stock Option Exercises and Fiscal Year End
    Values......................................   115
  Director Compensation.........................   115
  Employment Agreements.........................   116
CERTAIN TRANSACTIONS OF BELCO...................   116
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
  COMPLIANCE OF BELCO...........................   117
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
  BENEFICIAL OWNERS.............................   118
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF WESTPORT RESOURCES CORPORATION.............   120
  General.......................................   120
  Results of Operations.........................   121
  Liquidity and Capital Resources...............   126
  Quantitative and Qualitative Disclosures About
    Market Risk.................................   129
INFORMATION ABOUT WESTPORT......................   130
  Overview......................................   130
  Purchasers and Marketing......................   130
  Competition...................................   131
  Regulation....................................   131
  Operating Hazards and Insurance...............   134
  Employees.....................................   134
  Legal Proceedings.............................   134
  Properties-Principal Areas of Operations......   134
  Gulf of Mexico................................   135
  Rocky Mountains...............................   136
  West Texas/Mid-Continent......................   137
  Gulf Coast....................................   138
  Proved Reserves...............................   138
  Production and Price History..................   140
  Producing Wells...............................   140
  Acreage.......................................   141
  Drilling Results..............................   141
MANAGEMENT OF WESTPORT..........................   142
  Employment Agreements.........................   144
  Retention Agreement...........................   145
  Executive Compensation of Westport............   145
  Stock Options Granted in 2000.................   146
  Stock Option Exercises and Fiscal Year-End
    Values......................................   146
  Employee Benefit Plans........................   147
CERTAIN TRANSACTIONS OF WESTPORT................   148
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING
  COMPLIANCE OF WESTPORT........................   148
SECURITY OWNERSHIP OF WESTPORT'S PRINCIPAL
  STOCKHOLDERS AND MANAGEMENT...................   149
COMPARISON OF STOCKHOLDER RIGHTS................   152
  Authorized Common Stock.......................   152
  Directors.....................................   152
  Special Meetings of Stockholders..............   154
  Notice for Annual Meetings; Certain
    Proposals...................................   154
  Charter Amendment.............................   154
  Amendment to Bylaws...........................   155
  State Takeover Legislation....................   155
  Control Share Acquisitions....................   156
  Liability of Directors........................   156
  Indemnification of Directors and Officers.....   157
  Advancement of Expenses.......................   157
  Absence of Dissenters' or Appraisal Rights....   158
  Inspection of Books and Records...............   158
  Vote Required for Mergers.....................   159
AMENDMENT OF BELCO'S ARTICLES OF
  INCORPORATION.................................   160
  General.......................................   160
  Terms of the New Westport Charter.............   160
  Vote Required and Belco Board of Directors'
    Recommendation..............................   162
ELECTION OF DIRECTORS...........................   163
  Nominees......................................   163
AMENDMENT TO WESTPORT RESOURCES CORPORATION 2000
  STOCK INCENTIVE PLAN..........................   164
  Plan Background and Description...............   164
  Amendment to Increase the Number of Shares
    Reserved for Issuance Under the Incentive
    Plan........................................   164
  Incentive Plan Administration.................   165
  Eligible Participants.........................   165
  Grants Permitted Under the Incentive Plan.....   165
  Stock Options.................................   165
  Terms Generally Applicable to Other Awards
    Available Under the Incentive Plan..........   166
  Terms Applicable to All Awards Under the
    Incentive Plan..............................   168
  Tax Information...............................   170
  Additional Considerations Applicable To
    Reporting Persons...........................   171

EXPERTS.........................................   173
LEGAL MATTERS...................................   173
STOCKHOLDER PROPOSALS...........................   174
WHERE YOU CAN FIND MORE
  INFORMATION...................................   174
GLOSSARY OF OIL AND GAS TERMS...................   176
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......   F-1

                                LIST OF ANNEXES

Annex A...................    Agreement and Plan of
                              Merger dated as of June 8,
                              2001 by and among Westport
                              Resources Corporation and
                              Belco Oil & Gas Corp.
Annex B...................    Proposed Amended Articles
                              of Incorporation of New
                              Westport.
Annex C...................    Proposed Second Amended
                              and Restated Bylaws of New
                              Westport.
Annex D...................    Voting Agreement dated
                              June 8, 2001 by and among
                              Westport Resources
                              Corporation, Belco Oil &
                              Gas Corp., Robert A.
                              Belfer, Renee E. Belfer,
                              Laurence D. Belfer, Saltz
                              Investment Group, LLC, The
                              Robert A. and Renee E.
                              Belfer Family Foundation,
                              Belfer Corp., Renee
                              Holdings Partnership,
                              L.P., Trust for Eliza-
                              beth Kones Belfer (T-6),
                              Robert A. Belfer 1990
                              Family Trust and Vantz
                              Limited Partnership.
Annex E...................    Voting Agreement dated
                              June 8, 2001 by and among
                              Westport Resources
                              Corporation, Belco Oil &
                              Gas Corp., ERI
                              Investments, Inc. and
                              Westport Energy LLC.
Annex F...................    Opinion of Credit Suisse
                              First Boston Corporation
                              dated June 8, 2001.
Annex G...................    Opinion of Petrie Parkman
                              & Co., Inc. dated June 7,
                              2001.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A: The proposed merger will combine the businesses of Belco and Westport to create one of the 20 largest independent exploration and production companies in the United States, based on proved reserves as of December 31, 2000. Our companies are proposing the merger because we believe that the combined company will be able to compete more effectively for growth opportunities. We believe that the merger will, among other things:

   - strengthen our operations in our core areas with critical mass and scale;

   - increase our reserves;

   - increase our exploration and exploitation potential;

   - improve our financial flexibility;

   - improve our cost structure; and

   - improve our share liquidity.

   Please review the more detailed description of our reasons for the merger on pages 43-46.

Q: HOW WILL THE MERGER WORK?

A: Westport will merge with and into Belco and Belco will be the surviving corporation.

Q: WHAT WILL THE NEW COMPANY BE CALLED AND WHERE WILL IT BE HEADQUARTERED?

A: The combined company will be called "Westport Resources Corporation." We refer to the combined company as "New Westport" in this document. It will be headquartered in Denver, Colorado.

Q: WHAT WILL HAPPEN TO WESTPORT COMMON STOCK, RESTRICTED STOCK AND OPTIONS IN
   THE MERGER?

A: Westport common stockholders will receive one share of New Westport common stock for each share of Westport common stock they own. Restricted stock and options to purchase Westport common stock will be converted into New Westport common stock and options to purchase shares of New Westport common stock based on the same exchange ratio as applies to the conversion of Westport common stock. Pursuant to the merger agreement, at the effective time of the merger, New Westport will assume the Westport 2000 Stock Incentive Plan and each outstanding employee or director stock option of Westport outstanding at that time. Westport common stockholders prior to the merger will hold approximately 73.9% of the total number of outstanding shares of New Westport's common stock after the merger.

Q: WHAT WILL HAPPEN TO BELCO COMMON STOCK, RESTRICTED STOCK AND OPTIONS IN THE
   MERGER?

A: Belco common stockholders will receive 0.4125 of a share of New Westport common stock for each share of Belco common stock they own. Belco common stockholders will also receive cash for any fractional New Westport shares they would otherwise be entitled to in the merger. Restricted stock and options to purchase Belco common stock will accelerate and become fully vested upon completion of the merger and be converted into New Westport common stock and options to purchase New Westport common stock based on the same ratio as applies to the conversion of Belco common stock. The Belco stock option plans will remain outstanding after the merger in accordance with their terms, and any options granted under these plans after the merger will be options to purchase shares of New Westport common stock. Belco common stockholders prior to the merger will hold approximately 26.1% of the total number of outstanding shares of New Westport's common stock after the merger.

Q: HOW WILL THE MERGER AFFECT BELCO PREFERRED STOCKHOLDERS?

A: The outstanding shares of Belco's preferred stock will remain outstanding and the existing conversion ratio will be adjusted so that holders will be entitled to receive 0.465795 of a share of New Westport common stock upon conversion.

Q: WHO WILL BE THE MEMBERS OF NEW WESTPORT'S BOARD OF DIRECTORS AFTER THE
   MERGER?

A: In connection with the merger, Belco stockholders will elect 11 individuals to serve on the New Westport board of directors. These individuals will be Robert A. Belfer, Laurence D. Belfer and nine individuals currently serving on Westport's board of directors.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: Subject to stockholder and regulatory approval, we hope to complete the merger in the third quarter of 2001.

Q: WHEN ARE THE SPECIAL STOCKHOLDERS' MEETINGS?

A: Belco's special meeting of stockholders will take place on -- , 2001, and Westport's special meeting of stockholders will take place on -- , 2001. The time and location of each special meeting is specified on the cover page of this document.

Q: WHAT WILL HAPPEN AT THE SPECIAL STOCKHOLDERS' MEETINGS?

A: At the Belco special meeting, Belco common stockholders will vote on:

   - the merger proposal;

   - an amendment to Belco's articles of incorporation to, among other things, change the name of the company to "Westport Resources Corporation;" and

   - the election of Robert A. Belfer, Laurence D. Belfer and nine individuals currently serving on Westport's board of directors to serve on New Westport's board of directors.

   At the Westport special meeting, Westport common stockholders will vote on

   - the approval of the merger and the adoption of the merger agreement and the transactions contemplated by the merger agreement; and

   - the amendment to increase the shares of common stock reserved for issuance under Westport's 2000 Stock Incentive Plan from 4,110,813 shares to 6,232,484 shares immediately prior to the merger.
   We cannot complete the merger unless, among other things, the Belco and Westport common stockholders approve the proposals discussed above, other than the amendment to Westport's 2000 Stock Incentive Plan. None of these proposals will become effective unless the merger is approved and effective.

Q: WHAT VOTE IS REQUIRED FOR THE PROPOSALS?

A: Approval of the proposals to be voted upon at the Belco special meeting, other than the election of directors, requires the affirmative vote of a majority of the outstanding shares of Belco common stock. Directors are elected upon receiving a plurality of votes cast in their favor from holders of Belco common stock present or represented by proxy at the Belco special meeting.

   At the Westport special meeting, approval of the merger and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Westport common stock and approval of the amendment to increase the number of shares of common stock reserved under the Westport 2000 Stock Incentive Plan requires the affirmative vote of a majority of the shares entitled to vote, present in person or by proxy.

   Pursuant to voting agreements, stockholders of Belco owning approximately 51.8% of the outstanding Belco common stock and stockholders of Westport owning approximately 73.2% of the outstanding Westport common stock have agreed to vote "FOR" the proposals to be voted on at their respective company's special meeting, other than the approval by Westport's stockholders of the amendment to Westport's 2000 Stock Incentive Plan.

Q: WHAT DO I NEED TO DO TO VOTE?

A: If you own Belco or Westport common stock, after reading this document, indicate on the enclosed proxy how you want to vote, sign it and mail it in the enclosed return envelope as soon as possible so that your shares will be represented at your special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the proposals submitted at your special meeting. The failure to return your proxy card will have the same effect as voting against the merger.

   Holders of Belco preferred stock have no voting rights with respect to matters to be voted on at the Belco special meeting.

   You may attend your special meeting and vote your shares in person, rather than signing and mailing your proxy card. In addition, you may revoke your proxy on or before the day of your special meeting by following the instructions on page 38. You then may either change your vote or attend your special meeting and vote in person.

   THE MEMBERS OF THE BELCO BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT BELCO COMMON STOCKHOLDERS VOTE "FOR" THE BELCO PROPOSALS SET FORTH IN THIS DOCUMENT. THE MEMBERS OF THE WESTPORT BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT WESTPORT STOCKHOLDERS VOTE "FOR" THE WESTPORT PROPOSALS SET FORTH IN THIS DOCUMENT.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE THEM
   FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions that explain how to exchange your stock certificates for certificates representing New Westport common stock. Please do not send in any stock certificates until you receive these written instructions and the letter of transmittal.

Q: WILL BELCO AND WESTPORT STOCKHOLDERS BE ABLE TO TRADE THE NEW WESTPORT COMMON
   STOCK THAT THEY RECEIVE IN THE MERGER?

A: Yes. Except for New Westport common stock to be held by certain affiliates of Belco and Westport, the New Westport common stock received in the merger will be freely tradable. The New Westport common stock will be listed on the New York Stock Exchange under the symbol "WRC."

Q: AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS?

A: No. Holders of Belco common stock, Belco preferred stock or Westport common stock are not entitled to dissenters' or appraisal rights in connection with the merger.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO BELCO AND WESTPORT COMMON
   STOCKHOLDERS?

A: We have structured the merger so that the exchange of shares by Belco and Westport common stockholders for shares of New Westport common stock will be tax-free to them for U.S. federal income tax purposes. A holder of shares of Belco common stock that receives cash in lieu of a fractional share of New Westport common stock will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares of Belco common stock allocable to the fractional share. Your tax basis in the shares of New Westport common stock that you will receive in the merger will equal your tax basis in your Belco or Westport common stock, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. A summary of the material federal income tax consequences of the merger is included in the section "Certain Material U.S. Federal Income Tax Consequences of the Merger" on page 75.

Q: ARE THERE RISKS ASSOCIATED WITH THE MERGER AND THE OTHER PROPOSALS THAT I
   SHOULD CONSIDER IN DECIDING HOW TO VOTE?

A: Yes. You should carefully read the detailed description of the risks associated with the merger and New Westport beginning on page 22.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have more questions about the merger you should contact:

   BELCO STOCKHOLDERS:

          Belco Oil & Gas Corp.
          767 Fifth Avenue, 46th Floor
          New York, New York 10153
          Attn: Investor Relations
          Telephone: (212) 644-2200

   WESTPORT STOCKHOLDERS:

          Westport Resources Corporation
          410 Seventeenth Street
          Suite 2300
          Denver, Colorado 80202
          Attn: Investor Relations
          Telephone: (303) 573-5404

Q: WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: Both of our companies file periodic reports with the SEC. You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available through the Internet at the Edgar database maintained by the SEC at http://www.sec.gov and at the offices of the New York Stock Exchange.

                                    SUMMARY

     This summary primarily highlights selected information from this document and does not contain all of the information that may be important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information" on page 174. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary. The merger agreement is the legal document that governs the merger and is included as Annex A to this joint proxy statement/prospectus. If you are not familiar with certain industry terms used in this document, you should read "Glossary of Oil and Gas Terms" on pages 176-178.

                                 THE COMPANIES

Belco Oil & Gas Corp.
767 Fifth Avenue, 46th Floor
New York, New York 10153
(212) 644-2200

     Belco is an independent energy company engaged in the exploration for, and the acquisition, exploitation, development and production of, natural gas and oil in the United States, primarily in the Rocky Mountains, the Gulf Coast, the Permian Basin and the Mid-Continent region. Since inception in April 1992, Belco has grown its reserve base through a program of acquisitions, exploration, exploitation and development drilling.

     At December 31, 2000, Belco reported 726 Bcfe of proved reserves with a total inventory of 1.8 million gross and 703,000 net undeveloped acres. During the first quarter of 2001, Belco produced approximately 15 Bcfe, with net production averaging 167 Mmcfe/d.

Westport Resources Corporation
410 Seventeenth Street, Suite 2300
Denver, Colorado 80207
(303) 573-5404

     Westport is a Denver-based independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the United States. Westport conducts operations in the Gulf of Mexico, the Rocky Mountains, West Texas/Mid-Continent region and the Gulf Coast. Westport focuses on maintaining a balanced portfolio of lower-risk, long-life onshore reserves and higher-margin offshore reserves to provide a diversified cash flow foundation for its exploitation, acquisition and exploration activities.

     At December 31, 2000, Westport reported 454 Bcfe of proved reserves with a total inventory of 489,000 gross and 260,000 net undeveloped acres. During the first quarter of 2001, Westport produced approximately 16 Bcfe, with net production averaging 179 Mmcfe/d.

                          THE MERGER (SEE PAGES 40-73)

     Pursuant to the merger agreement, Westport will merge with and into Belco, and Belco will change its name to "Westport Resources Corporation." In the merger, Westport stockholders will receive one share of New Westport common stock for each share of Westport common stock they own. In addition, Belco common stockholders will receive 0.4125 of a share of New Westport common stock for each share of Belco common stock they own. The outstanding shares of Belco preferred stock will remain outstanding and the existing conversion ratio will be adjusted so that holders will receive 0.465975 of a share of New Westport common stock upon conversion.

                     THE SPECIAL MEETINGS (SEE PAGES 34-39)

BELCO STOCKHOLDERS

     A special meeting of Belco stockholders will be held on -- , -- at -- , commencing at -- a.m., -- time. At the Belco special meeting, holders of Belco common stock will be asked to:

     - approve the merger agreement and the transactions contemplated thereby, including the merger and the assumption of Westport's 2000 Stock Incentive Plan, as amended immediately prior to the merger, and the reservation of 6,232,484 shares issuable under that plan;

     - approve an amendment to Belco's articles of incorporation to, among other things, change the name of the company to "Westport Resources Corporation";

     - elect 11 individuals including Robert A. Belfer, Laurence D. Belfer and nine individuals currently serving on Westport's board of directors to serve on the New Westport board of directors; and

     - act on other matters that may be submitted to a vote at the meeting.

Approval of these proposals is a prerequisite to consummation of the merger. None of these proposals will become effective unless the merger is approved and effective.

WESTPORT STOCKHOLDERS

     A special meeting of Westport stockholders will be held on -- , at -- , commencing at -- a.m., -- time. At the Westport special meeting, holders of Westport common stock will be asked to:

     - approve the merger and adopt the merger agreement and the transactions contemplated thereby;

     - amend the Westport 2000 Stock Incentive Plan, immediately prior to the merger, to increase the number of shares of common stock reserved for issuance under the plan from 4,110,813 shares to 6,232,484 shares; and

     - act on other matters that may be submitted to a vote at the meeting.

Approval of these proposals, other than the amendment to Westport's 2000 Stock Incentive Plan, is a prerequisite to consummation of the merger. None of these proposals will become effective unless the merger is approved and effective.

                      OUR RECOMMENDATIONS TO STOCKHOLDERS

TO BELCO COMMON STOCKHOLDERS:

     The Belco board of directors has unanimously approved the merger agreement and recommends that holders of Belco common stock vote "FOR" all the proposals set forth above.

TO WESTPORT COMMON STOCKHOLDERS:

     The Westport board of directors has unanimously approved the merger agreement and recommends that holders of Westport common stock vote "FOR" all the proposals set forth above.

                OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 46-60)

     In deciding to approve the merger agreement, we considered opinions from our respective financial advisors. Westport received a written opinion dated June 8, 2001 from its financial advisor, Credit Suisse First Boston as to the fairness, from a financial point of view, as of that date, of the exchange ratio to Westport. On June 7, 2001, Petrie Parkman & Co., Belco's financial advisor, delivered an oral opinion (which was subsequently confirmed in writing) to the Belco board of directors as to the fairness, from a financial point of view, as of that date, of the Belco exchange ratio to the holders of Belco common stock taking into account the Westport exchange ratio. The full text of these opinions describe the basis and assumptions on which they were rendered and are attached hereto as Annexes F and G. You are encouraged to read these opinions in their entirety.

                 RECORD DATE AND VOTING POWER (SEE PAGES 35-36)

     BELCO STOCKHOLDERS. You can vote at the meeting of Belco stockholders if you owned Belco common stock at the close of business on -- . You can cast one vote for each share of Belco common stock you owned at such time. Holders of Belco preferred stock have no voting rights with respect to matters to be voted on at the Belco special meeting.

     WESTPORT COMMON STOCKHOLDERS. You can vote at the meeting of Westport stockholders if you owned Westport common stock at the close of business on -- . You can cast one vote for each share of Westport common stock you owned at such time.

                  QUORUM AND VOTES REQUIRED (SEE PAGES 35-36)

     BELCO COMMON STOCKHOLDERS. The transaction of business at the Belco special meeting requires the presence in person or by proxy of the holders of a majority of the shares of Belco common stock entitled to vote.

     Approval of the merger proposal and approval of the amendment to Belco's articles of incorporation require the affirmative vote of a majority of the outstanding shares of Belco common stock. Directors are elected upon receiving a plurality of votes cast in their favor from holders of Belco common stock present or represented by proxy at the Belco special meeting. Abstentions and broker non-votes will count in determining whether a quorum is present at the special meeting. Abstentions and broker non-votes will be the equivalent of a "no" vote on the proposals for the merger and the amendments to the articles of incorporation, but will not have any effect on the outcome of voting on director elections.

     WESTPORT COMMON STOCKHOLDERS. The transaction of business at the Westport special meeting requires the presence in person or by proxy of the holders of a majority of the shares of Westport common stock entitled to vote. Approval of the merger and adoption of the merger agreement by Westport require the affirmative vote of a majority of the outstanding shares of Westport common stock. Approval of the amendment to increase the number of shares of common stock reserved under the Westport 2000 Stock Incentive Plan requires the affirmative vote of a majority of the shares entitled to vote, present in person or by proxy. Abstentions and broker non-votes will count in determining whether a quorum is present at the special meeting. Abstentions and broker non-votes will be the equivalent of a "no" vote on the proposal to approve the adoption of the merger agreement. For purposes of voting on the approval of the amendment to increase the number of shares reserved for issuance under Westport's 2000 Stock Incentive Plan, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal, and broker non-votes will not be included in the number of shares voting and therefore will have no effect on the outcome of the voting.

                      VOTING AGREEMENTS (SEE PAGES 36-37)

BELCO VOTING AGREEMENT

     Stockholders of Belco owning approximately 51.8% of the outstanding Belco common stock have entered into a voting agreement with Westport. Pursuant to the voting agreement, these stockholders have agreed to vote "FOR" the proposals to be voted on at the Belco special meeting. Approval of the proposals to be voted on at the Belco special meeting requires the approval of the holders of a majority of the outstanding shares of Belco. The Belco voting agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms. The

Belco voting agreement is attached as Annex D to this joint proxy statement/prospectus. We urge you to read the full text of the Belco voting agreement.

WESTPORT VOTING AGREEMENT

     Stockholders of Westport owning approximately 73.2% of the outstanding Westport common stock have entered into a voting agreement with Belco. Pursuant to the voting agreement, these stockholders have agreed to vote "FOR" the proposals to be voted on at the Westport special meeting, other than the amendment to Westport's 2000 Stock Incentive Plan. Approval of the merger and the adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Westport. Approval of the amendment to increase the number of shares of common stock reserved under the Westport 2000 Stock Incentive Plan requires the affirmative vote of a majority of the shares entitled to vote, present in person or by proxy. The Westport voting agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms. The Westport voting agreement is attached as Annex E to this joint proxy statement/prospectus. We urge you to read the full text of the Westport voting agreement.

                    MANAGEMENT SHARE OWNERSHIP (SEE PAGE 37)

     BELCO. As of the Belco record date, the directors and executive officers of Belco beneficially owned an aggregate of -- shares of Belco common stock, representing approximately -- % of the Belco shares entitled to vote at the Belco special meeting. The Belco directors and executive officers who are not parties to the Belco voting agreement beneficially owned an aggregate of -- shares of Belco common stock as of the record date, representing approximately -- % of the Belco shares entitled to vote at the Belco special meeting, and each of these directors and executive officers has advised Belco that he plans to vote or to direct the vote of all shares beneficially owned by him and entitled to vote at the Belco special meeting "FOR" each of the proposals at the Belco special meeting.

     WESTPORT. As of the Westport record date, the directors and executive officers of Westport beneficially owned approximately -- % of the outstanding shares of Westport common stock. None of these directors and executive officers are a party to the Westport voting agreement, and each of these individuals has advised Westport he plans to vote or to direct the vote of all shares beneficially owned by him and entitled to vote at the Westport special meeting "FOR" each of the proposals at the Westport special meeting.

                       ACCOUNTING TREATMENT (SEE PAGE 60)

     The merger will be accounted for as a purchase transaction for financial accounting purposes. Because Westport stockholders will own a majority of the New Westport common stock, the merger will be accounted for as a reverse acquisition in which Westport is the purchaser of Belco. On the date of the merger, New Westport will record the assets acquired and the liabilities assumed from Westport based upon their historical costs and the assets and liabilities of Belco will be recorded at their estimated fair market values. New Westport will account for its oil and natural gas operations using the successful efforts method of accounting.

       CERTAIN MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGES 75-77)

     We expect that, for U.S. federal income tax purposes, the merger will be classified as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, or the Code. Assuming that the merger meets this classification, the exchange of shares of Westport common stock for shares of New Westport common stock and the exchange of shares of Belco common stock for shares of New Westport common stock generally will not cause a Westport stockholder or a Belco stockholder to recognize any taxable gain or loss except, however, Belco stockholders will recognize taxable gain or loss in connection with any cash received instead of fractional shares.

     It is a condition to the merger that Belco and Westport each receive an opinion from tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and customary representations made by, among others, Belco and Westport. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. BELCO AND WESTPORT STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

  BOARD OF DIRECTORS AND MANAGEMENT OF NEW WESTPORT FOLLOWING THE MERGER (SEE
                                  PAGES 60-61)

     In connection with the merger, Belco stockholders will be asked to elect the 11 director nominees listed below to serve on the New Westport board of directors. Nine of the individuals were nominated by Westport and currently serve on the Westport board of directors. Robert A. Belfer and Laurence D. Belfer were nominated by Belco and currently serve on the Belco board of directors. As a condition to the merger agreement, Westport will receive the resignations of each of the directors of Belco. In connection with the merger and the proposed amendments to Belco's articles of incorporation, the New Westport board of directors will be divided into the following three classes:

CLASS I NOMINEES     CLASS II NOMINEES    CLASS III NOMINEES
-------------------  -------------------  -------------------
(TERM EXPIRES 2002)  (TERM EXPIRES 2003)  (TERM EXPIRES 2004)
Laurence D. Belfer   Alex M. Cranberg     Robert A. Belfer
James M. Funk        David L. Porges      Murry S. Gerber
Peter R. Hearl       Donald D. Wolf       Michael Russell
William F. Wallace                        Randy Stein

     After the merger, the management of Westport will become the management of New Westport in the same positions. In addition, Grant W. Henderson, the current President and Chief Operating Officer of Belco, will join New Westport as Executive Vice President and General Manager, Southern Business Unit.

                     REGULATORY APPROVALS (SEE PAGES 61-62)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, prohibits us from completing the merger until we have provided certain information and materials to the Federal Trade Commission and the Antitrust Division of the U. S. Department of Justice, and until we have waited the required period of time. We filed premerger notification forms with the Federal Trade Commission and the Department of Justice on -- , 2001. The waiting period under the HSR Act is currently scheduled to expire on or about -- , 2001. Under the HSR Act procedures, the waiting period could also either be terminated prior to this date or extended as a result of the issuance of a request for additional information by the Federal Trade Commission or the Department of Justice.

                 COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Shares of Belco common stock and Westport common stock are listed on the NYSE. On June 8, 2001, the last trading day prior to the first public announcement of the execution of the merger agreement, the reported high and low sale prices per share and closing price per share of Belco common stock and Westport common stock were as follows:

                                                              HIGH     LOW     CLOSE
                                                             ------   ------   ------
Belco......................................................  $10.80   $10.32   $10.57
Westport...................................................   24.95    24.42    24.53

       NO DISSENTERS' OR APPRAISAL RIGHTS FOR STOCKHOLDERS (SEE PAGE 64)

     Holders of Belco common stock, Belco preferred stock or Westport common stock are not entitled to dissenters' or appraisal rights in connection with the merger.

                   CONDITIONS TO THE MERGER (SEE PAGES 70-71)

     We will complete the merger only if a number of conditions to the merger are satisfied or waived. In addition to customary conditions relating to the accuracy of representations and warranties and Belco's and Westport's compliance with the merger agreement, these conditions include the following:

     - Belco stockholders and Westport stockholders approve the proposals presented at their respective special meetings, other than the amendment to the Westport 2000 Stock Incentive Plan;

     - no action, suit or proceeding instituted by any governmental authority is pending, and there is no statute, rule, regulation, executive order, decree, ruling or injunction of any court or governmental authority prohibiting the consummation of the merger or making the merger illegal;

     - the SEC declares the registration statement effective under the Securities Act of 1933, and no stop order or similar restraining order suspending the effectiveness of the registration statement is in effect and no proceeding for that purpose is pending before or threatened by the SEC;

     - the New Westport common shares to be issued in the merger are approved for listing on the NYSE, subject to official notice of issuance;

     - any applicable waiting period under the HSR Act expires or terminates;

     - we receive all requisite governmental approvals other than those that, if not received, would not have a material adverse effect on either of us; and

     - Belco and Westport each receive an opinion of their respective tax counsel that the merger will be classified as a "reorganization" under the Code and that none of Belco, Westport, the holders of Belco common stock or the holders of Westport common stock will recognize gain or loss for federal income tax purposes, except for any cash received in lieu of fractional share interests.

      TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (SEE PAGES 71-72)

     The merger agreement may be terminated at any time and the merger may be abandoned prior to the effective time, whether before or after approval by the common stockholders of Westport or Belco:

     - by the mutual written consent of Belco and Westport;

     - by either Belco or Westport in certain circumstances if the effective time shall not have occurred on or before December 31, 2001;

     - by Belco or Westport if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement, which breach would, if uncured, cause certain closing conditions not to be satisfied and shall not have been cured within 20 business days following the breaching party's receipt of written notice of such breach;

     - by either Belco or Westport if any governmental authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or governmental order making the consummation of the merger illegal or otherwise prohibiting the merger and such governmental order shall have become final and nonappealable, provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to remove or lift such governmental order;

     - by Westport (1) if the Belco board of directors (or any committee thereof) (a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Westport, or (b) shall have recommended to the stockholders of Belco any acquisition proposal (other than an acquisition proposal made by Westport); (2) if Belco shall have entered into an agreement with respect to an acquisition proposal (other than an acquisition proposal made by Westport); or (3) Belco shall have willfully breached its covenants in the merger agreement prohibiting solicitations or requiring the calling and holding of the Belco special stockholders' meeting;

     - by Belco, if, prior to the Belco stockholders' approval having been obtained, Belco simultaneously enters into a definitive agreement for a superior proposal under certain circumstances and pays the applicable termination fee and expenses; and

     - by Belco or Westport, if at the Belco or Westport special meeting (including any adjournment or postponement thereof) the requisite stockholder approval is not obtained.

     Belco's right to terminate the merger agreement to accept a superior proposal is subject to Westport's right to match the superior proposal on the terms set forth in the merger agreement.

                  PAYMENTS UPON TERMINATION (SEE PAGES 72-73)

     Belco will pay Westport a termination fee of $12.5 million, as well as up to $2.5 million in documented expenses, if the merger agreement is terminated in the following circumstances:

     - by Westport (1) if the Belco board of directors (or any committee thereof) (a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Westport, or (b) has recommended to the stockholders of Belco any acquisition proposal (other than an acquisition proposal made by Westport), (2) if Belco has entered into an agreement with respect to an acquisition proposal (other than an acquisition proposal made by Westport), or (3) if Belco has willfully breached its covenants in the merger agreement prohibiting solicitations or requiring the calling and holding of the Belco special meeting under the merger agreement; or

     - by Belco, if, Belco simultaneously enters into a definitive agreement for a superior proposal in accordance with certain provisions of the merger agreement.

     Belco will also pay the $12.5 million termination fee and up to $2.5 million of Westport's documented expenses if an acquisition proposal has been made to Belco and either Belco or Westport terminates the merger agreement because the effective time has not occurred on or before December 31, 2001 or, under certain circumstances, because the proposals presented at the special meeting of Belco stockholders are not approved, and, within 12 months of the termination, Belco or its subsidiaries enter into a definitive agreement for, or consummate, any acquisition proposal.

INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT DIFFER FROM YOUR INTERESTS (SEE
                                  PAGES 62-63)

     Some of Belco's and Westport's directors and officers have interests in the merger that differ from, or are in addition to, your interests as stockholders of Belco or Westport, respectively. Some of the Belco officers and directors hold stock options and shares of restricted stock that will become fully vested and exercisable as a result of the merger. In addition, some of the Belco officers will be entitled to retention payments and severance benefits as a result of the merger. Our boards of directors were aware of these interests and considered them in approving the merger.

                       NO SOLICITATION (SEE PAGES 68-69)

     Belco has agreed subject to certain exceptions, not to initiate or engage in any discussions with another party regarding a business combination while the merger is pending, except that Belco may provide information in response to an unsolicited proposal or an offer if Belco's board of directors determines that such action is advisable for the board to comply with its fiduciary duties, the offer or proposal is not subject to financing and Belco's board of directors determines that the offer or proposal is reasonably capable of being completed and may reasonably be expected to result in a transaction more favorable to Belco's stockholders than the transaction contemplated in the merger agreement.

      AMENDMENTS TO BELCO'S ARTICLES OF INCORPORATION (SEE PAGES 160-162)

     The Belco board of directors has approved a proposal to amend Belco's articles of incorporation to, among other things:

     - change the company's name to "Westport Resources Corporation;"

     - decrease the number of authorized shares of common stock;

     - create a classified board of directors;

     - provide that directors may only be removed for "cause";

     - amend the indemnification provisions for certain persons, including directors and officers of Belco and New Westport; and

     - elect not to be governed by the "Combination" provisions of the Nevada corporate law.

     If the merger is not approved by Belco stockholders or otherwise is not completed, Belco will not file the proposed amendment to the articles of incorporation and the current Belco articles of incorporation will not be changed.

                    SHAREHOLDERS AGREEMENT (SEE PAGES 74-75)

     In connection with the proposed merger, Westport Energy LLC, or WELLC, ERI Investments, Inc., or ERI, and a group of current Belco stockholders, or the Belfer Group, entered into a shareholders agreement, or new shareholders agreement, with Westport and Belco, which amends and restates Westport's original shareholders agreement. By its terms, the new shareholders agreement becomes effective at the effective time of the merger. The new shareholders agreement contains provisions that determine how WELLC, ERI and the Belfer Group will vote their respective shares of New Westport common stock and, among other things, will have the effect, based on their current share ownership, of giving these parties the ability to determine the composition of the New Westport board of directors and otherwise affect New Westport's corporate governance and business activities.

     MATERIAL DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS (SEE PAGES 152-159)

     The rights of Westport stockholders are governed by Delaware law and Westport's certificate of incorporation, the original shareholders agreement and bylaws. Certain provisions of the Westport certificate of incorporation and bylaws are subject to the original shareholders agreement. Upon completion of the merger, your rights as stockholders of New Westport will be governed by Nevada law and Belco's articles of incorporation and bylaws, which will be amended in connection with the merger. Certain provisions of the New Westport bylaws will be subject to the new shareholders agreement. Nevada law and Belco's articles of incorporation and bylaws differ from Delaware law and Westport's certificate of incorporation and bylaws in some material respects. In addition, Belco's articles of incorporation and bylaws differ in some material respects from the articles of incorporation and bylaws of New Westport that are proposed to be adopted in connection with the merger.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following tables set forth summary historical consolidated financial and operating data for Belco and Westport as of and for each of the three years ended December 31, 2000 and as of and for the three months ended March 31, 2000 and 2001. The following data has been derived from, and should be read in conjunction with, the consolidated financial statements and other supplemental financial information contained in this document.

                             BELCO OIL & GAS CORP.

                                                                                         THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                               ----------------------------------     -------------------
                                                 1998        1999         2000          2000       2001
                                               ---------   --------     ---------     --------   --------
                                                                                          (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Oil and natural gas sales..................  $ 129,916   $141,932     $ 199,387     $ 45,374   $ 73,230
                                               ---------   --------     ---------     --------   --------
Operating costs and expenses:
  Lease operating expense....................     33,615     29,854        33,290        6,929      9,058
  Production taxes...........................      7,232      9,314        14,464        3,606      5,938
  Depreciation, depletion and amortization...     56,102     54,182        56,721       13,777     14,708
  Impairment of oil and gas properties.......    229,000         --            --           --         --
  General and administrative.................      5,216      4,940         6,538        1,538      1,700
                                               ---------   --------     ---------     --------   --------
         Total operating costs and
           expenses..........................    331,165     98,290       111,013       25,850     31,404
                                               ---------   --------     ---------     --------   --------
         Operating income (loss).............   (201,249)    43,642        88,374       19,524     41,826
Other income expense:
  Interest expense...........................    (21,013)   (21,021)      (25,253)      (6,128)    (6,990)
  Interest income............................      1,730      1,134           951          250        124
  Impairment of equity securities............    (24,216)      (450)           --           --         --
  Derivative gain (loss) -- cash.............        172     (2,442)      (33,953)      (5,465)   (31,959)

                       -- non-cash...........     18,912    (34,094)     (103,610)     (22,178)    46,761
                                               ---------   --------     ---------     --------   --------
Income (loss) before income taxes............   (225,664)   (13,231)      (73,491)     (13,997)    49,762
Benefit (provision) for income taxes.........     78,107      4,631        25,722        4,899    (17,416)
                                               ---------   --------     ---------     --------   --------
  Net income (loss) before cumulative effect
    of change in accounting principle........   (147,557)    (8,600)      (47,769)      (9,098)    32,346
  Cumulative effect of change in accounting
    principle, net...........................         --         --            --           --     (4,324)
                                               ---------   --------     ---------     --------   --------
  Net income (loss)..........................  $(147,557)  $ (8,600)    $ (47,769)    $ (9,098)  $ 28,022
                                               =========   ========     =========     ========   ========
  Net income (loss) available to common
    stock....................................  $(152,963)  $(15,484)    $ (53,791)    $(10,709)  $ 26,707
                                               =========   ========     =========     ========   ========
Weighted average number of common shares
  outstanding:
  Basic......................................     31,529     31,642        31,469       31,200     32,516
                                               =========   ========     =========     ========   ========
  Diluted....................................     31,529     31,642        31,469       31,200     36,271
                                               =========   ========     =========     ========   ========
PER SHARE DATA:
  Basic:
    Net income (loss) before cumulative
      effect of change in accounting
      principle..............................  $   (4.85)  $  (0.49)    $   (1.71)    $  (0.34)  $   0.95
                                               =========   ========     =========     ========   ========
    Net income (loss)........................  $   (4.85)  $  (0.49)    $   (1.71)    $  (0.34)  $   0.82
                                               =========   ========     =========     ========   ========
  Diluted:
    Net income (loss) before cumulative
      effect of change in accounting
      principle..............................  $   (4.85)  $  (0.49)    $   (1.71)    $  (0.34)  $   0.89
                                               =========   ========     =========     ========   ========
    Net income (loss)........................  $   (4.85)  $  (0.49)    $   (1.71)    $  (0.34)  $   0.77
                                               =========   ========     =========     ========   ========

                                                                                         THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,             ENDED MARCH 31,
                                               ----------------------------------     -------------------
                                                 1998        1999         2000          2000       2001
                                               ---------   --------     ---------     --------   --------
                                                                                          (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OTHER FINANCIAL DATA:
EBITDA(1)....................................  $  85,755   $ 96,516     $ 112,093     $ 28,086   $ 24,699
Net cash provided by operating activities....     86,345     78,044        86,698       18,292     17,591
Net cash used in investing activities........   (138,526)   (74,542)     (175,282)     (60,096)   (26,718)
Net cash provided by (used in) financing
  activities.................................     42,356     (3,832)       89,145       45,237      6,951
Capital expenditures (net)...................    126,506     73,183       175,328       60,033     26,833
BALANCE SHEET DATA (AS OF PERIOD END):
Cash.........................................      2,435      2,105         2,666        5,539        490
Working capital (deficit)(2).................     14,823     (8,389)     (101,729)     (14,156)   (77,217)
Total assets.................................    505,536    510,973       657,374      562,752    664,447
Total long-term debt.........................    294,990    306,744       402,033      353,574    410,048
Total debt...................................    294,990    306,744       402,033      353,574    410,048
Stockholders' Equity.........................    138,291    113,972        60,400      102,961     69,541

---------------

(1) EBITDA (as used herein) is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, impairment of oil and gas properties, impairment of equity securities, the non-cash portion of derivative gain (loss) and cumulative effect of change in accounting principle. While EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, Belco believes that it provides additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements. When evaluating EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA, (ii) whether EBITDA has remained at positive levels historically and (iii) how EBITDA compares to levels of interest expense. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies. While Belco believes that EBITDA may provide additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of its business may require it to utilize its available funds for other purposes.

(2) Excluding the commodity price risk management non-cash mark-to-market balance sheet items, working capital would have been positive $6.6 million, $7.9 million, $13.9 million and $5.3 million at December 31, 1999, December 31, 2000, March 31, 2000 and March 31, 2001, respectively.

                         WESTPORT RESOURCES CORPORATION

                                                                                            THREE MONTHS
                                                          YEAR ENDED DECEMBER 31,          ENDED MARCH 31,
                                                      --------------------------------   -------------------
                                                        1998        1999       2000        2000       2001
                                                      ---------   --------   ---------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Oil and natural gas sales.........................  $  52,355   $ 75,488   $ 220,042   $ 25,463   $ 95,006
                                                      ---------   --------   ---------   --------   --------
Operating costs and expenses:
  Lease operating expense...........................     21,554     22,916      34,397      6,623     10,473
  Production taxes..................................      3,888      5,742      10,631      2,268      3,518
  Transportation costs..............................        850      1,725       3,034        478      1,395
  Exploration.......................................     14,664      7,314      12,790      1,871      2,611
  Depletion, depreciation and amortization..........     36,264     25,210      64,856      6,172     20,241
  Impairment of proved properties...................      8,794      3,072       2,911         --         --
  Impairment of unproved properties.................      1,898      2,273       5,124        235      1,004
  Stock compensation expense(1).....................         --         --       5,539      3,383        545
  General and administrative........................      5,913      5,297       7,542      1,164      3,522
                                                      ---------   --------   ---------   --------   --------
         Total operating costs and expenses.........     93,825     73,549     146,824     22,194     43,309
                                                      ---------   --------   ---------   --------   --------
         Operating income (loss)....................    (41,470)     1,939      73,218      3,269     51,697
Other income (expense):
  Interest expense..................................     (8,323)    (9,207)     (9,731)    (2,047)      (290)
  Interest income...................................        403        489       1,230        193        363
  Gain on sale of assets, net.......................         --      3,637       3,130        (17)        --
  Derivative gain (loss) and other..................         29         16        (587)        (1)     1,823
                                                      ---------   --------   ---------   --------   --------
Income (loss) before income taxes...................    (49,361)    (3,126)     67,260      1,397     53,593
Provision for income taxes..........................         --         --     (23,724)        --    (19,561)
                                                      ---------   --------   ---------   --------   --------
         Net income (loss)..........................  $ (49,361)  $ (3,126)  $  43,536   $  1,397   $ 34,032
                                                      =========   ========   =========   ========   ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING:
  Basic.............................................     11,004     14,727      28,296     15,630     38,436
                                                      =========   ========   =========   ========   ========
  Diluted...........................................     11,004     14,727      28,645     15,924     39,250
                                                      =========   ========   =========   ========   ========
NET INCOME (LOSS) PER COMMON SHARE:
  Basic.............................................  $   (4.49)  $  (0.21)  $    1.54   $   0.09   $   0.89
                                                      =========   ========   =========   ========   ========
  Diluted...........................................  $   (4.49)  $  (0.21)  $    1.52   $   0.09   $   0.87
                                                      =========   ========   =========   ========   ========
OTHER FINANCIAL DATA:
EBITDAX(2)..........................................  $  20,582   $ 43,950   $ 165,567   $ 15,105   $ 76,461
Net cash provided by operating activities...........      7,622     21,279     143,429      5,215     74,218
Net cash provided by (used in) investing
  activities........................................   (113,019)    17,981    (140,169)   (12,119)   (20,807)
Net cash provided by (used in) financing
  activities........................................    104,667    (29,933)     (2,581)      (333)        --
Capital expenditures................................    113,008     14,005     146,086     12,110     20,807
BALANCE SHEET DATA (AS OF PERIOD END):
Cash................................................  $  10,148   $ 19,475   $  20,154   $ 12,238   $ 73,565
Working capital (deficit)...........................    (30,993)    12,837      20,487      9,557     74,881
Total assets........................................    302,302    271,477     551,831    269,503    601,567
Total long-term debt................................    121,333    105,462         162    105,462        162
Total debt..........................................    153,128    106,795         162    106,462        162
Stockholders' equity................................    126,737    140,011     458,056    141,408    492,529

---------------

(1) Includes compensation expenses of $3.4 million recorded as a result of a one-time repurchase of employee stock options in March 2000 in connection with the merger between Westport Oil and Gas Company, Inc. and Equitable Production (Gulf) Company.

(2) EBITDAX (as used herein) is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, impairment of unproved properties, impairment of proved properties, exploration expense, non cash stock compensation expense and derivative gain (loss). While EBITDAX should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, Westport believes that it provides additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements. When evaluating EBITDAX, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDAX, (ii) whether EBITDAX has remained at positive levels historically and (iii) how EBITDAX compares to levels of interest expense. Because EBITDAX excludes some, but not all, items that affect net income and may vary among companies, the EBITDAX presented above may not be comparable to similarly titled measures of other companies. While Westport believes that EBITDAX may provide additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of its business may require it to utilize its available funds for other purposes.

           SUMMARY HISTORICAL OIL AND NATURAL GAS RESERVE INFORMATION

     The following tables set forth summary information with respect to Belco's and Westport's historical proved oil and natural gas reserves as of December 31, 2000.

                                                                                        MILLION OF
                                                                                        CUBIC FEET
                                                              CRUDE OIL   NATURAL GAS   EQUIVALENTS
                                                               (Mbbls)      (Mmcf)        (Mmcfe)
                                                              ---------   -----------   -----------
ESTIMATED NET PROVED RESERVES
Belco:
  Developed.................................................   40,642       231,380       475,232
  Undeveloped...............................................   16,849       149,943       251,037
                                                               ------       -------       -------
          Total.............................................   57,491       381,323       726,269
                                                               ======       =======       =======
Westport:
  Developed.................................................   28,673       185,354       357,392
  Undeveloped...............................................    6,127        60,111        96,873
                                                               ------       -------       -------
          Total.............................................   34,800       245,465       454,265
                                                               ======       =======       =======

RESERVE VALUATION INFORMATION (IN THOUSANDS)
Belco:
  Estimated future net revenues (before income taxes).......  $3,977,765
  Present value of estimated future net revenues (before
     income taxes, discounted at 10%).......................   2,256,387
  Standardized measure of discounted future net cash
     flows(1)...............................................   1,666,004
Westport:
  Estimated future net revenues (before income taxes).......   2,327,249
  Present value of estimated future net revenues (before
     income taxes, discounted at 10%).......................   1,570,892
  Standardized measure of discounted future net cash
     flows(1)...............................................   1,098,399

---------------

(1) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income taxes discounted at 10%.

     Reserve volumes and present values were calculated using year end prices and costs held constant. Average prices used to calculate reserve quantities and present values were $25.50 per Bbl and $9.53 per Mcf in the case of Belco and $26.83 per Bbl and $9.52 per Mmbtu in the case of Westport. The foregoing standardized measures of discounted future net cash flows do not include the effects of hedging or other derivative contracts.

    SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OPERATING DATA OF NEW WESTPORT

     The following tables set forth summary unaudited pro forma financial and operating data to give effect to the merger between Belco and Westport, which will be accounted for as a purchase in accordance with generally accepted accounting principles. The unaudited pro forma statement of operations data for the year ended December 31, 2000 and the three months ended March 31, 2001 assume that the merger was consummated on January 1, 2000. The unaudited pro forma balance sheet data assume that the merger was consummated on March 31, 2001. The unaudited pro forma financial data are not necessarily indicative of the results of operations or the financial position that would have occurred had the merger been consummated on the dates indicated, nor are they necessarily indicative of future results of operations or financial position. The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements of Belco and Westport, including the notes thereto, and the New Westport unaudited pro forma condensed consolidated financial statements contained in this document.

                                                                 YEAR ENDED       THREE MONTHS ENDED
                                                             DECEMBER 31, 2000      MARCH 31, 2001
                                                             ------------------   -------------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating Revenues:
  Oil and natural gas sale.................................      $ 438,361             $168,236
Operating costs and expenses:
  Lease operating expense..................................         68,902               19,531
  Production taxes.........................................         25,095                9,456
  Transportation costs.....................................          3,034                1,395
  Exploration..............................................         18,758                3,964
  Depletion, depreciation and amortization.................        136,786               35,640
  Impairment of proved properties..........................          2,911                   --
  Impairment of unproved properties........................          5,124                1,004
  Stock compensation expense(1)............................          5,539                  545
  General and administrative...............................         18,246                6,152
                                                                 ---------             --------
          Total operating costs and expenses...............        284,395               77,687
                                                                 ---------             --------
          Operating income.................................        153,966               90,549
Other income (expense):
  Interest expense.........................................        (36,007)              (7,280)
  Interest income..........................................          2,181                  487
  Gain on sale of assets, net..............................          3,130                   --
  Derivative gain (loss) and other.........................       (138,150)              16,625
                                                                 ---------             --------
  Income (loss) before income taxes........................        (14,880)             100,381
  Benefit (provision) for income taxes.....................          5,208              (35,955)
                                                                 ---------             --------
  Net income (loss) before cumulative effect of change in
     accounting principle..................................      $  (9,672)            $ 64,426
                                                                 =========             ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
  Basic....................................................         41,827               51,967
  Diluted..................................................         41,827               54,330

                                                                 YEAR ENDED       THREE MONTHS ENDED
                                                             DECEMBER 31, 2000      MARCH 31, 2001
                                                             ------------------   -------------------
                                                                      (DOLLARS IN THOUSANDS,
                                                             EXCEPT PER SHARE AMOUNTS, AVERAGE SALES
                                                                    PRICES AND AVERAGE COSTS)
NET INCOME (LOSS) AVAILABLE TO COMMON STOCK BEFORE
  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE PER
  COMMON SHARE(2):
  Basic....................................................       $  (0.38)           $     1.21
  Diluted..................................................       $  (0.38)           $     1.19
OTHER FINANCIAL DATA:
EBITDAX(3).................................................       $294,442            $  100,230
BALANCE SHEET DATA (AS OF PERIOD END):
Cash.......................................................            N/A            $   74,055
Working capital (deficit)..................................            N/A               (11,136)
Total assets...............................................            N/A             1,677,226
Total long-term debt.......................................            N/A               408,998
Total debt.................................................            N/A               408,998
Stockholders' equity.......................................            N/A               883,237
PRODUCTION:
  Oil (MBbls)..............................................          7,613                 1,853
  Gas (MMcf)...............................................         81,234                19,975
  Oil and gas (MMcfe)......................................        126,912                31,093
AVERAGE SALES PRICES:
  Oil (per Bbl)............................................       $  24.03            $    23.97
  Gas (per Mcf)............................................           3.18                  6.20
  Oil and gas (per Mcfe)...................................           3.45                  5.41
AVERAGE COSTS (PER MCFE):
  Direct operating expenses................................       $   0.76            $     0.98
  General and administrative...............................           0.14                  0.20
  DD&A.....................................................           1.08                  1.15

---------------

(1) Includes compensation expense of $3.4 million recorded as a result of a one-time repurchase of employee stock options in March 2000 in connection with the merger between Westport Oil and Gas and Equitable Production (Gulf) Company.

(2) Net income available to common stock before cumulative effect of change in accounting principle per common share reflects the impact of preferred stock dividends of $6,022,000 and $1,315,000 in the 2000 and 2001 periods, respectively.

(3) EBITDAX (as used herein) is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, impairment of unproved properties, impairment of proved properties, exploration expense, non cash stock compensation expense and derivative gain (loss). While EBITDAX should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, we believe that it provides additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements. When evaluating EBITDAX, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDAX, (ii) whether EBITDAX has remained at positive levels historically and (iii) how EBITDAX compares to levels of interest expense. Because EBITDAX excludes some, but not all, items that affect net income and may vary among companies, the EBITDAX presented above may not be comparable to similarly titled measures of other companies. While we believe that EBITDAX may provide additional information with respect to our ability to meet our future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of our business may require us to utilize our available funds for other purposes.

   SUMMARY PRO FORMA OIL AND NATURAL GAS RESERVE INFORMATION OF NEW WESTPORT
                                  (UNAUDITED)

     The following table sets forth pro forma summary information with respect to New Westport's combined estimated net proved oil and natural gas reserves as of December 31, 2000.

                                                                                        MILLION OF
                                                                                        CUBIC FEET
                                                              CRUDE OIL   NATURAL GAS   EQUIVALENTS
                                                               (Mbbls)      (Mmcf)        (Mmcfe)
                                                              ---------   -----------   -----------
ESTIMATED NET PROVED RESERVES
Developed...................................................   69,315       416,734        832,624
Undeveloped.................................................   22,976       210,054        347,910
                                                               ------       -------      ---------
          Total.............................................   92,291       626,788      1,180,534
                                                               ======       =======      =========

RESERVE VALUATION INFORMATION (IN THOUSANDS)
Estimated future net revenues (before income taxes).........  $6,305,014
Present value of estimated future net revenues (before
  income taxes, discounted at 10%)..........................   3,827,279
Standardized measure of discounted future net cash
  flows(1)..................................................   2,764,403

---------------

(1) The standardized measure of discounted future net cash flows represents the present value of future net revenues after income taxes discounted at 10%.

     Reserve volumes and present values were calculated using year end prices and costs held constant. Average prices used to calculate reserve quantities and present values were $25.50 per Bbl and $9.53 per Mcf in the case of Belco and $26.83 per Bbl and $9.52 per Mmbtu in the case of Westport. The foregoing standardized measures of discounted future net cash flows do not include the effects of hedging or other derivative contracts not specific to a property.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data for Belco and Westport and pro forma and combined per share data after giving effect to the proposed merger under the purchase method of accounting.

                                                               YEAR ENDED     THREE MONTHS
                                                              DECEMBER 31,   ENDED MARCH 31,
                                                                  2000            2001
                                                              ------------   ---------------
Historical -- Belco
  Earnings (Loss) Per Share:
     Basic..................................................     $(1.71)         $ 0.82
     Diluted................................................      (1.71)           0.77
  Book Value Per Share -- Diluted...........................       1.68            1.92
Historical -- Westport
  Earnings (Loss) Per Share:
     Basic..................................................       1.54            0.89
     Diluted................................................       1.52            0.87
  Book Value Per Share -- Diluted...........................      11.92           12.81
Pro Forma Combined -- New Westport
  Earnings (Loss) Per Share:
     Basic..................................................      (0.38)           1.21
     Diluted................................................      (0.38)           1.19
  Book Value Per Share -- Diluted...........................        N/A           16.99
Pro Forma Combined -- Belco Equivalent Per Share
  Earnings (Loss) Per Share:
     Basic..................................................      (0.16)           0.50
     Diluted................................................      (0.16)           0.49
  Book Value Per Share -- Diluted...........................        N/A            7.01

                                  RISK FACTORS

     In considering the merger, you should be aware that there are various risks including those described below. You should consider carefully these risks together with all of the other information included in this document and the documents to which we have referred you. See "Where You Can Find More Information" on pages 174-175.

RISKS RELATED TO THE MERGER

  The market value of shares of New Westport common stock that Westport stockholders receive in the merger will vary as a result of the fixed exchange ratio and possible stock price fluctuations.

     As a result of the merger, each outstanding share of Westport common stock will be converted into one share of New Westport common stock. Additionally, Belco will effect a reverse stock split as a result of the merger by converting each outstanding share of Belco common stock into 0.4125 of a share of New Westport common stock. The exchange ratio is a fixed ratio that will not be adjusted as a result of any increase or decrease in the price of either shares of Belco common stock or shares of Westport common stock. The price of shares of New Westport common stock at the time the merger is completed may be higher or lower than the price of Belco common stock or Westport common stock on the date of this document or on the date of the special meetings of stockholders. Changes in the business, operations or prospects of Belco or Westport, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, regulatory considerations, oil and natural gas prices, general market and economic conditions, or other factors may affect the prices of shares of Belco common stock or shares of Westport common stock. Most of these factors are beyond our control.

     Because the merger will be completed only after the special meetings of our respective stockholders are held, we cannot assure you that the price of the shares of Belco common stock or Westport common stock now, or on the date of the special meetings, will be indicative of their respective prices at the time the merger is completed. We urge you to obtain current market quotations for both shares of Belco common stock and shares of Westport common stock. Neither Belco nor Westport has a right to terminate the merger agreement solely because of adverse changes in the oil and natural gas industry prior to the effective date of the merger.

  There are uncertainties in integrating the business operations of Belco and Westport.

     Although the Belco board of directors and the Westport board of directors considered the potential complementary effects of combining the two companies' assets, personnel and operational expertise, integrating businesses involves a number of special risks, including:

     - the possibility that management may be distracted from regular business concerns by the need to integrate operations;

     - unforeseen difficulties in integrating operations and systems; and

     - problems concerning retaining and assimilating key employees of the combined company.

Any of these risks could lead to potential adverse short-term or long-term effects on operating results. As a result, New Westport may not realize any of the anticipated benefits of the merger.

  Significant charges and expenses will be incurred as a result of the merger.

     Belco and Westport expect to incur approximately $8.8 million of costs related to the merger. These expenses will include severance and related costs upon completion of the merger, investment banking expenses, legal and accounting fees, printing expenses, third party engineering expenses, transition and integration costs and other related charges. We may also incur additional unanticipated expenses in connection with the merger.

  New Westport's articles of incorporation and bylaws have provisions that discourage corporate takeovers and could prevent stockholders from realizing a premium on their investment.

     Upon consummation of the merger, Belco's articles of incorporation and bylaws will be amended as set forth in Annexes B and C, respectively. Certain provisions of New Westport's bylaws are subject to the new shareholders agreement. New Westport's articles of incorporation authorize New Westport's board of directors to issue preferred stock without stockholder approval and to set the rights, preferences and other designations, including voting rights of those shares as the board may determine, subject only to the restrictions of Belco's existing preferred stockholders. The ability of New Westport's board of directors to issue one or more series of preferred stock without stockholder approval could deter or delay unsolicited changes of control by discouraging open market purchases of New Westport common stock or a non-negotiated tender or exchange offer of New Westport common stock. Discouraging open market purchases may be disadvantageous to New Westport stockholders who may otherwise desire to participate in a transaction in which they would receive a premium for their shares.

     In addition, some provisions of New Westport's articles of incorporation and bylaws may also discourage a change of control by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions include:

     - a board that is divided into three classes, which are elected to serve staggered three-year terms;

     - provisions under which generally only New Westport's chairman, president or secretary may call a special meeting of the stockholders;

     - supermajority approval of New Westport's board of directors for issuance of stock, increases in debt-to-total capitalization in excess of 0.4 to
       1.0 and sale transactions;

     - provisions that permit New Westport's board of directors to increase the number of directors up to 15 directors and to fill these positions without a vote of the stockholders;

     - provisions under which no director may be removed at any time except for cause and by the affirmative vote of holders of two-thirds of the voting power;

     - provisions requiring an affirmative vote of holders of two-thirds of the voting power to amend the removal of a director for cause provision; and

     - provisions under which stockholder action may be taken only at a stockholder's meeting and not by written consent of the stockholders.

These provisions may have the effect of discouraging takeovers, even if the change of control might be beneficial to our stockholders.

  Some of Belco's and Westport's directors and officers have interests in the merger that are different from your interests.

     Some of the directors and officers of Belco and Westport are parties to agreements, or participate in other arrangements, that give them interests in the merger that are different from your interests. For a discussion of these interests, see "The Merger -- Interests of Certain Persons in the Merger." Belco and Westport stockholders should consider these interests in connection with their vote on the merger, including whether these interests may have influenced those directors and officers to recommend or support the merger.

RISKS RELATED TO NEW WESTPORT AFTER THE MERGER

  New Westport's debt may adversely affect its financial condition, its ability to finance its operations and its conduct of business.

     The anticipated consolidated long-term debt of New Westport on a pro forma basis as of March 31, 2001 will be approximately $409 million. New Westport's long-term debt, net of available pro forma cash at March 31, 2001, will approximate 27% of its total capitalization. New Westport's debt may affect its operations in several important ways, including the following:

     - a portion of cash flow from operations will be used to pay interest on borrowings;

     - the covenants contained in the agreements governing New Westport's debt may limit its ability to borrow additional funds or to dispose of assets;

     - the covenants contained in the agreements governing New Westport's debt may affect its flexibility in planning for, and reacting to, changes in business conditions; and

     - the terms of the agreements governing New Westport's debt may permit its creditors to accelerate payments upon an event of default or a change of control.

     In addition, New Westport may incur additional debt in order to make future acquisitions or develop its properties. A higher level of debt may impair New Westport's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes and will increase the risk that New Westport may default on its debt obligations. New Westport's ability to meet its debt obligations and to reduce its level of debt depends on its future performance. General economic conditions and financial, business and other factors may affect New Westport's operations and its future performance. Many of these factors may be beyond New Westport's control.

     As a result of the merger, the holders of Belco subordinated notes will have the right to require New Westport to purchase their notes at 101% of face value. To the extent this occurs, funds to finance such purchases would have to come from New Westport's cash flow or from borrowings that, if available, may not be on terms as favorable as the notes, which would reduce the cash available to fund New Westport's business plan.

     If New Westport is unable to repay its debt at maturity out of cash on hand, New Westport could attempt to refinance such debt, sell assets or repay such debt with the proceeds of an equity offering. We cannot be certain that New Westport will be able to generate sufficient cash flow to pay the interest on its debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. Factors that will affect New Westport's ability to raise cash through an offering of its common stock or a refinancing of its debt include financial market conditions and its value and performance at the time of such offering or other financing. New Westport cannot be certain that any such offering or refinancing can be successfully completed.

  New Westport will require substantial capital to fund its operations. Inability to fund New Westport's capital expenditures may result in reduction or forfeiture of its interests in some of its projects.

     We expect New Westport to make substantial capital expenditures for the acquisition, exploration and development of oil and natural gas reserves. Historically, our companies have paid for these expenditures primarily with cash from operating activities and with proceeds from debt and equity financings. If revenues decrease as a result of lower oil and natural gas prices or for any other reason, New Westport may not have the funds available to replace its reserves or to maintain production at current levels, which would result in a decrease in production over time.

     Where New Westport is not the majority owner or operator of an oil and natural gas project, New Westport may have no control over the timing or amount of capital expenditures associated with the particular project. If New Westport is not able to fund its capital expenditures, its interests in some of its projects may be reduced or forfeited. If cash flow from operations is not sufficient to satisfy New Westport's capital expenditure requirements, there can be no assurance that additional debt or equity financing or other sources of capital will be available to meet these requirements.

  Oil and natural gas prices fluctuate widely, and low prices could harm New Westport's business.

     New Westport's results of operations will be highly dependent upon the prices of oil and natural gas. Historically, oil and natural gas prices have been volatile and are likely to continue to be volatile in the future. The prices received for oil and natural gas production depend upon numerous factors including, among others:

     - consumer demand;

     - governmental regulations and taxes;

     - the price and availability of alternative fuels;

     - geopolitical developments;

     - commodity processing, gathering and transportation availability;

     - the level of foreign imports of oil and natural gas; and

     - the overall economic environment.

All of these factors will be beyond New Westport's control. Any significant decrease in prices for oil and natural gas could have a material adverse effect on New Westport's financial condition, results of operations and quantities of reserves that are commercially recoverable. If the oil and natural gas industry experiences significant future price decreases or other adverse market conditions, New Westport may not be able to generate enough cash flow from operations to meet its obligations and make planned capital expenditures.

  Belco's recent commodity price risk management activities have resulted in losses. Belco's commodity price risk management transactions may limit New Westport's potential gains.

     In 1999 and 2000, Belco recorded non-hedge commodity price risk management losses of $36.5 million and $137.6 million, respectively. These losses consisted of $2.4 million and $34.0 million in cash settlements and $34.1 million and $103.6 million in unrealized non-cash mark-to-market losses due to substantial increases in commodity prices for 1999 and 2000, respectively. Belco's hedge and non-hedge transactions for the first quarter 2001 resulted in net reported revenue reductions of $47.0 million in actual cash settlements paid.

     For the remainder of the year 2001, Belco has approximately 6,100 Bbl/d and 70,000 Mmbtu/d committed at average prices of $19.49 per Bbl of oil and $2.09 per Mmbtu of gas. The committed volumes assume the NYMEX forward curve reference prices as of March 31, 2001. No estimate of settlements or mark-to-market gains or losses is determinable as such amounts are contingent upon commodity prices at the time of production. We cannot assure you that New Westport will not experience additional losses from these activities.

     As a result of arrangements entered into by Belco, the companies expect New Westport to incur additional hedge and non-hedge related cash settlement costs through calendar year 2001 assuming commodity prices remain at current levels. In addition, certain of Belco's commodity price risk management arrangements will require New Westport to deliver cash collateral or other assurances of performance to the counterparties in the event that payment obligations with respect to commodity price risk management transactions exceed certain levels. As of March 31, 2001, Belco's current collateral requirement was $10.0 million in letters of credit.

     In order to manage New Westport's exposure to price volatility in marketing its oil and natural gas, it may enter into oil and natural gas price risk management arrangements for a portion of its expected production. These transactions are limited in life. While intended to reduce the effects of volatile oil and natural gas prices, commodity price risk management transactions may limit New Westport's potential gains if oil and gas prices were to rise substantially over the price established by the arrangements. In addition, New Westport's commodity price risk management transactions may expose it to the risk of financial loss in certain circumstances, including instances in which:

     - its production is less than expected;

     - there is a widening of price differentials between delivery points for its production and the delivery point assumed in the hedge arrangement; or

     - the counterparties to its contracts fail to perform the contracts.

  Exploration is a high-risk activity. The seismic data and other advanced technologies New Westport will use are expensive and cannot eliminate exploration risks.

     New Westport's oil and natural gas operations will be subject to the economic risks typically associated with drilling exploratory wells. In conducting exploration activities, New Westport may drill unsuccessful wells and experience losses and, if oil and natural gas is discovered, there is no assurance that such oil and natural gas can be economically produced or satisfactorily marketed. There can be no assurance that new wells drilled by New Westport will be productive or that it will recover all or any portion of its investment. The presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause New Westport's exploration activities to be unsuccessful, resulting in a total loss of its investment in such activities. The cost of drilling, completing and operating wells is often uncertain. New Westport's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which may be beyond its control, including unexpected drilling conditions, title problems, weather conditions, compliance with environmental and other governmental requirements and shortages or delays in the delivery of equipment and services.

     New Westport will rely to a significant extent on seismic data and other advanced technologies in conducting its exploration activities. Even when used and properly interpreted, seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. Such data is not conclusive in determining if hydrocarbons are present or economically producible. The use of seismic data and other technologies also requires greater pre-drilling expenditures than traditional drilling strategies. New Westport could incur losses as a result of these expenditures.

  Failure to replace reserves may negatively affect New Westport's business.

     New Westport's future success will depend upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. New Westport's proved reserves will generally decline when reserves are produced, unless it conducts successful exploration or development activities or acquires properties containing proved reserves, or both. There can be no assurance that New Westport will be able to find, develop or acquire additional reserves on an economic basis. Furthermore, while New Westport's revenues may increase if oil and natural gas prices increase significantly, its finding costs for additional reserves could also increase.

  Reserve estimates are inherently uncertain. Any material inaccuracies in New Westport's reserve estimates or assumptions underlying its reserve estimates, such as the discount rate used, could cause the quantities and net present value of its reserves to be overstated.

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond New Westport's control, that could cause the quantities and net present value of its reserves to be overstated. The reserve information set forth in this joint proxy statement/prospectus represents estimates based on reports prepared or audited by independent petroleum engineers and prepared by company internal engineers. Reserve engineering is not an exact science. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, any of which may cause these estimates to vary considerably from actual results, such as:

     - historical production from the area compared with production from other producing areas;

     - assumed effects of regulation by governmental agencies;

     - assumptions concerning future oil and natural gas prices;

     - assumptions regarding future operating costs;

     - estimates of future severance and excise taxes;

     - assumptions regarding capital expenditures; and

     - estimates regarding workover and remedial costs.

     Estimates of reserves based on risk of recovery and estimates of expected future net cash flows prepared or audited by different engineers, or by the same engineers at different times, may vary substantially. Actual production, revenues and expenditures with respect to New Westport's reserves will likely vary from estimates, and the variance may be material. The net present values referred to in this joint proxy statement/prospectus should not be construed as the current market value of the estimated oil and natural gas reserves attributable to New Westport's properties. In accordance with requirements of the SEC, the estimated discounted net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower.

  Competition in New Westport's industry is intense, and many of its competitors have greater financial, technological and other resources than New Westport will.

     New Westport will operate in the highly competitive areas of oil and natural gas exploitation, exploration and acquisition. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. New Westport will face intense competition from major and independent oil and natural gas companies in each of the following areas:

     - seeking to acquire desirable producing properties or new leases for future exploration;

     - marketing its oil and natural gas production;

     - integrating new technologies; and

     - acquiring the personnel, equipment and expertise necessary to develop and operate its properties.

     Many other companies may have financial, technological and other resources substantially greater than New Westport has. These companies may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than New Westport's financial or human resources may permit. Further, many of its competitors may enjoy technological advantages and may be able to implement new technologies more rapidly than New Westport. New Westport's ability to explore for oil and natural gas and to acquire additional properties in the future will depend upon its ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

  New Westport will be subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

     New Westport's business is subject to certain federal, state and local laws and regulations relating to the exploration of, and the development, production and transportation of, oil and natural gas, as well as environmental and safety matters. Although we believe that both our companies are in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to new interpretations. We cannot be certain that existing laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not harm New Westport's business, results of operations and financial condition. New Westport may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include, among others:

     - discharge permits for drilling operations;

     - drilling bonds and other financial responsibility requirements;

     - spacing of wells;

     - unitization and pooling of properties;

     - environmental protection;

     - reports concerning operations; and

     - taxation.

     Under these laws and regulations, New Westport could be liable for matters such as:

     - personal injuries;

     - property damage;

     - oil spills;

     - discharge of hazardous materials;

     - well reclamation costs;

     - remediation and clean-up costs; and

     - other environmental damages.

     We are unable to predict the ultimate cost of compliance with these requirements or their effect on New Westport's operations. Although significant expenditures may be required to comply with governmental laws and regulations applicable to New Westport, to date such compliance has not had a material adverse effect on the earnings or competitive position of either Belco or Westport. It is possible that such regulations in the future may add to the cost of operating drilling equipment or may significantly limit drilling activity.

  New Westport cannot control the activities on properties it does not operate.

     Other companies may operate a substantial percentage of New Westport's reserves. As a result, New Westport may have limited ability to exercise influence over operations for these properties or their associated costs. New Westport's dependence on the operator and other working interest owners for these projects and its limited ability to influence operations and associated costs could prevent the realization of its targeted returns on capital in drilling or acquisition activities. The success and timing of drilling and exploitation activities on properties operated by others therefore depend upon a number of factors that will be outside of New Westport's control, including:

     - timing and amount of capital expenditures;

     - the operator's expertise and financial resources;

     - approval of other participants in drilling wells; and

     - selection of technology.

  New Westport's business will involve many operating risks that may result in substantial losses. Insurance may be unavailable or inadequate to protect it against these risks.

     New Westport's operations will be subject to hazards and risks inherent in drilling for, producing and transporting oil and natural gas, such as:

     - fires;

     - natural disasters;

     - explosions;

     - formations with abnormal pressures;

     - casing collapses;

     - embedded oilfield drilling and service tools;

     - uncontrollable flows of underground natural gas, oil and formation water;

     - surface cratering;

     - pipeline ruptures or cement failures; and

     - environmental hazards such as natural gas leaks, oil spills and discharges of toxic gases.

     Any of these risks can cause substantial losses resulting from:

     - injury or loss of life;

     - damage to and destruction of property, natural resources and equipment;

     - pollution and other environmental damage;

     - regulatory investigations and penalties;

     - suspension of operations; and

     - repair and remediation costs.

     As protection against operating hazards, New Westport will maintain insurance coverage against some, but not all, potential losses. However, losses could occur for uninsurable or uninsured risks, or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could harm New Westport's financial condition and results of operations.

  New Westport will be vulnerable to risks associated with operating in the Gulf of Mexico.

     New Westport's operations and financial results could be significantly impacted by conditions in the Gulf of Mexico because we intend for New Westport to explore and produce extensively in that area. This concentration of activity will make New Westport more vulnerable than some of its competitors to the risks associated with operating in the Gulf of Mexico, including those relating to:

     - adverse weather conditions;

     - oil field service costs and availability;

     - compliance with environmental and other laws and regulations; and

     - failure of equipment or facilities.

     In addition, we intend for New Westport to conduct some of its exploration in the deep waters of the Gulf of Mexico, where operations are more difficult and costly than in shallower waters. The deep waters in the Gulf of Mexico lack the physical and oil field service infrastructure present in the shallower waters of the Gulf of Mexico. As a result, deep water operations may require a significant amount of time between a discovery and the time that New Westport can market its production, thereby increasing the risk involved with these operations.

     Further, production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the world. This results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial few years of production, and as a result, New Westport's reserve replacement needs from new prospects may be greater. Also, New Westport's revenues and return on capital will depend significantly on prices prevailing during these relatively short production periods.

  New Westport's operations require it to attract and retain experienced technical personnel.

     New Westport's exploratory drilling success will depend, in part, on its ability to attract and retain experienced explorationists and other professionals. Competition for experienced explorationists and engineers is extremely intense. If New Westport cannot retain these personnel or attract additional experienced personnel, its ability to compete in the geographic regions in which it will conduct its operations could be harmed.

  The marketability of New Westport's production will depend upon factors over which it may have no control.

     The marketability of New Westport's production will depend in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change in market factors affecting these infrastructure facilities could adversely impact New Westport's ability to deliver the oil and natural gas it produces to market in an efficient manner, which could harm its financial condition and results of operations. New Westport will deliver oil and natural gas through gathering systems and pipelines that it will not own. These facilities may not be available to New Westport in the future. New Westport's ability to produce and market oil and natural gas is affected and may be also harmed by:

     - federal and state regulation of oil and natural gas production;

     - transportation, tax and energy policies;

     - changes in supply and demand; and

     - general economic conditions.

  New Westport's principal stockholders will own a significant amount of its common stock, giving them a controlling influence over corporate transactions and other matters.

     WELLC, ERI and the Belfer Group, who will be New Westport's principal stockholders, will beneficially own a significant amount of its outstanding common stock immediately after the merger. Accordingly, these stockholders, acting together through the new shareholders agreement, based on their current share ownership, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in New Westport's articles of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership will make it unlikely that any other holder or group of holders of New Westport's common stock will be able to affect the way it is managed or the direction of its business. These factors may also delay or prevent a change in New Westport's management or voting control.

     In addition, these principal stockholders are parties to a shareholders agreement relative to their common stock in New Westport. The effect of the new shareholders agreement may also delay or prevent a change in New Westport's management or voting control. This new shareholders agreement, which is effective upon consummation of the merger, provides, among other things, that:

     - subject to certain limitations, these stockholders have the right to nominate certain directors, thereby determining the composition of the New Westport board of directors and these stockholders are obligated to vote in favor of directors so nominated;

     - New Westport may take specified actions, including certain issuances of common stock, incurrence of additional debt or a sale of New Westport or its assets, only after receiving the approval of a majority of all of the members of the New Westport board of directors, which majority must generally include a supermajority of the directors nominated by these stockholders pursuant to the terms of the shareholders agreement; and

     - New Westport and each of these stockholders are obligated to take such actions as are necessary to ensure that the New Westport articles of incorporation and bylaws are at all times consistent with the terms of the shareholders agreement.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this joint proxy statement/prospectus contain some forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of the merger and the financial condition, results of operations, plans, objectives, future performance and business of New Westport. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. All statements other than statements of historical facts included in this document that address activities, events or developments that our companies expect, believe or anticipate will or may occur in the future are forward-looking statements and include, among other things, statements relating to:

     - completion of the proposed merger;

     - amount, nature and timing of capital expenditures;

     - drilling of wells;

     - reserve estimates;

     - timing and amount of future production of oil and natural gas;

     - operating costs and other expenses;

     - cash flow and anticipated liquidity;

     - estimates of proved reserves, exploitation potential or exploration prospect size; and

     - marketing of oil and natural gas.

     Any or all of our forward-looking statements in this joint proxy statement/prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this joint proxy statement/prospectus, including the risks outlined under "Risk Factors," will be important in determining future results. Actual future results may vary materially. Factors that could cause our results to differ materially from the results discussed in the forward-looking statements include:

     - the risks associated with exploration;

     - our ability to find, acquire, market, develop and produce new properties;

     - oil and natural gas price volatility;

     - uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of exploitation expenditures;

     - operating hazards attendant to the oil and natural gas business;

     - drilling and completion risks that are generally not recoverable from third parties or insurance;

     - potential mechanical failure or underperformance of significant wells;

     - climatic conditions;

     - availability and cost of material and equipment;

     - actions or inactions of third-party operators of our properties;

     - our ability to find and retain skilled personnel;

     - availability of capital;

     - the strength and financial resources of our competitors;

     - regulatory developments;

     - environmental risks; and

     - general economic conditions.

     When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this document.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Belco common stock is listed and traded on the New York Stock Exchange, or NYSE, under the symbol "BOG" and Westport common stock is listed and traded on the NYSE under the symbol "WRC." The following table sets forth the high and low trading prices per share of Belco common stock and Westport common stock on the NYSE, for the periods indicated:

                                                       BELCO             WESTPORT
                                                   COMMON STOCK        COMMON STOCK
                                                  ---------------    -----------------
                                                   HIGH      LOW      HIGH       LOW
                                                  ------    -----    ------     ------
1999
First Quarter...................................  $ 6.38    $4.75    $     (1)  $     (1)
Second Quarter..................................    7.94     5.75          (1)        (1)
Third Quarter...................................    7.56     6.38          (1)        (1)
Fourth Quarter..................................    7.06     4.94          (1)        (1)
2000
First Quarter...................................  $11.25    $5.25    $     (1)  $     (1)
Second Quarter..................................   10.50     7.38          (1)        (1)
Third Quarter...................................    9.63     8.00          (1)        (1)
Fourth Quarter..................................   12.44     8.50     22.75(2)   14.88(2)
2001
First Quarter...................................  $12.75    $8.40    $24.30     $19.00
Second Quarter (through June 28, 2001)..........   10.80     7.90     32.09      19.40

---------------

(1) Westport commenced an initial public offering of its common stock on October 19, 2000.

(2) From October 20, 2000 through December 31, 2000.

     On June 8, 2001, the last full trading day prior to the first public announcement of the execution of the merger agreement, the reported high and low sale prices per share and closing price per share of Belco common stock and Westport common stock on the NYSE were as follows:

                                                              HIGH     LOW     CLOSE
                                                             ------   ------   ------
Belco......................................................  $10.80   $10.32   $10.57
Westport...................................................   24.95    24.42    24.53

     On June 28, 2001, the closing prices per share of Belco common stock and Westport common stock as reported on the NYSE were $8.12 and $19.65, respectively. We urge you to obtain current market quotations before making any decision with respect to the merger.

     Following the completion of the merger, shares of New Westport common stock will continue to be traded on the NYSE under the symbol "WRC" in order to reflect the combined company's new name. Belco's 6 1/2% convertible preferred stock will remain outstanding and continue to trade on the NYSE under the symbol "WRC_P."

     Neither Belco nor Westport is currently paying dividends on its common stock. Dividends on Belco's 6 1/2% convertible preferred stock may be limited or prohibited by the restrictions contained in Belco's credit facility and indentures. Because reported first quarter 2001 net income was insufficient to permit Belco to declare a dividend on its 6 1/2% convertible preferred stock under the terms of Belco's indenture for Belco's 10 1/2% Senior Subordinated Notes due 2006, Belco's board of directors did not declare a preferred dividend for the preferred stock dividend due June 15, 2001 and it is unlikely it will do so for future dividends prior to the merger. On a pro forma basis, New Westport would be permitted under Belco's indenture to pay dividends on the 6 1/2% convertible preferred stock, including dividends in arrears. After the merger, New Westport expects that it will retain all available earnings generated by its operations for the development and growth of the business and does not anticipate paying cash dividends on its common stock in the foreseeable future. New Westport will be obligated to pay dividends on the outstanding Belco preferred stock. The debt instruments of New Westport will limit its ability to pay dividends.

                              THE SPECIAL MEETINGS

     This joint proxy statement/prospectus is being sent in connection with the solicitation of proxies from (1) the Belco common stockholders by the Belco board of directors for use at the Belco special meeting and (2) the Westport common stockholders by the Westport board of directors for use at the Westport special meeting.

TIMES AND PLACES

     The Belco special meeting will be held at  -- time, on  -- , 2001, at  -- .

     The Westport special meeting will be held at  -- time, on  -- , 2001, at
 -- .

PURPOSE OF THE SPECIAL MEETINGS

  Belco

     The purpose of the Belco special meeting is to consider and vote upon:

     - a proposal to approve the merger agreement and the transactions contemplated by the merger agreement, including the merger and the assumption of Westport's 2000 Stock Incentive Plan, as amended immediately prior to the merger, and the reservation of 6,232,484 million shares issuable under that plan;

     - a proposal to approve an amendment to Belco's articles of incorporation to, among other things, change the name of the company to "Westport Resources Corporation;"

     - a proposal to elect each of Robert A. Belfer, Laurence D. Belfer and nine individuals who are currently serving on Westport's board of directors to serve on the board of directors of New Westport; and

     - such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Approval of these proposals is a prerequisite to consummation of the merger. None of these proposals will become effective unless the merger is approved and effective.

  Westport

     The purpose of the Westport special meeting is to consider and vote upon:

     - a proposal to approve the merger and adopt the merger agreement and the transactions contemplated by the merger agreement;

     - a proposal to approve, immediately prior to the merger, the amendment to increase the shares of common stock reserved for issuance under Westport's 2000 Stock Incentive Plan from 4,110,813 shares to 6,232,484 shares; and

     - such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Approval of these proposals, other than the amendment to Westport's 2000 Stock Incentive Plan, is a prerequisite to consummation of the merger. None of these proposals will become effective unless the merger is approved and effective.

OUTSTANDING SHARES HELD ON RECORD DATE

  Belco

     As of the record date, -- 2001, there were -- shares of Belco common stock outstanding that are entitled to notice of, and to vote at, the special meeting.

  Westport

     As of the record date, -- , 2001, there were -- shares of Westport common stock outstanding that are entitled to notice of, and to vote at, the special meeting.

SHARES ENTITLED TO VOTE AT THE SPECIAL MEETINGS

     Only holders of record of shares of Belco common stock and Westport common stock at the close of business on the applicable record dates are entitled to notice of, and to vote at, the Belco special meeting and the Westport special meeting, respectively. Holders of Belco preferred stock have no voting rights with respect to matters to be voted on at the Belco special meeting.

QUORUM

  Belco

     The presence, in person or by proxy, at the Belco special meeting of the holders of a majority of the shares of Belco common stock outstanding and entitled to vote at the Belco special meeting is necessary to constitute a quorum at the Belco special meeting. If a quorum is not represented at the meeting, a vote for adjournment will be taken among the present stockholders or those represented by proxy. Abstentions and broker non-votes will count in determining whether a quorum is present at the special meeting. A "broker non-vote" occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares of Belco common stock and no instruction is given.

  Westport

     The presence, in person or by proxy, at the Westport special meeting of the holders of a majority of the shares of Westport common stock outstanding and entitled to vote at the Westport special meeting is necessary to constitute a quorum at the Westport special meeting. If a quorum is not represented at the meeting, a vote for adjournment will be taken among the present stockholders or those represented by proxy. Abstentions and broker non-votes will count in determining whether a quorum is present at the special meeting.

VOTING NECESSARY TO APPROVE PROPOSALS

  Belco

     Each share of Belco common stock will be entitled to one vote at the Belco special meeting.

     Approval of the merger proposal and approval of the amendment to Belco's articles of incorporation require the affirmative vote of a majority of the outstanding shares of Belco common stock. Directors are elected upon receiving a plurality of votes cast in their favor from holders of Belco common stock present or represented by proxy at the Belco special meeting. Abstentions and broker non-votes will count in determining whether a quorum is present at the special meeting. Abstentions and broker non-votes will be the equivalent of a "no" vote on the proposals for the merger and the amendments to the articles of incorporation, but will not have any effect on the outcome of voting on director elections.

  Westport

     Each share of Westport common stock will be entitled to one vote at the Westport special meeting.

     Approval of the merger and adoption of the merger agreement require the affirmative vote of a majority of the outstanding shares of Westport common stock. Approval of the amendment to the Westport 2000 Stock Incentive Plan requires the affirmative vote of a majority of the shares entitled to vote, present in person or by proxy. Abstentions and broker non-votes will count in determining whether a quorum is present at the special meeting. Abstentions and broker non-votes will be the equivalent of a "no" vote on the approval of the merger and adoption of the merger agreement. For purposes of voting on the approval of the amendment to increase the number of shares reserved for issuance under Westport's 2000 Stock Incentive Plan, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal, and broker non-votes will not be included in the number of shares voting and therefore will have no effect on the outcome of the voting.

VOTING AGREEMENTS

     Belco Voting Agreement. Each of Robert A. Belfer, Renee E. Belfer, Laurence D. Belfer, Saltz Investment Group, LLC, The Robert A. and Renee E. Belfer Family Foundation, Belfer Corp., Renee Holdings Partnership, L.P., Trust for the benefit of Elizabeth Kones Belfer (T-6), Robert A. Belfer 1990 Family Trust and Vantz Limited Partnership entered into a voting agreement with Belco and Westport to vote all of the shares of Belco stock owned, controlled or subsequently acquired by them:

     - in favor of the merger, the adoption by Belco of the merger agreement and the approval of the terms thereof and each of the other transactions expressly contemplated by the merger agreement; and

     - against any transaction, agreement, matter or acquisition proposal that would impede, interfere with, delay, postpone or attempt to discourage the merger and the merger agreement.

     In addition, they have each agreed not to:

     - sell, transfer, pledge, assign or otherwise dispose of (including by gift), or consent to any transfer of, all or any of their shares of Belco stock except pursuant to the merger;

     - enter into any contract, option or other agreement with respect to any transfer of any or all of the shares or any interest therein;

     - grant any proxy, power-of-attorney or other authorization in, or with respect to such shares, except for the voting agreement; or

     - deposit the shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares unless, in each case, such person agrees to be bound by the terms of the voting agreement.

     The aggregate amount of shares of Belco common stock subject to the Belco voting agreement represents approximately 51.8% of the outstanding Belco common stock as of the record date for the Belco special meeting. The Belco voting agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms. The Belco voting agreement is attached as Annex D to this joint proxy statement/prospectus. We urge you to read the full text of the Belco voting agreement.

     Westport Voting Agreement. Each of ERI and WELLC entered into a voting agreement with Belco and Westport to vote all shares of Westport common stock owned, controlled or subsequently acquired by them in favor of the merger, the adoption by Westport of the merger agreement and the approval of the terms thereof and each of the other transactions expressly contemplated by the merger agreement, other than the amendment to Westport's 2000 Stock Incentive Plan. In addition, they have each agreed not to:

     - sell, transfer, pledge, assign or otherwise dispose of (including by gift), or consent to any transfer of, all or any of their shares of Westport common stock except pursuant to the merger;

     - enter into any contract, option or other agreement with respect to any transfer of any or all of the shares or any interest therein;

     - grant any proxy, power-of-attorney or other authorization with respect to such shares, except for the voting agreement; and

     - deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares unless, in each case, such person agrees to be bound by the terms of the voting agreement.

     The aggregate amount of shares of Westport common stock subject to the Westport voting agreement represents approximately 73.2% of the outstanding Westport common stock as of the record date for the Westport special meeting. The Westport voting agreement terminates upon the earlier to occur of the completion of the merger and the termination of the merger agreement in accordance with its terms. The Westport voting agreement is attached as Annex E to this joint proxy statement/prospectus. We urge you to read the full text of the Westport voting agreement.

MANAGEMENT SHARE OWNERSHIP

     Belco. As of the Belco record date, the directors and executive officers of Belco beneficially owned an aggregate of -- shares of Belco common stock, representing approximately -- % of the Belco shares entitled to vote at the Belco special meeting. The Belco directors and executive officers who are not parties to the Belco voting agreement beneficially owned an aggregate of -- shares of Belco common stock as of the record date, representing approximately -- % of the Belco shares entitled to vote at the Belco special meeting, and each of these directors and executive officers has advised Belco that he plans to vote or to direct the vote of all shares beneficially owned by him and entitled to vote at the Belco special meeting "FOR" each of the proposals at the Belco special meeting.

     Westport. As of the Westport record date, the directors and executive officers of Westport beneficially owned approximately -- % of the outstanding shares of Westport common stock. None of these directors and executive officers are a party to the Westport voting agreement, and each of these individuals has advised Westport he plans to vote or to direct the vote of all shares beneficially owned by him and entitled to vote at the Westport special meeting "FOR" each of the proposals at the Westport special meeting.

PROXIES

     All shares of Belco common stock and Westport common stock represented by properly executed proxies received prior to or at the Belco special meeting or the Westport special meeting, as the case may be, and not duly and timely revoked, will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR the proposals set forth on the respective proxies.

     Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a "broker non-vote") on non-discretionary items absent instructions from the beneficial owner. Shares represented by abstentions and broker non-votes will be counted for purposes of determining whether there is a quorum at a special meeting. Brokers will be entitled to use their discretionary authority to vote on the election of directors at the Belco special meeting absent instructions from the beneficial owner of the Belco shares. In accordance with NYSE rules, however, brokers and nominees are precluded from exercising their voting discretion with respect to the approval of the merger and adoption of the merger agreement, approval of the amendments of the articles of incorporation and approval of the amendment to the Westport 2000 Stock Incentive Plan and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval or adoption of such proposals. Abstentions and broker non-votes will be the equivalent of a "no" vote on the proposals for the merger at both the Westport and Belco special meetings. At the Belco special meeting, abstentions and broker non-votes will be the equivalent of a "no" vote on the proposal for the amendments to the articles of incorporation, but will not have any effect on the outcome of voting on director elections. For purposes of voting on the approval of Westport's 2000 Stock Incentive Plan at the Westport special meeting, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal, and broker non-votes will not be included in the number of shares voting and therefore will have no effect on the outcome of the voting.

     Any proxy given pursuant to this solicitation may be revoked at any time before such proxy is voted. Attendance at the Belco special meeting or the Westport special meeting, as the case may be, will not in and of itself constitute a revocation of a proxy. You may revoke your proxy before it is voted by:

     - submitting a new proxy with a later date;

     - notifying your company's secretary in writing before your special meeting that you have revoked your proxy; or

     - voting in person, or notifying the secretary orally of your wish to revoke your proxy, at your special meeting.

OTHER VOTING MATTERS

  Voting in Person

     If you plan to attend your special meeting and wish to vote in person, we will give you a ballot at your special meeting. However, if your shares of common stock are held in the name of a brokerage firm or trustee, you must obtain from the firm or trustee an account statement or letter of other evidence of your beneficial ownership of the common shares.

  People with Disabilities

     We can provide reasonable assistance to help you participate in your special meeting if you tell us about your disability and your plan to attend. Please call or write the secretary of your company at least two weeks before your special meeting at the number or address provided on page 175.

  Solicitation of Proxies

     Belco, Westport, their respective directors, executive officers and certain members of management and employees may be considered "participants in solicitation" of proxies from Belco's and Westport's respective stockholders in connection with the merger. Information regarding such persons and a description of their interests in the merger is contained herein, see "Board of Directors and Management of New Westport Following the Merger" and "Interests of Certain Persons in the Merger."

     Westport will bear the costs and expenses incurred in connection with preparing, printing, filing and mailing of this joint proxy statement/prospectus, except that Belco will bear one-half of those costs and expenses in certain circumstances if the merger agreement is terminated.

     Solicitation of proxies will be initially made by mail. In addition, directors, officers, and employees of Belco, Westport and their subsidiaries may solicit proxies from stockholders by telephone or other electronic means or in person. any director or employee of Belco, Westport or their subsidiaries used to solicit proxies will not receive additional compensation for these services. Belco and Westport will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of Belco's and Westport's stock held of record by such persons. Belco and Westport will reimburse custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in doing so.

     DO NOT SEND IN BELCO OR WESTPORT STOCK CERTIFICATES WITH YOUR PROXY CARDS. THE EXCHANGE AGENT WILL MAIL TRANSMITTAL FORMS WITH INSTRUCTIONS FOR THE SURRENDER OF BELCO AND WESTPORT COMMON STOCK CERTIFI-

CATES IN EXCHANGE FOR CERTIFICATES FOR NEW WESTPORT COMMON STOCK AS SOON AS PRACTICABLE AFTER THE COMPLETION OF THE MERGER.

OTHER BUSINESS; ADJOURNMENTS AND POSTPONEMENTS

     We currently are not aware of any business to be acted upon at either special meeting other than as discussed herein. If, however, other matters are properly brought before either special meeting, or any adjourned or postponed special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the special meeting.

     Adjournments or postponements of the special meetings may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting.

                                   THE MERGER

BACKGROUND OF THE MERGER

     For the last several years, the exploration and production industry has experienced rapid consolidation. During the last few years of this period, management of Belco periodically evaluated participation in this consolidation trend as a solution to strategic issues facing Belco, including its concentration of equity ownership and highly leveraged capital structure. During this same period, Westport considered various merger candidates in connection with its growth strategy.

     In early January 2001, Barth E. Whitham, Westport's President and Chief Operating Officer, called Grant W. Henderson, Belco's President and Chief Operating Officer, to suggest a meeting. Mr. Henderson met with Mr. Whitham in Dallas, Texas on January 17, 2001. At this meeting, Mr. Whitham expressed an interest in a potential business combination between Westport and Belco. Mr. Henderson and Mr. Whitham agreed to explore a possible business combination further with executive management of their respective companies.

     On January 29, 2001, Messrs. Whitham and Henderson met in San Diego, California and further discussed the potential combination of Westport and Belco.

     On February 8, 2001, Mr. Henderson met in Dallas, Texas with Donald D. Wolf, Westport's Chairman and Chief Executive Officer, to discuss the merits of a potential business combination. The two executives agreed to proceed with a more in-depth review of each other's properties and operations. In order to facilitate such a review, Westport and Belco entered into a confidentiality agreement dated February 9, 2001. Following execution of the confidentiality agreement, the two parties began to share non-public information with each other about their respective properties and operations. Subsequently, the companies exchanged detailed financial information.

     On March 30, 2001, Mr. Henderson met with Messrs. Wolf and Whitham in Denver, Colorado to discuss the parties' preliminary analyses of the exchanged data. The parties also discussed the financial impact of the transaction on the two companies and the potential synergies between the two companies' assets and personnel.

     On April 17, 2001, Messrs. Wolf and Whitham met with Robert A. Belfer, Belco's Chairman of the Board and Chief Executive Officer, Laurence D. Belfer, Belco's Vice Chairman, and Mr. Henderson at Belco's offices in New York. The primary purpose of this meeting was for executive management of the two companies to become acquainted and to discuss, among other things, the strengths and philosophies of the two companies.

     On April 25, 2001, Mr. Henderson met in Dallas, Texas with Messrs. Wolf and Whitham and Lon McCain, Westport's Chief Financial Officer. At the meeting, the parties discussed the financial and tax implications of a business combination, the contributions that each company would make to the combined company, the attributes of each company's reserve base and the potential synergies between the two companies. The parties also discussed personnel issues and the role of Belco's Dallas office following any business combination. At this time, Mr. Wolf relayed Westport's possible interest in submitting a proposal to Belco, subject to completing additional due diligence. At the conclusion of the meeting, each party agreed to meet with representatives of the other company's independent reserve engineers in order to review reserve information in more detail. Such meetings took place during the week of April 30, 2001. Belco representatives also met in Houston with Westport's Gulf of Mexico asset team to discuss Westport's capital program, prospect size, risk and other issues related to Westport's offshore activities. On May 1, 2001, Westport retained Credit Suisse First Boston as its financial advisor in connection with the proposed transaction.

     On May 7, 2001, Westport submitted its preliminary indication of interest in entering into a merger transaction in which Belco common stockholders would receive between .4 and .5 shares of Westport common stock for each Belco share, with the final exchange ratio to be fixed at the execution of a definitive agreement. The indication of interest also contemplated a non-solicitation covenant and termination fee provision as well as Westport's receipt of voting agreements from Belco's significant stockholders, including Robert A. Belfer.

     On May 9, 2001, following Belco's annual stockholders meeting, Belco held a regularly scheduled board meeting. At the meeting, the board of directors discussed in detail Belco's strategic position and alternatives, including the prospects for a business combination, and was informed of Westport's proposal. Management provided to the board of directors a description of Westport's operations and the relative contribution that both companies would make to the combined company. In addition to discussing Westport's proposal, including the anticipation that Belco's designees would obtain two seats on the combined company's board of directors, the directors also considered the prospects for receiving any other offer on more favorable terms than Westport's offer. The board of directors concluded that any resulting documentation with Westport would need to permit Belco to accept a superior proposal if one were subsequently received. Belco's board of directors was also advised that Westport had approached Mr. Henderson about joining the combined company's management team after completion of the proposed combination. After discussing Westport's proposal, the board of directors determined that management should proceed with discussions with Westport regarding a possible business combination and should attempt to obtain a more favorable exchange ratio. The board of directors also directed management to retain a financial advisor to advise Belco in the transaction and for the purpose of rendering an opinion with respect to the fairness, from a financial point of view, to holders of Belco common stock of any exchange ratio to which the parties might ultimately agree. On May 18, 2001, Belco retained Petrie Parkman & Co. as its financial advisor in connection with the proposed transaction.

     On May 15, 2001, Mr. Henderson contacted Mr. Wolf and proposed a fixed exchange ratio of .45 shares of Westport common stock for each share of Belco common stock. On May 18, 2001, Westport held a regularly scheduled board of directors meeting at which the potential combination of Westport and Belco was discussed. Management presented to the board a review of Belco's reserves, operations, pro forma financials, potential ownership, exchange ratios and contribution analysis. Following discussion of the transaction the board directed management to focus on determining the capital requirements needed to successfully exploit the assets of the combined company, and emphasized the importance of focusing on the makeup of the combined company's asset portfolio. Credit Suisse First Boston subsequently led a discussion concerning valuation, market perception and potential deal structure. The board directed management to proceed with negotiations regarding the potential combination with Belco. Following the Westport board meeting, Mr. Wolf proposed to Mr. Henderson two alternative pricing formulas for the proposed transaction. The first pricing formula proposed a fixed exchange ratio of .4 shares of Westport common stock for each outstanding share of Belco common stock. Under the second pricing formula, the fixed exchange ratio would be set at the execution of a definitive merger agreement based on the average closing sale price for Westport common shares for the 15 trading days prior to the execution of the definitive merger agreement. The ultimate exchange ratio under the second formula would also be subject to a collar ranging from .375 to .425.

     During the course of negotiations between Westport and Belco from May 18 through May 21, 2001, the parties actively negotiated the exchange ratio and other issues. Westport's final proposal was .4125, which the Belco representatives took under advisement pending the completion of due diligence and the resolution of the other open issues.

     On May 22, 2001, the Belco board of directors held, with a representative of Petrie Parkman in attendance, a meeting at which it was apprised of the recent developments concerning the exchange ratio and the status of the transaction. The board directed management to continue the negotiations and agreed to reconvene to make its final determination when the final terms had been negotiated and when Petrie Parkman was prepared to present its detailed analysis of the fairness, from a financial point of view, of the Belco exchange ratio, taking into account the Westport exchange ratio, to holders of Belco common stock.

     On May 23, 2001, legal counsel for Westport delivered an initial draft of a proposed merger agreement for the merger of Westport and Belco. The structure ultimately agreed to by the parties provided for the merger of Westport with and into Belco in order to qualify the transaction as a tax-free reorganization with Belco being renamed "Westport Resources Corporation" ("New Westport"). Under the proposed structure, each outstanding share of Westport common stock would become one share of New Westport common stock and each outstanding share of Belco common stock would become .4125 of a share of New Westport. Each share of Belco convertible preferred stock outstanding would remain outstanding and, after the merger, would become convertible into .465795 of a share of New Westport. From May 23, 2001 to May 31, 2001, the parties actively negotiated the terms of the merger agreement and the related documents. These negotiations covered all aspects of the transaction, including, among other things, the representations and warranties made by the parties, the restrictions on the conduct of the parties' businesses, the conditions to completion of the proposed merger, the provision regarding termination, the details of the non-solicitation clause, the amount, triggers and payment of the termination fees, the consequences of termination and the delivery and terms of the voting agreements and the amended and restated shareholders agreement.

     On May 24, 2001 and May 25, 2001, the financial advisors of both parties met in Denver, Colorado to perform diligence on both Belco and Westport.

     On May 31, 2001, Belco held a board meeting to update the directors on the status of the negotiations with Westport. The Belco board of directors received a presentation from Vinson & Elkins L.L.P., legal counsel for Belco, with respect to the material terms of the merger agreement, the voting agreements and a proposed retention and severance plan for Belco employees. Woodburn and Wedge, Nevada counsel to Belco, advised the Belco directors of their fiduciary duties under Nevada law. Representatives of Petrie Parkman presented its financial analysis of the Belco exchange ratio, taking into account the Westport exchange ratio. The board of directors authorized the implementation of an employee retention and severance plan and directed management to revise the proposed plan to provide Belco employees with protection against the possibility of termination immediately after the expiration of the proposed severance period. The Belco board of directors also directed management to continue the negotiation of the provisions that would permit the Belco board of directors to terminate the merger agreement in order to comply with their fiduciary duties. The board of directors also nominated Robert A. Belfer and Laurence D. Belfer to serve as the Belco designees to New Westport's board of directors.

     On June 1, 2001, Westport held a board meeting to provide the board with an update on the negotiations between Belco and Westport. Management and Akin, Gump, Strauss, Hauer & Feld, L.L.P., Westport's legal counsel, discussed the structure of the transaction, the status of the outstanding Belco convertible preferred stock, the change of control provisions of Belco's senior subordinated debt, the refinancing of Belco's existing bank debt and the status of the merger agreement. Credit Suisse First Boston discussed the perception of the transaction from an analyst's perspective (specifically the accretiveness of the transaction and the strategic considerations), valuation issues and other financing alternatives. Credit Suisse First Boston further reviewed the proposed exchange ratio and the contribution analysis. The board requested additional analysis to separate the impact of the economic value of the transaction from the financing effects. The board directed management to continue negotiations with Belco.

     From May 30 to June 1, 2001, the parties continued to conduct their respective due diligence reviews. From May 31 through June 8, 2001, the respective working groups of Westport and Belco continued negotiation of the merger agreement and related documents. During this period, the parties agreed to revise Belco's proposed retention and severance plan to shorten the retention period and lengthen the severance coverage period. The parties also revised the termination provisions of the merger agreement to provide that the Belco board of directors would have the ability to consider unsolicited offers, negotiate with and provide information to the maker of any such offers if the board of directors believed that such offers may reasonably be expected to result in a "superior proposal" and, if the board of directors in fact deemed an offer to be "superior" to Westport's offer following any such negotiations, Belco would have the right to terminate the merger agreement provided that Belco gave Westport notice of the superior offer and a three business day period to match the superior offer.

     On June 7, 2001, Belco held a board meeting to inform the directors of the status of the negotiations with Westport. Belco management presented its views of the proposed transaction. Belco's legal counsel summarized its due diligence review and presented a summary of the terms of the merger agreement, including a discussion of the termination provisions that had been further negotiated by the parties since the May 31, 2001 Belco board meeting. Mr. Henderson summarized the results of the business due diligence review. Representatives of Petrie Parkman presented its financial and valuation analysis and, after summarizing its analysis, presented its oral opinion (which was subsequently confirmed in writing) to the Belco board of directors to the effect that, as of June 7, 2001, the Belco exchange ratio was fair from a financial point of view to the Belco common stockholders, taking into account the Westport exchange ratio. Mr. Henderson informed the board of directors that he had received, and was considering, an offer to join the management of New Westport after completion of the merger and described the financial terms of the offer. Following additional deliberation and discussion of the transaction, the Belco board of directors unanimously approved the terms of the merger, the merger agreement, the voting agreements, the amended and restated shareholders agreement and the transactions contemplated thereby and agreed to recommend the merger to the stockholders of Belco.

     On June 8, 2001, Westport held a board meeting to inform the directors of the status of the negotiations with Belco. Management presented its views of the proposed transaction. Westport's legal counsel summarized the due diligence process and status of the merger agreement, voting agreements and shareholders agreement. Credit Suisse First Boston presented its financial and valuation analysis and its oral opinion to the board that the exchange ratio was, as of the date of the meeting, fair from a financial point of view to Westport. Following additional discussion and deliberation, the Westport directors unanimously approved the merger agreement, the voting agreements and the shareholders agreement and the transactions contemplated by such agreements, and agreed to recommend that Westport's stockholders approve the merger and adopt the merger agreement.

     Subsequent to the meeting of the Belco board of directors, legal counsel for Belco and Westport finalized the merger agreement and the related documents, and late in the evening on June 8, 2001, Belco and Westport entered into the merger agreement. Simultaneously, Belco, Westport and each of the parties to the voting agreements and the amended and restated shareholders agreement executed those documents. Belco and Westport announced the transaction on June 9, 2001.

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS

  Belco

     By the unanimous vote at a meeting held on June 7, 2001, the Belco board of directors determined the merger to be advisable and in the best interests of Belco and its stockholders and approved the merger and the merger agreement. In reaching its decision to declare the merger advisable and approve the merger and the merger agreement and the transactions contemplated thereby, the Belco board of directors consulted with Belco's legal and financial advisors, as well as with Belco's management. The Belco board of directors considered a number of material factors, including:

     - the Belco board of directors' understanding of the present and anticipated environment in the independent exploration and production sector of the energy industry, and the continued consolidation within this sector;

     - information concerning the financial condition, results of operations, prospects and businesses of Belco and Westport, including the reserves of the companies, their production volumes, their cash flows from operations, the recent stock market performance of Belco common stock and Westport common stock, and the ratio of Belco's common stock price to Westport's common stock price over various periods;

     - current industry, economic and market conditions;

     - Belco's hedge position would be far less material to the combined company's aggregate level of production;

     - Belco management's belief that the larger, more diversified New Westport should benefit from better credit ratings, more flexible financing terms and lower financing costs;

     - the Belco board of directors' belief that the merger would strengthen Belco's presence in its core areas: the Permian Basin/Mid-Continent, the Rocky Mountains and the Gulf Coast;

     - the financial and business prospects for the combined business, including general information relating to possible synergies, cost reductions, and operating efficiency and consolidations (in particular, the board of directors took note of the plan to utilize Belco's Dallas office and personnel to manage the combined company's Permian Basin, Mid-Continent and onshore Gulf Coast assets);

     - the fact that the combined company would have a larger market capitalization and a more liquid trading market for its common stock, which the board of directors believed could result in more Wall Street analyst coverage and possibly a better trading multiple;

     - a review of other strategic options available to Belco (including other potential transactions) and their relative advantages and disadvantages vis-a-vis the merger. In particular, the board of directors believed that Westport's existing stockholder base, which includes two large stockholders, would make it more receptive to a transaction with Belco (given Belco's concentrated equity ownership) than other potential business combination partners;

     - information indicating that the proposed exchange ratio represented a premium of 11.6% and 14.2% over the trading price of Belco common stock over the 30-trading day period and the 60-day trading period, respectively, ending on the last trading date prior to execution of the merger agreement;

     - the opinion of its outside legal counsel that the merger could be accomplished on a tax-free basis;

     - presentations from, and discussions with, senior executives of Belco, representatives of its outside legal counsel and representatives of Petrie Parkman regarding the business, financial and legal due diligence with respect to Westport and the terms and conditions of the merger agreement;

     - the fact that two members of the Belco board of directors -- Robert A. Belfer and Laurence D. Belfer -- would join the board of directors of the combined company and that Grant W. Henderson, Belco's President, would serve as Executive Vice President of the combined company; and

     - the analysis of Petrie Parkman and the Belco board of directors' receipt of an opinion from Petrie Parkman dated June 7, 2001, that, as of such date and subject to the matters reviewed with the board of directors and set forth in the opinion, the Belco exchange ratio was fair from a financial point of view to the holders of Belco common stock, taking into account the Westport exchange ratio.

     The Belco board of directors also considered certain risks and potential disadvantages associated with the merger including:

     - the risk that the merger might not be completed as a result of a failure to satisfy the conditions to the merger;

     - the risk that the operations of the two companies may not be successfully integrated; and

     - the risk that the anticipated positive synergies will not be fully realized.

This discussion of the factors that the Belco board of directors considered in its evaluation is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the merger, the Belco board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative significance to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different significance to different factors.

     THE BELCO BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE HOLDERS OF BELCO COMMON STOCK VOTE "FOR" THE PROPOSALS SET FORTH IN THIS DOCUMENT.

     In considering the recommendation of the Belco board of directors with respect to the merger, the merger agreement and the transactions contemplated thereby, Belco stockholders should be aware that certain officers and directors of Belco have certain interests in the proposed merger that are different from and in addition to the interests of Belco stockholders generally. The Belco board of directors was aware of these interests and considered them in approving the merger and the merger agreement. See "-- Interests of Certain Persons in the Merger."

  Westport

     The Westport board of directors has unanimously determined that the merger agreement and the transactions contemplated by it are advisable and in the best interest of Westport and its stockholders. In reaching its decision to approve the merger agreement, the Westport board of directors consulted with Westport's legal and financial advisors, as well as with Westport's management. The Westport board of directors considered a number of material factors, including:

     - Increased Strength and Critical Mass. New Westport will have more than twice Westport's reserves and 90% more production volumes, positioning it to compete aggressively for future growth opportunities. The merger will create a new "top 20" independent, based on pro forma reserves of 1.2 Tcfe at December 31, 2000.

     - Addition of Long-Life, Stable Reserves. New Westport's pro forma proved reserves will have a reserve life index of approximately nine years, approximately 25% greater than that of Westport. This increase results from the addition of mature and predictable fields onshore in the Rocky Mountains, Permian and Mid-Continent areas.

     - Expansion of Exploration and Exploitation Opportunities. As a result of the merger, New Westport will be one of the most active explorers within the Rocky Mountain gas basins, the Williston Basin and the growing Georgetown/Glen Rose trends of the Texas Gulf Coast. The merger will add substantial exploitation inventory in numerous areas including the Moxa Arch of Western Wyoming and the Cotton Valley trend in North Louisiana.

     - Complementary Fit within Core Areas. The complementary assets of Westport and Belco will permit New Westport to be organized into three strong and balanced business units located in Denver, Dallas and Houston. Each business unit will be regionally and geographically focused and fully staffed.

     - Financial Flexibility with Moderate Leverage. New Westport will have a strong balance sheet which will position it to capitalize on its growth strategy.

     - Creates Synergies and Cost Savings. Combining the complementary operations of the two companies will allow New Westport to take advantage of synergies and to realize significant cost savings.

     The Westport board of directors also considered the following materials factors:

     - information concerning the financial condition, results of operations, prospects and businesses of Belco and Westport, including the reserves of the companies, their production volumes, their cash flows from operations, the recent stock market performance of Belco common stock and Westport common stock, and the ratio of Belco's common stock price to Westport's common stock price over various periods;

     - the fact that the combined company would have a larger market capitalization and a more liquid trading market for its common stock, which the board of directors believed could result in more Wall Street analyst coverage and possibly a better trading multiple;

     - the opinion of its outside legal counsel that the merger could be accomplished on a tax-free basis;

     - presentations from, and discussions with, senior executives of Westport, representatives of its outside legal counsel and representatives of Credit Suisse First Boston regarding the business, financial and legal due diligence with respect to Belco and the terms and conditions of the merger agreement;

     - the analysis of Credit Suisse First Boston and the Westport board of directors' receipt of an opinion from Credit Suisse First Boston dated June 8, 2001, that, as of such date and subject to the various considerations set forth therein, the exchange ratio was fair to Westport from a financial point of view.

     The merger also includes certain risks and disadvantages. The material potential risks and disadvantages to Westport's stockholders identified by the Westport board of directors and management in considering the merger include the following:

     - the time and resources required to complete the merger;

     - the difficulties inherent in combining and integrating the two companies and the potential distraction to management caused by a transaction of this magnitude; and

     - the risk that the benefits sought from the merger might not be fully achieved.

     This discussion of the factors considered by the Westport board of directors is not intended to be exhaustive. Because of the wide variety of factors considered in connection with its evaluation of the merger, the Westport board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative significance to the specific factors considered in reaching its conclusions. In addition, individual directors may have given different significance to different factors.

     FOR THE REASONS DISCUSSED ABOVE, THE WESTPORT BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY IT ARE ADVISABLE AND IN THE BEST INTERESTS OF WESTPORT AND ITS STOCKHOLDERS. ACCORDINGLY, THE MEMBERS OF THE WESTPORT BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMEND THAT STOCKHOLDERS VOTE AT THE SPECIAL MEETING TO APPROVE THE PROPOSALS DESCRIBED ABOVE.

OPINION OF BELCO'S FINANCIAL ADVISOR

     Pursuant to an engagement letter dated as of May 8, 2001, on June 7, 2001 Petrie Parkman delivered to the Belco board of directors its oral opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the matters reviewed with the board of directors and set forth in the opinion, the Belco exchange ratio was fair from a financial point of view to the holders of Belco common stock, taking into account the Westport exchange ratio.

     THE FULL TEXT OF PETRIE PARKMAN'S OPINION DATED JUNE 7, 2001, WHICH CONTAINS A DESCRIPTION OF THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITS OF THE SCOPE OF REVIEW UNDERTAKEN BY PETRIE PARKMAN IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX G TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN THIS JOINT PROXY STATEMENT/PROSPECTUS BY REFERENCE. THE SUMMARY OF THE PETRIE PARKMAN OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. BELCO SHAREHOLDERS ARE ENCOURAGED TO, AND SHOULD, READ THE PETRIE PARKMAN OPINION CAREFULLY IN ITS ENTIRETY.

     PETRIE PARKMAN'S OPINION WAS PROVIDED TO THE BELCO BOARD OF DIRECTORS FOR ITS USE AND BENEFIT AND ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE BELCO EXCHANGE RATIO, TAKING INTO ACCOUNT THE WESTPORT EXCHANGE RATIO, TO THE HOLDERS OF BELCO COMMON STOCK. PETRIE PARKMAN'S OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY BELCO TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW THAT SHAREHOLDER SHOULD VOTE AT THE SPECIAL

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

MEETING. PETRIE PARKMAN'S OPINION DATED JUNE 7, 2001 AND ITS PRESENTATION TO THE BELCO BOARD ON MAY 31, 2001 WERE AMONG MANY FACTORS TAKEN INTO CONSIDERATION BY THE BELCO BOARD IN MAKING ITS DETERMINATION TO APPROVE AND RECOMMEND THE MERGER AND THE MERGER AGREEMENT AND THE TRANSACTIONS DESCRIBED IN THE MERGER AGREEMENT.

     In arriving at its opinion, Petrie Parkman, among other things:

     - reviewed certain publicly available business and financial information relating to Belco, including (1) the Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000 and December 31, 1999, and (2) the Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended March 31, 2001;

     - reviewed certain publicly available business and financial information relating to Westport, including (1) the Annual Reports on Form 10-K and related audited financial statements for the fiscal year ending December 31, 2000, and (2) the Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended March 31, 2001;

     - reviewed certain estimates of Belco's oil and gas reserves, including (1) estimates of proved reserves prepared by the management and staff of Belco and audited by Miller & Lents, Ltd. as of December 31, 2000 and (2) estimates of probable and possible reserves prepared by the management and staff of Belco as of December 31, 2000;

     - reviewed certain estimates of Westport's oil and gas reserves, including
       (1) estimates of proved, probable and possible reserves prepared by Ryder Scott Company as of December 31, 2000, (2) estimates of proved, probable and possible reserves prepared by Netherland, Sewell & Associates, Inc. as of January 1, 2001 and (3) estimates of proved, probable, possible and exploratory reserves prepared by the management and staff of Westport as of December 31, 2000;

     - analyzed certain historical and projected financial and operating data of Belco and Westport prepared by the management and staff of Belco and Westport, respectively;

     - discussed the current and projected operations and prospects of Belco and Westport with the management and staff of Belco and Westport, respectively;

     - reviewed the trading history of the Belco common stock and the Westport common stock;

     - compared recent stock market capitalization indicators for Belco and Westport with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

     - compared the financial terms of the merger with the financial terms of certain other transactions that Petrie Parkman deemed to be relevant;

     - participated in certain discussions among the representatives of Belco, Westport and their financial and legal advisors;

     - reviewed drafts dated June 5, 2001 of the merger agreement and the Belco voting agreement; and

     - reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Petrie Parkman deemed necessary or appropriate.

     In preparing its opinion, Petrie Parkman assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to Petrie Parkman by Belco and Westport. Petrie Parkman further relied upon the assurances of the management of Belco and Westport that they were unaware of any facts that would make the information provided to Petrie Parkman incomplete or misleading in any material respect. With respect to projected financial and operating data, Petrie Parkman assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and staff of Belco and Westport, respectively, relating to the future financial and operational performance of each company. With respect to the estimates of oil and gas reserves, Petrie Parkman assumed that they had been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of Belco and Westport or their respective engineering consultants relating to the oil and gas properties of Belco and Westport, respectively. Petrie Parkman did not make an independent evaluation or appraisal of the assets or liabilities of Belco or Westport nor, except for the estimates of oil and gas reserves referred to above, was Petrie Parkman furnished with such an evaluation or appraisal. In addition, Petrie Parkman did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of Belco or Westport. Consistent with the merger agreement, Petrie Parkman assumed that the merger will be treated for federal income tax purposes as a reorganization within the meaning of the Code and will be accounted for as a purchase under generally accepted accounting practices. Petrie Parkman has also assumed that the final form of the merger agreement and the Belco voting agreement would be substantially similar to the drafts reviewed by Petrie Parkman and that the Westport voting agreements would be substantially similar to the Belco voting agreement.

     Petrie Parkman was not asked to consider, and its opinion did not address, the after-tax consequences of the merger to any particular stockholder of Belco or the price at which the Belco common stock will actually trade following the announcement of the merger or at which the New Westport common stock will trade following the consummation of the merger. Petrie Parkman's opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date of its opinion and the condition and prospects, financial and otherwise, of Belco and Westport as they had been represented to Petrie Parkman as of the date of its opinion or as they were reflected in the materials and discussions described above.

     The following is a summary of the financial analyses performed by Petrie Parkman and presented to the Belco board of directors on May 31, 2001 in connection with the preparation of its opinion dated June 7, 2001.

     This summary includes information presented in tabular format. In order to fully understand the financial analyses performed by Petrie Parkman, the tables must be read together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of these financial analyses performed by Petrie Parkman.

     Historical Stock Trading Ratio Analysis. Petrie Parkman compared the Belco exchange ratio of 0.4125 shares of common stock of New Westport per share of currently outstanding Belco common stock with the historical ratios of the closing prices of Belco common stock divided by corresponding closing prices of Westport common stock for specified periods between October 19, 2000, the first full day of trading of Westport's common stock following its initial public offering, to May 30, 2001 and calculated the following results:

PERIOD                                                    TRADING RATIO
------                                                    -------------
Last Price (5/30/01)...................................      0.3368
10 days................................................      0.3244
30 days................................................      0.3450
60 days................................................      0.3858
90 days................................................      0.4358
10/19/00 - 5/30/01.....................................      0.4728
High Price (10/19/00 - 5/30/01)........................      0.6002
Low Price (10/19/00 - 5/30/01).........................      0.3080

     Implied Premium Analysis. Petrie Parkman calculated the premiums implied by the $11.82 per share of Belco common stock determined by the 0.4125 Belco exchange ratio and Westport's common stock price as of May 30, 2001 for specified periods between October 19, 2000, the first full day of trading of Westport's common stock following its initial public offering, to May 30, 2001 and calculated the following results:

                                                    BELCO
                                                   AVERAGE   $11.82 OFFER
PERIOD                                              PRICE      PREMIUM
------                                             -------   ------------
Last Price (5/30/01).............................  $ 9.92        19.1%
10 days..........................................  $ 9.59        23.3%
30 days..........................................  $ 9.14        29.3%
60 days..........................................  $ 9.14        29.2%
90 days..........................................  $ 9.77        21.0%
10/19/00 - 5/30/01...............................  $ 9.69        22.0%
High Price (10/19/00 - 5/30/01)..................  $12.44        (5.0)%
Low Price (10/19/00 - 5/30/01)...................  $ 8.50        39.0%

     Discounted Cash Flow Analysis. Petrie Parkman conducted a discounted cash flow analysis for the purpose of determining the equity reference value ranges per share of Belco and Westport common stock. Petrie Parkman calculated the net present value of estimates of future after-tax cash flows of Belco's and Westport's oil and natural gas reserve assets based on the proved, probable and possible reserve estimates referred to above and for non-reserve assets utilizing information provided by Belco and Westport.

     Petrie Parkman evaluated five scenarios in which the principal variables were oil and natural gas prices. The five pricing scenarios, Pricing Case I, Pricing Case II, Pricing Case III, the Strip Pricing Case Escalated, and the Strip Pricing Case Flat were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas. The Strip Pricing Cases were based upon the average of oil and natural gas futures contract prices quoted on the New York Mercantile Exchange. Petrie Parkman applied appropriate quality and transportation adjustments to these benchmarks. Benchmark prices for Pricing Cases I, II and III were projected to be $18.00, $20.00 and $22.00 per barrel of oil and $3.50, $4.00 and $4.50 per Mmbtu for gas, respectively, as of May 30, 2001 and were escalated annually starting in 2002 at the rate of 3%. The Strip Pricing Case Escalated and Strip Pricing Case Flat for the fiscal year ended 2001 reflected actual prices from April 1, 2001 through May 30, 2001 blended with the current strip prices through the end of the year. The Strip Pricing Case Escalated was escalated annually following the year 2005 for oil at the rate of 3% and following 2004 for gas at a rate of 3%. Adjustments were made to the benchmarks based on the historical relationship between the benchmarks and Belco's and Westport's realized prices.

     Applying various after-tax discount rates, ranging from 10.0% to 50.0% depending on reserve category, to the after-tax cash flows, assuming carry-over existing tax positions, adjusting for long-term debt and net working capital for Belco and Westport and, in the case of Belco its preferred stock, Petrie Parkman calculated equity reference value ranges per fully diluted share of each of Belco and Westport for each pricing case, which were then used to derive the implied exchange ratio ranges shown in the table below to be compared to the Belco exchange ratio of 0.4125:

                                                                                      STRIP PRICING     STRIP PRICING
                              PRICING CASE I    PRICING CASE II   PRICING CASE III     (ESCALATED)         (FLAT)
                              ---------------   ---------------   ----------------   ---------------   ---------------
Implied Exchange Ratio......  0.2241 - 0.2949   0.3660 - 0.4281   0.4782 - 0.5349    0.3348 - 0.3922   0.2715 - 0.3216

     Property Transactions Analysis. Petrie Parkman reviewed selected publicly available information for 162 oil and natural gas property transactions and proprietary information for nine oil and natural gas property acquisition transactions announced between January 1997 and May 2001 in the Rocky Mountain, Gulf of Mexico, Permian Basin, Mid-Continent and Gulf Coast regions of the United States. For purposes of this analysis, an equivalency ratio of one barrel of oil to six thousand cubic feet of gas ("Mcfe") was used to compare quantities of oil with quantities of gas. Based on a review of the purchase price multiples of proved reserves for the acquired assets in each transaction, Petrie Parkman determined benchmark ranges of purchase prices to Belco's and Westport's corresponding proved reserve figures in order to yield enterprise reference value ranges for Belco's and Westport's proved reserves. The number of transactions per region and the maximum, mean, median and minimum purchase prices for these transactions are set forth in the following table.

                                         ROCKY     GULF OF   PERMIAN     MID-
                                       MOUNTAINS   MEXICO     BASIN    CONTINENT   GULF COAST
                                       ---------   -------   -------   ---------   ----------
Number of Transactions..............        42         27        19         36          47
Purchase Price of Reserves/Proved
  Reserves ($/Mcfe)
  Maximum...........................     $1.39      $2.22     $1.69      $1.42       $1.63
  Mean..............................     $0.75      $1.15     $0.85      $0.79       $0.90
  Median............................     $0.74      $1.03     $0.70      $0.78       $0.82
  Minimum...........................     $0.30      $0.71     $0.52      $0.21       $0.20

     Based upon this analysis, Petrie Parkman calculated equity reference value ranges per fully diluted share for both of Belco and Westport which it used to derive the implied exchange ratio reference range of 0.4002 to 0.4863 as compared to the Belco exchange ratio of 0.4125.

     Company Transaction Analysis. Petrie Parkman reviewed selected publicly available information on the following 16 company acquisition transactions and offers for control involving companies in the oil and natural gas exploration and production industry that were announced between April 2000 and May 2001:

ACQUIRER OR BIDDER FOR CONTROL                     TARGET                  DATE OF ANNOUNCEMENT
------------------------------                     ------                  --------------------
Kerr-McGee Corp.                     HS Resources Inc.                     May 14, 2001
The Williams Companies, Inc.         Barrett Resources Corporation         May 7, 2001
Talisman Energy Inc.                 Petromet Resources Ltd.               April 10, 2001
Pure Resources, Inc.                 Hallwood Energy Corporation           March 30, 2001
Vintage Petroleum, Inc.              Genesis Exploration Ltd.              March 28, 2001
Anadarko Petroleum Corporation       Berkley Petroleum Corporation         February 12, 2001
Calpine Corporation                  Encal Energy Ltd.                     February 8, 2001
Bellwether Exploration Company       Bargo Energy Company                  January 25, 2001
AEC Oil and Gas (USA) Inc.           Ballard Petroleum, LLC                January 18, 2001
USX-Marathon Group                   Pennaco Energy, Inc.                  December 22, 2000
Stone Energy Corporation             Basin Exploration Inc.                October 30, 2000
Forest Oil Corporation               Forcenergy Inc.                       July 10, 2000
Devon Energy Corporation             Santa Fe Snyder Corporation           May 26, 2000
Hunt Oil Company                     Newport Petroleum Corporation         May 15, 2000
Anderson Exploration Ltd.            Ulster Petroleum Ltd.                 April 17, 2000
Anadarko Petroleum Corporation       Union Pacific Resources Group Inc.    April 3, 2000

     Using publicly available information, Petrie Parkman calculated purchase price of equity multiples of latest twelve months, or LTM, current year's and next year's estimated discretionary cash flow. Petrie Parkman also calculated total investment, which Petrie Parkman defined for the purposes of this analysis as purchase price of equity plus net obligations assumed, multiples of LTM, current year's and next year's estimated EBITDAX, for the target company in each transaction. Petrie Parkman also calculated the implied purchase price of reserves, which Petrie Parkman defined for the purposes of this analysis as total investment less undeveloped acreage value and other assets at book value, multiples of proved reserves and multiples of standardized measure of future net cash flows, or SEC value, for the target company in each transaction. The maximum, mean, median and minimum implied multiples in these transactions are set forth below. The table below also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the implied multiples in the recent transactions.

                                              IMPLIED MULTIPLES IN RECENT TRANSACTIONS
                                             -------------------------------------------    BENCHMARK
                                              MAXIMUM      MEAN      MEDIAN     MINIMUM       RANGES
                                             ---------   --------   --------   ---------   ------------
Purchase Price/LTM Discretionary Cash
  Flow.....................................     33.7x       7.8x       5.4x        3.3x      5.0 - 6.0x
Purchase Price/Current Year's Estimated
  Discretionary Cash Flow..................     15.7x       5.4x       4.5x        2.8x      4.0 - 5.0x
Purchase Price/Next Year's Estimated
  Discretionary Cash Flow..................      7.7x       4.6x       4.2x        3.2x      3.5 - 4.5x
Total Investment/LTM EBITDAX...............     38.2x       9.2x       7.0x        5.0x      5.5 - 6.5x
Total Investment/Current Year's Estimated
  EBITDAX..................................     17.6x       6.6x       5.3x        3.4x      5.0 - 6.0x
Total Investment/Next Year's Estimated
  EBITDAX..................................      5.9x       4.8x       5.2x        3.0x      4.5 - 5.5x
Implied Purchase Price of Reserves/Proved
  Reserves ($/Mcfe)........................     $2.43      $1.47      $1.35       $1.11    $1.30 - 1.50
Implied Purchase Price of Reserves/SEC
  Value....................................      9.3x       1.9x       1.2x        0.4x      0.4 - 0.6x

     Petrie Parkman applied the benchmark multiples to Belco's and Westport's LTM, current year's and next year's estimated discretionary cash flow and EBITDAX, proved reserves, and SEC Value to determine enterprise reference value ranges.

     Petrie Parkman also performed a premium analysis for the same universe of company acquisition transactions and offers for control, which compared the offer price per target company share with the target company's share price measured one day, 30 days and 60 days prior to the public announcement of the offer. The maximum, mean, median and minimum premiums (which Petrie Parkman defined for the purposes of this analysis as excess of offer price over target company's stock price stated as a percentage above the target company's stock price), together with benchmark premium ranges selected by Petrie Parkman based on a review of the implied premiums, for these periods were as follows:

                                     IMPLIED PREMIUMS IN RECENT TRANSACTIONS
                                    ------------------------------------------     BENCHMARK
                                     MAXIMUM     MEAN      MEDIAN     MINIMUM       RANGES
                                    ---------   -------   --------   ---------   -------------
One Day Prior.....................    66.9%      17.8%      20.8%     (26.7)%    15.0% - 25.0%
30 Days Prior.....................    76.0%      36.1%      33.8%        0.0%    20.0% - 30.0%
60 Days Prior.....................    61.9%      41.2%      42.7%        8.3%    25.0% - 35.0%

     Petrie Parkman applied the range of benchmark premiums to the corresponding stock prices of Belco and Westport for the periods of one day, 30 days and 60 days prior to May 30, 2001.

     After selecting a composite enterprise reference value range for both Belco and Westport and then adjusting for the long-term debt and net working capital of Belco and Westport and, in the case of Belco, its preferred stock, Petrie Parkman calculated equity reference value ranges per fully diluted share for each of Belco and Westport to derive an implied exchange ratio reference range of 0.3287 to 0.3430 as compared to the Belco exchange ratio of 0.4125.

     Capital Market Comparison. Using publicly available information, Petrie Parkman calculated market value multiples of LTM, estimated 2001 and estimated 2002 discretionary cash flow for seven publicly traded companies for Belco and seven different publicly traded companies for Westport. Petrie Parkman also calculated enterprise value multiples of LTM operating cash flow, LTM, 2001 estimated and 2002 estimated EBITDAX, proved reserves, and SEC Value for those companies. In each case, estimated discretionary cash flow was based on First Call consensus projections and estimated EBITDAX was based upon research analyst projections. Petrie Parkman defined market value for purposes of this analysis as the market value of common equity as of May 25, 2001. Petrie Parkman obtained the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting net working capital.

     Petrie Parkman determined that the following companies were relevant to an evaluation of Belco based on Petrie Parkman's view of the comparability of the operating and financial characteristics of these companies to those of Belco:

     - Denbury Resources, Inc.

     - Magnum Hunter Resources, Inc.

     - Nuevo Energy Company

     - Pioneer Natural Resources Company

     - Plains Resources Inc.

     - Prize Energy Corp.

     - Range Resources Corporation

     The maximum, mean, median and minimum multiples for the seven companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

                                                COMPARABLE COMPANY MULTIPLES
                                             -----------------------------------    BENCHMARK
MEASURE                                      MAXIMUM    MEAN    MEDIAN   MINIMUM      RANGES
-------                                      -------   ------   ------   -------   ------------
Market Value/LTM Discretionary Cash Flow...    6.0x      3.7x     3.3x     2.7x      3.0 - 4.0x
Market Value/2001 Estimated Discretionary
  Cash Flow................................    4.4x      3.2x     3.1x     2.2x      3.0 - 4.0x
Market Value/2002 Estimated Discretionary
  Cash Flow................................    4.9x      3.4x     3.3x     2.4x      2.5 - 3.5x
Enterprise Value/LTM Operating Cash Flow...    5.9x      4.9x     4.9x     3.7x      4.5 - 5.5x
Enterprise Value/LTM EBITDAX...............    7.4x      5.5x     5.3x     3.9x      5.0 - 6.0x
Enterprise Value/2001 Estimated EBITDAX....    7.0x      4.9x     4.2x     3.4x      4.0 - 5.0x
Enterprise Value/2002 Estimated EBITDAX....    7.5x      5.0x     4.8x     2.9x      3.0 - 4.0x
Enterprise Value/Proved Reserves
  ($/Mcfe).................................   $1.59     $1.08    $1.07    $0.51    $0.75 - 0.95
Enterprise Value/SEC Value.................    1.5x      0.8x     0.7x     0.5x      0.5 - 0.7x

     Petrie Parkman determined that the following companies were relevant to an evaluation of Westport based upon Petrie Parkman's view of the comparability of the operating and financial characteristics of these companies to those of Westport

     - Chieftain International, Inc.

     - Forest Oil Corporation

     - Key Production, Inc.

     - Meridian Resources Corp.

     - Newfield Exploration Company

     - Remington Oil and Gas Corp.

     - St. Mary Land & Exploration Company

     The maximum, mean, median and minimum multiples for the seven companies are set forth below. The table also includes benchmark multiple ranges selected by Petrie Parkman based on a review of the comparable company multiples.

                                                COMPARABLE COMPANY MULTIPLES
                                             -----------------------------------    BENCHMARK
MEASURE                                      MAXIMUM    MEAN    MEDIAN   MINIMUM      RANGES
-------                                      -------   ------   ------   -------   ------------
Market Value/LTM Discretionary Cash Flow...    5.7x      4.2x     4.2x     2.6x      4.0 - 5.0x
Market Value/2001 Estimated Discretionary
  Cash Flow................................    4.6x      3.6x     3.2x     2.8x      3.5 - 4.5x
Market Value/2002 Estimated Discretionary
  Cash Flow................................    5.1x      3.8x     3.9x     3.0x      3.5 - 4.5x
Enterprise Value/LTM Operating Cash Flow...    5.9x      4.3x     4.1x     3.5x      4.0 - 5.0x
Enterprise Value/LTM EBITDAX...............    6.3x      4.7x     4.5x     3.7x      4.0 - 5.0x
Enterprise Value/2001 Estimated EBITDAX....    4.6x      3.7x     3.6x     2.8x      3.5 - 4.5x
Enterprise Value/2002 Estimated EBITDAX....    4.2x      3.3x     3.2x     2.7x      3.0 - 4.0x
Enterprise Value/Proved Reserves
  ($/Mcfe).................................   $2.79     $2.19    $2.17    $1.62    $2.00 - 2.25
Enterprise Value/SEC Value.................    1.6x      0.9x     0.7x     0.7x      0.7 - 0.9x

     From the enterprise reference value ranges implied by applying the benchmark multiples to Belco's and Westport's LTM, 2001 estimated and 2002 estimated discretionary cash flow, LTM, 2001 estimated and 2002 estimated EBITDAX, proved reserves and SEC Value, Petrie Parkman determined composite enterprise reference value ranges for each company. After adjusting for the long-term debt and net working capital of Belco and Westport and, in the case of Belco, its preferred stock, Petrie Parkman calculated equity reference value ranges per fully diluted share for both Belco and Westport to derive an implied exchange ratio reference range of 0.2094 to 0.2706, as compared to the Belco exchange ratio of 0.4125.

     Going Concern Analysis. Petrie Parkman projected the potential financial performance of Belco and Westport, without giving effect to the proposed merger, for the five year period beginning on January 1, 2001 using Pricing Cases I, II, III and the Strip Pricing Escalated Case, each as referred to in the subsection entitled "Discounted Cash Flow Analysis" above. Petrie Parkman prepared these projections using financial, operating and reserve projections prepared and provided by Belco's and Westport's management and staff and certain assumptions based upon discussions with the managements of Belco and Westport regarding Belco's and Westport's potential future operating and financial performance, respectively.

     For each of Belco and Westport, Petrie Parkman analyzed two cases of operating projections, a High Finding and Development, or F&D, Cost Case and a Low F&D Cost Case, in which the principal variable was the finding and development cost related to spending excess cash flow on additional exploration opportunities. In both cases with respect to Belco, excess cash flow was assumed to be used to repay existing credit facilities and was then used for additional exploration opportunities. In the Belco High F&D Cost Case, available excess cash was assumed to be invested at a finding and development cost of $1.50/Mcfe. In the Belco Low F&D Cost Case, available excess cash was assumed to be invested at a finding and development cost of $1.25/Mcfe. In both cases with respect to Westport, excess cash flow was used for additional exploration activities. In the Westport High F&D Cost Case, available excess cash was assumed to be invested at a finding and development cost of $1.25/Mcfe. In the Westport Low F&D Cost Case, available excess cash was assumed to be invested at a finding and development cost of $1.00/Mcfe. Petrie Parkman calculated a range of terminal equity value values by applying different terminal multiples to projected 2005 discretionary cash flow and applied after-tax discount rates of 15.0% to 17.5% to the terminal equity values.

     From the equity reference values implied by this analysis, Petrie Parkman determined composite equity reference value ranges per fully diluted share of Belco and Westport to derive implied exchange ratio reference ranges of 0.4531 to 0.4651 and 0.3621 to 0.3699 for the High F&D Cost Case and the Low F&D Cost Case, respectively, as compared to the Belco exchange ratio of 0.4125.

     Pro Forma Merger Analysis. Petrie Parkman analyzed the pro forma financial effects of the merger as of May 30, 2001 and for the fiscal years ended 2001 and 2002 with estimated financial projections provided by Belco and Westport. Belco estimates were adjusted to provide for a conversion from full cost to successful efforts accounting. For purposes of its analysis, Petrie Parkman used the merger exchange ratio and assumed the merger would be accounted for using purchase accounting. Petrie Parkman further assumed $3.5 million of pre-tax synergies in 2002. This analysis used balance sheets for Belco and Westport as of March 31, 2001, and a Westport stock price of $28.65 as of May 30, 2001. This analysis indicated that the merger would be dilutive to Westport's 2001 and 2002 estimated earnings and 2001 estimated discretionary cash flow and accretive to Westport's 2002 estimated discretionary cash flow. This analysis also indicated that the merger would result in a higher debt to 2001 estimated EBITDAX and discretionary cash flow and a higher 2001 estimated EBITDAX to 2001 estimated interest and preferred dividend than projected for Westport on a stand-alone basis.

     The description set forth above constitutes a summary of the analyses employed and factors considered by Petrie Parkman in rendering its opinion to the Belco board of directors. Petrie Parkman believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

     In arriving at its opinion, Petrie Parkman did not attribute any particular weight to any analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document.

     In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and Petrie Parkman, Petrie Parkman cannot assure that the estimates will prove to be accurate.

     No company used in the analyses of other publicly traded companies nor any transaction used in the analyses of comparable transactions is identical to Belco, Westport or the proposed merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

     Petrie Parkman, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Belco selected Petrie Parkman as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the proposed merger. Petrie Parkman has in the past provided investment banking services to Belco and Westport and has received customary fees for such services. In the ordinary course of business, Petrie Parkman or its affiliates may trade in the debt or equity securities of Belco and Westport for its account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Under the engagement letter, Belco agreed to pay to Petrie Parkman a fee of $1,000,000, of which $300,000 was payable upon delivery of the opinion and the remainder of which will be payable upon consummation of the merger. In addition, Belco also agreed to reimburse Petrie Parkman for its reasonable out-of-pocket expenses related to its rendering of a fairness opinion, including the reasonable fees and expenses of its legal counsel. Belco also agreed to indemnify Petrie Parkman and its affiliates, the respective directors, officers, partners, agents and employees of Petrie Parkman and its affiliates, and controlling persons for certain losses, claims, damages, liabilities and expenses related to or arising out of its engagement in this respect.

OPINION OF WESTPORT'S FINANCIAL ADVISOR

     Credit Suisse First Boston has provided a fairness opinion to Westport in connection with the merger. Westport selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise, reputation and familiarity with Westport's business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Westport requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to Westport of the exchange ratio provided for in the merger. On June 8, 2001, at a meeting of the Westport board of directors held to consider the merger, Credit Suisse First Boston rendered to the Westport board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 8, 2001, to the effect that, as of that date and based on and subject to the matters described in its written opinion, the exchange ratio was fair, from a financial point of view, to Westport.

     The full text of Credit Suisse First Boston's written opinion dated June 8, 2001 to the Westport board of directors, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex F and is incorporated into this document by reference. Westport stockholders are urged to read this opinion carefully in its entirety. Credit Suisse First Boston's opinion is addressed to the Westport board of directors and only relates to the fairness of the exchange ratio from a financial point of view to Westport. Credit Suisse First Boston's opinion does not address any other aspect of the proposed merger or any related transaction, and does not constitute a recommendation to any stockholder as to any matters relating to the merger. The summary of Credit Suisse First Boston's opinion in this document is qualified in its entirety by reference to the full text of the opinion.

     In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and related documents, as well as publicly available business and financial information relating to Westport and Belco. Credit Suisse First Boston also reviewed other information relating to Westport and Belco, including financial forecasts, which Westport and Belco provided to and discussed with Credit Suisse First Boston, and met with Westport's and Belco's managements to discuss the businesses and prospects of Westport and Belco.

     Credit Suisse First Boston also considered financial and stock market data of Westport and Belco, and compared those data with similar data for other publicly held companies in businesses similar to Westport and Belco and considered, to the extent publicly available, the financial terms of other business combinations and transactions recently announced or completed. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations, and financial, economic and market criteria that it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information that was provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to financial forecasts, Credit Suisse First Boston was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Westport's and Belco's managements as to the future financial performance of Westport and Belco and as to the cost savings and other potential synergies, including the amount, timing and achievability thereof, anticipated to result from the merger. Credit Suisse First Boston also assumed, with Westport's consent, that the merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. Credit Suisse First Boston assumed, with Westport's consent, that in the course of obtaining the necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the contemplated benefits to Westport of the merger. Westport also advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger will be consummated in accordance with the terms of the merger agreement without waiver, amendment or modification of any material term, condition or agreement set forth therein.

     Credit Suisse First Boston was not requested to and did not make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Westport or Belco, and was not furnished with any evaluations or appraisals. Credit Suisse First Boston's opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated as of the date of such opinion. Credit Suisse First Boston's opinion does not address the relative merits of the merger as compared to alternative transactions or business strategies that may be available to Westport, nor does it address Westport's underlying business decision to engage in the merger. Credit Suisse First Boston did not express any opinion as to the actual value of Belco common stock when issued pursuant to the merger or the prices at which such common stock will trade at any time. Credit Suisse First Boston was engaged solely by Westport to render its opinion to the Westport board of directors with respect to the fairness to Westport from a financial point of view of the exchange ratio, and Credit Suisse First Boston did not participate in the negotiation of the merger agreement or the determination of the exchange ratio, and did not make any recommendations in respect of the exchange ratio.

     Set forth below is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion dated June 8, 2001, delivered to the Westport board of directors in connection with the merger.

     The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. In preparing its opinion to the Westport board of directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole, and that selecting portions of its analyses and factors without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Westport and Belco. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Westport or Belco or the proposed merger, therefore an evaluation of the results of those analyses is not entirely mathematical. In evaluating the companies and transactions listed below, Credit Suisse First Boston made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Westport or Belco, such as the impact of competition on Westport, Belco and the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Westport, Belco, the industry or the financial markets in general and the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

     The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may besold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Westport board of directors in its evaluation of the proposed merger, and should not be viewed as determinative of the views of the Westport board of directors or Westport's management with respect to the merger or the exchange ratio.

     Exchange Ratio Reference Range Analyses. Credit Suisse First Boston derived implied exchange ratio reference ranges based on a discounted cash flow analysis, selected comparable companies analysis, sum-of-the-parts analysis, selected comparable corporate acquisitions analysis, net asset value analysis and relative analyses for Westport and Belco, as more fully described below. Credit Suisse First Boston then compared the exchange ratio in the merger of
0.4125 with the exchange ratio reference ranges implied by these analyses.

     Discounted Cash Flow Analysis. Credit Suisse First Boston estimated the present value of the stand-alone, unlevered, after-tax free cash flows that each of Westport and Belco could produce over calendar years 2001 through 2006. Credit Suisse First Boston performed its analysis based on three scenarios: a base case, a cost-adjusted case and a price-adjusted case. All cases for Westport and Belco were based on adjustments to December 31, 2000 engineering projections prepared by Westport and Belco with varied future rates of production, and discussions with Westport's and Belco's managements. The base cases and cost-adjusted cases reflect implied forward prices based on the New York Mercantile Exchange forward strip in the oil and natural gas futures market as of June 6, 2001. The cost-adjusted cases were based on adjustments to the base cases provided to or discussed with Westport's and Belco's managements to reflect increased finding and development costs for each company's reserves. The price-adjusted cases were based on adjustments to the base cases for Westport and Belco provided to or discussed with Westport's and Belco's managements to reflect Credit Suisse First Boston Equity Research's price deck as of June 6, 2001 for oil and natural gas for 2001 through 2002 and escalated 2% per year, thereafter.

     Credit Suisse First Boston calculated ranges of estimated terminal values by multiplying calendar year 2006 earnings before interest, taxes, depreciation, amortization and exploration expense, commonly referred to as EBITDAX, by multiples ranging from 5.5 to 6.5 in the case of Westport and 4.5 to 5.5 in the case of Belco. The estimated after-tax free cash flows and terminal values of Westport and Belco were then discounted to present value using discount rates of 10% to 12%. This analysis indicated an implied exchange ratio reference range of
0.34 to 0.64 for the base case, 0.32 to 0.64 for the cost-adjusted case and 0.29 to 0.61 for the price-adjusted case.

     Selected Comparable Companies Analysis. Credit Suisse First Boston compared financial, operating and stock market data of Westport and Belco to corresponding data of publicly traded companies in the oil and gas exploration and production industry. Credit Suisse First Boston compared financial, operating and stock market data of the following companies to Belco:

     - Chesapeake Energy Corporation

     - Mission Resources Corp. (formerly known as Bellwether Exploration
       Company)

     - Pure Resources, Inc.

     - Range Resources Corporation

     - St. Mary Land and Exploration Company

     Credit Suisse First Boston compared financial, operating and stock market data of the following companies to Westport:

     - Forest Oil Corporation

     - Newfield Exploration Company

     - Pioneer Natural Resources Company

     - Pogo Producing Company

     - Stone Energy Corporation

     - XTO Energy Inc. (formerly known as Cross Timbers Oil Company)

     Credit Suisse First Boston reviewed enterprise values, calculated as equity value, plus total debt, preferred stock and minority interest, less cash, as multiples of EBITDAX for estimated calendar years 2001 and 2002. Credit Suisse First Boston also reviewed enterprise values as multiples of calendar year 2000 proved reserves and the standardized measure of discounted future net cash flows relating to proved reserves, commonly referred to as after-tax SEC value. Credit Suisse First Boston then applied a range of selected multiples derived from the selected companies of estimated calendar years 2001 and 2002 EBITDAX, excluding the effects of hedging, and calendar year 2000 proved reserves and after-tax SEC value to the corresponding data of Westport and Belco. All multiples were based on closing stock prices for the relevant comparable companies on June 6, 2001. Estimated financial data for the selected companies was based on publicly available research analysts' estimates and estimated financial data for Westport and Belco was based on the price-adjusted cases for Westport and Belco. This analysis indicated an implied exchange ratio reference range of 0.26 to 0.63.

     Sum-of-the-Parts Analysis. Credit Suisse First Boston separately analyzed each of Westport's and Belco's domestic exploration and production geographic operating regions. For purposes of this analysis, Credit Suisse First Boston reviewed the estimated present value, at discount rates of 10% and 12%, of the stand-alone, unlevered free cash flows of these geographic regions and purchase prices payable in selected merger and acquisition transactions in similar geographic regions. This analysis indicated an implied exchange ratio reference range of 0.27 to 0.64.

     Selected Comparable Corporate Acquisitions Analysis. Credit Suisse First Boston analyzed publicly available information on selected announced corporate transactions with respect to the oil and gas exploration and production industry. The following transactions were analyzed as they relate to Belco:

     - Kerr-McGee Corporation/HS Resources, Inc. (May 2001)

     - The Williams Companies, Inc./Barrett Resources Corporation (May 2001)

     - Bellwether Exploration Company/Bargo Energy Company (January 2001)

     - Alberta Energy, Ltd./Ballard Petroleum, LLC (January 2001)

     - Newfield Exploration Company/Lariat Petroleum Inc. (December 2000)

     - Marathon Oil Company/Pennaco Energy, Inc. (December 2000)

     - Pogo Producing Company/North Central Oil Corporation (November 2000)

     - Chesapeake Energy Corporation/Gothic Energy Corporation (June 2000)

     - Alberta Energy, Ltd./McMurry Oil Company(May 2000)

     - Louis Dreyfus Natural Gas Corp./Costilla Energy, Inc. (April 2000)

     - Prize Energy Corp./Vista Energy Resources, Inc. (October 1999)

     - Chesapeake Energy Corporation/Hugoton Energy Corporation (November 1997)

     - Belco Oil & Gas Corp./Coda Energy, Inc. (November 1997)

     - Chesapeake Energy Corporation/DLB Oil & Gas, Inc. (October 1997)

     - Parker & Parsley Petroleum Company/MESA Inc. (April 1997)

     The following transactions were analyzed as they relate to Westport:

     - Denbury Resources Inc./Matrix Oil & Gas, Inc. (June 2001)

     - The Williams Companies, Inc./Barrett Resources Corporation (May 2001)

     - Pure Resources, Inc./Hallwood Energy Corporation (March 2001)

     - Amerada Hess Corporation/LLOG Exploration Company (February 2001)

     - Pure Resources, Inc./International Paper Company (January 2001)

     - Alberta Energy, Ltd./Ballard Petroleum, LLC (January 2001)

     - Marathon Oil Company/Pennaco Energy, Inc. (December 2000)

     - Stone Energy Corporation/Basin Exploration, Inc. (October 2000)

     - The Meridian Resource Corporation/Shell Oil Co. (July 2000)

     - Forest Oil Corporation/Forcenergy Inc. (July 2000)

     - Devon Energy Corporation/Santa Fe Snyder Corporation (May 2000)

     - BP Amoco PLC/Vastar Resources, Inc. (March 2000)

     - Santa Fe Energy Resources, Inc./Snyder Oil Corporation (January 1999)

     - Kerr-McGee Corporation/Oryx Energy Company (October 1998)

     - Ocean Energy, Inc./United Meridian Corporation (December 1997)

     - Sonat Inc./Zilkha Energy Company (November 1997)

     - Belco Oil & Gas Corp./Coda Energy, Inc. (November 1997)

     - The Meridian Resource Corporation/Cairn Energy USA, Inc. (July 1997)

     - Burlington Resources Inc./The Louisiana Land & Exploration Company(July
       1997)

     - Louis Dreyfus Natural Gas Corp./American Exploration Company (June 1997)

     For each transaction listed above, Credit Suisse First Boston calculated ratios of the transaction value to the target company's reported proved reserves and estimated EBITDAX. Credit Suisse First Boston then applied the resulting reference ranges to Westport's and Belco's 2000 reported proved reserves and 2001 estimated EBITDAX, excluding the effects of hedging, generated from Westport's and Belco's price-adjusted cases. This analysis indicated an implied exchange ratio reference range of 0.31 to 0.70.

     Net Asset Value Analysis. Credit Suisse First Boston estimated the future pre-tax cash flows that Westport and Belco could be expected to generate from its proved, probable and possible reserves as of December 31, 2000. The analysis was generated using implied forward prices based on the New York Mercantile Exchange forward strip in the oil and natural gas futures market. For each scenario, Credit Suisse First Boston calculated the unlevered free cash flows that Westport and Belco would be expected to generate from its proved, probable and possible reserves during fiscal years 2001 through the economic useful lives of the reserves based upon engineering projections prepared by the managements of Westport and Belco. The unlevered free cash flows were then discounted to obtain a present value using discount rates of 10% and 12%. Credit Suisse First Boston added to those estimated values for proved, probable and possible reserves assessments of the values of certain other assets and liabilities of Westport and Belco, including, but not limited to, cash, the book value of debt and preferred stock and the present value of Westport's and Belco's hedging gains and losses. These assessments of the values of certain other assets and liabilities were made by Credit Suisse First Boston based on information and assumptions provided by Westport's and Belco's managements. The analysis resulted in an implied exchange ratio of 0.40 to 0.53.

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

     Relative Analyses. Credit Suisse First Boston also conducted the following relative analyses and compared the exchange ratio in the merger of 0.4125 with the exchange ratios implied by these analyses:

     Relative Contribution Analysis. Credit Suisse First Boston performed an exchange ratio analysis utilizing the base cases for Westport and Belco, comparing the relative contributions of Westport and Belco to the combined company's estimated and actual calendar year 2001 through estimated calendar year 2005 EBITDAX and after-tax cash flow, estimated and actual calendar year 2001 and estimated calendar year 2002 oil and gas production and net income, and calendar year 2000 proved reserves and after-tax SEC value. This analysis yielded an implied exchange ratio reference range of 0.34 to 0.97.

     Historical Stock Trading Analysis. Credit Suisse First Boston performed an exchange ratio analysis comparing the closing prices for Westport common shares and Belco common shares on June 6, 2001, and the average daily closing share prices for the five trading days, twenty trading days and sixty trading days preceding June 6, 2001, as well as for the trading period from Westport's IPO on October 20, 2000 to June 6, 2001. Credit Suisse First Boston also reviewed the premiums implied by the exchange ratio of 0.4125 in the merger to the relative historical trading relationship of Westport common shares and Belco common shares over those periods. This comparison yielded an implied exchange ratio reference range of 0.33 to 0.46.

     Pro Forma Merger Analysis. Credit Suisse First Boston analyzed the potential pro forma effect of the merger based on the exchange ratio of 0.4125 on Westport's earnings per share and cash flow per share for estimated and actual calendar year 2001 and estimated calendar year 2002 both before and after giving effect to losses associated with Belco's hedging program. For purposes of this analysis, Credit Suisse First Boston utilized the base cases for Westport and Belco and assumed that the merger would be accounted for as a purchase and that Belco's operations would be accounted for using the successful efforts method of accounting, as opposed to the full cost method that was historically used by Belco. Before the effect of losses associated with Belco's hedging program, this analysis indicated that the proposed merger would be accretive in estimated and actual calendar year 2001 and estimated calendar year 2002 to Westport's earnings per share and cash flow per share. After considering the effect of losses associated with Belco's hedging program, this analysis indicated that the proposed merger would be dilutive in estimated and actual calendar year 2001 and estimated year 2002 to Westport's earnings per share and dilutive in estimated and actual calendar year 2001 and accretive in estimated calendar year 2002 to Westport's cash flow per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Miscellaneous. Westport has agreed to pay Credit Suisse First Boston a customary fee for rendering its fairness opinion upon completion of the merger. Westport also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the U.S. federal securities laws, arising out of its engagement.

     Credit Suisse First Boston and its affiliates have in the past provided services to Westport for which services Credit Suisse First Boston and its affiliates have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of both Westport and Belco for their own accounts and for the accounts of customers, and, accordingly, may at any time hold long or short positions in those securities.

ACCOUNTING TREATMENT

     New Westport intends to account for the merger as a purchase under generally accepted accounting principles. Even though Belco will be the surviving corporation in the merger, because Westport stockholders will own a majority of the outstanding common stock of New Westport, the merger will be accounted for as a reverse acquisition in which Westport is the purchaser of Belco. On the date of the merger, New Westport will record the assets acquired and liabilities assumed from Westport based upon their historical costs and the assets and liabilities of Belco will be recorded at their estimated fair market values. For a presentation of the anticipated effects of the accounting treatment on the consolidated financial position and results of operations of New Westport after giving effect to the merger, see "Unaudited Pro Forma Condensed Combined Financial Statements of New Westport."

BOARD OF DIRECTORS AND MANAGEMENT OF NEW WESTPORT FOLLOWING THE MERGER

     Immediately subsequent to the merger, the New Westport board of directors will have 11 members and will be divided into three classes -- Class I, Class II and Class III -- as set forth in the New Westport articles of incorporation. Each class will be as nearly equal in number as possible, with directors in each class having a three year term following a transition period in which the initial Class I directors serve a one-year term expiring at the annual meeting of stockholders in 2002, the initial Class II directors serve a two-year term expiring at the annual meeting of stockholders in 2003 and the initial Class III directors serve a three-year term expiring at the annual meeting of stockholders in 2004. Eleven individuals will be elected to the New Westport board of directors. The Westport nominees are Alex M. Cranberg, James M. Funk, Murry S. Gerber, Peter R. Hearl, David L. Porges, Michael Russell, Randy Stein, William
F. Wallace and Donald D. Wolf, all of whom currently serve on the Westport board of directors. The Belco nominees are Robert A. Belfer and Laurence D. Belfer, each of whom currently serves on the Belco board of directors. For a discussion of the classes and the directors to be voted on, see "Election of Directors."

     If at any time prior to the effective time of the merger any Westport director nominee or Belco director nominee is unable to serve as a director of New Westport at the effective time, the company that nominated such individual will nominate another individual to serve in such individual's place.

     After the merger, the management of New Westport will include the following executive officers:

NAME                            POSITION WITH NEW WESTPORT           CURRENT POSITION
----                            --------------------------           ----------------
Donald D. Wolf...............  Chairman of the Board and       Chairman of the Board and
                                 Chief Executive Officer         Chief Executive Officer of
                                                                 Westport
Barth E. Whitham.............  President and Chief Operating   President and Chief Operating
                                 Officer                         Officer of Westport
Grant W. Henderson...........  Executive Vice President and    President and Chief Operating
                                 General Manager -- Southern     Officer of Belco
                                 Business Unit
Lon McCain...................  Vice President and Chief        Vice President and Chief
                                 Financial Officer               Financial Officer of
                                                                 Westport
Kenneth D. Anderson..........  Vice President -- Accounting    Vice President -- Accounting
                                                               of Westport
Lynn S. Belcher..............  Vice President and General      Vice President -- Business
                                 Manager -- Northern             Development of Westport
                                 Business Unit
Brian K. Bess................  Vice President -- Engineering   Vice President -- Engineering
                                                               of Westport
Howard L. Boigon.............  Vice President, General         Vice President, General
                               Counsel and Secretary           Counsel and Secretary of
                                                                 Westport
Robert R. McBride............  Vice President and General      Vice President and General
                                 Manager -- Gulf of Mexico       Manager, Gulf Coast, of
                                 Business Unit                   Westport

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

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. On -- , 2001, Belco and Westport submitted the required filings to the Federal Trade Commission and the Antitrust Division. The waiting period under the HSR Act is currently scheduled to expire on -- , 2001. Under the HSR Act procedures, the waiting period could also either be terminated prior to this date or extended as a result of the issuance of a request for additional information by the Federal Trade Commission or the Antitrust Division.

     The Federal Trade Commission and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the Federal Trade Commission or the Department of Justice could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of Belco or Westport. Belco and Westport believe that the completion of the merger will not violate the antitrust laws. We cannot predict, however, whether the merger will be challenged on antitrust grounds, or, if such a challenge is made, what the result will be.

     Other than as we describe in this document, the merger does not require the approval of any U.S. federal or state agency. We may, however, be required to make various filings with U.S. federal and state governmental authorities to complete the merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the boards of directors with respect to the merger, stockholders of Belco and Westport should be aware that certain officers, directors and employees of Belco and Westport have the following interests in the merger that are separate from and in addition to the interests of stockholders of Belco and Westport generally. The boards of directors were aware of these interests and took them into account in approving the merger agreement and the transactions contemplated thereby.

  Composition of New Westport Board of Directors

     The merger agreement provides that immediately subsequent to the effective time of the merger, the New Westport board of directors will consist of 11 members. Each of the nine Westport nominees currently serves on the Westport board of directors and each of the two Belco nominees currently serves on the Belco board of directors. For a discussion of the directors to be voted on, see "Election of Directors."

  Retention and Severance Agreements of Belco

     In connection with the transactions contemplated by the merger agreement, Belco entered into a retention and severance benefit plan, or the Retention and Severance Plan, pursuant to which employees of Belco will receive certain benefits. The Retention and Severance Plan generally provides that each Belco employee will receive a lump sum retention payment equal to 30% of such employee's aggregate wages earned during a retention period lasting from June 8, 2001 until the earlier of (1) 90 days after the effective date of the merger or
(2) the termination of the merger agreement. The retention payment will be paid by New Westport within 30 days of the end of the retention period. The Retention and Severance Plan also generally provides that severance benefits will be paid to Belco employees whose employment is terminated for any reason other than "cause" during the period from June 8, 2001 through the earlier of

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

(1) 18 months after the effective date of the merger or (2) the termination of the merger agreement. The severance compensation payable under the Retention and Severance Plan is as follows:

TITLE                                                 AMOUNT OF PAYMENT(1)
-----                                                 --------------------
Senior Vice President or higher..........   Three months salary per year of service
                                            with a maximum payment of 18 months
                                              salary
Vice President...........................   Two months salary per year of service
                                            with a maximum payment of 12 months
                                              salary
All other employees......................   One months salary per year of service
                                            with a maximum payment of 6 months salary

---------------

(1) Minimum severance compensation for any eligible employee will be two months salary.

     Severed employees eligible for severance benefits under the Retention and Severance Plan may also be eligible for certain health insurance benefits. Compensation payable under the Retention and Severance Plan will be subject to applicable withholding taxes and will not be eligible for 401(k) matching benefits.

  Belco New York Offices

     New Westport has agreed to continue to pay rental expenses associated with Belco's lease of office space in New York through December 31, 2001, after which time the lease and obligations thereunder will be assumed by Robert A. Belfer. Mr. Belfer will succeed Belco as the owner of all furniture, fixtures and equipment located in Belco's New York office and will take possession of this property on December 31, 2001.

  Employee Loans

     Certain officers and employees of Belco have loans outstanding to Belco in the aggregate amount of $1,031,291 (principal plus accrued interest through May 31, 2001). The loans were used to purchase shares of Belco common stock in conjunction with Belco's initial public offering in 1996 and matured on July 1, 2001. Belco and Westport have agreed that these loans are to be repaid at 50% of their current balance. Payment will be due 30 days from the effective date of the merger, and may be made in cash or by the voluntary cancellation of "in the money" vested stock options held by the respective employee. Any compensation payable under Belco's Retention and Severance Benefit Plan may be used to offset any amount owed on the respective employee's loan.

  Stock Plans

     As a result of the merger, stock options issued under Belco's 1996 Non-employee Directors' Stock Option Plan and the 1996 Stock Incentive Plan will become fully vested and exercisable at the effective time notwithstanding any exercisability or vesting provisions. In addition, the restrictions on disposition and forfeiture provisions on all restricted shares of Belco common stock issued under these plans will terminate at the effective time. Certain officers and directors of Belco hold stock options and restricted shares.

  Directors' and Officers' Indemnification and Insurance

     The merger agreement provides that New Westport will, for six years after the effective time of the merger, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the effective time of the merger, an officer or director of Belco, Westport or any of their respective subsidiaries or an employee of Belco, Westport or any of their respective subsidiaries who acts as a fiduciary under any of Belco's benefit plans or Westport's benefit plans (each as defined in the merger agreement) against all losses, claims, damages, liabilities, fees and expenses arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the effective time of the merger to the full extent permitted under Nevada law or New Westport's articles of incorporation and bylaws and Belco's and Westport's written indemnification agreements in effect as of June 8, 2001. Any determination of whether

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a person's conduct complies with the required standard will be made by independent counsel mutually acceptable to New Westport and the indemnified party.

     New Westport will maintain Belco's and Westport's existing officers' and directors' liability insurance policies for a period of not less than six years after the effective time of the merger, but only to the extent related to actions or omissions prior to the effective time; provided, that (1) New Westport may substitute for such policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers, (2) such substitution will not result in gaps or lapses of coverage with respect to matters occurring prior to the effective time and (3) New Westport will not be required, in order to maintain such policies, to pay an annual premium in excess of 200% of the greater of (a) the aggregate last annual premium paid by each of Belco and Westport with respect to their existing policies and (b) the aggregate annual premium for each of Belco and Westport with respect to their policies for the year in which the closing occurs; and provided further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the cap calculated above, then New Westport will maintain policies that provide the maximum coverage available at an annual premium equal to such cap.

DISSENTERS' OR APPRAISAL RIGHTS

     Under both Nevada law, the jurisdiction of organization of Belco, and Delaware law, the jurisdiction of organization of Westport, holders of Belco common stock, Belco preferred stock or Westport common stock are not entitled to appraisal rights in connection with the merger.

BELCO PREFERRED STOCK

     The outstanding shares of Belco's 6 1/2% convertible preferred stock will not be affected by the merger and will remain outstanding and the existing conversion ratio will be adjusted so that holders will be entitled to receive
0.465795 of a share of New Westport common stock upon conversion.

DELISTING AND DEREGISTRATION OF WESTPORT COMMON STOCK

     If the merger is completed, the shares of Westport common stock will be delisted from the NYSE and will be deregistered under the Securities Exchange Act of 1934. The stockholders of Westport will become stockholders of New Westport and their rights as stockholders will be governed by New Westport's articles of incorporation and bylaws, and by the laws of the State of Nevada as set forth in Annexes B and C, respectively. See "Comparison of Stockholders' Rights."

FEDERAL SECURITIES LAW CONSEQUENCES; RESALE RESTRICTIONS

     Except as noted below, all shares of New Westport common stock that Westport and Belco common stockholders will receive in the merger will be freely transferable. Persons who are deemed to be "affiliates" of Westport or Belco under the Securities Act of 1933 at the time of the Westport or Belco special meeting, as applicable, may resell the shares of New Westport common stock they receive in the merger only in transactions permitted by Rule 145 under the Securities Act of 1933 or Rule 144 under the Securities Act of 1933 in the case of persons who become affiliates of New Westport or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of Westport, New Westport or Belco for the above purposes generally include individuals or entities that control, are controlled by or are under common control with Westport, New Westport or Belco, and include directors and certain executive officers of Westport, New Westport or Belco, as well as significant stockholders. The merger agreement requires that Westport use all reasonable efforts to cause each of these affiliates to deliver to Belco no later than five days prior to the effective time of the merger a written agreement to the effect that these persons will not sell, transfer or otherwise dispose of any of the shares of New Westport common stock issued to them in the merger in violation of the Securities Act of 1933 or the related SEC rules.

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

     This joint proxy statement/prospectus does not cover any resales of the New Westport common stock received in the merger, and no person is authorized to make any use of this joint proxy statement/ prospectus in connection with any such resales.

                         TERMS OF THE MERGER AGREEMENT

     The following is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document and is incorporated herein by reference. This summary is qualified in its entirety by reference to the merger agreement. You should carefully read the merger agreement in its entirety because it, and not this document, is the legal document that governs the merger.

EFFECTIVE TIME OF THE MERGER

     The merger agreement provides that, as soon as practicable on the day of the satisfaction or waiver of the conditions to effecting the merger, the parties will cause the merger to be consummated upon the later of (1) filing properly executed Articles of Merger with the Secretary of State of the State of Nevada executed in accordance with the relevant provisions of the NRS, (2) filing a properly executed Certificate of Merger with the Secretary of State of the State of Delaware executed in accordance with the relevant provisions of the DGCL, or (3) at such later time as the parties agree and set forth in such certificates of merger. We currently anticipate that we will complete the merger shortly after the Belco special meeting and the Westport special meeting, if the merger agreement is approved and adopted at the Belco special meeting and the Westport special meeting and all other conditions to the merger have been satisfied or waived.

     At the effective time of the merger, Westport will merge with and into Belco and the separate existence of Westport shall cease, and New Westport will be the surviving corporation in the merger.

MANNER AND BASIS OF CONVERTING SHARES

     As of the effective time of the merger, without any action on the part of the holders of Belco common stock, each share of Belco common stock issued and outstanding immediately prior to the effective time shall be converted into the right to receive 0.4125 of a share of New Westport common stock. All such Belco common stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and shall cease to exist. The holder of a certificate that, immediately prior to the effective time, represented outstanding shares of Belco common stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificate, a certificate representing the requisite number of shares of New Westport common stock and any cash in lieu of fractional shares of Belco common stock to which such holder is entitled, without interest.

     As of the effective time of the merger, without any action on the part of the holders of Westport common stock, each share of Westport common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one share of New Westport common stock. All shares of Westport common stock, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist. The holder of a certificate that, immediately prior to the effective time, represented outstanding shares of Westport common stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such certificate, a certificate representing the requisite number of shares of New Westport common stock without interest.

     The outstanding shares of Belco 6 1/2% convertible preferred stock will remain outstanding and the existing conversion ratio will be adjusted so that holders will be entitled to receive 0.465795 of a share of New Westport common stock upon conversion.

     No fractional shares of New Westport common stock will be issued in the merger and fractional share interests will not entitle the holder of such fractional interests to vote or to any rights of a Belco stockholder. Belco or Westport stockholders who would otherwise receive fractional shares will instead be entitled to receive a cash payment equal to the value of these fractional share interests as determined by
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multiplying the fraction of a share of New Westport common stock to which such holder would have otherwise been entitled by the closing sales price of a share of Belco common stock on the trading day immediately preceding the effective time of the merger.

     All shares of Belco common stock that (1) are owned by Belco as treasury stock or (2) owned by Westport or its subsidiaries and all shares of Westport common stock that (1) are owned by Westport as treasury stock or (2) owned by Belco or its subsidiaries will be cancelled and retired and will cease to exist and no stock of New Westport or other consideration will be delivered in exchange.

     All shares of New Westport common stock issued upon the surrender of certificates in accordance with the terms of the merger agreement will be deemed to have been issued in full satisfaction of all rights pertaining to those certificates and the Belco and Westport common stock formerly represented thereby.

EXCHANGE PROCEDURES

     Promptly after the completion of the merger, an exchange agent will send a letter of transmittal to each holder of record of Belco and Westport stock certificates along with instructions for effecting the surrender of Belco and Westport stock certificates in exchange for certificates representing shares of New Westport common stock (plus cash in lieu of fractional shares as provided above). Upon surrender of a Belco or Westport stock certificate for cancellation, together with a duly executed and properly completed letter of transmittal, the holder of the stock certificate will be entitled to receive that number of whole shares of New Westport, and, if applicable, cash that such holder has the right to receive pursuant to the merger agreement. BELCO AND WESTPORT STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL.

     If your Belco or Westport common stock certificate has been lost, stolen or destroyed, you may make an affidavit of that fact and, if required by New Westport, post a bond in such reasonable amount as New Westport may direct as indemnity against any claim that may be made against it with respect to such Belco or Westport common stock certificate. Upon receipt of the affidavit and bond, if any, the exchange agent will issue in exchange for such lost, stolen or destroyed Belco or Westport common stock certificate the requisite number of shares of New Westport common stock and, if applicable, cash and unpaid dividends and other distributions on such shares of New Westport common stock.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties of Belco and Westport relating to, among other things, certain aspects of the respective businesses and financial statements of the parties and certain other matters. The representations and warranties expire at the effective time of the merger.

CONDUCT OF BUSINESS PRIOR TO THE MERGER

     Belco and Westport have agreed that, prior to the completion of the merger, unless contemplated by the merger agreement or otherwise consented to in writing by the other, each of Belco and Westport will and will cause its subsidiaries to conduct its respective businesses in the ordinary course consistent with past practice and will use all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of the merger agreement.

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     Belco has agreed that, until the effective time of the merger, subject to certain exceptions and unless consented to in writing by Westport, it will not do, and will not permit any of its subsidiaries to do, any of the following:

     - adopt or propose any change to its articles of incorporation or bylaws;

     - declare, set aside or pay any dividend or other distribution with respect to any shares of common stock of Belco or its subsidiaries (except for normal quarterly dividends on the Belco preferred stock and intercompany dividends from direct or indirect wholly-owned subsidiaries);

     - split, combine or reclassify any of its common stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock, or purchase or otherwise acquire, directly or indirectly, any shares of its common stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

     - merge or consolidate with any other person or acquire assets of, or an equity interest in, any other person, or enter into a new line of business or commence business operations outside of its existing area of operations;

     - sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Belco and its direct and indirect wholly-owned subsidiaries) with an aggregate fair market value exceeding $5.0 million (other than sales of hydrocarbons in the ordinary course of business);

     - settle or compromise any material audit, make or change any material tax election or file any materially amended tax return;

     - issue any securities or enter into any amendment of any term of any outstanding security of Belco or any of its subsidiaries;

     - enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

     - incur, assume, guarantee or prepay any indebtedness for borrowed money, except in certain situations;

     - change any of its accounting policies (except those required by applicable law or GAAP);

     - take any action giving rise to certain claims under the WARN Act or any similar state law or regulation;

     - amend its engagement letters with Petrie Parkman & Co., except to the extent that any such amendment or change would result in terms more favorable to Belco;

     - become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any oil and natural gas interests that will individually cost in excess of $750,000, subject to limited exceptions;

     - enter into certain hedging transactions outside its ordinary course of business;

     - enter into any fixed price commodity sales agreements with a duration of more than three months;

     - take, or agree or commit to take, any action that would make any representation and warranty made in the merger agreement inaccurate in any material respect;

     - adopt, amend or assume an obligation to contribute to any employee benefit plan or severance plan or enter into, amend or modify any employment, severance or similar contract with any person;

     - engage in any transaction that could subject Belco or any of its subsidiaries to a civil penalty pursuant to the Employee Retirement Income Security Act of 1974, or ERISA, or a tax imposed pursuant to the Code;
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     - terminate or take any action with respect to any Belco benefit plan that could result in the liability of Belco or any of its subsidiaries to any person;

     - take any action that could adversely affect the qualification of any of its benefit plans or its compliance with ERISA;

     - fail to make any required contribution to its benefit plans;

     - fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any benefit plan;

     - increase the compensation, bonus or benefits payable to any employee or former employee;

     - enter into any commitment or agreement to license or purchase certain seismic data that will result in a transfer fee as a result of the consummation of the transactions contemplated by the merger agreement or cost in excess of $150,000, other than pursuant to agreements or commitments existing on the date of the merger agreement;

     - accelerate, amend or change the period of exercisability of options, restricted stock or other awards granted under any employee stock plan or make any election under any of its stock plans to pay cash in exchange for terminating awards under such plans;

     - modify or terminate any material contracts, other than modifications not adverse to Belco;

     - adopt a plan of complete or partial liquidation, dissolution or reorganization;

     - enter into any contract, agreement, arrangement or understanding that materially limits or otherwise materially restricts Belco or any of its subsidiaries or any successor party, from engaging in or competing in any line of business or in any geographic area; and

     - agree or commit to do any of the foregoing.

     Westport has agreed that, prior to the effective time of the merger, subject to certain exceptions and unless consented to in writing by Belco, it will not do, and will not permit any of its subsidiaries to do, any of the following:

     - adopt or propose any changes to its certificate of incorporation or bylaws;

     - declare, set aside or pay any dividend or other distribution with respect to any shares of its common stock;

     - except as otherwise provided in the merger agreement, reclassify, combine or split any of its common stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its common stock;

     - adopt a plan of complete or partial liquidation, dissolution or reorganization;

     - change any of its accounting policies (except those required by applicable law or GAAP);

     - enter into any acquisition or divestiture or other transaction that would reasonably be expected to delay the consummation of the merger; and

     - agree or commit to do any of the foregoing.

NO SOLICITATION

     Belco has agreed that it and its subsidiaries will not, and will cause their respective officers, directors and employees not to and use reasonable best efforts to ensure that they and their respective subsidiaries' agents and representatives will not (1) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries relating to or the making of any Acquisition Proposal (as hereinafter defined), or (2) directly or indirectly, continue, enter into or engage in any negotiations or discussions concerning any Acquisition Proposal with or furnish any information relating to Belco or its subsidiaries, or provide access
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to the properties, books and records or any confidential information or data of
Belco or any of its subsidiaries to, any person relating to an Acquisition Proposal. However, Belco and its board of directors are permitted to (1) take and disclose to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Securities Exchange Act of 1934, as amended, (2) provide access to properties, books and records and provide information or data in response to a request by a person who has made an unsolicited bona fide Acquisition Proposal if the board of directors receives from the person an executed confidentiality agreement, and (3) engage in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal; if and only to the extent that in connection with the foregoing clauses (2) and (3),

     - Belco's board of directors, after consultation with its independent legal counsel, determines in good faith that such action is legally advisable for the board of directors to comply with its fiduciary duties to its stockholders under applicable law;

     - such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of Belco's board of directors, after consultation with its financial advisor, reasonably capable of being financed by such other person; and

     - Belco's board of directors determines in good faith after consultation with its independent legal counsel and financial advisor that the Acquisition Proposal is reasonably capable of being completed and, if consummated, may reasonably be expected to result in a transaction more favorable to its stockholders than the transaction contemplated by the merger agreement (a "Superior Proposal").

     In addition, Belco shall keep Westport informed in all material respects of the status and details of any such Acquisition Proposal.

     The term "Acquisition Proposal" means any proposal or offer with respect to:

     - any tender offer or exchange offer;

     - any merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Belco or certain of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets or earning power of Belco;

     - any acquisition or purchase of more than 15% of the consolidated assets of Belco; or

     - any acquisition or purchase that would result in any person beneficially owning more than 15% of any class or series of equity or voting securities of Belco or its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets or earning power of Belco.

CERTAIN ADDITIONAL AGREEMENTS

  Employee Benefit Matters

     New Westport shall take all reasonable actions necessary or appropriate to permit the employees who as of the effective time of the merger were employed by Belco and who continue to be employed by New Westport after the effective time, also known as Retained Employees, to continue to participate from and after the effective time in the employee benefit plans or arrangements in which such Retained Employees were participating immediately prior to the effective time. New Westport, however, may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the effective time, provided that New Westport will:

     - take all reasonable actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements substantially comparable to those maintained with respect to other New Westport employees other than the Retained Employees, also known as Replacement Plans;

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     - with respect to a Replacement Plan that is a group health plan (1) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (2) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan;

     - cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under
Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Belco and its subsidiaries and their predecessors to the extent such predecessor employment was recognized by Belco and its subsidiaries; and

     - credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Belco, its subsidiaries and their predecessors to the extent such predecessor employment was recognized by Belco or its subsidiaries.

     After the merger, New Westport will assume the obligations of Westport under Westport's benefit plans. The terms of each such benefit plan will continue to apply in accordance with their terms. At the effective time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by Westport which provide for grants of equity-based awards will be amended or converted into a similar instrument of New Westport, in each case with such adjustments to the terms of such Westport awards as are appropriate to preserve the value inherent in such Westport awards with no detrimental effects on the holders thereof. The other terms of each Westport award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms. At the effective time, automatically and without any action by any person, each outstanding employee or director stock option of Westport and each outstanding employee or director stock option of Belco shall be assumed by New Westport with adjustments to the number of shares available for purchase pursuant to the option and the exercise price of the option as appropriate to reflect the exchange ratio of Westport and Belco common stock respectively in the merger. In addition, each outstanding employee or director stock option of Belco shall become fully vested and exercisable.

CONDITIONS TO THE MERGER

  Conditions to the Obligation of Each Party

     Our respective obligations to effect the merger are subject to the fulfillment at or prior to the effective time of the following conditions:

     - Belco stockholders and Westport stockholders approve the proposals presented at their respective special meetings;

     - no action, suit or proceeding instituted by any governmental authority is pending, and there is no statute, rule, regulation, executive order, decree, ruling or injunction of any court or governmental authority prohibiting the consummation of the merger or making the merger illegal;

     - the SEC declares the registration statement effective under the Securities Act, and no stop order or similar restraining order suspending the effectiveness of the registration statement is in effect and no proceeding for that purpose is pending before or threatened by the SEC;

     - the New Westport common shares to be issued in the merger are approved for listing on the NYSE, subject to official notice of issuance;

     - any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expires or terminates; and

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     - we receive all requisite governmental approvals other than those that, if not received, would not have a material adverse effect on either of us.

  Conditions to the Obligations of Westport

     The obligation of Westport to effect the merger is also subject to the satisfaction at or prior to the effective time of the following conditions, unless waived in writing by Westport:

     - Belco shall have performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the effective time and the representations and warranties of Belco contained in the merger agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and at and as of the effective time as if made at and as of such time unless otherwise expressly contemplated by the merger agreement;

     - Westport shall have received an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. prior to the effectiveness of the registration statement to the effect that:

      - the merger will constitute a reorganization under Section 368(a) of the Code,

      - Belco and Westport will each be a party to that reorganization, and

      - no gain or loss will be recognized by the stockholders of Westport upon the receipt of New Westport common stock in exchange for shares of Westport common stock pursuant to the merger; and

     - the directors and officers of Belco immediately prior to the effective time shall have resigned.

  Conditions to the Obligations of Belco

     The obligation of Belco to effect the merger is also subject to the satisfaction at or prior to the effective time of the following conditions, unless waived in writing by Belco:

     - Westport shall have performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the effective time and the representations and warranties of Westport contained in the merger agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of the merger agreement and at and as of the effective time as if made at such time unless otherwise expressly contemplated by the merger agreement; and

     - Belco shall have received an opinion from Vinson & Elkins L.L.P. prior to the effectiveness of the registration statement to the effect that:

      - the merger will constitute a reorganization under Section 368(a) of the Code,

      - Belco and Westport will each be a party to that reorganization,

      - no gain or loss will be recognized by Belco or Westport by reason of the merger, and;

      - no gain or loss will be recognized by the stockholders of Belco common stock upon the receipt of shares of New Westport common stock in exchange for shares of Belco common stock pursuant to the merger except with respect to any cash received in lieu of fractional share interests.

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TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time and the merger may be abandoned prior to the effective time, whether before or after approval by the stockholders of Belco or Westport:

     - by our mutual written consent;

     - by either of us in certain circumstances if the effective time shall not have occurred on or before December 31, 2001;

     - by either of us if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the merger agreement, and which breach would, if uncured, cause certain closing conditions not to be satisfied and shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party;

     - by either of us if any governmental authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or governmental order making the consummation of the merger illegal or otherwise prohibiting the merger and such governmental order shall have become final and nonappealable, provided that the party seeking to terminate the merger agreement shall have used its reasonable best efforts to remove or lift such governmental order;

     - by Westport

      - if the Belco board of directors (or any committee thereof) (1) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Westport, or (2) shall have recommended to the stockholders of Belco any Acquisition Proposal (other than an Acquisition Proposal made by Westport) or resolved to do so;

      - if Belco shall have entered into an agreement with respect to an Acquisition Proposal (other than an Acquisition Proposal made by Westport);

      or

      - Belco shall have willfully breached its agreements in the merger agreement prohibiting solicitations or requiring the calling and holding of the Belco special meeting under the merger agreement;

     - by Belco, if, prior to the Belco stockholders' approval having been obtained, Belco simultaneously enters into a definitive agreement for a Superior Proposal under certain circumstances and pays the applicable termination fee and expenses; or

     - by either of us if the requisite stockholder approval is not obtained upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof.

     Belco's right to terminate the merger agreement to accept a Superior Proposal is subject to Westport's right to match the Superior Proposal on the terms set forth in the merger agreement.

EXPENSES

  General

     The merger agreement provides that, except as provided below, all expenses incurred by the parties to the merger agreement shall be borne solely and entirely by the party that has incurred such expenses; provided that all expenses related to preparing, printing, filing and mailing the registration statement regarding the New Westport common stock, this joint proxy statement/prospectus and all SEC and other regulatory filing fees incurred in connection with such filings (other than the HSR Act), shall be borne solely and entirely by Westport. Moreover, if the merger agreement is terminated for any reason, except as set forth below, Belco and Westport will share equally all expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a party related to the authorization, preparation, negotiation, execution and performance of the merger agreement and the preparation, printing, filing and mailing of the registration statement regarding the New Westport common stock, this joint proxy statement/prospectus, required filings under the HSR Act and all other matters related to the consummation of the merger.

  Termination Fees

     The merger agreement generally provides that Belco will pay to Westport a termination fee of $12.5 million, plus up to $2.5 million of Westport's documented aggregate expenses, if the merger agreement is terminated in the following circumstances:

     - by Westport

      - if the Belco board of directors (or any committee thereof) (1) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Westport, or (2) has recommended to the stockholders of Belco any Acquisition Proposal (other than an Acquisition Proposal made by Westport),

      - if Belco enters into an agreement with respect to an Acquisition Proposal (other than an Acquisition Proposal made by Westport), or

      - because Belco willfully breaches its covenants in the merger agreement prohibiting solicitations or requiring the calling and holding of the Belco special meeting under the merger agreement; or

     - by Belco, if, prior to Belco stockholder approval, Belco simultaneously enters into a definitive agreement for a Superior Proposal in accordance with certain provisions of the merger agreement.

     Belco will also pay the $12.5 million termination fee and up to $2.5 million of Westport's documented expenses if an Acquisition Proposal has been made to Belco and either Belco or Westport terminates the merger agreement because the effective time has not occurred on or before December 31, 2001 or, under certain circumstances, because the proposals presented at the special meeting of Belco stockholders are not approved and, within 12 months of the termination, Belco or its subsidiaries enter into a definitive agreement for, or consummate, any Acquisition Proposal.

                             SHAREHOLDERS AGREEMENT

     In connection with the proposed merger, Westport Energy LLC, or WELLC, ERI Investments, Inc., or ERI, and a group of current Belco stockholders, or the Belfer Group, entered into the new shareholders agreement with Westport and Belco. By its terms, the new shareholders agreement becomes effective at the effective time of the merger, and terminates if the merger agreement is terminated for any reason prior to the consummation of the proposed merger.

     The new shareholders agreement contains provisions that determine how WELLC, ERI and the Belfer Group will vote their respective shares of New Westport common stock and that, among other things, will have the effect, based on their current share ownership, of giving these parties the ability to determine the composition of the New Westport board of directors and otherwise affect New Westport's corporate governance and business activities, including provisions whereby:

     - WELLC, ERI and the Belfer Group must vote their shares according to and consistent with the terms of the new shareholders agreement;

     - New Westport, WELLC, ERI and the Belfer Group are obligated to take or cause to be taken all lawful action necessary to ensure at all times that New Westport's articles of incorporation and bylaws are at all times consistent with the provisions of the new shareholders agreement;

     - the New Westport board of directors will be comprised of 11 directors, two of whom must be independent directors, as such term is defined in the new shareholders agreement, divided into three classes, with directors in each class having a three-year term following a transition period in which the initial Class I directors serve a one-year term, the initial Class II directors serve a two-year term and the initial Class III directors serve a three-year term;

     - WELLC and ERI each have the right to nominate one director to Class III, one director to Class II and one director to Class I and the Belfer Group has the right to nominate one director to Class III and one director to Class I. The number of directors any such party may nominate is reduced if such party's ownership of New Westport common stock falls below specified percentages of the total number of shares of New Westport common stock then outstanding;

     - WELLC, ERI and the Belfer Group, respectively, each have the right (1) subject to applicable law, to remove, with or without cause, any director nominated in accordance with the terms of the shareholders agreement by WELLC, ERI or the Belfer Group, respectively, and (2) to nominate any replacement for a director nominated in accordance with the terms of the new shareholders agreement by WELLC, ERI or the Belfer Group, respectively, upon the death, resignation, retirement, disqualification or removal from office of such director. The New Westport board of directors shall duly appoint as a director each person so nominated to fill a vacancy on the board of directors. Notwithstanding the foregoing, pursuant to Nevada law, an incumbent director may not be removed from office except with the affirmative vote of at least two-thirds of the issued and outstanding voting power;

     - New Westport may take and may permit its subsidiaries to take and engage in the following actions only upon receiving supermajority approval (as such term is defined in the new shareholders agreement) of the New Westport board of directors:

      - Issuance of Common Stock. Issue, sell, grant or award or enter into any agreement to issue, sell, grant or award any common stock of New Westport other than (1) pursuant to agreements or obligations in existence as of the effective time of the merger, (2) the issuance of common stock of New Westport pursuant to any rights or agreements including without limitation any security convertible or exchangeable into or exercisable for, with or without consideration, common stock of New Westport so long as such rights or agreements received supermajority approval and (3) the grant of options and the issuance of restricted stock under New Westport stock incentive plans for the benefit of New Westport's employees and directors and the issuance of New Westport common stock upon the exercise of such options;

      - Debt to Total Capitalization. Incur funded debt of New Westport and its subsidiaries so that the ratio of debt of New Westport and its subsidiaries to total capitalization is greater than 0.4 to 1.0; and

      - Sale Transactions. Enter into any merger or consolidation of New Westport, sale of all or substantially all of the assets of New Westport or sale of assets or transfer to a third party by sale of assets, merger or otherwise by New Westport or any of its subsidiaries (in one transaction or a series of related transactions) of any subsidiary of New Westport or the assets or business of New Westport or a subsidiary thereof which involves more than $150 million (or such other amount, established by resolution of the New Westport board of directors (approved by supermajority approval) from time to time), of the total assets of New Westport and its subsidiaries taken as a whole, including a sale of New Westport effected by means of a sale of New Westport common stock, but excluding, however, dispositions of assets in the ordinary course of business (including, but not limited to, oil and natural gas production).

     - subject to certain conditions, neither ERI, WELLC nor the Belfer Group will acquire any additional shares of New Westport common stock without the consent of the other parties;

     - each of WELLC, ERI and the Belfer Group is granted unlimited piggyback registration rights;

     - each of WELLC and ERI is granted three demand registration rights and the Belfer Group is granted two demand registration rights; and

     - each of WELLC, ERI and the Belfer Group agree to enter into holdback agreements if requested by the underwriters in underwritten offerings.

      CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following general discussion summarizes the anticipated material U.S. federal income tax consequences of the merger to holders of Westport common stock. This discussion addresses only those stockholders who hold their shares of Westport common stock as a capital asset, and does not address all of the U.S. federal income tax consequences that may be relevant to particular Westport stockholders in light of their individual circumstances, or to Westport stockholders who are subject to special rules, such as:

     - financial institutions;

     - mutual funds;

     - tax-exempt organizations;

     - insurance companies;

     - dealers in securities or foreign currencies;

     - traders in securities who elect to apply a market-to-market method of accounting;

     - foreign holders;

     - persons who hold shares of Westport common stock as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

     - holders who acquired their shares of Westport common stock upon the exercise of warrants or employee stock options or otherwise as compensation.

     The following general discussion also summarizes the anticipated material U.S. federal income tax consequences of the merger to Belco, Westport and the Belco and Westport stockholders. This discussion does not, however, address the anticipated material U.S. federal income tax consequences of the merger to holders of options to purchase Belco or Westport common stock.

     The following discussion is not binding on the Internal Revenue Service. It is based upon the Code and the regulations, rulings, and decisions thereunder in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws and U.S. federal laws other than U.S. federal income tax laws are not addressed. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. BELCO AND WESTPORT STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     It is a condition to the closing of the merger that Westport and Belco each receive an opinion from its tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Westport's tax counsel, Akin, Gump, Strauss, Hauer & Feld, L.L.P., further describes the extent, if any, to which holders of shares of Westport common stock will recognize gain or loss as a result of the merger. In addition, the opinion of Belco's tax counsel, Vinson & Elkins L.L.P., further provides that neither Belco nor Westport will recognize gain or loss as a result of the merger. These opinions are based on customary assumptions and representations made by, among others, Belco and Westport. Belco or Westport may waive the condition that it receive a tax opinion that the merger will constitute a reorganization for U.S. federal income tax purposes. If such event, Belco and Westport will amend this joint proxy statement/prospectus to describe the tax consequences of the merger and will deliver it to stockholders of Belco and Westport to resolicit proxies previously granted. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service or any state taxing authority as to the tax consequences of the merger. THE FOLLOWING DISCUSSION ASSUMES THAT THE MERGER QUALIFIED AS A REORGANIZATION WITHIN THE MEANING OF SECTION 368(a) OF THE U.S. INTERNAL REVENUE CODE.

TAX CONSEQUENCES TO WESTPORT AND BELCO

     Westport and Belco will not recognize gain or loss as a result of the merger. Belco's aggregate adjusted tax basis in the assets received from Westport will be the same as Westport's aggregate adjusted tax basis in its assets. The holding period of the assets received by Belco pursuant to the merger will include the periods for which Westport held its assets. Further, Belco will not recognize gain as a result of the issuance of shares of New Westport common stock to the stockholders of Westport or Belco.

     As a result of the merger, New Westport will succeed to the net operating loss carryforwards of Belco and Westport and the capital loss carryforwards of Belco. However, due to the change in Belco ownership that will result from the merger, New Westport's utilization of Belco's net operating and capital losses will be restricted. Of Belco's estimated net operating and capital losses carryforwards of approximately $181 million and $13 million, respectively, at December 31, 2000, we estimate New Westport will be limited to utilization of approximately $17 million annually. This $17 million limitation will be increased by any built-in gains of Belco which are recognized in the 5-year period beginning with the merger date to the extent not used in any taxable period, this limitation (including any adjustment for built-in gains) will be carried forward to future periods.

TAX CONSEQUENCES TO HOLDERS OF WESTPORT COMMON STOCK

     A holder of Westport common stock will not recognize gain or loss on the exchange of such Westport common stock for New Westport common stock pursuant to the merger. Such holder's aggregate adjusted tax basis in the shares of New Westport common stock received in the merger will equal such holder's adjusted tax basis in the shares of Westport common stock surrendered in exchange therefor. The holding period of the shares of New Westport common stock received by each holder of Westport common stock in the merger will include the holding period of the Westport common stock surrendered in exchange therefor.

TAX CONSEQUENCES TO HOLDERS OF BELCO COMMON STOCK

     A holder of Belco common stock will not recognize gain or loss on the receipt of New Westport stock, except with respect to cash, if any, received in lieu of fractional shares of New Westport common stock. A holder of shares of Belco common stock who receives cash in lieu of a fractional share of New Westport common stock will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares of Belco common stock allocable to the fractional share. That gain or loss generally will constitute capital gain or loss. In the case of an individual stockholder, any capital gain generally will be subject to a maximum U.S. federal income tax rate of 20% if the individual has held his shares of Belco common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations. A holder's aggregate adjusted tax basis in the shares of New Westport common stock held after the merger will be the same as such holder's aggregate tax basis in the shares of Belco common stock held prior to the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the shares of New Westport common stock received in the merger by a holder of shares of Belco common stock will include the holding period of the shares of Belco common stock surrendered in exchange therefor.

TAX CONSEQUENCES TO HOLDERS OF BELCO PREFERRED STOCK

     Because shares of Belco preferred stock will remain unchanged in the merger other than an adjustment to the conversion ratio so that each share of Belco preferred stock will be convertible into .465795 of a share of New Westport, a holder of Belco preferred stock will not recognize any gain or loss as a result of the merger.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following information should be read together with the historical consolidated financial statements of Belco and Westport and other supplemental financial information contained in this document.

                             BELCO OIL & GAS CORP.

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                   YEAR ENDED DECEMBER 31,                         MARCH 31,
                                                   --------------------------------------------------------   -------------------
                                                     1996        1997        1998        1999       2000        2000       2001
                                                   ---------   ---------   ---------   --------   ---------   --------   --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
 Oil and natural gas sales.......................  $ 119,710   $ 129,994   $ 129,916   $141,932   $ 199,387   $ 45,374   $ 73,230
                                                   ---------   ---------   ---------   --------   ---------   --------   --------
Operating costs and expense:
 Lease operating expense.........................      6,296       7,358      33,615     29,854      33,290      6,929      9,058
 Production taxes................................      1,551       5,400       7,232      9,314      14,464      3,606      5,938
 Depreciation, depletion and amortization........     40,904      46,684      56,102     54,182      56,721     13,777     14,708
 Impairment of oil and gas properties............         --     150,000     229,000         --          --         --         --
 General and administrative......................      3,059       3,913       5,216      4,940       6,538      1,538      1,700
                                                   ---------   ---------   ---------   --------   ---------   --------   --------
       Total operating costs and expenses........     51,810     213,355     331,165     98,290     111,013     25,850     31,404
                                                   ---------   ---------   ---------   --------   ---------   --------   --------
       Operating income (loss)...................     67,900     (83,361)   (201,249)    43,642      88,374     19,524     41,826
Other income (expense):
 Interest expense................................         --      (1,668)    (21,013)   (21,021)    (25,253)    (6,128)    (6,990)
 Interest income.................................      2,653       3,245       1,730      1,134         951        250        124
 Impairment of equity securities.................         --          --     (24,216)      (450)         --         --         --
 Derivative gain (loss) -- cash..................      3,417      (1,551)        172     (2,442)    (33,953)    (5,465)   (31,959)
 Derivative gain (loss) -- non-cash..............     (9,384)     (4,928)     18,912    (34,094)   (103,610)   (22,178)    46,761
Income (loss) before income taxes................     64,586     (88,263)   (225,664)   (13,231)    (73,491)   (13,997)    49,762
Benefit (provision) for income taxes(1)..........    (21,953)     31,355      78,107      4,631      25,722      4,899    (17,416)
                                                   ---------   ---------   ---------   --------   ---------   --------   --------
Net income (loss) before cumulative effect of
 change in accounting principle..................     42,633     (56,908)   (147,557)    (8,600)    (47,769)    (9,098)    32,346
Cumulative effect of change in accounting
 principle.......................................         --          --          --         --          --         --     (4,324)
                                                   ---------   ---------   ---------   --------   ---------   --------   --------
 Net income (loss)(1)............................  $  42,633   $ (56,908)  $(147,557)  $ (8,600)  $ (47,769)  $ (9,098)  $ 28,022
                                                   =========   =========   =========   ========   =========   ========   ========
 Net income (loss) available to common stock.....  $  42,633   $ (56,908)  $(152,963)  $(15,484)  $ (53,791)  $(10,709)  $ 26,707
                                                   =========   =========   =========   ========   =========   ========   ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
 OUTSTANDING:
Basic............................................     29,986      31,538      31,529     31,642      31,469     31,200     32,516
                                                   =========   =========   =========   ========   =========   ========   ========
Diluted..........................................     29,986      31,538      31,529     31,642      31,469     31,200     36,271
                                                   =========   =========   =========   ========   =========   ========   ========

                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                   YEAR ENDED DECEMBER 31,                         MARCH 31,
                                                   --------------------------------------------------------   -------------------
                                                     1996        1997        1998        1999       2000        2000       2001
                                                   ---------   ---------   ---------   --------   ---------   --------   --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
PER SHARE DATA:
Basic:
 Net income (loss) before cumulative effect of
   change in accounting principle................  $    1.42   $   (1.80)  $   (4.85)  $  (0.49)  $   (1.71)  $   0.34   $   0.95
                                                   =========   =========   =========   ========   =========   ========   ========
 Net income (loss)...............................  $    1.42   $   (1.80)  $   (4.85)  $  (0.49)  $   (1.71)  $   0.34   $   0.82
                                                   =========   =========   =========   ========   =========   ========   ========
Diluted:
 Net income (loss) before cumulative effect of
   change in accounting principle................  $    1.42   $   (1.80)  $   (4.85)  $  (0.49)  $   (1.71)  $   0.34   $   0.89
                                                   =========   =========   =========   ========   =========   ========   ========
 Net income (loss)...............................  $    1.42   $   (1.80)  $   (4.85)  $  (0.49)  $   (1.71)  $   0.34   $   0.77
                                                   =========   =========   =========   ========   =========   ========   ========
OTHER FINANCIAL DATA:
EBITDA(3)........................................  $ 114,874   $ 115,017   $  85,755   $ 96,516   $ 112,093   $ 28,086   $ 24,699
Net cash provided by operating activities........    108,059     101,523      86,345     78,044      86,698     18,292     17,591
Net cash used in investing activities............   (143,826)   (363,136)   (138,526)   (74,542)   (175,282)   (60,096)   (26,718)
Net cash provided by (used in) financing
 activities......................................     77,684     230,400      42,356     (3,832)     89,145     45,237      6,951
Capital expenditures (net).......................    142,712     564,459     126,506     73,183     175,328     60,033     26,833
BALANCE SHEET DATA:
Cash.............................................  $  43,473   $  12,260   $   2,435   $  2,105   $   2,666   $  5,539   $    490
Working capital (deficit)(2).....................     48,667      36,757      14,823     (8,389)   (101,729)   (14,156)   (77,217)
Total assets.....................................    303,918     697,109     505,536    510,973     657,374    562,752    664,447
Total long-term debt.............................         --     352,090     294,990    306,744     402,033    353,574    410,048
Total debt.......................................         --     352,090     294,990    306,744     402,033    353,574    410,048
Stockholders' equity.............................    233,203     184,648     138,291    113,972      60,400    102,961     69,541

---------------

(1) 1996 includes a one-time non-cash deferred tax charge of $30.1 million recognized as a result of the combination of assets consummated on March 29, 1996 in connection with Belco's initial public offering.

(2) Excluding the commodity price risk management non-cash mark-to-market balance sheet items, working capital would have been positive $6.6 million, $7.9 million, and $13.9 million and $5.3 million at December 31, 1999, December 31, 2000, March 31, 2000 and March 31, 2001, respectively.

(3) EBITDA (as used herein) is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, impairment of oil and gas properties, impairment of equity securities, the non-cash portion of derivative gain (loss) and cumulative effect of change in accounting principle. While EBITDA should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, Belco believes that it provides additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements. When evaluating EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA, (ii) whether EBITDA has remained at positive levels historically and (iii) how EBITDA compares to levels of interest expense. Because EBITDA excludes some, but not all, items that affect net income and may vary among companies, the EBITDA presented above may not be comparable to similarly titled measures of other companies. While Belco believes that EBITDA may provide additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of its business may require it to utilize its available funds for other purposes.

                         WESTPORT RESOURCES CORPORATION

                                                                                                   THREE MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                           MARCH 31,
                                     -------------------------------------------------------   --------------------------
                                       1996       1997        1998        1999       2000        2000          2001
                                     --------   ---------   ---------   --------   ---------   --------   ---------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Oil and natural gas sales........  $ 35,141   $  63,870   $  52,355   $ 75,488   $ 220,042   $ 25,463      $ 95,006
                                     --------   ---------   ---------   --------   ---------   --------      --------
Operating costs and expenses:
  Lease operating expense..........    10,716      19,583      21,554     22,916      34,397      6,623        10,473
  Production taxes.................     3,561       5,923       3,888      5,742      10,631      2,268         3,518
  Transportation costs.............        --         781         850      1,725       3,034        478         1,395
  Exploration......................     1,054       7,424      14,664      7,314      12,790      1,871         2,611
  Depletion, depreciation and
    amortization...................     8,325      23,659      36,264     25,210      64,856      6,172        20,241
  Impairment of proved
    properties.....................       442       5,765       8,794      3,072       2,911         --            --
  Impairment of unproved
    properties.....................        --         380       1,898      2,273       5,124        235         1,004
  Stock compensation expense.......        --          --          --         --       5,539(1)    3,383          545
  General and administrative.......     2,655       5,316       5,913      5,297       7,542      1,164         3,522
                                     --------   ---------   ---------   --------   ---------   --------      --------
        Total operating costs and
          expenses.................    26,753      68,831      93,825     73,549     146,824     22,194        43,309
                                     --------   ---------   ---------   --------   ---------   --------      --------
        Operating income (loss)....     8,388      (4,961)    (41,470)     1,939      73,218      3,269        51,697
Other income (expense):
  Interest expense.................    (2,774)     (5,635)     (8,323)    (9,207)     (9,731)    (2,047)         (290)
  Interest income..................       313         309         403        489       1,230        193           363
  Gain (loss) on sale of assets,
    net............................       128         (13)         --      3,637       3,130        (17)           --
  Derivative gain (loss) and
    other..........................        44         (54)         29         16        (587)        (1)        1,823
                                     --------   ---------   ---------   --------   ---------   --------      --------
Income (loss) before income
  taxes............................     6,099     (10,354)    (49,361)    (3,126)     67,260      1,397        53,593
Benefit (provision) for income
  taxes............................    (2,289)        973          --         --     (23,724)        --       (19,561)
                                     --------   ---------   ---------   --------   ---------   --------      --------
        Net income (loss)..........  $  3,810   $  (9,381)  $ (49,361)  $ (3,126)  $  43,536   $  1,397      $ 34,032
                                     ========   =========   =========   ========   =========   ========      ========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
  Basic............................     4,531       9,326      11,004     14,727      28,296     15,630        38,436
                                     ========   =========   =========   ========   =========   ========      ========
  Diluted..........................     4,531       9,326      11,004     14,727      28,645     15,924        39,250
                                     ========   =========   =========   ========   =========   ========      ========
NET INCOME (LOSS) PER COMMON SHARE:
  Basic............................  $   0.84   $   (1.01)  $   (4.49)  $  (0.21)  $    1.54   $   0.09      $   0.89
                                     ========   =========   =========   ========   =========   ========      ========
  Diluted..........................  $   0.84   $   (1.01)  $   (4.49)  $  (0.21)  $    1.52   $   0.09      $   0.87
                                     ========   =========   =========   ========   =========   ========      ========
OTHER FINANCIAL DATA:
EBITDAX(2).........................  $ 18,694   $  32,509   $  20,582   $ 43,950   $ 165,567   $ 15,105      $ 76,461
Net cash provided by operating
  activities.......................    15,921      24,146       7,622     21,279     143,429      5,215        74,218
Net cash provided by (used in)
  investing activities.............   (24,040)   (150,441)   (113,019)    17,981    (140,169)   (12,119)      (20,807)
Net cash provided by (used in)
  financing activities.............    13,735     126,675     104,667    (29,933)     (2,581)      (333)           --
Capital expenditures...............    24,023     153,791     113,008     14,005     146,086     12,110        20,807
BALANCE SHEET DATA
(AS OF PERIOD END):
Cash...............................  $ 10,497   $  10,878   $  10,148   $ 19,475   $  20,154   $ 12,238      $ 73,565
Working capital (deficit)..........     7,797       4,296     (30,993)    12,837      20,487      9,557        74,881
Total assets.......................   117,597     245,394     302,302    271,477     551,831    269,503       601,567
Total long-term debt...............    25,462      92,128     121,333    105,462         162    105,462           162
Total debt.........................    26,795      93,462     153,128    106,795         162    106,462           162
Stockholders' equity...............    80,471     131,098     126,737    140,011     458,056    141,408       492,529

---------------

(1) Includes compensation expenses of $3.4 million recorded as a result of a one-time repurchase of employee stock options in March 2000 in connection with the merger between Westport Oil and Gas Company, Inc. and Equitable Production (Gulf) Company.

(2) EBITDAX (as used herein) is defined as net income (loss) before interest expense, income taxes, depletion, depreciation and amortization, impairment of unproved properties, impairment of proved properties, exploration expense, non cash stock compensation expense and derivative gain (loss).

    While EBITDAX should not be considered in isolation or as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles or as an indicator of a company's financial performance, Westport believes that it provides additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements. When evaluating EBITDAX, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDAX, (ii) whether EBITDAX has remained at positive levels historically and (iii) how EBITDAX compares to levels of interest expense. Because EBITDAX excludes some, but not all, items that affect net income and may vary among companies, the EBITDAX presented above may not be comparable to similarly titled measures of other companies. While Westport believes that EBITDAX may provide additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of its business may require it to utilize its available funds for other purposes.

              NEW WESTPORT UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The unaudited pro forma condensed consolidated statements of operations of New Westport for the year ended December 31, 2000 and the three months ended March 31, 2001 give effect to the merger of Westport into Belco, using the purchase method of accounting, as if it had occurred on January 1, 2000. The unaudited pro forma condensed consolidated statements of operations of New Westport for the year ended December 31, 2000 also reflect the merger of Westport Oil and Gas with Equitable Production (Gulf) Company, which was consummated on April 7, 2000. The unaudited pro forma condensed consolidated balance sheet of New Westport as of March 31, 2001 gives effect to the merger of Westport into Belco, using the purchase method of accounting, as if it had occurred on March 31, 2001. The pro forma adjustments are based on estimates and assumptions explained in further detail in the accompanying notes to unaudited pro forma condensed consolidated financial statements.

     The unaudited pro forma financial statements should be read in conjunction with the accompanying notes to unaudited pro forma condensed consolidated financial statements, the historical financial statements and related notes of Westport, the historical financial statements and related notes of Belco and the historical statements of revenues and direct operating expenses and related notes for the properties acquired from Equitable Production (Gulf) Company, each of which is included herein. The pro forma information presented does not purport to be indicative of the financial position or results of operations that would have actually occurred had the merger of Westport into Belco been consummated on the dates indicated or which may occur in the future.

            NEW WESTPORT UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                                 MARCH 31, 2001
                                 (IN THOUSANDS)

                                                  BELCO       WESTPORT     PRO FORMA
                                                HISTORICAL   HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                ----------   ----------   -----------     ----------
ASSETS

Cash..........................................   $    490     $ 73,565     $     --       $   74,055
Other current assets..........................     61,121       51,834           --          112,955
Oil and gas properties, net...................    592,444      474,535      224,372(a)     1,291,351
Goodwill......................................         --           --      190,907(a)       190,907
Other assets, net.............................     10,392        1,633       (4,067)(a)        7,958
                                                 --------     --------     --------       ----------
          Total assets........................   $664,447     $601,567     $411,212       $1,677,226
                                                 ========     ========     ========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities from commodity price risk
  management activities.......................   $ 98,418     $     --     $     --       $   98,418
Other current liabilities.....................     40,410       50,518        8,800(a)        99,728
Long-term debt................................    410,048          162       (1,212)(a)      408,998
Deferred income taxes.........................     13,490       56,787       82,457(a)       152,734
Other liabilities.............................     32,540        1,571           --           34,111
                                                 --------     --------     --------       ----------
          Total liabilities...................    594,906      109,038       90,045          793,989
Stockholders' equity..........................     69,541      492,529      340,034(a)       883,237
                                                       --           --        3,359(a)            --
                                                       --           --       47,315(a)            --
                                                       --           --      (69,541)(b)           --
                                                 --------     --------     --------       ----------
          Total liabilities and stockholders'
            equity............................   $664,447     $601,567     $411,212       $1,677,226
                                                 ========     ========     ========       ==========

The accompanying notes to the unaudited pro forma condensed consolidated financial statements are an integral part of this balance sheet.

       NEW WESTPORT UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
            OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    BELCO        WESTPORT     PRO FORMA
                                                  HISTORICAL    HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                  ----------    ----------   -----------     ---------
Revenues........................................   $ 73,230      $ 95,006     $     --       $168,236
                                                   --------      --------     --------       --------
Operating costs and expenses:
  Lease operating expense.......................      9,058        10,473           --         19,531
  Production taxes..............................      5,938         3,518           --          9,456
  Transportation costs..........................         --         1,395           --          1,395
  Exploration...................................         --         2,611        1,353(g)       3,964
  Depletion, depreciation and amortization......     14,708        20,241          691(c)      35,640
  Impairment of unproved properties.............         --         1,004           --          1,004
  Stock compensation expense....................         --           545           --            545
  General and administrative....................      1,700         3,522          930(h)       6,152
                                                   --------      --------     --------       --------
          Total operating expenses..............     31,404        43,309        2,974         77,687
                                                   --------      --------     --------       --------
          Operating income (loss)...............     41,826        51,697       (2,974)        90,549
Other income (expense):
  Interest expense..............................     (6,990)         (290)          --         (7,280)
  Interest income...............................        124           363           --            487
  Derivative gain (loss) and other..............     14,802         1,823           --         16,625
                                                   --------      --------     --------       --------
Income (loss) before income taxes...............     49,762        53,593       (2,974)       100,381
Benefit (provision) for income taxes............    (17,416)      (19,561)       1,022(f)     (35,955)
                                                   --------      --------     --------       --------
Net income (loss) before cumulative effect of
  change in accounting principle................   $ 32,346      $ 34,032     $ (1,952)      $ 64,426
                                                   ========      ========     ========       ========
Weighted average number of common shares
  outstanding:
  Basic.........................................     32,516        38,436      (18,985)(d)     51,967
  Diluted.......................................     36,271        39,250      (21,191)(d)     54,330
Net income available to common stockholders
  before cumulative effect of change in
  accounting principle per common share:
  Basic.........................................   $   0.95(i)   $   0.89                    $   1.21(i)
  Diluted.......................................   $   0.89      $   0.87                    $   1.19(i)

The accompanying notes to the unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

       NEW WESTPORT UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT
               OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   BELCO       WESTPORT     PRO FORMA
                                                 HISTORICAL   HISTORICAL   ADJUSTMENTS     PRO FORMA
                                                 ----------   ----------   -----------     ---------
Revenues.......................................   $199,387     $220,042      $18,932(j)    $ 438,361
                                                  --------     --------      -------       ---------
Operating costs and expenses:
  Lease operating expense......................     33,290       34,397        1,215(j)       68,902
  Production taxes.............................     14,464       10,631           --          25,095
  Transportation costs.........................         --        3,034           --           3,034
  Exploration..................................         --       12,790        5,968(f)       18,758
  Depletion, depreciation and amortization.....     56,721       64,856       10,126(j)      136,786
                                                                               5,083(c)
  Impairment of proved properties..............         --        2,911           --           2,911
  Impairment of unproved properties............         --        5,124           --           5,124
  Stock compensation expense...................         --        5,539           --           5,539
  General and administrative...................      6,538        7,542        3,464(h)       18,246
                                                                                 702(j)
                                                  --------     --------      -------       ---------
          Total operating expenses.............    111,013      146,824       26,558         284,395
                                                  --------     --------      -------       ---------
          Operating income (loss)..............     88,374       73,218       (7,626)        153,966
Other income (expense):
  Interest expense.............................    (25,253)      (9,731)      (1,023)(j)     (36,007)
  Interest income..............................        951        1,230                        2,181
  Gain on sale of assets -- net................         --        3,130                        3,130
  Derivative gain (loss) and other.............   (137,563)        (587)                    (138,150)
                                                  --------     --------      -------       ---------
Income (loss) before income taxes..............    (73,491)      67,260       (8,649)        (14,880)
Benefit (provision) for income taxes...........     25,722      (23,724)      (2,542)(j)       5,208
                                                                               5,752(f)
                                                  --------     --------      -------       ---------
Net income (loss)..............................    (47,769)      43,536       (5,439)         (9,672)
Preferred stock dividends......................     (6,022)          --           --          (6,022)
                                                  --------     --------      -------       ---------
Net income (loss) available to common stock....   $(53,791)    $ 43,536      $(5,439)      $ (15,694)
                                                  ========     ========      =======       =========
Weighted average number of common shares
  outstanding:
  Basic........................................     31,469       28,296      (17,938)(e)      41,827
  Diluted......................................     31,469       28,645      (18,287)(e)      41,827
Net loss per common share:
  Basic........................................   $  (1.71)    $   1.54                    $   (0.38)
  Diluted......................................   $  (1.71)    $   1.52                    $   (0.38)

The accompanying notes to the unaudited pro forma condensed consolidated financial statements are an integral part of these statements.

   NEW WESTPORT NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

(a) Adjust the historical book value of Belco's assets and liabilities to reflect the estimated fair values as of March 31, 2001. The calculation and preliminary allocation of the purchase price are shown below:

     Purchase Price Calculation:
       Fair value of New Westport common stock to be
        issued..............................................   $  340,034(1)
       Fair value of New Westport stock options to be issued
        for outstanding Belco stock options.................        3,359(2)
       Fair value of liabilities assumed:
          Liabilities from commodity price risk
          management........................................       98,418
          Current liabilities...............................       40,410
          Long-term debt....................................      408,836(3)
          Deferred taxes....................................       95,947(4)
          Other liabilities.................................       32,540
       Fair value of preferred stock assumed................       47,315(5)
       Estimated merger costs...............................        8,800
                                                               ----------
               Total purchase price.........................   $1,075,659
                                                               ==========
     Allocation of Purchase Price:
       Cash.................................................   $      490
       Other current assets.................................       61,121
       Oil and gas properties...............................      816,816(6)
       Other assets.........................................        6,325(7)
       Goodwill.............................................      190,907(6)
                                                               ----------
               Total allocation.............................   $1,075,659
                                                               ==========

---------------

     (1) Reflects the issuance of approximately 13.6 million shares of Westport common stock (based on the exchange rate of 0.4125) at $25.13 per share, which represents the average closing price of Westport's common stock for the two days preceding the announcement of the merger and the two days following the announcement of the merger.

     (2) Reflects the estimated intrinsic value of New Westport stock options to be issued as replacement stock options for outstanding Belco stock options.

     (3) Reflects the fair value of Belco's publicly-traded debt on March 31, 2001 based on quoted market prices on March 31, 2001. Pro forma adjustment of $1,212,000 represents a discount on Belco's publicly-traded debt.

     (4) Adjustment to reflect deferred taxes resulting from the difference between the pro forma book basis and tax basis of the assets acquired from Belco (primarily oil and gas properties). Pro forma adjustment of $82,457,000 reflects estimated total deferred taxes of $95,947,000 less Belco deferred tax balance at March 31, 2001 of $13,490,000.

     (5) Reflects the fair value of Belco's 3,013,700 shares of preferred stock at March 31, 2001 based on the quoted market price of $15.70 per share on March 31, 2001.

     (6) For financial accounting purposes, Westport allocated $816.8 million of the purchase price to properties and equipment and $190.9 million to goodwill. The allocation to property and equipment was made based on the present value, discounted at 15% per year, of future net revenues attributable to the estimated net proved reserves. Oil and natural gas prices used were the averages of those projected by the equity research analysts covering Westport and its peers as of March 30, 2001.

AVERAGE PRICES:          0IL $/BBL              GAS $/MMBTU
---------------          ---------              -----------
     2001                  24.42                    4.90
     2002                  21.40                    3.86
     2003                  20.80                    3.36
     Thereafter  2.5% per year to a maximum  2.5% per year to a
     escalated            of 35.00            maximum of 4.85

        Lease operating expenses and capital expenditures escalate at 2.5% per year starting in 2002.
---------------

         The balance of the $190.9 million allocated to goodwill reflects the value of the anticipated benefits to Westport as a result of the merger. These benefits are described under "the Merger -- Reasons for the Merger."

     (7) The book value of Belco's other noncurrent assets was assumed to represent fair value at March 31, 2001. Pro forma adjustment of $4,067,000 reflects debt issuance costs recorded on Belco's balance sheet for which no purchase price value was assigned.

(b) Adjustment to eliminate Belco's historical stockholders' equity.

(c) Adjustment to reflect additional depletion, depreciation and amortization expense resulting from the additional basis of oil and gas properties recorded in connection with purchase accounting. The additional pro forma depletion, depreciation and amortization expense was computed based on the portion of the purchase price allocated to proved properties using the units of production depletion method (under the successful efforts method of accounting) based on estimates of proved reserves of the Belco properties as of the beginning of each period presented.

(d) Adjustment to reflect the elimination of Belco's historical shares outstanding and the issuance of 13,530,986 shares of New Westport common stock in connection with the merger of Westport into Belco and the impact of Belco's common stock equivalents.

(e) Adjustment to reflect the elimination of Belco's historical shares outstanding and the issuance of 13,530,986 shares of New Westport common stock in connection with the merger of Westport into Belco and the reduction of Westport's weighted average number of diluted common shares as a result of Westport's common stock equivalents which become antidilutive on a pro forma basis.

(f) Adjustment to reflect provision for income taxes resulting from pro forma income before income taxes, assuming an effective tax rate of 35.8% and 35.0% in the 2001 period and 2000 period, respectively.

(g) Adjustment to expense exploration costs capitalized by Belco (under the full cost method of accounting) to conform to the successful efforts method of accounting utilized by Westport.

(h) Adjustment to expense general and administrative expenses capitalized by Belco (under the full cost method of accounting) to conform to the successful efforts method of accounting utilized by Westport.

(i) Net income available to common stockholders before cumulative effect of change in accounting principle per common share reflects the impact of preferred stock dividends of $1,315,000.

(j) Adjustment to reflect additional revenues and expenses attributable to the EPGC properties acquired by Westport on April 7, 2000. Adjustment reflects revenues and expenses of the EPGC properties for the period prior to acquisition.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                      OPERATIONS OF BELCO OIL & GAS CORP.

     The following information should be read in conjunction with the consolidated financial statements of Belco and the notes to those statements and other financial information appearing elsewhere in this joint proxy statement/prospectus.

GENERAL

     Belco is an independent energy company engaged in the exploration for and the acquisition, exploitation, development and production of natural gas and oil in the United States primarily in the Rocky Mountains, Permian Basin, Mid-Continent region and Gulf Coast/Austin Chalk Trend in Texas and Louisiana. Since Belco's inception in April 1992, Belco has grown its reserve base through a balanced program of exploration and development drilling and through acquisitions. Belco concentrates its activities primarily in four core areas in which it has accumulated detailed geologic knowledge and has developed significant management and technical expertise. Additionally, Belco structures its participation in natural gas and oil exploration and development activities to minimize initial costs and risks, while permitting substantial follow-on investment.

     Belco's operations are currently focused in the Rocky Mountains, primarily in the Green River, which includes the Moxa Arch Trend, Wind River and Big Horn Basins of Wyoming, the Permian Basin in West Texas, the Mid-Continent region in Oklahoma and North Texas, and the Gulf Coast, primarily in Texas. These areas accounted for approximately 99% of Belco's proved reserves at December 31, 2000. Belco's reserve base was 726 Bcfe at December 31, 2000 with a reserve life index of 11.3 years, based on 2000 production. During the calendar year 2000, Belco acquired approximately 104 Bcfe of proved reserves for approximately $79.5 million.

     Belco's revenue, profitability and future rate of growth are substantially dependent upon prevailing prices for natural gas, oil and condensate. Commodity prices are subject to numerous factors beyond Belco's control, such as economic, political and regulatory developments and competition from other sources of energy. Energy markets have historically been very volatile, and Belco can offer no assurance that oil and natural gas prices will not be subject to wide fluctuations in the future. A substantial or extended decline in oil and natural gas prices could have a material adverse effect on Belco's financial position, results of operations and access to capital, as well as the quantities of natural gas and oil reserves that Belco may economically produce. Natural gas produced is sold under contracts that primarily reflect spot market conditions for their particular area. Belco markets its oil with other working interest owners on spot price contracts and typically receives a small premium to the price posted for such oil. Currently, approximately 63% of Belco's production volumes relate to the sale of natural gas, based on six Mcf of gas being considered equivalent to one barrel of oil.

     Belco utilizes commodity swaps and options and other commodity price risk management transactions related to a portion of its oil and natural gas production to achieve a more predictable cash flow, and to reduce its exposure to price fluctuations. Belco accounts for these transactions in compliance with current generally accepted accounting principles as hedging activities or uses mark-to-market accounting for those contracts that do not qualify for hedge accounting. As of March 31, 2001, Belco had various natural gas and oil price risk management contracts in place with respect to portions of its estimated production for years 2001, 2002 and 2003. Belco expects to reduce the current amount of price risk management contracts to largely phase out such transactions that it has in place over the next 12 to 24 months in an effort to limit its future exposure to the mark-to-market accounting rules requiring the immediate recognition of non-cash unrealized gains and losses that cause large unpredictable swings in reported results of operations, related earnings per share and shareholder equity.

     The following table sets forth certain operations data of Belco for the periods presented:

                                                                                  THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,            MARCH 31,
                                                 ------------------------------   -------------------
                                                   1998       1999       2000       2000       2001
                                                 --------   --------   --------   --------   --------
Oil and Gas Sales, Net of Hedging Activities
  (in thousands)...............................  $129,916   $141,932   $199,387   $45,374    $73,230
Average Sales Prices(1):
  Unhedged.....................................  $  13.17   $  17.49   $  29.23   $ 27.85    $ 27.47
  Hedge settlements............................      2.92       1.76      (4.62)    (2.47)     (5.12)
                                                 --------   --------   --------   -------    -------
  Net realized.................................  $  16.09   $  19.25   $  24.61   $ 25.38    $ 22.35
                                                 ========   ========   ========   =======    =======
Gas (per Mcf)
  Unhedged.....................................  $   1.86   $   1.99   $   3.50   $  2.15    $  6.65
  Hedge settlements............................     (0.17)     (0.08)     (0.98)    (0.15)     (1.09)
                                                 --------   --------   --------   -------    -------
  Net realized.................................  $   1.69   $   1.91   $   2.52   $  2.00    $  5.56
                                                 ========   ========   ========   =======    =======
Net Production Data:
  Oil (Mbbl)...................................     4,177      3,439      3,922       967        927
  Gas (Mmcf)...................................    37,207     39,738     40,847    10,406      9,446
  Gas equivalent (Mmcfe).......................    62,272     60,370     64,379    16,208     15,008
  Daily production (Mmcfe).....................       171        165        176       178        167
Operations Data per Mcfe:
  Oil and gas sales revenues (unhedged)........  $   1.99   $   2.31   $   4.00   $  3.04    $  5.88
  Hedged and non-hedge cash settlements........      0.09         --      (1.43)    (0.58)     (3.13)
  Oil and gas operating expenses...............     (0.54)     (0.49)     (0.52)    (0.43)     (0.60)
  Production taxes.............................     (0.12)     (0.16)     (0.22)    (0.22)     (0.40)
  General and administrative...................     (0.08)     (0.08)     (0.10)    (0.09)     (0.11)
  Depreciation, depletion and amortization.....     (0.90)     (0.90)     (0.88)    (0.85)     (0.98)
                                                 --------   --------   --------   -------    -------
  Pre-tax operating profit(2)..................  $   0.44   $   0.68   $   0.85   $  0.87    $  0.66
                                                 ========   ========   ========   =======    =======
  Operating cash flow(2).......................  $   1.34   $   1.58   $   1.73   $  1.72    $  1.64
                                                 ========   ========   ========   =======    =======

---------------

(1) Excludes non-hedge commodity price risk management cash settlements reported separately.

(2) Excluding non-cash commodity price risk management activities, non-cash ceiling test and securities impairment provisions, interest income and interest expenses.

RESULTS OF OPERATIONS -- THREE MONTHS ENDED MARCH 31, 2001 COMPARED TO MARCH 31, 2000

     Revenues. Oil and natural gas sales revenues for the first quarter of 2001, net of hedging activities, increased by $27.9 million, or 61% to $73.2 million when compared to the prior year first quarter, primarily the result of substantially higher natural gas prices. Average Mcf price realizations, net of hedging activities, increased by 178% when compared to last year's first quarter price realizations, while crude oil price realizations per barrel declined by 12%. Lower crude oil and natural gas production in the current year quarter is due in part to the absence of North Texas properties which were sold during the third quarter of 2000 and also due to delays Belco experienced in obtaining oilfield services necessary to drill new wells.

     Commodity Price Risk Management, or CPRM, cash activities, including hedge and non-hedge transactions, for the first quarter 2001 resulted in net reported revenue reductions of $47.0 million in actual cash settlements paid compared to $9.4 million in cash settlements paid in the prior year first quarter. In addition, Belco reported a $46.8 million non-cash mark-to-market unrealized gain related to CPRM activities largely representing the partial reversal of unrealized non-cash mark-to-market losses reported in prior periods as required by existing accounting rules. In the prior year first quarter, Belco reported a $22.2 million non-cash mark-to-market unrealized loss.

     Costs and Expenses. Production and operating expenses increased by 31% to $9.1 million compared to $6.9 million reported in the prior year comparable quarter. This increase is identified with the addition of new wells, both acquired and drilled, since the first quarter of 2000 and general increases experienced in virtually all categories of expense, including utilities, labor, supplies and other services. On an equivalent unit basis, lifting costs were $0.60 per Mcfe for the first quarter 2001 compared to $0.43 per Mcfe in the first quarter of 2000. In addition, production taxes were $0.40 and $0.22 per Mcfe for the first quarter of 2001 and 2000, respectively, with the increase related to substantially higher natural gas prices.

     Depreciation, depletion and amortization, or DD&A, for the quarter ended March 31, 2001 increased by 7% to $14.7 million compared to the $13.8 million recorded in the prior year comparable period due to an increase in the unit DD&A rate per Mcfe from $0.85 in 2000 to $0.98 in 2001.

     General and administrative expense, or G&A, costs increased by 11% in the first quarter of 2001 to $1.7 million compared to $1.5 million incurred in the first quarter of 2000. The increase was primarily the result of higher salaries and wages expense, including benefits.

     Interest expense is incurred on $147.0 million of 8 7/8% Senior Subordinated Notes due in 2007, $109.0 million of 10 1/2% Senior Subordinated Notes due in 2006 and revolving credit bank debt incurred to fund various activities. Interest expense for the first quarter of 2001 increased by $0.9 million to $7.0 million, a 14% increase over the prior year comparable period. The increase is due to higher average interest rates charged and additional borrowings outstanding under the credit facility related largely to property acquisitions. The higher interest costs are partially offset by additional amounts capitalized during the current year quarter. The total amount of interest capitalized during the first quarter of 2001 was $1.6 million compared to $1.2 million capitalized in the prior year first quarter.

     Income (Loss) Before Income Taxes. Belco's reported pre-tax income for the first quarter of 2001 was $49.8 million. This compares to a pre-tax loss of $18.0 million reported for the first quarter of 2000. The substantial increase over the prior year first quarter is largely the result of recording non-cash mark-to-market unrealized CPRM gains as required by current accounting rules. In the prior year first quarter, Belco was required to report non-cash mark-to-market unrealized CPRM losses.

     Income Taxes. For the first quarter of 2001, income tax expense of $17.4 million was recorded while income tax benefits in the amount of $4.9 million were recorded in the prior year comparable period. Belco does not expect to pay any significant cash taxes during the current calendar year in connection with its operating activities due to the availability of federal income tax loss carry-forwards.

RESULTS OF OPERATIONS -- YEAR ENDED 1999 COMPARED TO YEAR ENDED 2000

     Revenues. Oil and natural gas sales revenues for the year 2000, net of hedging activities, increased $57.5 million, or 41% to $199.4 million when compared to the prior year, primarily the result of both higher production and higher commodity prices. Natural gas production increased 3% over the prior year. Average Mcfe price realizations, net of hedging activities, increased by 32% when compared to last year's price realizations. Natural gas production represented approximately 63% of total production on an Mcfe basis compared to the 66% reported for 1999. Oil production increased by 14% over the prior year due to property acquisitions and newly drilled well additions during the year, less oil producing properties sold.

     CPRM activities, including hedged and non-hedged transactions, for the year 2000 resulted in reported revenue reductions of $92.2 million in actual cash settlements paid compared to incremental revenues of $0.2 million received in the prior year. In addition, $103.6 million in non-cash mark-to-market unrealized future losses related to CPRM activities were recorded under costs and expenses in compliance with current accounting rules. In the prior year, Belco reported $34.1 million in non-cash mark-to-market unrealized losses.

     Costs and Expenses. Production and operating expenses for the year 2000 increased by 11% to $33.3 million compared to $29.9 million reported in the prior year. The increase was related to the addition of wells, both acquired and drilled, in the current year. On an equivalent unit basis, lifting costs were $0.52 per Mcfe for the year 2000 compared to $0.49 per Mcfe in 1999. Production taxes were $0.22 and $0.16 per Mcfe for the years 2000 and 1999, respectively, with the increase related to higher commodity prices.

     DD&A for the year 2000 increased $2.5 million to $56.7 million when compared to the $54.2 million recorded in the prior year due to higher production volumes. The annual DD&A rate per Mcfe was $0.88, a 2% decline as compared to the prior year when $0.90 per Mcfe was recorded.

     G&A costs increased by 32% in 2000 to $6.5 million when compared to the $4.9 million incurred in 1999. The increase was principally due to reduced amounts charged to the full cost pool. The G&A costs per Mcfe increased from $0.08 to $0.10.

     Interest expense is incurred on $147 million of 8 7/8% senior subordinated notes due 2007 issued in September 1997, $109 million of 10 1/2% notes assumed in Belco's acquisition of Cody Energy, Inc. in November 1997 and bank debt incurred to fund various activities. Interest expense for the year 2000 increased by $4.2 million to $25.3 million, a 20% increase over the $21.0 million incurred in the prior year. The increase is due to higher interest rates charged and additional borrowings outstanding under Belco's credit facility related to property acquisitions. The higher interest costs were partially offset by additional amounts capitalized during the current year.

     Income (Loss) Before Income Taxes. Belco's reported loss before income tax benefits for the year 2000 was $73.5 million. This compares to a pre-tax loss of $13.2 million reported for the year 1999. The 2000 and 1999 reported losses are the result of recognizing the required non-cash mark-to-market unrealized CPRM losses as required by current accounting rules. Excluding the effect of the non-cash mark-to-market unrealized CPRM losses, Belco had income before income taxes of $30.1 million and $20.9 million for the years 2000 and 1999, respectively.

     Income Taxes. Income tax benefits were recorded for the year 2000 in the amount of $25.7 million as a result of the reported pre-tax loss. The benefit for income taxes for 1999 was $4.6 million.

RESULTS OF OPERATIONS -- YEAR ENDED 1999 COMPARED TO YEAR ENDED 1998

     Revenues. Oil and natural gas sales revenues for the year 1999, net of hedging activities, increased 9% to $141.9 million compared to $129.9 million realized in 1998. The year over year increase is due to higher commodity prices and higher natural gas production partially offset by lower crude oil production. In 1999, weighted average oil prices realized, net of hedging, totaled $19.25 per barrel, a 20% increase when compared to the $16.09 realized in 1998. The natural gas weighted average prices realized, net of hedging, increased by 13% from $1.69 in 1998 to $1.91 in 1999. Average daily production volume in 1999 on an Mcfe basis declined by 3% to 165 Mmcfe/d.

     CPRM activities, including hedged and non-hedged transactions, increased revenues by $0.2 million in the year 1999 and $5.9 million in 1998. In addition, a $34.1 million charge and a ($18.9) million reduction was recorded in 1999 and 1998, respectively, under costs and expenses representing non-cash mark-to-market unrealized future losses or (gains) related to CPRM activities in compliance with current accounting rules.

     Costs and Expenses. Production and operating expenses declined to $39.2 million or 4% in 1999 when compared to the $40.8 million incurred during 1998. The decrease is identified with cost reduction efforts in response to lower commodity prices realized in the first half of 1999 combined with the implementation of other operating efficiencies on newly operated properties located in Wyoming. On a unit basis, operating costs were $0.65 per Mcfe for 1999 compared to $0.66 per Mcfe for 1998, including production taxes.

     DD&A costs for the year totaled $54.2 million when compared to the $56.1 million recorded for the prior year. The DD&A rate for the year was unchanged at $0.90 per Mcfe. For the year 1998, Belco also recorded $229 million ($149 million after-tax) in non-cash ceiling test provisions as required by full-cost accounting rules. The provisions were the result of applying substantially lower commodity prices to estimated recoverable reserves.

     G&A costs declined by 5% during 1999 to $4.9 million when compared to the $5.2 million incurred in 1998. The decrease is primarily due to the cost controls implemented in response to lower commodity prices. The rate per Mcfe for such costs was unchanged at $0.08 for both years. Exploration related G&A expenses for 1999 in the amount of $5.5 million have been capitalized to oil and natural gas property accounts. The decrease of $0.7 million when compared to 1998 comparable capitalized amount of $6.2 million principally reflects reduced exploration activities.

     Interest expense is incurred on $150 million of the 8 7/8% senior subordinated notes due 2007 issued in September 1997, $109 million of the 10 1/2% senior subordinated notes due 2006 and bank debt incurred under Belco's revolving credit facility. Net interest costs incurred for the year 1999 totaled $25.9 million, with approximately $4.9 million of this total capitalized to property accounts. The 1999 net total interest cost declined modestly when compared to 1998 when net total interest costs were $26.1 million, with $5.1 million capitalized.

     As a result of the substantial decline in the market value of Big Bear Exploration Ltd., or Big Bear, securities acquired in June 1998, impairment provisions were $450,000 and $9.7 million recorded by Belco in 1999 and 1998, respectively. See "Liquidity and Capital Resources" below for additional details related to the Big Bear investment.

     Income (Loss) Before Income Taxes. Belco's reported loss before income tax benefits for the year 1999 was $13.2 million. This compares to a loss of $225.7 million reported in 1998. The substantially lower loss reported for 1999 reflects improved commodity prices and the absence of non-cash ceiling test and securities impairment provisions of $229.0 million and $24.2 million, respectively, reported in 1998.

     Income Taxes. Income tax benefits were recorded for 1999 in the amount of $4.6 million and $78.1 million for 1998 as a result of reported pre-tax losses.

LIQUIDITY AND CAPITAL RESOURCES

     General. In September 1997, Belco entered into a five-year $150 million Credit Agreement dated September 23, 1997 with The Chase Manhattan Bank, N.A., as administrative agent and other lending institutions. In June 2000, the credit facility was amended and restated and now provides for an aggregate principal amount of revolving loans of up to the lesser of $250 million or a defined borrowing base in effect from time to time, includes a sub-facility for letters of credit and expires in January 2004. The borrowing base at March 31, 2001 was $200 million with $149.2 million advanced at that date. Additionally, there were letters of credit outstanding in the amount of $10.0 million in connection with CPRM activities. The borrowing base is redetermined by the agent and the participating banks semi-annually based upon their usual and customary oil and natural gas lending criteria as such exist from time to time. In addition, Belco may request two additional redeterminations and the banks may request one additional redetermination per year. Belco's indebtedness under the credit facility is secured by a pledge of the common stock of each of Belco's material subsidiaries.

     Indebtedness under the credit facility bears interest at a floating rate based (at Belco's option) upon (1) the ABR with respect to ABR Loans or (2) the Eurodollar Rate (as defined in the credit facility) for one, two, three or six months (or nine or twelve months if available to the banks) Eurodollar Loans (as defined in the credit facility), plus the Applicable Margin. The ABR is the greater of (1) the Prime Rate (as defined in the credit facility), (2) the Base CD Rate (as defined in the credit facility) plus 1% or (3) the Federal Funds Effective Rate (as defined in the credit facility) plus 0.50%. The Applicable Margin for Eurodollar Loans varies from 1.125% to 1.625% depending on the borrowing base usage. Borrowing base usage is determined by a ratio of (1) outstanding Loans (as defined in the credit facility) and letters of credit to
(2) the then effective borrowing base. Interest on ABR Loans is payable quarterly in arrears and interest on Eurodollar Loans is payable on the last day of the interest period therefore and, if longer than three months, at three month intervals.

     Belco is required to pay to the banks a commitment fee based on the lesser of the unused available aggregate commitments or the unused available then effective borrowing base during a quarterly period equal to a percent that varies from 0.25% to 0.50% depending on the borrowing base usage.

     Belco entered into interest rate swap agreements converting two long-term debt fixed rate obligations to floating rate obligations as follows:

                                       TRANSACTION
AGREEMENT AMOUNT                          DATE       FIXED RATE   FLOATING RATE        RE-SET DATE
----------------                       -----------   ----------   -------------        -----------
$100 million.........................     12/97        8.875%         8.875%      September 17, 2001(a)
$85 million..........................     12/97       10.500%        11.625%      October 1, 2000(a)
$50 million..........................     01/98        8.875%         8.875%      September 17, 2001(a)

---------------

(a) Floating rate is redetermined at each six month period following the expiration through September 15, 2007 and is currently capped at rates indicated.

The agreements obligate Belco to actually pay the indicated floating rate rather than the original fixed rate. The floating rates are capped at 8 7/8% through September 15, 2001 and at 10% from March 15, 2002 through September 15, 2007 on the 8 7/8% Notes and capped at 11.625% from April 1, 2000 through April 2003 on the 10 1/2% Notes.

     Belco's board of directors has authorized the purchase from time to time, in the open market or in privately negotiated transactions, shares of Belco common stock and 6 1/2% convertible preferred stock, in an aggregate amount not to exceed $10 million. The current $10 million authorization is in addition to the $10 million that was exhausted in December 1999. During the year 2000, Belco purchased 20,700 shares of its preferred stock for a total cost of $0.3 million pursuant to the existing authorization.

     Additionally, from January 1, 2000 through March 31, 2001, Belco exchanged 950,900 shares of its 6 1/2% convertible preferred stock for 1,691,950 shares of Belco common stock. The liquidation preference of the preferred stock that was exchanged was $23.8 million.

     In December 2000, Belco closed a $9.8 million acquisition of oil and natural gas properties adding approximately 18.6 Bcfe of proved reserves to its reserve base. The transaction was financed through additional borrowings under the credit facility.

     In August 2000, Belco sold its interest in some North Texas oil properties, including 436 producing wells for $10.1 million in cash and retained a volumetric production payment, which Belco values at approximately $5.0 million.

     In April 2000, Belco closed a $24.1 million acquisition of oil and natural gas properties, adding approximately 51 Bcfe of proved reserves to its reserve base. The transaction was financed through additional borrowings under the credit facility.

     In February 2000, Belco closed a $41.6 million acquisition of oil and natural gas properties expected to add approximately 2,400 Bcfe/d to the existing production base. The transaction was financed through additional borrowings under Belco's revolving credit facility.

     In January 2000, Belco purchased $3 million face value of its 8 7/8% senior subordinated notes due 2007 at a discount in the open market resulting in a modest gain.

     Cash Flow. Belco's principal sources of cash are operating cash flow and bank borrowings. Cash flow from operating activities for the first quarter of 2001 was $17.6 million, slightly below the prior year first quarter when $18.3 million was realized. The decrease is the result of lower production volumes and higher costs. Cash flow from operating activities for 2000 was $86.7 million, an 11% increase over the prior year when $78.0 million was realized. The increase is the result of higher production volumes and higher commodity prices.

     Net cash used in investing activities for the first quarter of 2001 and 2000 was $26.7 and $60.1 million, respectively. Investing activities for these periods include oil and natural gas property additions (exclusive of acquisitions) in the amount of $26.7 million and $19.3 million for 2001 and 2000, respectively. Net cash used in investing activities for the years 2000 and 1999 were $175.3 and $74.5 million, respectively. Investing activities for these periods include oil and natural gas property acquisitions in the amount of $79.5 million and $18.1 million for 2000 and 1999, respectively. In addition, investing activities generally include exploration and development activities and proceeds from the sale of properties or other assets.

     Net cash provided by financing activities for the first quarter of 2001 and 2000 was $7.0 million and $45.2 million, respectively. Net debt increased by $95.3 million related to property acquisitions during 2000. Net cash provided
(used) by financing activities for the years 2000 and 1999 were $89.1 million and ($3.8) million, respectively. Net debt increased by $95.3 million primarily related to property acquisitions. Cash flow from operations and the disposition of assets funded drilling and other operating activities during the current year, including preferred dividends paid.

     Belco's credit facility and the indentures governing its subordinated debt restrict the payments of dividends. As a result of reporting substantial unrealized non-cash mark-to-market losses required by existing accounting rules, dividends on Belco's preferred stock may be limited or prohibited by the restrictions contained in Belco's 10 1/2% bond indenture. Payment of the March 2001 dividend on Belco's preferred stock was permitted. Subsequent dividends will be contingent upon the sale of equity interests or sufficient net income to restore dividend payment capacity under the indenture. Reported first quarter 2001 net income, as defined in the 10 1/2% bond indenture, was not sufficient to restore this dividend payment capacity at this time and the Belco board of directors did not declare a preferred dividend at its most recent board meeting and it is unlikely it will do so for the time being.

     Capital Expenditures. Net capital expended by Belco during the first quarter of 2001 and year 2000 totaled $26.7 million and $175.3 million, including $79.5 million identified with the acquisition of properties and property dispositions of $11.5 million, respectively.

     Belco intends to fund its future capital expenditures, commitments and working capital requirements through cash flows from operations, borrowings under the credit facility or other potential financings, including the sale of equity or debt securities. If there are changes in oil and natural gas prices that correspondingly affect cash flows and the borrowing base under the credit facility, Belco has the discretion and ability to adjust its capital budget. Belco believes that it will have sufficient capital resources and liquidity to fund its capital expenditures and meet all of its financial obligations through the end of 2001.

     Belco's capital expenditure budget for 2001 is $90 million exclusive of potential acquisitions. Approximately 75% of the budget will be dedicated towards development projects and approximately 25% towards exploratory projects. Belco's budget is highly discretionary and capital may be reallocated as necessary in order to pursue attractive opportunities. The budget may also be increased during 2001 if commodity prices remain strong throughout the year. Belco does not specifically budget for acquisition activities due to the uncertainty of potential opportunities.

     Commodity Price Risk Management Transactions. Certain of Belco's CPRM arrangements require Belco to deliver cash collateral or other assurances of performance to the counterparties in the event that Belco's payment obligations with respect to its CPRM transactions exceed certain levels. Two of the inherent risks of a price risk management program are margin requirements and collateralization. Certain transactions may be subject to margin calls under certain conditions including change of ownership control, rating agency activity or default. As of March 31, 2001 Belco's current collateral requirement is $10.0 million in letters of credit. Management believes that Belco's borrowing capacity under its credit facility will allow it to be responsive to any additional collateral calls.

     With the primary objective of achieving more predictable revenues and cash flows, Belco has entered into CPRM transactions of various kinds with respect to both oil and natural gas. While the use of certain of these price risk management arrangements limits the downside risk of adverse price movements, it may also limit future revenues from favorable price movements. Belco engages in transactions such as selling options, which are marked-to-market at the end of the relevant accounting period. Since the futures market historically has been highly volatile, these fluctuations may cause significant impact on the results of any given accounting period. Belco has entered into price risk management transactions with respect to approximately 63% of its gas equivalent estimated production for the year 2001 and substantially lesser portions of its estimated equivalent production thereafter. Belco continues to evaluate whether to enter into additional price risk management transactions for future years. Belco expects to reduce the current amount of price risk management contracts to largely phase out such transactions that it has in place over the next 12 to 18 months in an effort to limit its future exposure to the mark-to-market accounting rules requiring the immediate recognition of non-cash unrealized gains and losses that cause large unpredictable swings in reported results of operations, related earnings per share and shareholder equity. In addition, Belco may determine from time to time to unwind its then existing price risk management positions as part of its price risk management strategy.

     A summary of Belco's approximate current committed volumes and prices by year, assuming the New York Mercantile Exchange, or NYMEX, forward curve reference prices for oil and natural gas as of March 31, 2001 is as follows:

                                                                   VOLUME AVERAGE
                                                              -------------------------
                                                                               REALIZED
                                                              YEAR   PER DAY    PRICE
                                                              ----   -------   --------
Oil -- Barrels per day......................................  2001*   6,100     $19.49
                                                              2002    3,300     $21.83
                                                              2003    2,100     $19.93
Gas -- Mmbtu per day........................................  2001*  70,000     $ 2.09
                                                              2002   37,000     $ 3.09
                                                              2003    7,500     $ 3,78

---------------

* Last nine months of 2001.

     Belco expects to incur additional hedge and non-hedge related cash settlement costs through calendar year 2001, assuming commodity prices remain at current levels. This cash settlement amount is estimated at approximately $70 million utilizing the March 31, 2001 forward price curve applied to volumes of oil and natural gas expected to be produced during the nine month period ending December 31, 2001. This estimated amount may increase or decrease if commodity prices rise or decline from the current levels used in developing this estimate. As cash settlements are made on volumes produced, no additional losses are expected to be recorded, unless actual prices increase above estimated future prices used in the December 31, 2000 mark-to-market calculation. Subsequent to March 31, 2001, natural gas futures prices have declined and if such conditions persist, Belco will be required to record mark-to-market unrealized gains representing a reversal of previously reported mark-to-market unrealized losses. No estimate of future mark-to-market unrealized gains or losses are determinable as such amounts are contingent upon commodity prices at the end of each calendar quarter.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" which was amended by Financial Accounting Standard No. 138, or SFAS 138, in June 1999. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivatives gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. Belco adopted SFAS 133 on January 1, 2001, the effective date as amended by SFAS 138. SFAS 133 will increase volatility of stockholder's equity, reported earnings

(losses) and other comprehensive income. The impact of compliance with SFAS 133 on the financial statements was that we recorded an additional $17.5 million in current assets, $2.0 million in non-current assets, $43.0 million in current liabilities and $12.7 million in non-current liabilities related to Belco's existing oil and natural gas hedges based on the forward price curve in effect at December 31, 2000. These contracts qualified for hedge accounting treatment under SFAS 133. The total potential net liability of $36.2 million ($23.5 million net of tax) related to qualifying hedge instruments was charged to Other Comprehensive Income and appears in the equity section of the balance sheet. After adoption, Belco was required to recognize any hedge ineffectiveness in the income statement which resulted in a charge of $347,000 for the three months ended March 31, 2001. In addition, Belco has three interest rate swaps that were affected by SFAS 133. These swaps did not qualify for hedge accounting and as a result, Belco recorded an additional $6.6 million ($4.3 million net of tax) in non-current liabilities with the offsetting charge to the income statement.

OTHER

     Environmental Matters. Belco's operations are subject to various federal, state and local laws and regulations relating to the protection of the environment, which have become increasingly stringent. Belco believes that its current operations are compliant in all material respects with current environmental laws and regulations. There are no material environmental claims pending or, to Belco's knowledge, threatened against Belco. Belco can give no assurance, however, that current regulatory requirements will not change, currently unforeseen environmental incidents will not occur or past noncompliance with environmental laws will not be discovered on Belco's properties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Belco's market risk exposures relate primarily to commodity prices and interest rates. Belco enters into various transactions involving commodity price risk management activities involving a variety of derivatives instruments to hedge the impact of crude oil and natural gas price fluctuations. In addition, Belco entered into interest rate swap agreements to reduce current interest burdens related to its fixed long-term debt. Belco does not enter into derivative instruments for trading purposes.

     The derivatives commodity price instruments are generally put in place to limit the risk of adverse oil and natural gas price movements, however, such instruments can limit future gains resulting from upward favorable oil and natural gas price movements. Recognition of both realized and unrealized gains or losses are reported currently in Belco's financial statements as required by existing generally accepted accounting principles. The cash flow impact of all derivative related transactions is reflected as cash flows from operating activities.

     As of March 31, 2001, Belco had substantial derivative financial instruments outstanding and related to its price risk management program. See Footnotes 6 and 7 to the consolidated financial statements of Belco "Commodity Price Risk Management Activities" and "Fair Value of Financial Instruments" for complete details on Belco's oil and natural gas related transactions in effect as of March 31, 2001. Transactions subsequent to March 31, 2001 were not significant.

     The table below provides information related to Belco's interest rate swaps on long-term debt obligations. For interest rate swaps, the table presents notional amounts and approximate weighted average interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the agreements in place. For more information on Belco's interest rate swaps, see "Management's Discussion and Analysis of Financial Condition and Results of Operations of Belco Oil & Gas Corp. -- Liquidity and Capital Resources."

                                            EXPECTED MATURITY DATE                 FAIR VALUE AS OF MARCH 31,
                                   -----------------------------------------   ----------------------------------
                                     2001       2002       2003       2004     THEREAFTER    TOTAL         2001
                                   --------   --------   --------   --------   ----------   --------     --------
                                                                   (IN THOUSANDS)
Liabilities
  Bank credit facility...........        --         --         --   $149,200          --    $149,200     $149,200
  Belco 8.875% Notes.............        --         --         --         --    $147,000    $147,000(1)  $142,590
  Belco 10.500% Notes............        --         --         --         --    $109,000    $109,000(2)  $110,635
Interest Rate Swaps:
  Fixed to Variable..............  $235,000   $235,000   $235,000   $150,000                             $ (4,939)

---------------

(1) Notes mature 2007

(2) Notes mature 2006

                            INFORMATION ABOUT BELCO

OVERVIEW

     Belco is an independent energy company engaged in the exploration for, and the acquisition, exploitation, development and production of, natural gas and oil in the United States, primarily in the Rocky Mountains, the Gulf Coast, the Permian Basin and the Mid-Continent region. Since inception in April 1992, Belco has grown its reserve base through a program of acquisitions, exploration, exploitation and development drilling. Focusing in core areas allows Belco to accumulate detailed geologic and geophysical knowledge, significant operational efficiencies and technical expertise.

     Belco has achieved substantial growth in reserves, production, revenues and EBITDA since 1992. Belco's estimated proved reserves have increased at a compound annual growth rate of 35%, from 67 Bcfe as of December 31, 1992 to 726 Bcfe as of December 31, 2000, with a reserve life index of approximately 11.3 years based on 2000 production. Average daily production has increased from four Mmcfe per day in 1992 to approximately 176 Mmcfe/d in 2000. Similarly, the growth in Belco's EBITDA has been substantial, increasing from $2.9 million for the year ended December 31, 1992 to $112.1 million for the year ended December 31, 2000. Belco's low cost structure is evidenced by its general and administrative expenses of $0.10 per Mcfe and lease operating expenses and production taxes of $0.74 per Mcfe in 2000.

     At December 31, 2000, Belco had estimated proved reserves of 726 Bcfe with a pre-tax future net revenues discounted at 10% of $2,256 million based on NYMEX prices of $25.50 per barrel of oil and $9.53 per Mmbtu of natural gas. As of December 31, 2000, Belco held or controlled approximately 1.8 million gross (703,000 net) undeveloped acres and had an interest in approximately 2,460 gross (1,068 net) oil and natural gas wells of which Belco operated 1,167.

PRIMARY OPERATING AREAS

     Belco's operations are currently focused in the following core operating areas:

     - Belco's Rocky Mountain gas operations are currently focused in the Green River, Wind River and Big Horn Basins. Oil is targeted in North Dakota in the Mission Canyon and Lodgepole horizons.

     - The Gulf Coast region includes drilling horizontal wells to develop the Austin Chalk and the Georgetown formations in Texas and the exploitation of tight Cotton Valley sands in northern Louisiana.

     - Belco's Permian Basin and Mid-Continent activities concentrate on exploiting proven properties through secondary recovery operations, the drilling of development wells or infill wells, workovers, recompletions in other productive zones and other exploitation techniques. Belco has ongoing secondary recovery/infill drilling programs on many of the properties within these two core areas.

     The following table sets forth information, as of December 31, 2000, with respect to Belco's estimated net proved reserves by operating area. Miller and Lents, Ltd., its independent petroleum engineers, made independent estimates covering approximately 84% of Belco's net equivalent Mcf reserves and confirmed Belco's estimates are in accordance with SEC's guidelines.

                 ESTIMATED PROVED RESERVES AT DECEMBER 31, 2000

                                                                               GAS       PERCENT OF
                                                        OIL        GAS      EQUIVALENT     PROVED
                                                      (Mbbls)   (Mmcf)(1)    (Mmcfe)      RESERVES
                                                      -------   ---------   ----------   ----------
Rocky Mountains.....................................   6,668     108,382     148,390         20%
Gulf Coast..........................................   1,786     184,451     195,167         27%
Permian Basin.......................................  37,646      50,698     276,574         38%
Mid-Continent.......................................  11,391      37,792     106,138         15%
                                                      ------     -------     -------        ----
          Total.....................................  57,491     381,323     726,269        100%
                                                      ======     =======     =======        ====

---------------

(1) Includes natural gas liquids.

ROCKY MOUNTAINS

     Approximately 20% of Belco's estimated proved reserves at December 31, 2000 were located in its Rocky Mountains core area.

     Wyoming. Belco maintains a significant acreage position where it conducts an ongoing exploration and development program. In June 1992, Belco commenced a development drilling program in the Moxa Arch Trend (Green River Basin) pursuant to a farmout from Amoco. In 1996, Belco significantly expanded its acreage and exploration activities by acquiring the rights to approximately 750,000 gross (250,000 net) acres in the Green River, Wind River and Big Horn Basins in Wyoming, which lie north and east of the Moxa Arch Trend. At December 31, 2000, Belco controlled approximately 1,165,000 gross (363,269 net) undeveloped acres in these three basins.

     - Moxa Arch Trend. One of Belco's primary operating areas is the Moxa Arch Trend located in the Green River Basin in southwestern Wyoming, principally in Lincoln, Sweetwater and Uinta Counties. Approximately 13% of Belco's estimated proved reserves at December 31, 2000 were located in this trend. Belco participates in vertical gas wells in this area, which target the Frontier and/or Dakota formations at depths that range from approximately 10,000 to 12,500 feet. The Frontier formation is a relatively blanket "tight gas sand" formation, while the Dakota formation, beneath the Frontier, tends to be a more prolific, but less predictable, channel sand. Production from Moxa Arch wells, particularly from the Frontier formation, tends to be long-lived, with 25 to 30 year reserve lives not uncommon.

      Through 2000, Belco had participated in 256 gross (91 net) wells in this field with 183 Frontier wells, 18 Dakota wells and 55 dual completions where both Frontier and Dakota are completed in the same well bore. Average net production for the year ended December 31, 2000, was approximately 22 Mmcfe/d. Forty-seven of Belco's gross wells drilled in 1992 qualified for the Section 29 Tax Credit of approximately $0.59 per Mcf, which is attributable to all qualified production from these wells through 2002. See "-- Section 29 Tax Credit" set forth below. Belco drilled 27 gross wells (15.8 net) in 2000 and anticipates drilling approximately 18 gross wells in 2001. See "-- Regulation -- Environmental Regulation" set forth below.

     - Green River, Wind River and Big Horn Basins. Effective November 1, 1996, Belco entered into an agreement with Andex Partners and Andover Partners to conduct exploratory operations in the Green River and Wind River Basins of Wyoming. Under the agreement, Belco committed to spend a minimum of $20 million, which commitment was satisfied as of October 1, 2000, on seismic, leasing and exploratory activities through December 31, 2001 and has earned rights to a 50% interest in approximately 300,000 net acres. Anadarko and Yates Petroleum Corporation operate most of the acreage.

      During 2000, Belco participated in four development wells in the Tipton project in Sweetwater County, Wyoming. These wells target Mesa Verde sands at depths from 9,000 to 10,500 feet. Yates, the operator of these wells, plans 16 additional wells in 2001. Belco has approximately a 19% average working interest in this development.

      Effective December 31, 1996, Belco entered into two joint development agreements with Snyder Oil Company, now Devon Energy Corp. pursuant to which Belco has acquired a 50% interest in approximately 87,321 net acres in the Wind River Basin of Wyoming and 110,859 net acres in the Big Horn Basin of Wyoming. Under such agreements, Devon is the operator. A total of eight wells have been drilled to date on this acreage.

      In June 1997, Belco entered into a participation agreement with Tom Brown, Inc. and Andover Partners covering an approximate one million acre area of mutual interest, or AMI, in the Big Horn Basin and acquired an interest in an initial 100,000 gross (25,000 net) acres. Belco plans to continue acquiring additional leases in the Big Horn Basin.

      Belco expects to participate in a series of exploratory wells in these basins over the next 12 to 24 months with Anadarko, Devon, Tom Brown and Yates serving as operators for most wells. The wells will target multiple formations, with the Mesa Verde and Frontier formation the most frequent targets. If initial results are successful, these projects hold the potential for multi-well developmental drilling programs for Belco over the next several years.

     North Dakota. Effective March 1, 2000, Belco acquired interests in the Stadium, Livestock, Subdivision and Eland units producing from the Lodgepole formation in Stark County, North Dakota. Belco operates the five well Stadium unit and both of the neighboring one well units, Subdivision and Livestock. In 1999, Belco began leasing acreage on a series of Mission Canyon prospects within 30 miles of these Stark County units. The first wells were drilled in 2000 and development will continue in 2001 on the four discoveries made to date.

     - Stadium Unit. Belco has a 51% working interest in the Stadium unit. The discovery well was drilled in 1996 and encountered a total of 150 feet of oil pay in a 300-foot thick carbonate reef. A total of five wells were drilled prior to the acquisition. The deepest well was converted to a water injector in 1998 to maintain pressures, and the unit has averaged over 4,000 gross Bbl/d from 4 wells since mid-1999.

     - Mission Canyon. Belco has acquired more than 75,000 net acres in four separate prospects targeting thin oil productive zones in the Mission Canyon interval. Other operators recognized these zones in the past in several vertical wells, but often could not complete them economically because nearby wet zones would also produce along with the oil. Belco believed the use of horizontal wells would decrease the tendency for water production from the underlying intervals. The first horizontal well was drilled in December 1999, and through December 2000, a total of 16 wells had been drilled with a success ratio of 75%. The typical well is drilled to approximately 9,600 feet vertical depth and has a 5,000-foot lateral within a 640-acre unit. Crooked Canyon, the most drilled prospect, has ten wells drilled within a 15 square mile area. The Rocky Hill discovery has three wells, the North Treetop discovery has two wells, and the Manning discovery has one well. Belco has a 100% interest in all but the Manning well where its interest is 50%. Belco expects to drill at least 10 wells in 2001.

GULF COAST

     Approximately 27% of Belco's estimated proved reserves at December 31, 2000 were located in its Gulf Coast core area.

     Giddings Field. Approximately 17% of Belco's estimated total proved reserves at December 31, 2000 were located in the Giddings field of east central Texas, principally in Grimes, Washington and Fayette Counties. To date, the primary producing zone in the Giddings field has been the Austin Chalk formation, a fractured carbonate formation that has been highly conducive to the application of horizontal drilling technology. The Austin Chalk formation is encountered in this field at depths ranging between approximately 7,000 and 17,000 feet. The Georgetown formation, approximately 300 to 500 feet below the base of the Austin Chalk, has been a secondary objective in the field. Recent success targeting the Georgetown formation indicates it may be the main objective for future development in the field.

     Belco first acquired interests in the Giddings field in September 1992. During the year ended December 31, 2000, average net production from this field was approximately 56 Mmcfe/d. Through December 31, 2000, Belco had drilled 265 gross (88 net) wells in this field and continues to control approximately 203,000 gross (60,500 net) undeveloped acres in this area. Belco currently divides the Giddings field into two prospect areas: (1) Navasota River, primarily in Grimes County and (2) Independence, primarily in Washington County. Belco expects to drill new wells, including infill wells, and re-enter older wells to drill additional laterals in the Giddings field. Currently, a majority of Belco's interests in this field are held pursuant to agreements with and are operated by Chesapeake Energy Corporation and, to a lesser extent, Anadarko.

     Five wells were drilled in the Independence area in 2000. Four of the wells continued the Austin Chalk development of the Brenham dome area that began in 1998. The fifth well was a re-entry of the Ricks 1-H. It targeted the lower Georgetown formation and produced at an initial rate of 40 Mmcfd. The Georgetown will be the target for most of the seven wells planned in 2001 for Independence.

     While not expected to have the high initial rates indicated by the Ricks 1-H, the Navasota area also has potential for additional Georgetown wells. Belco plans approximately five wells for this area in 2001.

     Belco believes that its success in the Giddings field is attributable to three principal factors:

     - continued technological advances in horizontal drilling have significantly lowered finding and development costs in the field;

     - the geological setting of the deeper downdip areas of the field has created more extensive fracturing than in other areas of the Texas Austin Chalk Trend; and

     - Belco's acquisition program in cooperation with other operators has permitted the creation of larger spacing units, thus reducing possible competition for reserves from offsetting wells.

As a result of these factors, Belco's deeper downdip wells have, on average, produced greater reserves per well than average wells in other areas of the Texas Austin Chalk Trend.

     The majority of Belco's acreage in the Giddings field was classified as a tight formation or deep wells by the Texas Railroad Commission. Wells spud between May 1989 and September 1996 are exempt from the 7.5% state severance tax on high cost natural gas through August 2001. See "-- Texas Severance Tax Abatement" set forth below.

     Elm Grove. Effective January 1, 2000, Belco acquired an approximate 37% working interest in 20 wells in the Elm Grove field in Caddo and Bossier Parishes in Northern Louisiana. The operator, J.W. Operating, drilled the 20 wells in 17 sections to extend the Cotton Valley production downdip from the mature Caspiana field. In addition to the Cotton Valley at 9,500 feet, shallower secondary zones include the Hosston and Rodessa intervals.

     Through December 2000, Belco has participated in drilling 33 gross wells (12 net wells). Belco's net production has increased from 5 Mmcfd at the time of the acquisition to approximately 10 Mmcfd as of December 2000. A three to four rig drilling program is planned in 2001, with the drilling of approximately 42 wells. Belco plans to drill most of these wells on 160 acre spacing with the remainder on 80 acre spacing. Other fields in the area have been successfully downspaced to 80 acre patterns, and the potential exists for similar spacing throughout Belco's Elm Grove acreage.

     In addition, the quality of the Hosston sands increases significantly in parts of the field to merit dual completions or separate wells. Five of the wells drilled in 2000 were drilled with Hosston objectives.

PERMIAN BASIN

     Approximately 38% of Belco's estimated proved reserves at December 31, 2000 were located in its Permian Basin core area. These reserves are concentrated in the Andrews Unit, the Shafter Lake San Andres Unit and the Nolley Wolfcamp Unit.

     Belco's Permian Basin properties produce primarily from either the Grayburg/San Andres formation, at an average depth of 4,500 feet, or the Wolfcamp/Penn formation at an average depth of 9,000 feet. Most of the properties that produce from these horizons are under secondary recovery, and, based on analogous properties nearby, are potentially responsive to CO(2) miscible flooding. Given the existence of nearby CO(2) pipelines, Belco believes many of its properties in the Permian Basin region contain significant upside potential based on application of enhanced recovery methods and deeper drilling which could add to existing reserves.

     A significant portion of Belco's total estimated proved reserves in the Permian Basin region lie in Andrews County, Texas. Belco produced approximately 3,000 gross Bbl/d in Andrews County, and realized significant advantages as a result of its large-scale operation. Belco owns two electrical distribution systems and three saltwater gathering and disposal systems. Belco has several yards for both the storage of equipment and the staging of new development projects. Two of Belco's larger production facilities connect into a water supply system with excess capacity for expanding existing or initiating new secondary and enhanced recovery projects. Belco believes that these systems and facilities provide it with a competitive advantage in acquiring additional operated properties in Andrews County.

     Belco's largest, by value, Permian Basin units are the Andrews Unit and the Shafter Lake San Andres Unit.

     Andrews Unit. The Andrews Unit produces from the Wolfcamp/Penn formation at approximately 8,600 feet. Belco has a 98.6% working interest in this 3,230 acre unit. Water injection began in late 1996 with the first response occurring in late 1998. Gross production in 2000 averaged 860 Bbl/d with injection of over 5,300 barrels of water per day. During 2000 Belco continued expansion of the waterflood by drilling one producer and two injectors, converting three additional wells to injection, re-entering a plugged well for injection and performing 13 workovers. The conversion and workover activity will continue in 2001 with the planned drilling of three wells. Belco also believes that production from this waterflood unit can be enhanced with the use of CO(2) or surfactants with flooding.

     Shafter Lake San Andres Unit. The Shafter Lake San Andres Unit is a 12,880 acre unit in Andrews County, Texas that produces from the Grayburg/San Andres formation at approximately 4,500 feet. Belco has an 81.4% working interest in this secondary recovery unit. Gross oil production averaged 745 Bbl/d in 2000. Belco has drilled 51 infill 20 acre locations since becoming operator of the unit in early 1993. In 2000, Belco drilled nine wells on 20 acre spacing along with six wells on ten acre spacing. Operators of nearby San Andres fields have successfully drilled to 10 acre spacing before CO(2) injection. The wells Belco drilled are designed to test the viability of ten acre locations within the center of the Shafter Lake unit. The preliminary indications are promising with the two producers each averaging initial production of over 50 Bbl/d gross. Belco plans to drill approximately 15 wells in 2001 to continue to expand both the 20 acre and 10 acre spacing. Potential exists for CO(2) flooding as the field matures.

MID-CONTINENT REGION

     Belco's Mid-Continent operations are currently focused in Oklahoma and Kansas and represent approximately 15% of its total estimated proved reserves at December 31, 2000. The oil production is concentrated in Belco operated waterfloods in Oklahoma while the gas production is in Belco operated wells in Kansas and mainly outside operated wells in Oklahoma.

     Oklahoma. Three waterfloods represent a majority of Belco's estimated proved oil reserves in the region. These waterfloods are identified as the Oakdale Unit, the Calumet Unit and the Rush Springs Unit.

     - Oakdale Red Fork Unit. Belco owns a 97.3% working interest in this 3,600 acre unit in northwestern Oklahoma. Belco operates the secondary recovery unit that produces from the Redfork formation at 6,400 feet. Gross oil production was approximately 815 Bbl/d in 2000. Belco drilled two wells and re-entered one well during 2000. Plans for 2001 include the drilling of at least two wells and the continued expansion of water injection to the south.

     - Calumet Cottage Grove Unit. The Belco operated secondary recovery unit consists of 11,400 acres in central Oklahoma. Production is from the Pennsylvanian Cottage Grove formation at 8,100 feet. Gross production in 2000 averaged approximately 1,815 Bbl/d. Belco has a 44.1% working interest in this unit. Five wells were drilled in 2000 and six wells are planned in 2001.

     Kansas. Belco has 31,649 developed net acres and approximately 7,692 undeveloped net acres in Kansas. Belco initially acquired interests in Kansas in 1993 from Mobil and made 2 additional acquisitions from Huber in 1997 and 1998. Gas is produced from the Chase formation and both gas and oil are produced from the Lansing, Morrow and Chester formations. Most of the 169 producing wells are in Stanton, Morton, Stevens and Haskell counties. Belco drilled three wells in 2000 targeting the Chase gas sands.

COSTS INCURRED AND DRILLING RESULTS

     Drilling Activity. The following table sets forth the wells participated in by Belco during the periods indicated. In the table, "gross" refers to the total wells in which Belco has a working interest, and "net" refers to gross wells multiplied by Belco's working interest in such wells.

                                                     YEAR ENDED DECEMBER 31, (1)
                                              ------------------------------------------
                                                  1998           1999           2000
                                              ------------   ------------   ------------
                                              GROSS   NET    GROSS   NET    GROSS   NET
                                              -----   ----   -----   ----   -----   ----
Development:
  Productive................................  69.0    47.1   46.0    29.4   106.0   57.2
  Non-productive............................   1.0     1.0    2.0     1.0     7.0    5.1
                                              ----    ----   ----    ----   -----   ----
          Total.............................  70.0    48.1   48.0    30.4   113.0   62.3
                                              ====    ====   ====    ====   =====   ====
Exploratory:
  Productive................................  23.0     9.4   11.0     8.2    17.0   10.8
  Non-productive............................   7.0     4.0    3.0     2.5     5.0    3.7
                                              ----    ----   ----    ----   -----   ----
          Total.............................  30.0    13.4   14.0    10.7    22.0   14.5
                                              ====    ====   ====    ====   =====   ====

---------------

(1) Includes wells in progress at December 31 of each year presented.

     Volumes, revenue, prices and production costs. The following table sets forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with Belco's sale of oil and natural gas for the periods indicated.

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1998       1999       2000
                                                       --------   --------   --------
Net Production Data:
  Oil (Mbbl).........................................     4,177      3,439      3,922
  Gas (Mmcf).........................................    37,207     39,738     40,847
  Gas equivalent (Mmcfe).............................    62,272     60,370     64,379
Oil and Gas Sales, net of cash hedging activities ($
  in 000's)(1).......................................  $129,916   $141,932   $199,387
Average Sales Price(1):
  Oil (per Bbl)
     Unhedged........................................  $  13.17   $  17.49   $  29.23
     Hedge settlements...............................      2.92       1.76      (4.62)
                                                       --------   --------   --------
          Net realized...............................  $  16.09   $  19.25   $  24.61
                                                       ========   ========   ========
  Gas (per Mcf)
     Unhedged........................................  $   1.86   $   1.99   $   3.50
     Hedge settlements...............................     (0.17)     (0.08)     (0.98)
                                                       --------   --------   --------
          Net realized...............................  $   1.69   $   1.91   $   2.52
                                                       ========   ========   ========
Costs (per Mcfe):
  Oil and gas operating expenses.....................  $   0.54   $   0.49   $   0.52
  Production taxes...................................      0.12       0.16       0.22
  General and administrative.........................      0.08       0.08       0.10
Depreciation, depletion and amortization of oil and
  gas properties.....................................      0.90       0.90       0.88

---------------

(1) Excludes non-hedge CPRM cash settlements.

     Development, Exploration and Acquisition Expenditures. The following table sets forth certain information regarding the costs incurred by Belco in its development, exploration and acquisition activities during the periods indicated.

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          1998      1999       2000
                                                        --------   -------   --------
                                                               (IN THOUSANDS)
Property acquisitions costs --
  Proved..............................................  $ 56,695   $17,608   $ 79,532
  Unproved............................................    14,414    10,390     11,991
Exploration costs.....................................    18,597    10,943     21,442
Development costs.....................................    37,969    29,576     66,310
Capitalized interest..................................     5,123     4,881      7,570
Property Sales........................................    (6,292)     (215)   (11,517)
                                                        --------   -------   --------
          Total Net Costs Incurred....................  $126,506   $73,183   $175,328
                                                        ========   =======   ========

ACREAGE

     The following table sets forth, as of December 31, 2000, the gross and net acres that Belco owned, controlled or had the right to acquire interests in both developed and undeveloped acreage. Developed acreage refers to acreage within producing units and undeveloped acreage refers to acreage that has not been placed in producing units. "Gross" acres refers to the total number of acres in which Belco own a working interest. "Net" acres refers to gross acres multiplied by Belco's fractional working interest.

                                                   DEVELOPED         UNDEVELOPED(1)
                                               -----------------   -------------------
                                                GROSS      NET       GROSS       NET
                                               -------   -------   ---------   -------
Rocky Mountains:
  Green River Basin..........................    5,443       533     539,762   141,793
  Moxa Arch Trend............................   33,413    19,632      27,414    16,426
  Wind River Basin...........................    1,917       718     275,016   103,007
  Big Horn Basin.............................      643       321     322,625   102,043
  Denver-Julesburg Basin.....................  207,365     2,298     110,074    57,927
Permian Basin................................  100,191    51,817          20        20
Mid-Continent Region:
  Oklahoma...................................  119,957    39,687      37,895    12,012
  North Texas................................   23,093    10,302         640       320
  Kansas.....................................   37,649    31,628       8,256     7,693
  North Dakota...............................   10,973     4,391      37,571    25,343
  Michigan...................................    2,411       734      13,263     2,382
Gulf Coast/Other:
  Texas-Giddings Field.......................  106,626    41,831     203,171    60,515
  Louisiana..................................   18,133     8,172     183,339   147,248
  Arkansas...................................      345       345       4,264     2,952
  Gulf Coast.................................   11,999     9,030      41,027    23,762
  New Mexico.................................      320       160          --        --
                                               -------   -------   ---------   -------
          Totals.............................  680,478   221,599   1,804,337   703,443
                                               =======   =======   =========   =======

---------------

(1) Leases covering less than half of the undeveloped acreage will expire within the next three years. However, we expect to evaluate this acreage prior to its expiration. Our leases generally provide that the leases will continue past their primary terms if oil or gas in commercial quantities is being produced from a well on such leases.

PRODUCTIVE WELL SUMMARY

     The following table sets forth Belco's ownership in productive wells at December 31, 2000. Gross oil and gas wells include multiple completions. Wells with multiple completions are counted only once for purposes of the following table. Production from various formations in wells without multiple completions is commingled.

                                                               PRODUCTIVE WELLS
                                                               -----------------
                                                                GROSS      NET
                                                               -------   -------
Gas.........................................................     842.0     368.9
Oil.........................................................   1,618.0     699.5
                                                               -------   -------
          Total.............................................   2,460.0   1,068.4
                                                               =======   =======

MARKETING

     There are a variety of factors which affect the market for oil and natural gas, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulations on oil and natural gas production and sales. Historically Belco has not experienced any difficulties in marketing its oil or natural gas. The oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual customers.

     Although Belco seeks to moderate the impact of price volatility through its commodity price risk management activities, it remains subject to price fluctuations for natural gas sold in the spot market due primarily to seasonality of demand and other factors beyond Belco's control. Domestic oil prices generally follow worldwide oil prices, which are subject to price fluctuations resulting from changes in world supply and demand.

PRODUCTION SALES CONTRACTS

     In Wyoming, Belco sells all of its natural gas, natural gas liquids and condensate from its Moxa Arch wells under a market sensitive long term sales contract with Amoco Energy Trading Corporation, or the Amoco Gas Contract. The price payable to Belco under the Amoco Gas Contract for gas is the Northwest Pipeline Rocky Mountain Index, plus $0.03 per Mmbtu, less fuel charges and gathering fees and adjustments for Btu content. The Amoco Gas Contract was renewed effective January 1, 1999 for an additional three year period on the same terms.

     All of Belco's current Moxa Arch Wyoming oil and condensate production is sold at market sensitive prices pursuant to an option held by Amoco.

     Belco's Moxa Arch wells are subject to various gathering agreements with third parties. Wells drilled under the Amoco Farmout Agreement in the Cow Hollow, Wilson Ranch, Seven Mile Gulch and Bruff areas are subject to the Gas Gathering and Processing Agreement dated March 20, 1992 with Northwest Pipeline.

     In Texas, Louisiana and Oklahoma, Belco sells its gas to purchasers under percentage of proceeds or index-based contracts. Under the percentage of proceeds contract, Belco receives a fixed percentage of the resale price received by the purchaser for sales of residue gas and natural gas liquids recovered after gathering and processing its gas. Belco receives between 85% and 92% of the proceeds from residue gas sales and from 85% to 90% of the proceeds from natural gas liquids sales received by its purchasers when the products are resold. The residue gas and natural gas liquids sold by these purchasers are sold primarily based on spot market prices. The revenue received by Belco from the sale of natural gas liquids is included in natural gas sales. Under indexed-based contracts, the price per Mmbtu Belco receives for its gas at the wellhead is tied to indexes published in Inside FERC or Gas Daily, and in most cases is subject to a discount to the relevant index in lieu of a gathering fee.

     All of Belco's oil production is sold under market sensitive or spot price contracts to various purchasers.

     Sales to individual customers constituting 10% or more of total revenues in 2000 were made to:

     - Aquila Southwest Pipeline (26%);

     - Amoco Energy Trading (17%);

     - EOTT Energy Operating LP (14%);

     - Duke Energy Field Services (11%);

     - Enron Reserve Acquisition Corp. (11%); and

     - Eighty-Eight Oil, LLC (10%).

Belco believes that the loss of any one of the above customers would not have a material adverse effect on its results of operations or its financial condition.

PRICE RISK MANAGEMENT TRANSACTIONS

     Commodity Price Risk Management. With the objective of achieving more predictable revenues and cash flows and reducing the exposure to fluctuations in gas and oil prices, Belco has entered into price risk management transactions of various types with respect to both natural gas and oil, as described below.

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

While the use of these arrangements limits the downside risk of adverse price movements to a certain extent, it may also limit future revenues from favorable price movements. Belco entered into price risk management transactions with respect to a substantial portion of its estimated oil production and approximately 60% of its estimated gas production for 2000 and lesser amounts of its estimated production for 2001 and beyond. Belco continues to evaluate whether to enter into additional such transactions for 2001 and beyond. Belco expects to reduce the current amount of price risk management contracts to largely phase out such transactions that it has in place over the next 12 to 18 months in an effort to limit future exposure to the mark-to-market accounting rules requiring the immediate recognition of non-cash unrealized gains and losses that cause large unpredictable swings in reported results of operations, related earnings per share and shareholder equity. In addition, Belco may determine from time to time to terminate its then existing hedging and other risk management positions.

     All of Belco's price risk management transactions are carried out in the over-the-counter market and not on the NYMEX. These financial counterparties all have at least an investment grade credit rating. All of these transactions provide solely for financial settlements relating to closing prices on the NYMEX.

     The following is a summary of the types of price risk management transactions in effect as of December 31, 2000.

     Swaps. Since all of Belco's natural gas and oil is sold on "floating" or market related prices, Belco has entered into financial swap transactions that convert a floating price into a fixed price for a future month. For any particular swap transaction, the counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and Belco is required to make a payment to the counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

     Reverse Swaps. When Belco determines it desires to reduce the amount of swaps because of an assumed favorable outlook for prices, it enters into a reverse swap. Under such a transaction, Belco's role and the role of the counterparty are reversed.

     Collars. A collar provides for an average floor price and an average ceiling price. For any particular collar transaction, the counterparty is required to make a payment to Belco if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Belco is required to make payment to the counterparty if the average NYMEX Reference Price is above the ceiling price for such transaction.

     Options, Puts and Straddles. When Belco believes that it will receive a sufficiently high cash premium or other consideration for granting the counterparty a call or put option, it may enter into such a transaction. If Belco sold a $20.00 call on oil for $0.40 a barrel in a given month and prices averaged $19.00 a barrel for such month, it would receive a net realization per barrel of $19.40 ($19.00 plus the $0.40 premium). However, if for that month the price of oil averaged $20.00 or higher per barrel, Belco would receive a net realization of $20.40 (the call price, $20.00, plus $0.40).

     A limited number of these transactions contain negotiated knockout, extendable or leverage provisions. These provisions either limit price protection beyond a specific level, contain tiered pricing provisions, allow the option to be extended for a period of time, or provide for payment based upon a multiple of the underlying notional volume. The transactions described in this paragraph and any sold options are non-hedge instruments and required to be marked to market as to their value on the last day of the accounting period.

     Belco sells Wyoming natural gas at prices based on the Northwest Pipeline Rocky Mountain Index, or NPRMI, and the Colorado Interstate Gas Co.-Rocky Mountain Index, or CIGCo.-RMI (indices of prices for gas delivered at various delivery points on the Northwest Pipeline and the CIGCo. pipeline in the Northern Rocky Mountain area). For a portion of the natural gas sold against these indices, Belco has entered into basis swaps that require the counterparty to make a payment to Belco in the event that the average NYMEX Reference Price per Mmbtu for gas delivered to Henry Hub, Louisiana for a reference period exceeds the average price for gas delivered to the Northwest Pipeline in the Rocky Mountains as reflected in the NPRMI (the most liquid Rocky Mountain hub) for such reference period by more than a stated differential, and requires Belco to make a payment to the counterparty in the event that the NYMEX Reference Price for Henry Hub exceeds the price for NPRMI gas by less than the stated differential (or in the event that the NPRMI price exceeds the Henry Hub price).

TEXAS SEVERANCE TAX ABATEMENT

     Production from natural gas wells that have been certified as tight formations or deep wells by the Texas Railroad Commission ("high cost gas wells") and that were spudded or completed during the period from May 24, 1989 to September 1, 1996 qualify for an exemption from the 7.5% severance tax in Texas on natural gas and natural gas liquids produced by such wells prior to August 31, 2001. The natural gas production from wells drilled on certain of Belco's properties in the Austin Chalk area qualify for this tax exemption. In addition, high cost gas wells that are spudded or completed during the period from September 1, 1996 to August 31, 2010 are entitled to receive a severance tax reduction upon obtaining a high cost gas certification from the Texas Railroad Commission within 180 days after first production. The tax reduction is based on a formula composed of the statewide "median" (as determined by the State of Texas from producer reports) and the producer's actual drilling and completion costs. More expensive wells will receive a greater amount of tax credit. This tax rate reduction remains in effect for 10 years or until the aggregate tax credits received equal 50% of the total drilling and completion costs.

SECTION 29 TAX CREDIT

     The natural gas production from wells drilled on certain of Belco's properties in the Wyoming Moxa Arch Trend and Golden Trend Field in Oklahoma qualifies for the Section 29 Tax Credit. The Section 29 Tax Credit is an income tax credit against regular federal income tax liability with respect to sales of Belco's production of natural gas produced from tight gas sand formations, subject to a number of limitations. Fuels qualifying for the Section 29 Tax Credit must be produced from a well drilled or a facility placed in service after November 5, 1990 and before January 1, 1993, and be sold before January 1, 2003.

     The basic credit, which is currently approximately $0.52 per Mmbtu ($0.59 per Mcf) of natural gas produced from tight sand reservoirs and approximately $1.05 per Mmbtu of natural gas produced from Devonian Shale, is computed by reference to the price of crude oil and is phased out as the price of oil exceeds $23.50 per Bbl in 1979 dollars (as adjusted for inflation) with complete phaseout if such price exceeds $29.50 per Bbl in 1979 dollars (as adjusted for inflation). Under this formula, the commencement of phaseout would be triggered if the average price for crude oil rose above approximately $47 per Bbl in current dollars. Belco generated approximately $0.5 and $0.6 million of Section 29 Tax Credits in 2000 and 1999, respectively. The Section 29 Tax Credit may not be credited against the alternative minimum tax, but under certain circumstances may be carried over and applied against regular tax liability in future years. Therefore, no assurances can be given that Belco's Section 29 Tax Credits will reduce its federal income tax liability in any particular year.

REGULATION

     General. The oil and natural gas industry is extensively regulated by federal, state and local authorities. In particular, oil and natural gas production operations and economics are affected by price controls, environmental protection statutes and regulations, tax statutes and other laws relating to the petroleum industry, as well as changes in such laws, changing administrative regulations and the interpretations and application of such laws, rules and regulations. Oil and natural gas industry legislation and agency regulation are under constant review for amendment and expansion for a variety of political, economic and other reasons.

     Regulation of Natural Gas and Oil Exploration and Production. Belco's operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells, maintaining bonding requirements in order to drill or operate wells and regulating

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

the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. Belco's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells that may be drilled and the unitization or pooling of oil and natural gas properties. In this regard, some states (such as Oklahoma) allow the forced pooling or integration of tracts to facilitate exploration while other states (such as Texas) rely on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units and, therefore, more difficult to develop a project if the operator owns less than 100% of the leasehold. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of gas and impose certain requirements regarding the ratability of production. The effect of these regulations may limit the amount of oil and natural gas Belco can produce from its wells and may limit the number of wells or the locations at which Belco can drill. The regulatory burden on the oil and natural gas industry increases Belco's costs of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently expanded, amended or reinterpreted, Belco is unable to predict the future cost or impact of complying with such regulations.

     Belco has operations located on federal oil and natural gas leases, which are administered by the U.S. Bureau of Land Management, or BLM. Such leases are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed BLM regulations. In addition to permits required from other agencies, such as the Army Corps of Engineers and the Environmental Protection Agency, lessees must obtain a permit from the BLM prior to the commencement of drilling. The BLM also has regulations restricting the flaring or venting of natural gas, liquid hydrocarbons and oil without prior authorization. The BLM generally requires that lessees post substantial bonds or other acceptable assurances that such obligations will be met. The cost of such bonds or other surety can be substantial and there is no assurance that bonds or other surety can be obtained in all cases. Under certain circumstances, the BLM may require company operations on federal leases to be suspended or terminated. Any such suspension or termination could materially and adversely affect Belco's financial condition and operations.

     Belco does not anticipate that compliance with existing federal, state and local laws, rules and regulations will have a material or significantly adverse effect upon the capital expenditures, earnings or competitive position of Belco.

     Regulation of Natural Gas and Oil Sales and Transportation. Sales prices of crude oil, condensate, gas liquids and natural gas are not currently regulated. State and federal laws regulations governing transportation of these commodities by intrastate and interstate pipelines, although they do not directly apply to Belco, nonetheless have an indirect effect upon the exploration and production business due to legal and regulatory impact upon the cost and availability of pipeline capacity. Belco does not believe that its business will be affected by any laws and regulations governing pipeline transportation differently than any other similarly situated company with which Belco competes.

     Environmental Matters. Belco's operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, such as the U.S. Environmental Protection Agency, issue regulations to implement and enforce such laws, which often require difficult and costly compliance measures that carry substantial administrative, civil and criminal penalties or may result in injunctive relief for failure to comply. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit construction or drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas, require remedial action to prevent pollution from former operations, and impose substantial liabilities for pollution resulting from Belco's operations. This regulatory burden on the oil and natural gas industry increases the cost of doing business and consequently affects its profitability. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, storage, transport, disposal or cleanup requirements could materially adversely affect
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

Belco's operations and financial position, as well as those of the oil and natural gas industry in general. While Belco believes that its current operations are in substantial compliance with current applicable environmental laws and regulations, there is no assurance that this trend will continue in the future.

     The Comprehensive Environmental Response, Compensation and Liability Act, as amended, also known as CERCLA or "Superfund," and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the owner and operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. Although Belco handles hazardous substances in the ordinary course of business, it is not aware of any hazardous substance contamination which has a material adverse effect on Belco.

     The Resource Conservation and Recovery Act, as amended, or RCRA, and comparable state laws generally does not regulate most wastes generated by the exploration and production of oil and natural gas. Specifically, RCRA excludes from the definition of hazardous waste "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." However, these wastes may still be regulated by EPA or state agencies as solid waste. Moreover, ordinary industrial wastes, such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils, may be regulated as hazardous waste. Although the costs of managing solid and hazardous waste may be significant, Belco does not expect to experience more burdensome costs than similarly situated companies involved in oil and natural gas exploration and production.

     Belco owns or leases properties that have been used in the past for the exploration and production of oil and natural gas. Although Belco has utilized operating and disposal practices that were standard in the industry at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by Belco or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under Belco's control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Under such laws, Belco could be required to remove or remediate previously disposed wastes, including waste disposed of or released by prior owners or operators, or property contamination, including groundwater contamination by prior owners or operators, or to perform remedial plugging or pit closure operations to prevent future contamination.

     The Federal Water Pollution Control Act of 1972, as amended, or FWPCA, also known as the Clean Water Act and analogous state laws impose restrictions and strict controls regarding the discharge of pollutants including produced waters and other oil and natural gas wastes, into state waters or waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accord with the terms of a permit issued by EPA or the state. These proscriptions also prohibit certain activity in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. Sanctions for unauthorized discharges include administrative, civil and criminal penalties, as well as injunctive relief.

     The Oil Pollution Act of 1990, as amended, or OPA, pertains to the prevention of and response to spills or discharges of hazardous substances or oil into navigable water of the United States. Under OPA, a person owning or operating a facility or equipment from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal law imposes strict, joint and several liability on facility owners for containment and clean-up costs and certain other damages, including natural resource damages arising from a spill. The OPA establishes a liability limit for onshore facilities of $350 million; however, a party cannot take advantage of this liability limit if the spill is caused by gross negligence or

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willful misconduct or resulted from a violation of a federal safety, construction, or operating regulation. If a party fails to report a spill or cooperate in the cleanup, the liability limits likewise do not apply. Federal regulations under the OPA and the FWPCA also require certain owners and operators of facilities that store or otherwise handle oil, such as Belco, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of oil into surface waters. Belco believes that its operations are in substantial compliance with the requirements of the OPA and FWPCA and that any non-compliance would not have a material adverse effect on Belco.

OPERATING HAZARDS AND INSURANCE

     Oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond Belco's control. These risks include the risk that no commercially productive oil or natural gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled as a result of title problems, weather conditions, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of equipment. Belco's ability to market its production may be limited depending upon the availability or capacity of gathering systems, pipelines or processing facilities. There can be no assurance that new wells drilled by Belco will be productive or that Belco will recover all or any portion of its investment. Drilling for oil and natural gas may involve unprofitable efforts, not only from dry wells, but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. In addition, Belco's properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

     Industry operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. The occurrence of any of these events could result in substantial losses to Belco due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. Additionally, certain of Belco's oil and natural gas operations are located in an area that is subject to tropical weather disturbances, some of which can be severe enough to cause substantial damage to facilities and possibly interrupt production.

     Belco maintains customary oil and natural gas related third party liability coverage, which it must renew annually, that insures Belco against certain sudden and accidental risks associated with drilling, completing and operating its wells. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability or that Belco will be able to renew its coverage annually. Belco and its subsidiaries carry workers' compensation insurance in all states in which they operate. While Belco believes this coverage is customary in the industry, it does not provide complete coverage against all operating risks.

TITLE TO PROPERTIES

     Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and natural gas industry, as well as to liens for current taxes not yet due and to other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition of leasehold interests (other than a preliminary review of local records). Investigations, including a title opinion of local counsel, are generally made before commencement of drilling operations. To the extent title opinions or other investigations reflect title defects, Belco, rather than the seller of the undeveloped property, is typically responsible to cure any such title defects at its expense. If Belco was unable to remedy or cure title defect of a nature such that it would not be prudent to commence drilling operations on the property, Belco could suffer a loss of its entire investment in the property. Under the terms of certain of Belco's joint development, participation and farmout agreements, its interest (other than interests acquired through holding of leasehold interests prior to spudding of the well) in each well is conveyed to Belco upon the successful completion of the well or satisfaction of other conditions.

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EMPLOYEES

     As of December 31, 2000, Belco had 167 full time employees, none of whom are represented by organized labor unions. Belco considers its employee relations to be good.

OFFICE AND EQUIPMENT

     Belco maintains its executive offices at 767 Fifth Avenue, New York, New York. Belco pays Robert A. Belfer, Chairman of the Board and Chief Executive Officer, a fee of approximately $250,000 per annum as of 1996 for office space and services provided through such office. This fee is indexed to the consumer price index. The fee is based on the actual cost of such office space pro-rated to the amount utilized in Belco's operations. Belco believes the fee compares favorably to the terms that might have been available from a non-affiliated party. For further discussion, see "Certain Transactions of Belco." Belco owns a building in Dallas, Texas, containing approximately 65,000 square feet, which serves as the operations headquarters. Belco leases 5,796 square feet of office space in Tulsa, Oklahoma pursuant to a lease that terminates on August 31, 2003. Belco also leases 1,748 square feet of office space in Midland, Texas pursuant to a lease that terminates on February 28, 2002. Additionally, Belco owns a property in Granger, Wyoming consisting of a metal building and associated four acres, used by Belco as a production office and yard. Belco also maintains an inventory of field equipment and materials including tubular goods, compressors, pumping units and field vehicles.

LEGAL PROCEEDINGS

     Belco is a party to routine litigation incidental to its business. While the ultimate results of these proceedings cannot be predicted with certainty, Belco does not believe that the outcome of these matters will be material to Belco.

PROPERTIES -- OIL AND NATURAL GAS RESERVES

     The following table sets forth information with respect to Belco's estimated net proved oil and natural gas reserves as of December 31, 2000. Information in this joint proxy statement/prospectus as of December 31, 2000 relating to Belco's estimated net proved oil and natural gas reserves and the estimated future net revenues attributable thereto is based upon estimates prepared by in-house engineers and the audit review of such estimates performed by Miller and Lents, Ltd., independent petroleum engineers. All calculations of estimated net proved reserves have been made in accordance with the rules and regulations of the SEC and, except as otherwise indicated, give no effect to federal or state income taxes otherwise attributable to estimated future net revenues from the sale of oil and natural gas. The present value of estimated future net revenues has been calculated using a discount factor of 10%.

                                                           AS OF DECEMBER 31, 2000
                                                      ----------------------------------
                                                       PROVED       PROVED
                                                      DEVELOPED   UNDEVELOPED    TOTAL
                                                      ---------   -----------   --------
Estimated Proved Reserves:
  Gas (Mmcf)........................................   231,380      149,943      381,323
  Oil (Mbbls).......................................    40,642       16,849       57,491
          Total Gas Equivalents (Mmcfe).............   475,232      251,037      726,269
Estimated Future Net Revenue before Income Taxes (in
  millions)(1)......................................  $  2,545     $  1,433     $  3,978
                                                      ========     ========     ========
Present Value of Estimated Future Net Revenues
  before Income Taxes (discounted at 10% per annum)
  (in millions)(1)..................................  $  1,480     $    776     $  2,256
                                                      ========     ========     ========

---------------

(1) Estimated future net revenue before income taxes represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using average December 31, 2000 prices, which were $9.53 per Mcf of gas and $25.50 per barrel of oil without giving effect to commodities price risk management activities accounted for as hedges.
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                              MANAGEMENT OF BELCO

     The following table sets certain information with respect to the executive officers and directors of Belco who will serve as executive officers or directors of New Westport upon consummation of the merger.

                                                    POSITION WITH NEW WESTPORT
NAME                                    AGE      UPON CONSUMMATION OF THE MERGER
----                                    ---      -------------------------------
Robert A. Belfer......................  66    Director
Laurence D. Belfer....................  35    Director
Grant W. Henderson....................  42    Executive Vice President and General
                                                Manager -- Southern Business Unit

     Robert A. Belfer has served as a Director of Belco since 1996. Mr. Belfer has served as Chairman of the Board and Chief Executive Officer of Belco since March 1996. From March 1996 to April 1, 1997, Mr. Belfer was also President of Belco. Mr. Belfer began his career at Belco Petroleum Corporation, or BPC, in 1958 and became Executive Vice President in 1964, President in 1965 and Chairman of the Board in 1984. BPC was an independent oil and gas producer in the United States and abroad, which went public in 1959. BPC was one of the larger independent oil and gas companies in the United States and was included in Fortune's listing of the 500 largest industrial companies in the United States prior to merging with InterNorth, Inc. (now Enron Corp.) in 1983. Following the merger, Mr. Belfer became Chief Operating Officer of BelNorth Petroleum Corp., a combination of oil and gas producing operations of BPC and InterNorth. He resigned from his position with InterNorth in 1986 and pursued personal investments in oil and gas and other industries. In April 1992, Mr. Belfer founded Belco. In addition to his position at Belco, Mr. Belfer serves on the board of Enron Corp.

     Laurence D. Belfer has served as a Director of Belco since 1996. Mr. Belfer currently serves as Vice Chairman of Belco. Mr. Belfer joined Belco as Vice President in September 1992. He was promoted to Executive Vice President in May 1995 and Chief Operating Officer in December 1995, was named President in April 1997 and Vice Chairman in March 1999. He is a founder and Chairman of Harvest Management, Inc., a money management firm. Laurence D. Belfer is the son of Robert A. Belfer.

     Grant W. Henderson has served as a Director of Belco since 1999. Mr. Henderson currently serves as President and Chief Operating Officer of Belco. He was named President effective March 1, 1999 and Chief Operating Officer effective May 2000. Prior to his promotions, Mr. Henderson served as Senior Vice President-Corporate Development. Mr. Henderson was formerly President and Chief Financial Officer of Coda Energy, Inc., or Coda. Mr. Henderson joined Coda in October 1993 as Executive Vice President and Chief Financial Officer. He was elected a director of Coda in 1995 and became President of Coda in February 1996. Mr. Henderson was previously employed by NationsBank (now Bank of America N.A.), beginning in 1981, last serving as Senior Vice President in its Energy Banking Group.

THE BELCO BOARD OF DIRECTORS AND ITS COMMITTEES

     The Belco board of directors held four regularly scheduled meetings and no special meetings during Belco's fiscal year ended December 31, 2000. The Belco board of directors also acted by unanimous written consent five times during 2000. The Belco board of directors has standing audit, compensation, executive and stock option committees.

     Audit Committee. The Audit Committee, which currently consists of Graham Allison, Daniel C. Arnold and Alan Berlin, is responsible for recommending to the Belco board of directors each year the engagement of a firm of independent auditors to review Belco's accounting and internal control systems and principal accounting policies and procedures and overseeing the entire independent audit function. The Audit Committee met three times during the fiscal year ended December 31, 2000.

     Compensation Committee. The Compensation Committee, which currently consists of Robert A. Belfer, Alan D. Berlin and Jack Saltz, is responsible for determining the salaries of the officers of Belco. The Compensation Committee held one meeting during the fiscal year ended December 31, 2000.

     Executive Committee. The Executive Committee, which currently consists of Robert A. Belfer, Laurence D. Belfer, Jack Saltz and Grant W. Henderson, is responsible for aiding and assisting Belco's management in the day-to-day operation of Belco. The Executive Committee did not meet during the fiscal year ended December 31, 2000.

     During the year ended December 31, 2000, each director except for Dr. Allison attended at least 75% of the total number of meetings of the board of directors and of the committees on which the director served.

EXECUTIVE COMPENSATION OF BELCO

     The following table sets forth certain information with respect to the compensation for the years ended December 31, 2000, 1999 and 1998 of the Chief Executive Officer of Belco and certain of its executive officers who, upon consummation of the merger, will serve as executive officers or directors of New Westport.

                                                                 LONG-TERM COMPENSATION AWARDS
                                                           ------------------------------------------
                                                                           SECURITIES
                                 ANNUAL COMPENSATION        RESTRICTED     UNDERLYING
                             ---------------------------      STOCK       OPTIONS/SARS    ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)   AWARDS($)(1)       (#)        COMPENSATION
---------------------------  ----   ---------   --------   ------------   ------------   ------------
Robert A. Belfer...........  2000   $180,000       --              --            --         $8,177(2)
  Chairman of the Board and  1999   $180,000       --              --            --         $8,010(3)
  Chief Executive Officer    1998   $180,047       --              --            --         $5,610(4)
Laurence D. Belfer.........  2000   $300,000       --              --        40,000         $8,550(5)
  Vice Chairman              1999   $251,923       --        $ 97,500(6)     40,000         $8,100(7)
                             1998   $186,923       --              --        40,000         $8,100(7)
Grant W. Henderson.........  2000   $321,827       --              --        50,000         $8,550(5)
  President and Chief        1999   $257,692       --        $551,250(8)    100,000         $8,100(7)
  Operating Officer          1998   $224,306       --        $225,000(9)    100,000         $8,100(7)

---------------

(1) Each of the grants of restricted stock vest 20% per year beginning at the first anniversary date of the grant. Holders of restricted stock are entitled to receive dividends, if and when declared by the board of directors of Belco. As of December 31, 2000, the officers listed above had the following number of restricted shares having a value (based on the closing price of Belco's unrestricted common stock at December 29, 2000 of $12.4375) as follows: Laurence D. Belfer, 20,000 shares, value $248,750; and Grant W. Henderson 130,000 shares, value $1,616,875.

(2) This amount includes $7,650 contributed by Belco under Belco's 401(k) profit sharing plan and $527 paid by Belco for life insurance premiums.

(3) This amount includes $7,200 contributed by Belco under Belco's 401(k) profit sharing plan and $810 paid by Belco for life insurance premiums.

(4) This amount includes $4,800 contributed by Belco under Belco's 401(k) profit sharing plan and $810 paid by Belco for life insurance premiums.

(5) This amount includes $7,650 contributed by Belco under Belco's 401(k) profit sharing plan and $900 paid by Belco for life insurance premiums.

(6) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (20,000) by the closing market price of Belco's unrestricted common stock on March 1, 1999 ($4.875), the date of the grant.

(7) This amount includes $7,200 contributed by Belco under Belco's 401(k) profit sharing plan and $900 paid by Belco for life insurance premiums.

(8) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (100,000 and 10,000) by the closing market price of Belco's unrestricted common stock on March 1, 1999 ($4.875) and November 1, 1999 ($6.375), the dates of the grants.

(9) This dollar amount was calculated by multiplying the number of shares of restricted stock granted (10,000 and 10,000) by the closing market price of Belco's unrestricted common stock on April 7, 1998 ($16.25) and November 2, 1998 ($6.25), the dates of the grants.

STOCK OPTIONS GRANTED IN 2000

     The following table contains certain information concerning Incentive Stock Options and Non-Statutory Stock Options to purchase Belco common stock granted in fiscal 2000, pursuant to Belco's 1996 Stock Incentive Plan, to certain executive officers of Belco who, upon consummation of the merger, will serve as directors or executive officers of New Westport.

                                      INDIVIDUAL GRANTS                                   POTENTIAL REALIZABLE
                                -----------------------------                               VALUE AT ASSUMED
                                  NUMBER OF       % OF TOTAL                              ANNUAL RATES OF STOCK
                                  SECURITIES     OPTIONS/SARS   EXERCISE                 PRICE APPRECIATION FOR
                                  UNDERLYING      GRANTED TO    PRICE PER                  OPTION TERMS($)(2)
                                 OPTIONS/SARS    EMPLOYEES IN     SHARE     EXPIRATION   -----------------------
NAME                            GRANTED(#)(1)        2000       ($/SHARE)      DATE        5%/($)       10%($)
----                            --------------   ------------   ---------   ----------   ----------   ----------
Robert A. Belfer..............          --             --             --          --            --           --
  Chairman of the Board and
  Chief Executive Officer
Laurence D. Belfer............      24,000(3)         6.8%       $7.5625      3/1/10      $114,144     $289,264
  Vice Chairman                     16,000(4)         4.5%       $8.3187      3/1/10      $ 63,996     $180,743
Grant W. Henderson............      50,000(5)        14.2%       $7.5625      3/1/10      $237,801     $602,634
  President and Chief
  Operating Officer

---------------

(1) The options expire ten years from the date of grant and vest 20% on the first and each succeeding one year anniversary of the date of the grant. All options were granted under Belco's 1996 Stock Incentive Plan.

(2) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Belco common stock holdings are dependent on the future performance of the Belco common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

(3) Represent non-statutory stock options.

(4) Represent incentive stock options.

(5) 10,000 are incentive stock options; 40,000 are non-statutory stock options.

STOCK OPTION EXERCISES AND FISCAL YEAR END VALUES

     No options were exercised by Belco's executive officers listed below during the fiscal year ended December 31, 2000. The following table sets forth information about the unexercised options to purchase Belco common stock held by certain executive officers at December 31, 2000.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                                  DECEMBER 31, 2000(#)         DECEMBER 31, 2000($)(1)
                               SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                           ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           ---------------   -----------   -----------   -------------   -----------   -------------
Robert A. Belfer.............          --              --            --              --             --             --
  Chairman of the Board and
  Chief Executive Officer
Laurence D. Belfer...........          --              --        96,000         124,000       $ 98,588       $467,677
  Vice Chairman
Grant W. Henderson...........          --              --        72,000         198,000       $248,750       $995,000
  President and Chief
  Operating Officer

---------------

(1) The value of each in-the-money stock option is equal to the difference between the closing price of the Belco common stock on the NYSE on December 29, 2000 of $12.4375 and the per share exercise price of the stock option.

DIRECTOR COMPENSATION

     Pursuant to Belco's 1996 Nonemployee Directors' Stock Option Plan, or the Directors' Plan, directors of Belco who are not officers or employees of Belco or any of its subsidiaries, also known as Non-Employee Directors, each receive, as of the date of each annual meeting of the shareholders of Belco, a nonqualified stock option to purchase 6,000 shares of Belco common stock. Each option has an exercise price equal to the fair market value of the Belco common stock on the NYSE on the date of grant. The exercise price may be paid in cash, in shares of Belco common stock having a fair market value equal to the purchase price thereof, or by a combination of such means of payment. The number of shares covered by each option and the exercise price per share will be proportionately adjusted in the event of a stock split, reverse stock split, stock dividend, or similar capital adjustment effected without receipt of consideration by Belco. The aggregate number of shares of Belco common stock that may be issued pursuant to the exercise of options granted under the Directors' Plan cannot, on the date of the grant of any such option, exceed an amount equal to 0.5% of the number of then outstanding shares of Belco common stock. Shares issuable pursuant to the Directors' Plan may be authorized but unissued shares or reacquired shares, and Belco may purchase shares required for this purpose.

     Options granted under the Directors' Plan have a maximum term of ten years and vest in three equal annual installments beginning on the first anniversary of the date of grant. Upon the occurrence of a "Change of Control" as defined in the Directors' Plan while a Non-Employee Director is a member of the Board of Directors, or in the event that a Non-Employee Director's membership on Belco's board of directors terminates by reason of death or disability, each option then held by such Non-Employee Director will be exercisable in full.

     Pursuant to the Directors' Plan each Non-Employee Director received an option to purchase 6,000 shares of Belco common stock at the 2000 annual meeting of shareholders. Therefore, on May 16, 2000 each of Messrs. Arnold, Berlin, Saltz and Dr. Allison were granted an option to purchase 6,000 shares of Belco common stock at an exercise price of $8.8125 per share (the fair market value of the Belco common stock on the NYSE on such date) pursuant to the Directors' Plan.

     During 2000, each of Messrs. Arnold and Berlin and Dr. Allison received an annual retainer of $10,000 payable quarterly in arrears, and was reimbursed for expenses incurred in attending meetings of the Belco board of directors and committees thereof.

EMPLOYMENT AGREEMENTS

     Mr. Grant W. Henderson had an employment agreement with Belco which became effective on February 16, 1996. The employment agreement provided for an initial five year term, which expired on February 16, 2001. The agreement remains in effect on a month-to-month basis and is terminable at any time by either Belco or Mr. Henderson, with or without cause. Under the employment agreement, Mr. Henderson receives payment of a base salary, together with other benefits generally available to employees of Belco. The employment agreement prohibits Mr. Henderson from competing with Belco for a period of six months after his termination for cause.

                         CERTAIN TRANSACTIONS OF BELCO

     Set forth below is a description of certain transactions entered into between Belco and certain of its officers, directors and shareholders.

     Belco has entered into a substantial portion of its natural gas and crude oil commodity swap agreements and option agreements with Enron North America Corp., or ENA, formerly known as Enron Capital & Trade Resources Corp., a wholly owned subsidiary of Enron Corp. Mr. Robert A. Belfer is a member of the Board of Directors of Enron Corp. These agreements were entered into in the ordinary course of business of Belco and are on terms that Belco believes are no less favorable than the terms of similar arrangements with third parties. Pursuant to the terms of these agreements Belco paid ENA a net amount of approximately $32 million in fiscal year 2000. The amount of future payments, as well as whether payments will be made by Belco to ENA or vice versa, is affected by fluctuations in energy commodity prices. Belco may continue to enter into similar arrangements with ENA throughout 2001.

     Belco sells, from time to time, crude oil products to Enron Reserve Acquisition Corp. and EOTT Energy Operating Limited Partnership, both of which are subsidiaries of Enron Corp., on a competitive basis.

     Belco paid Robert A. Belfer, Chairman of the Board and Chief Executive Officer of Belco, a fee of $269,582 during 2000 for office space and services provided through such office. The fee is based on the actual cost of such office space pro-rated to the amount utilized in Belco operations. Belco believes the fee compares favorably to the terms which might have been available from a non-affiliated party.

     Certain officers and employees of Belco have loans outstanding to Belco. These loans were made to enable such persons to finance their purchase of interests in oil and natural gas properties prior to the initial public offering of Belco's common stock. As part of the offering such persons were issued shares of Belco common stock in exchange for their interests. The loans remain outstanding and are secured by certain of such shares of Belco common stock. The loans have been modified to provide for final maturity on July 1, 2001, and all outstanding principal will be due at such date. The loans may be prepaid at any time at the option of the borrower. The interest rate on each of the loans is 5.5%. The officers of Belco who have received such loans, and the principal amounts of their loans plus accrued interest as applicable as of December 31, 2000 are as follows:

     - Dominick J. Golio -- $367,691;

     - Shiv K. Sharma -- $522,173; and

     - George Sheffer -- $124,926.

     Belco and Westport have agreed that these loans are to be repaid at 50% of their current balance. Payment will be the 30 days from the effective date of the merger and may be made in cash or by the voluntary cancellation of "in the money" vested stock options held by the respective employee. Any compensation payable under Belco's Retention and Severance Benefit Plan may be used to offset any amount owed on the respective employee's loan.

     Pursuant to current federal income tax laws, recipients of awards of restricted stock under Belco's 1996 Stock Incentive Plan are deemed to have income equal to the fair market value of the vested shares of Belco common stock on the date of vesting. As of December 31, 2000, Dominick J. Golio was indebted to Belco in the amount of $88,078, representing federal income taxes paid by Belco on behalf of Dominick J. Golio that arose pursuant to the vesting of Mr. Golio's restricted stock. Interest is not being charged on this indebtedness.

     Belco paid Aitken Irvin Berlin & Vrooman LLP, a law firm in which Mr. Alan
D. Berlin, a director of Belco, is a partner, $2,642 during 2000 for various legal services provided by the firm.

     The officers of Belco have other business positions that they will continue to pursue independent of Belco; however, none of these interests are related to the oil and natural gas business of Belco.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF BELCO

     Section 16(a) of the Securities Exchange Act of 1934, requires Belco's directors and executive officers and persons who beneficially own more than 10% of Belco common stock to file reports of ownership and subsequent changes with the SEC. Belco believes that all reports required to be filed by such persons under Section 16(a) with respect to 2000 transactions have been timely filed except that Robert A. Belfer inadvertently did not report a gift to a charity on his Form 5 for the year ended December 2000 and Dominick J. Golio inadvertently did not report a gift to each of his three children on his Form 5 for the year ended December 1998.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                       CERTAIN BENEFICIAL OWNERS OF BELCO

     The table below sets forth certain information as of May 31, 2001 regarding beneficial ownership of Belco capital stock by (1) each person, or group of affiliated persons, known by Belco to own beneficially 5% or more of Belco's outstanding capital stock, (2) each of Belco's directors and executive officers and (3) all of Belco's executive officers and directors as a group.

                                                                   AMOUNT AND NATURE OF
                                                                  BENEFICIAL OWNERSHIP AS   PERCENT OF
TITLE OF CLASS OF STOCK   NAME AND ADDRESS OF BENEFICIAL OWNER      OF MAY 31, 2001(1)        CLASS
-----------------------   ------------------------------------    -----------------------   ----------
Common                   Robert A. Belfer**....................          9,671,749(2)          28.8%
  Convertible Preferred  767 Fifth Avenue, 46th Floor New York,            514,000(3)          17.5%(13)
                           New York 10153
Common                   Renee E. Belfer.......................          3,329,372(4)          10.1%
                         767 Fifth Avenue, 46th Floor
                           New York, New York 10153
Common                   Laurence D. Belfer**..................          3,729,498(5)          11.3%
                         767 Fifth Avenue, 46th Floor
                           New York, New York 10153
Common                   Jack Saltz**..........................          2,116,375(6)           6.4%
  Convertible Preferred  767 Fifth Avenue, 46th Floor                       60,000              2.0%(13)
                         New York, New York 10153
Common                   Saltz Investment Group, LLC...........          1,883,223              5.7%
                         767 Fifth Avenue, 46th Floor
                           New York, New York 10153
Common                   Robert A. Belfer Descendant's Trust...          1,642,040              5.0%
                         (formerly 1983 Grantor Trust)
                           767 Fifth Avenue, 46th Floor
                           New York, New York 10153
Common                   Dominick J. Golio.....................            245,362(7)             *
Common                   Grant Henderson**.....................            257,258(8)             *
  Convertible Preferred                                                      2,000                *(13)
Common                   Shiv Sharma...........................            334,054(9)           1.0%
Common                   Graham Allison**......................             55,000(10)            *
Common                   Daniel C. Arnold**....................             51,000(10)(11)        *
Common                   Alan D. Berlin**......................             16,500(10)            *
Common                   All directors and executive officers
                           as a
                         group (10 persons)....................         16,607,516(12)         48.6%

---------------

  *  Less than 1%

 **  Director of Belco

 (1) Under the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if he or she directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he or she has any pecuniary interest in such shares, or if he or she has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right.

 (2) Does not include shares owned by Robert A. Belfer's spouse, or certain trusts of which his children or grandchildren are beneficiaries, totaling 4,971,412 shares, of which he disclaims beneficial ownership. Includes 713,500 shares held by Robert A. Belfer as Trustee of the Robert A. and

     Renee E. Belfer Family Foundation of which he disclaims beneficial ownership. Includes 514,000 shares of Belco preferred stock convertible into Belco common stock at a conversion rate of 1.1292 shares of Belco common stock for each share of Belco preferred stock.

 (3) Includes 140,000 shares of Belco preferred stock owned by A & B Investors, Inc. of which Mr. Belfer is a 50% owner. Does not include 18,000 shares of Belco preferred stock owned by Robert A. Belfer's spouse.

 (4) Renee E. Belfer is the spouse of Robert A. Belfer and mother of Laurence D. Belfer. Includes 503,446 shares held by trusts of which Renee E. Belfer is sole trustee and the beneficiaries of which are her children. Includes 18,000 shares of Belco preferred stock convertible into Belco common stock at a conversion rate of 1.1292 shares of Belco common stock for each share of Belco preferred stock.

 (5) Includes (i) 557,674 shares held by a trust of which Laurence D. Belfer is sole trustee and the beneficiaries of which are Laurence D. Belfer and his two sisters and (ii) options to purchase 136,000 shares of Belco common stock.

 (6) Includes 1,883,223 shares held by Saltz Investment Group, LLC, a limited liability company of which Mr. Saltz is sole managing director and 150,400 shares held by the Jack and Anita Saltz Foundation, Inc. of which Mr. Saltz is the trustee. Does not include 259,654 shares held by trusts of which Mr. Saltz's wife is trustee and the beneficiaries of which are his children, and of which he disclaims beneficial ownership. Includes options to purchase 15,000 shares of Belco common stock pursuant to the 1996 Nonemployee Directors' Stock Option Plan. Includes 60,000 shares of Belco preferred stock convertible into Belco common stock at a conversion rate of
     1.1292 shares of Belco common stock for each share of Belco preferred stock.

 (7) Includes options to purchase 81,000 shares of Belco common stock. Includes 15,050 shares owned by Dominick J. Golio's spouse and children, of which he disclaims beneficial ownership.

 (8) Includes (i) 2,000 shares of Belco preferred stock convertible into Belco common stock at a conversion rate of 1.1292 shares of Belco common stock for each share of Belco preferred stock and (ii) options to purchase 122,000 shares of Belco common stock.

 (9) Includes options to purchase 52,000 shares of Belco common stock.

(10) Includes options to purchase 15,000 shares of Belco common stock pursuant to the 1996 Nonemployee Directors' Stock Option Plan.

(11) Includes 25,000 shares owned by three limited partnerships of which Mr. Arnold is the Managing General Partner and has shared voting and investment power.

(12) Does not include 3,591,306 shares owned by the spouses of the directors and executive officers as a group. If included, the total number of shares owned by the directors and executive officers as a group would be 20,198,822 which would constitute 59.1% of the class of stock.

(13) Based on 2,930,000 shares of Belco preferred stock outstanding.

    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                OF OPERATIONS OF WESTPORT RESOURCES CORPORATION

     The following information should be read in conjunction with the consolidated financial statements of Westport and the notes to those statements and other financial information appearing elsewhere in this joint proxy statement/prospectus.

GENERAL

     Acquisitions over the past three years have facilitated Westport's growth. On April 7, 2000, Westport Oil and Gas, a predecessor of Westport, consummated a merger with Equitable Production (Gulf) Company, or EPGC, pursuant to which Westport Oil and Gas acquired the Gulf of Mexico properties of Equitable Production Company that were held by EPGC. In connection with this merger, Westport issued 15.2 million shares of common stock, paid cash in the amount of $50.0 million and assumed liabilities in the amount of $1.8 million. Westport increased its proved reserves by 134 Bcfe and its Gulf of Mexico leasehold by 157,000 net acres. On October 15, 1998, Westport Oil and Gas acquired an undivided 31% interest in the individual assets and liabilities of Total Minatome Corporation, which consisted primarily of working interests in oil and natural gas properties, for a total purchase price of $56.0 million. The oil and natural gas properties acquired from Total Minatome are located principally in the Gulf Coast, Rocky Mountains and Gulf of Mexico. Through this acquisition, reserves increased by 64 Bcfe and natural gas/oil mix shifted at the time to 41%/59%. On January 31, 1997, Westport Oil and Gas consummated the Axem transaction, an acquisition of oil and natural gas properties located in the Rocky Mountains and the West Texas/Mid-Continent area, for a total purchase price of $108.0 million. Through this acquisition, reserves increased nearly 82 Bcfe. Each of the noted acquisitions were accounted for using purchase accounting and the results of the acquired properties were consolidated from the respective closing dates. During 1995 and 1996, Westport Oil and Gas made acquisitions totaling approximately $84.0 million from Conoco, Chevron, Mobil, Koch and others establishing its operations and reserve base in the Rocky Mountains and West Texas/Mid-Continent areas.

     Westport incurred net losses of $49.4 million and $3.1 million in 1998 and 1999, respectively, and net income of $43.5 million in 2000. Results of operations are significantly impacted by the price of oil and natural gas. During 1998, oil and natural gas prices were lower than prices to be realized in 1999 and 2000. Since the second quarter of 1999, oil and natural gas prices have significantly increased. The prices Westport receives for its oil vary from NYMEX prices based on the location and quality of the crude oil. The prices Westport receives for its natural gas are based on Henry Hub prices reduced by transportation and processing fees.

     Revenues are derived from the sale of oil, natural gas and natural gas liquids. Westport utilizes the sales method of accounting for natural gas sales, whereby revenues are recognized based on cash received and not on its proportionate share of production. Westport periodically enters into fixed price sales agreements or other hedging transactions to take advantage of prices that it believes to be attractive and to reduce risks related to potential price declines. While Westport's hedging contracts protect it from price declines related to future production volumes that are hedged, such contracts can also reduce the benefits Westport could realize from increases in oil and natural gas prices. Gains and losses from hedging transactions are recognized as oil and natural gas revenue when the associated production occurs.

     Oil and natural gas production costs are composed of lease operating expense, production taxes and transportation costs. Lease operating expense consists of pumpers' salaries, utilities, maintenance and other costs necessary to operate Westport's producing properties. In general, lease operating expense per unit of production is lower on Westport's offshore properties and does not fluctuate proportionately with its production. Production taxes are assessed by applicable taxing authorities as a percentage of revenues. However, properties located in federal waters offshore are generally not subject to production taxes. Westport expects production taxes as a percentage of revenue to decline as it increases production from its Gulf of Mexico properties. Transportation costs are comprised of costs paid to a carrier to deliver oil or natural gas to a specified delivery point. Westport then receives from the purchaser a price for oil or natural gas plus transportation costs.

     Exploration expense consists of geological and geophysical costs, delay rentals and the cost of unsuccessful exploratory wells. Delay rentals are typically fixed in nature in the short term. However, other exploration costs are generally discretionary and exploration activity levels are determined by a number of factors, including oil and natural gas prices, availability of funds, quantity and character of investment projects, availability of service providers and competition.

     Depletion of capitalized costs of producing oil and natural gas properties is provided using the units-of-production method based upon proved reserves. For purposes of computing depletion, proved reserves are redetermined as of the end of each year and on an interim basis when deemed necessary. Because the economic life of each producing well depends upon the assumed price for production, fluctuations in oil and natural gas prices impact the level of proved reserves. Higher prices generally have the effect of increasing reserves, which reduces depletion, while lower prices generally have the effect of decreasing reserves, which increases depletion.

     Westport assesses its proved properties on a field-by-field basis for impairment, in accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," whenever events or circumstances indicate that the capitalized costs of oil and natural gas properties may not be recoverable. When making such assessments, Westport compares the expected undiscounted future net revenues on a field-by-field basis with the related net capitalized costs at the end of each period. When the net capitalized costs exceed the undiscounted future net revenues, the cost of the property is written down to "fair value," which is determined using discounted future net revenues based on escalated prices. Impairments for the years ended December 31, 2000, 1999 and 1998 were calculated based on the following prices: oil prices per barrel of $24.70, $20.84 and $13.00, respectively; and natural gas prices per Mcf of $4.48, $2.36 and $1.95, respectively. Oil prices were escalated annually at 2.5%, 2.5% and 2.0% in 2000, 1999 and 1998, respectively. Gas prices were escalated annually at 2.5%, 2.5% and 3.0% in 2000, 1999 and 1998, respectively. Estimates of declining production were based on estimates by independent reserve engineers and estimated operating costs and severance taxes were based on past experience. Operating and future development costs were escalated annually at 2.5%, 2.5% and 3.0% in 2000 1999 and 1998, respectively. Reserve categories used in the impairment analysis for all periods considered all categories of proven reserves and probable and possible reserves, which were risk-adjusted based on Westport's drilling plans and history of successfully developing those types of reserves. Estimates of reserve volumes for each reserve category for each year were prepared principally by independent reserve engineers.

     Westport periodically assesses its unproved properties to determine if any such properties have been impaired. Such assessment is based on, among other things, the fair value of properties located in the same area as the unproved property and its intent to pursue additional exploration opportunities on such property.

     Stock compensation expense consists of noncash charges resulting from the application of the provisions of FASB Interpretation No. 44 to certain stock options granted to employees, and a one-time expense related to the repurchase of employee stock options in March 2000.

     General and administrative expenses consist primarily of salaries and related benefits, office rent, legal fees, consultants, systems costs and other administrative costs incurred in Westport's Denver and Houston offices. While Westport expects such costs to increase with its growth, Westport expects such increases to be proportionately smaller than its production growth.

RESULTS OF OPERATIONS

     On April 7, 2000, Westport Oil and Gas merged with EPGC. This merger between EPGC and Westport Oil and Gas resulted in Westport Oil and Gas becoming a wholly-owned subsidiary of EPGC, which subsequently changed its name to Westport Resources Corporation. As a result of the merger, the

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stockholders of Westport Oil and Gas became the majority stockholders of EPGC, and the senior management team of Westport Oil and Gas became the management team for the combined company, complemented by certain key managers from EPGC. The merger was accounted for using purchase accounting with Westport Oil and Gas as the surviving entity and Westport began consolidating the results of EPGC with the results of Westport Oil and Gas as of the April 7, 2000 closing date. The discussion below includes a comparison of Westport's results of operations for the three months ended March 31, 2001 and 2000 and for the years ended December 31, 2000, 1999 and 1998.

     Revenues. Oil and natural gas revenues for the three months ended March 31, 2001 increased by $69.5 million, or 273%, from $25.5 million to $95.0 million. Production from the acquired EPGC properties accounted for $36.5 million of the increase. The increase was primarily a result of an increase of 184% in realized natural gas prices. Production volumes increased 7,993 Mmcfe from 8,092 Mmcfe in the 2000 quarter to 16,085 Mmcfe in the 2001 quarter (acquired EPGC properties accounted for 5,305 Mmcfe). Production volumes also increased 1,835 Mmcfe from recent discoveries in the Gulf of Mexico and an additional increase in production from the coalbed methane development in the Powder River Basin area. Hedging transactions had the effect of reducing oil and natural gas revenues by $1.7 million and $3.6 million, or $0.10 and $0.44 per Mcfe, for the three months ended March 31, 2001 and 2000, respectively.

     Oil and natural gas revenues for 2000 increased by $144.5 million, or 191%, from $75.5 million to $220.0 million. Production from the acquired EPGC properties accounted for $95.3 million of the increase and the remaining increase resulted from increases of 70% and 92% in realized oil and natural gas prices, respectively. The increase of 22,709 Mmcfe in production volumes from 33,113 Mmcfe in 1999 to 55,822 Mmcfe in 2000 was primarily due to 21,260 Mmcfe from the acquired EPGC properties. Hedging transactions had the effect of reducing oil and natural gas revenues by $24.6 million and $7.9 million, or $0.44 and $0.24 per Mcfe, for the year ended December 31, 2000 and 1999, respectively.

     Oil and natural gas revenues for 1999 increased by $23.1 million, or 44%, from $52.4 million to $75.5 million. This increase resulted from increases of 52% and 22% in realized oil and natural gas prices, respectively, and an increase of 64% in natural gas production volumes partially offset by a decrease of 5% in oil production volumes. The increase in production volumes from 29.0 Bcfe to 33.1 Bcfe was primarily attributable to oil and natural gas properties acquired from Total Minatome Corporation in October 1998. Hedging transactions had the effect of reducing oil and natural gas revenues by $7.9 million, or $0.24 per Mcfe, in 1999 and increasing oil and natural gas revenues by $0.3 million, or $0.01 per Mcfe, in 1998.

     Lease Operating Expense. Lease operating expense for the three months ended March 31, 2001 increased by $3.9 million, or 58%, from $6.6 million to $10.5 million. Lease operating expenses from the acquired EPGC properties accounted for $1.8 million of the increase. The remaining $2.1 million increase was due to recent discoveries in the Gulf of Mexico and additional wells drilled during 2000 in the coalbed methane development in the Powder River Basin area. On a per Mcfe basis, lease operating expense decreased from $0.82 to $0.65, primarily due to the lower lease operating expense associated with the acquired EPGC properties.

     Lease operating expense for 2000 increased by $11.5 million, or 50%, from $22.9 million to $34.4 million. Lease operating expenses from the acquired EPGC properties accounted for $6.5 million of the increase. On a per Mcfe basis, lease operating expense decreased from $0.69 to $0.62, primarily due to the lower lease operating expense associated with the acquired EPGC properties.

     Lease operating expense for 1999 increased by $1.3 million, or 6%, from $21.6 million to $22.9 million. The increase in lease operating expense was the result of additional expense recorded as a result of oil and natural gas properties acquired from Total Minatome Corporation in October 1998, offset by uneconomic properties shut in during 1999 and sales of oil and natural gas properties during 1999. On a per Mcfe basis, lease operating expense decreased from $0.74 in 1998 to $0.69 in 1999. The cost per Mcfe decreased because the acquired properties are primarily natural gas properties, which have lower operating costs than oil properties.

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

     Production Taxes. Production taxes for the three months ended March 31, 2001 increased by $1.2 million, or 55%, from $2.3 million to $3.5 million. The increase in production taxes is primarily attributable to an increase in the average realized price of oil and natural gas. As a percent of oil and natural gas revenues (excluding the effects of hedges), production taxes decreased from 7.8% to 3.6%. The decrease in production taxes as a percent of revenue is primarily the result of the EPGC merger, which increased the number of offshore properties that are not subject to production taxes.

     Production taxes for 2000 increased by $4.9 million, or 85%, from $5.7 million to $10.6 million. The increase in production taxes is primarily attributable to an increase in the average realized price of oil and natural gas. As a percent of oil and natural gas revenues (excluding the effects of hedges), production taxes decreased from 6.9% to 4.3%. The decrease in production taxes as a percent of revenue is primarily the result of the EPGC merger, which increased the number of offshore properties Westport owns that are not subject to production taxes.

     Production taxes for 1999 increased by $1.8 million, or 48%, from $3.9 million to $5.7 million. The increase in production taxes is primarily attributable to an increase in the average realized price of oil and natural gas. As a percent of oil and natural gas revenues (excluding the effects of hedges), production taxes decreased from 7.5% in 1998 to 6.9% in 1999. The decrease in production taxes as a percent of revenue is primarily the result of the Total Minatome acquisition, which increased the number of offshore properties Westport owns that are not subject to production taxes.

     Transportation Costs. Transportation costs for the three months ended March 31, 2001 increased by $0.9 million, or 192%, from $0.5 million to $1.4 million. Transportation costs from the acquired EPGC properties accounted for $0.4 million of the increase. The remaining increase was due to additional offshore and coalbed methane wells that started producing in the latter part of 2000.

     Transportation costs for 2000 increased by $1.3 million, or 76%, from $1.7 million to $3.0 million. Transportation costs from the acquired EPGC properties accounted for $0.4 million of the increase. The remaining increase was due to additional natural gas offshore wells and coalbed methane wells that started producing in 2000, which incur higher costs to process and transport the natural gas.

     Transportation costs for 1999 increased by $0.9 million, or 103%, from $0.8 million to $1.7 million. The increase in transportation costs was primarily the result of natural gas properties located in northern Louisiana acquired from Total Minatome Corporation in October 1998.

     Exploration Costs. Exploration costs for the three months ended March 31, 2001 increased by $0.7 million, or 40%, from $1.9 million to $2.6 million. The increase was primarily attributable to the purchase of Gulf of Mexico 3-D seismic data related to the acquired EPGC properties. Dry hole costs for the three months ended March 31, 2001 and 2000 were comparable at $1.2 million and $1.4 million, respectively.

     Exploration costs for 2000 increased by $5.5 million, or 75%, from $7.3 million to $12.8 million. Exploration costs consist of $6.0 million of dry hole costs, $5.6 million of geological and geophysical costs and $1.2 million of delay rentals. The increase was primarily due to $4.0 million in additional dry hole costs as a result of five unsuccessful offshore exploratory wells and three unsuccessful onshore exploratory wells drilled during 2000. Geological and geophysical costs increased $1.0 million due to increased offshore activity in 2000. Delay rentals accounted for $0.5 million of the increase as a result of acquiring offshore leases in the EPGC merger.

     Exploration costs decreased $7.4 million, or 50%, during 1999, from $14.7 million to $7.3 million. The decrease was primarily due to four unsuccessful offshore exploratory wells and seven unsuccessful onshore exploratory wells drilled during 1998 compared to one unsuccessful offshore exploratory well and two unsuccessful onshore exploratory wells drilled during 1999.

     Depletion, Depreciation and Amortization, or DD&A, Expense. DD&A expense increased $14.0 million during the three months ended March 31, 2001 from $6.2 million to $20.2 million. Depletion related

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to the acquired EPGC properties caused DD&A expense to increase $10.5 million.
The remaining increase was due to the additions in oil and natural gas properties since March 31, 2000.

     DD&A expense increased $39.7 million during 2000 from $25.2 million to $64.9 million. Depletion related to the acquired EPGC properties caused DD&A expense to increase $36.8 million. The remaining increase was due to the additions in oil and natural gas properties during 2000. The average DD&A rate increased from $0.76 per Mcfe during 1999 to $1.16 per Mcfe during 2000, a 53% increase in the DD&A rate primarily due to the acquired offshore EPGC properties.

     DD&A expense decreased $11.1 million, or 30%, during 1999, from $36.3 million to $25.2 million. The average DD&A rate of $0.76 per Mcfe of production during 1999 represents a 39% decrease from the $1.25 per Mcfe recorded in 1998. This decrease was attributable primarily to an increase in estimated proved reserves attributable to higher oil and natural gas prices at December 31, 1999 as compared to December 31, 1998, as well as to proved property impairments of $8.8 million recorded in 1998.

     Impairment of Proved Properties. During 2000, 1999 and 1998, Westport recognized proved property impairments of $2.9 million, $3.1 million and $8.8 million, respectively. Impairments recorded in 2000 were mainly the result of a decline in Westport's oil and natural gas reserve value due to reserve volume reductions in under performing fields in Wyoming, offshore and Louisiana. The impairment recorded in 1999 was the result of a decrease in risk adjusted probable reserves for the Ward Estes lease located in West Texas, which were subsequently assigned to the operator of the lease in exchange for existing producing property equipment and infrastructure owned by the operator. The impairments recorded in 1998 were as follows: $4.9 million resulting from depressed oil prices for certain long-lived oil properties located primarily in the Rocky Mountains, $2.5 million resulting from depressed natural gas prices for certain natural gas properties located in the Mid-Continent and $1.4 million based on the results of unsuccessful development drilling in the Mid-Continent.

     Impairment of Unproved Properties. During the three months ended March 31, 2001, Westport recognized unproved property impairments of $1.0 million on offshore leases, as a result of an assessment of the exploration opportunities existing on such properties. During the three months ended March 31, 2000, Westport recognized unproved property impairments of $0.2 million on leases held in Louisiana as a result of an assessment of the exploration opportunities existing on such properties.

     In 2000, Westport recognized unproved property impairments of $5.1 million, as a result of an assessment of the exploration opportunities existing on such properties. The $5.1 million consisted of $2.5 million for leases held in North Dakota, $1.5 million for leases held offshore and $1.1 million for various leases held in Kansas, Wyoming and Louisiana. In 1999, Westport recognized unproved property impairments of $2.3 million of which $1.3 million was associated with a prospect off the coast of Argentina and the remaining $1.0 million for various leases held in North Dakota and Wyoming. In 1998, $1.7 million and $0.2 million were impaired for leases held in Michigan and North Dakota, respectively.

     Stock Compensation Expense. During the three months ended March 31, 2001, Westport recognized $0.4 million of stock compensation expense as a result of applying the provisions of FASB Interpretation No 44 and $0.1 million related to the issuance of restricted stock. During the three months ended March 31, 2000, we recognized $3.4 million of stock compensation expense due to a one-time stock compensation expense related to the repurchase of employee stock options.

     During 2000, Westport recognized $5.5 million of stock compensation expense composed of $2.1 million related to applying the provisions of FASB Interpretation No 44, and a one-time stock compensation charge of $3.4 million related to the repurchase of employee stock options in connection with the EPGC merger. There was no stock compensation expense recorded in 1999 and 1998.

     General and Administrative, or G&A, Expense. G&A expense increased $2.3 million, or 203%, during the three months ended March 31, 2001, from $1.2 million to $3.5 million. In connection with the EPGC merger additional employees were hired in the Houston office which accounted for a $2.0 million increase in G&A expense.

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

     G&A expense increased $2.2 million, or 42%, during 2000, from $5.3 million to $7.5 million. In connection with the EPGC merger additional employees were hired in the Houston office, which accounted for a $3.4 million increase in G&A expense. Offsetting the increase in G&A expense was a $0.6 million increase in overhead recoveries from additional drilling in 2000 and $0.5 million additional costs incurred in 1999 related to closing down an office acquired in an acquisition. On a Mcfe basis, G&A expense decreased 13% from $0.16 during 1999 to $0.14 during 2000.

     G&A expense decreased $0.6 million, or 10%, during 1999, from $5.9 million to $5.3 million. The decrease was the result of a reduction in workforce during 1999 combined with increased overhead recoveries from development of its interest in the coalbed methane play in the Powder River Basin. On a Mcfe basis, G&A expense decreased 20% from $0.20 during 1998 to $0.16 during 1999.

     Other Income (Expense). Other income (expense) for the three months ended March 31, 2001 was $1.9 million compared to ($1.9) million for the three months ended March 31, 2000. Interest expense decreased $1.8 million during the three months ended March 31, 2001, as a result of a reduction in our debt balance. The remaining change was primarily due to recognizing a $1.8 million derivative gain for the three months ended March 31, 2001 from commodity derivative contracts that were not designated as hedges for accounting purposes.

     Other income (expense) for 2000 was ($6.0 million) compared to ($5.1 million) for 1999. The variance was primarily due to interest expense which increased $0.5 million from $9.2 million in 1999 to $9.7 million in 2000 as a result of $50 million in additional borrowings relating to the EPGC merger.

     Other income (expense) for 1999 was ($5.1 million) compared to ($7.9 million) for 1998. The variance was attributable to a $3.6 million gain on the sale of assets recorded in 1999. The gain was partially offset by an increase in interest expense of $0.9 million, resulting from an increase in average borrowings related to acquiring oil and natural gas properties from Total Minatome Corporation in October 1998, and an increase in interest rates in 1999. Substantially all of the borrowings in both periods were under a bank line of credit.

     Income Taxes. Westport recorded income tax expense of $19.6 million ($18.3 million deferred and $1.3 million current) for the three months ended March 31, 2001. No deferred income tax expense was provided for the three months ended March 31, 2000 due to the reversal of a portion of Westport's valuation allowance which offset applicable income taxes. The valuation allowance was fully utilized during the year ended December 31, 2000. The difference between the income tax expense (benefit) for those periods and the amounts that would be calculated by applying statutory income tax rates to income before income taxes is due primarily to the reversal of deferred tax valuation allowance in the 2000 period and the utilization of credits generated from applying enhanced recovery methods in both periods.

     Westport recorded income tax expense of $23.7 million for 2000 and no income tax expense or benefit for 1999 resulting from a loss incurred in 1999. The difference between the income tax expense (benefit) for those periods and the amounts that would be calculated by applying statutory income tax rates to income before income taxes is due primarily to the credits from applying enhanced recovery methods in 2000 and a deferred tax valuation allowance recorded in 1999. As of December 31, 2000, Westport had a net deferred tax liability of $38.5 million, which includes net operating loss carryforwards of $16.7 million.

     Westport recorded no income tax benefit in 1999 and 1998 resulting from losses incurred in those years. The difference between the income tax benefit for those years and the amount that would be calculated by applying statutory income tax rates to loss before income taxes is due primarily to deferred tax asset valuation allowances recorded in those years.

     Net Income. Net income for the three months ended March 31, 2001 was $34.0 million compared to net income of $1.4 million for the three months ended March 31, 2000. The variance was primarily attributable to an increase in revenues of $69.5 million, partially offset by increases of $21.1 million in operating expenses and $19.6 million in income tax expense.

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

     Net income for 2000 was $43.5 million compared to a net loss of $3.1 million for 1999. The variance was primarily attributable to an increase in revenues of $144.6 million, partially offset by increases of $39.6 million in DD&A, $11.5 million in lease operating expenses and $23.7 million in income tax expense.

     Net loss for 1999 was $3.1 million compared to $49.4 million for 1998. The decrease in net loss was primarily attributable to an increase in revenues of $23.1 million and decreases in exploration costs of $7.4 million and DD&A expense of $11.1 million.

LIQUIDITY AND CAPITAL RESOURCES

  Westport

     Principal uses of capital have been for the exploitation, acquisition and exploration of oil and natural gas properties.

     Cash flow from operating activities was $74.2 million for the three months ended March 31, 2001 compared to $5.2 million for the three months ended March 31, 2000. The operating cash flow in the three month period increased compared to the prior period due to the increase in natural gas prices, increase in production as a result of the merger with EPGC and recent discoveries in the Gulf of Mexico and additional production from the coalbed methane development. Cash flow from operating activities was $143.4 million for 2000 compared to $21.3 million for 1999. Operating cash flow in 2000 increased compared to 1999 due to a 77% increase in commodity prices and the merger with EPGC. Cash flow from operating activities increased $13.7 million from $7.6 million for 1998 to $21.3 million for 1999 due in part to a 14% increase in production and a 40% increase in commodity prices.

     Capital expenditures totaled $20.8 million for the three months ended March 31, 2001 compared to $12.1 million for the three months ended March 31, 2000. Of this total, $20.2 million was used for exploitation and exploration activities and $0.6 million of cash was used for acquisitions compared to $10.6 million and $1.5 million for these respective purposes in the first quarter of 2000. Cash flow used in investing activities was $140.2 million for 2000 compared to cash flow generated from investing activities of $18.0 million for 1999. Investing activities for 2000 include capital expenditures of $146.1 million, primarily resulting from the merger with EPGC. Cash was generated in 1999 due in part to $32.0 million of proceeds from sales of oil and natural gas properties, which was offset by $14.0 million in additions to oil and natural gas properties. Cash flow generated from investing activities was $18.0 million for 1999 compared to cash flow used in investing activities of $113.0 million for 1998. Cash used in 1998 related to acquisitions and exploitation and exploration activities.

     There was no financing activity for the three months ended March 31, 2001 compared to net cash used in financing activities of $0.3 million for a repayment of debt for the three months ended March 31, 2000.

     Our 2001 capital expenditures (excluding acquisitions) are scheduled at $170 million, which we expect to fund through anticipated cash flow. We do not budget for acquisitions, but expect to continue to grow through acquisitions as we have done successfully in the past. Any acquisitions could affect the level of our capital expenditures for drilling and other projects. Net cash used in financing activities was $2.6 million for 2000 compared to net cash used in financing activities of $29.9 million for 1999. Financing activities for 2000 reflect proceeds of $104.1 million from the sale of common stock and borrowings of $50.0 million (utilized to consummate the merger with EPGC) offset by repayments of long-term debt of $156.6 million. Cash flow used in financing activities of $29.9 million for 1999 compared to cash flow from financing activities of $104.7 million for 1998. Financing activities have included primarily proceeds from the issuance of common stock to Westport Energy LLC, proceeds from the issuance of long-term debt and repayment of long-term debt.

     Westport generated EBITDAX of $165.6 million, $44.0 million and $20.6 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increase in EBITDAX from 1998 through 2000 is indicative of the successful implementation of Westport's reserve growth strategy along with its focus on

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maintaining efficient operations with a low cost structure, coupled with an increase in commodity prices. While Westport believes that EBITDAX may provide additional information with respect to its ability to meet its future debt service, capital expenditures and working capital requirements, certain functional or legal requirements of its business may require Westport to utilize its available funds for other purposes.

     Westport entered into a credit agreement as of April 7, 2000 among a syndicate of banks led by Bank of America, N.A. in the aggregate amount of $325.0 million. Westport's properties, which have been pledged as collateral securing outstanding indebtedness under its credit agreement, could be foreclosed upon in the event of its default thereunder. The amount available for borrowing under the credit facility is limited to an initial borrowing base of $200.0 million as of April 7, 2000, which is redetermined semi-annually beginning on October 1, 2000. As of December 31, 2000, Westport had a borrowing base of $200.0 million. The credit agreement matures on April 4, 2003. Advances under the credit agreement can be in the form of either a base rate loan or a Eurodollar loan. The interest on a base rate loan is a fluctuating rate equal to
(i) the higher of (a) the federal funds rate plus 0.5% and (b) Bank of America's prime rate, plus (ii) a margin of either 0% or 0.25% depending on the amount outstanding under the credit agreement. The interest on a Eurodollar loan is equal to the sum of (i) a margin of between 1.00% and 1.75% depending on the amount outstanding under the credit agreement and (ii) the rate obtained by dividing the Eurodollar rate by one minus the reserve requirement for the Eurodollar loan.

     The borrowings under the credit agreement as of March 5, 2001 were $0.2 million. The credit agreement contains various covenants and restrictive provisions, including with respect to the following matters:

     - incurring other indebtedness;

     - liens on Westport's properties or assets;

     - hedging contracts;

     - mergers and issuances of securities;

     - the sale of any of Westport's material assets or properties;

     - dividends and redemptions;

     - investments and new businesses;

     - credit extensions;

     - transactions with affiliates; and

     - prohibited contracts.

     In addition to these non-financial covenants, Westport's credit agreement contains two financial covenants: one that requires it to maintain a current ratio of not less than 1.0 to 1.0 and another that requires it to maintain a ratio of its EBITDA, as defined, to its consolidated interest expense for the period of the preceding four consecutive fiscal quarters, beginning with the fiscal quarter ended March 31, 2000, of not less than 2.5 to 1.0. As of March 31, 2001, Westport believes that it was in compliance with all credit agreement covenants. Westport's credit agreement contains various events of default, upon the occurrence of which all of its obligations under its credit agreement become immediately due and payable. The events of default include, among others:

     - failure to pay any obligation under the credit agreement when due and payable;

     - failure to duly observe, perform or comply with certain covenants, agreements or provisions of the credit agreement;

     - a case relating to Westport being brought under any bankruptcy, insolvency or similar law now or hereafter in effect;

     - a change of control of Westport;
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

     - any material adverse change; and

     - both Donald D. Wolf ceasing to act as Westport's chief executive officer and chairman of the board and Barth E. Whitham ceasing to act as Westport's chief operating officer and president.

     Any increases in the interest rates under the credit agreement can have an adverse impact on Westport's results of operations and cash flow. Westport uses derivative financial instruments, specifically interest rate swaps, to reduce and manage interest rate risk. Westport has an interest rate swap contract for a period commencing on July 30, 1998 and ending on March 11, 2002, for an aggregate notional amount of $25 million with fixed interest rate of 5.58% payable by Westport and the variable interest rate, a three-month LIBOR, payable by the third party. As a result of Westport's minimal debt balance at December 31, 2000, the interest rate swap did not qualify as a hedge for accounting purposes. As such, Westport recorded a gain of approximately $65,000 on the interest rate swap contract based on December 31, 2000 market values. Based on the variable rate nature of the majority of the debt, its fair value at December 31, 2000 approximated the carrying amount of $0.2 million.

     Capital expenditures for 2000 included $60.0 million for exploitation and $42.8 million for exploration. Approximately $107 million of Westport's capital expenditure budget for 2001 is allocated for exploitation and approximately $63 million allocated for exploration. Actual levels of capital expenditures may vary significantly due to a variety of factors, including:

     - drilling results;

     - product prices;

     - industry conditions and outlook; and

     - future acquisitions of properties.

     Westport believes that its capital resources are adequate to meet the requirements of its business. However, future cash flows are subject to a number of variables including the level of production and oil and natural gas prices. Westport cannot assure you that operations and other capital resources will provide cash in sufficient amounts to maintain planned levels of capital expenditures or that increased capital expenditures will not be undertaken.

  New Westport

     New Westport intends to enter into a new credit agreement with a syndicate of banks upon closing of the merger. New Westport expects that the agreement will provide for a revolving credit facility of $400 million, initial availability of $400 million and a maturity date of July 1, 2005. Advances under the credit facility will be in the form of either a base rate loan or a Eurodollar loan. The interest on a base rate loan is anticipated to be a fluctuating rate based upon the highest of:

     - the rate of interest announced by Chase Manhattan Bank as its prime rate;

     - the secondary market rate for three month certificates of deposits plus 1%; and

     - the federal funds effective rate plus .5% plus a margin of 0% to 1.25% based upon the ratio of total debt to EBITDAX.

     The interest on a Eurodollar loan is anticipated to be a fluctuating rate based upon the rate at which Eurodollar deposits in the London interbank market are quoted plus a margin of 1.25% to 1.50% based upon the ratio of total debt to EBITDAX.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Westport currently sells most of its oil and natural gas production under price sensitive or market price contracts. To reduce its exposure to fluctuations in oil and natural gas prices, Westport occasionally enters into derivative contracts. However, these contracts may also limit the benefits it would realize if prices increase.

     Through May 1, 2001, Westport had entered into the following hedging arrangements covering the period beginning January 1, 2001. One Mmbtu approximates one Mcf of natural gas.

                                    NATURAL GAS COLLARS                                 OIL COLLARS
                       ---------------------------------------------   ---------------------------------------------
                       AVERAGE DAILY   AVERAGE NYMEX   AVERAGE NYMEX   AVERAGE DAILY   AVERAGE NYMEX   AVERAGE NYMEX
                          VOLUME           FLOOR          CEILING         VOLUME           FLOOR          CEILING
TIME PERIOD               (Mmbtu)       PRICE/Mmbtu     PRICE/Mmbtu        (bbl)         PRICE/bbl       PRICE/bbl
-----------            -------------   -------------   -------------   -------------   -------------   -------------
1/1/01 - 12/31/01         12,000          $ 4.50          $ 6.00              --           $  --           $  --
2/1/01 - 12/31/01         10,000            5.00            7.00              --              --              --
3/1/01 - 12/31/01          6,000            5.50            8.00              --              --              --
1/1/02 - 12/31/02(1)      10,000            4.50            6.75              --              --              --
1/1/02 - 12/31/02(1)          --              --              --           2,000           25.00           28.00
1/1/03 - 12/31/03(1)          --              --              --           2,000           23.25           26.00

---------------

(1) Collar entered into subsequent to March 31, 2001.

     While it is not Westport's intention to terminate any of the arrangements, Westport estimates it would have had to pay approximately $1.2 million to terminate the existing arrangements on March 31, 2001.

                           INFORMATION ABOUT WESTPORT

OVERVIEW

     Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the United States. Westport was formed in connection with the merger in April 2000 of Westport Oil and Gas Company, Inc. with Equitable Production (Gulf) Company, an indirect, wholly-owned subsidiary of Equitable Resources, Inc. that held certain Gulf of Mexico assets. Following the merger in October 2000, Westport sold 6,500,000 shares of common stock in an initial public offering. An additional 1,035,000 shares of common stock were sold in November 2000 pursuant to the exercise of the underwriters' over-allotment option.

     Westport conducts operations in the Gulf of Mexico, the Rocky Mountains, West Texas/Mid-Continent and the Gulf Coast. Westport focuses on maintaining a balanced portfolio of lower-risk, long-life onshore reserves and higher-margin offshore reserves to provide a diversified cash flow foundation for its exploitation, acquisition and exploration activities. Onshore, Westport has built a strong asset base and achieved steady growth through both property acquisitions and exploitation activities. Westport expects to further develop these properties through lower-risk recovery methods. As of March 31, 2001, Westport owned interests in 67 developed blocks and 74 undeveloped blocks in the Gulf of Mexico, within which it has realized several recent discoveries and has assembled a large number of future drilling opportunities. These include seven blocks on which Westport was the high bidder in the March 2001 lease sale. All blocks have now been awarded. Westport has budgeted $170 million in capital expenditures for 2001 to pursue its exploitation and exploration opportunities. Westport believes that its exploitation and acquisition expertise and its sizable exploration inventory, together with its operating experience and efficient cost structure, provide it with substantial growth potential.

     As of December 31, 2000, Westport had proved reserves of 454 Bcfe with a net present value, which is the pre-tax future net revenues discounted at 10%, of $1,571 million based on NYMEX prices of $26.83 per barrel of oil and $9.52 per Mmbtu of natural gas. These reserves, of which 54% were natural gas and 79% were classified as proved developed, had a reserve life index of 7.1 years (based on an annualized first quarter 2001 production rate). Westport operates over 70% of the net present value of its reserves, allowing it to better manage expenses, capital allocation and the decision-making processes related to other aspects of exploitation and exploration activities. Westport produced 55.8 Bcfe in 2000 and approximately 16 Bcfe in the first quarter of 2001. The following table sets forth the volume and net present value of Westport's proved reserves as of December 31, 2000 and a summary of its first quarter 2001 production by area:

                                         AS OF DECEMBER 31, 2000          FIRST QUARTER 2001
                                    ---------------------------------   -----------------------
                                     PROVED    NET PRESENT   % OF NET    AVERAGE
                                    RESERVES    VALUE (IN    PRESENT    PRODUCTION      % OF
AREA                                 (Bcfe)     MILLIONS)     VALUE     (Mmcfe/d)    PRODUCTION
----                                --------   -----------   --------   ----------   ----------
Gulf of Mexico....................   166.7      $  910.4       58.0%        91.5        51.2%
Rocky Mountains...................   190.7         372.6       23.7         61.6        34.5
West Texas/Mid-Continent..........    57.9         115.9        7.4         13.5         7.5
Gulf Coast........................    39.0         172.0       10.9         12.1         6.8
                                     -----      --------      -----       ------       -----
          Total...................   454.3      $1,570.9      100.0%       178.7       100.0%
                                     =====      ========      =====       ======       =====

PURCHASERS AND MARKETING

     Westport's oil and natural gas production is principally sold to end users, marketers and other purchasers having access to nearby pipeline facilities. In areas where there is no practical access to pipelines, oil is trucked to storage facilities. Westport's marketing of oil and natural gas can be affected by factors beyond its control, the effects of which cannot be accurately predicted. For 2000, Westport's largest purchasers included Dynegy Inc., Conoco, Inc., and EOTT Energy Corporation, which accounted for 23%,

14%, and 13% of oil and natural gas sales, respectively. Westport does not believe, however, that the loss of any of its purchasers would have a material adverse effect on its operations.

COMPETITION

     Westport competes with major and independent oil and natural gas companies. Because oil and natural gas are commodity products that are sold by hundreds of competitors, Westport cannot identify with certainty which of its competitors are material competitors. Some of its competitors have substantially greater financial and other resources than Westport does. In addition, larger competitors may be able to absorb the burden of any changes in Federal, state and local laws and regulations more easily than Westport can, which would adversely affect its competitive position. Westport's competitors may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than Westport can. Further, these companies may enjoy technological advantages and may be able to implement new technologies more rapidly than Westport can. Westport's ability to explore for oil and natural gas prospects and to acquire additional properties in the future will depend upon its ability to conduct operations, to evaluate and select suitable properties, implement advanced technologies and to consummate transactions in this highly competitive environment.

REGULATION

     Federal Regulation of Sales and Transportation of Natural
Gas. Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and the regulations promulgated thereunder by the Federal Energy Regulatory Commission. In the past, the Federal government has regulated the prices at which natural gas could be sold. Deregulation of natural gas sales by producers began with the enactment of the Natural Gas Policy Act. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act, which removed all remaining Natural Gas Act and Natural Gas Policy Act price and non-price controls affecting producer sales of natural gas effective January 1, 1993. Congress could, however, reenact price controls in the future.

     Westport's sales of natural gas are affected by the availability, terms and cost of pipeline transportation. The price and terms for access to pipeline transportation remain subject to extensive Federal regulation. Commencing in April 1992, the Federal Energy Regulatory Commission issued Order No. 636 and a series of related orders, which required interstate pipelines to provide open-access transportation on a basis that is equal for all natural gas suppliers. The Federal Energy Regulatory Commission has stated that it intends for Order No. 636 to foster increased competition within all phases of the natural gas industry. Although Order No. 636 does not directly regulate its production and marketing activities, it does affect how buyers and sellers gain access to the necessary transportation facilities and how Westport and its competitors sell natural gas in the marketplace. The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines, although some appeals remain pending and the Federal Energy Regulatory Commission continues to review and modify its regulations regarding the transportation of natural gas. For example, the Federal Energy Regulatory Commission has recently begun a broad review of its transportation regulations, including how its regulations operate in conjunction with state proposals for retail natural gas marketing restructuring, whether to eliminate cost-of-service based rates for short-term transportation, whether to allocate all short-term capacity on the basis of competitive auctions, and whether changes to its long-term transportation service policies may be appropriate to avoid a market bias toward short-term contracts. Westport cannot predict what action the Federal Energy Regulatory Commission will take on these matters, nor can it accurately predict whether the Federal Energy Regulatory Commission's actions will achieve the goal of increasing competition in markets in which Westport's natural gas is sold. However, Westport does not believe that any action taken will affect it in a way that materially differs from the way it affects other natural gas producers, gatherers and marketers.

     The Outer Continental Shelf Lands Act requires that all pipelines operating on or across the Outer Continental Shelf provide open-access, non-discriminatory service. Although the Federal Energy Regulatory Commission has opted not to impose the regulations of Order No. 509, in which the Federal Energy Regulatory Commission implemented the Outer Continental Shelf Lands Act, on gatherers and other non-jurisdictional entities, the Federal Energy Regulatory Commission has retained the authority to exercise jurisdiction over those entities if necessary to permit non-discriminatory access to service on the Outer Continental Shelf.

     Commencing in May 1994, the Federal Energy Regulatory Commission issued a series of orders that, among other matters, slightly narrowed its statutory tests for establishing gathering status and reaffirmed that, except in situations in which the gatherer acts in concert with an interstate pipeline affiliate to frustrate the Federal Energy Regulatory Commission's transportation policies, it does not have pervasive jurisdiction over natural gas gathering facilities and services, and that such facilities and services located in state jurisdictions are most properly regulated by state authorities. This Federal Energy Regulatory Commission action may further encourage regulatory scrutiny of natural gas gathering by state agencies. Westport does not believe that it will be affected by the Federal Energy Regulatory Commission's new gathering policy any differently than other natural gas producers, gatherers and marketers.

     Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the Federal Energy Regulatory Commission and the courts. The natural gas industry historically has been very heavily regulated; therefore, Westport can offer you no assurance that the less stringent regulatory approach recently pursued by the Federal Energy Regulatory Commission and Congress will continue.

     Federal Leases. A substantial portion of Westport's operations is located on Federal oil and natural gas leases, which are administered by the MMS or BLM. BLM regulation is discussed under "Information About Belco -- Regulation". MMS regulation applies to Federal waters offshore in the Gulf of Mexico. Federal leases offshore are issued through competitive bidding, contain relatively standardized terms and require compliance with detailed MMS regulations and orders pursuant to the Outer Continental Shelf Lands Act (which are subject to interpretation and change by the MMS). For offshore operations, lessees must obtain MMS approval for exploration plans and exploitation and production plans prior to the commencement of such operations. In addition to permits required from other agencies (such as the Coast Guard, the Army Corps of Engineers and the Environmental Protection Agency), lessees must obtain a permit from the MMS prior to the commencement of drilling. The MMS has promulgated regulations requiring offshore production facilities located on the Outer Continental Shelf to meet stringent engineering and construction specifications. The MMS also has regulations restricting the flaring or venting of natural gas, and has proposed to amend such regulations to prohibit the flaring of liquid hydrocarbons and oil without prior authorization. Similarly, the MMS has promulgated other regulations governing the plugging and abandonment of wells located offshore and the installation and removal of all production facilities. To cover the various obligations of lessees on the Outer Continental Shelf, the MMS generally requires that lessees have substantial net worth or post bonds or other acceptable assurances that such obligations will be met. The cost of these bonds or other surety can be substantial, and there is no assurance that bonds or other surety can be obtained in all cases. Under some circumstances, the MMS may require any of Westport's operations on federal leases to be suspended or terminated. Any such suspension or termination could materially adversely affect Westport's financial condition and results of operations.

     State and Local Regulation of Drilling and Production. Westport owns interests in properties located in the Louisiana state waters of the Gulf of Mexico. Louisiana regulates drilling and operating activities by requiring, among other things, drilling permits and bonds and reports concerning operations. The laws of Louisiana also govern a number of environmental and conservation matters, including the handling and disposing of waste materials, unitization and pooling of oil and natural gas properties and establishment of maximum rates of production from oil and natural gas wells.

     Oil Price Controls and Transportation Rates. Sales of crude oil, condensate and natural gas liquids by Westport are not currently regulated and are made at market prices. Effective as of January 1, 1995, the Federal Energy Regulatory Commission implemented regulations establishing an indexing system for transportation rates for oil that could increase the cost of transporting oil to the purchaser. Westport does not believe that these regulations affect it any differently than other natural gas producers, gatherers and marketers.

     Environmental Regulations. Westport's operations, which include the storage of oil and other hazardous materials, are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection, including those listed below. Westport could incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, as a result of violations of or liabilities under environmental laws or the non-compliance with environmental permits required at its facilities. Public interest in the protection of the environment has increased dramatically in recent years. Offshore drilling in some areas has been opposed by environmental groups and, in some areas, has been restricted. To the extent laws are enacted or other governmental action is taken that prohibits or restricts drilling or otherwise imposes environmental protection requirements that result in increased costs to the oil and natural gas industry, Westport's business and prospects could be adversely affected.

     Under the Comprehensive Environmental Response, Compensation, and Liability Act, also known as the "Superfund" law, as well as similar state statutes, an owner or operator of real property or a person who arranges for disposal of hazardous substances may be liable for the costs of removing or remediating hazardous substance contamination. Liability may be imposed on a current owner or operator without regard to fault and for the entire cost of the cleanup. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. However, Westport are not aware of any current claims under the Superfund law or similar state statutes against us.

     The Oil Pollution Act of 1990 and regulations thereunder impose liability on "responsible parties," including the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located, for oil removal costs and resulting public and private damages relating to oil spills in United States waters. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a Federal safety, construction or operating regulation, or if the party fails to report a spill or to cooperate fully in the cleanup. Even if applicable, the liability limits for offshore facilities require the responsible party to pay all removal costs, plus up to $75 million in other damages. The Oil Pollution Act also requires a responsible party to submit proof of its financial responsibility to cover environmental cleanup and restoration costs that could be incurred in connection with an oil spill and to prepare oil spill contingency plans. Westport believes that it is in compliance with these requirements.

     Westport conducts remedial activities at some of its onshore facilities as a result of spills of oil or produced saltwater from current or historical activities. To date, the cost of such activities has not been material. However, Westport could incur significant cost at these or other sites if additional contaminants are detected or clean-up obligations imposed.

     Westport's operations are also subject to the regulation of air emissions under the Clean Air Act, comparable state and local requirements and the Outer Continental Shelf Lands Act and of water discharges under the Clean Water Act. Westport may be required to incur capital expenditures to upgrade pollution control equipment or become liable for non-compliance with applicable permits.

     In addition, legislation has been proposed in Congress from time to time that would reclassify some oil and natural gas exploration and production wastes as "hazardous wastes," which would make the reclassified wastes subject to much more stringent handling, disposal and clean-up requirements. This, or the imposition of other environmental legislation, could increase Westport's operating or compliance costs.

     Westport believes that it is in compliance in all material respects with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the company.

OPERATING HAZARDS AND INSURANCE

     The oil and natural gas business involves a variety of operating risks, including fires, explosions, blowouts, environmental hazards and other potential events which can adversely affect its operations. In addition, Westport's offshore operations also are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions, any of which can cause substantial damage to facilities. Any of these problems could adversely affect Westport's ability to conduct operations and cause it to incur substantial losses. Such losses could reduce or eliminate the funds available for exploration, exploitation or leasehold acquisitions, or result in loss of properties. In accordance with industry practice, Westport maintains insurance against some, but not all, potential risks and losses. Westport does not carry business interruption insurance. For some risks, Westport may elect not to obtain insurance if it believes the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable at a reasonable cost. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect Westport.

EMPLOYEES

     At December 31, 2000, Westport had 97 full-time employees and seven consultants. Westport believes that its relationships with its employees are satisfactory. None of Westport's employees is covered by a collective bargaining agreement. From time to time, Westport uses the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well-site surveillance, permitting and environmental assessment. Independent contractors often perform field and on-site production operation services for us, including pumping, maintenance, dispatching, inspection and testing.

LEGAL PROCEEDINGS

     From time to time, Westport may be a party to various legal proceedings. Westport is not currently party to any material pending legal proceedings.

PROPERTIES-PRINCIPAL AREAS OF OPERATIONS

     Westport's operations are located in the Gulf of Mexico, the Rocky Mountains, West Texas/Mid-Continent and the Gulf Coast. Westport operates over 70% of the net present value of its reserves. Westport finances its exploitation, exploration and acquisition activities through cash flows from operations and through borrowings under its credit agreement. Set forth below is summary information concerning average daily production during first quarter 2001 and wells, reserves and net present value as of December 31, 2000 in Westport's major areas of operations.

                                                                          AS OF DECEMBER 31, 2000
                                            ------------------------------------------------------------------------------------
                        1ST QUARTER 2001                          PROVED RESERVE QUANTITIES
                        AVERAGE NET DAILY               ----------------------------------------------
                           PRODUCTION          NET                                                          NET PRESENT VALUE
                        -----------------   PRODUCING                             NATURAL GAS            -----------------------
                        Mmcfe/d   PERCENT     WELLS     CRUDE OIL   NATURAL GAS     LIQUIDS     TOTAL       AMOUNT       PERCENT
                        -------   -------   ---------   ---------   -----------   -----------   ------   -------------   -------
                                                         (Mmbbl)       (Bcf)        (Mmbbl)     (Bcfe)   (IN MILLIONS)
Gulf of Mexico........    91.5      51.2%       36         6.0         128.1          0.5       166.7      $  910.4        58.0%
Rocky Mountains.......    61.6      34.5       356        21.5          61.4           --       190.7         372.6        23.7
West Texas/Mid-
  Continent...........    13.5       7.5       309         7.2          14.9           --        57.9         115.9         7.4
Gulf Coast............    12.1       6.8        34         0.1          38.3           --        39.0         172.0        10.9
                         -----     -----       ---        ----         -----          ---       -----      --------       -----
        Total.........   178.7     100.0%      735        34.8         242.7          0.5       454.3      $1,570.9       100.0%
                         =====     =====       ===        ====         =====          ===       =====      ========       =====

GULF OF MEXICO

     The Gulf of Mexico represented 58% of Westport's net present value as of December 31, 2000 and contributed over 51% of its first quarter 2001 production. As of December 31, 2000, Westport had interests in 283,804 developed and 357,844 undeveloped gross acres in the Gulf of Mexico and in 151 gross producing wells (approximately 36 net). The average net daily production for its first quarter 2001 in the Gulf of Mexico was over 91 Mmcfe/d. Westport had 167 Bcfe of proved reserves in the Gulf of Mexico at December 31, 2000.

     In addition to a production base with numerous exploitation opportunities within its developed acreage, the Gulf of Mexico provides Westport with moderate-risk exploration targets. Westport drilled 18 exploratory wells in the Gulf of Mexico in 2000, while maintaining a two to three year inventory of exploration projects. Westport has under license 3-D seismic data covering over 11,500 square miles (approximately 1,600 blocks) and 2-D seismic data covering 150,000 linear miles within the Gulf of Mexico.

     West Cameron Blocks 180/198. The West Cameron Blocks 180/198 complex consists of all or a portion of seven offshore blocks, including 30,000 gross developed and 5,000 gross undeveloped acres. This field had never been owned by an independent producer prior to Westport's purchase in October 1997. The complex is located 30 miles offshore in 52 feet of water. It has produced approximately 1.7 Tcf of natural gas, and 10 Mmbbl of oil, from over 20 separate producing zones since its discovery. The daily net production in first quarter 2001 was 47 Mmcfe/d. As of December 31, 2000, Westport had 94 Bcfe of proved reserves in the complex.

     In addition to providing approximately 60% of Westport's offshore production, the complex holds significant drilling opportunities. Westport recently completed three wells from the F Platform which commenced production during the first quarter of 2001. In January 2001, Westport initiated a three-well drilling program from its G Platform, which resulted in three discoveries that are expected to commence production during the third quarter of 2001. Additionally, Westport expects to drill two exploration prospects on the complex in 2001.

     West Cameron Blocks 613/614. Westport discovered this field in 1999 and it is located approximately 120 miles offshore in 290 feet of water. A second exploration well was drilled on the adjoining block in the third quarter of 2000. Westport operates the field with a working interest of 50% and installed facilities and commenced production in December 2000. The wells are currently producing 40 Mmcfe/d (16 Mmcfe/d net).

     Recent Discoveries. The following discoveries will have continued exploitation activity in 2001:

     - Grand Isle Block 103. This field is located approximately 48 miles offshore in 275 feet of water and was discovered in the first half of 2000. Westport has a non-operated 21% working interest in the well. A second well was drilled in 2000 and plans are to install facilities and commence production in fourth quarter 2001.

     - Vermilion Block 408. This field is located approximately 110 miles offshore in 400 feet of water and was discovered in 1999. Westport has a 25% non-operated working interest in the field. The discovery well tested at 18 Mmcfe/d (approximately 3.5 Mmcfe/d net). A second well was drilled in this block in the third quarter of 2000. Westport anticipates installing facilities in 2001 and commencing production in early 2002.

     - West Cameron Block 370. This field was discovered in the fourth quarter of 2000. It is located approximately 60 miles offshore in 78 feet of water. Westport operates with a 60% working interest. Following the discovery well it drilled three additional wells. Westport installed a platform and commenced production in the second quarter of 2001. The wells are currently producing at 30 Mmcfe/d.

     - East Cameron Block 104. This field was discovered in fourth quarter 2000. It is located approximately 30 miles offshore in 65 feet of water. Westport operates with a 60% working interest.

       Following the discovery well, a second well was drilled. Westport plans to install a platform and commence production in the third quarter of 2001.

     - Eugene Island Block 45. This field was discovered in fourth quarter 2000. It is located approximately 12 miles offshore in 17 feet of water. Westport operates with a 60% working interest. Production from the first well commenced in late second quarter 2001 at a rate in excess of 4 Mmcfe/d. Two additional wells have been drilled, one of which was successful. This well is expected to commence production in third quarter 2001.

     - East Cameron Block 369. This field was discovered in first quarter 2001. It is located approximately 132 miles offshore in 350 feet of water. Westport operates with a 60% working interest. A second successful well has been drilled. Westport plans to install a platform and commence production from both wells in second quarter 2002.

     Other Exploration Activity. From January 1, 2001 through May 31, 2001 four prospects were tested, of which East Cameron Block 369 was a discovery. Currently four prospects are drilling, three of which are operated by Westport (High Island Block 119, West Delta Block 143 and West Cameron Block 198 A-5) and a fourth by Walter Oil (Mississippi Canyon Block 322). The initial well on Mississippi Canyon 322 is being completed and will be followed by the drilling of a second well on the prospect. In the second half of 2001, Westport plans to drill the following eight additional prospects.

                                                    WORKING
                                                   INTEREST     OPERATED/        WATER
PROSPECT LOCATION                                      %       NON-OPERATED   DEPTH (FEET)
-----------------                                  ---------   ------------   ------------
High Island Block 197............................     25%      Non-operated         50
Green Canyon Block 141...........................     50%      Operated          1,100
Mississippi Canyon Block 489.....................     30%      Non-operated      2,100
South Marsh Island Block 51......................     40%      Non-operated        100
High Island Block 84.............................     30%      Operated             50
South Timbalier Block 316........................     50%      Operated            450
Matagorda Island Block 528.......................     50%      Operated             50
High Island Block A348...........................     67%      Operated            280

ROCKY MOUNTAINS

     The Rocky Mountain region represented 24% of Westport's net present value as of December 31, 2000 and contributed 35% of its first quarter 2001 production. Westport has interests in 444,386 developed and 76,373 undeveloped gross acres in the region and in 1,481 gross producing wells (approximately 356 net). The average daily net production in first quarter 2001 was 62 Mmcfe/d. Westport had 191 Bcfe of proved reserves in the Rocky Mountain region at December 31, 2000.

     The majority of the net present value of Westport's Rocky Mountain region reserves is concentrated in North Dakota and Wyoming. Westport's Rocky Mountain region strategy is to develop lower-risk opportunities, exploit its infill, horizontal and secondary/tertiary recovery opportunities, and make tactical acquisitions to enhance current operations.

     North Dakota. Westport's two most active projects in North Dakota are the South Fryburg Tyler area and the Wiley field.

     - South Fryburg Tyler Area. Westport continues to expand the Tyler sand production within the operated South Fryburg Tyler Unit with two wells planned to be drilled in 2001. On contiguous acreage adjacent to the unit a significant horizontal Fryburg play began unfolding in 2000. Westport participated in four wells during 2000, two of which were producing by year-end at a gross rate in excess of 300 Bbl/d. The remaining two wells were placed on production in January 2001 at similar rates. Westport expects to participate in eight to 10 additional wells in 2001. Westport's working interest ranges from 25% to 100%.

     - Wiley Field. Westport operates this waterflood with a 54% working interest. In 2000, Westport initiated a horizontal drilling program and successfully drilled five wells. At December 31, 2000, the wells were producing in excess of 700 Bbl/d gross. In addition to the horizontal drilling, Westport increased water injection capacity. In the first half of 2001 an additional 12 to 16 wells will be drilled. Additional investment in infrastructure to increase water injection capacity is also under way.

     Wyoming. Westport's three primary areas of focus in Wyoming are the Big Horn Basin, the Powder River Basin and the Greater Green River area.

     - Big Horn Basin. Westport's most valuable onshore property based on net present value is the Gooseberry field. Westport owns a 100% working interest (nearly 90% net revenue interest) in this field, which consists of two waterflood units. Since acquiring the field in 1995, Westport has increased production by nearly 70% through the acquisition of proprietary 3-D seismic data, drilling of delineation wells, installation of the two waterfloods and the completion of wells in a shallower producing zone. Westport believes that this shallower producing zone also has potential for waterflooding. In 2001, Westport plans to drill five or six additional development wells and to expand water injection capacity.

     - Powder River Basin. In 2000, Westport continued its coalbed methane drilling in the Bonepile area and initiated an alkaline surfactant polymer, or ASP, flood in its Mellott Ranch field. Westport's recent activity in the Powder River basin has emphasized coalbed methane drilling. As a result of past acquisitions, Westport owns more than 30,000 net acres in this play. All of its drilling to date has been in the Bonepile area south of Gillette, Wyoming. In this area, the extensive Wyodak coal averages 75 feet in thickness at a depth of approximately 700 feet. Drilling, completion and facility costs are attractive, with the average well costing less than $80,000. In 2000, Westport drilled 56 wells and its gross production on December 31, 2000 was over 15 Mmcf/d (approximately 6 Mmcf/d net). In the first quarter of 2001 production increased to an average of 20 Mmcf/d. In addition, Westport participated in 17 wells, with working interests ranging from 7.5% to 19.5%, targeting the Big George coals, located approximately 10 to 12 miles southwest of Bonepile. The Big George coal seam averages over 50 feet in thickness and is found at a depth of approximately 1,000 to 1,250 feet. At year-end 2000 all of these wells were still dewatering. Westport plans to drill a total of 80-100 coalbed methane wells in 2001.

      Westport installed an ASP flood facility in its 100% owned and operated Mellott Ranch field in 2000. Westport also plans to drill two additional wells in the field in 2001. An ASP flood is a tertiary recovery technique that includes injection of a mixture of chemicals into the producing reservoir designed to aid in the efficiency of producing the oil in place, thus increasing ultimate produced reserves. ASP floods have been successfully implemented in two fields near Mellott Ranch. Based on field size and modeling of reservoir characteristics, Westport believes that it can achieve recovery increases as a result of applying ASP technology.

     - Greater Green River Area. Exploitation of southwest Wyoming gas fields continues through infill development. Westport plans to drill 5 to 10 wells in its Standard Draw, Echo Springs, Fabian Ditch, Bruff and Triton fields in 2001.

WEST TEXAS/MID-CONTINENT

     The West Texas/Mid-Continent area represented 7% of Westport's net present value as of December 31, 2000 and contributed 8% of its first quarter 2001 production. Westport has an interest in 73,162 developed and 52,959 undeveloped gross acres and in 1,102 gross producing wells (approximately 309 net). The average net daily production in first quarter 2001 was over 13 Mmcfe/d. Westport had 58 Bcfe of proved reserves in this area at December 31, 2000. Westport's West Texas/Mid-Continent region consists primarily of properties in Texas, Oklahoma and Kansas, with reserves concentrated in the Permian and Anadarko basins.

     Westport continues to exploit its 100% working interest ownership in the Howard Glasscock field in the West Texas portion of the Permian Basin, which is its most valuable asset in the region based on net present value. Based on the results from adjacent successful waterfloods, Westport believes that additional potential exists through the installation and expansion of waterfloods on its leases. Westport plans to drill 20 to 25 injection and development wells in 2001 as it expands waterfloods on two of its leases, Otis Chalk and Kloh. Additionally, Westport plans to drill five to 10 development wells on several other leases. A significant number of opportunities for recompletion and well deepenings have also been identified within its leasehold and Westport plans to initiate a multi-year program to exploit these opportunities in 2001.

GULF COAST

     The onshore Gulf Coast represented 11% of Westport's net present value as of December 31, 2000 and contributed 7% of its first quarter 2001 production. Westport has interests in 67,329 developed and 2,111 undeveloped gross acres in the Gulf Coast and in 359 gross producing wells (approximately 34 net). The average net daily production in first quarter 2001 was 12 Mmcfe/d. Westport had 39 Bcfe of proved reserves in the Gulf Coast at December 31, 2000.

     Westport's activity in the Gulf Coast is focused on a multi-year drilling program in Northern Louisiana. Westport acquired this interest in late 1998 and has identified over 100 development locations in its four fields -- Ada, Sibley, West Bryceland and Sailes. The 2,000 foot thick Hosston interval contains over 20 separate producing zones. Gross reserves per well average approximately 2 Bcf. In 2000, Westport participated in 33 wells, of which 30 were successful. Westport anticipates drilling between 40 and 50 wells in this region in each of the next two years.

PROVED RESERVES

     The following table sets forth estimated proved reserves for the periods indicated:

                                                            AS OF DECEMBER 31,
                                                    ----------------------------------
                                                       2000          1999       1998
                                                    ----------     --------   --------
OIL (MBBLS)
  Developed.......................................      28,673       29,489     20,323
  Undeveloped.....................................       6,127        3,261      4,053
                                                    ----------     --------   --------
          Total...................................      34,800       32,750     24,376
                                                    ==========     ========   ========
NATURAL GAS (MMCF)
  Developed.......................................     183,872       82,639     80,327
  Undeveloped.....................................      58,839       36,531     19,957
                                                    ----------     --------   --------
          Total...................................     242,711      119,170    100,284
                                                    ==========     ========   ========
NATURAL GAS LIQUIDS (MBBLS)
  Developed.......................................         247           28         50
  Undeveloped.....................................         212            0          0
                                                    ----------     --------   --------
          Total...................................         459           28         50
                                                    ==========     ========   ========
TOTAL (MMCFE).....................................     454,265      315,838    246,840
                                                    ==========     ========   ========
PRESENT VALUE ($ IN THOUSANDS)
  Developed.......................................  $1,234,605     $300,328   $101,574
  Undeveloped.....................................     336,287       48,771      9,710
                                                    ----------     --------   --------
          Total...................................  $1,570,892(1)  $349,099   $111,284
                                                    ==========     ========   ========
STANDARDIZED MEASURE ($ IN THOUSANDS)(2)..........  $1,098,399     $322,435   $104,606

---------------

(1) The difference in net present value from December 31, 1999 to December 31, 2000 resulted almost entirely from (i) the addition of 134 Bcfe of proved reserves acquired in connection with the merger between Westport Oil and Gas and EPGC, (ii) the addition of 52 Bcfe as discoveries and extensions and (iii) the increase in commodity prices used to determine net present value (from $25.60 to $26.83 per Bbl of oil and $2.30 to $9.52 per Mmbtu of natural gas).

(2) The standardized measure is the value of the future after-tax net revenues discounted at 10%. The difference between the net present value and the standardized measure is the effect of income taxes discounted at 10%.

     Estimated quantities of oil and natural gas reserves and the present value thereof are based upon reserve reports prepared by the independent petroleum engineering firms of Ryder Scott Company, L.P. and Netherland, Sewell and Associates, Inc. and internal estimates. The Ryder Scott and Netherland Sewell reports covered approximately 85% of the total net present value of the reserves and the internally generated report covered the remaining 15% of the net present value.

     Proved developed reserves are proved reserves that are expected to be recovered from existing wells with existing equipment and operating methods. Proved undeveloped reserves are proved reserves that are expected to be recovered from new wells drilled to known reservoirs on undrilled acreage for which the existence and recoverability of such reserves can be estimated with reasonable certainty, or from existing wells where a relatively major expenditure is required to establish production.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of exploitation expenditures. The data in the above tables represent estimates only. Oil and natural gas reserve engineering is inherently a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured exactly, and estimates of other engineers might differ materially from those shown above. The accuracy of any reserve estimate is a function of the quality of available data and engineering and geological interpretation and judgment. Results of drilling, testing and production after the date of the estimate may justify revisions. Accordingly, reserve estimates may vary from the quantities of oil and natural gas that are ultimately recovered.

     Future prices received for production and costs may vary, perhaps significantly, from the prices and costs assumed for purposes of these estimates. The present value shown should not be construed as the current market value of the reserves. The 10% discount factor used to calculate present value, which is mandated by generally accepted accounting principles, is not necessarily the most appropriate discount rate. The present value, no matter what discount rate is used, is materially affected by assumptions as to timing of future production, which may prove to be inaccurate. For properties that Westport operates, expenses exclude its share of overhead charges. In addition, the calculation of estimated future net revenues does not take into account the effect of various cash outlays, including, among other things, general and administrative costs and interest expense.

PRODUCTION AND PRICE HISTORY

     The following table sets forth information regarding net production of oil, natural gas and natural gas liquids, and certain price and cost information for each of the periods indicated:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          -------   -------   -------
PRODUCTION DATA:
Oil (Mbbls).............................................    3,584     3,300     3,483
Natural gas (Mmcf)......................................   34,072    13,313     8,101
NGL (Mbbls)(1)..........................................       41
Total Mmcfe.............................................   55,822    33,113    28,999
AVERAGE PRICES (2):
Oil (per Bbl)...........................................  $ 27.98   $ 16.45   $ 10.79
Natural gas (per Mcf)...................................     4.21      2.19      1.79
NGL (per Bbl)(1)........................................    21.02
Total per Mcfe..........................................     4.38      2.52      1.80
AVERAGE COSTS (PER MCFE):
Lease operating expense.................................  $  0.62   $  0.69   $  0.74
General and administrative..............................     0.14      0.16      0.20
Depletion, depreciation and amortization................     1.16      0.76      1.25

---------------

(1) Production of natural gas liquids was not meaningful for 1998 and 1999.

(2) Does not include the effects of hedging transactions.

PRODUCING WELLS

     The following table sets forth information at December 31, 2000 relating to the producing wells in which Westport owned a working interest as of that date. Westport also held royalty interests in 1,705 producing wells as of that date. Wells are classified as oil or natural gas wells according to their predominant production stream.

                                                            GROSS        NET      AVERAGE
                                                          PRODUCING   PRODUCING   WORKING
                                                            WELLS       WELLS     INTEREST
                                                          ---------   ---------   --------
Crude oil and liquids...................................    1,812       578.7       31.9%
Natural gas.............................................    1,281       156.2       12.2%
                                                            -----       -----       ----
          Total.........................................    3,093       734.9         --
                                                            =====       =====       ====

ACREAGE

     The following table sets forth information at December 31, 2000 relating to acreage held by Westport. Developed acreage is assigned to producing wells. Undeveloped acreage is acreage held under lease, permit, contract or option that is not in a spacing unit for a producing well; including leasehold interests identified for exploitation or exploratory drilling.

                                                                GROSS       NET
                                                               ACREAGE    ACREAGE
                                                              ---------   -------
DEVELOPED:
  Gulf of Mexico............................................    283,804    65,315
  Rocky Mountains...........................................    444,386   167,721
  West Texas/Mid-Continent..................................     73,162    26,551
  Gulf Coast................................................     67,329     8,675
                                                              ---------   -------
  Total Developed...........................................    868,681   268,262
UNDEVELOPED:
  Gulf of Mexico............................................    357,844   204,991
  Rocky Mountains...........................................     76,373    45,040
  West Texas/Mid Continent..................................     52,959    10,355
  Gulf Coast................................................      2,111       509
                                                              ---------   -------
  Total Undeveloped.........................................    489,287   260,895
                                                              ---------   -------
          Total.............................................  1,357,968   529,157
                                                              =========   =======

DRILLING RESULTS

     The following table sets forth information with respect to wells drilled during the periods indicated. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, whether or not they produce a reasonable rate of return.

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                              2000    1999   1998
                                                              -----   ----   ----
DEVELOPMENT WELLS:
  Productive
     Gross..................................................  169.0   83.0   61.0
     Net....................................................   40.0   28.2   14.5
  Dry
     Gross..................................................    8.0      0    1.0
     Net....................................................    1.7      0    0.6
EXPLORATORY WELLS:
  Productive
     Gross..................................................   12.0    8.0    5.0
     Net....................................................    5.8    1.4    1.9
  Dry
     Gross..................................................    8.0    3.0    8.0
     Net....................................................    3.4    1.3    1.8

                             MANAGEMENT OF WESTPORT

     The following table sets forth certain information with respect to the executive officers and directors of Westport who will serve as executive officers or directors of New Westport upon consummation of the merger.

                                                     POSITION WITH WESTPORT AND NEW WESTPORT
NAME                                   AGE               UPON CONSUMMATION OF THE MERGER
----                                   ---           ---------------------------------------
Donald D. Wolf.......................  58    Chairman, Chief Executive Officer and Director
Barth E. Whitham.....................  44    President and Chief Operating Officer
Lon McCain...........................  53    Vice President and Chief Financial Officer
Kenneth D. Anderson..................  58    Vice President -- Accounting
Lynn S. Belcher......................  48    Vice President and General Manager -- Northern Business
                                             Unit
Brian K. Bess........................  40    Vice President -- Engineering
Howard L. Boigon.....................  54    Vice President, General Counsel and Secretary
Robert R. McBride....................  45    Vice President and General Manager -- Gulf of Mexico
                                               Business Unit
Alex M. Cranberg.....................  46    Director
James M. Funk........................  51    Director
Murry S. Gerber......................  48    Director
Peter R. Hearl.......................  50    Director
David L. Porges......................  43    Director
Michael Russell......................  51    Director
Randy Stein..........................  48    Director
William F. Wallace...................  61    Director

     Donald D. Wolf has served as Chairman, Chief Executive Officer and Director of Westport since April 2000. He joined Westport Oil and Gas Company, Inc. in June 1996 as Chairman and Chief Executive Officer and has a diversified 35-year career in the oil and natural gas industry. In 1981, Mr. Wolf founded General Atlantic Energy Co., where he was Chairman and Chief Executive Officer when it successfully completed an initial public offering in 1993. General Atlantic subsequently merged with UMC Petroleum in 1994. Mr. Wolf resigned from UMC in May 1996 as President and Chief Operating Officer. Prior to that time, Mr. Wolf held positions with Sun Oil Co. and Bow Valley Exploration in Canada before moving to Denver in 1974, where he was employed by Tesoro Petroleum and Southland Royalty Co. In 1977, he co-founded Terra Marine Energy Co., which was sold in 1980 to Southport Exploration.

     Barth E. Whitham has served as President, Chief Operating Officer and Secretary of Westport since April 2000. Mr. Whitham joined Westport Oil and Gas Company, Inc. at its inception in 1991, where he held the positions of President and Chief Operating Officer. Prior to joining Westport Oil and Gas Company, Inc., Mr. Whitham was Manager of Production Operations for the Caza companies. From 1979 to 1991, Mr. Whitham was associated with several U.S. and Canadian oil and natural gas companies, including Pennzoil Exploration and Production Co. and Pembina Resources Ltd., where his experience included reservoir engineering, strategic planning, property evaluation and operations management.

     Lon McCain has served as Vice President and Chief Financial Officer of Westport since April 2001. Mr. McCain served as Senior Vice President and Principal for the previous eight years with Petrie Parkman & Co., where he was involved with the firm's capital market activities. Prior to joining Petrie Parkman, Mr. McCain had over 15 years experience as a senior financial executive in operating independent oil and natural gas companies. Mr. McCain has taught as an adjunct professor of finance since 1982 at the University of Denver's Graduate School of Business.

     Kenneth D. Anderson has served as Westport's Vice President -- Accounting since April 2000. Mr. Anderson joined Westport Oil and Gas Company, Inc. in September 1991 as Controller.

     Lynn S. Belcher has served as the Westport's Vice President and General Manager -- Northern Business Unit since June 2001. Mr. Belcher joined Westport Oil and Gas Company, Inc. in September 1996 as Vice President -- Land. Mr. Belcher served in this position until June 1998 when he was named Vice President -- Business Development. Mr. Belcher co-founded Focus Exploration, Inc. in 1985 and Peak Energy Co., in 1992. Mr. Belcher served as Vice President -- Land for Peak Energy Co. from June 1995 through September 1996.

     Brian K. Bess has served as Westport's Vice President -- Engineering since April 2000. Mr. Bess joined Westport Oil and Gas Company, Inc. in May 1999 as Vice President -- Engineering. Prior to joining Westport Oil and Gas Company, Inc., Mr. Bess was the Acquisitions and Reservoir Manager for General Atlantic Resources/UMC Petroleum Corp. from February 1993 until May 1998.

     Howard L. Boigon has served as Vice President, General Counsel and Secretary of Westport since May 2001. Mr. Boigon served in the same positions and as a director of Basin Exploration, Inc. from 1992 until its merger with Stone Energy Corporation on February 1, 2001. Prior to joining Basin, Mr. Boigon was with the Denver law firm of Davis, Graham & Stubbs for 18 years, where he specialized in the practice of natural resources law.

     Robert R. McBride has served as Westport's Vice President and General Manager -- Gulf of Mexico Business Unit since June 2001. Mr. McBride joined Westport in February 2001 as Vice President and General Manager -- Gulf. Prior to joining Westport, Mr. McBride was Vice President and Regional Manager of Cabot Oil & Gas Corporation from September 1999 to January 2001. From September 1997 to September 1999, Mr. McBride served as President and General Manager of Pennzoil Venezuela Corporation. Mr. McBride held various positions with American Exploration Company from April 1992 to May 1997.

     Alex M. Cranberg, Director of Westport since April 2000. Mr. Cranberg is president of Aspect Management Corp., a Denver oil and natural gas exploration and investment company, where he has served since 1993. Mr. Cranberg was a director of Westport Oil and Gas prior to its merger with EPGC. He is a past director of General Atlantic Resources Inc. and United Meridian Corp. He serves as a director of Brigham Oil & Gas Co.

     James M. Funk, Director of Westport since April 2000. Mr. Funk joined Equitable Resources, Inc. as president, Equitable Production Company, in June 2000. Prior to joining Equitable Production Company, Mr. Funk was an independent consultant for J.M. Funk & Assoc., Inc. from February 1999 through June 2000. Prior to this, Mr. Funk worked for 23 years at Shell Oil, where he held positions of president, Shell Continental Companies (January 1998 through January 1999), vice president, Shell Offshore, Inc. and general manager, Shelf E&P Business Unit (October 1991 through December 1997), and chief executive officer of Shell Midstream Enterprises, Inc. (April 1996 through December 1997). Mr. Funk is a certified petroleum geologist.

     Murry S. Gerber, Director of Westport since April 2000. Mr. Gerber is chairman, president and chief executive officer of Equitable Resources, Inc. where he has served since June 1998. Prior to joining Equitable Resources, Inc., Mr. Gerber served as chief executive officer of Coral Energy, a joint venture of Shell Oil, Tejas Gas and Shell Canada from November 1995 through June 1998. Prior to that, he held various positions at Shell Oil, including treasurer from November 1994 through November 1995. Mr. Gerber also serves on the board of BlackRock, Inc.

     Peter R. Hearl. Director of Westport since July 2000 Mr. Hearl is executive vice president of Tricon Restaurants International, formerly PepsiCo Restaurants International. Mr. Hearl joined Tricon in 1991. During his tenure with Tricon, Mr. Hearl has served in various senior management and executive positions throughout Europe, Asia, Australia, the Middle East and Africa. Mr. Hearl also serves on Tricon's Partners Council and is Tricon's senior representative for joint venture businesses in Japan, Canada and Poland. Prior to joining Tricon, Mr. Hearl worked for Exxon in Australia and the United States in a variety of strategic planning, marketing, operational and senior management positions. He serves as a director of Kentucky Fried Chicken Ltd. Japan.

     David L. Porges, Director of Westport since April 2000. Mr. Porges is executive vice president and chief financial officer of Equitable Resources, Inc. Mr. Porges joined Equitable Resources, Inc. in July 1998. Prior to joining Equitable Resources, Inc., Mr. Porges was a managing director for Bankers Trust Corporation, a financial services firm, from 1991 through July 1998. He has been involved in the oil and natural gas business, and financial services supporting that business, for the past 20 years.

     Michael Russell, Director of Westport since April 2000. Mr. Russell is a partner of Dr. Richard J. Haas Partners, London, the Trust Lawyers who are responsible worldwide for overseeing the affairs of the founder of Westport Oil and Gas and the current majority shareholder of Westport Resources. He was a director of Westport Oil and Gas and served as its president from its inception through June 1996. He has been involved in the U.S. oil and natural gas industry for the past 20 years. Mr. Russell has worked for Dr. Richard J. Haas Partners for the past 24 years. Together with senior partner Dr. Richard J. Haas, he was responsible for starting in 1981 the original U S. oil and gas operations that led to the formation of Westport Oil and Gas. Mr. Russell was called to the bar at Lincoln's Inn, London.

     Randy Stein, Director of Westport since July 2000. Since July 1, 2000, Mr. Stein has been a self-employed tax and business consultant. From November 1986 to June 30, 2000, Mr. Stein served as a principal at PricewaterhouseCoopers LLP, formerly Coopers & Lybrand LLP, where he was in charge of the Denver tax practice with responsibility for client service, business development and other operational affairs. From 1980 through November 1986, Mr. Stein was an executive officer of Petro Lewis Corporation, a Denver based energy company. Mr. Stein has over 25 years of experience in the energy industry providing accounting and tax consulting, and has been involved in numerous mergers, acquisitions and initial public offerings.

     William F. Wallace, Director of Westport since April 2000. Mr. Wallace is an advisory member of the Beacon Alliance of the Beacon Group, a private investment and venture capital fund recently purchased by Chase Manhattan Bank Group. Mr. Wallace has worked with Beacon Alliance since January 1996. Mr. Wallace was a director of Westport Oil and Gas prior to the merger with EPGC. He also serves on the board of directors of Input/Output, Inc. and the Khanty Mansiysk Oil Corp. Mr. Wallace was vice chairman of Barrett Resources from August 1995 through March 1996. He served as president, chief operating officer and director of Plains Petroleum Co. from September 1994 to August 1995. Prior to joining Plains Petroleum in 1994, Mr. Wallace spent a combined total of 23 years with Texaco Inc., including six years of service as vice president of exploration for Texaco USA and as regional vice president of Texaco's Eastern Region, responsible for all exploration and producing activities onshore and offshore throughout the eastern United States.

EMPLOYMENT AGREEMENTS

     Westport entered into an employment agreement with each of Donald D. Wolf and Barth E. Whitham on May 8, 2000 to serve as Westport's Chairman and Chief Executive Officer and its President and Chief Operating Officer, respectively. The initial term of each employment agreement extends through May 31, 2003. During this term, Mr. Wolf and Mr. Whitham will receive an annual base salary of $325,000 and $225,000, respectively, subject to annual adjustments. In addition to their salary, Mr. Wolf and Mr. Whitham received a stock option to acquire 750,000 shares and 262,500 shares, respectively, of Westport common stock at an exercise price of $10.85 per share. The options vest ratably over three years. The agreements provide that if any payments or distributions to Mr. Wolf or Mr. Whitham by Westport or any affiliate are subject to Section 4999 of the Code, Westport is required to compensate such person for the amount of any excise tax imposed pursuant to Section 4999 of the Code and for any taxes imposed on that additional payment. Section 4999 of the Code addresses additional taxes payable in the event of a change of control of Westport.

     The employment agreements also provide for severance payments to Mr. Wolf and Mr. Whitham if Westport terminates such person's employment other than for cause or if such person's employment is terminated upon a change of control of Westport. In such case, Westport must pay accrued base salary and business expenses incurred as of the date of termination, an amount equal to three times the individual's then applicable base salary and three times the average of the bonus he received for the last three years. The employment agreements also include a non-competition provision for one year if the individual voluntarily terminates his employment and a non-solicitation provision for one year following the termination of such person's employment.

RETENTION AGREEMENTS

     Certain officers and employees of Westport have entered into retention agreements with Westport and its wholly-owned subsidiary Westport Oil & Gas Company, Inc. The retention agreements set forth the terms and conditions of such persons' compensation in the event of termination of their employment following a change of control, as defined in the agreements, within five years of the date of such retention agreements. Each agreement automatically expires if a change of control has not occurred within the five-year period, and may be renewed for successive one-year periods by written agreement of the parties. If a termination following a change of control occurs within the specified period, the terminated person will be entitled to all earned and accrued salary, any earned bonus compensation, vested deferred compensation (other than pension plan or profit sharing plan benefits, which will be paid in accordance with the applicable plan), any benefits due under any applicable Westport plan, any accrued and unpaid vacation pay and compensation for accrued business expenses. In addition, such persons will be entitled to severance compensation in an aggregate amount equal to their respective base salary for a period of thirty-six months. For purposes of the merger, all of the officers and employees of Westport who are parties to such retention agreements have waived the application of the change of control provisions, and none of the benefits described above will be triggered as a result of the merger.

EXECUTIVE COMPENSATION OF WESTPORT

     The following table sets forth certain information with respect to the compensation for the years ended December 31, 2000, 1999 and 1998 of the Chief Executive Officer of Westport and certain of its executive officers who, upon consummation of the merger, will serve as executive officers of New Westport. These executive officers' annual compensation amounts in the table exclude perquisites and other personal benefits for individuals for whom the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 and (ii) 10% of the total annual salary and bonus for such executive officer in that year.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                               ANNUAL COMPENSATION                 AWARDS
                                    -----------------------------------------   ------------
                                                               OTHER ANNUAL      SECURITIES
                                                             COMPENSATION ($)    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY ($)   BONUS ($)         (1)           OPTIONS(#)    COMPENSATION ($)
---------------------------  ----   ----------   ---------   ----------------   ------------   ----------------
Donald D. Wolf.............  2000    323,396      100,000         14,204          900,000               --
  Chairman,                  1999    220,631       50,000         13,117          308,250               --
  Chief Executive Officer    1998    217,087       40,000         13,994               --               --
Barth E. Whitham...........  2000    224,251       65,000         14,684          337,500               --
  President and Chief        1999    196,181       33,000         12,533           98,100               --
  Operating Officer          1998    194,121       10,000         16,093               --               --
Brian K. Bess..............  2000    152,422       40,000             --           77,710               --
  Vice President --          1999    140,000       23,500             --           18,000               --
  Engineering                1998    106,755           --             --           37,500           10,000(2)

---------------

(1) Includes an automobile allowance and club membership dues.

(2) Reimbursement for moving expenses.

STOCK OPTIONS GRANTED IN 2000

     The following table contains information concerning stock options granted to certain executive officers in 2000 who, upon consummation of the merger, will serve as executive officers of New Westport.

                                    INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
                               ----------------------------                                 VALUE AT ASSUMED
                                 NUMBER OF      % OF TOTAL                               ANNUAL RATES OF STOCK
                                SECURITIES     OPTIONS/SARS                              PRICE APPRECIATION FOR
                                UNDERLYING      GRANTED TO     EXERCISE                    OPTION TERMS($)(3)
                               OPTIONS/SARS    EMPLOYEES IN    PRICE PER    EXPIRATION   ----------------------
NAME                           GRANTED(#)(1)     2000(2)      SHARE($/SH)      DATE         5%          10%
----                           -------------   ------------   -----------   ----------   ---------   ----------
Donald D. Wolf...............     750,000          35.5          10.85         5/8/10    5,120,000   12,975,000
  Chairman, Chief Executive       150,000           7.1          17.63       12/13/10    1,663,000    4,213,000
  Officer
Barth E. Whitham.............     262,500          12.4          10.85         5/8/10    1,792,000    4,541,250
  President and Chief
  Operating                        75,000           3.6          17.63       12/13/10      831,000    2,107,000
  Officer
Brian K. Bess................      52,710           2.5          10.85         5/8/10      359,833      911,883
  Vice
  President -- Engineering         25,000           1.2          17.63       12/13/10      277,000      702,000

---------------

(1) The options expire ten years from the date of grant and vest 1/3 on each anniversary of the grant date.

(2) In 2000, Westport granted to employees and directors options to purchase a total of 2,110,880 shares of Westport common stock, of which 44,421 were subsequently forfeited and 13,018 were exercised as of December 31, 2000.

(3) In accordance with the rules of the SEC, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect Westport's estimates or projections of the future price of Westport common stock. The gains shown are net of the option price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of Westport common stock, the option holder's continued employment through the option period, and the date on which the options are exercised.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table contains certain information concerning stock options exercised during 2000 and the value of unexercised options at December 31, 2000.

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                         SHARES                          DECEMBER 31, 2000(#)         DECEMBER 31, 2000($)(1)
                       ACQUIRED ON   VALUE REALIZED   ---------------------------   ---------------------------
NAME                   EXERCISE(#)        ($)         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   -----------   --------------   -----------   -------------   -----------   -------------
Donald D. Wolf.......      --              --             --           900,000          --          8,964,750
  Chairman, Chief
  Executive Officer
Barth E. Whitham.....      --              --             --           337,500          --          3,234,750
  President and Chief
  Operating Officer
Brian K. Bess........      --              --             --            77,710          --            664,754
  Vice President --
  Engineering

---------------

(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of Westport common stock on the NYSE on December 29, 2000 of $21.94 per share and the exercise price of the stock option.

EMPLOYEE BENEFIT PLANS

     Employee Benefit Plan. Effective October 17, 2000, Westport adopted the Westport Resources Corporation 2000 Stock Incentive Plan. The current plan merges, amends and restates the EPGC Directors' Stock Option Plan and the EPGC 2000 Stock Option Plan, each of which was adopted effective March 1, 2000. The current plan contains terms regarding stock option awards that are substantially similar to the terms of the predecessor plans, other than with respect to the vesting period for options issued pursuant to the EPGC Directors' Stock Option Plan, which formerly vested in full on the date of grant and now vest on a schedule determined by Westport's Compensation Committee. Further, the current plan contemplates awards of stock appreciation rights, restricted stock and other performance awards, in addition to the stock option grants contemplated by the predecessor plans.

     Westport has reserved 4,110,813 shares of its common stock for issuance under the plan. As of December 31, 2000, 526,000 options had been granted under the plan. In addition, options to purchase an aggregate of 1,527,441 shares of Westport common stock were granted under the EPGC 2000 Stock Option Plan and the EPGC Directors' Stock Option Plan. Options to purchase an aggregate of 29,516 of these shares held by certain of Westport's current and former directors are fully vested and immediately exercisable, and all of the options terminate not later than 10 years from the date of grant. After the merger, New Westport will assume the obligations of Westport under its 2000 Stock Incentive Plan. At the Belco special meeting, the stockholders will vote on a proposal to increase the number of shares reserved under the 2000 Stock Incentive Plan from 4,110,813 shares to 6,232,484 shares. For further discussion on this proposal, see "Amendment to Westport Resources Corporation 2000 Stock Incentive Plan."

     Retirement Savings Plan. Westport assumed a retirement savings plan pursuant to the merger between Westport Oil and Gas Company, Inc. and Equitable Production (Gulf) Company. This savings and profit sharing plan covers all of Westport's employees. The plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(k) of the Code.

     The assets of the plan are held and the related investments are executed by the plan's trustee. Participants in the plan have investment alternatives in which to place their funds. Westport pays all administrative fees on behalf of the plan. The plan provides of discretionary matching by Westport of 60% of each participant's contributions up to 6% of the participant's compensation. Westport contributed $155,000 for the year ended December 31, 2000 and Westport Oil and Gas Company, Inc. (prior to Westport's assumption of the plan) contributed $114,000 and $104,000 for the years ended December 31, 1999 and 1998, respectively.

     Annual Incentive Plan. The Westport Annual Incentive Plan 2000 provides an opportunity for specified employees within a business unit to be eligible for a bonus based on both Westport and the business unit achieving various performance objectives. Under the plan, the administrator of the plan annually determines the goals that each business unit must achieve, as well as the target bonus amount for achieving the goals. The administrator also establishes Westport's performance goal, which must be achieved before any bonuses will be paid out under this plan. If Westport obtains its performance goal and the individual business units achieve their respective goals, 25% of the bonus amount allocated to a business unit will be paid out to each participating employee within such business unit and 75% of the bonus will be awarded to various individuals within such business unit on a discretionary basis.

     Royalty Participation Program. On October 17, 1997, Westport Overriding Royalty LLC was established, through which Westport implemented a royalty participation program. This program is designed to provide an incentive for specified key employees to contribute to Westport's success. Under the terms of the program, participants can receive a percentage of an overriding royalty working interest on prospects owned by Westport. Percentages are established at Westport's discretion, but in no event exceed 2% of Westport's net interest. Effective March 31, 2000, Westport's officers or directors were permitted to retain existing royalty interests but are no longer eligible to receive any new royalty interests from this program.

                        CERTAIN TRANSACTIONS OF WESTPORT

     Original Shareholders Agreement. In connection with the merger between Westport Oil and Gas Company, Inc. and Equitable Production (Gulf) Company, Westport entered into a shareholders agreement with Westport Energy LLC and Equitable Production Company. Equitable Production Company's shares of Westport common stock were subsequently transferred to ERI Investments, Inc., a Delaware corporation and wholly-owned subsidiary of Equitable Resources, Inc. In addition, each of Barth E. Whitham and Donald D. Wolf Family Limited Partnership have granted Westport Energy LLC the power and authority to extend the provisions in the original shareholders agreement to the shares of Westport common stock owned by such stockholders. The original shareholders agreement contains several provisions including:

     - a voting agreement whereby the parties must vote their shares according to the shareholders agreement;

     - each of ERI Investments, Inc. and Westport Energy LLC has the right to nominate three directors, one to each class. The number of directors a party may designate is reduced if the ownership of the party is reduced below designated thresholds;

     - if each of ERI Investments, Inc. and Westport Energy LLC has the right to appoint at least two directors, the approval of two-thirds of the board of directors is required to approve certain acquisitions and dispositions;

     - each of ERI Investments, Inc. and Westport Energy LLC has the right to remove with or without cause, any director nominated in accordance with the terms of the original shareholders agreement;

     - subject to certain conditions, neither ERI Investments, Inc. nor Westport Energy LLC will acquire any additional shares of Westport common stock without the consent of the other;

     - each of ERI Investments, Inc. and Westport Energy LLC is granted unlimited piggyback registration rights;

     - each of ERI Investments, Inc. and Westport Energy LLC is granted three demand registration rights; and

     - the parties agree to enter into holdback agreements if requested by Westport or the managing underwriters in underwritten offerings.

     At the effective time of the merger, the original shareholders agreement will terminate and be replaced with a new shareholders agreement entered into pursuant to the merger. For more details on the new shareholders agreement, see "Shareholders Agreement."

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE OF WESTPORT

     Section 16(a) of the Securities Exchange Act of 1934 requires Westport's directors and officers, and persons who own more than 10% of Westport's common stock, to file with the SEC initial reports of Westport's common stock ownership and reports of changes in such ownership. A reporting person must file a Form
3 -- Initial Statement of Beneficial Ownership of Securities within 10 days after such person becomes a Reporting Person. A reporting person must file a Form 4 -- Statement of Changes of Beneficial Ownership of Securities within 10 days after any month in which such person's beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. Such exempt changes include stock options granted under a plan qualifying pursuant to Rule 16b-3 under the

Securities Exchange Act of 1934. A Reporting Person must file a Form 5 -- Annual Statement of Beneficial Ownership of Securities within 45 days after the end of Westport's fiscal year to report any changes in ownership during the year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

     The SEC rules require Westport's reporting persons to furnish Westport with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to Westport, Westport believes that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2000 on a timely basis.

            SECURITY OWNERSHIP OF WESTPORT'S PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

     The following table sets forth certain information, as of May 31, 2001, regarding beneficial ownership of Westport common stock by (1) each person, or group of affiliated persons, known by Westport to own beneficially 5% or more of its outstanding common stock, (2) each of Westport's directors and executive officers and (3) all of Westport's executive officers and directors as a group.

                                                              BENEFICIAL OWNERSHIP(1)
                                                              ------------------------
NAME OF BENEFICIAL OWNER                                         SHARES       PERCENT
------------------------                                      ------------   ---------
Westport Energy LLC(2)......................................   14,238,001      37.0
  21 Glen Oaks Ave
  Summit, NJ 07901
ERI Investments, Inc.(3)....................................   13,911,152      36.2
  One Oxford Centre, Suite 3300
  Pittsburgh, PA 15219
Richard J. Haas(4)..........................................   14,238,001      37.0
Robert A. Haas(4)...........................................   14,238,001      37.0
Eugen von Liechtenstein(4)..................................   14,238,001      37.0
Graham Garner(4)............................................   14,238,001      37.0
Donald D. Wolf(5)...........................................      285,750         *
Barth E. Whitham(6).........................................      122,750         *
Lon McCain(7)...............................................        2,500         *
Howard L. Boigon(8).........................................        2,500         *
Kenneth D. Anderson(9)......................................        6,298         *
Lynn S. Belcher(10).........................................       30,810         *
Brian K. Bess(11)...........................................       18,170         *
Robert R. McBride(12).......................................       13,500         *
Alex M. Cranberg(13)........................................       16,440         *
James M. Funk(14)...........................................        5,422         *
Murry S. Gerber.............................................        6,500         *
Peter R. Hearl(15)..........................................        5,302         *
David L. Porges.............................................        2,000         *
Michael Russell.............................................           --        --
Randy Stein(16).............................................        5,302         *
William F. Wallace(17)......................................       15,920         *
Directors and executive officers as a group(18).............      548,101      1.43

---------------

  *  Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Westport common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 2001, are deemed outstanding for computing the percentage of the person or entity holding such securities, but are not outstanding for computing the percentage of

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

     any other person or entity. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Westport common stock shown as beneficially owned by them.

 (2) All of the interests of Westport Energy LLC are held by Westport Investments Ltd., a Bahamas corporation. All voting decisions with respect to the shares of Westport held by Westport Energy LLC are made by the board of directors of Westport Investments Ltd. No member of the board of directors of Westport Investment Ltd. holds any position with Westport.

 (3) ERI Investments, Inc. is an indirect, wholly-owned subsidiary of Equitable Resources, Inc. Murry S. Gerber, a director of Westport, is Chairman, President and Chief Executive Officer of Equitable Resources, Inc. David L. Porges, a director of Westport, is Executive Vice President and Chief Financial Officer of Equitable Resources, Inc. James M. Funk, a director of Westport, is President of Equitable Production Company, an indirect, wholly-owned subsidiary of Equitable Resources, Inc.

 (4) Includes 14,238,001 shares of Westport common stock held by Westport Energy LLC. The board of directors of Westport Investments Ltd. consists of Dr. Richard J. Haas, Robert A. Haas, Eugen von Liechtenstein and Graham Garner, each of whom disclaims beneficial ownership of the shares of Westport common stock held by Westport Energy LLC. The address of Dr. Haas and each of Messrs. Haas, von Liechtenstein and Garner is c/o Westport Resources Corporation, 410 Seventeenth Street, Suite 2300, Denver, Colorado 80202.

 (5) Includes 33,750 shares of Westport common stock held by Donald D. Wolf Family Limited Partnership and 2,000 shares of Westport common stock subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001. Mr. Wolf is the sole general partner of the Donald D. Wolf Family Limited Partnership. Mr. Wolf holds options to purchase 900,000 shares of Westport common stock, 250,000 of which are exercisable within 60 days of May 31, 2001.

 (6) Includes 1,500 shares of Westport common stock subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001. Mr. Whitham holds options to purchase 337,500 shares of Westport common stock, 87,500 of which are exercisable within 60 days of May 31, 2001.

 (7) Includes 2,500 shares of Westport common stock subject to restrictions pursuant to a restricted stock agreement dated April 9, 2001. Mr. McCain holds options to purchase 65,000 shares of Westport common stock, none of which are exercisable within 60 days of May 31, 2001.

 (8) Includes 2,500 shares of Westport common stock subject to restrictions pursuant to a restricted stock agreement dated April 3, 2001. Mr. Boigon holds options to purchase 55,000 shares of Westport common stock, none of which are exercisable within 60 days of May 31, 2001.

 (9) Mr. Anderson holds options to purchase 29,394 shares of Westport common stock, 5,798 of which are exercisable within 60 days of May 31, 2001.

(10) Includes 600 shares of Westport common stock subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001. Mr. Belcher holds options to purchase 111,831 shares of Westport common stock, 26,610 of which are exercisable within 60 days of May 31, 2001.

(11) Includes 600 shares of Westport common stock subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001. Mr. Bess holds options to purchase 87,710 shares of Westport common stock, 17,570 of which are exercisable within 60 days of May 31, 2001.

(12) Includes 13,500 shares of Westport common stock subject to restrictions pursuant to a restricted stock agreement dated January 11, 2001. Mr. McBride holds options to purchase 45,000 shares of Westport common stock, none of which are exercisable within 60 days of May 31, 2001.

(13) Mr. Cranberg holds options to purchase 13,018 shares of Westport common stock, all of which are exercisable within 60 days of May 31, 2001.

(14) Mr. Funk holds options to purchase 4,500 shares of Westport common stock, all of which are exercisable within 60 days of May 31, 2001.

(15) Mr. Hearl holds options to purchase 4,500 shares of Westport common stock, none of which are exercisable within 60 days of May 31, 2001.

(16) Mr. Stein holds options to purchase 4,500 shares of Westport common stock, none of which are exercisable within 60 days of May 31, 2001.

(17) Mr. Wallace holds options to purchase 11,998 shares of Westport common stock, all of which are exercisable within 60 days of May 31, 2001.

(18) The directors and executive officers together hold options to purchase 1,669,951 shares of Westport common stock, 416,994 of which are exercisable within 60 days of May 31, 2001.

                        COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the merger, Westport common stockholders will become holders of New Westport common stock. Westport is a Delaware corporation and New Westport will be a Nevada corporation. The rights of Westport stockholders are currently governed by the certificate of incorporation of Westport, or the Westport Charter, the bylaws of Westport and the laws of Delaware. Certain provisions of the Westport Charter and bylaws are subject to the original shareholders agreement. In the event of a conflict between the Westport Charter and the original shareholders agreement, the original shareholders agreement prevails. At the effective time of the merger, the rights of all former holders of Westport common stock and Belco common stock will be governed by Nevada law and the amended Belco articles of incorporation, and the amended bylaws of Belco, which, as amended, will be the articles of incorporation and bylaws of New Westport after the merger. The rights of Belco stockholders are currently governed by the articles of incorporation of Belco, or the Belco Articles, the bylaws of Belco and the laws of the State of Nevada. Certain provisions of the amended Belco bylaws will be subject to the new shareholders agreement. For a summary description of the proposed amendments to the Belco Articles and bylaws, see "Amendment of Belco's Articles of Incorporation." The following is a summary comparison of the material differences between the rights of holders of Westport common stock and holders of Belco common stock and more particularly certain material differences between certain provisions of the Westport Charter and the Belco Articles, Westport's bylaws and Belco's bylaws and the Delaware General Corporation Law, or DGCL, and the Nevada Revised Statutes, or NRS. This summary is qualified in its entirety by reference to the full text of the Westport Charter, the Belco Articles, Westport's bylaws, Belco's bylaws, the original shareholders agreement and the new shareholders agreement. Furthermore, the description of the differences between the DGCL and the NRS is a summary only, is not a complete description of the differences between the DGCL and the NRS, and is qualified in its entirety by references to the DGCL and the NRS.

AUTHORIZED COMMON STOCK

     The Westport Charter authorizes 70 million shares of Westport common stock, par value $0.01 per share, and five million shares of Westport preferred stock.

     The Belco Articles authorize 120 million shares of Belco common stock, par value $0.01 per share, and 10 million shares of Belco preferred stock, par value $0.01 per share, in one or more series and with such rights and preferences as may be designated by the Belco board of directors, of which 4.37 million shares are designated as 6 1/2% convertible preferred stock pursuant to the certificate of designations filed with the Nevada Secretary of State on March 6, 1998. At the effective time of the merger, the Belco Articles will be amended to authorize 70 million shares of common stock, par value $.01 per share. Each share of Belco 6 1/2% convertible preferred stock issued and outstanding immediately prior to the effective time of the merger shall remain outstanding and shall not be affected by the merger, except the existing conversion ratio of
0.4125 will be adjusted so that holders of preferred stock will be entitled to receive 0.465795 of a share of New Westport common stock upon conversion.

DIRECTORS

  Number and Term

     The DGCL permits the certificate of incorporation or bylaws of a corporation to govern the number and term of directors. The Westport Charter and bylaws provide that the number of directors comprising the Westport board of directors shall be not less than one nor more than 15, as fixed by resolution of a majority of the board. Westport's directors are elected at the annual meeting of Westport's stockholders, and each director so elected will hold the office until his successor is duly elected and qualified or until his earlier resignation or removal. In accordance with the terms of the Westport Charter and the original shareholders agreement, the Westport board of directors currently consists of nine directors that are divided into three classes of directors. The directors of each class are elected for three-year terms, with the terms of the three classes staggered so that directors from a single class are elected at each annual meeting of stockholders.

     The original shareholders agreement gives each of WELLC and ERI the right, subject to certain limitations, to nominate three directors, one to each class. Each of WELLC and ERI may lose its right to designate directors, or may be able to nominate a lesser number of directors, if its ownership of Westport common stock falls below thresholds specified in the original shareholders agreement.

     In addition, the original shareholders agreement also specifies that, so long as each of ERI and WELLC has the right to nominate at least two directors, the approval of two-thirds of the board of directors is required to approve acquisitions or dispositions exceeding a value to be determined by the board of directors from time to time.

     At the effective time of the merger, the Belco Articles will be amended to provide for a classified board classified in the same manner as the Westport board of directors. For more information regarding the classes of directors and nominees for each class, see "Election of Directors."

     The NRS requires that a corporation have at least one director and permits the articles of incorporation or bylaws of a corporation to govern the number and term of directors. The Belco Articles and bylaws provide that the number of directors comprising the Belco board of directors shall be not less than one nor more than ten, and shall be fixed by a resolution of a majority of the board. The Belco board of directors currently consists of nine directors and will be increased to 11 directors at the effective time of the merger. The number of directors of New Westport may be increased to 13 in the event the right of the holders of Belco's 6 1/2% convertible preferred stock to appoint two directors is triggered under the certificate of designations relating to the preferred stock.

  Removal

     The DGCL provides that if, like Westport, a corporation has a classified board, and unless the charter provides otherwise, stockholders may remove a director only for cause. The Westport Charter and bylaws provide that a director may be removed only for cause and requires the affirmative vote of a majority of the holders of the outstanding shares of Westport voting stock at any annual or special meeting. Notwithstanding the foregoing, pursuant to the original shareholders agreement, WELLC and ERI, respectively, each have the right to remove with or without cause, any director nominated in accordance with the terms of the original shareholders agreement by WELLC and ERI respectively.

     The NRS provides that any director may be removed by the vote of stockholders representing not less than two-thirds of the voting power of issued and outstanding stock, unless the articles of incorporation require the concurrence of more than two-thirds of the voting power of the issued and outstanding stock. The Belco Articles and bylaws are silent regarding the removal of directors.

  Vacancy

     Pursuant to the DGCL and Westport's bylaws, any vacancy in the Westport board of directors shall be filled by the majority vote of the remaining directors, even if less than a quorum, or by a sole remaining director. Notwithstanding the foregoing, under the original shareholders agreement, WELLC and ERI may nominate a replacement for any director nominated by WELLC or ERI, respectively, in accordance with the agreement upon the death, resignation, retirement, disqualification or removal from office of such director.

     The NRS provides that all vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, even if less than a quorum. Belco's bylaws provide that vacancies on the board of directors, including vacancies created by an increase in the number of directors, may be filled by election of the board of directors with the directors so elected to serve for the remainder of the term of the director being replaced or, in the case of an additional director, until the next annual meeting of stockholders.

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

SPECIAL MEETINGS OF STOCKHOLDERS

     The DGCL provides that the board of directors or such person or persons authorized by the corporation's charter or bylaws may call a special meeting of stockholders. The Westport bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the President or the Secretary of Westport, and such persons shall call a special meeting of the stockholders where directed by a resolution by the Westport board of directors. Further, a director nominated by a stockholder can call a special meeting of stockholders so long as the stockholder that nominated the director has the power under Westport's original shareholders agreement to nominate at least two directors.

     The NRS does not distinguish between regular and special meetings of stockholders, but instead provides that notice of all meetings of stockholders must be in writing and signed by the president or a vice president, or the secretary, or an assistant secretary, or by such other person as the corporation's bylaws may prescribe or permit or the directors may designate. The Belco bylaws provide that a special meeting may be called by the Chairman, President, a majority of the board of directors, or a majority of the executive committee, and that a meeting shall be called by the Chairman or President upon written request of the holder or holders of 20% or more the issued and outstanding stock entitled to vote at that meeting.

NOTICE FOR ANNUAL MEETINGS; CERTAIN PROPOSALS

     The bylaws of Westport and Belco each provide that to be properly brought before an annual meeting, the proposed business must be specified in the notice of meeting given by or at the direction of the board of directors (or otherwise brought before the meeting by or at the direction of the board of directors) or properly brought before the meeting by a stockholder of Westport or Belco in accordance with the requirements specified in the bylaws, including timely written notice by such stockholder to the corporation's Secretary.

     Under Westport's bylaws, to be timely, a stockholder's notice must be delivered to Westport's principal executive offices not less than 70 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. However, in the event that the Westport annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, a stockholder notice must be delivered not more than 90 days prior to the annual meeting and not later than the 70th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of the annual meeting is first made.

     Under Belco's bylaws, a stockholder's notice must be delivered to or mailed and received at Belco's principal executive offices not less than 90 days prior to the anniversary of the immediately preceding annual meeting of stockholders.

CHARTER AMENDMENT

     Under the DGCL, a proposed amendment to the certificate of incorporation requires a resolution adopted by the board of directors and, unless otherwise provided in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class. Under the NRS, a proposed amendment to the articles of incorporation requires a resolution adopted by the board of directors and the affirmative vote of the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the articles of incorporation. Both DGCL and NRS provide that if any such amendment would alter or change the rights of any holders of shares of a class of stock without voting rights, the vote of the holders of a majority of all outstanding shares of the class, voting as a separate class, is nevertheless required to authorize such amendment.

     The Westport Charter requires a supermajority vote to amend certain of its provisions. The affirmative vote of the holders of at least two-thirds (2/3) of the then outstanding shares entitled to vote thereon shall

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be required to adopt any amendment to the Westport Charter regarding: (1) the indemnification of directors, officers, agents and employees; or (2) the removal of directors.

AMENDMENT TO BYLAWS

     Under the DGCL, the power to adopt, alter and repeal the bylaws is vested in the stockholders, unless the corporation's charter vests such power in the board of directors. The fact that such power has been conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws. The Westport Charter provides that the Westport board of directors is expressly authorized to make, alter, amend or repeal the Westport bylaws. The Westport bylaws further provide that any amendment to the sections allowing any two directors to call a special meeting of the board of directors or stockholders requires the approval of not less than two-thirds of all members of the board of directors so long as WELLC or ERI have the right to designate at least two directors.

     The NRS provides that, subject to the bylaws, if any, adopted by the stockholders, the directors may make the bylaws of the corporation. Belco's bylaws provide that the stockholders may adopt new bylaws or amend or repeal the existing bylaws by a vote of the majority of the voting power of the corporation. Belco's bylaws further provide that the Belco board of directors may adopt, amend or repeal the bylaws, subject to the right of the stockholders to adopt, amend or repeal the bylaws.

STATE TAKEOVER LEGISLATION

     Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other actions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that the person became an Interested Stockholder unless:

     - prior to the date the person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder;

     - upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to the time such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

     A corporation may elect in its original certificate of incorporation, or an amendment thereto, not to be governed by Section 203 of the DGCL if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Westport, in its Second Amended and Restated Certificate of Incorporation, has elected not to be governed by Section 203 of the DGCL.

     The NRS generally prohibits a Nevada corporation from engaging in a "Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other actions resulting in a financial benefit to the Interested Stockholder) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for a period of three years following the date that such person became an Interested Stockholder unless

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prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Combination or the transaction that resulted in the stockholder's becoming an Interested Stockholder. If this approval is not obtained, the combination may be consummated after the three year period expires if either (a) (1) the board of directors of the corporation approved, prior to such person becoming an Interested Stockholder, the combination or the purchase of the shares by the Interested Stockholder, (2) or the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the Interested Stockholder at a meeting called no earlier than three years after the date the Interested Stockholder became such; or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common stock and holders of any other class or series of shares meets the minimum requirements set forth in NRS Sections 78.441 through 78.443, and prior to the consummation of the combination, except in limited circumstances, the Interested Stockholder would not have become the beneficial owner of additional voting shares of the corporation.

     A Nevada corporation may adopt an amendment to its articles of incorporation expressly electing not to be governed by these sections of the NRS, if such amendment is approved by the affirmative vote of a majority of the disinterested shares entitled to vote; provided, however, such vote by disinterested shareholders is not required to the extent the Nevada corporation is not subject to such provisions. Such an amendment to the articles of incorporation does not become effective until 18 months after the vote of the disinterested stockholders and does not apply to any Combination with an Interested Stockholder whose date of acquiring shares is on or before the effective date of the amendment. The Belco Articles do not elect to opt out of this provision; however, Belco is not currently subject to this provision because it has less than 200 shareholders of record resident in Nevada. At the effective time of the merger, the Belco Articles will be amended, so that New Westport specifically elects not to be governed by, and to otherwise opt out of, the provisions of NRS relating to Combinations with Interested Stockholders.

CONTROL SHARE ACQUISITIONS

     The NRS limits the acquisition of a "controlling interest" in a Nevada corporation. Delaware does not have a corresponding control share acquisition statute. According to the NRS, an acquiring person who acquires a controlling interest in an issuing corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special or annual meeting of the stockholders. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person's shares.

     Under the NRS, a "controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (1) one-fifth ( 1/5) or more but less than one-third ( 1/3), (2) one-third ( 1/3) or more but less than a majority, or (3) a majority or more of the voting power of the issuing corporation in the election of directors. "Control shares" are those outstanding voting shares of an issuing corporation that an acquiring person acquires or offers to acquire in an acquisition and acquires within 90 days immediately preceding the date when the acquiring person became an acquiring person.

     The control share provisions of the NRS do not apply if the corporation opts out of such provisions in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person.

     Belco has opted out of the control share acquisition statute.

LIABILITY OF DIRECTORS

     Delaware and Nevada law both allow for elimination of director liability in certain circumstances. The DGCL provides that a corporation's charter may include a provision eliminating director liability except
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for cases of a breach of the director's duty of loyalty, instances where the director has received an improper personal benefit, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and improper payment of dividends. The NRS provides for more expansive elimination of liability. A Nevada corporation's articles of incorporation may eliminate liability for both directors and officers. Further, the limits of Nevada's liability elimination statue are less restrictive than its Delaware counterpart: Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit.

     Belco's Articles and Westport's Charter provide for elimination of officer and director liability to the full extent allowed by Nevada and Delaware law, respectively.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL and NRS, a corporation may through, among other means, a majority vote of a quorum of disinterested directors, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery (Delaware) or the court in which such action or suit was brought (Nevada) shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's or NRS' indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys' fees.

     The Westport Charter provides, in substance, that each person made a party or threatened to be made a party to any type of proceeding, by reason of the fact that he or she is or was a director or officer of Westport or is or was serving at the request of Westport as a director or officer of another corporation, will be indemnified and held harmless by Westport to the full extent permitted by the DGCL, against all expense, liability, loss, judgments and fines actually and reasonably incurred by such person in connection therewith.

     Belco's bylaws provide for indemnification of Belco's officers and directors to the fullest extent permitted by the NRS as the same exists or may hereafter be amended.

ADVANCEMENT OF EXPENSES

     Both Delaware and Nevada law allow for adoption of bylaw provisions, among others, which require a corporation to indemnify its officers and directors, and to advance its officers and directors expenses, provided that an officer or director provide the corporation with an undertaking to repay the advanced expenses should it ultimately be determined that such officer or director is not entitled to indemnification.

     Belco's bylaws require the corporation to pay the expenses incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it should be ultimately determined that he/she is not entitled to be indemnified by Belco. Belco's bylaws also provide for discretionary indemnification and advancement of expenses of Belco employees and agents.
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ABSENCE OF DISSENTERS' OR APPRAISAL RIGHTS

     Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment in cash of the fair value of their stock (as appraised pursuant to judicial proceedings) in the event of a merger or consolidation in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares or depository receipts that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders and if, among other things, the consideration they receive for their shares consists of (a) shares of stock of the corporation surviving or resulting from such merger or consolidation or depository receipts in respect thereof, (b) shares of stock or depository receipts in respect thereof of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, (c) cash in lieu of fractional shares of the corporations described in clause (a) or (b) of this sentence, or (d) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (a), (b) and (c). Under the DGCL, any corporation may provide in its certificate of incorporation that appraisal rights shall be available for the shares of any class or series of its stock as a result of, among other things, any merger or consolidation. The Westport Charter does not provide for such specific appraisal rights.

     Under the NRS, except as otherwise provided by the NRS, stockholders have the right to demand and receive payment in cash of the fair value of their stock in the event of a merger or exchange in lieu of the consideration such stockholder would otherwise receive in such transaction. However, stockholders do not have such appraisal rights if they hold shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders unless the articles of incorporation provide otherwise; the holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except cash, owners interests or owner's interests and cash in lieu of fractional owner's interests of (i) the surviving or acquiring entity; (ii) any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by at least 2,000 holders of owner's interests of record; or (iii) a combination of cash and owner's interests of the kind described in (i) or (ii). In addition, no right of dissent exists for any holders of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS.

     Holders of Westport common stock will not have appraisal rights under the DGCL as a result of the merger or the transactions contemplated by the merger because they will be receiving shares of New Westport common stock which will be listed on a national securities exchange and cash in lieu of any fractional shares.

INSPECTION OF BOOKS AND RECORDS

     Under the DGCL, any stockholder of a Delaware corporation may examine the list of stockholders and any stockholder making a written demand may inspect any other corporate books and records for any purpose reasonably related to the stockholder's interest as a stockholder.

     Under NRS, any person who has been a stockholder of record of a Nevada corporation for at least six months immediately preceding a demand, or any person holding or authorized in writing by the holders of, at least five percent of all of its outstanding shares, upon at least five days' written demand is entitled to inspect the copy certified by the secretary of state of its articles of incorporation, and all amendments thereto; a copy certified by an officer of the corporation of its bylaws and all amendments thereto; and a stock ledger, revised annually, containing the names of all persons who are stockholders, places of residence, and number of shares held by them respectively. The inspection rights authorized by this

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provision of the NRS may be denied to a stockholder upon the stockholder's refusal to furnish to the corporation an affidavit that the inspection is not desired for any other purpose other than the business of the corporation. In addition, any stockholder of a Nevada corporation owning not less than 15 percent of all issued and outstanding shares, or who has been authorized in writing by the holders of at least 15 percent of all its issued and outstanding shares, upon at least five days written demand, is entitled to inspect the books of account and all financial records of the corporation, to make extracts therefrom, and to conduct an audit of such records. This right may not be limited in the articles or bylaws of any corporation but may be denied to any stockholder upon the stockholder's refusal to furnish the corporation an affidavit that such inspection, extracts or audit is not desired for any purpose not related to the stockholder's interest in the corporation as a stockholder. However, the right to inspect and audit financial records does not apply to any corporation listed and traded on any recognized stock exchange or to any corporation that furnishes to its stockholders a detailed, annual financial statement.

VOTE REQUIRED FOR MERGERS

     Unless a corporation's certificate of incorporation or its board of directors requires a greater vote, the DGCL generally requires the affirmative vote of the holders of a majority of the shares in each class entitled to vote to approve a merger. The Westport Charter and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

     Unless the articles of incorporation or the board of directors require a greater vote, the NRS generally requires the affirmative vote of the holders of a majority of the outstanding shares in each class entitled to vote to approve a merger. The Belco Articles and bylaws do not contain any specific provisions relating to stockholder approval of mergers.

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                 AMENDMENT OF BELCO'S ARTICLES OF INCORPORATION

GENERAL

     The Belco board of directors has adopted a resolution approving a proposal to amend Belco's articles of incorporation to, among other things:

     - change the company's name to "Westport Resources Corporation;"

     - decrease the number of authorized shares of common stock;

     - create a classified board of directors;

     - provide for indemnification of certain persons, including directors and officers of Belco and New Westport; and

     - elect not to be governed by NRS "Combination" provisions.

     If the merger is not approved by Belco stockholders or is not completed for some other reason, Belco will not file the proposed amendment to the articles of incorporation and the current Belco articles of incorporation will not be changed. Approval of the amendments of Belco's articles of incorporation is a prerequisite to the merger.

     The Belco articles of incorporation were originally prepared at the time of incorporation and were accepted for filing by the Nevada Secretary of State on January 13, 1996. A certificate of designations designating the Belco 6 1/2% convertible preferred stock was filed with the Nevada Secretary of State on March 6, 1998. The board of directors of Belco has determined that certain revisions are necessary in order to modernize the articles of incorporation and allow New Westport to maintain its independence. The Belco charter shall be amended in its entirety as a result of the merger, other than that certificate of designations of 6 1/2% convertible preferred stock, which certificate of designations shall continue in full force and effect and shall not be amended.

     The proposed charter amendment will amend the Belco articles of incorporation in its entirety, except for the certificate of designations described above, as set forth in the form attached to this document in Annex B, also known as the New Westport Charter. The following is a summary of the material amendments proposed to be incorporated in the New Westport Charter. This summary is qualified in its entirety by reference to the New Westport Charter. You should carefully read the New Westport Charter in its entirety because it, and not this document, is the legal document that shall govern the rights of the New Westport stockholders.

TERMS OF THE NEW WESTPORT CHARTER

  Change in Company Name

     Pursuant to the merger, the Belco board of directors proposes to change the name of "Belco Oil & Gas Corp." to "Westport Resources Corporation."

  Changes in Capitalization

     The Belco board of directors proposes to amend the number of authorized shares of common stock. The Belco articles of incorporation currently authorize 120 million shares of common stock and 10 million shares of preferred stock. The proposed amendment to Belco's articles of incorporation will decrease the authorized shares of common stock to 70 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share, of which 4.37 million shares have been designated as 6 1/2% convertible preferred stock through the filing of the certificate of designations with the Nevada Secretary of State on March 6, 1998. The preferred stock may be issued by the New Westport board of directors in one or more series with such powers, designations, preferences and relative,

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participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions as the board of directors may determine.

     Under the Belco articles of incorporation and the New Westport Charter, stockholders do not have preemptive rights with respect to the issuance of common stock or preferred stock that would permit them to participate in future stock issuances. Adoption of the amendment to decrease the authorized shares of common stock would prevent the board of directors from issuing additional shares of common stock that could have a dilutive effect on the earnings per share, book value per share, voting power and shareholdings of current stockholders.

  Classified Board of Directors

     The Belco board of directors proposes to divide the board of directors into three classes, as nearly equal in number as possible, with directors in each class having a three-year term following a transition period in which the initial Class I directors serve a one-year term expiring at the annual meeting of stockholders in 2002, the initial Class II directors serve a two-year term expiring at the annual meeting of stockholders in 2003 and the initial Class III directors serve a three-year term expiring at the annual meeting of stockholders in 2004. The Belco articles of incorporation currently provide that each director is elected to serve a one-year term and until his successor is duly elected and qualified.

     Belco believes that classification of the board of directors will promote continuity and stability in New Westport's management and policies since a majority of our given directors at any time will have prior experience with Belco or Westport. The board of directors also believes that this continuity and stability will facilitate long-range strategic planning. Currently, the entire board of directors must stand for reelection each year. Accordingly, it is possible that all or a majority of the current directors could be replaced at any given annual meeting of stockholders. If this proposal is approved, the board of directors will be divided into three classes effective with the consummation of the merger, and only one class will stand for election at any annual meeting thereafter.

     Classification of the board of directors may have the effect of delaying, deferring or preventing a change of control of New Westport since only one third of the directors are up for election each year and pursuant to the amended and restated bylaws of New Westport directors may not be removed, except for cause. The Belco board of directors believes that the implementation of a classified board will enhance the board of directors' ability to defend against undesirable takeover attempts as well as the ability to negotiate any transaction that is in the best interests of the stockholders.

  Indemnification

     The Belco board of directors proposes to amend the articles of incorporation to provide that New Westport will indemnify, to the maximum extent permitted by the NRS, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the person is or was a director or officer of New Westport, or is or was serving at the request of New Westport as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The Belco board of directors believes that providing indemnification to officers and directors for the performance of their duties for New Westport will allow New Westport to attract and retain the appropriate caliber of management personnel to serve on the board and manage the operations of New Westport.

  Election not to be Governed by NRS "Combination" Provisions

     Sections 78.411 to 78.444, inclusive, of the NRS generally provides that, with certain exceptions, a Nevada corporation may not engage in a "Combination" (defined as a variety of transactions, including mergers, asset sales, issuance of stock and other actions resulting in a financial benefit to the "Interested Stockholder") with an Interested Stockholder (defined generally as a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for a period of three years following the
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date that such person became an Interested Stockholder. A Nevada corporation may specifically elect not to be governed by these "Combination" provisions. The Belco board of directors believes that such an election will allow the board of directors greater flexibility in determining whether to pursue a transaction with an Interested Stockholder that may be in the best interests of the New Westport stockholders.

  Supermajority Vote

     The New Westport Charter requires a supermajority vote to amend certain of its provisions. The affirmative vote of the holders of at least two-thirds of the outstanding shares of voting stock of New Westport at the time entitled to vote thereon shall be required to adopt any amendment to New Westport's Charter regarding: (1) the indemnification of directors, officers, agents and employees; and (2) the removal of directors.

     Furthermore, under the new shareholders agreement and the bylaws of New Westport as proposed to be amended, certain actions, such as issuance of capital stock, incurrence of debt, sale of assets beyond a certain amount, excluding disposition of assets in the ordinary course of business, any merger, consolidation, and sale of all or substantially all assets, by merger or otherwise, of New Westport and its subsidiaries require an approval of at least a majority of all of the members of the New Westport board of directors, which must include not less than one less than all of the directors whom ERI, WELLC and their permitted transferees then have the right to nominate pursuant to the new shareholders agreement.

VOTE REQUIRED AND BELCO BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote, either in person or by proxy, of at least a majority of the outstanding shares of Belco common stock entitled to vote at the Belco special meeting is required for the approval of the charter amendment. Abstentions and broker non-votes will be the equivalent of a "no" vote on this proposal.

     THE BELCO BOARD OF DIRECTORS RECOMMENDS THAT BELCO STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE BELCO ARTICLES OF INCORPORATION. APPROVAL OF THE AMENDMENT TO THE BELCO ARTICLES OF INCORPORATION IS A PREREQUISITE TO THE MERGER.

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                             ELECTION OF DIRECTORS

     Eleven directors are to be elected to the New Westport board of directors at the Belco special meeting, subject to consummation of the merger. Pursuant to the terms of the merger agreement, at the effective time of the merger, Belco's articles of incorporation will be amended as set forth in the form attached to this document in Annex B. As amended, the Belco articles of incorporation will provide for a classified board of directors, divided into Classes I, II and III. The terms of each class are scheduled to expire on the dates of New Westport's annual meeting of stockholders in 2002, 2003 and 2004, respectively. Pursuant to the terms of the merger agreement, the size of New Westport's board of directors will be increased from Belco's current number of nine directors to 11 directors for New Westport, and nine individuals designated by Westport and two individuals designated by Belco will, subject to consummation of the merger, be elected to serve on the New Westport board of directors. Each of the current directors of Belco not continuing on the New Westport board of directors will resign upon the effectiveness of the merger.

     The NRS and New Westport's bylaws require the size of each class to be as nearly equal as possible. As set forth below, four individuals have been nominated to serve in Class I, three individuals have been nominated to serve in Class II and four individuals have been nominated to serve in Class III.

     The terms of the directors elected at the Belco special meeting will expire at the Belco annual meeting of stockholders in the year indicated above for their respective classes and until their respective successors shall have been elected and qualified. Each of the individuals designated by Westport currently serves as a director of Westport and each of the individuals designated by Belco currently serves as a director of Belco.

     A plurality of the votes cast, either in person or by proxy, at the Belco special meeting by the holders of Belco common stock is required to elect a director. Stockholders may not cumulate their votes in the election of directors. Abstentions and broker non-votes will not have any effect on the outcome of voting on director elections.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted FOR the election of the nominees to the New Westport board of directors listed in the table below. Although the Belco board of directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Belco special meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be designated in accordance with the terms of the merger agreement.

NOMINEES

     The following table sets forth information regarding the names and director class of each nominee for the New Westport board of directors. For information concerning each of the nominees, including their ages, principal occupations and directorships in other companies, see "Management of Belco" and "Management of Westport" in this joint proxy statement/prospectus.

CLASS I NOMINEES                 CLASS II NOMINEES            CLASS III NOMINEES
----------------                 -----------------            ------------------
Laurence D. Belfer           Alex M. Cranberg             Robert A. Belfer
James M. Funk                David L. Porges              Murry S. Gerber
Peter R. Hearl               Donald D. Wolf               Michael Russell
William F. Wallace                                        Randy Stein

     THE BELCO BOARD OF DIRECTORS RECOMMENDS THAT BELCO STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES. ELECTION OF ALL ELEVEN OF THE ABOVE-NAMED NOMINEES IS A PREREQUISITE TO THE MERGER.

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     AMENDMENT TO WESTPORT RESOURCES CORPORATION 2000 STOCK INCENTIVE PLAN

PLAN BACKGROUND AND DESCRIPTION

     The Westport Resources Corporation 2000 Stock Incentive Plan, or Incentive Plan, was adopted and approved by Westport's board of directors and stockholders to provide an incentive to employees, individuals who have accepted an offer of employment, officers, consultants and eligible directors of Westport, and to thereby encourage them to devote their abilities and industry to the success of Westport's business enterprise. It is intended that this purpose be achieved by extending to those individuals an added long-term incentive for high levels of performance and unusual events through the grant of stock options and other awards. The Incentive Plan merges, amends and restates the EPGC Directors' Stock Option Plan and the EPGC 2000 Stock Option Plan each of which was previously adopted and approved by Westport's board of directors on March 1, 2000. The terms of these predecessor plans are substantially similar to the terms of the Incentive Plan except as described below. Options granted under the Incentive Plan may be incentive stock options (as defined under Section 422 of the Code) or nonqualified stock options. Stock awards other than options that may be granted under the Incentive Plan include performance awards (consisting of performance shares and performance units), stock appreciation rights and restricted stock awards.

     A maximum of 750,000 shares of common stock may be covered by options and stock appreciation rights granted to any one individual in any calendar year.

     The maximum dollar amount of cash or the fair market value (determined in accordance with the Incentive Plan) of shares of common stock that any eligible individual may receive for any single or combined performance goals in any specified performance cycle in respect of performance units denominated in dollars may not exceed $500,000.

     No individual may be awarded more than 500,000 performance shares in any calendar year.

     As of December 31, 2000, nonqualified stock options covering 1,497,925 shares of Westport common stock granted pursuant to the EPGC 2000 Stock Option Plan were outstanding and nonqualified stock options covering 29,516 shares of Westport common stock granted pursuant to the EPGC Directors' Stock Option Plan were outstanding and nonqualified stock options covering 526,000 shares of Westport common stock granted pursuant to the Incentive Plan were outstanding.

     Pursuant to the merger agreement, at the effective time of the merger, New Westport will assume the Incentive Plan and each outstanding employee or director stock option of Westport outstanding at the effective time of the merger. Each option will become an option to purchase an equivalent number of shares of New Westport common stock.

     The Incentive Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, nor is it subject to the provisions of ERISA. As described below, the Incentive Plan will automatically terminate in 2010.

AMENDMENT TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE INCENTIVE PLAN

     A total of 4,110,813 shares of common stock have been reserved for issuance under the Incentive Plan, all of which may be issued pursuant to incentive stock options. The Incentive Plan places restrictions on the number of shares of common stock or total awards an individual may receive in any given year. Westport's board of directors approved an amendment to increase the total number of shares of common stock authorized and reserved for issuance under the Incentive Plan from 4,110,813 shares to 6,232,484 shares contingent upon consummation of the merger. Holders of common stock of Westport are being asked to approve the amendment at the Westport special meeting.

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INCENTIVE PLAN ADMINISTRATION

     The authority to control and manage the operation and administration of the Incentive Plan is vested in a committee appointed by Westport's board of directors, which committee is required to hold meetings at such times as may be necessary for the proper administration of the Incentive Plan. Westport's board of directors elects directors to serve as members of Westport's compensation committee, and has appointed the compensation committee to serve as the committee for the Incentive Plan. With respect to options or awards that are (1) intended to qualify as "performance-based" under Section 162(m) of the Code, and/or (2) granted to individuals who qualify as "insiders" under Section 16 of the Securities Exchange Act of 1934, as amended, (A) any committee members who do not qualify as "outside directors" (as defined under Section 162(m) of the Code) and/or "nonemployee directors" (as defined under Rule 16b-3 under the Securities Exchange Act of 1934), as the case may be, have no authority to act and shall automatically be recused from any action with respect to options or awards, and (B) the remaining qualifying directors are authorized to act independently without further approval. However, if the committee does not exist, or for any other reason determined by Westport's board of directors, the board of directors may take any action under the Incentive Plan that would otherwise be the responsibility of the committee; provided, however, that if any members of Westport's board of directors do not qualify as outside directors, only the committee appointed above may grant options or awards that are intended to be performance-based under Section 162(m) of the Code.

ELIGIBLE PARTICIPANTS

     Employees, individuals who have accepted an offer of employment, officers, eligible directors, and consultants of Westport are eligible to receive nonqualified stock options, performance awards, stock appreciation rights and restricted stock. The committee has the power to determine those individuals and directors to whom options and awards shall be granted and the terms and conditions thereof. Key employees (including officers and directors who were employees) were eligible to participate in the EPGC 2000 Stock Option Plan and only nonemployee directors were eligible to participate in the EPGC Directors' Stock Option Plan. Incentive stock options may be granted only to employees of Westport and a limited number of other eligible individuals.

     The committee selects the individuals who receive options and awards under the Incentive Plan, and, subject to the provisions of the Incentive Plan, determines the terms of each option or award and the number of shares of common stock subject to each option or award.

GRANTS PERMITTED UNDER THE INCENTIVE PLAN

     The Incentive Plan permits grants of incentive stock options, nonqualified stock options, performance awards, stock appreciation rights and restricted stock awards. Each of these grants are described below. The "Tax Information" section summarizes the tax treatment of these grants.

STOCK OPTIONS

     A stock option is a right to buy stock. Incentive stock options are options that qualify for preferred tax treatment under Section 422 of the Code. Nonqualified stock options are options that do not qualify as incentive stock options.

     The committee determines the term of each option and the time period during which each option may be exercised, and is authorized to accelerate the exercisability of any stock option at any time. The term of an option may not exceed ten years from the date of grant. Outstanding options granted under the EPGC Directors' Stock Option Plan were fully vested and immediately exercisable on the date of grant. Options granted under the EPGC 2000 Stock Option Plan will vest immediately upon a change in control (as defined in such plan) of Westport. The merger of Belco and Westport does not constitute a change in control of Westport.

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     The committee also determines the purchase price of the option. The purchase price for an option may not be less than 100% of the fair market value of the common stock on the date of the grant and the purchase price of an incentive stock option granted to an employee who owns stock representing more than 10% of the total combined voting power of all classes of stock of Westport (or of any parent or any subsidiary of Westport) may not be less than 110% of the fair market value of the common stock on the date of the grant. Options granted under the EPGC 2000 Stock Option Plan and EPGC Directors' Stock Option Plan were granted at fair market value at the time of the grant.

     The purchase price for any shares of common stock acquired pursuant to an option shall be paid, to the extent permitted by applicable statutes and regulations and the terms of the Incentive Plan, either (1) in cash or check at the time the option is exercised or (2) at the discretion of the committee at the time of the grant of the option (or subsequently in the case of a qualified stock option) (A) by delivery to Westport of other shares of common stock, (B) according to a deferred payment or other similar arrangement with the optionee or (C) in any other form of legal consideration that may be acceptable to the committee, including, without limitation, a "cashless" exercise program established with a broker.

     If an optionee's employment terminates for any reason, his or her option may generally be exercised (to the extent it was exercisable at the date of such termination) for three months following termination (except as provided below). If termination of employment is due to death or disability, the post-termination period during which an option may be exercised is generally lengthened to one year. The committee is empowered under the Incentive Plan to include in the applicable option agreement similar terms in connection with the termination of a non-employee director's service as a director of Westport. The EPGC 2000 Stock Option Plan additionally provides that if an optionee retired from Westport, his or her option could be exercised (to the extent it was exercisable at the date of such retirement) for three months following retirement if it was an incentive stock option and for 12 months following retirement if it was a nonqualified stock option. The EPGC Directors' Stock Option Plan provides that if an optionee resigned or was removed as a director, his or her option could be exercised for 90 days following such resignation or removal. The EPGC Directors' Stock Option Plan also provides that if the optionee died while serving as a director or within three months following termination of such status, the option could be exercised by his or her heirs. Both the Incentive Plan and the EPGC 2000 Stock Option Plan provide generally that, upon termination of employment for cause (as defined in the Incentive
Plan), or upon the breach of any confidentiality or noncompetition agreement, an option shall immediately be forfeited. The EPGC Directors' Stock Option Plan did not contain a forfeiture provision.

     Options may contain "reload" provisions entitling the optionee to a further option in the event the optionee exercises all or a portion of the first option by surrendering previously owned shares of common stock. Such a "reload option" would generally contain the same terms and conditions as the original option and would cover the number of shares of common stock surrendered when exercising the original option.

     Incentive stock options granted under the Incentive Plan are non-transferable by the optionee, other than by will or the laws of descent and distribution, and may be exercised during the lifetime of the optionee only by the optionee. The agreement evidencing a nonqualified stock option may permit the transfer of the option for no consideration to or for the benefit of the optionee's immediate family. Some agreements evidencing nonqualified stock options granted under the Incentive Plan and the predecessor plans included a provision permitting such transfers.

TERMS GENERALLY APPLICABLE TO OTHER AWARDS AVAILABLE UNDER THE INCENTIVE PLAN

     Restricted Stock Awards. The committee has the power to determine those individuals to whom restricted stock awards shall be granted and the restrictions on and terms and conditions thereof. Each restricted stock agreement shall be in the form and shall contain the terms and conditions as the committee shall deem appropriate. These terms and conditions may change from time to time, and the terms and conditions of separate restricted stock agreements need not be identical.

     Until all restrictions upon the shares of restricted stock awarded to a grantee have lapsed, such shares may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated,
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nor may they be delivered to the grantee. The agreement evidencing the restricted stock award shall set forth any such restrictions. The board of directors may accelerate the lapse of all or a portion of the restrictions on an award of shares of restricted stock at any time. Upon the lapse of the restrictions on shares of restricted stock, the committee shall cause a stock certificate to be delivered to the grantee with respect to such shares, free of all restrictions under the Incentive Plan.

     Stock Appreciation Rights. Stock appreciation rights may be granted in connection with or independently of an option. A stock appreciation right granted in connection with an option is generally subject to the same terms and conditions with respect to exercisability, transfer and treatment upon termination of the holder's employment applicable to the particular option grant to which it pertains. The holder shall elect between the exercise of the underlying option for shares of common stock and the surrender, in whole or in part, of the option for an amount determined by multiplying (1) the excess of the fair market value (determined in accordance with the Incentive Plan) of a share of common stock on the date preceding the date of exercise of the stock appreciation right over the per share purchase price under the related option, by (2) the number of shares with respect to exercisability, transfer and treatment upon termination of the holder's employment as to which such stock appreciation right is being exercised. Upon the exercise of a stock appreciation right granted in connection with an option, the option shall be canceled to the extent of the number of shares of common stock as to which the stock appreciation right is exercised, and upon the exercise of an option granted in connection with a stock appreciation right, the stock appreciation right shall be canceled to the extent of the number of shares of common stock as to which the option is exercised or surrendered.

     Stock appreciation rights unrelated to options shall contain such terms and conditions as to exercisability, vesting and duration as the committee shall determine, but in no event shall they have a term of greater than ten years. Upon exercise of a stock appreciation right unrelated to an option, the grantee shall be entitled to receive an amount determined by multiplying (1) the excess of the fair market value of a share of common stock on the date preceding the date of exercise of such stock appreciation right over the fair market value of a share of common stock on the date the stock appreciation right was granted, by
(2) number of shares as to which the stock appreciation right is being exercised.

     To exercise any outstanding stock appreciation right, the holder shall provide written notice of exercise to Westport. Payment to the grantee may be made in the discretion of the committee solely in whole shares of common stock in a number determined at their fair market value on the date preceding the date of exercise of the stock appreciation right, or solely in cash, or in a combination of cash and shares of common stock. If the committee decides to make full payment in shares of common stock and the amount payable results in a fractional share, payment for the fractional share will be made in cash.

     Performance Units and Performance Shares. Performance units and performance shares may be awarded as the committee shall determine, and the vesting of performance units and performance shares will be based upon the attainment of specific performance objectives within the performance cycle established by the committee. Performance objectives and the length of the performance cycle for performance units and performance shares will be determined by the committee at the time the award is made.

     Performance units may be denominated in shares or a specified dollar amount and, contingent upon the attainment of specified performance objectives within the performance cycle, represent the right to receive payment of (1) in the case of share-denominated performance units, the fair market value of a share of common stock on the date the performance unit was granted, the date the performance unit became vested or any other date specified by the committee, (2) in the case of dollar-denominated performance units, the specified dollar amount or (3) a percentage (which may be more than 100%) of the amount described in clause (1) or (2) depending on the level of performance objective attainment; provided, however, that the committee may, at the time a performance unit is granted, specify a maximum amount payable in respect of a vested performance unit. Payments in respect of performance units shall be made as soon as practicable after the last day of the performance cycle to which the award relates unless the agreement evidencing the award provides for the deferral of payment, in which event the terms and

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conditions of the deferral shall be set forth in the agreement. The payments generally may be made entirely in shares of common stock valued at their fair market value as of the day preceding the date of payment or another date specified by the committee, entirely in cash, or in such combination of shares and cash as the committee in its discretion shall determine at any time prior to such payment; provided, however, that if the committee in its discretion determines to make the payment entirely or partially in shares of restricted stock, the committee must determine the extent to which the payment will be in shares of restricted stock and the terms of such restricted stock at the time the award is granted.

     Awards of performance shares shall be subject to the following terms and provisions. The committee shall provide at the time an award of performance shares is made the time or times at which the actual shares of common stock represented by the award shall be issued in the name of the grantee; provided, however, that no performance shares shall be issued until the grantee has executed an agreement evidencing the award, the appropriate blank stock powers and, in the discretion of the committee, an escrow agreement and any other documents which the committee may require as a condition to the issuance of the performance shares. If a grantee shall fail to execute the agreement evidencing an award of performance shares, the appropriate blank stock powers and, in the discretion of the committee, an escrow agreement and any other documents which the committee may require within the time period prescribed by the committee at the time the award is granted, the award shall be null and void. At the discretion of the committee, shares issued in connection with an award of performance shares shall be deposited together with the stock powers with an escrow agent (which may be Westport) designated by the committee. Except as restricted by the terms of the agreement evidencing the award, upon delivery of the performance shares to the escrow agent, the grantee shall have, in the discretion of the committee, all of the rights of a stockholder with respect to such shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares. Performance shares are nontransferable until the restrictions thereon have lapsed. Upon the lapse of restrictions on performance shares, the committee shall cause a stock certificate to be delivered to the grantee with respect to such shares.

TERMS APPLICABLE TO ALL AWARDS UNDER THE INCENTIVE PLAN

     Written Agreements. All options and other awards granted under the Incentive Plan shall be evidenced by a written agreement between Westport and the individual to whom the option or other award is granted.

     Rule 16b-3. Awards granted to persons subject to Section 16 of the Securities Exchange Act of 1934, or reporting persons, are subject to any additional applicable restrictions under Rule 16b-3 promulgated under the Securities Exchange Act of 1934. See "-- Additional Considerations Applicable to Reporting Persons" below.

     Adjustment on Changes in Capitalization. In the event of a change in capitalization of Westport, the board of directors or committee shall conclusively determine the appropriate adjustments, if any, to:

     - the maximum number of shares of common stock with respect to which options and awards may be granted;

     - the maximum number of shares of common stock or other stock or securities with respect to which options or awards may be granted in any calendar year;

     - the maximum number of shares of common stock which may be granted pursuant to incentive stock options;

     - the number of shares of common stock, other stock or securities which are subject to outstanding options or awards and the purchase price therefor, if applicable; and

     - the performance objectives, if applicable.

     Reorganization or Liquidation. In the event that Westport is merged or consolidated with another corporation, or if all or substantially all of the assets or more than 50% of the outstanding voting stock of
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Westport is acquired by any other corporation, business entity or person, or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of Westport, the committee, or the board of directors of any corporation assuming the obligations of Westport, shall have the power and discretion to prescribe the terms and conditions for the exercise of, or modification of, any outstanding options and awards. Any such determinations by the committee may be made generally with respect to all participants, or may be made on a case-by-case basis with respect to particular participants.

     Effect of Change in Control. Unless otherwise determined by the committee in its sole discretion, following a change in control (as defined below), outstanding options and stock appreciation rights shall be assumed, or equivalent options and stock appreciation rights shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any such options substituted for incentive stock options shall satisfy the requirements of Section 424(a) of the Code. However, the committee may provide that each option and award of stock appreciation rights shall be terminated upon consummation of such change in control and that each optionee or grantee shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the acquisition price per share multiplied by the number of shares that have vested and have not been exercised under the option or award exceeds
(B) (1) with respect to options, the aggregate purchase price for the vested and unexercised shares covered by the option on the date of the change in control, and (2) with respect to stock appreciation rights, the fair market value (measured on the date the award was granted) of the vested and unexercised shares on the date of the change in control. The applicable agreement may also contain additional terms governing a change in control and may be modified by the Committee to provide for acceleration of vesting in connection with a change in control. Options granted under the EPGC 2000 Stock Option Plan vest immediately upon a change in control (as defined in such plan) of Westport.

     In the event of a change in control, outstanding awards of restricted stock, performance shares and performance units shall be treated in accordance with the terms of the applicable agreements; provided however, that agreements governing awards of restricted stock may be modified by the committee to provide for acceleration of lapse of restrictions in connection with a change in control.

     A "Change in Control" shall be deemed to occur if: (1) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of Westport or the current beneficial owners or their affiliates (as defined in the Incentive Plan) are or become the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than one-half of the voting power of the then outstanding voting stock of Westport; or (2) the stockholders of Westport approve a merger or consolidation of Westport with any other corporation, other than a merger or consolidation which would result in the voting securities of Westport outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of Westport or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the company or an agreement for the sale or disposition by Westport of all or substantially all of Westport's assets. Notwithstanding the foregoing definition, a change in control will not result upon Westport Energy LLC or ERI Investments, Inc. or their respective permitted successors becoming the beneficial owner of more than one-half of the voting power of the voting stock of Westport at any time. Westport completed its initial public offering of common stock in October 2000. The merger of Belco and Westport does not constitute a change in control of Westport.

     Amendment and Termination. The Incentive Plan shall terminate on March 30, 2010 and no option or award may be granted thereafter. The board of directors may sooner terminate the Incentive Plan and the board of directors may at any time and from time to time amend, modify or suspend the Incentive Plan; provided, however, that: (1) no such amendment, modification, suspension or termination shall impair or adversely alter any outstanding options or awards, except with the consent of the optionee or grantee, nor shall any amendment, modification, suspension or termination deprive any optionee or grantee of any shares which he or she may have acquired through or as a result of the Incentive Plan; and (2) to
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the extent necessary under applicable law, no amendment shall be effective unless approved by the stockholders of Westport in accordance with applicable law.

TAX INFORMATION

     The following is a summary of the U.S. federal income tax consequences of transactions under the Incentive Plan based on current federal securities and income tax laws. THIS SUMMARY IS NOT INTENDED TO BE EXHAUSTIVE AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISION OF ANY INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH AN OPTIONEE OR GRANTEE MAY RESIDE.

     Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an incentive stock option (unless the alternative minimum tax rules apply). If common stock is issued to an optionee pursuant to the exercise of an incentive stock option, and if no disposition of the shares is made by the optionee within two years after the date of grant and within one year after the issuance of such shares to the optionee (a "disqualifying disposition"), then:

     - upon the resale of such shares, any amount realized in excess of the option exercise price will be treated as a long-term capital gain and any loss sustained will be a long-term capital loss and

     - no deduction will be allowed to Westport for federal income tax purposes.

     If common stock acquired upon the exercise of an incentive stock option is disposed of before the expiration of the holding period described above as a disqualifying disposition, generally:

     - the optionee will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on the disposition of the shares) over the option exercise price paid for such shares and

     - Westport is entitled to a tax deduction in the same amount. Any further gain or loss realized by the participant will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by Westport. Different rules may apply if shares are purchased by an optionee who is also a reporting person. For the rules that apply to reporting persons with respect to any grants made under the Incentive Plan, see the discussion below under "Additional Considerations Applicable to Reporting Persons."

     Nonqualified Stock Options.  With respect to nonqualified stock options:

     - no income is recognized by the optionee at the time the nonqualified stock option is granted;

     - generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise and Westport is entitled to a tax deduction in the same amount; and

     - upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of a nonqualified stock option will constitute wages for which withholding will be required.

     Alternative Minimum Tax. The exercise of an incentive stock option granted under the Incentive Plan may subject the optionee to the alternative minimum tax under Section 55 of the Code. In computing alternative minimum taxable income upon the exercise of an incentive stock option, the excess of the fair market value of the purchased shares on the date of exercise of the incentive stock option over the aggregate exercise price for the shares shall be treated as an adjustment.

     Stock Appreciation Rights. Upon exercise of a stock appreciation right, the grantee will recognize ordinary income (treated as compensation) in an amount equal to the cash or the fair market value of the shares received on the exercise or vesting date. Westport generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary compensation income.

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     Restricted Stock.  In the absence of a Section 83(b) election (as described below), a grantee who receives restricted stock will recognize no income at the time of grant. When the restrictions expire, a grantee will recognize ordinary income (treated as compensation) equal to the fair market value of the stock when the restrictions expire over the amount paid for the stock (if any). As the restrictions applicable to a grant of restricted stock expire (for example, if the restrictions on 20% of a grant expire on each anniversary of the grant), the grantee will include an appropriate portion of the shares as ordinary income (treated as compensation) as the restrictions expire. The grantee's basis in the stock is equal to the amount included in income on the expiration of the restrictions and the amount paid (if any), and the holding period begins when the restrictions end. Any disposition of the restricted stock will result in a long- or short-term capital gain or loss (depending on the time the stock is held after the restrictions end). Dividends received by the grantee constitute ordinary income (treated as compensation) in the year received. Westport generally will be entitled to a deduction equal to the fair market value of the stock when it is included in the grantee's income, and also is entitled to a business expense deduction for dividends paid to the grantee (if any) on stock which remains subject to restrictions.

     If a Section 83(b) election is made within 30 days of the initial grant, the grantee must recognize the fair market value of the restricted stock on the date of grant as ordinary income (treated as compensation) as of the date of grant, and the holding period begins at the time the restricted stock is granted. Westport generally will be entitled to a corresponding business expense deduction for the grant, but dividends on the stock would not be deductible. Any subsequent disposition of the stock by the grantee, other than by forfeiture, would result in capital gain or loss, which would be long- or short-term depending on the holding period. Upon a subsequent forfeiture of restricted stock with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the
Section 83(b) election was made. However, the grantee will generally be allowed a loss deduction equal to the amount (if any) the grantee paid for the restricted stock over the amount (if any) the Company paid the grantee for the restricted stock at the time it is forfeited.

     Performance Awards. Generally, in the case of performance units and performance shares the grantee will recognize ordinary income (treated as compensation) at the time of payment following the end of the performance cycle (subject to the special rules applicable if the performance units are paid in restricted stock) in an amount equal to the amount of cash or fair market value of property received. Westport generally will be entitled to a business expense deduction in the same amount and at the same time as the grantee recognizes ordinary income.

ADDITIONAL CONSIDERATIONS APPLICABLE TO REPORTING PERSONS

     In certain circumstances, where the optionee or grantee is an officer (as that term is used in Section 16 of the Securities Exchange Act of 1934), director or beneficial owner of more than 10% of the outstanding common stock, the date upon which tax liability is incurred with respect to grants under the Incentive Plan may be deferred unless the optionee or right holder files an election with the Internal Revenue Service under Section 83(b) of the Code. All reporting persons are advised to consult with their personal tax advisors regarding the tax consequences of exercising options or rights under the Incentive Plan and the advisability of filing an election under Section 83(b) of the Code. In addition, all reporting persons are advised to consult with Westport's legal counsel and with their own personal advisors regarding restrictions, reporting and liability under Section 16 of the Securities Exchange Act of 1934 with respect to their transactions under the Incentive Plan.

     If any "covered employee" (meaning generally the chief executive officer and four other most highly compensated individuals), within the meaning of
Section 162(m) of the Code receives in excess of $1 million compensation from Westport in any taxable year, Westport may not be able to deduct the full amount of such compensation in certain circumstances pursuant to Section 162(m) of the Code.

     The following table provides information concerning options granted to certain persons or groups of Westport pursuant to the Incentive Plan.

                                                NUMBER OF SHARES UNDERLYING
                                                 OPTIONS OUTSTANDING AS OF     EXERCISE PRICE
NAME AND POSITION                                    DECEMBER 31, 2000        PER SHARE ($)(1)
-----------------                               ---------------------------   ----------------
Donald D. Wolf................................             900,000                 11.98
  Chairman and Chief Executive Officer
Barth E. Whitham..............................             337,500                 12.36
  President and Chief Operating Officer
James H. Shonsey(2)...........................              38,812                 10.85
  Chief Financial Officer
Brian K. Bess.................................              77,710                 13.03
  Vice President -- Engineering
Klein P. Kleinpeter(3)........................              45,000                 10.85
  Vice President and General Manager, Gulf
  Coast
All Executive Officers as a group (7
  persons)....................................           1,530,247                 12.11
Current Non-Employee Directors as a group (5
  persons)....................................              38,516                 12.43
All Non-Executive Officer Employees as a
  group.......................................             484,678                 14.23

---------------

(1) Exercise prices shown are weighted averages of the actual exercise prices for stock options granted to the individuals or groups, as applicable.

(2) Mr. Shonsey resigned from Westport on May 31, 2001.

(3) Mr. Kleinpeter resigned from Westport on January 31, 2001.

     Westport special meeting. Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Westport stock entitled to vote, present in person or by proxy at the Westport special meeting. Accordingly, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal, and broker non-votes will not be included in the number of shares voting and therefore will have no effect on the outcome of the voting.

     THE WESTPORT BOARD OF DIRECTORS RECOMMENDS THAT WESTPORT COMMON STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO INCREASE THE SHARES FOR ISSUANCE UNDER THE INCENTIVE PLAN.

                                    EXPERTS

     The audited consolidated financial statements of Westport Resources Corporation included in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The audited financial statements of Belco Oil and Gas Corp. included in this joint proxy statement/ prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The audited statements of revenues and direct operating expenses for the EPGC properties included in this joint proxy statement/prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     The estimated reserve evaluations and related calculations of Ryder Scott Company L.P. and Netherland, Sevell & Associates, Inc., Westport's independent petroleum engineers, have been included in this joint proxy statement/prospectus in reliance upon authority of those firms as experts in petroleum engineering.

     Certain of the information included in this joint proxy statement/prospectus regarding Belco's proved reserves as of December 31, 1998, 1999 and 2000, and the related future net revenues and the present value thereof is derived, as and to the extent described herein, from the independent reserve reports for year-end 1998 and 1999, and the report letter regarding the audit of proved reserves for year-end 2000 prepared by Miller and Lents, Ltd., independent oil and gas consultants, and, to such extent, are included herein in reliance upon the authority of such firm as experts with respect to such reports.

                                 LEGAL MATTERS

     The validity of the Belco common stock offered hereby will be passed upon by Woodburn and Wedge. In addition, Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Vinson & Elkins L.L.P. have delivered opinions to Westport and Belco, respectively, as to certain tax matters.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at Belco's 2002 annual meeting of stockholders and to be included in Belco's proxy statement must be received at Belco's executive offices, 767 Fifth Avenue, 46th Floor, New York, New York 10153, no later than December 10, 2001.

     However, a stockholder who otherwise intends to present business at Belco's 2002 annual meeting of stockholders must also comply with the requirements set forth in Belco's bylaws. The bylaws state, among other things, that to bring business before an annual meeting, a stockholder must give written notice that complies with the bylaws to the secretary of Belco not less than 90 days in advance of the anniversary date of the immediately preceding annual meeting. Thus, a notice of a stockholder proposal for the 2002 annual meeting of stockholders, submitted other than pursuant to Rule 14a-8, will be untimely if received by Belco after February 8, 2002. As to any such proposals, the proxies named in management's proxy for that meeting will be entitled to exercise their discretionary authority on that proposal unless Belco receives notice of the matter to be proposed before February 8, 2002.

     Even if proper notice is received on a timely basis, the proxies named in management's proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders of such proposal and how they intend to exercise their discretion to vote on such matter to the extent permitted under Rule 14a-4(c)(2) of the Securities Exchange Act of 1934, as amended.

     If the merger is consummated as currently contemplated, there will be no 2002 annual meeting of Westport stockholders. However, if it is not consummated as intended, any Westport stockholder who intends to present a proposal at Westport's 2002 annual meeting of stockholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by Westport at its principal executive offices on or before December 18, 2001. Westport will not be required to include in its proxy statement a form of proxy or stockholder proposal that is received after that date or that otherwise fails to meet the requirements for stockholder proposals established by regulations of the SEC.

                      WHERE YOU CAN FIND MORE INFORMATION

     Belco has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933 that registers the issuance of the shares of Belco common stock in the merger to Westport and Belco stockholders. This document is part of that registration statement and constitutes a prospectus of Belco in addition to being a proxy statement for Belco and a proxy statement for Westport. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Belco and Westport. You can inspect and copy the registration statement at the addresses below or you can review it on the SEC's website as set forth below.

     In addition, Belco and Westport file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

                       Securities and Exchange Commission
                             Public Reference Room
                             450 Fifth Street, N.W.
                              Washington, DC 20549

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Belco and Westport, who file electronically with the SEC. The address of that website is http://www.sec.gov. You can also inspect reports, proxy statements and other information about Belco and Westport at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Belco and Westport have previously filed the following documents with the
SEC:

     Belco SEC Filings

     - Current Report on Form 8-K filed with the SEC on June 14, 2001;

     - Current Report on Form 8-K filed with the SEC on January 29, 2001;

     - Quarterly Report on Form 10-Q filed with the SEC on May 15, 2001;

     - Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2001; and

     - Annual Report on Form 10-K filed with the SEC on March 30, 2001 and as amended on April 2, 2001.

     Westport SEC Filings

     - Current Report on Form 8-K filed with the SEC on June 11, 2001;

     - Quarterly Report on Form 10-Q filed with the SEC on May 9, 2001;

     - Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2001; and

     - Annual Report on Form 10-K filed with the SEC on March 16, 2001.

     You can obtain any of the documents filed by Belco or Westport with the SEC through Belco or Westport, as the case may be, or from the SEC through the SEC's website or Public Reference Room at the address described above. Documents are available from the companies without charge, excluding any exhibits to those documents. You can obtain documents filed as an exhibit with this document by requesting them in writing or by telephone from the appropriate company at the following address:

           FOR BELCO STOCKHOLDERS:                       FOR WESTPORT STOCKHOLDERS:
            Belco Oil & Gas Corp.                      Westport Resources Corporation
        767 Fifth Avenue, 46th Floor                 410 Seventeenth Street, Suite 2300
             New York, NY 10153                               Denver, CO 80202
               (212) 644-2200                                  (303) 573-5404

     If you would like to request documents, please do so by -- , 2001 to receive them before the special meetings.

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION ABOUT THE MERGER OR OUR COMPANIES THAT DIFFERS FROM OR ADDS TO THE INFORMATION CONTAINED IN THIS DOCUMENT. THEREFORE, IF ANYONE SHOULD GIVE YOU ANY DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU LIVE IN A JURISDICTION IN WHICH IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR TO ASK FOR PROXIES, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT SUCH ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                         GLOSSARY OF OIL AND GAS TERMS

     The following are abbreviations and definitions of certain terms commonly used in the oil and natural gas industry and this document:

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil or other liquid hydrocarbons.

     Bbl/D.  One stock tank barrel of oil or other liquid hydrocarbons per day.

     Bcf. One billion cubic feet of natural gas at standard atmospheric conditions.

     Bcfe. One billion cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

     Btu. British thermal unit. One British thermal unit is the amount of heat required to raise the temperature of one pound of water one degree Fahrenheit.

     COMPLETION. The installation of permanent equipment for the production of oil or natural gas.

     DELAY RENTALS. Fees paid to the owner of the oil and natural gas lease prior to the commencement of production.

     DEVELOPED ACREAGE. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     DEVELOPMENT WELL. A well drilled within or in close proximity to an area of known production targeting existing reservoirs.

     EXPLOITATION. The continuing development of a known producing formation in a previously discovered field. To make complete or maximize the ultimate recovery of oil or natural gas from the field by work including development wells, secondary recovery equipment or other suitable processes and technology.

     EXPLORATION. The search for natural accumulations of oil and natural gas by any geological, geophysical or other suitable means.

     EXPLORATORY WELL. A well drilled either in search of a new and as yet undiscovered accumulation of oil or natural gas, or with the intent to greatly extend the limits of a pool already partly developed.

     FINDING AND DEVELOPMENT COSTS. Capital costs incurred in the acquisition, exploration, development and revisions of proved oil and natural gas reserves divided by proved reserve additions.

     GROSS ACRES.  The total acres in which we have a working interest.

     GROSS PRODUCING WELLS. The total number of producing wells in which we own any amount of working interest.

     HORIZONTAL DRILLING. A drilling operation in which a portion of the well is drilled horizontally within a productive or potentially productive formation. This operation usually yields a well which has the ability to produce higher volumes than a vertical well drilled in the same formation.

     INFILL DRILLING. A drilling operation in which one or more development wells is drilled within the proven boundaries of a field between two or more other wells.

     INJECTION. A well which is used to place liquids or gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field.

     Mbbl.  One thousand barrels of oil or other liquid hydrocarbons.

     Mcf.  One thousand cubic feet of natural gas.

     Mcfe. One thousand cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

     MINERAL INTEREST. The property interest that includes the right to enter to explore for, drill for, produce, store and remove oil and natural gas from the subject lands, or to lease to another for those purposes.

     Mmbbl.  One million barrels of oil or other liquid hydrocarbons.

     Mmbtu.  One million British thermal units.

     Mmcf. One million cubic feet of natural gas, measured at standard atmospheric conditions.

     Mmcf/D OR MMCFD.  One million cubic feet of natural gas per day.

     Mmcfe. One million cubic feet equivalent of natural gas, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

     Mmcfe/D. One million cubic feet equivalent of natural gas per day, calculated by converting oil to equivalent Mcf at a ratio of 6 Mcf to 1 Bbl of oil.

     NET ACRES. Gross acres multiplied by the percentage working interest owned by us.

     NET PRESENT VALUE. The present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated lease operating expense, production taxes and future development costs, using prices and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization, or Federal income taxes and discounted using an annual discount rate of 10%.

     NET PRODUCING WELLS. The sum of all the complete and partial well ownership interests (i.e., if we own 25% of the working interest in eight producing wells, the subtotal of this interest to the total net producing well count would be two net producing wells).

     NET PRODUCTION. Production that is owned less royalties and production due others.

     NON-OPERATED WORKING INTEREST. The working interest or fraction thereof in a lease or unit, the owner of which is without operating rights by reason of an operating agreement.

     NYMEX.  New York Mercantile Exchange.

     OIL AND GAS LEASE. An instrument which grants to another (the lessee) the exclusive right to enter to explore for, drill for, produce, store and remove oil and natural gas on the mineral interest, in consideration for which the lessor is entitled to certain rents and royalties payable under the terms of the lease. Typically, the duration of the lessee's authorization is for a stated term of years and "for so long thereafter" as minerals are producing.

     OPERATING INCOME. Gross oil and natural gas revenue less applicable production taxes and lease operating expense.

     OPERATOR. The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease.

     PROVED DEVELOPED RESERVES. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     PROVED RESERVES. The estimated quantities of oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     PROVED UNDEVELOPED RESERVES. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     ROYALTY. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     SECONDARY RECOVERY. An artificial method or process used to restore or increase production from a reservoir after the primary production by the natural producing mechanism and reservoir pressure has experienced partial depletion. Gas injection and waterflooding are examples of this technique.

     SPUDDED.  To have begun actual drilling of a well.

     2-D SEISMIC. The method by which a cross-section of the earth's subsurface is created through the interpretation of reflecting seismic data collected along a single source profile.

     3-D SEISMIC. The method by which a three dimensional image of the earth's subsurface is created through the interpretation of reflection seismic data collected over a surface grid. 3-D seismic surveys allow for a more detailed understanding of the subsurface than do conventional surveys and contribute significantly to field appraisal, exploitation and production.

     Tcf. One trillion cubic feet of natural gas, measured at standard atmospheric conditions.

     Tcfe.  One trillion cubic feet equivalent of natural gas.

     TERTIARY RECOVERY. An enhanced recovery operation that normally occurs after waterflooding in which chemicals or gasses are used as the injectant.

     WATERFLOOD. A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

     WORKING INTEREST. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Belco Oil & Gas Corp.
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of December 31, 1999 and
     2000...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1999 and 2000.......................   F-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1998, 1999 and 2000...........   F-5
  Condensed Consolidated Statements of Cash Flows for the
     years ended December 31, 1998, 1999 and 2000...........   F-6
  Notes to Consolidated Financial Statements................   F-7
  Condensed Consolidated Balance Sheets as of December 31,
     2000 and March 31, 2001 (unaudited)....................  F-30
  Condensed Consolidated Statements of Operations for the
     three months ended March 31, 2000 and 2001
     (unaudited)............................................  F-31
  Condensed Consolidated Statements of Stockholders' Equity
     for the three months ended March 31, 2001
     (unaudited)............................................  F-32
  Condensed Consolidated Statements of Cash Flows for the
     three months ended March 31, 2000 and 2001
     (unaudited)............................................  F-33
  Notes to Unaudited Condensed Consolidated Financial
     Statements.............................................  F-34

Westport Resources Corporation
  Report of Independent Public Accountants..................  F-41
  Consolidated Balance Sheets as of December 31, 1999 and
     2000...................................................  F-42
  Consolidated Statements of Operations for the years ended
     December 31, 1998, 1999 and 2000.......................  F-43
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 2000, 1999 and 1998...........  F-44
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1998, 1999 and 2000.......................  F-45
  Notes to Consolidated Financial Statements................  F-46
  Consolidated Balance Sheets as of December 31, 2000 and
     March 31, 2001 (unaudited).............................  F-62
  Consolidated Statements of Operations for the three months ended March 31, 2000 and 2001 (unaudited)..............  F-63
  Consolidated Statements of Cash Flows for the three months ended March 31, 2000 and 2001 (unaudited)..............  F-64
  Notes to Consolidated Financial Statements (unaudited)....  F-65
EPGC Properties:
  Report of Independent Public Accountants..................  F-68
  Statements of Revenues and Direct Operating Expenses for
     the EPGC Properties for the years ended December 31,
     1998 and 1999 and the three months ended March 31,
     2000...................................................  F-69
  Notes to Statements of Revenues and Direct Operating
     Expenses for the EPGC Properties.......................  F-70

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Belco Oil & Gas Corp.:

     We have audited the accompanying consolidated balance sheets of Belco Oil & Gas Corp. (a Nevada Corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Belco Oil & Gas Corp. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Dallas, Texas
February 23, 2001

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1999          2000
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
                                        ASSETS
Current Assets:
  Cash and cash equivalents (including restricted cash of
     $800,000 at December 31, 1999).........................  $    2,105    $    2,666
  Accounts receivable.......................................      24,870        43,192
  Income taxes receivable...................................       6,661            --
  Assets from commodity price risk management activities....       2,879        15,721
  Prepaid expenses..........................................       1,230         4,372
  Other current assets......................................       2,266         1,911
                                                              ----------    ----------
          Total Current Assets..............................      40,011        67,862
Property and Equipment:
  Oil and gas properties at cost based on full-cost
     accounting --
     Proved oil and gas properties..........................   1,008,261     1,185,686
     Unproved oil and gas properties........................      71,075        68,979
     Less -- Accumulated depreciation, depletion and
      amortization..........................................    (619,446)     (674,735)
                                                              ----------    ----------
  Net oil and gas property..................................     459,890       579,930
                                                              ----------    ----------
  Building and other equipment..............................       9,107         9,159
     Less -- Accumulated depreciation.......................      (2,634)       (3,914)
                                                              ----------    ----------
  Net building and other equipment..........................       6,473         5,245
  Other Assets..............................................       4,599         4,337
                                                              ----------    ----------
          Total Assets......................................  $  510,973    $  657,374
                                                              ==========    ==========
                                LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable..........................................  $   17,970    $   25,443
  Liabilities from commodity price risk management
     activities.............................................      17,822       124,981
  Accrued interest..........................................       7,098         7,695
  Accrued expenses..........................................       3,743         8,926
  Other liabilities.........................................       1,767         2,546
                                                              ----------    ----------
          Total Current Liabilities.........................      48,400       169,591
Long-Term Debt..............................................     306,744       402,033
Deferred Income Taxes.......................................      33,638         7,933
Liabilities from commodity price risk management
  activities................................................       8,219        17,417
Stockholders' Equity:
  Preferred stock, $0.01 par value; 10,000,000 shares
     authorized and 3,985,000 and 3,273,600 outstanding at
     December 31, 1999 and 2000, respectively...............          40            33
  Common Stock, $0.01 par value; 120,000,000 shares
     authorized; 31,797,300 and 32,342,315 issued and
     outstanding at December 31, 1999 and 2000,
     respectively...........................................         318           323
  Additional paid-in capital................................     297,225       292,635
  Retained earnings deficit.................................    (177,111)     (230,902)
  Treasury Stock, 704,900 shares at December 31, 1999.......      (4,317)           --
  Unearned compensation.....................................      (1,430)         (936)
  Notes receivable for equity interest......................        (753)         (753)
                                                              ----------    ----------
          Total Stockholders' Equity........................     113,972        60,400
                                                              ----------    ----------
          Total Liabilities and Stockholders' Equity........  $  510,973    $  657,374
                                                              ==========    ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------
                                                                1998           1999           2000
                                                            ------------    -----------    -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Oil and gas sales, net of hedging activities............   $ 129,916       $141,932       $199,387
  Commodity Price Risk Management Activities
     -- Non-hedge cash settlements........................         172         (2,442)       (33,953)
  Interest................................................       1,730          1,134            951
                                                             ---------       --------       --------
          Total revenues..................................     131,818        140,624        166,385
                                                             ---------       --------       --------
Costs and expenses:
  Oil and gas operating expenses..........................      33,615         29,854         33,290
  Production taxes........................................       7,232          9,314         14,464
  Depreciation, depletion and amortization................      56,102         54,182         56,721
  Impairment of oil and gas properties....................     229,000             --             --
  Impairment of equity securities.........................      24,216            450             --
  General and administrative..............................       5,216          4,940          6,538
  Interest expense........................................      21,013         21,021         25,253
  Non-cash change in fair value of derivatives............     (18,912)        34,094        103,610
                                                             ---------       --------       --------
          Total costs and expenses........................     357,482        153,855        239,876
                                                             ---------       --------       --------
Income (loss) before income taxes.........................    (225,664)       (13,231)       (73,491)
Provision (benefit) for income taxes......................     (78,107)        (4,631)       (25,722)
                                                             ---------       --------       --------
  Net income (loss).......................................   $(147,557)      $ (8,600)       (47,769)
                                                             =========       ========       ========
  Net income (loss) available to common stock.............   $(152,963)      $(15,484)      $(53,791)
                                                             =========       ========       ========
Basic and diluted earnings (loss) per common share........   $   (4.85)      $  (0.49)      $  (1.71)
                                                             =========       ========       ========
Weighted average common shares outstanding................      31,529         31,642         31,469
                                                             =========       ========       ========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                                   NOTES
                                     PREFERRED STOCK    COMMON STOCK     ADDITIONAL                  RETAINED    RECEIVABLE
                                     ---------------   ---------------    PAID-IN       UNEARNED     EARNINGS    FOR EQUITY
                                     SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     COMPENSATION   (DEFICIT)    INTEREST
                                     ------   ------   ------   ------   ----------   ------------   ---------   ----------
                                                                         (IN THOUSANDS)
BALANCE, DECEMBER 31, 1997.........     --      --     31,584    $316     $196,864      $(1,093)     $  (8,664)    $(775)
                                     =====     ===     ======    ====     ========      =======      =========     =====
Comprehensive Income...............
Issuance of Preferred Stock........  4,370     $44         --      --     $105,025           --             --        --
Repurchase of Preferred Stock......    (58)     (1)        --      --         (806)          --             --        --
Restricted Stock Issued (Net)......     --      --         25      --          333           11             --        --
Unrealized loss on marketable
  equity securities................     --      --         --      --           --           --             --        --
Net income (loss)..................     --      --         --      --           --           --       (147,557)       --
Preferred Dividend paid............     --      --         --      --           --           --         (5,406)       --
                                     -----     ---     ------    ----     --------      -------      ---------     -----
BALANCE, DECEMBER 31, 1998.........  4,312     $43     31,609    $316     $301,416      $(1,082)     $(161,627)    $(775)
                                     =====     ===     ======    ====     ========      =======      =========     =====
Comprehensive Income...............
Repurchase of Preferred Stock......   (327)    $(3)        --      --     $ (5,049)          --             --        --
Restricted Stock Issued............     --      --        200       2        1,018       (1,020)            --        --
Restricted Stock Forfeited.........     --      --        (12)     --         (160)         160             --        --
Restricted Stock Amortized.........     --      --         --      --           --          512             --        --
Net Income (Loss)..................     --      --         --      --           --           --         (8,600)       --
Preferred Dividend Paid............     --      --         --      --           --           --         (6,884)       --
Treasury Stock Acquisitions........     --      --         --      --           --           --             --        --
Payment Received...................     --      --         --      --           --           --             --        22
                                     -----     ---     ------    ----     --------      -------      ---------     -----
BALANCE, DECEMBER 31, 1999.........  3,985     $40     31,797    $318     $297,225      $(1,430)     $(177,111)    $(753)
                                     =====     ===     ======    ====     ========      =======      =========     =====
Comprehensive Income...............
Exchanges of Preferred Stock to
  Common Stock.....................   (691)     (7)       536       5       (4,315)          --             --        --
Exercise of stock options..........     --      --          2      --           10           --             --        --
Repurchase of Preferred Stock......    (20)     --         --      --         (303)          --             --        --
Restricted Stock Issued............     --      --         10      --           49          (49)            --        --
Restricted Stock Forfeited.........     --      --         (3)     --          (31)          31             --        --
Restricted Stock Amortized.........     --      --         --      --           --          512             --        --
Net Income (Loss)..................     --      --         --      --           --           --        (47,769)       --
Preferred Dividend Paid............     --      --         --      --           --           --         (6,022)       --
                                     -----     ---     ------    ----     --------      -------      ---------     -----
BALANCE, DECEMBER 31, 2000.........  3,274     $33     32,342    $323     $292,635      $  (936)     $(230,902)    $(753)
                                     =====     ===     ======    ====     ========      =======      =========     =====
Comprehensive Income...............

                                                         UNREALIZED
                                         TREASURY         LOSS ON
                                       COMMON STOCK      MARKETABLE
                                     ----------------      EQUITY                 COMPREHENSIVE
                                     SHARES   AMOUNT     SECURITIES     TOTAL        INCOME
                                     ------   -------    ----------   ---------   -------------
                                                           (IN THOUSANDS)
BALANCE, DECEMBER 31, 1997.........     --    $    --     $(2,000)    $ 184,648
                                      ====    =======     =======     =========
Comprehensive Income...............                                                 $ (58,228)
                                                                                    =========
Issuance of Preferred Stock........     --         --          --     $ 105,069            --
Repurchase of Preferred Stock......     --         --          --          (807)           --
Restricted Stock Issued (Net)......     --         --          --           344            --
Unrealized loss on marketable
  equity securities................     --         --       2,000         2,000         1,320(a)
Net income (loss)..................     --         --          --      (147,557)     (147,557)
Preferred Dividend paid............     --         --          --        (5,406)           --
                                      ----    -------     -------     ---------     ---------
BALANCE, DECEMBER 31, 1998.........     --    $    --     $    --     $ 138,291
                                      ====    =======     =======     =========
Comprehensive Income...............                                                 $(146,237)
                                                                                    =========
Repurchase of Preferred Stock......     --         --          --     $  (5,052)           --
Restricted Stock Issued............     --         --          --            --
Restricted Stock Forfeited.........     --         --          --            --            --
Restricted Stock Amortized.........     --         --          --           512            --
Net Income (Loss)..................     --         --          --        (8,600)       (8,600)
Preferred Dividend Paid............     --         --          --        (6,884)           --
Treasury Stock Acquisitions........   (705)    (4,317)         --        (4,317)           --
Payment Received...................     --         --          --            22            --
                                      ----    -------     -------     ---------     ---------
BALANCE, DECEMBER 31, 1999.........   (705)   $(4,317)    $    --     $ 113,972
                                      ====    =======     =======     =========
Comprehensive Income...............                                                 $  (8,600)
                                                                                    =========
Exchanges of Preferred Stock to
  Common Stock.....................    705      4,317          --            --            --
Exercise of stock options..........     --         --          --            10            --
Repurchase of Preferred Stock......     --         --          --          (303)           --
Restricted Stock Issued............     --         --          --            --            --
Restricted Stock Forfeited.........     --         --          --            --            --
Restricted Stock Amortized.........     --         --          --           512            --
Net Income (Loss)..................     --         --          --       (47,769)      (47,769)
Preferred Dividend Paid............     --         --          --        (6,022)           --
                                      ----    -------     -------     ---------     ---------
BALANCE, DECEMBER 31, 2000.........     --    $    --     $    --     $  60,400
                                      ====    =======     =======     =========
Comprehensive Income...............                                                 $ (47,769)
                                                                                    =========

---------------
(a) Represents a reclassification adjustment for $2.0 million gross ($1.32 million net of tax) unrealized loss recognized in comprehensive income in 1997, but recognized in net income during 1998.

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                           ----------------------------------
                                                             1998         1999        2000
                                                           ---------    --------    ---------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................  $(147,557)   $ (8,600)   $ (47,769)
  Adjustments to reconcile net income (loss) to net
     operating cash inflows --
     Depreciation, depletion and amortization............     56,102      54,182       56,721
     Impairment of oil and gas properties................    229,000          --           --
     Impairment of equity securities.....................      9,773         450           --
     Deferred tax benefit................................    (78,107)     (4,856)     (25,722)
     Commodity price risk management activities..........      2,942       5,901        9,293
     Other...............................................        (19)        203          202
     Changes in operating assets and liabilities --
       Commodity price risk management...................    (21,869)     28,193       94,317
       Accounts receivable...............................     15,208       3,617      (11,781)
       Marketable equity securities......................     30,884          --           --
       Other current assets..............................        247      (1,292)      (2,594)
       Accounts payable and accrued liabilities..........    (10,259)        246       14,031
                                                           ---------    --------    ---------
          Net operating cash inflows.....................     86,345      78,044       86,698
                                                           ---------    --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development expenditures...............   (133,078)    (73,932)    (186,845)
  Proceeds from sale of oil and gas properties...........      6,292         215       11,517
  Purchase of marketable equity securities...............    (10,467)         --           --
  Changes in other assets................................        (22)       (351)         569
  Other property additions...............................     (1,251)       (474)        (523)
                                                           ---------    --------    ---------
          Net investing cash outflows....................   (138,526)    (74,542)    (175,282)
                                                           ---------    --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term borrowings...................................     68,000      53,500      324,500
  Long-term debt repayments..............................   (124,500)    (41,100)    (225,500)
  Proceeds from issuance of Preferred Stock..............    105,069          --           --
  Dividends on Preferred Stock...........................     (5,406)     (6,884)      (6,022)
  Repurchase of Common Stock.............................         --      (4,317)          --
  Repurchase of Preferred Stock..........................       (807)     (5,052)        (303)
  Repurchase of Bonds....................................         --          --       (2,850)
  Credit Agreement fee...................................         --          --         (691)
  Other..................................................         --          21           11
                                                           ---------    --------    ---------
          Net financing cash inflows (outflows)..........     42,356      (3,832)      89,145
                                                           ---------    --------    ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.........     (9,825)       (330)         561
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........     12,260       2,435        2,105
                                                           ---------    --------    ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...............  $   2,435    $  2,105    $   2,666
                                                           =========    ========    =========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND NATURE OF OPERATIONS

  Organization

     Belco Oil & Gas Corp. ("Belco") was organized as a Nevada corporation in January 1996 in connection with the combination of assets (the "Combination") consisting of ownership interests (the "Combined Assets") in certain entities and direct interests in oil and gas properties and certain hedge transactions owned by the predecessors and entities related thereto. On March 29, 1996, Belco Oil & Gas Corp. completed its initial public offering (the "Offering") issuing 6,500,000 shares of Common Stock at $19 per share. Belco Oil & Gas Corp. and the owners of the Combined Assets entered into an Exchange and Subscription Agreement and Plan of Reorganization dated as of January 1, 1996 (the "Exchange Agreement") that provided for the issuance by Belco of an aggregate of 25,000,000 shares of Common Stock to such owners in exchange for the Combined Assets on March 29, 1996, the date the Offering closed. The owners of the Combined Assets received shares of Common Stock proportionate to the value of the Combined Assets underlying their ownership interests in the predecessors and the direct interests.

     The Combination was accounted for as a reorganization of entities under common control because of the common control of our stockholders and by virtue of their direct ownership of the entities and interests exchanged. Accordingly, the net assets acquired in the Combination have been recorded at the historical cost basis of the affiliated predecessor owners. Belco currently conducts the majority of our business through our wholly owned subsidiaries, Belco Energy Corp. and Belco Energy I L.P.

  Nature of Current Operations

     Belco is an independent energy company engaged in the exploration, development and production of natural gas and oil. Belco operates in this single industry segment, and all operations are presently conducted in the United States. Belco's operations are focused in four core areas including the Permian Basin (west Texas), the Mid-Continent (Oklahoma, north Texas and Kansas), the Rocky Mountains (Wyoming and North Dakota), and the Gulf Coast/Austin Chalk (Texas, Arkansas and Louisiana).

     Substantially all of Belco's production is sold under market-sensitive contracts. Belco's revenue, profitability and future rate of growth are substantially dependent upon the price of, and demand for, oil, natural gas and natural gas liquids. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of Belco. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the foreign supply of oil and natural gas, the price of foreign imports and overall economic conditions. With the objective of reducing price risk, Belco has entered into hedging and related price risk management transactions with respect to a significant amount of its expected future production (See Note 6).

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements for the periods presented include the accounts of Belco and its wholly-owned subsidiaries. Belco's interests in the Moxa Arch investment programs (the 1992 Moxa Arch Drilling Program, the 1993 Moxa Arch Drilling Program, the Moxa Arch 1992 Offset Drilling Program and the Moxa Arch 1993 Offset Drilling Program) (collectively, the "Programs") are accounted for using the proportionate consolidation method of accounting for investments in oil and gas property interests, whereby Belco's share of each program's assets, liabilities, revenues and expenses is included in the appropriate accounts of the consolidated financial statements. All material intercompany balances and

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
transactions have been eliminated. Certain reclassifications have been made to prior period amounts to conform to current year presentations.

  Cash Equivalents

     Belco considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 1999 cash includes $800,000 of funds related to Commodity Price Risk Management activities on deposit with a counterparty. The depository amount varies from day to day and is dependent on the movement of commodity prices.

  Prepaid Expenses

     Prepaid expenses consist primarily of settlements paid on certain CPRM contracts applicable to future production months and prepaid insurance. All prepaid expenses are amortized over the contract life, which typically is one year or less.

  Property and Equipment

     Belco follows the full-cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related internal costs, are capitalized. Belco capitalized $6,054,000, $5,492,000 and $3,684,000 of related internal costs during 1998, 1999 and 2000, respectively.

     Oil and gas properties are amortized on the unit-of-production method using estimates of proved reserve quantities. Investments in unproved properties are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. The amortizable base includes estimated future development costs and, where significant, dismantlement, restoration and abandonment costs, net of estimated salvage values.

     In addition, the capitalized costs of proved oil and gas properties are subject to a "ceiling test," which limits such costs to the estimated present value net of related tax effects of future net cash flows from proved reserves. The estimated present value is based on current economic and operating conditions and discounted at a 10 percent interest rate (PV10). If capitalized costs exceed this limit, the excess is charged to depreciation, depletion and amortization.

     The PV10 value of Belco's year-end 1999 and 2000 estimated proved reserves were well in excess of the ceiling test limit. For the full year ended December 31, 1998 Belco recorded $229 million ($149 million after tax) in non-cash ceiling test provisions as required by full cost accounting rules. The provisions were the result of applying substantially lower commodity prices to estimated recoverable reserves.

     Sales and other dispositions of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless significant reserves are involved. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

     Buildings, equipment and gas processing facilities are depreciated on a straight-line basis over the estimated useful lives of the assets, which range from three to 20 years.

  Management Fees

     Belco manages several investment programs, which were formed during 1992-1994 to acquire and develop interests in certain drilling prospects located in the Moxa Arch trend in Wyoming. Belco offered, to certain qualified investors, the opportunity to invest in the prospects through participation in the Programs. In return for its management activities on behalf of the Programs, Belco earns an annual

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
management fee of one percent of committed capital. After elimination of management fees received from affiliated entities, including predecessor owners, Belco earned management fees totaling $375,000 for the year 2000 and $305,000 for both 1998 and 1999.

  Capitalization of Interest

     Interest costs related to the acquisition and development of unproved properties are capitalized to oil and gas properties. Interest costs capitalized for the years ended December 31, 1998, 1999 and 2000, totaled $5,123,000, $4,881,000 and $7,570,000, respectively.

  Accounting for Commodity Price Risk Management Activities

     Belco engages in price risk management activities in order to manage its exposure to oil and gas price volatility. Commodity derivatives contracts, which are usually placed with major financial institutions that Belco believes are minimal credit risks, may take the form of futures contracts, swaps or options. The oil and gas reference prices upon which these commodity derivatives contracts are based reflect various market indices that have a high degree of historical correlation with actual prices received by Belco. Gains and losses related to qualifying hedges of Belco's oil and gas production are deferred and are recognized as revenues as the associated production occurs. In the event of a loss of correlation between changes in oil and gas reference prices under a commodity derivatives contract and actual oil and gas prices, a gain or loss is recognized currently to the extent the commodity derivatives have not offset changes in actual oil and gas prices.

     Transactions that do not qualify for hedge accounting are accounted for using the mark-to-market method. Under such method, the financial instruments are reflected at market value at the end of the period with resulting unrealized gains and losses recorded as assets and liabilities in the consolidated financial statements. Changes in the market value of outstanding financial instruments are recognized as a gain or loss in the period of change (See Note
6).

  Gas Balancing/Revenue Recognition

     Belco uses the sales method to account for natural gas imbalances. Under the sales method, Belco recognizes revenues based on the amount of gas sold to purchasers, which may differ from the amounts to which Belco is entitled based on its interests in the properties. However, revenue is deferred and a liability is recorded for those properties where production sold by Belco exceeds its entitled share of remaining natural gas reserves. Gas balancing obligations as of December 31, 1999 and 2000 were not significant.

  Income Taxes

     Belco accounts for income taxes under the provisions of SFAS No.
109 -- "Accounting for Income Taxes," which provides for an asset and liability approach for accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when, based upon management's estimate, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

  Net Income (Loss) Per Common Share

     Basic and diluted net income (loss) per common share have been computed in accordance with SFAS No. 128, "Earnings Per Share," which Belco adopted at year end 1997. Net income per share amounts for prior periods have been restated to conform with the provisions of the standard. Basic net

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
income per common share is computed by dividing income available to common shareholders, after the payment of dividends to preferred stockholders, by the weighted average number of common shares outstanding for the periods. Diluted net income per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Calculations of basic and diluted net income (loss) per common share are illustrated in Note 12.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimated fair value of oil and gas commodity price risk management contracts and the estimate of proved oil and gas reserve volumes and the related discounted future net cash flows therefrom (See Notes 6 and 15).

NOTE 3 -- LONG TERM DEBT

     Long term debt consists of the following at December 31, 1999 and 2000 (in thousands):

                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        2000
                                                         --------    --------
Revolving credit facility due 2004.....................  $ 42,000    $141,000
8 7/8% Senior Subordinated Notes due 2007..............   150,000     147,000
10 1/2% Senior Subordinated Notes due 2006, including
  premium totaling approximately $5.0 and $5.7 million
  for 2000 and 1999, respectively......................   114,744     114,033
                                                         --------    --------
          Total Debt...................................   306,744     402,033
Less: Current maturities...............................        --          --
                                                         --------    --------
Long term debt.........................................  $306,744    $402,033
                                                         ========    ========

     In September 1997, we entered into a five-year $150 million Credit Agreement dated September 23, 1997 with The Chase Manhattan Bank, N.A., as administrative agent and other lending institutions. In June 2000, the credit facility was amended and restated and now provides for an aggregate principal amount of revolving loans of up to the lesser of $250 million or a defined borrowing base in effect from time to time, includes a sub-facility for letters of credit and expires in January 2004. The borrowing base at December 31, 2000 was $200 million with $141.0 million advanced at that date. Additionally, there were letters of credit outstanding in the amount of $36.5 million in connection with CPRM activities. The borrowing base is redetermined by the agent and the banks semi-annually based upon their usual and customary oil and gas lending criteria as such exist from time to time. In addition, we may request two additional redeterminations and the banks may request one additional redetermination per year. During 2000 the credit facility weighted average interest rate was approximately 7.6%.

     Indebtedness under the credit facility is secured by a pledge of the capital stock of each of Belco's material subsidiaries. Covenants contained in the credit facility require us to maintain a minimum interest coverage ratio and current ratio, as defined in the agreement. Belco and its subsidiaries may not incur any indebtedness other than indebtedness falling within the enumerated exceptions contained in the credit facility. In addition, Belco's various debt instruments contain certain restrictive covenants that, among other things, limit our ability to pay dividends.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     Indebtedness under the credit facility bears interest at a floating rate based (at our option) upon (i) the ABR with respect to ABR Loans or (ii) the Eurodollar Rate (as defined) for one, two, three or six months (or nine or twelve months if available to the banks) Eurodollar Loans (as defined), plus the Applicable Margin. The ABR is the greater of (i) the Prime Rate (as defined),
(ii) the Base CD Rate (as defined) plus 1% or (iii) the Federal Funds Effective Rate (as defined) plus 0.50%. The Applicable Margin for Eurodollar Loans varies from 1.125% to 1.625% depending on the borrowing base usage. Borrowing base usage is determined by a ratio of (i) outstanding Loans (as defined) and letters of credit to (ii) the then effective borrowing base. Interest on ABR Loans is payable quarterly in arrears and interest on Eurodollar Loans is payable on the last day of the interest period therefore and, if longer than three months, at three month intervals.

     We are required to pay to the banks a commitment fee based on the committed undrawn amount of the lesser of the aggregate commitments or the then effective borrowing base during a quarterly period equal to a percent that varies from 0.25% to 0.50% depending on the borrowing base usage.

     In September 1997, Belco issued $150 million of the 8 7/8% Notes. In January 2000, we purchased $3 million face value of the notes in the open market. Interest accrues at the rate of 8 7/8% per annum and is payable semi-annually in arrears on March 15 and September 15 of each year. The 8 7/8% Notes mature on September 15, 2007 unless previously redeemed. Except under limited circumstances, the 8 7/8% Notes are not redeemable at Belco's option prior to September 15, 2002. Thereafter, the 8 7/8% Notes will be subject to redemption at the option of Belco, in whole or in part, at specified redemption prices, plus accrued and unpaid interest, if any, thereon to the applicable redemption date. In addition, upon a change of control (as defined in the indenture pursuant to which the 8 7/8% Notes were issued (the "8 7/8% Indenture")) Belco is required to offer and redeem the 8 7/8% Notes for cash at 101% of the principal amount, plus accrued and unpaid interest, if any, thereon to the applicable date of repurchase.

     The 8 7/8% Notes are general unsecured obligations of Belco and are subordinated in right of payment to all existing and future senior debt (as defined in the 8 7/8% Indenture) of Belco, which includes borrowings under the Credit Facility described above. The 8 7/8% Notes rank pari passu in right of payment with any existing or future senior subordinated debt of Belco and rank senior in right of payment to all other subordinated indebtedness of Belco.

     As of December 31, 2000, Belco had outstanding $109 million face value of the 10 1/2% Notes. The debt was assumed in connection with the acquisition of Coda in 1997 and was recorded at $117.1 million, including premium, reflecting the fair value at the date of acquisition. The 10 1/2% Notes bear interest at an annual rate of 10 1/2% payable semiannually in arrears on April 1 and October 1 of each year. The Notes are general, unsecured obligations of Belco, are subordinated in right of payment to all Senior Debt (as defined in the Indenture governing the 10 1/2% Notes) of Belco, and are senior in right of payment to all future subordinated debt of Belco. On February 25, 1998, Belco merged Coda into Belco and Belco assumed the obligations under the Coda Indenture. Effective with the merger, the 10 1/2% Notes became pari passu in right of payment with the 8 7/8% Notes.

     The 10 1/2% Notes were issued pursuant to an Indenture, which contains certain covenants that, among other things, limit the ability of Coda and its restricted subsidiaries (as defined in the Indenture) to incur additional indebtedness and issue Disqualified Stock (as defined in the Indenture), pay dividends, make distributions, make investments, make certain other restricted payments, enter into certain transactions with affiliates, dispose of certain assets, incur liens securing pari passu or subordinated indebtedness of Belco and engage in mergers and consolidations.

     The 10 1/2% Notes mature April 1, 2006 and are not redeemable by Belco prior to April 1, 2001. After April 1, 2001, the 10 1/2% Notes will be subject to redemption at the option of Belco, in whole or in part, at

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
the redemption prices set forth in the Indenture, plus accrued and unpaid interest thereon to the applicable redemption date.

     As of December 31, 2000, Belco was in compliance with all debt covenants.

     Belco has entered into interest rate swap agreements converting two fixed rate obligations to floating rate obligations. The agreements cover $150 million of 8 7/8% long-term debt (comparable to the interest rate on the 8 7/8% Notes) and obligates Belco to pay an initial rate of 8.175% through September 15, 1998. Thereafter, the rate is redetermined at each six month period through September 15, 2007. The floating rates are capped at 8 7/8% through September 15, 2001 and at 10% from March 15, 2002 through September 15, 2007. The remaining agreement currently covers $85 million of 10 1/2% long-term debt (comparable to the interest rate on the 10 1/2% Notes) and obligates Belco to pay an initial rate of 9.8881% through April 1, 1998. Thereafter, the rate is redetermined at each six month period through 2003. Floating rates on this agreement are capped at 10 1/2% through October 1, 1999 and 11.625% from April 1, 2000 through April 1, 2003.

NOTE 4 -- RELATED-PARTY TRANSACTIONS

     Belco's executive offices are leased from its Chairman and approximately $250,000 was paid under such lease in 1998, 1999 and 2000. Management believes the fee compares favorably to the terms which might have been available from a non-affiliated party.

     Certain employees of Belco had an ownership interest in certain oil and gas properties held by Belco as of December 31, 1995. Belco had receivables of $753,000 as of December 31, 1999 and 2000 related to amounts loaned to employees in connection with purchases of oil and gas interests from such employees. The notes receivable have been recorded as a reduction of equity in the consolidated balance sheets, as such interests were exchanged for Common Stock in the Combination (See Note 1).

NOTE 5 -- INCOME TAXES

     Total provision (benefit) for income taxes consists of the following:

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1998       1999        2000
                                                      --------    -------    --------
                                                              (IN THOUSANDS)
CURRENT:
  Federal(a)........................................  $     20    $(6,661)   $    (17)
  State.............................................        87        225          --
                                                      --------    -------    --------
                                                           107     (6,436)        (17)
DEFERRED:...........................................   (78,214)     1,805     (25,705)
                                                      --------    -------    --------
          Total income tax provision (benefit)......  $(78,107)   $(4,631)   $(25,722)
                                                      ========    =======    ========

---------------
(a) The 1999 federal income tax amount reflects a tax benefit of $6.7 million for which a refund claim was filed in late 1999. Accordingly, this amount was recorded as an income tax refund receivable as of December 31, 1999. The refund was received in January 2000.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     The differences between the statutory federal income taxes and Belco's effective taxes is summarized as follows (in thousands):

                                                         YEARS ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1998       1999        2000
                                                      --------    -------    --------
Statutory federal income taxes......................  $(78,982)   $(4,631)   $(25,722)
State income tax, net of federal benefit............        57        146          --
Section 29 tax credits..............................        --         --          --
Capital loss valuation allowance....................       875       (161)         --
Other...............................................       (57)        15          --
                                                      --------    -------    --------
Provision (benefit) for income taxes................  $(78,107)   $(4,631)   $(25,722)
                                                      ========    =======    ========

     The principal components of Belco's net deferred income tax liability are as follows:

                                                             YEARS ENDED
                                                             DECEMBER 31,
                                                         --------------------
                                                           1999        2000
                                                         --------    --------
                                                            (IN THOUSANDS)
DEFERRED INCOME TAX ASSETS:
  Net operating loss...................................  $ 21,416    $ 63,443
  Capital loss.........................................     4,495       4,495
  Other................................................     8,095       7,395
                                                         --------    --------
     Sub-total.........................................  $ 34,006    $ 75,333
                                                         --------    --------
DEFERRED INCOME TAX LIABILITIES:
  Depreciation, depletion and Amortization.............  $(60,834)   $(65,353)
  Commodity price risk management activities...........    (1,875)    (15,710)
  Other................................................    (4,221)     (1,489)
                                                         --------    --------
     Sub-total.........................................   (66,930)    (82,552)
Valuation allowance....................................      (714)       (714)
                                                         --------    --------
     Total Net deferred income tax liability...........  $(33,638)   $ (7,933)
                                                         ========    ========

     As a result of the acquisition of Coda, Belco succeeded to net operating loss carryforwards ("NOLs") for income tax purposes that expire from 2000 through 2004. Due to a change of ownership (as defined by the Tax Return Act of 1986) which occurred prior to the acquisition by Belco, the utilization of the Coda NOLs is severely restricted. At December 31, 2000, Belco estimates that approximately $13.3 million of the Coda NOLs is available to offset future income. Belco generated approximately $122.3 million of NOL for the year ended December 31, 2000 that can be carried forward through the year 2021. For the year ended December 31, 1999, Belco generated an NOL of $45.7 million which can be carried forward from 2000 to 2020. In addition to the NOLs, at December 31, 2000, Belco has approximately $12.8 million of capital loss carry forwards which may be used to offset capital gains realized over the next three years. A valuation allowance of $2.0 million was established against the capital loss carryforward since this amount is not expected to meet the realization test. Belco also has $0.6 million of alternative minimum tax ("AMT") credit carryovers. AMT credits may be carried forward indefinitely.

  Section 29 Tax Credit

     The natural gas production from wells drilled on certain of Belco's properties in the Moxa Arch Trend and Golden Trend Field qualifies for the
Section 29 Tax Credit. The Section 29 Tax Credit is an income

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
tax credit against regular federal income tax liability with respect to sales of Belco's production of natural gas produced from tight gas sand formations, subject to a number of limitations. Fuels qualifying for the Section 29 Tax Credit must be produced from a well drilled or a facility placed in service after November 5, 1990 and before January 1, 1993, and be sold before January 1, 2003.

     The basic credit, which is currently approximately $0.52 per MMBtu of natural gas produced from tight sand reservoirs and approximately $1.05 per MMBtu of natural gas produced from Devonian Shale, is computed by reference to the price of crude oil and is phased out as the price of oil exceeds $23.50 in 1979 dollars (as adjusted for inflation) with complete phaseout if such price exceeds $29.50 in 1979 dollars (as adjusted for inflation). Under this formula, the commencement of phaseout would be triggered if the average price for crude oil rose above approximately $47 per Bbl in current dollars. Belco estimates that it generated approximately $0.5 million of Section 29 Tax Credits in 2000. The Section 29 Tax Credit may not be credited against the alternative minimum tax, but under certain circumstances may be carried over and applied against regular tax liability in future years. Therefore, no assurances can be given that Belco's Section 29 Tax Credits will reduce its federal income tax liability in any particular year. As production from qualified wells decline, the produced based tax credit will also decline.

  Texas Severance Tax Abatement

     Production from natural gas wells that have been certified as tight formations or deep wells by the Texas Railroad Commission ("high cost gas wells") and that are spudded or completed during the period from May 24, 1989 to September 1, 1996 qualify for an exemption from the 7.5% severance tax in Texas on natural gas and natural gas liquids produced by such wells prior to August 31, 2001. The natural gas production from wells drilled on certain of Belco's properties in the Austin Chalk area qualify for this tax reduction. In addition, high cost gas wells that are spudded or completed during the period from September 1, 1996 to August 31, 2010 are entitled to receive a severance tax reduction upon obtaining a high cost gas certification from the Texas Railroad Commission within 180 days after first production. The tax reduction is based on a formula composed of the statewide "median" (as determined by the State of Texas from producer reports) and the producer's actual drilling and completion costs. More expensive wells will receive a greater amount of tax credit. This tax rate reduction remains in effect for 10 years or until the aggregate tax credits received equal 50% of the total drilling and completion costs. The reduction in severance taxes for such wells is reflected as a reduction in oil and gas operating expenses and an increase in the standardized measure of discounted future net cash flows relating to proved oil and gas reserves (See
Note 14).

NOTE 6 -- COMMODITY PRICE RISK MANAGEMENT ACTIVITIES (OR CPRM):

     We periodically enter into CPRM transactions such as swaps and options in order to manage our exposure to oil and gas price volatility. Gains and losses related to hedges of our oil and gas production that qualify for hedge accounting treatment are deferred and recognized as revenues as the associated production occurs.

     We use the mark-to-market method of accounting for instruments that do not qualify for hedge accounting treatment. Under mark-to-market accounting, those contracts that do not qualify for hedge accounting treatment are reflected at market value at the end of the period with resulting unrealized gains and losses recorded as assets and liabilities in the consolidated balance sheet. Under such method, changes in the market value of outstanding financial instruments are recognized as unrealized gain or loss in the period of change.

     The tables and related notes set forth in this footnote provide details about the volumes and prices of all open Belco CPRM commitments, hedge and non-hedge, as of December 31, 2000. Since most of the contracts covering a substantial portion of the committed volumes were entered into in 1997 and early

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

1998 when commodity prices were substantially below current commodity price levels, it is not possible to estimate future average prices to be realized given the broad ranges covering both volumes and prices committed at different points in time.

     For the year ended December 31, 2000, we recorded as required by existing accounting rules non-hedge commodity price risk management losses of $137.6 million, consisting of $34.0 million in cash settlements and $103.6 million in unrealized non-cash mark-to-market losses. This compares to a $36.5 million net loss consisting of $2.4 million in cash settlements paid and $34.1 million in unrealized non-cash mark-to-market losses reported for 1999. Certain of Belco's CPRM arrangements require Belco to deliver cash collateral or other assurances of performance to the counterparties in the event that Belco's payment obligations with respect to its CPRM transactions exceed certain levels. Two of the inherent risks of a price risk management program are margin requirements and collateralization. Certain transactions may be subject to margin calls under certain conditions. Letters of credit in the amount of $36.5 million in favor of counterparties were outstanding at December 31, 2000 and related to unrealized non-cash mark-to-market and potential hedge losses at that date.

     The following table and notes thereto cover Belco's pricing and notional volumes on open natural gas and oil commodity hedges as of December 31, 2000:

                                                              PRODUCTION PERIODS
                                                          ---------------------------
                                                           2001       2002      2003
                                                          -------    ------    ------
GAS(1) --
  Price swaps sold -- receive fixed price (thousand
     MMBtu)(2)..........................................      905        --       913
     Average price, per MMBtu...........................  $  2.30        --    $ 3.35
  Price swaps bought -- pay fixed price (thousand
     MMBtu)(2)..........................................   (6,710)       --        --
     Average price, per MMBtu...........................  $  4.33        --        --
       Sub-total -- net swap volume (thousand MMBtu)....   (5,805)       --        --
  Collars (thousand MMBtu)(4)...........................    9,125     5,475     3,650
     Average floor price, per MMBtu.....................  $  1.91    $ 2.50    $ 2.85
     Average ceiling price, per MMBtu...................  $  2.85    $ 3.49    $ 4.91
  Puts bought (thousand MMBtu)(3).......................      228     3,650        --
     Average price per MMBtu............................     4.50      3.13        --
  Calls bought (thousand MMBtu)(3)......................   (1,513)       --        --
     Average price per MMBtu............................     7.07        --        --

OIL --
  Price swaps sold -- receive fixed price (MBbls)(2)....    1,170       660       240
     Average price, per Bbl.............................  $ 19.54    $19.51    $19.60
  Price swaps bought -- pay fixed price (MBbls)(2)......     (165)       --        --
     Average price, per Bbl.............................  $ 28.53        --        --
       Sub-total -- net swap volumes....................    1,005       660       240
  Collars sold (MBbls)(4)...............................      300       120        90
     Average floor price, per Bbl.......................  $ 18.30    $19.00    $21.00
     Average ceiling price per Bbl......................  $ 22.12    $22.63    $24.63

---------------
(1) Belco sells the majority of its Wyoming gas at prices based on the Northwest Pipeline Rocky Mountain Index and has entered into basis swaps that require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price per MMBtu for a reference period exceeds the Northwest Pipeline Rocky Mountain Index Price by more than a stated differential and requires Belco

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
    to make a payment to the Counterparty in the event that the NYMEX Reference Price exceeds the Northwest Pipeline Rocky Mountain Index Price by less than a stated differential (or in the event that the Northwest Pipeline Rocky Mountain Index Price is greater than the NYMEX Reference Price). Natural gas volumes covered by basis transactions include 10,000 MMBtu/d at $0.27 for the year 2001.

    Belco sells the majority of its East Texas gas at prices based on the Katy and Houston Ship Channel Indices and has entered into basis swaps that require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price per MMBtu for a reference period exceeds the Katy and Houston Ship Channel Indices Prices by more than a stated differential and requires Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price exceeds the Katy and Houston Ship Channel Indices Prices by less than a stated differential (or in the event that the Katy and Houston Ship Channel Indices Prices are greater than the NYMEX Reference Price). Natural gas volumes covered by basis transactions include 25,000 MMBtu/d at $0.02 for Katy and 5,000 MMBtu/d at $0.005 (over the NYMEX Reference Price) for Houston Ship Channel for the year 2001.

(2) For any particular swap sold transaction, the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge. Conversely, swaps bought require Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

(3) Calls sold or puts sold under written option contracts, in return for a premium received by Belco upon initiation of the contract. Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the price of the call sold, or less than the price of the put sold. Conversely, calls or puts bought in return for Belco's payment of a premium require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price on any settlement period is greater than the call price or less than the put price.

(4) For any particular collar transaction, the Counterparty is required to make a payment to Belco if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Belco is required to make payment to the Counterparty if the average NYMEX Reference Price is above the ceiling price for such transaction.

  Non-Hedging Transactions

     We use the mark-to-market method of accounting for instruments that do not qualify for hedge accounting treatment. The year 2000 results of operations included an aggregate non-cash pre-tax loss of $103.6 million related to these activities resulting from net change in the value of Belco's market-to-market portfolio of price risk management activities. At December 31, 2000, Belco's consolidated balance sheet reflects $15.7 million and $142.4 million of price risk management assets and liabilities, respectively.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     The following table and notes thereto cover Belco's pricing and notional volumes on open natural gas and oil financial instruments at December 31, 2000, that do not qualify for hedge accounting:

                                                              PRODUCTION PERIODS
                                                          ---------------------------
                                                           2001       2002      2003
                                                          -------    ------    ------
GAS --
Calls sold (thousand MMBtu)(1)..........................    3,788     4,380        --
  Average price, per MMBtu..............................  $  3.27    $ 2.95        --
Price Swaps Sold -- receive fixed price (thousand
  MMBtu)(2).............................................   21,900        --
  Average price, per MMBtu..............................  $  2.55        --        --
Price Swaps Bought -- pay fixed price (thousand
  MMBtu)(2).............................................   (1,365)       --        --
  Average price, per MMBtu..............................  $  3.29        --        --
     Sub-total net swap volume (thousand MMBtu).........   20,535        --        --
                                                          -------    ------    ------
Puts Sold (thousand MMBtu)(1)...........................   (2,981)       --        --
  Average price, per MMBtu..............................  $  4.58        --        --
Extension Swaps Sold -- receive fixed price (thousand
  MMBtu)(2).............................................       --     3,650        --
  Average price, per MMBtu..............................       --    $ 2.65        --

OIL --
Price Swaps Sold -- receive fixed price (MBbls) (2).....      120        --        --
  Average price, per Bbl................................  $ 17.25        --        --
Calls Sold (MBbls)(1)...................................      840       720        --
  Average price, per Bbl................................  $ 20.21    $22.00        --
Puts Sold (MBbls)(1)....................................     (345)       --        --
  Average price, per Bbl................................  $ 21.99        --        --
Extension Swaps Sold, receive fixed price (MBbls)(2)....       --       300       300
  Average price, per Bbl................................       --    $18.86    $18.86
Extension Collars Sold(3)...............................      120        --        --
  Average ceiling price.................................  $ 20.35        --        --
  Average floor price...................................  $ 17.50        --        --

---------------
(1) Calls sold or puts sold under written option contracts, in return for a premium received by Belco upon initiation of the contract. Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the price of the call sold, or less than the price of the put sold. Conversely, calls or puts bought in return for Belco's payment of a premium require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price on any settlement period is greater than the call price or less than the put price.

(2) For any particular swap sold transaction, the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such instrument and Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such instrument. Conversely, swaps bought require Belco to make a payment to the counterparty in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and the counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

(3) For any particular collar transaction, the Counterparty is required to make a payment to Belco if the average NYMEX Reference Price for the reference period is below the floor price for such

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES
    transaction, and Belco is required to make payment to the Counterparty if the average NYMEX Reference Price is above the ceiling price for such transaction.

NOTE 7 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of Belco's financial instruments at December 31, 1999 and 2000. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

                                                 DECEMBER 31, 1999         DECEMBER 31, 2000
                                               ----------------------    ---------------------
                                               CARRYING       FAIR       CARRYING       FAIR
                                                AMOUNT        VALUE       AMOUNT       VALUE
                                               ---------    ---------    ---------    --------
                                                               (IN THOUSANDS)
Cash and cash equivalents....................  $   2,105    $   2,105    $   2,666    $  2,666
Long-term debt...............................    306,744      296,323      402,033     390,733
Interest rate swaps..........................         --       (6,549)          --      (6,652)
Oil and gas commodity -- Hedges..............     (8,603)                  (36,172)         --

                         -- Non-hedges.......    (23,066)     (23,066)    (126,677)   (126,677)

     The carrying values of trade receivables and trade payables included in the accompanying consolidated balance sheets approximated market value at December 31, 1999 and 2000. The following methods and assumptions were used to estimate the fair value of the financial instruments summarized in the above table.

  Cash and Cash Equivalents

     The carrying amounts approximate fair value because of the short maturity of those instruments.

  Marketable Equity Securities

     In June 1997, Belco purchased 2,940,000 shares of common stock of Hugoton Energy Corp. ("Hugoton") at $10.50 per share for a total investment of $30.9 million. At December 31, 1997 a non-cash investment valuation provision in the amount of $2 million was charged to stockholder's equity to reflect the value of this investment at that date. In March 1998, Hugoton was acquired by Chesapeake Energy Corporation ("CHK"). In the merger each share of Hugoton common stock was converted into 1.3 shares of CHK common stock. During 1998, Belco disposed of its holdings in CHK and realized a loss of $14.4 million.

     On June 12, 1998, Belco, through its wholly-owned Canadian subsidiary, purchased approximately $10.5 million of 5% Convertible Preferred Stock of Big Bear Exploration, Ltd. ("Big Bear"), a Canadian oil and gas company, at approximately $0.85 per share with each share convertible into one common share of Big Bear. Through a subsequent restructuring agreement, Belco's preferred stock holdings were converted to common stock and then subject to an 11:1 reverse stock split. As a result of the aforementioned transactions, Belco became the owner of 1,948,052 common shares or approximately 4.6% ownership in Big Bear. The substantial decline in the market value of Big Bear securities at year-end 1999 and 1998 required Belco to record $0.45 and $9.7 million in impairment provisions, respectively.

     In January 2000, shareholders of Big Bear approved its acquisition by AVID Oil & Gas, Ltd. ("AVID"), a Canadian based energy company providing for Big Bear shareholders to receive 1 share of AVID common stock for every 15 common shares of Big Bear. As a result of the transaction described above, Belco currently owns 129,870 shares of Avid with an approximate market value of $190,000 (US) as of December 31, 2000.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

  Long-Term Debt

     The fair value of Belco's revolving credit facility debt of $141.0 million is assumed to be the same as the carrying value because the interest rate is variable and is reflective of market rates. The fair value of the 10 1/2% Notes is based upon the quoted market prices for that issue. The fair value of the 8 7/8% Notes is based upon estimates provided to Belco by independent banking firms.

  Interest Rate Swaps and Oil and Gas Commodity Financial Instruments

     The estimated fair values of interest rate swaps and oil and gas commodity financial instruments have been provided by responsible third parties and determined by using available market data and applying certain valuation methodologies. In some cases, quotes of termination values were available. Judgment is usually required in interpreting market data, and the use of different market assumptions or estimation methodologies could result in different estimates of fair value.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

  Future Contingencies Related to the Moxa Arch Programs

     From 1992 to 1994, Belco established three Moxa Arch investment programs: the 1992 Moxa Arch Drilling Program, the 1993 Moxa Arch Drilling Program, and the Moxa Arch 1992 Offset Drilling Program. The Programs were established to develop certain drilling prospects acquired as a result of a farmout agreement with Amoco Production Company and others. Belco offered certain qualified investors (the Investors) the opportunity to invest in the prospects through participation in the Programs. Through October 30, 1996, Belco owned approximately 55.20 percent of the 1992 Moxa Arch Drilling Program, 35.09 percent of the 1993 Moxa Arch Drilling Program, and 58.21 percent of the Moxa Arch 1992 Offset Drilling Program. On October 31, 1996 Belco purchased from certain third-party investors interests (the "Acquired Interests") in the Belco Oil & Gas Corp. 1992, 1993 and 1992 Offset Moxa Arch Drilling Programs. The effective date of the purchase was October 31, 1996 for financial reporting purposes. The Acquired Interests represent incremental working interests in Belco's natural gas wells in the Moxa Arch trend located in Lincoln, Sweetwater and Uinta Counties, Wyoming. Belco paid aggregate cash consideration of $9.9 million plus an 80% participation in potential natural gas price increases (net of incremental production costs) associated with production from the wells through July 31, 1999 (the "Price Participation Right"). In November 1999, pursuant to the 80% Price Participation Right provision Belco paid out $2.3 million to former third party investors in the Moxa Program. After the purchase, Belco's interest in these programs was increased to 81.5% of the 1992 Moxa Arch Drilling Program, 74.0% of the 1993 Moxa Arch Drilling Program, 80.5% of the Moxa Arch 1992 Offset Drilling Program, and 74% of the Moxa Arch 1993 Offset Drilling Program. The transaction was accounted for using the purchase method of accounting.

     The remaining third-party investors in the Programs may "put" their interest to Belco annually through 2003, based upon a valuation by a nationally recognized independent petroleum engineering firm of the discounted net present value of the future net revenues from production of proved reserves attributable to the interests. The put amount is to be calculated based upon certain specified parameters including prices, discount factors and reserve life. No investor under the Programs exercised the put right through December 31, 2000. Belco is not obligated to repurchase in any one calendar year more than 30% of the interests originally acquired by the program investors (including, for purposes of this calculation, Belco's interest). Belco's purchase price under the put right has not been calculated given that no investors have exercised such right. However, using reserve values presented in Note 15, Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (SEC basis using year end prices and a 10% discount rate), the maximum purchase price if all remaining investors exercised the put option would not be material to Belco as of December 31, 2000.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

  Lease Commitments

     At December 31, 2000, Belco had operating leases covering office space. Minimum rental commitments under operating leases are $108,000, $99,000 and $65,000 for the years 2001, 2002 and 2003, respectively. For the years ended December 31, 1998, 1999 and 2000, total rental expense was approximately $512,000, $316,000 and $328,000, respectively.

  Legal Proceedings

     Belco is a named defendant in routine litigation incidental to its business. While the ultimate results of these proceedings cannot be predicted with certainty, Belco does not believe that the outcome of these matters will have a material adverse effect on Belco.

  Environmental Matters

     Belco's operations are subject to various federal, state and local laws and regulations relating to the protection of the environment, which have become increasingly stringent. Belco believes its current operations are in material compliance with current environmental laws and regulations. There are no material environmental claims pending or, to Belco's knowledge, threatened against Belco. There can be no assurance, however, that current regulatory requirements will not change, currently unforeseen environmental incidents will not occur or past noncompliance with environmental laws will not be discovered on Belco's properties.

NOTE 9 -- CASH FLOW INFORMATION

  Supplemental Disclosure of Cash Flow Information

                                                               FOR YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------    -------    -------
                                                                     (IN THOUSANDS)
Cash paid (received) during the year for:
  Interest, including amounts capitalized...................  $26,139    $26,823    $32,105
  Income and other taxes, net of (refunds)..................     (788)       487     (6,679)

NOTE 10 -- CUSTOMER INFORMATION

  Concentrations of Credit Risk

     Belco's revenues are derived from uncollateralized sales to customers in the oil and gas industry. The concentration of credit risk in a single industry affects Belco's overall exposure. Belco has not experienced significant credit losses on such sales.

     All of Belco's price risk management transactions are carried out in the over-the-counter market and not on the New York Mercantile Exchange ("NYMEX"). Belco currently utilizes approximately five financial counterparties that all have at least an investment grade credit rating. All of these transactions provide solely for financial settlements relating to closing prices on the NYMEX.

  Major Customers

     Oil and gas sales for 2000 include $42.6 million, $27.6 million $23.8 million, $18.9 million, $17.6 million and $16.6 million in revenues received from six customers. Oil and gas sales for 1999 include $26.6 million, $16.1 million, $14.1 million and $11.9 million in revenues received from four customers. No other customers individually accounted for 10 percent or more of revenues.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

NOTE 11 -- EMPLOYEE BENEFIT PLANS

  Retirement Plan

     Belco provides a 401(k) and savings plan for all its full-time employees. The plan qualifies under Section 401(k) of the Internal Revenue Code as a salary reduction plan. Under the plan, but subject to certain limitations imposed under the Internal Revenue Code, eligible employees are permitted to (a) defer receipt of up to 15 percent of their compensation on a pre-tax basis (salary deferral contributions) or (b) contribute up to 10 percent of their compensation to the plan on an after-tax basis. The plan provides for a Company matching contribution in an amount equal to 50 percent (75% for employees with more than three years of service) of a participant's salary deferral contributions that are not in excess of 6 percent of such participant's compensation. The plan also permits Belco, in its sole discretion, to make a contribution that is allocated on the last day of each calendar year to certain eligible participants. Company matching and discretionary contributions are vested over a period of five years at the rate of 20 percent per year.

     During 1998, 1999 and 2000, Belco incurred contribution expenses of $398,000, $378,000 and $409,000, respectively, in connection with this plan.

NOTE 12 -- CAPITAL STOCK

     In December 1998, Belco's Board of Directors (the "Board") authorized the purchase from time to time, in the open market or in privately negotiated transactions, shares of its Common Stock and 6 1/2% Convertible Preferred Stock in an aggregate amount not to exceed $10 million. This authorization was exhausted in December 1999. Subsequently, the Board authorized an additional $10 million for the purchase of additional Common and Preferred Shares.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

  Net Income (Loss) Per Common Share

     A reconciliation of the components of basic and diluted net income (loss) per common share for the three years ended December 31, 2000 is presented in the table below (in thousands, except per share amounts):

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1998        1999        2000
                                                     ---------    -------    --------
Basic net income (loss) per share:
  Net loss.........................................  $(147,557)   $(8,600)   $(47,769)
  Less: Preferred Stock dividends..................     (5,406)    (6,884)     (6,022)
                                                     ---------    -------    --------
Loss attributable to common shareholders...........  $(152,963)   $15,484    $(53,791)
                                                     =========    =======    ========
Weighted average shares of common stock
  outstanding......................................     31,529     31,642      31,469
                                                     =========    =======    ========
Basic net income (loss) per share..................      (4.85)     (0.49)      (1.71)
                                                     =========    =======    ========
Diluted net income (loss) per share:
  Weighted average shares of common stock
     outstanding...................................     31,529     31,642      31,469
Effect of dilutive securities:
  Preferred stock, warrants and stock options(1)...         --         --          --
                                                     ---------    -------    --------
Average shares of common stock outstanding
  including dilutive securities....................     31,529     31,642      31,469
                                                     =========    =======    ========
Dilutive net loss per share........................  $   (4.85)   $ (0.49)   $  (1.71)
                                                     =========    =======    ========

---------------
(1) Amounts are not included in the computation of diluted net loss per share because to do so would have been antidilutive.

     Potential common stock not included in the calculation of diluted earnings per share because to do so would have been antidilutive amounted to 7,690,000, 7,673,000 and 5,463,000 for 1998, 1999 and 2000, respectively.

  Preferred Stock

     Belco's 6 1/2% convertible preferred stock has a liquidation preference of $25 per share and is convertible at the option of the holder into shares of Belco's common stock at an initial conversion rate of 1.1292 shares of common stock for each share of preferred stock, equivalent to a conversion price of $22.14 per share of common stock.

     Belco's credit facility and the indentures governing its subordinated debt restrict the payments of dividends. As a result of reporting substantial unrealized non-cash mark-to-market losses required by existing accounting rules, dividends on Belco's preferred stock may be limited or prohibited by the restrictions contained in Belco's 10 1/2% bond indenture. Payment of the March 2001 dividend on Belco's preferred stock will be permitted. Subsequent dividends will be contingent upon the sale of equity interests or sufficient net income to restore dividend payment capacity under the indenture. At the present time, Belco management does not estimate that first quarter 2001 net income, as defined in the indenture, will be sufficient to restore this dividend payment capacity.

  Stock Incentive Plans

     On March 25, 1996, Belco adopted a Stock Incentive Plan (the Plan) under which options for shares of Belco's Common Stock may be granted to officers and employees for up to 2,250,000 shares of

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

Common Stock. Under the Plan, options granted may either be incentive stock options or non-qualified stock options with a maximum term of 10 years and are granted at no less than the fair market value of the stock at the date of grant. Options vest 20% per year until fully vested five years from the date of grant.

     A separate plan has been established under which options for shares of Belco's Common Stock may be granted to non-employee directors for up to approximately 158,000 shares of Common Stock. The plan provides that each non-employee director be granted stock options for 3,000 shares annually as of the date of the Annual Meeting. The option price of shares issued is equal to the fair market value of the stock on the date of grant. All options vest
33 1/3% per year, beginning one year from date of grant, until fully vested and expire ten years after the date of grant.

     A summary of the status of Belco's plans (the Plans) as of December 31, 1999 and 2000 and the changes during the years then ended is presented below:

                                          1998                       1999                       2000
                                ------------------------   ------------------------   ------------------------
                                SHS. UNDER    WTD. AVG.    SHS. UNDER    WTD. AVG.    SHS. UNDER    WTD. AVG.
                                  OPTION     EXER. PRICE     OPTION     EXER. PRICE     OPTION     EXER. PRICE
                                ----------   -----------   ----------   -----------   ----------   -----------
Outstanding, beginning of
  year........................     960,500     $20.31       1,154,000     $16.25       1,506,500     $13.68
  Granted.....................     433,000       9.82         414,500       5.19         376,750       7.72
  Exercised...................          --         --              --         --          (2,100)      4.98
  Forfeited...................    (239,500)     19.37         (62,000)     15.00        (115,000)     14.92
                                ----------     ------      ----------     ------      ----------     ------
Outstanding, end of year......   1,154,000     $16.25       1,506,500     $13.68       1,766,150     $12.36
                                ==========     ======      ==========     ======      ==========     ======
Exercisable, end of year......     201,500     $20.24         432,300     $18.62         679,592     $16.36
                                ==========     ======      ==========     ======      ==========     ======
Available for grant, end of
  year........................   1,254,000                    901,500                    639,750
                                ==========                 ==========                 ==========
Weighted average fair value of
  options granted during the
  year........................  $    10.36                 $     2.78                 $     7.69
                                ==========                 ==========                 ==========

     The following table summarizes information about stock options outstanding at December 31, 2000.

                                          OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                            -----------------------------------------------    --------------------------------
                               WEIGHTED         AVERAGE          NUMBER                              NUMBER
                            OUTSTANDING AT     REMAINING        WEIGHTED       EXERCISABLE AT       WEIGHTED
                             DECEMBER 31,     CONTRACTUAL       AVERAGE         DECEMBER 31,        AVERAGE
RANGE OF PRICES                  2000            LIFE        EXERCISE PRICE         2000         EXERCISE PRICE
---------------             --------------    -----------    --------------    --------------    --------------
$4.88-$6.50...............     347,900           8.18            $ 5.00            71,499            $ 4.99
$7.41-$8.81...............     387,750           9.11            $ 7.69             9,299            $ 7.57
$9.19-$17.63..............     386,000           7.45            $10.47           154,596            $10.52
$18.88-$22.94.............     582,000           6.19            $19.56           391,799            $19.54
$24.06-$29.00.............      62,500           5.57            $26.85            52,399            $26.85

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     As permitted by SFAS No. 123, Belco applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation expense has been recognized for the Plans. Had compensation costs been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, Belco's pro forma net income (loss) for the three years ended December 31, 2000 would have been reduced to the pro forma amounts indicated below (in thousands, except for per share amounts):

                                                      1998         1999        2000
                                                    ---------    --------    --------
Net Income (Loss) Available to Common Stock As
  Reported........................................  $(152,963)   $(15,484)   $(53,791)
  Pro Forma.......................................  $(154,625)   $(15,886)   $(54,386)
Basic and Diluted Net Income (Loss) Per Share As
  Reported........................................  $   (4.85)   $  (0.49)   $  (1.71)
  Pro Forma.......................................  $   (4.90)   $  (0.50)   $  (1.73)

     The fair value of grants was estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used in 1998, 1999 and 2000, respectively: risk-free interest rate of 5.60, 5.43 and 6.67 percent, expected volatility of 49.0, 48.3 and 47.4 percent, expected lives of 6.0 years and no dividend yield.

     Under the Stock Incentive Plan, participants may be granted stock without cost (restricted stock). During 1998, 1999 and 2000, Belco granted 34,700, 200,000 and 10,000 shares, respectively, of restricted stock with a weighted average fair value based on the price of Belco's stock on the date of grant of $15.69, $5.09 and $4.94 per share, respectively. At December 31, 2000, 182,600 shares remained unvested, net of shares forfeited. The restrictions on disposition lapse 20% each year and non-vested shares must be forfeited in the event employment ceases. Unearned compensation was charged for the market value of the restricted shares at the date the shares were issued. The unearned compensation is shown as a reduction of stockholders' equity in the accompanying consolidated balance sheet and is being amortized ratably as the restrictions lapse. During 1998, 1999 and 2000, $344,100, $512,000 and $512,000,
respectively, was charged to costs and expenses relating to the Plan.

NOTE 13 -- NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which was amended by Financial Accounting Standards No. 138 ("SFAS 138") in June 1999. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivatives gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. We will fully adopt SFAS 133 on January 1, 2001, the effective date as amended by SFAS 138. SFAS 133 is expected to increase volatility of stockholder's equity, reporting earnings (losses) and other comprehensive income. The current preliminary impact of full compliance with SFAS 133 on financial statements as if the implementation were to have occurred December 31, 2000, Belco would record an additional $17.5 million in current assets, $2.0 million in non-current assets, $52.2 million in current liabilities and $12.7 million in non-current liabilities related to Belco's existing oil and gas hedges based on the forward price curve in effect at December 31, 2000. These contracts should also qualify for hedge accounting treatment under SFAS 133. The total potential net liability of $45.4 million related to qualifying hedge instruments would be charged to Other Comprehensive

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

Income and appear in the equity section of the balance sheet. This amount combined with amounts previously recorded on the balance sheet representing the non-cash mark-to-market unrealized losses in the net amount of $162.8 million as of December 31, 2000 represents the full potential exposure of Belco's CPRM related activities that may or may not be realized as they are dependent on future commodity prices. After adoption, Belco will be required to recognize any hedge ineffectiveness in the income statement each period. In addition, Belco has three interest rate swaps that will be effected by SFAS 133. We currently believe these swaps will not qualify for hedge accounting and as a result, Belco will be required to record an additional $6.6 million in non-current liabilities with the offsetting charge to the income statement.

NOTE 14 -- SUPPLEMENTAL QUARTERLY FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE
           AMOUNTS):

                                                                     QUARTERS
                                                    ------------------------------------------
                                                     FIRST      SECOND      THIRD      FOURTH
                                                    -------    --------    -------    --------
                                                                   (UNAUDITED)
1999
Revenues..........................................  $32,220    $ 35,093    $37,456    $ 35,855
Costs and Expenses................................  $37,159    $ 45,272    $52,040    $ 19,384
Net Income (Loss).................................  $(3,212)   $ (6,617)   $(9,480)   $ 10,709
Basic and Diluted Net Income (Loss) Per Common
  Share...........................................  $ (0.16)   $  (0.26)   $ (0.35)   $   0.29

2000
Revenues..........................................  $40,159    $ 45,188    $41,470    $ 39,568
Costs and Expenses................................  $54,155    $ 79,444    $51,001    $ 55,276
Net Income (Loss).................................  $(9,097)   $(22,267)   $(6,195)   $(10,210)
Basic and Diluted Net Income (Loss) Per Common
  Share...........................................  $ (0.34)   $  (0.76)   $ (0.25)   $  (0.36)

     The sum of the individual quarterly pro forma basic and diluted net income
(loss) per share amounts may not agree with year-to-date pro forma basic and diluted net income per share as each period's computation is based on the weighted average number of common shares outstanding during that period. In addition, certain potentially dilutive securities were not included in certain of the quarterly computations of diluted net income per common share because to do so would have been antidilutive.

NOTE 15 -- SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCING
           ACTIVITIES (UNAUDITED):

  Capitalized Costs

     The following table sets forth the capitalized costs and related accumulated depreciation, depletion and amortization relating to Belco's oil and gas production, exploration and development activities as of December 31, 1999 and 2000 (in thousands):

                                                         1999          2000
                                                      ----------    ----------
Proved properties...................................  $1,008,261    $1,185,686
Unproved properties.................................      71,075        68,979
                                                      ----------    ----------
          Total capitalized costs...................   1,079,336     1,254,665
Less -- Accumulated depreciation, depletion and
  amortization......................................    (619,446)     (674,735)
                                                      ----------    ----------
Net capitalized costs...............................  $  459,890    $  579,930
                                                      ==========    ==========

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

  Costs Not Being Amortized

     The following table sets forth a summary of unproved oil and gas property costs not being amortized at December 31, 2000, by the year in which such costs were incurred (in thousands):

                                   1995   1996    1997      1998     1999     2000      TOTAL
                                   ----   ----   -------   ------   ------   -------   -------
Leasehold and seismic............  $251   $168   $49,831   $2,957   $5,292   $10,480   $68,979

  Costs Incurred

     The following table sets forth the costs incurred in oil and gas acquisition, exploration and development activities as of December 31, 1998, 1999 and 2000 (in thousands):

                                                        1998       1999        2000
                                                      --------    -------    --------
Property Acquisitions Costs --
  Proved............................................  $ 56,695    $17,608    $ 79,532
  Unproved..........................................    14,414     10,390      11,991
Exploration costs...................................    18,597     10,943      21,442
Development costs...................................    37,969     29,576      66,310
Capitalized interest................................     5,123      4,881       7,570
Property sales......................................    (6,292)      (215)    (11,517)
                                                      --------    -------    --------
          Total costs incurred......................  $126,506    $73,183    $175,328
                                                      ========    =======    ========

  Results of Operations for Oil and Gas Producing Activities

     The following table sets forth revenue and direct cost information relating to Belco's oil and gas exploration and production activities as of December 31, 1998, 1999 and 2000 (in thousands):

                                                      1998         1999        2000
                                                    ---------    --------    --------
Oil and gas revenues (including commodity price
  risk management activities).....................  $ 130,088    $139,490    $165,434
Costs and expenses --
  Lease operating expenses........................     33,615      29,854      33,290
  Production taxes................................      7,232       9,314      14,464
  Impairment of oil and gas properties............    229,000          --          --
  Depreciation, depletion and amortization........     54,863      52,833      55,289
  Non-cash change in fair value of derivatives....    (18,912)     34,094     103,610
                                                    ---------    --------    --------
Results of operations from producing activities
  before income taxes.............................   (175,710)     13,395     (41,219)
Provision (benefit) for income taxes..............    (61,498)      4,688     (14,427)
                                                    ---------    --------    --------
Results of operations from producing activities...  $(114,212)   $  8,707    $(26,792)
                                                    =========    ========    ========
Amortization rate per Mcf equivalent, recurring...  $    0.88    $   0.88    $   0.86
                                                    =========    ========    ========

  Oil and Gas Reserve Information

     The following summarizes the policies used by Belco in preparing the accompanying oil and gas reserves and the standardized measure of discounted future net cash flows relating to proved oil and gas reserves and the changes in such standardized measure from period to period.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

     Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved oil and gas reserve quantities and the related discounted future net cash flows as of December 31, 2000 are based on internal estimates and audited by Miller & Lents, independent petroleum engineers. Estimated reserve quantities for 1998 and 1999 were based upon independent reports prepared by Miller & Lents. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission (SEC).

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of Belco. The reserve data set forth herein represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

     The standardized measure of discounted future net cash flows from production of proved reserves was developed by first estimating the quantities of proved reserves and the future periods during which they are expected to be produced based on year end economic conditions. The estimated future cash flows from proved reserves were then determined based on year end prices, except in those instances where fixed contracts provide for a higher or lower amount. Estimates of future cash flows applicable to oil and gas commodity hedges have been prepared by Belco and are reflected in future cash flows from proved reserves with such estimates based on prices in effect as of the date of the reserve report. Additionally, future cash flows were reduced by estimated production costs, costs to develop and produce the proved reserves, and when significant, certain abandonment costs, all based on year end economic conditions. Future net cash flows have been discounted by 10 percent in accordance with SEC guidelines.

     The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of Belco's oil and gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

     Under SEC rules, companies that follow full-cost accounting methods are required to make quarterly "ceiling test" calculations. Under this test, proved oil and gas property costs may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10 percent, as adjusted for related tax effects and deferred tax reserves. Application of these rules during periods of relatively low oil and gas prices, even if of short-term duration, may result in write-downs.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                    RELATING TO PROVED OIL AND GAS RESERVES

                                                                     DECEMBER 31,
                                                        ---------------------------------------
                                                           1998          1999          2000
                                                        ----------    ----------    -----------
                                                                    (IN THOUSANDS)
Future cash inflows...................................  $1,215,691    $1,945,175    $ 5,139,439
Future production costs...............................    (405,171)     (588,932)      (977,369)
Future development costs..............................     (99,342)     (110,091)      (184,305)
                                                        ----------    ----------    -----------
Future net inflows before income taxes................     711,178     1,246,152      3,977,765
Discount at 10% annual rate...........................    (350,562)     (619,610)    (1,721,378)
                                                        ----------    ----------    -----------
Discounted future net cash flows before income
  taxes...............................................     360,616       626,542      2,256,387
Pro forma discounted future income taxes(1)...........      (7,457)     (161,213)      (590,383)
                                                        ----------    ----------    -----------
Standardized measure of discounted future net cash
  flows...............................................  $  353,159    $  465,329    $ 1,666,004
                                                        ==========    ==========    ===========

---------------
(1) The estimated undiscounted future income taxes related to future net inflows were $32.6, $354.5 and $1,309.2 million for the years 1998, 1999 and 2000, respectively.

      CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                            1998         1999          2000
                                                          ---------    ---------    ----------
                                                                     (IN THOUSANDS)
BALANCE, BEGINNING OF YEAR..............................  $ 426,208    $ 353,159    $  465,329
Sales and transfers of oil and gas produced, net of
  production costs......................................    (83,353)    (100,075)     (209,916)
Net change in sales price and production costs..........   (142,014)     239,549     1,430,220
Extensions and discoveries..............................     29,730       65,424       101,596
Purchases of minerals in place..........................     66,409       21,346       118,390
Sale of reserves in place...............................     (1,401)        (112)      (13,633)
Changes in estimated future development costs...........     21,382       33,925        24,303
Revisions in quantities.................................    (39,163)      (8,841)     (147,218)
Accretion of discount...................................     51,040       36,062        62,654
Other, principally revisions in estimates of timing of
  production............................................    (53,923)     (21,352)      263,449
Change in income taxes..................................     78,244     (153,756)     (429,170)
                                                          ---------    ---------    ----------
BALANCE, END OF YEAR....................................  $ 353,159    $ 465,329    $1,666,004
                                                          =========    =========    ==========

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

                          RESERVE QUANTITY INFORMATION

                                PROVED RESERVES

                                                                OIL        GAS
                                                              -------    -------
                                                              (Mbbls)    (Mmcf)
Balance at December 31, 1996................................   3,327     284,992
                                                              ------     -------
  Purchases of minerals in place............................  45,646      44,855
  Extensions, discoveries and other additions...............   2,004      39,248
  Revisions of previous estimates...........................   1,478     (22,200)
  Production................................................  (1,295)    (49,710)
                                                              ------     -------
Balance at December 31, 1997................................  51,160     297,185
                                                              ------     -------
  Purchases of minerals in place............................   9,800      25,903
  Extensions, discoveries and other additions...............     249      34,279
  Revisions of previous estimates...........................  (3,775)    (33,977)
  Sales of minerals in place................................    (203)       (649)
  Production................................................  (4,177)    (37,208)
                                                              ------     -------
Balance at December 31, 1998................................  53,054     285,533
                                                              ------     -------
  Purchases of minerals in place............................   1,066      20,982
  Extensions, discoveries and other additions...............   3,342      57,881
  Revisions of previous estimates...........................    (947)     (2,322)
  Sales of minerals in place................................      --        (189)
  Production................................................  (3,439)    (39,737)
                                                              ------     -------
Balance at December 31, 1999................................  53,076     322,148
                                                              ======     =======
  Purchases of minerals in place............................   8,346      57,726
  Extensions, discoveries and other additions...............   4,289      76,433
  Revisions of previous estimates...........................  (1,316)    (33,128)
  Sales of minerals in place................................  (2,982)     (1,009)
  Production................................................  (3,922)    (40,847)
                                                              ------     -------
Balance at December 31, 2000................................  57,491     381,323
                                                              ======     =======

PROVED DEVELOPED RESERVES
December 31, 1996...........................................   2,070     184,904
December 31, 1997...........................................  41,255     226,071
December 31, 1998...........................................  41,475     213,449
December 31, 1999...........................................  42,352     224,143
December 31, 2000...........................................  40,642     231,380

                             BELCO OIL & GAS CORP.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31, 2000   MARCH 31, 2001
                                                              -----------------   --------------
                                                                 (IN THOUSANDS, EXCEPT SHARE
                                                                     AND PER SHARE DATA)
                                                                         (UNAUDITED)
                                             ASSETS

Current Assets:
  Cash and cash equivalents.................................     $    2,666         $      490
  Accounts receivable.......................................         43,192             40,792
  Assets from commodity price risk management activities....         15,721             15,908
  Prepaid expenses..........................................          4,372              2,465
  Other current assets......................................          1,911              1,956
                                                                 ----------         ----------
         Total current assets...............................         67,862             61,611
                                                                 ----------         ----------
Property and Equipment:
  Oil and gas properties at cost based on full cost
    accounting  --
    Proved oil and gas properties...........................      1,185,686          1,209,868
    Unproved oil and gas properties.........................         68,979             71,629
    Less -- Accumulated depreciation, depletion and
      amortization..........................................       (674,735)          (689,053)
                                                                 ----------         ----------
  Net oil and gas property..................................        579,930            592,444
                                                                 ----------         ----------
  Building and other equipment..............................          9,159              9,277
    Less -- Accumulated depreciation........................         (3,914)            (4,304)
                                                                 ----------         ----------
  Net building and other equipment..........................          5,245              4,973
                                                                 ----------         ----------
  Other Assets..............................................          4,337              5,419
                                                                 ----------         ----------
         Total assets.......................................     $  657,374         $  664,447
                                                                 ==========         ==========

                                     LIABILITIES AND EQUITY
Current Liabilities:
  Accounts payable..........................................     $   25,443         $   21,314
  Liabilities from commodity price risk management
    activities..............................................        124,981             98,418
  Accrued interest..........................................          7,695              7,130
  Accrued expenses..........................................          8,926              8,006
  Other liabilities.........................................          2,546              3,960
                                                                 ----------         ----------
         Total current liabilities..........................        169,591            138,828
                                                                 ----------         ----------
Long-Term Debt..............................................        402,033            410,048
Deferred Income Taxes.......................................          7,933             13,490
Liabilities from Commodity Price Risk Management
  Activities................................................         17,417             32,540
Stockholders' Equity:
  6 1/2% Convertible Preferred stock, $.01 par value;
    10,000,000 shares authorized; 3,273,600 and 3,013,700
    issued and outstanding at December 31, 2000 and March
    31, 2001, respectively..................................             33                 30
  Common stock ($.01 par value, 120,000,000 shares
    authorized; 32,342,315 and 32,802,390 shares issued and
    outstanding at December 31, 2000 and March 31, 2001,
    respectively)...........................................            323                328
  Additional paid-in capital................................        292,635            292,705
  Other comprehensive income (loss).........................             --            (17,703)
  Retained earnings (deficit)...............................       (230,902)          (204,195)
  Unearned compensation.....................................           (936)              (871)
  Notes receivable for equity interest......................           (753)              (753)
                                                                 ----------         ----------
         Total stockholders' equity.........................         60,400             69,541
                                                                 ----------         ----------
         Total liabilities and stockholders' equity.........     $  657,374         $  664,447
                                                                 ==========         ==========

    The accompanying notes are an integral part of these condensed financial statements.

                             BELCO OIL & GAS CORP.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                2000        2001
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
                                                                   (UNAUDITED)
Revenues:
  Oil and gas sales, net of hedging activities..............  $ 45,374    $ 73,230
  Non-hedge commodity price risk management activities cash
     settlements(a).........................................    (5,465)    (31,959)
  Interest and other........................................       250         124
                                                              --------    --------
          Net revenues......................................    40,159      41,395
Costs and expenses:
  Oil and gas operating expenses............................     6,929       9,058
  Production taxes..........................................     3,606       5,938
  Depreciation, depletion and amortization..................    13,777      14,708
  General and administrative................................     1,538       1,700
  Interest expense..........................................     6,128       6,990
  Non-cash change in fair value of derivatives..............    22,178     (46,761)
                                                              --------    --------
          Total costs and expenses..........................    54,156      (8,367)
                                                              --------    --------
Income (loss) before income taxes...........................   (13,997)     49,762
Provision (benefit) for income taxes........................    (4,899)     17,416
                                                              --------    --------
Net income (loss) before cumulative effect of change in
  accounting principle......................................    (9,098)     32,346
Cumulative effect of change in accounting
  principle -- net..........................................        --      (4,324)
                                                              --------    --------
Net income (loss)...........................................    (9,098)     28,022
Preferred stock dividends...................................    (1,611)     (1,315)
                                                              --------    --------
Net income (loss) available to common stock.................  $(10,709)   $ 26,707
                                                              ========    ========
Per share data:
  Basic:
     -- Net income (loss) before cumulative change in
      accounting principle..................................  $  (0.34)   $   0.95
                                                              ========    ========
     -- Net income (loss)...................................  $  (0.34)   $   0.82
                                                              ========    ========
  Diluted:
     -- Net income (loss) before cumulative change in
      accounting principle..................................  $  (0.34)   $   0.89
                                                              ========    ========
     -- Net income (loss)...................................  $  (0.34)   $   0.77
                                                              ========    ========
Average number of common shares used in computation:
  -- Basic..................................................    31,200      32,516
                                                              ========    ========
  -- Diluted................................................    31,200      36,271
                                                              ========    ========

---------------

(a)  Includes cash premiums received and settlements.

    The accompanying notes are an integral part of these condensed financial statements.

                     BELCO OIL & GAS CORP. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                             PREFERRED STOCK     COMMON STOCK     ADDITIONAL                  RETAINED
                                             ----------------   ---------------    PAID-IN       UNEARNED     EARNINGS
                                             SHARES   AMOUNT    SHARES   AMOUNT    CAPITAL     COMPENSATION   (DEFICIT)
                                             ------   -------   ------   ------   ----------   ------------   ---------
                                                                           (IN THOUSANDS)
                                                                            (UNAUDITED)
BALANCE, DECEMBER 31, 2000.................  3,274      $33     32,342    $323     $292,635       $(936)      $(230,902)
Exchanges of Preferred Stock to Common
  Stock....................................   (260)      (3)       450       5           (2)         --              --
Exercise of Stock Options..................     --       --          4      --           21          --              --
Restricted Stock Issued....................     --       --          6      --           51         (51)             --
Restricted Stock Amortized.................     --       --         --      --           --         116              --
Cumulative change in accounting
  principle................................     --       --         --      --           --          --              --
Comprehensive Income:
Net Income.................................     --       --         --      --           --          --          28,022
        Unrealized hedge gains (losses)....     --       --         --      --           --          --              --
        Total other comprehensive income...     --       --         --      --           --          --              --
Comprehensive Income.......................     --       --         --      --           --          --              --
Preferred Dividend Paid....................     --       --         --      --           --          --          (1,315)
                                             -----      ---     ------    ----     --------       -----       ---------
BALANCE, MARCH 31, 2001....................  3,014      $30     32,802    $328     $292,705       $(871)      $(204,195)
                                             =====      ===     ======    ====     ========       =====       =========

                                                              ACCUMULATED      NOTES
                                             COMPREHENSIVE       OTHER       RECEIVABLE
                                                INCOME       COMPREHENSIVE   FOR EQUITY
                                                (LOSS)          INCOME        INTEREST     TOTAL
                                             -------------   -------------   ----------   --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
BALANCE, DECEMBER 31, 2000.................     $    --        $     --        $(753)     $ 60,400
Exchanges of Preferred Stock to Common
  Stock....................................          --              --           --            --
Exercise of Stock Options..................          --              --           --            21
Restricted Stock Issued....................          --              --           --            --
Restricted Stock Amortized.................          --              --           --           116
Cumulative change in accounting
  principle................................          --         (23,512)          --       (23,512)
Comprehensive Income:
Net Income.................................      28,022              --           --        28,022
                                                -------
        Unrealized hedge gains (losses)....       5,809           5,809           --         5,809
                                                -------
        Total other comprehensive income...       5,809              --           --            --
                                                -------
Comprehensive Income.......................     $33,831              --           --            --
                                                =======
Preferred Dividend Paid....................                          --           --        (1,315)
                                                               --------        -----      --------
BALANCE, MARCH 31, 2001....................                    $(17,703)       $(753)     $ 69,541
                                                               ========        =====      ========

    The accompanying notes are an integral part of these condensed financial statements.

                             BELCO OIL & GAS CORP.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (9,098)  $ 28,022
  Adjustments to reconcile net income (loss) to net
     operating cash inflows  --
     Depreciation, depletion and amortization...............    13,777     14,708
     Deferred tax expense (benefit).........................    (4,899)    17,416
     Commodity price risk management activities.............     9,112     (1,860)
     Other..................................................        36         43
     Cumulative change in accounting principle, net of
      tax...................................................        --      4,324
     Changes in operating assets and liabilities  --
       Commodity price risk management......................    13,066    (44,901)
       Accounts receivable, oil and gas.....................     9,013      2,370
       Commodity Price Risk Management related funds on
        deposit.............................................   (10,800)        --
       Other current assets.................................    (2,279)     1,669
       Accounts payable and accrued liabilities.............       364     (4,200)
                                                              --------   --------
          Net operating cash inflows........................    18,292     17,591
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of securities..........................        --        289
  Exploration and development expenditures..................   (19,299)   (26,671)
  Purchases of oil and gas properties.......................   (40,854)      (387)
  Proceeds from sale of oil and gas properties..............       120        225
  Other property additions..................................      (124)      (117)
  Changes in other assets...................................        61        (57)
                                                              --------   --------
          Net investing cash outflows.......................   (60,096)   (26,718)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from stock option exercise.......................        --         21
  Repurchase of bonds.......................................    (2,850)        --
  Repurchases of preferred stock............................      (302)        --
  Long-term borrowings......................................    83,600     76,900
  Long-term debt repayments.................................   (33,600)   (68,700)
  Preferred dividend paid...................................    (1,611)    (1,315)
  Other.....................................................        --         45
                                                              --------   --------
          Net financing cash inflows........................    45,237      6,951
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............     3,433     (2,176)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............     2,105      2,666
                                                              --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $  5,538   $    490
                                                              ========   ========

    The accompanying notes are an integral part of these condensed financial statements.

                             BELCO OIL & GAS CORP.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES

     We have prepared the financial statements included herein, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. These financial statements reflect all adjustments which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods, on a basis consistent with the annual audited financial statements. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results to be expected for an entire year. Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with our Form 10-K for the calendar year 2000, which includes financial statements and notes thereto. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

NOTE 2 -- USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimated fair value of oil and gas commodity price risk management contracts and the estimate of proved oil and gas reserve volumes and the related discounted future net cash flows therefrom.

NOTE 3 -- COMMODITY PRICE RISK MANAGEMENT ACTIVITIES (OR CPRM)

     We periodically enter into commodity price risk management transactions such as swaps and options in order to manage our exposure to oil and gas price volatility. All CPRM data is presented in accordance with requirements of Statement of Financial Accounting Standards No. 133 which became effective January 1, 2001. Gains and losses related to hedges of our oil and gas production that qualify for hedge accounting treatment are deferred and recognized as revenues as the associated production occurs.

     We use the mark-to-market method of accounting for instruments that do not qualify for hedge accounting treatment. Under mark-to-market accounting, those contracts that do not qualify for hedge accounting treatment are reflected at market value at the end of the period with resulting unrealized gains and losses recorded as assets and liabilities in the consolidated balance sheet. Under such method, changes in the market value of outstanding financial instruments are recognized as unrealized gain or loss in the period of change.

                             BELCO OIL & GAS CORP.

     The tables and related notes set forth in this footnote and summarized below provide details about the volumes and prices of all open Belco CPRM commitments, hedge and non-hedge, as of March 31, 2001. Since most of the contracts covering a substantial portion of the committed volumes were entered into in 1997 and early 1998 when commodity prices were substantially below current commodity price levels, it is not possible to estimate future average prices to be realized given the broad ranges covering both volumes and prices committed at different points in time. A summary of committed volumes and prices by year (last nine months for 2001), assuming the NYMEX forward curve reference prices for oil and gas as of March 31, 2001 is as follows:

                                                                                 AVERAGE
                                                                       VOLUME    REALIZED
                                                         YEAR          PER DAY    PRICE
                                                   -----------------   -------   --------
OIL --
  Barrels per day................................  2001(last 9 mos.)    6,100     $19.49
                                                         2002           3,300     $21.83
                                                         2003           2,100     $19.93

                                                                                 AVERAGE
                                                                       VOLUME    REALIZED
                                                         YEAR          PER DAY    PRICE
                                                  ------------------   -------   --------
GAS --
  MMBtu per day.................................  2001 (last 9 mos.)   70,000     $2.09
                                                         2002          37,000     $3.09
                                                         2003           7,500     $3.78

     For the three months ended March 31, 2001, we recorded, as required by existing accounting rules, non-hedge commodity price risk management cash settlements paid out by us in the amount of $32.0 million and $46.8 million in unrealized non-cash mark-to-market gains. This compares to $5.5 million in cash settlements paid by us and $22.2 million in unrealized non-cash mark-to-market losses reported for the 2000 comparable period. Letters of credit in the amount of $10.0 million in favor of counterparties were outstanding at March 31, 2001 and related to unrealized non-cash mark-to-market and potential hedge losses at that date.

     At March 31, 2001, Belco's consolidated balance sheet reflects $115.0 million in potential price risk management net liabilities consisting of $108.4 million related to commodities and $6.6 million related to interest rate swaps. The full potential net liabilities may or may not be realized as they are dependent on future commodity price and interest rate behavior.

                             BELCO OIL & GAS CORP.

     The following table and notes thereto cover Belco's pricing and notional volumes on open natural gas and oil commodity hedges as of March 31, 2001:

                                                               PRODUCTION PERIODS
                                                           ---------------------------
                                                           REMAINDER
                                                            OF 2001     2002     2003
                                                           ---------   ------   ------
GAS --
  Price swaps sold -- receive fixed price (thousand
     MMBtu)(1)...........................................       455        --      913
     Average price, per MMBtu............................   $  2.30        --   $ 3.35
  Price swaps bought -- pay fixed price (thousand
     MMBtu)(1)...........................................    (5,805)       --       --
     Average price, per MMBtu............................   $  4.40        --       --
          Sub-total -- net swap volume (thousand
            MMBtu).......................................    (5,350)       --       --
  Collars sold (thousand MMBtu)(2).......................     6,875     5,770    3,650
     Average floor price, per MMBtu......................   $  1.91    $ 2.63   $ 2.85
     Average ceiling price, per MMBtu....................   $  2.85    $ 3.73   $ 4.91
  Puts bought (thousand MMBtu)(3)........................       228     3,650       --
     Average price per MMBtu.............................      4.50      3.13       --
  Calls bought (thousand MMBtu)(3).......................    (1,370)       --       --
     Average price per MMBtu.............................      6.01        --       --
OIL --
  Price swaps sold -- receive fixed price (MBbls)(1).....       825       840      480
     Average price, per Bbl..............................   $ 19.50    $20.29   $20.60
  Price swaps bought -- pay fixed price (MBbls)(1).......       (60)       --       --
     Average price, per Bbl..............................   $ 27.42        --       --
          Sub-total -- net swap volumes..................       765       840      480
  Collars sold (MBbls)(2)................................       210       300       90
     Average floor price, per Bbl........................   $ 18.43    $19.60   $21.00
     Average ceiling price per Bbl.......................   $ 22.28    $23.89   $24.63

---------------

(1) For any particular swap sold transaction, the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge. Conversely, swaps bought require Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

(2) For any particular collar transaction, the Counterparty is required to make a payment to Belco if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Belco is required to make payment to the Counterparty if the average NYMEX Reference Price is above the ceiling price for such transaction.

(3) Calls or puts bought in return for Belco's payment of a premium require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price on any settlement period is greater than the call price or less than the put price.

                             BELCO OIL & GAS CORP.

  Non-Hedging Transactions

     We use the mark-to-market method of accounting for instruments that do not qualify for hedge accounting treatment. The first quarter 2001 results of operations included an aggregate non-cash pre-tax gain of $46.8 million related to these activities resulting from the net change in value of Belco's mark-to-market portfolio of non-hedge price risk management activities.

     The following table and notes thereto cover Belco's pricing and notional volumes on open natural gas and oil financial instruments at March 31, 2001, that do not qualify for hedge accounting:

                                                                  PRODUCTION PERIODS
                                                              ---------------------------
                                                              REMAINDER
                                                               OF 2001     2002     2003
                                                              ---------   ------   ------
GAS(1) --
  Calls sold (thousand MMBtu)(2)............................     2,430     4,380       --
     Average price, per MMBtu...............................   $  3.31    $ 2.95       --
  Price Swaps Sold -- receive fixed price (thousand
     MMBtu)(3)..............................................    16,500        --
     Average price, per MMBtu...............................   $  2.55        --       --
  Price Swaps Bought -- pay fixed price (thousand
     MMBtu)(3)..............................................    (1,145)       --       --
     Average price, per MMBtu...............................   $  3.82        --       --
          Sub-total net swap volume (thousand MMBtu)........    15,355        --       --
                                                               -------    ------   ------
  Puts Sold (thousand MMBtu)(2).............................    (2,290)       --       --
     Average price, per MMBtu...............................   $  4.26        --       --
  Extension Swaps Sold -- receive fixed price (thousand
     MMBtu).................................................        --     3,650       --
     Average price, per MMBtu...............................        --    $ 2.65       --
OIL --
  Price Swaps Sold -- receive fixed price (MBbls)(3)........        90        --       --
     Average price, per Bbl.................................   $ 17.25        --       --
  Calls Sold (MBbls)(2).....................................       585       720       --
     Average price, per Bbl.................................   $ 20.31    $22.00       --
  Puts Sold (MBbls)(2)......................................      (195)       --       --
     Average price, per Bbl.................................   $ 19.51        --       --
  Extension Swaps Sold, receive fixed price (MBbls)(3)......        --       300      300
     Average price, per Bbl.................................        --    $18.86   $18.86
  Extension Collars Sold(4).................................        90        --       --
     Average ceiling price..................................   $ 20.35        --       --
     Average floor price....................................   $ 17.50        --       --

---------------

(1) Belco sells the majority of its Wyoming gas at prices based on the Northwest Pipeline Rocky Mountain Index and has entered into basis swaps that require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price per MMBtu for a reference period exceeds the Northwest Pipeline Rocky Mountain Index Price by more than a stated differential and requires Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price exceeds the Northwest Pipeline Rocky Mountain Index Price by less than a stated differential (or in the event that the Northwest Pipeline Rocky Mountain Index Price is greater than the NYMEX Reference Price). Natural gas volumes covered by basis transactions include 10,000 MMBtu/d at $0.27 for the year 2001.

    Belco sells the majority of its East Texas gas at prices based on the Katy and Houston Ship Channel Indices and has entered into basis swaps that require the Counterparty to make a payment to Belco in

                             BELCO OIL & GAS CORP.

    the event that the NYMEX Reference Price per MMBtu for a reference period exceeds the Katy and Houston Ship Channel Indices Prices by more than a stated differential and requires Belco to make a payment to the Counterparty in the event that the NYMEX Reference Price exceeds the Katy and Houston Ship Channel Indices Prices by less than a stated differential (or in the event that the Katy and Houston Ship Channel Indices Prices are greater than the NYMEX Reference Price). Natural gas volumes covered by basis transactions include 25,000 MMBtu/d at $0.02 for Katy and 5,000 MMBtu/d at $0.005 (over the NYMEX Reference Price) for Houston Ship Channel for the year 2001.

(2) Calls or puts are sold under written option contracts in return for a premium received by Belco upon initiation of the contract. Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the price of the call sold, or less than the price of the put sold. Conversely, calls or puts bought in return for Belco's payment of a premium require the Counterparty to make a payment to Belco in the event that the NYMEX Reference Price on any settlement period is greater than the call price or less than the put price.

(3) For any particular swap sold transaction, the Counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such instrument and Belco is required to make a payment to the Counterparty in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such instrument. Conversely, swaps bought require Belco to make a payment to the counterparty in the event that the NYMEX Reference Price for any settlement period is less than the swap price for such hedge, and the counterparty is required to make a payment to Belco in the event that the NYMEX Reference Price for any settlement period is greater than the swap price for such hedge.

(4) For any particular collar transaction, the Counterparty is required to make a payment to Belco if the average NYMEX Reference Price for the reference period is below the floor price for such transaction, and Belco is required to make payment to the Counterparty if the average NYMEX Reference Price is above the ceiling price for such transaction.

NOTE 4 -- CAPITAL STOCK

     From January 1, 2000 through March 31, 2001, we exchanged 950,900 shares of our 6 1/2% convertible preferred stock for 1,691,950 shares of our common stock. The preferred shares that were exchanged had a liquidation preference value of $23.8 million.

     As previously reported, Belco's credit facility and the indentures governing its subordinated debt restrict the payment of dividends. As a result of recording substantial unrealized non-cash mark-to-market losses in prior periods as required by existing accounting rules, dividends on Belco's preferred stock may be limited or prohibited by the restriction contained in Belco's
10 1/2% bond indenture. Payment of the declared March 2001 dividend on Belco's preferred stock was permitted. The declaration and payment of subsequent dividends will be contingent upon the sale of equity interests or sufficient net income to restore dividend payment capacity under the indenture. Reported first quarter 2001 net income, as defined in the 10 1/2% bond indenture, was not sufficient to restore this dividend payment capacity at this time and the Board of Directors did not declare a preferred dividend at its most recent board meeting and it is unlikely it will do so for the time being.

                             BELCO OIL & GAS CORP.

  Net Income (Loss) Per Common Share

     A reconciliation of the components of basic and diluted net income (loss) per common share for the three months ended March 31, 2000 and 2001 is presented in the table below (in thousands, except per share amounts):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
Basic net income (loss) per share:
  Net income (loss) before cumulative effect of change in
     accounting principle...................................  $ (9,098)  $ 32,346
  Cumulative change in accounting principle -- net..........        --     (4,324)
                                                              --------   --------
  Net income (loss).........................................    (9,098)    28,022
  Less: Preferred stock dividends...........................    (1,611)    (1,315)
                                                              --------   --------
  Income (loss) attributable to common shareholders.........  $(10,709)  $ 26,707
                                                              ========   ========
     Weighted average shares of common stock outstanding....    31,200     32,516
                                                              ========   ========
     Basic net income (loss) per share before cumulative
       effect of change in accounting principle.............  $  (0.34)  $   0.95
                                                              ========   ========
  Basic net income (loss) per share.........................  $  (0.34)  $   0.82
                                                              ========   ========
Diluted net income (loss) per share:
  Net income (loss) before cumulative effect of change in
     accounting principle...................................  $ (9,098)  $ 32,346
  Cumulative change in accounting principle.................        --     (4,324)
                                                              --------   --------
  Net income (loss).........................................    (9,098)    28,022
  Less: Preferred stock dividends(1)........................    (1,611)        --
                                                              --------   --------
  Income (loss) attributable to common shareholders.........   (10,709)    28,022
                                                              ========   ========
     Diluted weighted average shares of common stock
       outstanding..........................................    31,200     36,271
                                                              ========   ========
     Diluted net income (loss) per share before cumulative
       effect of change in accounting principle.............  $  (0.34)  $   0.89
                                                              ========   ========
       Diluted net income (loss) per share..................  $  (0.34)  $   0.77
                                                              ========   ========
  Weighted average sales of common stock outstanding........    31,200     32,516
  Effect of dilutive securities:
     Stock options(2).......................................        --        337
     Preferred stock(2).....................................        --      3,418
                                                              --------   --------
  Diluted weighted average shares of common stock
     outstanding............................................    31,200     36,271
                                                              ========   ========

---------------

(1) Amounts are not included in the computation of diluted net income (loss) per share for 2001, because to do so would have been antidilutive.

(2) Amounts are not included in the computation of diluted net income (loss) per share for 2000, because to do so would have been antidilutive.

                             BELCO OIL & GAS CORP.

NOTE 5 -- LONG TERM DEBT

     Long term debt consists of the following at December 31, 2000 and March 31, 2001 (in thousands):

                                                              DECEMBER 31,   MARCH 31,
                                                                  2000         2001
                                                              ------------   ---------
Revolving credit facility due 2004..........................    $141,000     $149,200
8 7/8% Senior Subordinated Notes due 2007...................     147,000      147,000
10 1/2% Senior Subordinated Notes due 2006, including
  premium totaling approximately $4.8 and $5.0 million for
  2001 and 2000, respectively...............................     114,033      113,848
                                                                --------     --------
          Total Debt........................................     402,033      410,048
Less: Current maturities....................................          --           --
                                                                --------     --------
Long term debt..............................................    $402,033     $410,048
                                                                ========     ========

     As of March 31, 2001, Belco's effective interest rate on the outstanding balance of $149.2 million on its line of credit was approximately 8.2% per annum.

     Belco's outstanding letters of credit totaled $10.0 million at March 31, 2001.

     Total cash interest expense paid for the three months ended March 31, 2001 was approximately $9.0 million. Interest capitalized during the first quarter of 2001 was $1.6 million.

NOTE 6 -- NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" which was amended by Financial Accounting Standards No. 138 ("SFAS 138") in June 1999. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows derivatives gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. We adopted SFAS 133 on January 1, 2001, the effective date as amended by SFAS 138. SFAS 133 will increase volatility of stockholder's equity, reporting earnings (losses) and other comprehensive income. The impact of compliance with SFAS 133 on the financial statements was that we recorded an additional $17.5 million in current assets, $2.0 million in non-current assets, $43.0 million in current liabilities and $12.7 million in non-current liabilities related to Belco's existing oil and gas hedges based on the forward price curve in effect at December 31, 2000. These contracts qualified for hedge accounting treatment under SFAS 133. The total potential net liability of $36.2 million ($23.5 million net of tax) related to qualifying hedge instruments was charged to Other Comprehensive Income and appears in the equity section of the balance sheet. After adoption, Belco was required to recognize any hedge ineffectiveness in the income statement which resulted in a charge of $347,000 for the three months ended March 31, 2001. In addition, Belco has three interest rate swaps that were affected by SFAS 133. These swaps did not qualify for hedge accounting and as a result, Belco recorded an additional $6.6 million ($4.3 million net of tax) in non-current liabilities with the offsetting charge to the income statement.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Westport Resources Corporation:

     We have audited the accompanying consolidated balance sheets of Westport Resources Corporation (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westport Resources Corporation and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado
February 23, 2001.

                         WESTPORT RESOURCES CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         2000
                                                              ---------   ----------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                       ASSETS

Current Assets:
  Cash and cash equivalents.................................  $ 19,475    $  20,154
  Accounts receivable, net..................................    14,645       49,200
  Prepaid expenses..........................................     1,712        4,670
                                                              --------    ---------
          Total current assets..............................    35,832       74,024
                                                              --------    ---------
Property and equipment, at cost:
  Oil and gas properties, successful efforts method:
     Proved properties......................................   307,068      591,367
     Unproved properties....................................    18,089       40,653
  Office furniture and equipment............................     2,182        2,642
  Leasehold improvements....................................       488          501
                                                              --------    ---------
                                                               327,827      635,163
Less accumulated depletion, depreciation and amortization...   (92,950)    (157,739)
                                                              --------    ---------
Net property and equipment..................................   234,877      477,424
                                                              --------    ---------
Other assets................................................       768          383
                                                              --------    ---------
          Total assets......................................  $271,477    $ 551,831
                                                              ========    =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $  8,482    $  28,547
  Accrued expenses..........................................    10,574       19,827
  Ad valorem taxes payable..................................     2,606        4,788
  Income taxes payable......................................        --          375
  Current portion of long-term debt.........................     1,333           --
                                                              --------    ---------
          Total current liabilities.........................    22,995       53,537
                                                              --------    ---------
Long-term debt..............................................   105,462          162
Deferred income taxes.......................................        --       38,503
Other liabilities...........................................     3,009        1,573
                                                              --------    ---------
          Total liabilities.................................   131,466       93,775
                                                              --------    ---------
Commitments and contingencies (Note 11)
Stockholders' equity:
  Common stock, $0.01 par value; 70,000,000 shares
     authorized; 15,630,501 and 38,419,041 shares issued and
     outstanding at December 31, 1999 and 2000,
     respectively...........................................       156          384
  Additional paid-in capital................................   198,295      472,576
  Accumulated deficit.......................................   (58,440)     (14,904)
                                                              --------    ---------
          Total stockholders' equity........................   140,011      458,056
                                                              --------    ---------
          Total liabilities and stockholders' equity........  $271,477    $ 551,831
                                                              ========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998        1999       2000
                                                              ---------   --------   ---------
                                                                 (IN THOUSANDS, EXCEPT PER
                                                                       SHARE AMOUNTS)
Operating revenues:
  Oil and natural gas sales.................................  $ 52,355    $75,488    $220,042
                                                              --------    -------    --------
Operating expenses:
  Lease operating expense...................................    21,554     22,916      34,397
  Production taxes..........................................     3,888      5,742      10,631
  Transportation costs......................................       850      1,725       3,034
  Exploration...............................................    14,664      7,314      12,790
  Depletion, depreciation and amortization..................    36,264     25,210      64,856
  Impairment of proved properties...........................     8,794      3,072       2,911
  Impairment of unproved properties.........................     1,898      2,273       5,124
  Stock compensation expense................................        --         --       5,539
  General and administrative................................     5,913      5,297       7,542
                                                              --------    -------    --------
          Total operating expenses..........................    93,825     73,549     146,824
                                                              --------    -------    --------
          Operating income (loss)...........................   (41,470)     1,939      73,218
                                                              --------    -------    --------
Other income (expense):
  Interest expense..........................................    (8,323)    (9,207)     (9,731)
  Interest income...........................................       403        489       1,230
  Gain on sale of assets, net...............................        --      3,637       3,130
  Derivative gain (loss) and other..........................        29         16        (587)
                                                              --------    -------    --------
Income (loss) before income taxes...........................   (49,361)    (3,126)     67,260
                                                              --------    -------    --------
Provision for income taxes:
  Current...................................................        --         --        (675)
  Deferred..................................................        --         --     (23,049)
                                                              --------    -------    --------
          Total provision for income taxes..................        --         --     (23,724)
                                                              --------    -------    --------
Net income (loss)...........................................  $(49,361)   $(3,126)   $ 43,536
                                                              ========    =======    ========
Weighted average number of common shares outstanding:
  Basic.....................................................    11,004     14,727      28,296
                                                              ========    =======    ========
  Diluted...................................................    11,004     14,727      28,645
                                                              ========    =======    ========
Net income (loss) per common share:
  Basic.....................................................  $  (4.49)   $ (0.21)   $   1.54
                                                              ========    =======    ========
  Diluted...................................................  $  (4.49)   $ (0.21)   $   1.52
                                                              ========    =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                              COMMON STOCK     ADDITIONAL
                                             ---------------    PAID-IN     ACCUMULATED
                                             SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                             ------   ------   ----------   -----------   --------
                                                                (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1997...............   9,638    $ 96     $136,955     $ (5,953)    $131,098
  Sale of common stock (Note 8)............   3,943      40       44,960           --       45,000
  Net loss.................................      --      --           --      (49,361)     (49,361)
                                             ------    ----     --------     --------     --------
BALANCE AT DECEMBER 31, 1998...............  13,581     136      181,915      (55,314)     126,737
  Sale of common stock (Note 8)............   2,050      20       16,380           --       16,400
  Net loss.................................      --      --           --       (3,126)      (3,126)
                                             ------    ----     --------     --------     --------
BALANCE AT DECEMBER 31, 1999...............  15,631     156      198,295      (58,440)     140,011
  Stock issuance for EPGC merger (Note
     4)....................................  15,236     152      165,204           --      165,356
  Merger costs paid by principal
     stockholder...........................      --      --        2,895           --        2,895
  Initial public offering of common
     stock.................................   7,535      75      103,836           --      103,911
  Option plan compensation.................      --      --        2,156           --        2,156
  Stock options exercised..................      13       1          140           --          141
  Stock issuance to directors..............       4      --           50           --           50
  Net income...............................      --      --           --       43,536       43,536
                                             ------    ----     --------     --------     --------
BALANCE AT DECEMBER 31, 2000...............  38,419    $384     $472,576     $(14,904)    $458,056
                                             ======    ====     ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998        1999       2000
                                                              ---------   --------   ---------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $ (49,361)  $ (3,126)  $  43,536
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depletion, depreciation and amortization...............     36,264     25,210      64,856
     Exploratory dry hole costs.............................      9,487      2,032       6,020
     Impairment of proved properties........................      8,794      3,072       2,911
     Impairment of unproved properties......................      1,898      2,273       5,124
     Stock compensation expense.............................         --         --       2,156
     Gain on sale of assets.................................         --     (3,637)     (3,130)
     Deferred income taxes..................................         --         --      23,049
     Director retainers settled for stock...................         --         --          50
     Changes in assets and liabilities, net of effects of
       acquisitions:
       Decrease (increase) in accounts receivable...........     11,778     (6,448)    (28,678)
       Increase in prepaid expenses.........................       (119)      (338)     (1,139)
       Increase (decrease) in accounts payable..............    (11,706)    (1,753)     17,930
       Increase in accrued expenses.........................      1,817      4,236       9,622
       Increase (decrease) in ad valorem taxes payable......     (1,097)       337       2,183
       Increase in income taxes payable.....................         --         --         375
       Decrease in other liabilities........................       (133)      (579)     (1,436)
                                                              ---------   --------   ---------
          Net cash provided by operating activities.........      7,622     21,279     143,429
                                                              ---------   --------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................    (49,630)   (14,005)   (102,229)
  Proceeds from sales of assets.............................        299     31,994       6,259
  Merger with EPGC..........................................         --         --     (42,403)
  TMC acquisition, net of cash acquired.....................    (56,348)        --          --
  Other acquisitions........................................     (7,030)        --      (1,454)
  Other.....................................................       (310)        (8)       (342)
                                                              ---------   --------   ---------
          Net cash provided by (used in) investing
            activities......................................   (113,019)    17,981    (140,169)
                                                              ---------   --------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net...............     45,000     16,400     104,052
  Proceeds from issuance of long-term debt..................     61,000         --      50,000
  Repayment of long-term debt...............................     (1,333)   (46,333)   (156,633)
                                                              ---------   --------   ---------
          Net cash provided by (used in) financing
            activities......................................    104,667    (29,933)     (2,581)
                                                              ---------   --------   ---------
Net increase (decrease) in cash and cash equivalents........       (730)     9,327         679
Cash and cash equivalents, beginning of year................     10,878     10,148      19,475
                                                              ---------   --------   ---------
Cash and cash equivalents, end of year......................  $  10,148   $ 19,475   $  20,154
                                                              =========   ========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................  $   7,472   $  9,575   $  10,649
                                                              =========   ========   =========
  Cash paid for income taxes................................  $      --   $     --   $     300
                                                              =========   ========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Common stock issued in connection with the EPGC merger....  $      --   $     --   $ 165,356
                                                              =========   ========   =========
  Liabilities assumed in connection with the EPGC merger....  $      --   $     --   $   1,850
                                                              =========   ========   =========
  EPGC merger expenses paid by principal stockholder........  $      --   $     --   $   2,895
                                                              =========   ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     On April 7, 2000, Westport Oil and Gas Company, Inc. merged with Equitable Production (Gulf) Company ("EPGC"), an indirect subsidiary of Equitable Resources, Inc. that held certain Gulf of Mexico assets (the "EPGC Properties"). This transaction was effected by a merger (the "Merger") between a newly-formed subsidiary of EPGC and Westport Oil and Gas Company, Inc., resulting in Westport Oil and Gas Company, Inc. becoming a wholly-owned subsidiary of EPGC, which subsequently changed its name to Westport Resources Corporation (the "Company"). Business activities of the Company include the exploration for and production of oil and natural gas primarily in the Gulf of Mexico, Rocky Mountains, the Gulf Coast and the West Texas/Mid Continent area.

     A summary of the Company's significant accounting policies follows:

  Cash and Cash Equivalents

     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The total carrying amount of cash and equivalents approximates the fair value of such instruments.

  Revenue Recognition

     The Company follows the sales method of accounting for oil and natural gas revenues. Under this method, revenues are recognized based on actual volumes of oil and natural gas sold to purchasers.

  Natural Gas Balancing

     The Company uses the sales method of accounting for natural gas imbalances. Under this method, revenue is recognized based on cash received rather than the Company's proportionate share of natural gas produced. Natural gas imbalances at December 31, 1999 and 2000 were not significant.

  Oil and Natural Gas Properties

     The Company accounts for its oil and natural gas operations using the successful efforts method of accounting. Under this method, all costs associated with property acquisition, successful exploratory wells and all development wells are capitalized. Items charged to expense generally include geological and geophysical costs, costs of unsuccessful exploratory wells and oil and natural gas production costs. All of the Company's oil and natural gas properties are located within the continental United States, the Gulf of Mexico and Canada.

     The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires the Company to assess the need for an impairment of capitalized costs of oil and natural gas properties on a field-by-field basis. In applying this statement, the Company compares the expected undiscounted future net revenues on a field-by-field basis with the related net capitalized costs at the end of each period. When the net capitalized costs exceed the undiscounted future net revenues, the cost of the property is written down to "fair value," which is determined using the discounted future net revenues on a field-by-field basis. In 1998, 1999 and 2000, the Company recorded proved property impairments of $8.8 million, $3.1 million and $2.9 million, respectively. Gains and losses resulting from the disposition of proved properties are included in operations.

     Capitalized costs of proved properties are depleted on a field-by-field basis using the units-of-production method based upon proved oil and natural gas reserves. The amortizable base of the Company's offshore properties includes estimated dismantlement, restoration and abandonment costs, net of estimated

                         WESTPORT RESOURCES CORPORATION
salvage values. In management's opinion, abandonment, restoration and dismantlement costs from onshore properties generally approximate the residual value of equipment, and therefore, no accrual for such costs has been recorded.

     Unproved properties are assessed periodically to determine whether impairment has occurred. Sales proceeds from unproved oil and natural gas properties are credited to related costs of the prospect sold until all such costs are recovered and then to net gain or loss on sales of unproved oil and natural gas properties. In 1998, 1999 and 2000, the Company recorded unproved property impairments of $1.9 million, $2.3 million and $5.1 million, respectively.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation.

  Earnings (Loss) per Common Share

     The Company follows the provisions of SFAS No. 128, "Earnings Per Share." Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on the weighted average number of common shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock. All options to purchase common shares were excluded from the computation of diluted earnings per share in 1998 and 1999, because they were antidilutive as a result of the Company's net losses in those years. Dilutive securities of the Company consist entirely of outstanding options to purchase shares of the Company's common stock.

  Consolidated Statements of Cash Flows

     For purposes of the Statements of Cash Flows, the costs of exploratory dry holes are included in cash flows from investing activities.

  Income Taxes

     The Company computes income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach which results in the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of those assets and liabilities. SFAS No. 109 also requires the recording of a valuation allowance if it is more likely than not that some portion or all of a deferred tax asset will not be realized.

  Office Furniture and Equipment and Leasehold Improvements

     Office furniture and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives of five to seven years. Leasehold improvements are amortized over the life of the related lease. Maintenance and repairs are charged to expense as incurred. Gains or losses on dispositions of office furniture and equipment are included in operations.

  Commodity Derivative Instruments and Hedging Activities

     The Company periodically enters into commodity derivative contracts and fixed-price physical contracts to manage its exposure to oil and natural gas price volatility. The Company primarily utilizes price swaps, futures contracts or collars, which are generally placed with major financial institutions or

                         WESTPORT RESOURCES CORPORATION
with counterparties of high credit quality that the Company believes are minimal credit risks. The oil and natural gas reference prices of these commodity derivatives contracts are based upon crude oil and natural gas futures which have a high degree of historical correlation with actual prices received by the Company. The Company accounts for its commodity derivatives contracts using the hedge (deferral) method of accounting when the derivative contracts are designated as hedges for accounting purposes and the mark to market method if such derivative contracts do not qualify as hedges for accounting purposes. Under the deferral method, gains and losses from derivative contracts accounted for as hedges are recognized in oil and natural gas revenue when the associated production occurs, and the resulting cash flows are reported as cash flows from operating activities. Gains and losses from commodity derivatives contracts accounted for as hedges that are closed before the hedged production occurs are deferred until the production month originally hedged. In the event of a loss of correlation between changes in oil and natural gas reference prices under a commodity derivatives contract and actual oil and natural gas prices, a gain or loss would be recognized currently to the extent the commodity derivatives contract did not offset changes in actual oil and natural gas prices. Under mark to market accounting, gains and losses on derivative contracts not qualifying as hedges are reflected as derivative gains (losses) in the accompanying statements of operations at each period end.

     At December 31, 2000, the Company had costless collar agreements for a total of 7,720,000 Mmbtus of natural gas for the months of January through December 2001 at a floor price ranging from $4.50 per Mmbtu to $5.00 per Mmbtu and a ceiling price ranging from $6.00 per Mmbtu to $7.00 per Mmbtu. One costless collar agreement for 4,380,000 Mmbtus of natural gas for the months of January through December 2001 was treated as a hedge for accounting purposes. The other costless collar agreement for 3,340,000 Mmbtus of natural gas was for the months of February through December. This gas collar did not qualify as a hedge for accounting purposes.

     In accordance with SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Company has estimated the fair value of its commodity derivative arrangements at December 31, 2000 utilizing the then-applicable crude oil and natural gas strips. While it is not the Company's intention to terminate any of the arrangements, it is estimated that the Company would have to pay approximately $5.4 million to terminate the then-existing arrangements on December 31, 2000 (including $0.7 million which has been recorded as a derivative loss in the 2000 statement of operations). Due to the volatility of crude oil and natural gas prices, the fair market value may not be representative of the actual gain or loss that will be realized by the Company in 2001.

     The Company recognized reductions of oil and natural gas revenues of $7.9 million and $24.6 million from hedging agreements in 1999 and 2000, respectively. The Company recognized an increase in oil and natural gas revenues of $298,000 from oil hedging agreements in 1998. The Company recognized a derivative loss of $0.7 million in 2000 from commodity derivative contracts that did not qualify as hedges for accounting purposes.

  Interest Rate Swap Agreement

     The Company periodically enters into interest rate swap agreements to effectively convert a portion of its floating-rate borrowings into fixed rate obligations. The interest rate differential to be received or paid is recognized as a current period adjustment to interest expense.

     The Company entered into an interest rate swap contract for a period commencing on July 30, 1998 and ending on March 11, 2002. The contract, as amended, is for an aggregate notional amount of $25 million with a fixed interest rate of 5.58% payable by the Company and the variable interest rate, a three-month LIBOR, payable by the third party. The difference between the Company's fixed rates and the three-month LIBOR rate, which is reset every 90 days, is received or paid by the Company in arrears every 90 days and recognized as an adjustment to interest expense. Accordingly, the Company received

                         WESTPORT RESOURCES CORPORATION

$7,000 in December, 1998, paid $192,000 in 1999 and received $423,000 in 2000.
As a result of the Company's minimal debt balance at December 31, 2000, the interest rate swap did not qualify as a hedge for accounting purposes. As such, the Company recorded a mark to market gain of approximately $65,000 on the interest rate swap at December 31, 2000.

  Recent Pronouncements

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. Accordingly, upon adoption of SFAS No. 133 on January 1, 2001, the Company recorded a hedging loss of approximately $3.1 million (net of tax effect of $1.6 million) as a cumulative effect of a change in accounting principal in other comprehensive income for the fair market value of derivative contracts designated as hedges. A corresponding entry of $4.7 million was recorded to derivative liability on the balance sheet.

     In September 2000, the Emerging Issues Task Force reached a consensus on issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs" ("EITF No. 00-10"), which requires shipping and handling costs to be reflected as an operating expense rather than as a reduction of revenue. The Company was required to adopt the provisions of EITF No. 00-10 in the fourth quarter of 2000. Accordingly, the Company restated oil and natural gas revenues for all periods presented to exclude the effects of transportation costs and recorded such transportation costs as a separate line in the statements of operations. Adoption of the provisions of EITF No. 00-10 had no impact on net income (loss).

  Fair Value of Financial Instruments

     The carrying amounts of the Company's cash, accounts receivable, accounts payable, and accrued expenses approximate fair value due to the short-term maturities of these assets and liabilities. The carrying amount of the Company's long-term debt approximates fair value based on the variable borrowing rate of the credit facility.

  Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company's consolidated financial statements are based on a number of significant estimates including oil and natural gas reserve quantities which are the basis for the calculation of depletion and impairment of oil and natural gas properties. The Company's reserve estimates, which are inherently imprecise, are determined by outside petroleum engineers.

                         WESTPORT RESOURCES CORPORATION

  Comprehensive Income

     The Company follows the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to owner. The Company had no such changes in 1998, 1999 or 2000.

  Reclassifications

     Certain amounts reported in the prior year consolidated financial statements have been reclassified to correspond to the December 31, 2000 presentation.

2. INITIAL PUBLIC OFFERING

     On October 19, 2000, the Company completed an initial public offering of
9.15 million shares of common stock at $15.00 per share. The over allotment of
1.035 million additional shares was completed on November 22, 2000. Of the total
10.185 million shares sold, 7.535 million shares were offered by the Company and
2.65 million shares were offered by selling stockholders. After payment of underwriting discounts and offering costs of $9.1 million, the Company received net proceeds of $103.9 million. The proceeds were used to repay a portion of the Company's outstanding debt.

     Prior to completion of the initial public offering, the Board of Directors approved a restated certificate of incorporation in Delaware. Subsequent to filing of the restated certificate, the Company split the common stock on a three-for-two basis by way of a stock dividend. All par value, authorized shares, common stock and common stock amounts have been retroactively restated in the accompanying consolidated financial statements to reflect the stock split.

3. STOCK OPTION REPURCHASE

     On March 24, 2000, the Company repurchased and cancelled 1,344,510 stock options, representing all outstanding stock options at that date, from employees and directors for approximately $3.4 million. The cost to repurchase the stock options is included in stock compensation expense in the accompanying statement of operations for the year ended December 31, 2000. The cost to repurchase the stock options was based on the difference between $10.85 and the exercise prices of $8.00 and $10.67 of such options. See Note 9.

4. MERGER

     The Merger was a non-taxable transaction accounted for using purchase accounting with Westport Oil and Gas as the surviving entity. Westport Resources Corporation paid $50 million in cash from bank borrowings, issued 15.236 million shares of common stock valued at $10.85 per share and assumed liabilities of $1.85 million to consummate the Merger. The EPGC Properties consist of 37 producing properties and 30 undeveloped blocks in the Gulf of Mexico. The results of operations of EPGC have been included in the Company's statement of operations since the closing date of April 7, 2000.

                         WESTPORT RESOURCES CORPORATION

     The total purchase price of $217.2 million was allocated as follows (in thousands):

Acquisition Costs:
  Common stock issued.....................................  $165,356
  Cash paid/Long-term debt incurred.......................    50,000
  Liabilities assumed.....................................     1,850
                                                            --------
          Total acquisition costs.........................  $217,206
                                                            ========
Allocation of Acquisition Costs:
  Oil and gas properties -- proved........................  $193,603
  Oil and gas properties -- unproved......................    23,603
                                                            --------
          Total...........................................  $217,206
                                                            ========

     The value of the common stock issued to consummate the Merger was determined utilizing a valuation model to determine a Net Asset Value ("NAV") for each company based on the pre-tax discounted future net revenues of the companies' oil and gas reserves, derived from third party engineering reports, adjusted for the companies' other assets and liabilities.

     In addition to the acquisition costs discussed above, the Company also recorded deferred taxes of $15.5 million (net of the reversal of previously established deferred tax valuation allowances of $21.9 million) for the difference between the historical tax basis of the EPGC Properties and the acquisition costs. Merger costs of $2.9 million paid by the Company's then principal stockholder were also recorded as acquisition costs (with a corresponding amount recorded to additional paid-in capital). The carrying value of the oil and gas properties was subsequently reduced by approximately $15 million for normal working capital adjustments for the period between the effective date, October 1, 1999, to the closing date.

  Pro Forma Results of Operations (Unaudited)

     The following table reflects the unaudited pro forma results of operations for the years ended December 31, 1999 and 2000 as though the Merger had occurred as of January 1 of each year presented. The pro forma amounts are not necessarily indicative of the results that may be reported in the future.

                                                     FOR THE YEAR ENDED
                                                        DECEMBER 31,
                                                  -------------------------
                                                     1999          2000
                                                  -----------   -----------
                                                  (IN THOUSANDS, EXCEPT PER
                                                         SHARE DATA)
Revenues........................................   $140,360      $238,974
Net income......................................      9,452        46,860
Basic net income per share......................       0.32          1.66
Diluted net income per share....................       0.31          1.64

5. CONCENTRATION OF CREDIT RISK

     The Company has accounts with separate banks in Denver, Colorado and Calgary, Canada. The Company invests substantially all available cash in an overnight investment account consisting of U.S. Treasury obligations. At December 31, 2000, the balance in the overnight investment account was $17.2 million.

     The Company sells its oil and natural gas production to creditworthy companies. Allowances for potential credit losses relating to product sales are not maintained and the Company does not require collateral.

                         WESTPORT RESOURCES CORPORATION

6. INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              1998   1999    2000
                                                              ----   ----   -------
                                                                 (IN THOUSANDS)
CURRENT:
  Federal...................................................  $--    $--    $   675
  State.....................................................   --     --         --
                                                              ---    ---    -------
                                                               --     --        675
                                                              ---    ---    -------
DEFERRED:
  Federal...................................................   --     --     22,289
  State.....................................................   --     --        760
                                                              ---    ---    -------
                                                               --     --     23,049
                                                              ---    ---    -------
Provision for income taxes..................................  $--    $--    $23,724
                                                              ===    ===    =======

     The difference between the provision for income taxes and the amounts computed by applying the U.S. federal statutory rate are as follows:

                                                         FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------------------
                                                           1998        1999       2000
                                                         ---------   --------   --------
                                                                 (IN THOUSANDS)
Federal statutory rate.................................  $(16,783)   $(1,063)   $23,541
State income taxes, net of Federal effect..............    (1,630)      (103)       760
Change in valuation allowance..........................    18,425      1,177       (460)
Other permanent differences............................       (12)       (11)      (117)
                                                         --------    -------    -------
                                                         $     --    $    --    $23,724
                                                         ========    =======    =======

     Long-term deferred tax assets (liabilities) are comprised of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Oil and natural gas properties..............................  $  4,945   $(45,031)
Net operating loss carryforward.............................    17,443      5,853
Alternative minimum tax credit..............................        --        675
Valuation allowance.........................................   (22,388)        --
                                                              --------   --------
Net deferred tax liability..................................  $     --   $(38,503)
                                                              ========   ========

     As of December 31, 2000, the Company had net operating loss carryforwards for income tax purposes of approximately $16.7 million which expire between 2018 and 2019 and may be utilized to reduce future tax liability of the Company. In first quarter 2000, the Company reduced its valuation allowance by approximately $460,000 based on a determination that a portion of the Company's deferred tax assets would be realized in the future based on taxable income generated by current operations. In second quarter 2000, the Company reduced the remaining valuation allowance of $21.9 million as a result of the Merger (see Note 4). The Company believes under existing tax law it will be able to utilize its historical

                         WESTPORT RESOURCES CORPORATION
deductible temporary differences and carryforwards to offset the taxable temporary differences resulting from the Merger.

7. LONG-TERM DEBT

     Long-term debt consisted of:

                                                               DECEMBER 31,
                                                              ---------------
                                                                1999     2000
                                                              --------   ----
                                                              (IN THOUSANDS)
9% bank term note, payable in 24 equal quarterly
  installments of $333,333 plus interest, January 31, 1995
  through December 31, 2000.................................  $  1,333   $ --
Bank line of credit due on April 4, 2003....................   105,462    162
                                                              --------   ----
                                                               106,795    162
Less current portion........................................    (1,333)    --
                                                              --------   ----
                                                              $105,462   $162
                                                              ========   ====

     The Company entered into a credit agreement as of April 7, 2000 among a syndicate of banks led by Bank of America, N.A. in the aggregate amount of $325.0 million. The amount available for borrowing under the credit facility is limited to an initial borrowing base of $200.0 million, but will be redetermined semi-annually beginning on October 1, 2000. The credit agreement matures on April 4, 2003 and is secured by substantially all of the Company's oil and gas properties. Advances under the credit agreement can be in the form of either a base rate loan or a Eurodollar loan. The interest on a base rate loan is a fluctuating rate equal to (i) the higher of (a) the Federal funds rate plus 0.5% and (b) Bank of America's prime rate, plus (ii) a margin of either 0% or 0.25% depending on the amounts outstanding under the credit agreement. The interest on a Eurodollar loan is equal to the sum of (i) a margin of between 1.00% and 1.75% depending on the amount outstanding under the credit agreement and (ii) the rate obtained by dividing the Eurodollar rate by one minus the reserve requirement for the Eurodollar loan. The weighted average rate in effect was 8.0% and 7.61% at December 31, 2000 and 1999, respectively. Commitment fees under the credit agreement fluctuate from 0.25% to 0.40% based on the ratio of the borrowing base to available borrowings. The credit agreement contains various covenants and restrictive provisions including two financial covenants that require the Company to maintain a current ratio of not less than 1.0 to 1.0 and a ratio of EBITDA, as defined, to consolidated interest expense for the preceding four consecutive fiscal quarters of not less than 2.5 to 1.0.

8. STOCKHOLDERS' EQUITY

     In 1998 and 1999, 3,942,758, and 2,050,001 shares of common stock were purchased by the Company's then principal stockholder for share prices of $11.41, and $8.00, respectively. The share prices reflected the estimated market value of the Company's stock at the time of purchase. The estimated market value was determined utilizing a valuation model that was based on the pre tax discounted future net revenues from the Company's oil and gas reserves adjusted for the Company's other assets and liabilities.

9. STOCK OPTIONS

     On October 17, 2000, the Westport Resources Directors' Stock Option Plan and the Westport Resources Corporation Stock Option Plan (the "Predecessor Plans") were merged into the Westport Resources Corporation 2000 Stock Incentive Plan (the "Stock Option Plan"). The Stock Option Plan provides for issuance of options to employees, officers and directors to purchase shares of common stock.

                         WESTPORT RESOURCES CORPORATION

The aggregate number of shares of common stock that may be issued under the Stock Option Plan is 4,110,813 shares. The exercise price, vesting and duration of the options may vary and will be determined at the time of issuance. During 2000, options to purchase 2,110,880 shares of the Company's common stock were granted under the Stock Option Plan at exercise prices between $10.85 and $17.63 per share, which reflected the estimated fair market value of the shares at the date of grant. The options vest ratably over two or three years from the date of grant and have a term of 10 years. Of the 2,110,880 options granted in 2000, 1,344,510 options are deemed to be replacement options (the "Replacement Options") for those options repurchased by the Company on March 24, 2000 (see
Note 3). During 1998 and 1999, options to purchase 93,750 and 597,600 shares of the Company's common stock were granted under the Predecessor Plans at exercise prices between $15.78 and $8.00 per share, which reflected the estimated fair market value of the shares at the date of grant.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." The Interpretation clarifies
(a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan,
(c) the accounting consequence of various modifications to the terms of previously fixed stock options or awards, and (d) the accounting for an exchange of stock options and/or awards in a business combination. The Interpretation was effective July 1, 2000, but certain conclusions in the Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that the Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying the Interpretation are recognized on a prospective basis from July 1, 2000. Under provisions of the Interpretation, we are required to account for 1,080,473 of the Replacement Options as variable awards from July 1, 2000 until the date the options are exercised, forfeited or expire unexercised. Compensation cost will be measured for the amount of any increases in our stock price after July 1, 2000 and recognized over the remaining vesting period of the options. Any decreases in our stock price subsequent to July 1, 2000 will be recognized as a decrease in compensation cost, limited to the amount of compensation cost previously recognized as a result of increases in our stock price. Any adjustment to compensation cost for further changes in the stock price after the award vests will be recognized immediately. As of December 31, 2000, 1,018,223 of the Replacement Options were still outstanding, which resulted in $2.1 million of compensation cost recorded in the 2000 statement of operations.

                         WESTPORT RESOURCES CORPORATION

     A summary of the status of the Company's Stock Option Plan and Predecessor Plans as of December 31, 1998, 1999 and 2000 and changes during the years ended December 31, 1998, 1999 and 2000 are as follows:

                                                                            WEIGHTED
                                                                SHARES      AVERAGE
                                                                 UNDER      EXERCISE
                                                              OPTION PLAN    PRICE
                                                              -----------   --------
Balance at December 31, 1997................................     986,723     $15.74
  Options granted...........................................      93,750      11.41
                                                              ----------
Balance at December 31, 1998................................   1,080,473      15.37
  Options cancelled.........................................    (333,563)     15.37
  Options granted...........................................     597,600       8.64
                                                              ----------
Balance at December 31, 1999................................   1,344,510       8.29
  Options repurchased.......................................  (1,344,510)     12.43
  Options granted...........................................   2,110,880      12.61
  Options forfeited.........................................     (44,421)     10.85
  Options exercised.........................................     (13,018)     10.85
                                                              ----------
Balance at December 31, 2000................................   2,053,441      12.61
                                                              ==========
Options exercisable at December 31, 1998....................     397,619      15.65
                                                              ==========
Options exercisable at December 31, 1999....................     455,544       8.00
                                                              ==========
Options exercisable at December 31, 2000....................      29,516      10.85
                                                              ==========

     The Company has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and has elected to adopt the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation costs for the Company's options been determined based on the fair value at the grant dates consistent with SFAS No. 123, the Company's net income would have been decreased and the net loss would have been increased to the pro forma amounts indicated below:

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                         -------------------------------------
                                                            1998          1999         2000
                                                         -----------   ----------   ----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss)
  As reported..........................................    $(49,361)     $(3,126)     $43,536
  Pro forma............................................     (50,385)      (4,114)      41,885
Basic net income (loss) per common share
  As reported..........................................    $  (4.49)     $ (0.21)     $  1.54
  Pro forma............................................       (4.58)       (0.28)        1.51
Diluted net income (loss) per common share
  As reported..........................................    $  (4.49)     $ (0.21)     $  1.52
  Pro forma............................................       (4.58)       (0.28)        1.49

     The weighted average fair value of options granted during the years ended December 31, 1998, 1999 and 2000, calculated using the Black-Scholes option pricing model, was $2.69, $4.21 and $5.44, respectively. The fair value of each option granted is estimated with the following weighted average assumptions for grants in 1998, 1999 and 2000: risk-free interest rate of 5.52%, 5.53% and 6.25%, respectively; no dividend yields; expected volatility of 0.01%, 0.01% and 38.34%, respectively; and expected lives of 5 years.

                         WESTPORT RESOURCES CORPORATION

10. MAJOR PURCHASERS

     The following purchasers accounted for 10% or more of the Company's oil and gas sales for the years ended December 31, 1998, 1999 and 2000:

                                                              1998   1999   2000
                                                              ----   ----   ----
Dynegy Inc. ................................................   --     --     23%
Conoco Inc. ................................................   26%    26%    14%
Koch Oil Company............................................   18%    --     --
Energen Resources MAQ, Inc. ................................   17%    20%    --
EOTT Energy Corporation.....................................   --     20%    13%

11. COMMITMENTS AND CONTINGENCIES

     At December 31, 2000, the Company had two leases covering office space under noncancelable agreements which begin to expire in November, 2003. The minimum annual rental payments under the leases are as follows (in thousands):

YEAR ENDING DECEMBER 31
-----------------------
2001.......................................................   $  502
2002.......................................................      515
2003.......................................................      482
                                                              ------
                                                              $1,499
                                                              ======

     Rent expense for the years ended December 31, 1998, 1999 and 2000 was approximately $652,000, $497,000 and $820,000, respectively.

     The Company entered into employment agreements on May 8, 2000 with its chief executive officer and president, which provide for annual base salaries of $325,000 and $225,000, respectively, subject to annual adjustments through May 31, 2003. The agreements provide for severance payments equal to three times the individual's then applicable base salary and three times the average of the bonus the individual received the last three years if the Company terminates such person's employment other than for cause or if such person's employment is terminated upon a change of control.

     The Company is subject to governmental and regulatory controls arising in the ordinary course of business. It is the opinion of the Company's management that there are no claims or litigation involving the Company that are likely to have a material adverse effect on its financial position or results of operations.

12. PRODUCING PROPERTIES ACQUISITIONS AND DIVESTITURES

  Total Minatome Corporation Acquisition

     On October 15, 1998, the Company entered into an agreement ("Agreement") with an industry partner ("Purchaser") in connection with a stock purchase ("Stock Purchase") agreement between Purchaser and Total Minatome Corporation ("TMC") for the purchase of all of the outstanding stock of TMC ("TMC Acquisition"), as an express third party beneficiary of the rights of the Purchaser and the obligations of TMC under the Stock Purchase. Pursuant to the Agreement, subsequent to the TMC Acquisition the Purchaser assigned the Company a 31% interest in the individual assets and liabilities of TMC ("TMC Property Acquisition"), which consist primarily of working interests in oil and natural gas properties, for consideration of approximately $56 million. The TMC Property Acquisition was funded by sales of common stock to the Company's then principal stockholder and bank borrowings. The TMC

                         WESTPORT RESOURCES CORPORATION

Property Acquisition was accounted for using the purchase method with the purchase price allocated among proved and unproved oil and natural gas properties and other assets and liabilities based on their relative fair values. Revenue associated with the TMC Property Acquisition for the 3-month period ended December 31, 1998 was approximately $5.5 million.

  Other Acquisitions

     During 1998 the Company acquired producing properties ("Other Acquisitions") for a total cash purchase price of approximately $7 million. The Other Acquisitions were funded by sales of common stock to the Company's then principal stockholder and bank borrowings. The Other Acquisitions were accounted for using the purchase method. Revenues associated with these properties for the year ended December 31, 1998 were approximately $1.3 million.

  Sale of Offshore Properties

     During 2000, the Company sold an interest in an oil and natural gas development and exploration prospect located offshore in the Gulf of Mexico for $6.2 million. The property had a book value of $2.9 million, and a $3.3 million gain was recorded on the sale. Proceeds from the sale were used to reduce borrowings under the credit agreement.

     During 1999, the Company sold certain interests in oil and natural gas development and exploration prospects located offshore in the Gulf of Mexico for $21.4 million. The properties had a book value of $17.4 million, and a $4.0 million gain was recorded on the sale. Proceeds from the sale were used to reduce borrowings under the credit agreement.

13. RETIREMENT SAVINGS PLAN

     Effective December 1, 1995, the Company adopted a retirement savings plan. The Westport Savings and Profit Sharing Plan (the "Plan") is a defined contribution plan and covers all employees of the Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and Section 401(k) of the Internal Revenue Code.

     The assets of the Plan are held and the related investments are executed by the Plan's trustee. Participants in the Plan have investment alternatives in which to place their funds and may place their funds in one or more of these investment alternatives. Administrative fees are paid by the Company on behalf of the Plan. The Plan provides for discretionary matching by the Company of 60% of each participant's contributions up to 6% of the participant's compensation. The Company contributed $104,000, $114,000 and $155,000, for the years ended December 31, 1998, 1999, and 2000, respectively.

                         WESTPORT RESOURCES CORPORATION

14. SUPPLEMENTAL INFORMATION RELATED TO OIL AND GAS ACTIVITIES

     The following tables set forth certain historical costs and costs incurred related to the Company's oil and natural gas producing activities:

                                                               DECEMBER 31,
                                                      -------------------------------
                                                        1998       1999       2000
                                                      --------   --------   ---------
                                                              (IN THOUSANDS)
Capitalized costs
  Proved oil and natural gas properties.............  $316,243   $307,068   $ 591,367
  Unproved oil and natural gas properties...........    32,611     18,089      40,653
                                                      --------   --------   ---------
          Total oil and natural gas properties......   348,854    325,157     632,020
  Less: Accumulated depletion, depreciation and
     amortization...................................   (73,096)   (91,325)   (155,752)
                                                      --------   --------   ---------
          Net capitalized costs.....................  $275,758   $233,832   $ 476,268
                                                      ========   ========   =========

                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------------------
                                                          1998        1999       2000
                                                        ---------   --------   ---------
                                                                 (IN THOUSANDS)
Costs incurred
  Proved property acquisition costs...................  $ 61,938    $    --    $182,944
  Unproved property acquisition costs.................    15,873      2,336      31,821
  Exploration costs...................................    19,806      7,958      34,622
  Development costs...................................    15,164      3,695      58,958
                                                        --------    -------    --------
          Total.......................................  $112,781    $13,989    $308,345
                                                        ========    =======    ========

  Oil and Gas Reserve Information (Unaudited)

     The following summarizes the policies used by the Company in preparing the accompanying oil and natural gas reserve disclosures, Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves and reconciliation of such Standardized Measure between years.

     Estimates of total proved and proved developed reserves at December 31, 2000 were prepared by Ryder Scott Company, L.P. and Netherland, Sewell and Associates, Inc. and internal estimates. The Ryder Scott and Netherland Sewell reports covered approximately 85% of the total net present value of the reserves and the internally generated report covered the remaining 15% of the net present value. Estimates of total proved and proved developed reserves at December 31, 1998 and 1999 were prepared by Ryder Scott Company, L.P. Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be recovered through existing wells with existing equipment and operating methods. Substantially all of the Company's oil and natural gas reserves are located in the United States and the Gulf of Mexico.

     The Standardized Measure of discounted future net cash flows from production of proved reserves was developed as follows:

          1. Estimates are made of quantities of proved reserves and the future periods during which they are expected to be produced based on year-end economic conditions.

                         WESTPORT RESOURCES CORPORATION

          2. The estimated future cash flows from proved reserves were determined based on year-end prices held constant, except in those instances where fixed and determinable price escalations are included in existing contracts.

          3. The future cash flows are reduced by estimated production costs and costs to develop and produce the proved reserves, all based on year-end economic conditions and by the estimated effect of future income taxes based on statutory income tax rates in effect at each year end, the Company's tax basis in its proved oil and natural gas properties and the effect of net operating loss, investment tax credit and other carryforwards.

     The Standardized Measure of discounted future net cash flows does not purport to present, nor should it be interpreted to present, the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

  Quantities of Oil and Gas Reserves (Unaudited)

     The following table presents estimates of the Company's net proved and proved developed oil and gas reserves:

                                                               OIL       GAS
                                                              (Mbls)   (Mmcf)
                                                              ------   -------
Proved reserves at December 31, 1997........................  27,991    28,791
  Revisions of previous estimates...........................  (2,905)    5,618
  Discoveries...............................................   1,882     5,116
  Purchase of minerals in place.............................   1,212    70,395
  Sales of minerals in place................................    (321)   (1,235)
  Production................................................  (3,483)   (8,101)
                                                              ------   -------
Proved reserves at December 31, 1998........................  24,376   100,584
  Revisions of previous estimates...........................  13,814    20,332
  Discoveries...............................................     708    24,250
  Purchase of minerals in place.............................      --        --
  Sales of minerals in place................................  (2,848)  (12,515)
  Production................................................  (3,300)  (13,313)
                                                              ------   -------
Proved reserves at December 31, 1999........................  32,750   119,338
  Revisions of previous estimates...........................   1,417    10,662
  Discoveries...............................................   3,135    33,445
  Purchase of minerals in place.............................   3,249   116,783
  Sales of minerals in place................................  (2,167)     (447)
  Production................................................  (3,584)  (34,316)
                                                              ------   -------
Proved reserves at December 31, 2000........................  34,800   245,465
                                                              ======   =======
Proved developed reserves at December 31, 1998..............  20,323    80,627
                                                              ======   =======
Proved developed reserves at December 31, 1999..............  29,489    82,807
                                                              ======   =======
Proved developed reserves at December 31, 2000..............  28,673   185,354
                                                              ======   =======

                         WESTPORT RESOURCES CORPORATION

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
              RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)

                                                               DECEMBER 31,
                                                    ----------------------------------
                                                      1998        1999         2000
                                                    ---------   ---------   ----------
                                                              (IN THOUSANDS)
Future cash flows.................................  $ 392,158   $ 986,992   $2,993,022
Future production costs...........................   (170,279)   (362,648)    (546,358)
Future development costs..........................    (42,957)    (44,552)    (119,415)
                                                    ---------   ---------   ----------
Future net cash flows before tax..................    178,922     579,792    2,327,249
Future income taxes...............................     (4,766)   (100,178)    (691,048)
                                                    ---------   ---------   ----------
Future net cash flows after tax...................    174,156     479,614    1,636,201
Annual discount at 10%............................    (69,550)   (157,179)    (537,802)
                                                    ---------   ---------   ----------
Standardized measure of discounted future net cash
  flows...........................................  $ 104,606   $ 322,435   $1,098,399
                                                    =========   =========   ==========
Discounted future net cash flows before income
  taxes...........................................  $ 111,284   $ 349,099   $1,570,892
                                                    =========   =========   ==========

      CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
                                  (UNAUDITED)

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        1998       1999       2000
                                                      --------   --------   ---------
                                                              (IN THOUSANDS)
Oil and natural gas sales, net of production
  costs.............................................  $(25,765)  $(53,009)  $(196,608)
Net changes in anticipated prices and production
  cost..............................................   (65,975)   147,678     369,244
Extensions and discoveries, less related costs......     6,536     19,831     228,685
Changes in estimated future development costs.......     5,114    (11,691)    (15,807)
Previously estimated development costs incurred.....     6,865      6,175      16,827
Net change in income taxes..........................    (4,821)   (19,985)   (445,830)
Purchase of minerals in place.......................    41,513         --     748,854
Sales of minerals in place..........................    (2,301)    (2,896)     (3,205)
Accretion of discount...............................    15,541     11,129      34,910
Revision of quantity estimates......................    (5,822)   130,750      48,384
Changes in production rates and other...............   (19,829)   (10,153)     (9,490)
                                                      --------   --------   ---------
          Change in standardized measure............  $(48,944)  $217,829   $ 775,964
                                                      ========   ========   =========

                         WESTPORT RESOURCES CORPORATION

15. SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                               FIRST    SECOND     THIRD    FOURTH
                                              QUARTER   QUARTER   QUARTER   QUARTER   FULL YEAR
                                              -------   -------   -------   -------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
2000
Total revenues..............................  $25,462   $53,154   $64,075   $77,351   $220,042
Gross profit(1).............................  $16,094   $41,330   $52,230   $62,326   $171,980
Net income..................................  $ 1,397   $ 9,209   $19,004   $13,926   $ 43,536
Net income per share(2)
  Basic.....................................  $  0.13   $  0.40   $  0.62   $  0.38   $   1.54
  Diluted...................................  $  0.13   $  0.40   $  0.61   $  0.37   $   1.52
1999
Total revenues..............................  $15,150   $17,516   $19,784   $23,038   $ 75,488
Gross profit(1).............................  $ 8,560   $11,006   $11,477   $14,062   $ 45,105
Net income (loss)...........................  $  (159)  $(1,617)  $ 2,287   $(3,637)  $ (3,126)
Net income (loss) per share(2)
  Basic.....................................  $ (0.02)  $ (0.12)  $  0.15   $ (0.23)  $  (0.21)
  Diluted...................................  $ (0.02)  $ (0.12)  $  0.14   $ (0.23)  $  (0.21)

---------------

(1) Gross profit is computed as the excess of oil and natural gas revenues over operating expenses. Operating expenses include lease operating expense, production taxes and transportation costs.

(2) The sum of the individual quarterly net income (loss) per share may not agree with year-to-date net income (loss) per share as each period's computation is based on the weighted average number of common shares outstanding during the period.

                         WESTPORT RESOURCES CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,    MARCH 31,
                                                                  2000          2001
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                         ASSETS


Current Assets:
  Cash and cash equivalents.................................   $  20,154      $  73,565
  Accounts receivable, net..................................      49,200         45,087
  Derivative asset..........................................          --            998
  Prepaid expenses..........................................       4,670          5,749
                                                               ---------      ---------
          Total current assets..............................      74,024        125,399
                                                               ---------      ---------
Property and equipment, at cost:
  Oil and natural gas properties, successful efforts method:
     Proved properties......................................     591,367        610,039
     Unproved properties....................................      40,653         40,367
  Office furniture and equipment............................       2,642          2,868
  Leasehold improvements....................................         501            501
                                                               ---------      ---------
                                                                 635,163        653,775
Less accumulated depletion, depreciation and amortization...    (157,739)      (177,990)
                                                               ---------      ---------
Net property and equipment..................................     477,424        475,785
                                                               ---------      ---------
Other assets................................................         383            383
                                                               ---------      ---------
          Total assets......................................   $ 551,831      $ 601,567
                                                               =========      =========

                          LIABILITIES AND STOCKHOLDERS' EQUITY


Current Liabilities:
  Accounts payable..........................................   $  28,547      $  29,523
  Accrued expenses..........................................      19,827         12,967
  Ad valorem taxes payable..................................       4,788          6,676
  Income taxes payable......................................         375          1,352
                                                               ---------      ---------
          Total current liabilities.........................      53,537         50,518
                                                               ---------      ---------
Long-term debt..............................................         162            162
Deferred income taxes.......................................      38,503         56,787
Other liabilities...........................................       1,573          1,571
                                                               ---------      ---------
          Total liabilities.................................      93,775        109,038
                                                               ---------      ---------
Stockholders' equity:
  Common stock, $0.01 par value; 70,000,000 authorized;
     38,419,041 and 38,440,591 shares issued and outstanding
     at December 31, 2000 and March 31, 2001,
     respectively...........................................         384            384
  Additional paid-in capital................................     472,576        473,121
  Retained earnings accumulated (deficit)...................     (14,904)        19,128
  Comprehensive loss........................................          --           (104)
                                                               ---------      ---------
          Total stockholders' equity........................     458,056        492,529
                                                               ---------      ---------
          Total liabilities and stockholders' equity........   $ 551,831      $ 601,567
                                                               =========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                2000       2001
                                                              --------   ---------
Operating revenues:
  Oil and natural gas sales.................................  $25,463    $ 95,006
                                                              -------    --------
Operating costs and expenses:
  Lease operating expense...................................    6,623      10,473
  Production taxes..........................................    2,268       3,518
  Transportation costs......................................      478       1,395
  Exploration...............................................    1,871       2,611
  Depletion, depreciation and amortization..................    6,172      20,241
  Impairment of unproved properties.........................      235       1,004
  Stock compensation expense................................    3,383         545
  General and administrative................................    1,164       3,522
                                                              -------    --------
          Total operating expenses..........................   22,194      43,309
                                                              -------    --------
          Operating income..................................    3,269      51,697
                                                              -------    --------
Other income (expense):
  Interest expense..........................................   (2,047)       (290)
  Interest income...........................................      193         363
  Loss on sale of assets, net...............................      (17)         --
  Derivative gain (loss) and other..........................       (1)      1,823
                                                              -------    --------
                                                               (1,872)      1,896
                                                              -------    --------
Income before income taxes..................................    1,397      53,593
Provision for income taxes:
  Current...................................................       --      (1,277)
  Deferred..................................................       --     (18,284)
                                                              -------    --------
          Total provision for income taxes..................       --     (19,561)
                                                              -------    --------
Net income..................................................  $ 1,397    $ 34,032
                                                              =======    ========
Weighted average number of common shares outstanding:
  Basic.....................................................   15,630      38,436
                                                              =======    ========
  Diluted...................................................   15,924      39,250
                                                              =======    ========
Net income per common share:
  Basic.....................................................  $  0.09    $   0.89
                                                              =======    ========
  Diluted...................................................  $  0.09    $   0.87
                                                              =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              FOR THE THREE MONTHS
                                                                ENDED MARCH 31,
                                                              --------------------
                                                                2000        2001
                                                              ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  1,397    $34,032
  Adjustments to reconcile net income to cash provided by
     operating activities:
     Depletion, depreciation and amortization...............     6,172     20,241
     Exploratory dry hole costs.............................     1,425      1,201
     Impairment of unproved properties......................       235      1,004
     Deferred income taxes..................................        --     18,284
     Stock compensation expense.............................        --        545
     Change in derivative fair value........................        --     (1,102)
     Loss on sale of assets.................................        17         --
     Changes in assets and liabilities, net of effects of
      acquisitions:
       Decrease (increase) in accounts receivable...........    (1,449)     4,113
       Decrease (increase) in prepaid expenses..............       455     (1,079)
       Increase in accounts payable.........................     3,234        976
       Decrease in accrued expenses.........................    (6,584)    (6,860)
       Increase in ad valorem taxes payable.................       722      1,888
       Increase in income taxes payable.....................        --        977
       Decrease in other liabilities........................      (409)        (2)
                                                              --------    -------
          Net cash provided by operating activities.........     5,215     74,218
                                                              --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................   (10,655)   (20,196)
  Proceeds from sales of assets.............................        50         --
  Other acquisitions........................................    (1,454)      (611)
  Other.....................................................       (59)        --
                                                              --------    -------
          Net cash used in investing activities.............   (12,118)   (20,807)
                                                              --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of long-term debt...............................      (333)        --
                                                              --------    -------
          Net cash used in financing activities.............      (333)        --
                                                              --------    -------
Net increase (decrease) in cash and cash equivalents........    (7,236)    53,411
Cash and cash equivalents, beginning of period..............    19,475     20,154
                                                              --------    -------
Cash and cash equivalents, end of period....................  $ 12,239    $73,565
                                                              ========    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
          Cash paid for interest............................  $  2,052    $   113
                                                              ========    =======
          Cash paid for income taxes........................  $     --    $   300
                                                              ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTPORT RESOURCES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. ORGANIZATION AND NATURE OF BUSINESS

     On April 7, 2000, Westport Oil and Gas Company, Inc. merged with Equitable Production (Gulf) Company ("EPGC"), an indirect subsidiary of Equitable Resources, Inc. that held certain Gulf of Mexico assets (the "EPGC Properties"). This transaction was effected by a merger between a newly-formed subsidiary of EPGC and Westport Oil and Gas Company, Inc., resulting in Westport Oil and Gas Company, Inc. becoming a wholly-owned subsidiary of EPGC, which subsequently changed its name to Westport Resources Corporation (the "Company"). Business activities of the Company include the exploration for and production of oil and natural gas primarily in the Gulf of Mexico, the Rocky Mountains, the Gulf Coast and the West Texas/Mid Continent area.

2. UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

     In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position of the Company as of March 31, 2001 and the results of operations and cash flows for the periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the Securities and Exchange Commission's rules and regulations. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. Management believes the disclosures made are adequate to ensure that the information is not misleading, and suggests that these financial statements be read in conjunction with the Company's December 31, 2000 audited financial statements set forth in the Company's Form 10-K.

3. DEBT

     The Company entered into a credit agreement as of April 7, 2000 with a syndicate of banks led by Bank of America, N.A. in the aggregate amount of $325.0 million. The amount available for borrowing under the credit facility is limited to a borrowing base of $200.0 million, but will be redetermined semi-annually beginning on October 1, 2000. The credit agreement matures on April 4, 2003 and is secured by substantially all of the Company's oil and gas properties. Advances under the credit agreement can be in the form of either a base rate loan or a Eurodollar loan. The interest on a base rate loan is a fluctuating rate equal to (i) the higher of (a) the Federal funds rate plus 0.5% and (b) Bank of America's prime rate, plus (ii) a margin of either 0% or 0.25% depending on the amounts outstanding under the credit agreement. The interest on a Eurodollar loan is equal to the sum of (i) a margin between 1.00% and 1.75% depending on the amount outstanding under the credit agreement and (ii) the rate obtained by dividing the Eurodollar rate by one minus the reserve requirement for the Eurodollar loan. The credit agreement contains various covenants and restrictive provisions including two financial covenants that require the Company to maintain a current ratio of not less than 1.0 to 1.0 and a ratio of EBITDA to consolidated interest expense for the preceding four consecutive fiscal quarters of not less than 2.5 to 1.0.

4. COMMODITY DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     The Company periodically enters into commodity derivative contracts and fixed-price physical contracts to manage its exposure to oil and natural gas price volatility. The Company primarily utilizes price swaps, futures contracts or collars, which are generally placed with major financial institutions or with counterparties of high credit quality that the Company believes are minimal credit risks. The oil and natural gas reference prices of these commodity derivatives contracts are based upon crude oil and natural gas futures which have a high degree of historical correlation with actual prices received by the Company.

                         WESTPORT RESOURCES CORPORATION

     On January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 ("SFAS No. 133") "Accounting for Derivative Instruments and Hedging Activities." Under SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in other comprehensive income (loss) to the extent the hedge is effective. If the derivative does not qualify for hedge accounting or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. Gains and losses on hedging instruments included in accumulated other comprehensive income (loss) are reclassified to oil and natural gas sales revenues in the period that the related production is delivered. In accordance with the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded a loss of approximately $4.7 million ($3.1 million after tax) in accumulated other comprehensive loss representing the cumulative effect of an accounting change to recognize the fair value of the Company's cash flow derivatives. The Company also recorded a derivative liability of $4.7 million and a deferred tax asset of $1.6 million upon adoption of SFAS No. 133.

     At March 31, 2001, the Company had three costless collar agreements for a total of 7,700,000 Mmbtus of natural gas for the months of April through December 2001 at a floor price ranging from $4.50 per Mmbtu to $5.50 per Mmbtu and a ceiling price ranging from $6.00 per Mmbtu to $8.00 per Mmbtu. One costless collar agreement for 3,300,000 Mmbtus of natural gas for the months of April through December 2001 was designated as a hedge for accounting purposes. The other two costless collar agreements for 4,400,000 Mmbtus of natural gas for the months of April through December 2001 did not qualify as hedges for accounting purposes.

     As of March 31, 2001, the Company had net unrealized hedging losses of $0.16 million ($0.1 million after tax) which had been recorded in other comprehensive loss for the fair market value of the costless collar that was designated as a hedge for accounting purposes. During the next nine months the Company expects to reclassify as reductions to earnings $0.16 million ($0.1 million after tax) of unrealized hedging losses included in other comprehensive loss at March 31, 2001. At March 31, 2001, the Company had derivative liabilities of $0.1 million related to a natural gas derivative that qualifies for hedge accounting and derivative assets of $1.4 million related to natural gas derivatives that do not qualify for hedge accounting.

     The Company recognized reductions of oil and natural gas revenues of $1.7 million and $3.6 million from settled hedging agreements for the three months ended March 31, 2001 and 2000, respectively. The Company recognized a derivative gain of $2.1 million for the three months ended March 31, 2001 for the fair market value of commodity derivative contracts that did not qualify as hedges for accounting purposes. This amount was recorded as a component of derivative gain (loss) in the statement of operations.

     All hedge transactions are subject to the Company's risk management guidelines, reviewed by the Board of Directors. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

5. INTEREST RATE SWAP AGREEMENT

     The Company periodically enters into interest rate swap agreements to effectively convert a portion of its floating-rate borrowings into fixed rate obligations. The interest rate differential to be received or paid is recognized as a current period adjustment to interest expense

                         WESTPORT RESOURCES CORPORATION

     The Company entered into an interest rate swap contract for a period commencing on March 10, 1999 and ending on March 11, 2002. The contract, as amended, is for an aggregate notional amount of $25 million with a fixed interest rate of 5.61% payable by the Company and the variable interest rate, a three-month LIBOR rate payable by the third party. The difference between the fixed rate and the three-month LIBOR rate, which is reset every 90 days, is received or paid by the Company in arrears every 90 days. As a result of the Company's minimal debt balance at March 31, 2001, the interest rate swap was not designated as a hedge for accounting purposes. As such, the Company recorded a mark to market loss and derivative liability of approximately $0.3 million on the interest rate swap at March 31, 2001.

6. COMPREHENSIVE INCOME

     The Company follows SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting comprehensive income. In addition to net income, comprehensive income includes all changes in equity during a period, except those resulting from investments and distributions to the owners of the Company. The Company had no such changes for the three months ended March 31, 2000. The components of other comprehensive income and related tax effects for the three months ended March 31, 2001 are as follows (in thousands):

                                                                      TAX     NET OF
                                                           GROSS    EFFECT      TAX
                                                          -------   -------   -------
Cumulative effect of accounting change..................  $(4,700)  $ 1,600   $(3,100)
Change in derivative fair value of hedge................    6,261    (2,170)    4,091
Reclassifications adjustments -- contract settlements...   (1,725)      630    (1,095)
                                                          -------   -------   -------
                                                          $  (164)  $    60   $  (104)
                                                          =======   =======   =======

7. RESTRICTED STOCK AWARDS

     The Company issued 21,550 shares of Common Stock as restricted stock awards pursuant to the Company's 2000 Stock Incentive Plan to certain employees during the three months ended March 31, 2001. The shares are restricted for one year after the date of grant. Compensation expense of $0.1 million was recorded as a result of the issuance.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Westport Resources Corporation:

     We have audited the accompanying statements of revenues and direct operating expenses for the oil and natural gas properties of Equitable Production (Gulf) Company (the "EPGC Properties") for the years ended December 31, 1998 and 1999. These statements are the responsibility of EPGC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The statements of revenues and direct operating expenses for the EPGC Properties were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 1, and are not intended to be a complete presentation of revenues and expenses.

     In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses for the EPGC Properties for the years ended December 31, 1998 and 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Denver, Colorado
June 15, 2000.

              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

                            FOR THE EPGC PROPERTIES
                                 (IN THOUSANDS)

                                                                                      FOR THE
                                                                                    THREE MONTHS
                                                              FOR THE YEAR ENDED       ENDED
                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   ------------
                                                                1998       1999         2000
                                                              --------   --------   ------------
                                                                                    (UNAUDITED)
Oil and natural gas revenue.................................  $45,803    $64,872      $18,932
Direct operating expenses...................................   10,030      7,215        1,215
                                                              -------    -------      -------
Revenues in excess of direct operating expenses.............  $35,773    $57,657      $17,717
                                                              =======    =======      =======

        The accompanying notes are an integral part of these statements.

                        NOTES TO STATEMENTS OF REVENUES
                       AND DIRECT OPERATING EXPENSES FOR
                              THE EPGC PROPERTIES
1. BASIS OF PRESENTATION:

     On April 7, 2000, Westport Oil and Gas Company, Inc. ("Westport Oil and Gas") merged with Equitable Production (Gulf) Company ("EPGC"). The transaction was effected by a merger between a newly-formed subsidiary of EPGC and Westport Oil and Gas, resulting in Westport Oil and Gas becoming a wholly-owned subsidiary of EPGC, which subsequently changed its name to Westport Resources Corporation. The merger had an October 1, 1999 effective date. EPGC was an indirect subsidiary of Equitable Resources, Inc. ("Equitable") formed to hold interests in Equitable's Gulf of Mexico oil and natural gas properties, including 37 producing properties and 30 undeveloped blocks (the "EPGC Properties"). The merger was accounted for using purchase accounting with Westport Oil and Gas as the surviving entity.

     The accompanying statements of revenues and direct operating expenses were derived from the historical accounting records of the EPGC Properties and reflect the revenues and direct operating expenses of EPGC's 37 producing properties. The statements do not include depreciation, depletion and amortization, general and administrative expenses, income taxes or interest expense as these costs may not be comparable to the expenses expected to be incurred by the combined company.

2. SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED):

     Supplemental oil and natural gas reserve information related to the EPGC Properties is reported in compliance with FASB Statement No. 69, "Disclosures about Oil and Gas Producing Activities." Net proved oil and natural gas reserves and the discounted future net cash flows related to those reserves were prepared by EPGC's petroleum engineers and audited by Netherland, Sewell & Associates, Inc. at December 31, 1997 and 1998. For December 31, 1999, the report was prepared by Netherland, Sewell & Associates, Inc. Information presented in that report was the basis for the net proved oil and natural gas reserve and standardized measure disclosures presented below.

     The following tables set forth information for the years ended December 31, 1998 and 1999, with respect to changes in the proved reserves for the EPGC Properties.

                                                                1998                1999
                                                          -----------------   -----------------
                                                            OIL       GAS       OIL       GAS
                                                          (Mbbls)   (Mmcf)    (Mbbls)   (Mmcf)
                                                          -------   -------   -------   -------
Total Proved Reserves:
  Beginning of year....................................    3,357     84,926    4,681     86,648
  Production...........................................     (614)   (18,782)    (761)   (23,100)
  Revisions of previous estimates......................      282     (4,195)    (652)     8,821
  Extensions, discoveries and other additions..........    1,661     24,699    1,141     41,939
  Purchases of reserves in place.......................       --         --       --         --
  Sale of reserves in place............................       --         --      (50)    (1,758)
                                                           -----    -------    -----    -------
  End of year..........................................    4,686     86,648    4,359    112,550
                                                           =====    =======    =====    =======

     At December 31, 1998 and 1999, proved developed reserves were estimated to be 3,171,863 and 2,421,913, respectively, barrels of oil and 75,467,573 and 91,945,596, respectively, Mcf of natural gas.

                        NOTES TO STATEMENTS OF REVENUES
                       AND DIRECT OPERATING EXPENSES FOR
                       THE EPGC PROPERTIES -- (CONTINUED)

     Information with respect to the estimated discounted future net cash flows for the EPGC Properties for the years ended December 31, 1998 and 1999, is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Future cash flows...........................................   $215,350     $361,475
Future production costs.....................................    (75,702)     (48,296)
Future development costs....................................    (28,525)     (58,025)
                                                               --------     --------
Future net cash flows before tax............................    111,123      255,154
Future income taxes.........................................         --      (52,578)
                                                               --------     --------
Future net cash flows after tax.............................    111,123      202,576
Annual discount at 10%......................................    (19,041)     (38,916)
                                                               --------     --------
Standardized measure of discounted future net cash flows....   $ 92,082     $163,660
                                                               ========     ========

     The calculated weighted average sales prices utilized for the purposes of estimating the proved reserves and future net revenue of the EPGC Properties were $2.30 per Mcf of natural gas and $25.60 per barrel of oil at December 31, 1999 and $1.97 per Mcf of natural gas and $9.62 per barrel of oil at December 31, 1998.

     Principal changes in the estimated discounted future net cash flows for the EPGC Properties for the years ended December 31, 1998 and 1999, are as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 1998         1999
                                                              ----------   ----------
                                                                  (IN THOUSANDS)
Beginning of year...........................................   $119,577     $ 92,082
  Oil and natural gas sales, net of production costs........    (35,525)     (55,844)
  Net changes in anticipated prices and production costs....    (84,392)      48,741
  Extensions and discoveries, less related costs............     45,423       83,188
  Changes in estimated future development costs.............     16,783       14,000
  Revision of quantity estimates............................     (2,385)       7,129
  Purchases of minerals in place............................         --           --
  Sales of minerals in place................................         --        2,096
  Accretion of discount.....................................     11,958        9,208
  Net change in income taxes................................     17,508      (31,624)
  Changes in production rates and other.....................      3,135       (5,316)
                                                               --------     --------
End of year.................................................   $ 92,082     $163,660
                                                               ========     ========

                                                                         Annex A


                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                         WESTPORT RESOURCES CORPORATION

                                       AND

                              BELCO OIL & GAS CORP.




                            Dated as of June 8, 2001

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
     ARTICLE I THE MERGER ..................................................................................      1

         Section 1.1       The Merger ......................................................................      1
         Section 1.2       Effective Time of the Merger ....................................................      1
         Section 1.3       Tax Treatment ...................................................................      2
         Section 1.4       Accounting Treatment ............................................................      2

     ARTICLE II THE SURVIVING CORPORATION ..................................................................      2

         Section 2.1       Articles of Incorporation .......................................................      2
         Section 2.2       Bylaws ..........................................................................      2
         Section 2.3       Directors and Officers ..........................................................      2

     ARTICLE III CONVERSION OF SHARES ......................................................................      2

         Section 3.1       Conversion of Capital Stock .....................................................      2
         Section 3.2       Surrender and Payment ...........................................................      5
         Section 3.3       Stock Plans .....................................................................      7
         Section 3.4       No Fractional Shares ............................................................      9
         Section 3.5       Closing .........................................................................      9

     ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BELCO ....................................................      9

         Section 4.1       Organization and Qualification ..................................................      9
         Section 4.2       Capitalization ..................................................................     11
         Section 4.3       Authority .......................................................................     12
         Section 4.4       Consents and Approvals; No Violation ............................................     12
         Section 4.5       Belco SEC Reports ...............................................................     13
         Section 4.6       Belco Financial Statements ......................................................     13
         Section 4.7       Absence of Undisclosed Liabilities ..............................................     14
         Section 4.8       Absence of Certain Changes ......................................................     14
         Section 4.9       Taxes ...........................................................................     15
         Section 4.10      Property ........................................................................     18
         Section 4.11      Litigation ......................................................................     19
         Section 4.12      Employee Benefit Plans; ERISA ...................................................     19
         Section 4.13      Environmental Liability .........................................................     20
         Section 4.14      Compliance with Applicable Laws .................................................     22
         Section 4.15      Insurance .......................................................................     22
         Section 4.16      Labor Matters; Employees ........................................................     22
         Section 4.17      Reserve Reports .................................................................     23
         Section 4.18      Permits .........................................................................     24
         Section 4.19      Material Contracts ..............................................................     24
         Section 4.20      Required Stockholder Vote or Consent ............................................     25
         Section 4.21      Proxy Statement/Prospectus; Registration Statement ..............................     25
         Section 4.22      Intellectual Property ...........................................................     26

                                                                                                               Page
                                                                                                               ----
         Section 4.23      Hedging; Derivatives ............................................................     26
         Section 4.24      Brokers .........................................................................     26
         Section 4.25      Tax-Free Reorganization .........................................................     27
         Section 4.26      Fairness Opinion ................................................................     27
         Section 4.27      Takeover Laws ...................................................................     27
         Section 4.28      No Existing Discussions .........................................................     27

     ARTICLE V REPRESENTATIONS AND WARRANTIES OF WESTPORT ..................................................     27

         Section 5.1       Organization and Qualification ..................................................     27
         Section 5.2       Capitalization ..................................................................     29
         Section 5.3       Authority .......................................................................     29
         Section 5.4       Consents and Approvals; No Violation ............................................     30
         Section 5.5       Westport SEC Reports ............................................................     31
         Section 5.6       Westport Financial Statements ...................................................     31
         Section 5.7       Absence of Undisclosed Liabilities ..............................................     32
         Section 5.8       Absence of Certain Changes ......................................................     32
         Section 5.9       Taxes ...........................................................................     32
         Section 5.10      Property ........................................................................     34
         Section 5.11      Litigation ......................................................................     35
         Section 5.12      Employee Benefit Plans; ERISA ...................................................     36
         Section 5.13      Environmental Liability .........................................................     37
         Section 5.14      Compliance with Applicable Laws .................................................     38
         Section 5.15      Insurance .......................................................................     39
         Section 5.16      Labor Matters; Employees ........................................................     39
         Section 5.17      Reserve Reports .................................................................     40
         Section 5.18      Material Contracts ..............................................................     40
         Section 5.19      Permits .........................................................................     41
         Section 5.20      Required Stockholder Vote or Consent ............................................     41
         Section 5.21      Proxy Statement/Prospectus; Registration Statement ..............................     42
         Section 5.22      Intellectual Property ...........................................................     42
         Section 5.23      Hedging; Derivatives ............................................................     42
         Section 5.24      Brokers .........................................................................     42
         Section 5.25      Tax Matters .....................................................................     42
         Section 5.26      Fairness Opinion ................................................................     43
         Section 5.27      Takeover Laws ...................................................................     43

     ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER .....................................................     43

         Section 6.1       Conduct of Business by Belco Pending the Merger .................................     43
         Section 6.2       Conduct of Business by Westport Pending the Merger ..............................     46

     ARTICLE VII ADDITIONAL AGREEMENTS .....................................................................     47

         Section 7.1       Access and Information ..........................................................     47
         Section 7.2       No Solicitation of Transactions .................................................     47
         Section 7.3       Directors' and Officers' Indemnification and Insurance ..........................     49

                                                                                                               Page
                                                                                                               ----
         Section 7.4       Further Assurances ..............................................................     50
         Section 7.5       Expenses ........................................................................     51
         Section 7.6       Cooperation .....................................................................     51
         Section 7.7       Publicity .......................................................................     51
         Section 7.8       Filings .........................................................................     52
         Section 7.9       Employee Matters; Benefit Plans .................................................     52
         Section 7.10      Board Membership ................................................................     53
         Section 7.11      Stockholders Meetings ...........................................................     53
         Section 7.12      Preparation of the Proxy Statement/Prospectus and Registration Statement ........     54
         Section 7.13      Stock Exchange Listing ..........................................................     55
         Section 7.14      Notice of Certain Events ........................................................     55
         Section 7.15      Affiliate Agreements ............................................................     56
         Section 7.16      Tax Treatment ...................................................................     56
         Section 7.17      Stockholder Litigation ..........................................................     56

     ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER .................................................     56

         Section 8.1       Conditions to the Obligation of Each Party ......................................     56
         Section 8.2       Conditions to the Obligations of Westport .......................................     57
         Section 8.3       Conditions to the Obligations of Belco ..........................................     57

     ARTICLE IX SURVIVAL ...................................................................................     58

         Section 9.1       Survival of Representations and Warranties ......................................     58
         Section 9.2       Survival of Covenants and Agreements ............................................     58

     ARTICLE X TERMINATION AND WAIVER ......................................................................     58

         Section 10.1      Termination .....................................................................     58
         Section 10.2      Effect of Termination ...........................................................     59

     ARTICLE XI MISCELLANEOUS ..............................................................................     61

         Section 11.1      Notices .........................................................................     61
         Section 11.2      Separability ....................................................................     62
         Section 11.3      Assignment ......................................................................     62
         Section 11.4      Interpretation ..................................................................     62
         Section 11.5      Counterparts ....................................................................     62
         Section 11.6      Entire Agreement ................................................................     62
         Section 11.7      Governing Law ...................................................................     62
         Section 11.8      Attorneys' Fees .................................................................     62
         Section 11.9      No Third Party Beneficiaries ....................................................     62
         Section 11.10     Disclosure Schedules ............................................................     63
         Section 11.11     Amendments and Supplements ......................................................     63
         Section 11.12     Extensions, Waivers, Etc. .......................................................     63

EXHIBITS


2.1      Form of Surviving Corporation Articles of Incorporation


2.2      Form of Surviving Corporation Bylaws


2.3      Surviving Corporation Officers and Directors


7.15     Form of Affiliate Agreement

                            GLOSSARY OF DEFINED TERMS

Acquisition Proposal ...........................       7.2(c)
Agreement ......................................     Preamble
Audit ..........................................    4.9(a)(i)
Belco ..........................................     Preamble
Belco Balance Sheet ............................      4.10(a)
Belco Benefit Plans ............................      4.12(a)
Belco Common Stock .............................       3.1(a)
Belco Common Stock Exchange Ratio ..............       3.1(a)
Belco Disclosure Schedule ......................            4
Belco Engagement Letter ........................         4.24
Belco ERISA Affiliate ..........................      4.12(a)
Belco Exchange Fund ............................    3.2(a)(i)
Belco Financial Statements .....................          4.6
Belco Material Adverse Effect ..................       4.1(c)
Belco Material Contracts .......................      4.19(a)
Belco Preferred Stock ..........................       3.1(c)
Belco Reserve Report ...........................      4.17(a)
Belco SEC Reports ..............................          4.5
Belco Stockholders' Approval ...................         4.20
Belco Special Meeting ..........................      7.11(a)
Belco Stock Options ............................       3.3(b)
Belco Stock Plans ..............................       3.3(b)
Business Day ...................................       3.2(b)
Cap ............................................       7.3(b)
Certificates of Merger .........................          1.2
Closing Date ...................................          3.5
Closing ........................................          3.5
Code ...........................................     Preamble
Confidentiality Agreement ......................          7.1
Customary Post Closing Consents ................       4.4(b)
Delaware Certificate of Merger .................          1.2
DGCL ...........................................          1.1
Effective Time .................................          1.2
Enforceability Exception .......................          4.3
Environmental Laws .............................      4.13(a)
ERISA ..........................................      4.12(a)
Exchange Act ...................................       4.4(b)
Exchange Agent .................................       3.2(a)
Expense Fee ....................................      10.2(b)
Expenses .......................................       7.5(b)
GAAP ...........................................          4.6
Governmental Authority .........................       4.4(b)
Hazardous Substances ...........................      4.13(b)
HSR Act ........................................       4.4(b)
Hydrocarbons ...................................      4.17(a)
Indemnified Party ..............................          7.3
Intellectual Property ..........................         4.22
Internal Reserve Report ........................      4.17(a)
Liens ..........................................       4.2(b)
Merger .........................................     Preamble
Nevada Articles of Merger ......................          1.2
NRS ............................................          1.1
NYSE ...........................................         7.13
Oil and Gas Interests ..........................      4.17(a)
Old Belco Common Stock Certificate .............       3.1(a)
Old Belco Common Stock .........................       3.1(a)
Old Belco Common Stock Merger
   Consideration ...............................       3.1(a)
PBGC ...........................................      4.12(b)
PCBs ...........................................      4.13(e)
Permits ........................................         4.18
Permitted Amount ...............................       6.1(h)
Person .........................................       3.2(e)
Proxy Statement/Prospectus .....................         4.21
Registration Statement .........................         4.21
Replacement Plans ..............................       7.9(a)
Retained Employees .............................       7.9(a)
SEC ............................................          4.5
Securities Act .................................          4.5
Subsidiary .....................................       4.1(c)
Superior Proposal ..............................       7.2(a)
Surviving Corporation ..........................          1.1
Tax Authority ..................................  4.9(a)(iii)
Tax Returns ....................................   4.9(a)(iv)
Taxes ..........................................   4.9(a)(ii)
Termination Date................................      10.1(b)
Termination Fee ................................      10.2(b)
Voting Agreements ..............................     Preamble
WARN Act .......................................      4.16(b)
Westport .......................................     Preamble
Westport Award .................................       7.9(a)
Westport Balance Sheet .........................      5.10(a)
Westport Benefit Plans .........................      5.12(a)
Westport Common Stock Certificate ..............       3.1(b)
Westport Common Stock Exchange Ratio ...........       3.1(b)
Westport Common Stock Merger Consideration .....       3.1(b)
Westport Common Stock ..........................       3.1(b)
Westport Disclosure Schedule ...................            5
Westport ERISA Affiliate .......................      5.12(a)
Westport Exchange Fund .........................   3.2(a)(ii)
Westport Financial Statements ..................          5.6
Westport Material Adverse Effect ...............       5.1(c)
Westport Material Contracts ....................      5.18(a)
Westport Reserve Report ........................      5.17(a)
Westport SEC Reports ...........................          5.5
Westport Special Meeting .......................      7.11(b)
Westport Stock Options .........................       3.3(a)
Westport Stock Plans ...........................       3.3(a)
Westport Stockholders' Approval ................         5.20

                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (this "Agreement") dated as of June 8, 2001, is by and between Westport Resources Corporation, a Delaware corporation ("Westport"), and Belco Oil & Gas Corp., a Nevada corporation ("Belco").

         WHEREAS, the respective Boards of Directors of Westport and Belco deem it advisable and in the best interests of their respective stockholders that Westport merge with and into Belco (the "Merger") upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved the Merger; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, (i) Belco has entered into voting agreements with each of ERI Investments, Inc., a Delaware corporation and Westport Energy, LLC, a Delaware limited liability company, under which such parties have, among other things, agreed to support the Merger upon the terms and conditions set forth therein, and (ii) Westport has entered into voting agreements with each of Robert A. Belfer, Renee E. Belfer, Laurence D. Belfer, Saltz Investment Group, LLC, The Robert A. and Renee E. Belfer Family Foundation, Belfer Corp., Renee Holdings Partnership, L.P., Trust for the benefit of Elizabeth Kones Belfer (T-6), Robert
A. Belfer 1990 Family Trust and Vantz Limited Partnership, under which such parties have, among other things, agreed to support the Merger upon the terms and conditions set forth therein (collectively, the "Voting Agreements"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof) Westport shall merge with and into Belco and the separate corporate existence of Westport shall thereupon cease and Belco shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in 92A of the Nevada Revised Statutes (the "NRS") and
Section 259 of the Delaware General Corporation Law (the "DGCL"), including, without limitation, the Surviving Corporation's succession to and assumption of all rights and obligations of Westport.

         Section 1.2 Effective Time of the Merger. The Merger shall become effective (the "Effective Time") upon the later of (i) the filing of properly executed Articles of Merger (the "Nevada Articles of Merger") relating to the Merger with the Secretary of State of the State of Nevada in accordance with Chapter 92A of the NRS, (ii) the filing of a properly executed Certificate of Merger relating to the Merger (the "Delaware Certificate of Merger," and together with the Nevada Articles of Merger, the "Certificates of Merger"), with the Secretary of State of the State of Delaware in accordance with the DGCL or (iii) at such later time as the parties shall agree and set forth in such Certificates of Merger. The filing of the Certificates of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.5.

         Section 1.3 Tax Treatment. It is intended that the Merger shall constitute a reorganization under section 368(a) of the Code.

         Section 1.4 Accounting Treatment. It is intended that the Merger shall be accounted for as a purchase transaction for financial accounting purposes.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

         Section 2.1 Articles of Incorporation. The articles of incorporation of Belco in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation at and after the Effective Time until thereafter amended in accordance with the terms thereof and the NRS, provided, that at the Effective Time such articles of incorporation shall be amended in the form attached as Exhibit 2.1 hereto.

         Section 2.2 Bylaws. The bylaws of Belco as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation at and after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the articles of incorporation of the Surviving Corporation and the NRS; provided, that at the Effective Time such bylaws shall be amended in the form attached as Exhibit 2.2 hereto.

         Section 2.3 Directors and Officers. The directors and officers of the Surviving Corporation shall be as set forth in Exhibit 2.3 at and after the Effective Time, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

                                  ARTICLE III

                              CONVERSION OF SHARES

         Section 3.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

                  (a) Each share of the common stock, par value $0.01 per share, of Belco (the "Old Belco Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(d)) shall be converted into the right to receive 0.4125 of a share (the "Belco Common Stock Exchange Ratio") of the common stock, par value $0.01 per share, of the Surviving Corporation ("Belco Common Stock"). All such Old Belco Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Old Belco Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Old Belco Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Old Belco Common Stock Certificate in accordance with Section 3.2, Belco Common Stock (the "Old Belco Common Stock Merger Consideration") and any cash in lieu of fractional shares of Surviving Corporation Common Stock to which such holder is entitled pursuant to this
Section 3.1(a), without interest. Until surrendered as contemplated by this
Section 3.1(a), each Old Belco Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Belco Common Stock Merger Consideration and any cash in lieu of fractional shares of Belco Common Stock as contemplated by this Section 3.1(a). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Old Belco Common Stock or Westport Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Belco Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  (b) Each share of the common stock, par value $0.01 per share, of Westport (the "Westport Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(d)) shall be converted into the right to receive one share (the "Westport Common Stock Exchange Ratio") of Belco Common Stock. All such Westport Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the holder of a certificate ("Westport Common Stock Certificate") that, immediately prior to the Effective Time, represented outstanding shares of Westport Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Westport Common Stock Certificate in accordance with Section 3.2, Belco Common Stock (the "Westport Common Stock Merger Consideration") to which such holder is entitled pursuant to this Section 3.1(b), without interest. Until surrendered as contemplated by this Section 3.1(b), each Westport Common Stock Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Westport Common Stock Merger Consideration as contemplated by this Section 3.1(b). Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Westport Common Stock or Belco Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Westport Common Stock Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

                  (c) Each share of the 6-1/2% Convertible Preferred Stock, par value $0.01 per share, of Belco (the "Belco Preferred Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall not be affected by the Merger.

                  (d) All shares of Belco Common Stock that (i) are owned by Belco as treasury stock or (ii) owned by Westport or any of its wholly-owned Subsidiaries shall be cancelled and retired and shall cease to exist and no stock of Belco or other consideration shall be delivered in exchange therefor. All shares of Westport Common Stock that immediately prior to the Effective Time (i) are owned by Westport as treasury stock or (ii) owned by Belco or any of its wholly-owned Subsidiaries shall be cancelled and retired and shall cease to exist and no stock of Belco or other consideration shall be delivered in exchange therefor.

                  (e) No dividends or other distributions declared or made after the Effective Time with a record date after the Effective Time with respect to Belco Common Stock shall be paid to the holder of any unsurrendered Westport Common Stock Certificate or Old Belco Common Stock Certificate with respect to the Westport Common Stock Merger Consideration or Old Belco Common Stock Merger Consideration represented thereby, and no cash payment in lieu of fractional shares shall be paid to any holder pursuant to Section 3.4 below until the holder of record of such Westport Common Stock Certificate or Old Belco Common Stock Certificate shall surrender such Westport Common Stock Certificate or Old Belco Common Stock Certificate in accordance with Section 3.2. Subject to the effect of applicable laws (including, without limitation, escheat and abandoned property laws), following surrender of any such Westport Common Stock Certificate or Old Belco Common Stock Certificate there shall be paid to the record holder of the certificate or certificates representing the Westport Common Stock Merger Consideration or Old Belco Common Stock Merger Consideration, as the case may be, issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of cash payable in lieu of a fractional share of Old Belco Common Stock to which such holder is entitled pursuant to Section 3.4 below, and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Westport Common Stock Merger Consideration or Old Belco Common Stock Merger Consideration in each case after giving effect to any required tax withholding, and (ii) if the payment date for any dividend or distribution payable with respect to such Westport Common Stock Merger Consideration or Old Belco Common Stock Merger Consideration has not occurred prior to the surrender of such Westport Common Stock Certificate or Old Belco Common Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Westport Common Stock Certificate or Old Belco Common Stock Certificate and a payment date subsequent to the surrender of such Westport Common Stock Certificate or Old Belco Common Stock Certificate, as applicable.

                  (f) All Belco Common Stock issued upon the surrender of Westport Common Stock Certificates or Old Belco Common Stock Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such certificates and the Westport Common Stock or Old Belco Common Stock, as the case may be, formerly represented thereby, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Westport Common Stock or Old Belco Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Westport Common Stock Certificates or Old Belco Common Stock Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

         Section 3.2 Surrender and Payment.

                  (a) Prior to the Effective Time, Belco shall appoint an agent reasonably acceptable to Westport (the "Exchange Agent") for the purpose of exchanging Old Belco Common Stock Certificates formerly representing Old Belco Common Stock and Westport Common Stock Certificates formerly representing Westport Common Stock. At or prior to the Effective Time, Belco shall deposit with the Exchange Agent:

                           (i) for the benefit of the holders of Old Belco
Common Stock, for exchange in accordance with this Section 3.2 through the Exchange Agent, (A) as of the Effective Time, certificates representing the Old Belco Common Stock Merger Consideration to be issued pursuant to Section 3.1(a) and (B) from time to time as necessary, cash to be paid in lieu of fractional shares pursuant to Section 3.4 (such certificates for the Old Belco Common Stock Merger Consideration and such cash being hereinafter referred to as the "Belco Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Old Belco Common Stock Merger Consideration and cash in lieu of fractional shares in exchange for surrendered Old Belco Common Stock Certificates formerly representing Old Belco Common Stock pursuant to Section
3.1 out of the Belco Exchange Fund. Except as contemplated by Section 3.2(f), the Belco Exchange Fund shall not be used for any other purpose.

                           (ii) for the benefit of the holders of Westport
Common Stock, for exchange in accordance with this Section 3.2 through the Exchange Agent, as of the Effective Time, certificates representing the Westport Common Stock Merger Consideration to be issued pursuant to Section 3.1(b) (such certificates for the Westport Common Stock Merger Consideration being hereinafter referred to as the "Westport Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Westport Common Stock Merger Consideration in exchange for surrendered Westport Common Stock Certificates formerly representing Westport Common Stock pursuant to Section 3.1 out of the Westport Exchange Fund. Except as contemplated by Section 3.2(f), the Westport Exchange Fund shall not be used for any other purpose.

                  (b) Promptly after the Effective Time, but in any event not later than five Business Days (as defined below) thereafter, Belco will send, or will cause the Exchange Agent to send, to each holder of an Old Belco Common Stock Certificate or Certificates or Westport Common Stock Certificate or Certificates that immediately prior to the Effective Time represented outstanding Old Belco Common Stock or Westport Common Stock, as applicable, a letter of transmittal and instructions for use in effecting the exchange of (i) such Old Belco Common Stock Certificates for certificates representing the Old Belco Common Stock Merger Consideration and, if applicable, cash in lieu of fractional shares or (ii) such Westport Common Stock Certificates for certificates representing the Westport Common Stock Merger Consideration. Provision also shall be made for holders of Old Belco Common Stock Certificates or Westport Common Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, in exchange for the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration and, if applicable, cash in lieu of fractional shares. For purposes of this Agreement, "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the city of New York.

                  (c) After the Effective Time, Old Belco Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Belco Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Sections 3.1 and 3.4 after giving effect to any required tax withholding, and the Old Belco Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Old Belco Common Stock Certificates.

                  (d) After the Effective Time, Westport Common Stock Certificates shall represent the right, upon surrender thereof to the Exchange Agent, together with a duly executed and properly completed letter of transmittal relating thereto, to receive in exchange therefor that number of whole shares of Belco Common Stock, and, if applicable, cash that such holder has the right to receive pursuant to Section 3.1 after giving effect to any required tax withholding, and the Westport Common Stock Certificate or Certificates so surrendered shall be canceled. No interest will be paid or will accrue on any cash amount payable upon the surrender of any such Westport Common Stock Certificates.

                  (e) If any shares of Belco Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Old Belco Common Stock Certificate or Certificates or Westport Common Stock Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such issuance that the Old Belco Common Stock Certificate or Certificates or Westport Common Stock Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance shall pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Belco or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Old Belco Common Stock Certificates or Westport Common Stock Certificates such amounts as Belco or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts so withheld by Belco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, in respect of whom such deduction and withholding were made by Belco or the Exchange Agent. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.

                  (f) Any Old Belco Common Stock Merger Consideration and any cash in the Belco Exchange Fund and any Westport Common Stock Merger Consideration in the Westport Exchange Fund that remain unclaimed by the holders of Old Belco Common Stock or Westport Common Stock, as the case may be, one year after the Effective Time shall be returned to Belco, upon demand, and any such holder who has not exchanged such holder's Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, in accordance with this Section 3.2 prior to that time shall thereafter look only to Belco, as general creditors thereof, to exchange such Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, or to pay amounts to which they are entitled pursuant to Section 3.1. If outstanding Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, are not surrendered prior to six years after the Effective Time (or, in any particular case, prior to such earlier date on which any Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration issuable in respect of such Old Belco Common Stock Certificates or Westport Common Stock Certificates, or the dividends and other distributions, if any, described below would otherwise escheat to or become the property of any governmental unit or agency), the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration issuable in respect of such Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration evidenced by such Old Belco Common Stock Certificates or Westport Common Stock Certificates, as the case may be, as provided herein shall, to the extent permitted by applicable law, become the property of Belco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Belco, Westport or the Surviving Corporation shall be liable to any holder of Old Belco Common Stock Certificates or Westport Common Stock Certificates for any amount paid, or the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (g) If any Old Belco Common Stock Certificates or Westport Common Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Belco Common Stock Certificates or Westport Common Stock Certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Belco may direct as indemnity against any claim that may be made against it with respect to such Old Belco Common Stock Certificates or Westport Common Stock Certificates, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Belco Common Stock Certificates or Westport Common Stock Certificates the Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration, as the case may be, and, if applicable, cash and unpaid dividends and other distributions on any Old Belco Common Stock Merger Consideration or Westport Common Stock Merger Consideration deliverable in respect thereof pursuant to this Agreement.

         Section 3.3 Stock Plans.

                  (a) At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding employee or director stock option of Westport outstanding at the Effective Time (the "Westport Stock Options") granted under the EPGC 2000 Stock Option Plan, the EPGC Directors' Stock Option Plan or Westport's 2000 Stock Incentive Plan (collectively, the "Westport Stock Plans") shall be assumed by Belco and become an option to purchase that number of shares of Belco Common Stock obtained by multiplying the number of shares of Westport Common Stock issuable upon the exercise of such option by the Westport Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Westport Common Stock Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Westport Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with Section 424(a) of the Code.

                  (b) At the Effective Time, the Westport Stock Plans shall be assumed and adopted by Belco. At the Effective Time, automatically and without any action on the part of the holder thereof, each outstanding employee or director stock option of Belco outstanding at the Effective Time (the "Belco Stock Options") granted under Belco's 1996 Stock Incentive Plan or Belco's 1996 Non-Employee Directors Stock Option Plan (collectively, the "Belco Stock Plans") shall become an option to purchase that number of shares of Belco Common Stock obtained by multiplying the number of share of Old Belco Common Stock issuable upon the exercise of such option by the Belco Common Stock Exchange Ratio at an exercise price per share equal to the per share exercise price of such option divided by the Belco Common Stock Exchange Ratio and otherwise upon the same terms and conditions a such outstanding options to purchase Old Belco Common Stock; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of the qualifications under Section 422 or 423 of such Code, the exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall comply with
Section 424(a) of the Code; provided further, that the number of shares of Belco Common Stock that may be purchased upon exercise of such Belco Stock Option shall not include any fractional share and, upon exercise of such Belco Stock Option, a cash payment shall be made for any fractional share based upon the closing sales price of a share of Belco Common Stock as reported under "NYSE Composite Transaction Reports" in the Wall Street Journal on the New York Stock Exchange on the trading day immediately preceding the date of exercise. At the Effective Time, automatically and without any action on the part of the holder thereof, each Belco Stock Option shall, notwithstanding anything in the Belco Stock Plans or any agreement governing the Belco Stock Options to the contrary, become fully vested and exercisable and shall remain outstanding as of the Effective Time and be subject to the same terms and conditions as provided in the agreement under which such Belco Stock Option was granted, except as otherwise provided in this Section 3.3(b).

                  (c) Belco shall take all corporate actions necessary to reserve for issuance a sufficient number of shares of Belco Common Stock for delivery upon exercise of (i) Westport Stock Options assumed by Belco pursuant to Section 3.3(a) above and (ii) Belco Stock Options.

                  (d) As promptly as practicable after the Effective Time, Belco shall file a Registration Statement on Form S-8 (or any successor or other appropriate forms, as the case may be) with respect to the shares of Belco Common Stock subject to Westport Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (e) At the Effective Time, the restrictions on disposition and forfeiture provisions on all restricted shares of Belco Common Stock granted under the Belco Stock Plans shall terminate without further action.


         Section 3.4 No Fractional Shares. No fractional shares of Belco Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Belco. All holders of fractional shares of Belco Common Stock shall be entitled to receive, in lieu thereof, an amount in cash (rounded to the nearest whole cent) determined by multiplying the fraction of a share of Belco Common Stock to which such holder would otherwise have been entitled by the closing sales price of a share of Belco Common Stock as reported under "NYSE Composite Transaction Reports" in The Wall Street Journal on the trading day prior to the Effective Time.

         Section 3.5 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1675 Broadway, Suite 2300, Denver, Colorado 80202, at 10:00 a.m., local time, on the day (the "Closing Date") on which all of the conditions set forth in Article VIII hereof are satisfied or waived, or at such other date and time as Westport and Belco shall otherwise agree.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BELCO

         Belco represents and warrants to Westport that the statements contained in this Article IV are true and correct, except as specifically set forth herein or in the disclosure schedule delivered by Belco to Westport on the date of this Agreement (the "Belco Disclosure Schedule"). The Belco Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement. Belco represents and warrants to Westport as follows:

         Section 4.1 Organization and Qualification.

                  (a) Belco is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the Belco Disclosure Schedule, which include each jurisdiction in which the character of Belco's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Belco Material Adverse Effect (as defined below). Belco has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Belco has made available to Westport a complete and correct copy of its articles of incorporation and bylaws, each as amended to date, and Belco's articles of incorporation and bylaws as so delivered are in full force and effect. Belco is not in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

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                  (b) Section 4.1(b) of the Belco Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Belco and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Belco's Subsidiaries that is a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1(b) of the Belco Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Belco Material Adverse Effect. Each of Belco's Subsidiaries that is not a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions listed in Section 4.1(b) of the Belco Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Belco Material Adverse Effect. Each of Belco's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Belco has made available to Westport a complete and correct copy of the articles of incorporation and bylaws (or similar organizational documents) of each of Belco's Subsidiaries, each as amended to date, and the articles of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Belco is in default in any respect in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Other than Belco's Subsidiaries, Belco does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any Person.

                  (c) For purposes of this Agreement, (i) a "Belco Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties or results of operations of Belco and its Subsidiaries taken as a whole or that could reasonably be expected to materially impair the ability of Belco to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Belco Material Adverse Effect or be considered in determining whether a Belco Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the oil and gas exploration and production industry in general (including, without limitation, changes in commodity prices, general market prices and regulatory changes) or (z) the transactions contemplated by this Agreement or the announcement thereof; and (ii) "Subsidiary" shall mean, with respect to any party, any Person, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

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         Section 4.2 Capitalization.

                  (a) The authorized capital stock of Belco consists of 120,000,000 shares of Belco Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share, of which 4,370,000 shares have been designated and issued as Belco Preferred Stock. As of the date of this Agreement, (i) 32,955,650 shares of Belco Common Stock were issued and outstanding of which 150,500 shares are shares of restricted stock subject to forfeiture provisions,
(ii) 2,930,000 shares of Belco Preferred Stock were issued and outstanding,
(iii) stock options to acquire 1,945,350 shares of Belco Common Stock were outstanding under all stock option plans and agreements of Belco or its Subsidiaries. All of the outstanding shares of Belco Common Stock and Belco Preferred Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and pursuant to this Agreement and the Belco Preferred Stock, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Belco to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business or obligating Belco to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreement. To the knowledge of Belco, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Belco other than the Voting Agreements. Section 4.2(a) of the Belco Disclosure Schedule shows the number of shares of Belco Common Stock reserved for future issuance pursuant to stock options granted and outstanding as of the date hereof under all stock option plans of Belco or its subsidiaries, including the name of the holder of each option, the number of shares of Belco Common Stock subject to each such option, the vesting schedule and exercise price per share and the maximum term of that option. Section 4.2(a) of the Belco Disclosure Schedule also indicates the number of shares of Belco Common Stock issued as restricted stock or pursuant to outstanding share awards under any plan of Belco or its Subsidiaries and the applicable service or performance milestones or other restrictions on earning those shares.

                  (b) Except as set forth in Section 4.2(b) of the Belco Disclosure Schedule, Belco is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Belco Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Belco Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Belco Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Belco or any Belco Subsidiary is or may be bound to issue additional shares of capital stock of any Belco Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or obligating any Belco Subsidiary to grant, extend, accelerate the vesting of or enter into or make payment with respect to any subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreement. Except as set forth in Section 4.2(b) of the Belco Disclosure Schedule, all of such shares so owned by Belco are validly issued, fully paid and nonassessable

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and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens").

         Section 4.3 Authority. Belco has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Belco Stockholders' Approval as contemplated by Section 7.11, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Belco's Board of Directors, and no other corporate proceedings on the part of Belco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than obtaining the Belco Stockholders' Approval as contemplated by Section 7.11 hereof. This Agreement has been duly and validly executed and delivered by Belco and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Belco enforceable against Belco in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception"). A copy of the resolutions adopted by the Belco Board of Directors approving this Agreement and the Merger is contained in
Section 4.3 of the Belco Disclosure Schedule.

         Section 4.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Belco of its obligations hereunder will not:

                  (a) subject to obtaining the Belco Stockholders' Approval as contemplated by Section 7.11 hereof, conflict with any provision of the articles of incorporation or bylaws of Belco or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

                  (b) subject to obtaining the Belco Stockholders' Approval as contemplated by Section 7.11 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any governmental or regulatory authority or agency (a "Governmental Authority"), except for (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing of the Nevada Articles of Merger with the Nevada Secretary of State and the Delaware Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Registration Statement and the Proxy Statement/Prospectus (as each is defined in Section 4.21 hereof) with the SEC in accordance with the Exchange Act of 1934, as amended (the "Exchange Act"), (iv) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws, (v) such governmental or tribal consents, qualifications or filings as are customarily obtained or made following the transfer of interests in oil and gas properties ("Customary Post Closing Consents") and (vi) approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Belco Material Adverse Effect;

                  (c) except as set forth in Section 4.4(c) of the Belco Disclosure Schedule, result in any violation of or the breach of or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or

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
acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any Belco Material Contracts (as defined in Section 4.19), except for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that, individually or in the aggregate, would not reasonably be expected to have a Belco Material Adverse Effect. Section 4.4(c) of the Belco Disclosure Schedule sets forth a correct and complete list of Belco Material Contracts under which consents, waivers or notifications are required prior to the consummation of the transactions contemplated by this Agreement, which have not previously been obtained;

                  (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Belco or any Subsidiary of Belco or any of their properties or assets except for such conflicts or violations which, individually or in the aggregate, would not result in a Belco Material Adverse Effect;

                  (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Belco or any of its Subsidiaries under any agreement or instrument to which Belco or any of its Subsidiaries is a party or by which Belco or any of its Subsidiaries or any of their material properties or assets is bound; or

                  (f) except as set forth in Section 4.4(f) of the Belco Disclosure Schedule, result in any holder of any securities of Belco being entitled to appraisal, dissenters' or similar rights.

         Section 4.5 Belco SEC Reports. Belco has timely filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available (provided that all documents filed by Belco electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Westport true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed by it or its predecessors with the SEC since December 31, 1998 under the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act (collectively, the "Belco SEC Reports"). As of the respective dates such Belco SEC Reports were filed each of the Belco SEC Reports, including without limitation any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then as and on the date so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Belco's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports or other documents with the SEC.

         Section 4.6 Belco Financial Statements. Each of the consolidated financial statements of Belco contained in the Belco SEC Reports (including any related notes and schedules) (the "Belco Financial Statements") have been prepared from, and are in accordance with, the books

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
and records of Belco and its consolidated Subsidiaries, comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year end adjustments) and fairly present the consolidated financial position of Belco and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Belco and its Subsidiaries for the periods presented therein (subject to normal year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

         Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement or in Section 4.7 of the Belco Disclosure Schedule, neither Belco nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that, individually or in the aggregate, would reasonably be likely to have a Belco Material Adverse Effect.

         Section 4.8 Absence of Certain Changes. Except as disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement, as set forth in Section 4.8 of the Belco Disclosure Schedule or as contemplated by this Agreement, since December 31, 2000 Belco and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices and there has not been (a) any change or development, or combination of changes or developments that, individually or in the aggregate, would be reasonably likely to have a Belco Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Belco, or any repurchase, redemption or other acquisition by Belco or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Belco or any of its Subsidiaries, (c) any amendment of any term of any outstanding security of Belco or any of its Subsidiaries, (d) any change in any method of accounting or accounting practice by Belco or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of Belco, (e) any split, combination or reclassification of any of Belco's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Belco's capital stock,
(f) (i) any granting by Belco or any of its Subsidiaries to any current or former director, executive officer or other employee of Belco or its Subsidiaries of any increase in compensation, bonus or other benefits, except for, with respect to any events occurring prior to the date hereof, increases in base compensation or bonuses in the ordinary course of business consistent with past practice and set forth on Section 4.8 of the Belco Disclosure Schedule and, with respect to events occurring after the date hereof, as permitted by Section
6.1 or as was required under any employment agreements in effect as of the date of the most recent audited financial statements included in the Belco SEC Reports filed and publicly available prior to the date hereof, (ii) any granting by Belco or any of its Subsidiaries to any such current or former director, executive officer or employee of any increase in severance or termination pay,
(iii) any entry by Belco or any of its Subsidiaries into, or any amendments of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any current or former director, executive officer or employee, or (iv) any amendment to, or modification of, any Belco

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Stock Option, (g) any tax election or any settlement of any income tax liability or tax attributes that individually or in the aggregate is reasonably likely to adversely affect the tax liability or tax attributes of Belco or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability, (h) any incurrence of indebtedness for money borrowed by Belco or any of its Subsidiaries other than debt incurred in the ordinary course of business in a manner consistent with past practice, (i) any creation of a material Lien howsoever arising, in respect of or over any of the material assets of Belco or any of its Subsidiaries, (j) other than, with respect to acquisitions or dispositions occurring after the date hereof, as would be permitted by Section 6.1, any material acquisition or disposition of assets by Belco or any of its Subsidiaries, including the sale, lease, farm-out, license or other disposition of any material properties or assets, except for
(i) sales of Hydrocarbons in the ordinary course of business, (ii) acquisitions or dispositions set forth in Section 4.8 of the Belco Disclosure Schedule, (iii) except as set forth in Section 4.8 of the Belco Disclosure Schedule, dispositions of interests in exploratory prospects in exchange for interests in other prospects from third parties which Belco in good faith believes to have an equivalent value, consistent with past practices and (iv) sales of equipment and/or replacements thereof in the ordinary course of business, (k) any modification, assignment, termination or relinquishment of rights under any Belco Material Contract by Belco or any of its Subsidiaries other than such modification, assignment, termination or relinquishment in the ordinary course of business consistent with past practice, (l) any damage, destruction or casualty loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Belco Material Adverse Effect (it being understood that the availability of any insurance coverage shall be taken into account in determining whether such damage, destruction or loss would be reasonably likely to have a Belco Material Adverse Effect) or (m) any making of a loan or an advance by Belco or any of its Subsidiaries not in the ordinary course of business.

         Section 4.9 Taxes. Except as otherwise disclosed in Section 4.9 of the Belco Disclosure Schedule and for matters that would not be reasonably likely, individually or in the aggregate, to have a Belco Material Adverse Effect:

                  (a) As used in this Agreement,

                           (i) "Audit" shall mean any audit, assessment of
Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes;

                           (ii) "Taxes" shall mean any federal, state, local, or
foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 50A of the Code), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, estimated tax, or other tax or assessment of a similar nature of any kind whatsoever (whether imposed directly or through withholding), including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations under any agreements or arrangements with any other Person with respect to such amounts, or any liability arising as a transferee or successor-in-interest.

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                           (iii) "Tax Authority" shall mean the Internal Revenue
Service and any other domestic or foreign Governmental Authority responsible for the administration, imposition, collection, or administration of any Taxes; and

                           (iv) "Tax Returns" shall mean all federal, state,
local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns, including any schedules or attachments thereto, and including any amendment thereof.

                  (b) Belco and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                  (c) Belco and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                  (d) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Belco or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Belco or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Belco or any of its Subsidiaries. There are no liens for Taxes upon the assets of Belco or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

                  (e) Neither Belco nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                  (f) There are no Tax allocation or sharing agreements or arrangements affecting any of Belco and its Subsidiaries. No payments are due or will become due by any of Belco and its Subsidiaries pursuant to any such agreement or arrangement or any tax indemnification agreement.

                  (g) Neither Belco nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Belco) or (ii) has any liability for the Taxes of any Person (other than any of Belco and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                  (h) Section 4.9(h) of the Belco Disclosure Schedule lists (i) all Tax Returns filed with respect to Belco for the prior three tax years, (ii) the taxable years of Belco for which the statutes of limitations with respect to Taxes have not expired, and (iii) those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

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                  (i) Belco has delivered to Westport complete and correct
copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Belco for the prior three tax years.

                  (j) None of Belco or any of its Subsidiaries has been or is in material violation of any federal, state, local or foreign tax law or the rules and regulations of any Taxing Authority.

                  (k) Neither Belco nor any of its Subsidiaries have entered into any agreement or arrangement with any Tax Authority that requires any of Belco and its Subsidiaries to take any action or to refrain from taking any action.

                  (l) No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Belco.

                  (m) No claim has ever been made by a Tax Authority in a jurisdiction where Belco does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (n) The unpaid Taxes of Belco do not exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Belco Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Belco in filing its Tax Returns.

                  (o) No election under any of sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Belco. No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Belco or any of Belco's assets.

                  (p) Neither Belco nor any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting or pursuant to any agreement with any Tax Authority with respect to any prior taxable period. There is no application pending with any Taxing Authority requesting permission for any changes in any accounting method of Belco. The Internal Revenue Service has not proposed any such adjustment or change in accounting method with respect to Belco or any of its Subsidiaries.

                  (q) Belco has not made any payments, and is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible by Belco by reason of either or both of sections 162(m) and 263 of the Code.

                  (r) Except as set forth on Section 4.9(r) of the Belco Disclosure Schedule, Belco will not, as a result of the transactions contemplated by this Agreement, be obligated to make a payment after the Closing Date to an individual that would be a "parachute payment" as defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future

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                  (s) All monies required to be withheld by Belco and paid to any Tax Authority for all Taxes have been collected or withheld and either paid to the respective Tax Authority or set aside in accounts for such purpose.

         Section 4.10 Property.

                  (a) Except for goods and other property sold, used or otherwise disposed of since March 31, 2001 in the ordinary course of business, Belco and its Subsidiaries have Good and Marketable Title (each as defined below), for oil and gas purposes, in and to all the proved reserves reflected in Belco Reserve Report and the Internal Reserve Report (as defined in Section 4.17) as owned by Belco and its Subsidiaries, and defensible title for oil and gas purposes to all other properties, interests in properties and assets, real and personal, reflected in the unaudited balance sheet of Belco as of March 31, 2001 (the "Belco Balance Sheet") as owned by Belco and its Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in Belco Reserve Report, the Internal Reserve Report or Belco Balance Sheet;
(ii) Liens for current taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or
(C) if their validity is being contested in good faith by appropriate action,
(iv) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens as would not reasonably be expected to have, individually or in the aggregate, a Belco Material Adverse Effect. All leases and other agreements pursuant to which Belco or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by Belco to any lessor of any such oil and gas leases have been paid, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Belco Material Adverse Effect. All major items of operating equipment of Belco and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as would not, individually or in the aggregate, reasonably be expected to have a Belco Material Adverse Effect.

                  (b) The term "Good and Marketable Title" shall, for purposes of this Section 4.10, with respect to Belco and its Subsidiaries, mean such title that: (1) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Belco or its Subsidiaries out of an interest of record (as so defined) by reason of the performance by Belco or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Belco or its Subsidiaries to receive not less than the interest

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set forth in the Belco Reserve Report or the Internal Reserve Report with respect to each proved property evaluated therein under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such property except as stated in the Belco Reserve Report or the Internal Reserve Report; (4) obligates Belco and its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Belco Reserve Report or the Internal Reserve Report with respect to such property without increase over the life of such property except as shown on the Belco Reserve Report or the Internal Reserve Report; and (5) does not restrict the ability of Belco or its Subsidiaries to utilize the properties as currently intended.

         Section 4.11 Litigation. Except as disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement or Section 4.11 of the Belco Disclosure Schedule and for matters that would not have a Belco Material Adverse Effect, there is no suit, claim, arbitration, action, proceeding, investigation or review pending or, to Belco's knowledge, threatened against Belco or any Subsidiaries of Belco. Neither Belco nor any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Belco or such Subsidiary nor, to the knowledge of Belco, is Belco or any Subsidiary of Belco under investigation by any Governmental Authority. Except as disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement or Section 4.11 of the Belco Disclosure Schedule, there is not in existence any order, judgment, injunction, award, stipulation or decree of any court or other tribunal or other agency or by arbitration enjoining or requiring Belco or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 4.11 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

         Section 4.12 Employee Benefit Plans; ERISA.

                  (a) Section 4.12(a) of the Belco Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), sponsored, maintained or contributed to by Belco or any trade or business, whether or not incorporated, which together with Belco would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Belco ERISA Affiliate") within six years prior to the Effective Time ("Belco Benefit Plans"). Copies of all Belco Benefit Plans (including all amendments and related trusts, insurance policies and similar funding vehicles), summary plan descriptions, determination letters, and most recent Form 5500's have been provided or made available to Westport.

                  (b) With respect to each Belco Benefit Plan, except as set forth in Section 4.12(b) of the Belco Disclosure Schedule: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Belco, nothing has occurred since the date of such letter to adversely

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affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Belco Material Adverse Effect; (iii) neither Belco nor any Belco ERISA Affiliate has engaged in, and Belco and each Belco ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Belco or any Belco ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Belco Material Adverse Effect; (iv) no disputes are pending or, to the knowledge of Belco or any Belco ERISA Affiliate, threatened; (v) neither Belco nor any Belco ERISA Affiliate has engaged in, and Belco and each Belco ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Belco Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of
Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412);
(viii) no notice of intent to terminate such plan has been given under section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Belco Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Belco or a Belco ERISA Affiliate.

                  (c) No Belco Benefit Plan is a "multi-employer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Belco or a Belco ERISA Affiliate in connection with which Belco could be subject to any liability, lien or encumbrance with respect to any Belco Benefit Plan or any employee benefit plan described in section 3(3) of ERISA maintained, sponsored or contributed to by a Belco ERISA Affiliate under ERISA or the Code.

                  (d) Except as set forth in Section 4.12(d) of the Belco Disclosure Schedule, no employees of Belco or any of its Subsidiaries are covered by any severance or retention plan or similar arrangement.

         Section 4.13 Environmental Liability. Except as set forth in Section
4.13 of the Belco Disclosure Schedule:

                  (a) The businesses of Belco and its Subsidiaries have been and are operated in material compliance with all federal, state and local environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements, including without limitation the Federal Clean Water Act, Oil Pollution Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and

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
Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect (together, "Environmental Laws").

                  (b) Neither Belco nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law ("Hazardous Substances") at any of its properties or facilities, except in material compliance with all Environmental Laws, and, to Belco's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Belco or any of its Subsidiaries except in material compliance with all Environmental Laws.

                  (c) Neither Belco nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Belco, any other communication alleging or concerning any material violation by Belco or any of its Subsidiaries of, or responsibility or liability of Belco or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Belco, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Belco or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Belco Material Adverse Effect, nor does Belco have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

                  (d) Belco and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Belco and its Subsidiaries; there are no pending or, to the knowledge of Belco, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Belco does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

                  (e) Without in any way limiting the generality of the foregoing, to the knowledge of Belco, (i) all offsite locations where Belco or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances are licensed disposal sites as required by law, (ii) all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Belco or any of its Subsidiaries are identified in Section 4.13 of the Belco Disclosure Schedule and (iii) no polychlorinated biphenyls ("PCBs") or PCB-containing items are used or stored at any property owned, leased or operated by Belco or any of its Subsidiaries except in compliance with Environmental Laws.

                  (f) There has been no discharge, release or disposal at any of the properties owned or operated by Belco, its Subsidiaries, or a predecessor in interest, or to the knowledge of

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Belco, at any disposal or treatment facility which received Hazardous Substances generated by Belco, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a Belco Material Adverse Effect.

                  (g) To Belco's knowledge, no pending claims have been asserted or threatened to be asserted against Belco or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Belco or its Subsidiaries at property owned or operated by Belco or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have a Belco Material Adverse Effect.

         Section 4.14 Compliance with Applicable Laws. Neither Belco nor any of its Subsidiaries has received any written notice from any Governmental Authority that any such business has been or is being conducted in violation of or default with respect to any applicable federal, state, local or foreign statute, law, rule, order, decree or regulation, including, without limitation, any filing or reporting requirement thereunder with respect to the conduct of its business, or the ownership or operation of its business, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Belco Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or warranty in this Section 4.14 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

         Section 4.15 Insurance. Section 4.15 of the Belco Disclosure Schedule lists each of the insurance policies relating to Belco or its Subsidiaries which are currently in effect. Belco has made available to Westport a true and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of Belco or any of its Subsidiaries is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and to Belco's knowledge there has not been any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Belco Material Adverse Effect. Section 4.15 of the Belco Disclosure Schedule describes any self-insurance arrangements affecting Belco or its Subsidiaries. The insurance policies listed in Section 4.15 of the Belco Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Belco and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Belco and its Subsidiaries.

         Section 4.16 Labor Matters; Employees.

                  (a) Except as set forth in Section 4.16(a) of the Belco Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Belco, threatened against or affecting Belco or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Belco or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Belco or any of its Subsidiaries, (iii) none of the employees of Belco or any of its Subsidiaries are represented by any labor organization and none

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of Belco or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Belco or any of its Subsidiaries nor does any question concerning representation exist concerning such employees,
(iv) Belco and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Belco or any of its Subsidiaries pending or, to the knowledge of Belco, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Belco or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Belco or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

                  (b) Since the enactment of the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act"), none of Belco or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Belco or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Belco or any of its Subsidiaries, nor has Belco or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Belco Material Adverse Effect.

         Section 4.17 Reserve Reports.

                  (a) All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Belco or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Belco or its Subsidiaries) set forth in the internal reserve report prepared by Belco and issued on February 21, 2001 concerning the proved Oil and Gas Interests of Belco and its Subsidiaries as of December 31, 2000 (the "Internal Reserve Report") was, as of the date of such report and is, as of the date of this Agreement, true and correct in all material respects and Belco has no knowledge of any material errors in such information that existed at or subsequent to the time of such issuance. Miller and Lents, Ltd. audited the Internal Reserve Report with respect to 84% of Belco's proved reserves and a true and correct copy of such audit dated as of December 31, 2000 has been provided to Westport (the "Belco Reserve Report"). For purposes of this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, coalbed methane and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil,

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condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons
(collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Internal Reserve Report that would have a Belco Material Adverse Effect.

                  (b) Set forth in Section 4.17(b) of the Belco Disclosure
Schedule is a list of all material Oil and Gas Interests that were included in the Internal Reserve Report that have been disposed of prior to the date of this Agreement.

                  (c) Except as set forth in Section 4.17(c)of the Belco Disclosure Schedule, the Belco Reserve Report or the Internal Reserve Report, the Oil and Gas Interests of Belco and its Subsidiaries are not limited in any material respect by terms fixed by a certain number of years (other than primary terms under oil and gas leases) or by provisions applicable to the Oil and Gas Interests of Belco and its Subsidiaries which increase the royalty, overriding royalty interest, net profits interest, or similar lease burdens.

         Section 4.18 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Belco or its Subsidiaries will hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Belco Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section 4.18 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.13.

         Section 4.19 Material Contracts.

                  (a) Set forth in Section 4.19(a) of the Belco Disclosure
Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Belco or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Belco on the date hereof and no previous filings had been made (collectively, the "Belco Material Contracts").

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                  (b) Except as set forth in Section 4.19(a) or 4.19(b) of the
Belco Disclosure Schedule, the Oil and Gas Interests of Belco and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or
(ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $1,500,000. Except for such matters that, individually or in the aggregate, would not be reasonably expected to have a Belco Material Adverse Effect, with respect to Belco Material Contracts, (A) all Belco Material Contracts are in full force and effect and are the valid and legally binding obligations of Belco or its Subsidiaries, as the case may be, and are enforceable in accordance with their respective terms subject to the Enforceability Exception; (B) Belco is not in material breach or default (nor does there exist any condition which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a breach or default) with respect to, and to the knowledge of Belco, no other party to any Belco Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Belco Material Contract has given written notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Belco Material Contract contains any provision that prevents Belco or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Belco and its Subsidiaries in accordance with historical practices.

                  (c) As of the date of this Agreement, except as set forth in the Belco Reserve Report or the Internal Reserve Report or as set forth on
Schedule 4.19(c) of the Belco Disclosure Schedule, with respect to authorizations for expenditure executed on or after March 31, 2001, (i) there are no material outstanding calls for payments that are due or that Belco or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Belco or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

         Section 4.20 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Belco's capital stock that is necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval by the holders of a majority of the outstanding shares of Belco Common Stock, on the applicable record date, of (i) this Agreement, which contemplated transactions include, among others, the amendment of the Belco articles of incorporation in the form set forth on Exhibit 2.1 hereto and the appointment of the persons to Belco's board of directors as set forth in Exhibit
2.3 hereto, and (ii) the increase in the number of shares of Belco Common Stock approved for issuance under the Westport 2000 Stock Incentive Plan (the "Belco Stockholders' Approval"). No other vote of the stockholders of Belco is required by applicable law, the articles of incorporation or bylaws of Belco or otherwise in order for Belco to consummate the Merger and the transactions contemplated hereby.

         Section 4.21 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Belco for inclusion in (a) the joint proxy statement relating to the Belco Special Meeting and the Westport Special Meeting (in each case, as defined below) (also constituting the prospectus in respect of Belco Common Stock into which shares of Westport Common Stock will be converted) (the "Proxy Statement/Prospectus"), to be filed by Belco and Westport with the SEC, and any amendments or supplements thereto, or (b) the Registration

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Statement on Form S-4 (the "Registration Statement") to be filed by Belco with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Belco, at the time such stockholders vote or consent on approval of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         Section 4.22 Intellectual Property. Belco or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes, seismic license or software agreements and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business of Belco and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, be reasonably expected to have a Belco Material Adverse Effect. No Person has notified either Belco or any of its Subsidiaries in writing that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Belco and its Subsidiaries that could have a Belco Material Adverse Effect, and, to Belco's knowledge, no Person is infringing on any right of Belco or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Belco's knowledge, threatened that Belco or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property.

         Section 4.23 Hedging; Derivatives. As of the date of this Agreement,
Section 4.23 of the Belco Disclosure Schedule sets forth for the periods shown obligations of Belco and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Belco or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.23 of the Belco Disclosure Schedule, as of the date of this Agreement, neither Belco nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option, interest rate swap or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

         Section 4.24 Brokers. No broker, finder or investment banker (other than Petrie Parkman & Co., Inc., the fees and expenses of which will be paid by Belco) is entitled to any brokerage, finder's fee or other fee or commission payable by Belco or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Belco or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Petrie Parkman & Co., Inc. (the "Belco Engagement Letter") have been provided to Westport.

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         Section 4.25 Tax-Free Reorganization. To its knowledge, after consulting with its Tax counsel, neither Belco nor any of its affiliates has taken or agreed to take any action that could reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code.

         Section 4.26 Fairness Opinion. The Board of Directors of Belco has received a written opinion from Petrie Parkman & Co., Inc. dated the date of this Agreement to the effect that, as of the date of such opinion, the Belco Common Stock Exchange Ratio is fair to the holders of Belco Common Stock from a financial point of view. A true and complete copy of such opinion has been given to Westport.

         Section 4.27 Takeover Laws. Belco and the Board of Directors of Belco have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations the State of Nevada. The bylaws of Belco have been amended so that Belco is not subject to the Nevada Control Share Act.

         Section 4.28 No Existing Discussions. As of the date of this Agreement, Belco has ceased, and has instructed its directors, officers, financial advisors, representatives, employees and agents to cease, all direct and indirect discussions and negotiations with any other party that were ongoing immediately prior to the date hereof with respect to an Acquisition Proposal (as defined in Section 7.2).

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                                   OF WESTPORT

         Westport represents and warrants to Belco that the statements contained in this Article V are true and correct, except as specifically set forth herein or in the disclosure schedule delivered by Westport to Belco on the date of this Agreement (the "Westport Disclosure Schedule"). The Westport Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered sections contained in this Agreement. Westport represents and warrants to Belco as follows:

         Section 5.1 Organization and Qualification.

                  (a) Westport is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the Westport Disclosure Schedule, which include each jurisdiction in which the character of Westport's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a Westport Material Adverse Effect (as defined below). Westport has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted.

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
Westport has made available to Belco a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Westport's certificate of incorporation and bylaws as so delivered are in full force and effect. Westport is not in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

                  (b) Section 5.1(b) of the Westport Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Westport and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Each of Westport's Subsidiaries that is a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 5.1(b) of the Westport Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Westport Material Adverse Effect. Each of Westport's Subsidiaries that is not a corporation has been duly organized, is validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign entity and is in good standing in the jurisdictions listed in Section 5.1(b) of the Westport Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not result in a Westport Material Adverse Effect. Each of Westport's Subsidiaries has the requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Westport has made available to Belco a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Westport's Subsidiaries, each as amended to date, and the certificate of incorporation and bylaws (or similar organizational documents) as so delivered are in full force and effect. No Subsidiary of Westport is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Westport's Subsidiaries or as set forth in Section 5.1(b) of the Westport Disclosure Schedule, Westport does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any Person.

                  (c) For purposes of this Agreement, a "Westport Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the condition (financial or otherwise), business, properties or results of operations of Westport and its Subsidiaries, taken as a whole or that could reasonably be expected to materially impair the ability of Westport to perform its obligations under this Agreement or to consummate the Merger; provided that none of the following, alone or in combination, shall constitute a Westport Material Adverse Effect or be considered in determining whether a Westport Material Adverse Effect has occurred or will occur: any change, effect, event, occurrence, state of facts or development arising out of, resulting from or relating to (x) the economy in general, (y) the oil and gas exploration and production industry in general (including, without limitation, changes in commodity prices, general market prices and

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
regulatory changes) or (z) the transactions contemplated by this Agreement or the announcement thereof.

         Section 5.2 Capitalization.

                  (a) The authorized capital stock of Westport consists of 70,000,000 shares of Westport Common Stock, and 5,000,000 shares of preferred stock of Westport, par value $0.01 per share. As of the date of this Agreement,
(i) 38,462,591 shares of Westport Common Stock were issued and outstanding of which 26,550 shares are shares of restricted stock subject to forfeiture provisions, (ii) no shares of preferred stock outstanding and (iii) stock options to acquire 2,218,238 shares of Westport Common Stock were outstanding under all stock option plans and agreements of Westport and its Subsidiaries. All of the outstanding shares of Westport Common Stock are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Westport to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class or the capital stock of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business or obligating Westport to grant, extend, accelerate the vesting of or enter into or make payment with respect to any such subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreement. To the knowledge of Westport, there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Westport, other than (i) the Voting Agreements and (ii) that certain Shareholders Agreement dated as of March 9, 2000, by and among Westport and certain other parties.

                  (b) Except as set forth on Section 5.2(b) of the Westport Disclosure Schedule, Westport is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Westport Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Westport Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Westport Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Westport or any Westport Subsidiary is or may be bound to issue additional shares of capital stock of any Westport Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or obligating any Westport Subsidiary to grant, extend, accelerate the vesting of or enter into or make payment with respect to any subscription, option, right, warrant, convertible security, stock appreciation right, phantom equity or other such commitment or agreement. Except as set forth in Section 5.2(b) of the Westport Disclosure Schedule, all of such shares so owned by Westport are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

         Section 5.3 Authority. Westport has all requisite corporate power and authority to execute and deliver this Agreement and, subject to Westport obtaining the Westport

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
Stockholders' Approval as contemplated by Section 7.11, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Westport's Board of Directors, and no other corporate proceedings on the part of Westport are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than obtaining the Westport Stockholders' Approval as contemplated by Section 7.11 hereof. This Agreement has been duly and validly executed and delivered by Westport, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Westport enforceable against Westport in accordance with its terms, subject to the Enforceability Exception. A copy of the resolutions adopted by Westport's Board of Directors approving this Agreement and the Merger is contained in Section 5.3 of the Westport Disclosure Schedule.

         Section 5.4 Consents and Approvals; No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by Westport of its obligations hereunder will not:

                  (a) subject to obtaining the Westport Stockholders' Approval as contemplated by Section 7.11 hereof, conflict with any provision of the certificate of incorporation or bylaws of Westport or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

                  (b) subject to obtaining the Westport Stockholders' Approval as contemplated by Section 7.11 hereof, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the HSR Act, (ii) the filing of the Nevada Articles of Merger with the Nevada Secretary of State and the Delaware Certificate of Merger with the Delaware Secretary of State, (iii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Securities Act and the Exchange Act, (iv) such consents, approvals, orders, authorizations and regulations, declarations and filings as may be required under applicable state securities or blue sky laws,
(v) Customary Post-Closing Consents and (vi) approvals and registrations that, if not obtained or made, would not be reasonably expected to have a Westport Material Adverse Effect;

                  (c) except as set forth in Section 5.4(c) of the Westport Disclosure Schedule, result in any violation of or the breach of or constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, forfeiture, cancellation or acceleration, transfer fees or guaranteed payments or a loss of a material benefit under, or require a consent, waiver or approval under any of the terms, conditions or provisions of any Westport Material Contracts (as defined in Section 5.18), except for any such conflicts, violations, breaches, defaults, terminations, cancellations or accelerations that, individually or in the aggregate, would not reasonably be expected to have a Westport Material Adverse Effect. Section 5.4(c) of the Westport Disclosure Schedule sets forth a correct and complete list of the Westport Material Contracts under which consents, waivers or notifications are required prior to the consummation of the transactions contemplated by this Agreement, which have not previously been obtained;

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
                  (d) conflict with or violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Westport or any Subsidiary of Westport or any of their properties or assets, except for such conflicts or violations which, individually or in the aggregate, would not result in a Westport Material Adverse Effect;

                  (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Westport or any of its Subsidiaries under any agreement or instrument to which Westport or any of its Subsidiaries is a party or by which Westport or any of its Subsidiaries or any of their material properties or assets is bound; or

                  (f) result in any holder of any securities of Westport being entitled to appraisal, dissenters' or similar rights.

         Section 5.5 Westport SEC Reports. Westport has timely filed with the SEC, and has heretofore made available (provided that all documents filed by Westport electronically with the SEC and publicly available prior to the date hereof shall be deemed available) to Belco true and complete copies of, each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including without limitation its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since October 19, 2000 under the Securities Act or the Exchange Act (collectively, the "Westport SEC Reports"). As of the respective dates such Westport SEC Reports were filed each of the Westport SEC Reports, including, without limitation, any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then as and on the date so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Westport's Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports or other documents with the SEC.

         Section 5.6 Westport Financial Statements. Each of the consolidated financial statements of Westport contained in the Westport SEC Reports (including any related notes and schedules) (the "Westport Financial Statements") have been prepared from, and are in accordance with, the books and records of Westport and its consolidated Subsidiaries, comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year end adjustments) and fairly present the consolidated financial position of Westport and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Westport and its Subsidiaries for the periods presented therein (subject to normal year end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

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
         Section 5.7 Absence of Undisclosed Liabilities. Except as disclosed in the Westport SEC Reports filed and publicly available prior to the date of this Agreement or in Section 5.7 of the Westport Disclosure Schedule, neither Westport nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that, individually or in the aggregate, would reasonably be likely to have a Westport Material Adverse Effect.

         Section 5.8 Absence of Certain Changes. Except as disclosed in the Westport SEC Reports filed and publicly available prior to the date of this Agreement, as set forth in Section 5.8 of the Westport Disclosure Schedule or as contemplated by this Agreement, since December 31, 2000 Westport and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices and there has not been (a) any change or development, or combination of changes or developments that, individually or in the aggregate, would be reasonably likely to have a Westport Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Westport, or any repurchase, redemption or other acquisition by Westport or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Westport or any of its Subsidiaries, (c) any amendment of any term of any outstanding security of Westport or any of its Subsidiaries, (d) any change in any method of accounting or accounting practice by Westport, or any of its Subsidiaries, except for any such change required by reason of a concurrent change in generally accepted accounting principles or to conform a Subsidiary's accounting policies and practices to those of Westport, (e) any split, combination or reclassification of any of Westport's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Westport's capital stock, (f) any tax election or any settlement of any income tax liability or tax attributes that individually or in the aggregate is reasonably likely to adversely affect the tax liability or tax attributes of Westport or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability, (g) any modification, assignment, termination or relinquishment of rights under any Westport Material Contract by Westport or any of its Subsidiaries other than such modification, assignment, termination or relinquishment in the ordinary course of business consistent with past practice, or (h) any damage, destruction or casualty loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Westport Material Adverse Effect (it being understood that the availability of any insurance coverage shall be taken into account in determining whether such damage, destruction or loss would be reasonably likely to have a Westport Material Adverse Effect).

         Section 5.9 Taxes. Except as otherwise disclosed in Section 5.9 of the Westport Disclosure Schedule and for matters that would not be reasonably likely, individually or in the aggregate, to have a Westport Material Adverse
Effect:

                  (a) Westport and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects.

                  (b) Westport and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their

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behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes due with respect to any period ending prior to or as of the Closing Date.

                  (c) No Audit by a Tax Authority is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Westport or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Westport or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Westport or any of its Subsidiaries. There are no liens for Taxes upon the assets of Westport or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

                  (d) Neither Westport nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

                  (e) There are no Tax allocation or sharing agreements or arrangements affecting any of Westport and its Subsidiaries. No payments are due or will become due by any of Westport and its Subsidiaries pursuant to any such agreement or arrangement or any tax indemnification agreement.

                  (f) Neither Westport nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was Westport) or (ii) has any liability for the Taxes of any Person (other than any of Westport and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                  (g) Section 5.9(g) of the Westport Disclosure Schedule lists
(i) all Tax Returns filed with respect to Westport for the prior three tax years, (ii) the taxable years of Westport for which the statutes of limitations with respect to Taxes have not expired, and (iii) those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated.

                  (h) Westport has delivered to Belco complete and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Westport for the prior three tax years.

                  (i) None of Westport or any of its Subsidiaries has been or is in material violation of any federal, state, local or foreign tax law or the rules and regulations of any Tax Authority.

                  (j) Neither Westport nor any of its Subsidiaries have entered into any agreement or arrangement with any Tax Authority that requires any of Westport and its Subsidiaries to take any action or to refrain from taking any action.

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


            (k) No closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Westport.

            (l) No claim has ever been made by a Tax Authority in a jurisdiction where Westport does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

            (m) The unpaid Taxes of Westport do not exceed the reserve for tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Westport Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Westport in filing its Tax Returns.

            (n) Except as set forth on Section 5.9(n) of the Westport Disclosure Schedule, No election under any of sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any predecessor provisions) has been made or filed by or with respect to Westport. No consent to the application of section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Westport or any of Westport's assets.

            (o) Neither Westport nor any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting or pursuant to any agreement with any Tax Authority with respect to any prior taxable period. There is no application pending with any Tax Authority requesting permission for any changes in any accounting method of Westport. The Internal Revenue Service has not proposed any such adjustment or change in accounting method with respect to Westport or any of its Subsidiaries.

            (p) Westport has not made any payments, and is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible by Westport by reason of either or both of sections 162(m) and 263 of the Code.

            (q) Except as set forth on Section 5.9(q) of the Westport Disclosure Schedule, Westport will not, as a result of the transactions contemplated by this Agreement, be obligated to make a payment after the Closing Date to an individual that would be a "parachute payment" as defined in section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

            (r) All monies required to be withheld by Westport and paid to any Tax Authority for all Taxes have been collected or withheld and either paid to the respective Tax Authority or set aside in accounts for such purpose.

      Section 5.10   Property.

            (a) Except for goods and other property sold, used or otherwise disposed of since March 31, 2001 in the ordinary course of business, Westport and its Subsidiaries have Good and Marketable Title (as defined below), for oil and gas purposes, in and to all the proved reserves reflected in the Westport Reserve Report (as defined in Section 5.17) as owned by the Westport and its Subsidiaries, and defensible title for oil and gas purposes to all other properties,


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interests in properties and assets, real and personal, reflected in the unaudited balance sheet of Westport as of March 31, 2001 (the "Westport Balance Sheet") as owned by Westport and its Subsidiaries, free and clear of any Liens, except: (i) Liens associated with obligations reflected in the Westport Reserve Report or the Westport Balance Sheet; (ii) Liens for current taxes not yet due and payable, (iii) materialman's, mechanic's, repairman's, employee's, contractor's, operator's, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action, (iv) all rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance, and (v) such imperfections of title, easements and Liens as would not reasonably be expected to have, individually or in the aggregate, a Westport Material Adverse Effect. All leases and other agreements pursuant to which Westport or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid and effective and all royalties, rentals and other payments due by Westport to any lessor of any such oil and gas leases have been paid, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Westport Material Adverse Effect. All major items of operating equipment of Westport and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as would not, individually or in the aggregate, reasonably be expected to have a Westport Material Adverse Effect.

            (b) The term "Good and Marketable Title" shall, for purposes of this
Section 5.10, with respect to Westport and its Subsidiaries, mean such title that: (1) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Westport or its Subsidiaries out of an interest of record (as so defined) by reason of the performance by Westport or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (2) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title matters; (3) entitles Westport or its Subsidiaries to receive not less than the interest set forth in the Westport Reserve Report with respect to each proved property evaluated therein under the caption "Net Revenue Interest" or "NRI" without reduction during the life of such property except as stated in the Westport Reserve Report, (4) obligates Westport and its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption "Working Interest" or "WI" in the Westport Reserve Report with respect to such property without increase over the life of such property except as shown on the Westport Reserve Report; and (5) does not restrict the ability of Westport or its Subsidiaries to utilize the properties as currently intended.

     Section 5.11 Litigation. Except as disclosed in the Westport SEC Reports filed and publicly available prior to the date of this Agreement or Section 5.11 of the Westport Disclosure


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Schedule and for matters that would not have a Westport Material Adverse Effect, there is no suit, claim, arbitration, action, proceeding, investigation or review pending or, to Westport's knowledge, threatened against Westport or any Subsidiaries of Westport. Neither Westport nor any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Westport or such Subsidiary, nor, to the knowledge of Westport, is Westport or any Subsidiary of Westport under investigation by any Governmental Authority. Except as disclosed in the Westport SEC Reports filed and publicly available prior to the date of this Agreement or Section 5.11 of the Westport Disclosure Schedule, there is not in existence any order, judgment, injunction, award, stipulation or decree of any court or other tribunal or other agency or by arbitration enjoining or requiring Westport or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section
5.11 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.13.

     Section 5.12 Employee Benefit Plans; ERISA.

            (a) Section 5.12(a) of the Westport Disclosure Schedule contains a true and complete list of the employee benefit plans or arrangements of any type (including but not limited to plans described in section 3(3) of ERISA), sponsored, maintained or contributed to by Westport or any trade or business, whether or not incorporated, which together with Westport would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or section 4001(b)(1) of ERISA (a "Westport ERISA Affiliate") within six years prior to the Effective Time ("Westport Benefit Plans"). Copies of all Westport Benefit Plans (including all amendments and related trusts, insurance policies and similar funding vehicles), summary plan descriptions, determination letters, and most recent Form 5500's have been provided or made available to Belco.

            (b) With respect to each Westport Benefit Plan: (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under section 501(a) of the Code and, to the knowledge of Westport, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Westport Material Adverse Effect; (iii) neither Westport nor any Westport ERISA Affiliate has engaged in, and Westport and each Westport ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Westport or any Westport ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Westport Material Adverse Effect; (iv) no disputes are pending, or, to the knowledge of Westport or any Westport ERISA Affiliate, threatened; (v) neither Westport nor any Westport ERISA Affiliate has engaged in, and Westport and each Westport ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under
Section 408 of ERISA or Section 4975(c) of the Code or


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
Section 4975(d) of the Code that could reasonably be expected to result in a Westport Material Adverse Effect; (vi) there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under section 302 of ERISA or Code section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under section 4042 of ERISA to terminate such plan; and (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination. All contributions made or required to be made under any Westport Benefit Plan meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Westport or a Westport ERISA Affiliate.

            (c) No Westport Benefit Plan is a "multi-employer plan" (as defined in section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of section 413(c) of the Code). No event has occurred with respect to Westport or a Westport ERISA Affiliate in connection with which Westport could be subject to any liability, lien or encumbrance with respect to any Westport Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Westport ERISA Affiliate under ERISA or the Code.

            (d) Except as set forth in Section 5.12(d) of the Westport Disclosure Schedule, no employees of Westport or any of its Subsidiaries are covered by any severance or retention plan or similar arrangement.

     Section 5.13 Environmental Liability. Except as set forth in Section 5.13 of the Westport Disclosure Schedule:

            (a) The businesses of Westport and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

            (b) Neither Westport nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except in material compliance with all Environmental Laws, and, to Westport's knowledge, no generation, manufacture, processing, distribution, use, treatment, handling, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Westport or any of its Subsidiaries except in material compliance with all Environmental Laws.

            (c) Neither Westport nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Westport, any other communication alleging or concerning any material violation by Westport or any of its Subsidiaries of, or responsibility or liability of Westport or any of its Subsidiaries under, any Environmental Law. There are no pending, or to the knowledge of Westport, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of


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
Westport or any of its Subsidiaries alleging or concerning any material violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Westport Material Adverse Effect, nor does Westport have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

            (d) Westport and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Westport and its Subsidiaries; there are no pending or, to the knowledge of Westport, threatened, actions, proceedings or investigations seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Westport does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

            (e) Without in any way limiting the generality of the foregoing, to the knowledge of Westport, (i) all offsite locations where Westport or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of pollutants, contaminants, hazardous wastes or toxic substances are licensed disposal sites as required by law, (ii) all underground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Westport or any of its Subsidiaries are identified in Section 5.13 of the Westport Disclosure Schedule and (iii) no PCBs or PCB-containing items are used or stored at any property owned, leased or operated by Westport or any of its Subsidiaries except in compliance with Environmental Laws.

            (f) There has been no discharge, release or disposal at any of the properties owned or operated by Westport, its Subsidiaries, or a predecessor in interest, or to the knowledge of Westport, at any disposal or treatment facility which received Hazardous Substances generated by Westport, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in liabilities that have a Westport Material Adverse Effect.

            (g) To Westport's knowledge, no pending claims have been asserted or threatened to be asserted against Westport or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Westport or its Subsidiaries at property owned or operated by Westport or its Subsidiaries, except as could not reasonably be expected to result in liabilities that have a Westport Material Adverse Effect.

     Section 5.14 Compliance with Applicable Laws. Neither Westport nor any of its Subsidiaries has received any written notice from any Governmental Authority that any such business has been or is being, conducted in violation of or default with respect to any applicable federal, state, local or foreign statute, law, rule, order, decree or regulation, including, without limitation any filing or reporting requirement thereunder with respect to the conduct of its business, or the ownership or operation of its business, except for violations or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Westport Material Adverse Effect; provided, however, notwithstanding the foregoing, no representation or


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
warranty in this Section 5.14 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.13.

     Section 5.15 Insurance. Section 5.15 of the Westport Disclosure Schedule lists each of the insurance policies relating to Westport or its Subsidiaries which are currently in effect. Westport has made available to Belco a true and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder, none of Westport or any of its Subsidiaries is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and to Westport's knowledge, there has not been any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not reasonably be expected to result in a Westport Material Adverse Effect. Section 5.15 of the Westport Disclosure Schedule describes any self-insurance arrangements affecting Westport or its Subsidiaries. The insurance policies listed in Section 5.15 of the Westport Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Westport and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Westport and its Subsidiaries.

     Section 5.16 Labor Matters; Employees.

            (a) Except as set forth in Section 5.16(a) of the Westport Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the knowledge of Westport, threatened against or affecting Westport or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of Westport or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Westport or any of its Subsidiaries, (iii) none of the employees of Westport or any of its Subsidiaries are represented by any labor organization and none of Westport or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Westport or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) Westport and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint against any of Westport or any of its Subsidiaries pending or, to the knowledge of Westport, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Westport or any of its Subsidiaries, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Westport or any of its Subsidiaries, and (viii) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.


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
            (b) Except as set forth in Section 5.16(b) of the Westport Disclosure Schedule, since the enactment of the WARN Act, none of Westport or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Westport or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Westport or any of its Subsidiaries, nor has Westport or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Westport Material Adverse Effect.

     Section 5.17 Reserve Reports.

            (a) All information (including, without limitation, the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Westport or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Westport or its Subsidiaries) supplied to Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers by or on behalf of Westport and its Subsidiaries that was material to such firms' estimates of proved oil and gas reserves attributable to the Oil and Gas Interests of Westport and its Subsidiaries in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Westport and its Subsidiaries as of December 31, 2000 by such engineering firms (collectively, the "Westport Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Westport Reserve Report) true and correct in all material respects and Westport has no knowledge of any material errors in such information that existed at the time of such issuance. Except for changes (including changes in commodity prices) generally affecting the oil and gas industry, there has been no change in respect of the matters addressed in the Westport Reserve Report that would have a Westport Material Adverse Effect.

            (b) Set forth in Section 5.17(b) of the Westport Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Westport Reserve Report that have been disposed of prior to the date of this Agreement.

            (c) Except as set forth in Section 5.17(c) of the Westport Disclosure Schedule or the Westport Reserve Report, the Oil and Gas Interests of Westport and its Subsidiaries are not limited in any material respect by terms fixed by a certain number of years (other than primary terms under oil and gas leases) or by provisions applicable to the Oil and Gas Interests of Westport and its Subsidiaries which increase the royalty, overriding royalty interest, net profits interest, or similar lease burdens.

     Section 5.18 Material Contracts.

            (a) Set forth in Section 5.18(a) of the Westport Disclosure Schedule is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Westport or any of its Subsidiaries is subject that is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement was filed by Westport on the date hereof and no previous filings had been made (collectively, the "Westport Material Contracts").


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
            (b) Except as set forth in Section 5.18(a) or 5.18(b) of the Westport Disclosure Schedule, the Oil and Gas Interests of Westport and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or
(ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $1,500,000. Except for matters that, individually or in the aggregate, would not be reasonably expected to have a Westport Material Adverse Effect, with respect to the Westport Material Contracts, (A) all Westport Material Contracts are in full force and effect and are the valid and legally binding obligations of Westport or its Subsidiaries, as the case may be, and are enforceable in accordance with their respective terms subject to the Enforceability Exception; (B) Westport is not in material breach or default (nor does there exist any condition which upon the passage of time or the giving of notice or both would reasonably be expected to cause such a breach or default) with respect to, and to the knowledge of Westport, no other party to any Westport Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Westport Material Contract has given written notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Westport Material Contract contains any provision that prevents Westport or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Westport and its Subsidiaries in accordance with historical practices.

            (c) As of the date of this Agreement, except as set forth in the Westport Reserve Report and except as set forth in Section 5.18(c) of the Westport Disclosure Schedule, with respect to authorizations for expenditure executed on or after March 31, 2001, (i) there are no material outstanding calls for payments that are due or which Westport or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Westport or its Subsidiaries have become a non-consenting party; and
(iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

     Section 5.19 Permits. Immediately prior to the Effective Time and except for Customary Post-Closing Consents, Westport or its Subsidiaries will hold all of the Permits required or necessary to construct, run, operate, use and/or maintain their properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Westport Material Adverse Effect; provided, however, that notwithstanding the foregoing, no representation or warranty in this Section
5.19 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.13.

     Section 5.20 Required Stockholder Vote or Consent. The only vote of the holders of any class or series of Westport's capital stock that is necessary to consummate the Merger and the other transactions contemplated by this Agreement is the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Westport Common Stock on the applicable record date (the "Westport Stockholders' Approval"). No other vote of the stockholders of Westport is required by applicable law, the certificate of incorporation or bylaws of Westport in order for Westport to consummate the Merger and the transactions contemplated hereby.


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
     Section 5.21 Proxy Statement/Prospectus; Registration Statement. None of the information to be supplied by Westport for inclusion in (a) the Proxy Statement/Prospectus to be filed by Belco and Westport with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement to be filed by Belco with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Belco and Westport, at the time such stockholders vote on approval of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     Section 5.22 Intellectual Property. Westport or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Westport and its Subsidiaries, except where the failure to so own or otherwise have the right to use such intellectual property would not, individually or in the aggregate, be reasonably expected to have a Westport Material Adverse Effect. No Person has notified either Westport or any of its Subsidiaries in writing that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Westport and its Subsidiaries that could have a Westport Material Adverse Effect, and, to Westport's knowledge, no Person is infringing on any right of Westport or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Westport's knowledge, threatened that Westport or any of its Subsidiaries is infringing the rights of any Person with regard to any Intellectual Property.

     Section 5.23 Hedging; Derivatives. As of the date of this Agreement,
Section 5.23 of the Westport Disclosure Schedule sets forth for the periods shown obligations of Westport and each of its Subsidiaries for the delivery of Hydrocarbons attributable to any of the properties of Westport or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.23 of the Westport Disclosure Schedule, as of the date of this Agreement, neither Westport nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option, interest rate swap or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities.

     Section 5.24 Brokers. No broker, finder or investment banker (other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by Westport) is entitled to any brokerage, finder's fee or other fee or commission payable by Westport or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Westport or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with Credit Suisse First Boston Corporation have been provided to Belco.

     Section 5.25 Tax Matters. To its knowledge, after consulting with its Tax counsel, neither Westport nor any of its affiliates has taken or agreed to take any action that could


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
reasonably be expected to prevent the Merger from constituting a transaction qualifying as a reorganization under section 368(a) of the Code.

     Section 5.26 Fairness Opinion. The Board of Directors of Westport has received a written opinion from Credit Suisse First Boston Corporation dated the date of this Agreement to the effect that, as of the date of such opinion, the Belco Common Stock Exchange Ratio is fair to Westport from a financial point of view. A true and complete copy of such opinion has been given to Belco.

     Section 5.27 Takeover Laws. Westport and the Board of Directors of Westport have each taken all action required to be taken by it in order to exempt this Agreement, and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of the State of Delaware.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER


     Section 6.1 Conduct of Business by Belco Pending the Merger. From the date hereof until the Effective Time, unless Westport shall otherwise agree in writing, or except as set forth in the Belco Disclosure Schedule or as otherwise contemplated by this Agreement, Belco and its Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. From the date hereof until the Effective Time, Belco shall provide Westport with any notice required under Section 7.14 and upon request by Westport from time to time Belco shall provide Westport copies of reports generated by Belco in the ordinary course of its business. Except as set forth in the Belco Disclosure Schedule or as otherwise permitted under this Agreement, and without limiting the generality of the preceding sentence, from the date hereof until the Effective Time, without the written consent of Westport (which consent shall not be unreasonably withheld):

            (a) Neither Belco nor its Subsidiaries will adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents);

            (b) Belco will not, and will not permit any of its Subsidiaries to
(i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Belco or its Subsidiaries (except for normal quarterly dividends on the Belco Preferred Stock and intercompany dividends from direct or indirect wholly-owned subsidiaries), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to such party;

            (c) Belco will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of, or an equity interest in, any other Person, or enter a new line of business or commence business operations outside of its existing area of operations;

            (d) Except as set forth in Section 6.1(d) of the Belco Disclosure Schedule, Belco will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Belco and its direct and indirect wholly-owned Subsidiaries) with an aggregate fair market value exceeding $5.0 million (other than sales of Hydrocarbons in the ordinary course of business);

            (e) Belco will not settle or compromise any material Audit, make or change any material Tax election or file any materially amended Tax Return;

            (f) Except as otherwise permitted by this Agreement, Belco will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Belco SEC Reports filed and publicly available prior to the date of this Agreement or the Belco Disclosure Schedule), enter into any amendment of any term of any outstanding security of Belco or of any of its Subsidiaries;

            (g) Belco will not, and will not permit any of its Subsidiaries to, enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

            (h) Neither Belco nor any of its Subsidiaries shall incur, assume, guarantee or prepay any indebtedness for borrowed money, other than (i) under Belco's existing credit facility in the ordinary course of business or (ii) intercompany indebtedness between Belco and any of its wholly-owned Subsidiaries or between such wholly-owned Subsidiaries; provided that with respect to any borrowings under Belco's existing credit facility, Belco may borrow up to $150 million (the "Permitted Amount") without the consent of Westport, and once Belco has borrowed the Permitted Amount under its existing credit facility, Belco shall consult with Westport prior to each additional borrowing under such facility of an increment (in the aggregate) of $1.0 million or more.

            (i) Belco will not change any method of accounting or accounting practice by Belco or any of its Subsidiaries, except for any such change required by applicable law or GAAP;

            (j) Belco will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

            (k) Belco will not amend or otherwise change the terms of the Belco Engagement Letter, except to the extent that any such amendment or change would result in terms more favorable to Belco;

            (l) Except as set forth in Section 6.1(l) of the Belco Disclosure Schedule, neither Belco nor any of its Subsidiaries will become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will individually cost in excess of $750,000, net to Belco unless the operation is a currently existing obligation of Belco or any of its Subsidiaries or necessary to extend, preserve or maintain an Oil and Gas Interest.

            (m) Neither Belco nor any of its Subsidiaries will (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option, interest rate swap or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities or (ii) enter into any fixed price commodity sales agreements with a duration of more than three months;

            (n) Belco will not, and will not permit any of its Subsidiaries to
(i) take, or agree or commit to take, any action that would make any representation and warranty of Belco hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time;

            (o) Except as provided in Section 3.3, neither Belco nor any of its Subsidiaries shall (A) adopt, amend (other than amendments that reduce the amounts payable by Belco or any Subsidiary, or amendments required by law to preserve the qualified status of a Belco Benefit Plan) or assume an obligation to contribute to any employee benefit plan, severance plan or retention plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of Belco or any Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend or modify any such existing contracts, (B) engage in any transaction (either acting alone or in conjunction with any Belco Benefit Plan or trust created thereunder) in connection with which Belco or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any Belco Benefit Plan in a manner, or take any other action with respect to any Belco Benefit Plan, that could result in the liability of the Belco or any Subsidiary to any Person, (D) take any action that could adversely affect the qualification of any Belco Benefit Plan or its compliance with the applicable requirements of ERISA, (E) fail to make any required contribution to any Belco Benefit Plan or fail to make full payment when due of all amounts which, under the provisions of any Belco Benefit Plan, any agreement relating thereto or applicable law, Belco or any Subsidiary are required to pay as contributions thereto, (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Belco Benefit Plan or (G) increase the compensation, bonus or benefits payable to any employee or former employee;

            (p) Neither Belco nor any of its Subsidiaries will enter into any commitment or agreement to license or purchase seismic data that will (i) result in a transfer fee as a result of the consummation of the transactions contemplated by this Agreement or (ii) cost in excess of $150,000, other than pursuant to agreements or commitments existing on the date of this Agreement;


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
            (q) Belco will not accelerate, amend or change the period of exercisability of options, restricted stock or other awards granted under any employee stock plan or make any election under any of its stock plans to pay cash in exchange for terminating awards under such plans;

            (r) Neither Belco nor any of its Subsidiaries shall modify or terminate any of Belco Material Contracts or waive or relinquish any right thereunder, other than modifications not adverse to Belco and its Subsidiaries;

            (s) Neither Belco nor any of its Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, or reorganization;

            (t) Neither Belco nor any of its Subsidiaries shall enter into any contract, agreement, arrangement or understanding that materially limits or otherwise materially restricts Belco or any of its Subsidiaries or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation and its Affiliates (including Westport) or any successor thereto, from engaging in or competing in any line of business or in any geographic area (except for confidentiality agreements relating to specific prospects); and

            (u) Belco will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

     Section 6.2 Conduct of Business by Westport Pending the Merger. From the date hereof until the Effective Time, unless Belco shall otherwise agree in writing, or except as set forth in the Westport Disclosure Schedule or as otherwise contemplated by this Agreement, Westport shall conduct, and shall cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and shall use, and shall cause each of its Subsidiaries to use, all reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Westport Disclosure Schedule or as otherwise permitted under this Agreement, and without limiting the generality of the preceding sentence, from the date hereof until the Effective Time, without the written consent of Belco (which consent shall not be unreasonably withheld):

            (a) Westport will not, and will not permit its Subsidiaries to, adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

            (b) Westport will not, and will not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock or (ii) reclassify, combine or split, any of its capital stock or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock; provided, however, that Westport shall be entitled to effect a stock split so long as an appropriate adjustment is made to the Belco Common Stock Exchange Ratio;

            (c) Adopt a plan of complete or partial liquidation, dissolution, or reorganization;


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
            (d) Change any method of accounting or accounting practices by Westport or any of its Subsidiaries, except for any such change required by GAAP; and

            (e) Westport will not, and will not permit any of its Subsidiaries to, enter into any acquisition or divestiture or other transaction that would reasonably be expected to delay the consummation of the Merger;

            (f) Westport will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained in this Agreement, but, subject to Section 6.2(e) above, Westport shall not be restricted from issuing shares of capital stock in connection with any acquisition.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

     Section 7.1 Access and Information. The parties shall upon reasonable notice each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section
7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement dated February 9, 2001 between Westport and Belco (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement.

     Section 7.2 No Solicitation of Transactions.

            (a) Belco agrees that (i) it and its officers, directors and employees shall not, (ii) Belco Subsidiaries and Belco Subsidiaries' officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and Belco Subsidiaries' agents and representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries relating to or the making of any Acquisition Proposal or (B) directly or indirectly, continue, enter into or engage in any negotiations or discussions concerning any Acquisition Proposal with or furnish any information relating to Belco or any Belco Subsidiary or provide access to the properties, books and records or any confidential information or data of Belco or any Belco Subsidiary to, any Person relating to an Acquisition Proposal. Notwithstanding the


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foregoing, nothing contained in this Agreement shall prevent Belco or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act,
(ii) prior to the Belco Stockholders' Approval being obtained, providing access to properties, books and records and providing information or data in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of Belco receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for Belco to be able to comply with its obligations under this Agreement) (provided that all such written information is also provided on a prior or substantially concurrent basis to Westport), or (iii) prior to the Belco Stockholders' Approval being obtained, engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; if and only to the extent that in connection with the foregoing clauses (ii) and (iii), (1) Belco's Board of Directors (after consultation with its independent legal counsel) determines in good faith that such action is legally advisable for the Board of Directors to comply with its fiduciary duties to Belco's stockholders under applicable law, (2) such Acquisition Proposal is not subject to any financing contingencies or is, in the good faith judgment of Belco's Board of Directors (after consultation with its financial advisor), reasonably capable of being financed by such other Person, and (3) Belco's Board of Directors determines in good faith after consultation with its independent legal counsel and financial advisor (taking into account among other things the legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, the likelihood of consummation and the time to complete such transaction) that such Acquisition Proposal is reasonably capable of being completed and, if consummated, may reasonably be expected to result in a transaction more favorable to Belco's stockholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"). Belco agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal and will use its reasonable best efforts to cause any such Person (or its agents or advisors) in possession of confidential information about Belco or any Belco Subsidiary that was furnished by or on behalf of Belco to return or destroy all such information. Belco shall also notify Westport promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any indication of interest in making an Acquisition Proposal after the date hereof, which notice shall include the identity of the Person making such Acquisition Proposal or indication and the material terms and conditions of such Acquisition Proposal or indication (including any subsequent material amendment or modification to such terms and conditions). Belco shall keep Westport informed in all material respects of the status and details of any such Acquisition Proposal.

            (b) Neither the Board of Directors of Belco nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Westport) or propose publicly to withdraw (or modify in a manner adverse to Westport) the recommendation or declaration of advisability by the Board of Directors of Belco or any such committee of this Agreement or the Merger, or recommend, or propose publicly to recommend, the approval or adoption of any Acquisition Proposal (other than an Acquisition Proposal made by Westport), (ii) adopt or approve, or propose publicly to adopt or approve, any Acquisition Proposal (other than an Acquisition Proposal made by Westport), (iii) cause or permit Belco to enter into any letter of intent,


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
memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement which relates to or is reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 7.2(a)) or (iv) agree or resolve to take any of the actions prohibited by clauses (i), (ii) or (iii) of this sentence. Notwithstanding anything in this Section 7.2 to the contrary, if, at any time prior to Belco Stockholder's Approval being obtained, Belco's Board of Directors determines in good faith, after consultation with its financial advisors and independent legal counsel, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a breach of Section 7.2, that such proposal is a Superior Proposal, Belco or its Board of Directors may terminate this Agreement pursuant to Section 10.1(f) and may take such actions as may be reasonably necessary to facilitate compliance with the match provisions thereof.

            (c) For purposes of this Agreement, "Acquisition Proposal" means any proposal or offer with respect to (i) any tender offer or exchange offer, (ii) any merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Belco or of any Belco Subsidiary or Belco Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets or earning power of Belco,
(iii) any acquisition or purchase, direct or indirect, of more than 15% of the consolidated assets of Belco or (iv) any acquisition or purchase, direct or indirect, that, if consummated, would result in any Person beneficially owning securities constituting more than 15% of any class or series of equity or voting securities of Belco or of any Belco Subsidiary or Belco Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets or earning power of Belco (other than the transactions contemplated by this Agreement).

     Section 7.3 Directors' and Officers' Indemnification and Insurance.

            (a) For six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Westport, Belco or their respective Subsidiaries or an employee of Westport, Belco or any of their respective Subsidiaries who acts as a fiduciary under any of Westport's Benefit Plans or Belco's Benefit Plans (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of the Surviving Corporation, which will not be unreasonably withheld)) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time to the full extent permitted under Nevada law (or the laws of such other state in which the Surviving Corporation may subsequently be domesticated) or the Surviving Corporation's articles of incorporation and bylaws and Westport's and Belco's written indemnification agreements in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; and provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set


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



forth under Nevada law (or the laws of such other state in which the Surviving Corporation may subsequently be domesticated), the Surviving Corporation's articles of incorporation or bylaws or such agreements, as the case may be, shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Indemnified Party. In the event that any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Westport or Belco, as applicable (if selected prior to the Effective Time), and the Surviving Corporation (if selected after the Effective
Time).

            (b) The Surviving Corporation shall maintain Westport's and Belco's existing officers' and directors' liability insurance policies for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers; (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time and
(iii) the Surviving Corporation shall not be required in order to maintain such policies to pay an annual premium in excess of 200% of the greater of (1) the aggregate last annual premium paid by each of Westport and Belco with respect to their existing policies and (2) the aggregate annual premium for each of Westport and Belco with respect to their policies for the year in which the Closing occurs (the "Cap"); and provided further, that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, then the Surviving Corporation shall maintain policies that provide the maximum coverage available at an annual premium equal to the Cap.

            (c) Notwithstanding any other provisions hereof, the obligations of the Surviving Corporation contained in this Section 7.3 shall be binding upon the successors and assigns of the Surviving Corporation. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that successors and assigns of the Surviving Corporation honor the indemnification obligations set forth in this Section 7.3.

            (d) The obligations of the Surviving Corporation under this Section
7.3 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 7.3 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 7.3 applies shall be third party beneficiaries of this Section 7.3, each of whom may enforce the provisions of this Section 7.3).

     Section 7.4 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto agrees to use all reasonable efforts to obtain all consents, approvals and waivers of any Governmental Authority or any other Person and to do or cause to be done all other things necessary for the consummation of the transactions contemplated by this Agreement. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such additional agreements or instruments as any of them may reasonably request for the purpose of


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
carrying out this Agreement and the transactions contemplated hereby. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including without limitation the filing and payment of Taxes and handling Tax Audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Westport and Belco shall duly preserve all files, records or any similar items of Westport or Belco received or obtained as a result of the Merger with the same care and for the same period of time as it would preserve its own similar assets.

     Section 7.5 Expenses.

            (a) Except as provided in Section 10.2, all Expenses (as defined below) incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such Expenses; provided that all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus (other than the HSR Act), shall be borne solely and entirely by Westport; provided, further, that, except as set forth in Section 10.2, if this Agreement is terminated for any reason, then the allocable share of Westport and Belco for all Expenses (including any fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and the HSR Act (including filing fees under the HSR Act paid or payable by Westport's stockholders), shall be allocated one-half each.

            (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket costs, fees and expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with, arising out of or related to this Agreement, the Merger or the consummation of all of the transactions contemplated hereby (including, without limitation, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals and requisite HSR filings).

     Section 7.6 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of the parties hereto shall confer on a regular and frequent basis with one or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     Section 7.7 Publicity. Neither Belco, Westport nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement


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
with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

     Section 7.8 Filings. Each party hereto shall make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party hereto.

     Section 7.9 Employee Matters; Benefit Plans.

            (a) The Surviving Corporation shall take all reasonable actions necessary or appropriate to permit the employees who as of the Effective Time were employed by Belco and who continue to be employed by the Surviving Corporation after the Effective Time (the "Retained Employees") to continue to participate from and after the Effective Time in the employee benefit plans or arrangements in which such Retained Employees were participating immediately prior to the Effective Time. Notwithstanding the foregoing, the Surviving Corporation may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that the Surviving Corporation shall (a) take all reasonable actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements substantially comparable to those maintained with respect to other Surviving Corporation employees other than the Retained Employees (the "Replacement Plans"), (b) with respect to a Replacement Plan that is a group health plan (i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (c)(1) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Belco and its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Belco and its Subsidiaries and (2) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Belco, its Subsidiaries and their predecessors to the extent such predecessor employment was recognized by Belco or its Subsidiaries. At the Effective Time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) ("Westport Award") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans presently maintained by Westport which provide for grants of equity-based awards shall be amended or converted into a similar instrument of the Surviving Corporation, in each case with such adjustments to the terms of such Westport Awards as are appropriate to preserve the value inherent in such Westport Awards with no detrimental effects on the holders thereof.

            (b) Prior to the Closing, the Board of Directors of Westport shall, by resolution duly adopted by such Board of Directors or a duly authorized committee thereof,


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approve and adopt, for purposes of exemption from "short-swing" profit liability under Section 16(b) of the Exchange Act, (i) the disposition and the conversion at the Effective Time of the shares of Westport Common Stock held by officers, directors and affiliates of Westport into shares of Belco Common Stock as a result of the conversion of shares in the Merger (ii) the assumption by Belco of the Westport Stock Options of the officers, directors and affiliates of Westport and (iii) the deemed grant of options to purchase Belco Common Stock under the Westport Stock Options (as converted pursuant to Section 3.3) for purposes of
Section 16(b) of the Exchange Act. Such resolution shall set forth the name of applicable "insiders" for purposes of Section 16 of the Exchange Act and, for each "insider," the number of shares of Westport Common Stock to be converted into shares of Belco Common Stock at the Effective Time, the number and material terms of the Westport Stock Options to be assumed by Belco at the Effective
Time, and that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.

            (c) If any shares of Westport Common Stock are, immediately prior to the Effective Time, unvested or subject to any other restrictions under the Westport Stock Plans or any restricted stock purchase or stock issuance agreement to which Westport is a party and the vesting schedule or restrictions applicable to those shares are not to vest or lapse on an accelerated basis in connection with the Merger, then the shares of Belco Common Stock issued in exchange for such shares of Westport Common Stock in the Merger shall also be unvested and subject to the same vesting schedule in effect for the unvested shares of Westport Common Stock immediately prior to the Effective Time. The certificates representing such shares of Belco Common Stock may accordingly bear the appropriate restrictive legends.

     Section 7.10 Board Membership. The Surviving Corporation shall use all reasonable efforts to cause the persons named as director nominees on Exhibit
2.3 (which Exhibit shall include two nominees designated by Belco) to be elected to the Surviving Corporation's Board of Directors, effective as of the Effective Time. At the Closing, the directors and officers of Belco immediately prior to the Effective Time shall resign.

     Section 7.11 Stockholders Meetings.

            (a) Belco shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Belco Special Meeting") for the purpose of securing the Belco Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and with its articles of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Board of Directors of Belco that its stockholders approve this Agreement and the transactions contemplated hereby, (iii) except as otherwise permitted pursuant to Section 7.2, use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated hereby and to secure the Belco Stockholders' Approval, and (iv) cooperate and consult with Westport with respect to each of the foregoing matters; provided, that nothing contained in this Section 7.11(a) shall prohibit the Belco Board of Directors from failing to make or from withdrawing or modifying its recommendation to Belco stockholders hereunder if the Board of Directors of Belco, after consultation with


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
independent legal counsel, determines in good faith that such action is legally advisable for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

            (b) Westport shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "Westport Special Meeting") for the purpose of securing the Westport Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its certificate of incorporation and bylaws, which Proxy Statement/Prospectus shall contain the recommendation of the Westport Board of Directors that its stockholders adopt this Agreement and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval of adoption of this Agreement and to secure the Westport Stockholders' Approval, and (iv) cooperate and consult with Belco with respect to each of the foregoing matters.

            (c) Belco and Westport shall coordinate and cooperate with respect to the timing of the Belco Special Meeting and the Westport Special Meeting and shall use their reasonable best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

     Section 7.12 Preparation of the Proxy Statement/Prospectus and Registration Statement.

            (a) As promptly as practicable after the execution of this Agreement, Belco and Westport shall prepare and file with the SEC the Proxy Statement/Prospectus (it being understood and agreed that both parties will use their reasonable best efforts to accomplish this preparation and filing within three (3) weeks after the date hereof), and Belco shall prepare and file with the SEC the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus, provided that Belco may delay the filing of the Registration Statement until approval of the Proxy Statement/Prospectus by the SEC. Westport and Belco will use their reasonable best efforts to respond to the comments of the SEC in connection with the Proxy Statement/Prospectus and the Registration Statement, to furnish all information required to prepare the Proxy Statement/Prospectus and to cause the Registration Statement to become effective as soon after such filing is practicable and keep the Registration Statement effective as long as necessary to consummate the Merger. Belco will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Belco's stockholders, and Westport will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Westport's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If necessary, after the definitive Proxy Statement/Prospectus shall have been mailed, Westport and Belco shall promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies. Westport shall advise Belco and Belco shall advise Westport, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement shall become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Belco Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Solely for the purpose of preparing the Joint Proxy Statement/Prospectus, Westport and Belco will cause the Belco Reserve Report and the Westport Reserve Report, respectively, to be updated to June 30, 2001 by Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers, in the case of the Westport Reserve Report, and by Miller & Lents, Ltd., in the case of the Belco Reserve Report. Westport and Belco will cause the updated version of the Westport Reserve Report and the Belco Reserve Report, respectively, to be delivered to the other party promptly upon completion of such update.

            (b) Following receipt by Arthur Andersen LLP, Westport's independent auditors, of an appropriate request from Belco pursuant to SAS No. 72, Westport shall use all reasonable efforts to cause to be delivered to Belco a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Belco, in form and substance reasonably satisfactory to Belco and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

            (c) Following receipt by Arthur Andersen LLP, Belco's independent auditors, of an appropriate request from Westport pursuant to SAS No. 72, Belco shall use all reasonable efforts to cause to be delivered to Westport a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Westport, in form and substance satisfactory to Westport and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

     Section 7.13 Stock Exchange Listing. Belco shall use all reasonable efforts to cause the Belco Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange (the "NYSE") prior to the Effective Time, subject to official notice of issuance.

     Section 7.14 Notice of Certain Events. Each party to this Agreement shall promptly as reasonably practicable notify the other parties hereto of:

          (1) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement;

          (2) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

          (3) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 4.11, 4.13, 5.11 or 5.13 or which relate to the consummation of the transactions contemplated by this Agreement;

          (4) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any Belco Material Contract or Westport Material Contract; and

          (5) any Belco Material Adverse Effect or Westport Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Belco Material Adverse Effect or a Westport Material Adverse Effect, as the case may be.

     Section 7.15 Affiliate Agreements. Westport shall identify in a letter to Belco all Persons who are, on the date hereof or prior to the Effective Time, "affiliates" of Westport, as such term is used in Rule 145 under the Securities Act. Westport shall use all reasonable efforts to cause such affiliates to deliver to Belco not later than 5 days prior to the Effective Time, a written agreement substantially in the form attached hereto as Exhibit 7.15.

     Section 7.16 Tax Treatment. Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any Subsidiary of such party from taking, any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of section 368(a) of the Code.

     Section 7.17 Stockholder Litigation. Each of Westport and Belco shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against Westport or Belco, as applicable, and its directors relating to the transactions contemplated by this Agreement and no settlement of any action against a party shall be agreed to without that party's consent.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 8.1 Conditions to the Obligation of Each Party. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

            (a) The Belco Stockholders' Approval and the Westport Stockholders' Approval shall have been obtained.

            (b) No action, suit or proceeding instituted by any Governmental Authority shall be pending and no statute, rule or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction shall be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Merger or has the effect of making the Merger illegal.

            (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or threatened by the SEC.

            (d) The shares of Belco Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

            (e) Any applicable waiting period under the HSR Act shall have expired or been terminated.

            (f) Other than the Certificates of Merger which shall be filed in accordance with Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority the failure of which to file, obtain or occur would have a Belco Material Adverse Effect or a Westport Material Adverse Effect shall have been filed, been obtained or occurred.

     Section 8.2 Conditions to the Obligations of Westport. The obligation of Westport to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions unless waived in writing by Westport:

            (a) Belco shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Belco contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by Belco Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and Westport shall have received a certificate of the Chief Executive Officer and either the Chief Financial Officer or Chief Operating Officer of Belco as to the satisfaction of this condition.

            (b) Westport shall have received an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code, (ii) Westport and Belco will each be a party to that reorganization, and (iii) no gain or loss will be recognized by the stockholders of Westport upon the receipt of shares of Belco Common Stock in exchange for shares of Westport Common Stock pursuant to the Merger. In rendering such opinion, Akin, Gump, Strauss, Hauer & Feld, L.L.P. may receive and rely upon customary factual representations and covenants of Belco and Westport.

            (c) The directors and officers of Belco immediately prior to the Effective Time shall have resigned.


     Section 8.3 Conditions to the Obligations of Belco. The obligation of Belco to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions unless waived in writing by Belco:

            (a) Westport shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Westport contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Westport Disclosure Letter or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this

Agreement or some other date will be determined as of such date, and Belco shall have received a certificate of the Chief Executive Officer and either the Chief Financial Officer or Chief Operating Officer of Westport as to the satisfaction of this condition.

            (b) Belco shall have received an opinion from Vinson & Elkins L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Merger will constitute a reorganization under section 368(a) of the Code,
(ii) Belco and Westport will each be a party to that reorganization, (iii) no gain or loss will be recognized by Westport or Belco by reason of the Merger and
(iv) no gain or loss will be recognized by the stockholders of Old Belco Common Stock upon the receipt of shares of Belco Common Stock in exchange for shares of Old Belco Common Stock pursuant to the Merger except with respect to any cash received in lieu of fractional share interests. In rendering such opinion, Vinson & Elkins L.L.P. may receive and rely upon customary factual representations and covenants of Belco and Westport.

                                   ARTICLE IX

                                    SURVIVAL

     Section 9.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

     Section 9.2 Survival of Covenants and Agreements. The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

                                   ARTICLE X

                             TERMINATION AND WAIVER

     Section 10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Belco Stockholders' Approval or the Westport Stockholders' Approval have been obtained:

            (a) by the mutual written consent of Westport and Belco;

            (b) by either Westport or Belco if the Effective Time shall not have occurred on or before December 31, 2001 (the "Termination Date"), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

            (c) by Westport or Belco, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) would, if uncured at Closing, cause the conditions set forth in Section 8.2(a) (in the case of termination by Westport) or Section 8.3(a) (in the case of termination by Belco) not to be satisfied, and (ii) shall not have been cured within twenty (20) Business Days following receipt by the breaching party of written notice of such breach from the other party.

            (d) by either Westport or Belco if any Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or Governmental Order making the consummation of the Merger illegal or otherwise prohibiting the Merger and such Governmental Order shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove or lift such Governmental Order;

            (e) by Westport (i) if the Board of Directors of Belco (or any committee thereof) (x) withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Westport or (y) shall have recommended to the stockholders of Belco any Acquisition Proposal (other than an Acquisition Proposal made by Westport); (ii) if Belco shall have entered into an agreement with respect to an Acquisition Proposal (other than an Acquisition Proposal made by Westport); or (iii) Belco shall have willfully breached any of its obligations under Sections 7.2 or 7.11;

            (f) by Belco, if, prior to the Belco Stockholders' Approval having been obtained, Belco simultaneously enters into a definitive agreement for a Superior Proposal in accordance with (and has otherwise complied with) the terms of Section 7.2 hereof and of this Section 10.1(f), including the notice provisions therein, and Belco makes the payment of the Termination Fee as required pursuant to Section 10.2 of this Agreement and of the Expense Fee for which Belco is responsible under Section 10.2 of this Agreement; provided, however, that Belco shall not be permitted to terminate this Agreement pursuant to this Section 10.1(f) unless it has complied with Section 7.2 and provided Westport, three Business Days prior to such termination, a detailed written summary of the terms and conditions of such Acquisition Proposal (such three Business Day period shall end at the same time of day on the third Business Day as such detailed written summary was provided to Westport by Belco); provided further, that prior to any such termination, Belco shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Westport to make such adjustments in the terms and conditions of this Agreement as would result in the pending Acquisition Proposal no longer being a Superior Proposal; or

            (g) by Westport or Belco, if, at the Belco Special Meeting (including any adjournment or postponement), the Belco Stockholders' Approval shall not have been obtained, or if, at the Westport Special Meeting (including any adjournment or postponement), the Westport Stockholders' Approval shall not have been obtained.

The party desiring to terminate this Agreement pursuant to Section 10.1(a) through (g) shall give written notice of such termination to the other party in accordance with Section 11.1.

     Section 10.2 Effect of Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Belco:

            (a) In the event of termination of the Agreement pursuant to this
Article X, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 10.2 and except for the provisions of Sections 7.1, 7.5, 9.1, 9.2, 11.2, 11.6, 11.7, and 11.8, provided that nothing herein shall relieve any party from liability for any breaches hereof.

            (b) In the event that this Agreement is terminated pursuant to
Section 10.1(e) or Section 10.1(f), then Belco shall promptly (and in any event within one Business Day after such termination or, in the case of any such termination by Belco, simultaneously with such termination (such termination not to be effective unless such payment is made)) pay Westport an amount equal to a termination fee of $12.5 million (the "Termination Fee"), plus up to $2.5 million of Westport's documented aggregate Expenses (the "Expense Fee").

            (c) In the event (i) an Acquisition Proposal shall have been made to Belco or any of its Subsidiaries or an Acquisition Proposal shall have been made directly to the stockholders of Belco generally or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, (ii) (A) this Agreement is terminated by Westport or Belco pursuant to Section 10.1(b) (and the Acquisition Proposal shall not have been abandoned prior to such termination) or (B) this Agreement is terminated by Westport or Belco pursuant to Section 10.1(g) for failure to obtain the Belco Stockholders' Approval (and (1) the Acquisition Proposal shall not have been abandoned prior to such stockholder vote and (2) the Westport Stockholders' Approval shall have been obtained) and (iii) within twelve months after such termination Belco or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal, then Belco shall promptly (and in any event within one Business Day after entering into such agreement or consummating an Acquisition Proposal), pay Westport an amount equal to the Termination Fee plus the Expense Fee. Solely for purposes of this Section 10.2(c), (x) all references to 15% in the definition of Acquisition Proposal shall be 35%, and (y) clause (iv) of the definition of Acquisition Proposal shall be revised to read: "any acquisition or purchase, direct or indirect, of any class or series of equity securities of Belco or any Belco Subsidiary or Belco Subsidiaries resulting in any Person beneficially owning, directly or indirectly, more than 35% of the consolidated assets or earning power of Belco."

            (d) Notwithstanding anything to the contrary contained herein, receipt by Westport of the amounts payable pursuant to Section 10.2(b) or
Section 10.2(c) shall constitute full settlement of any and all liabilities of Belco for damages under this Agreement in respect of a termination of this Agreement pursuant to Section 10.1(e) or 10.1(f) other than with respect to liabilities arising out of or attributable to the willful breach by Belco of any covenant or agreement in this Agreement.

            (e) Upon termination of this Agreement, the Voting Agreements will also terminate pursuant to their terms.

                                   ARTICLE XI

                                  MISCELLANEOUS

     Section 11.1 Notices. All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

               To Westport:

                             Westport Resources Corporation
                             410 Seventeenth Street, Suite 2300
                             Denver, Colorado 80202-4436
                             Attention: Howard Boigon,
                             Vice President and General Counsel
                             Facsimile No.:  (303) 573-5609

                             With a copy to:

                             Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                             1700 Pacific Avenue, Suite 4100
                             Dallas, Texas 75201-4675
                             Attention: Michael E. Dillard, P.C.
                             Facsimile No.: (214) 969-4343

               To Belco:

                             Belco Oil & Gas Corp.
                             767 Fifth Avenue, 46th Floor
                             New York, New York 10153
                             Attention: Robert A. Belfer
                             Chairman and Chief Executive Officer
                             Facsimile No.: (212) 644-2230


                             Belco Oil & Gas Corp.
                             5735 Pineland Drive, Suite 300
                             Dallas, Texas 75231
                             Attention: Grant Henderson,
                             President and Chief Operating Officer
                             Facsimile No.: (214) 265-4777

                             With a copy to:

                             Vinson & Elkins L.L.P.
                             666 Fifth Avenue, 26th Floor
                             New York, New York 10103-0040
                             Attention: Alan P. Baden

                             Facsimile No.:(917) 206-8100

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one Business Day after being deposited with a next-day courier, postage prepaid, or
(iii) three Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     Section 11.2 Separability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     Section 11.3 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

     Section 11.4 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

     Section 11.6 Entire Agreement. This Agreement (including the Belco Disclosure Schedule and the Westport Disclosure Schedule), the Voting Agreements and the Confidentiality Agreement represent the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof.

     Section 11.7 Governing Law. Except to the extent that Nevada law is mandatorily applicable to the Merger and the rights of shareholders of Belco and Westport, this Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law.

     Section 11.8 Attorneys' Fees. If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     Section 11.9 No Third Party Beneficiaries. Except as provided in Section 7.3, no Person other than the parties hereto is an intended beneficiary of this Agreement or any portion hereof.

     Section 11.10 Disclosure Schedules. The disclosures made on any disclosure schedule, including the Belco Disclosure Schedule and the Westport Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Belco Material Adverse Effect or a Westport Material Adverse Effect, as applicable.

     Section 11.11 Amendments and Supplements. At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Westport and the Belco and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Westport and the Belco with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of the issuance of Westport Common Stock contemplated hereby by the stockholders of Westport there shall be no amendment or change to the provisions hereof with respect to the Common Stock Exchange Ratio that is adverse to the stockholders of Westport without further approval by the stockholders of Westport, and following approval of this Agreement by the stockholders of the Belco there shall be no amendment or change to the provisions hereof with respect to the Common Stock Exchange Ratio that is adverse to the stockholders of the Belco without further approval by the stockholders of the Belco.

     Section 11.12 Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may:

            (a) extend the time for the performance of any of the obligations or acts of the other party;

            (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

            (c) subject to the proviso of Section 11.11 waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing, no failure or delay by Westport or the Belco in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.



                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                 WESTPORT RESOURCES CORPORATION

                                 By: /s/ DONALD D. WOLF
                                    --------------------------------------------
                                 Name: Donald D. Wolf
                                       -----------------------------------------
                                 Title: Chief Executive Officer
                                        ----------------------------------------



                                 BELCO OIL & GAS CORP.

                                 By: /s/ GRANT W. HENDERSON
                                    --------------------------------------------
                                 Name: Grant W. Henderson
                                       -----------------------------------------
                                 Title: President & CEO
                                        ----------------------------------------

                                                                         Annex D

                                                                  EXECUTION COPY

                             BELCO VOTING AGREEMENT

         BELCO VOTING AGREEMENT (this "Agreement") dated as of June 8, 2001, by and among Westport Resources Corporation, a Delaware corporation ("Westport"), Belco Oil & Gas Corp., a Nevada corporation ("Belco"), and the other parties signatory hereto (each a "Shareholder" and collectively, the "Shareholders").

         WHEREAS, each Shareholder desires that Westport and Belco enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Westport with and into Belco (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, each Shareholder and Belco are executing this Agreement as an inducement to Westport to enter into and execute the Merger Agreement;

         WHEREAS, concurrently with the execution and delivery of this Agreement, Belco and Westport are entering into a voting agreement with each of ERI Investments, Inc., a Delaware corporation ("ERI"), and Westport Energy LLC, a Delaware limited liability company ("WELLC"), under which such parties have, among other things, agreed to support the Merger upon the terms and conditions set forth therein;

         WHEREAS, concurrently with the execution and delivery of this Agreement, each of Belco, Westport, the Shareholders, ERI, WELLC and the other parties named therein have entered into an Amended and Restated Shareholders Agreement (the "Shareholders Agreement") which shall become effective as of the Effective Time; and

         NOW, THEREFORE, in consideration of the execution and delivery by Westport of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

         1. Representations and Warranties.

         (a) Each Shareholder severally represents and warrants to Westport as follows:

                  (i) Such Shareholder is the record and beneficial owner of, or in the case of a Shareholder that is a trust (a "Trust Shareholder"), such Trust Shareholder is the record holder of, and its beneficiaries are the beneficial owners of, the number of shares of common stock, par value $0.01 per share, of Belco (the "Common Stock") and 6 1/2% convertible preferred stock, par value $0.01 per share, of Belco (the "Preferred Stock") set forth opposite such Shareholder's name on Schedule A hereto (such shares of Common Stock and Preferred Stock, together with any other shares of Common Stock, Preferred Stock or other capital stock of Belco acquired after the date hereof (including through the exercise of any stock options, warrants or similar instruments) being collectively referred to herein as the "Subject Shares"). The Subject Shares constitute the only shares, with respect to which such Shareholder is the record or beneficial owner, of Common Stock, Preferred Stock or other capital stock of Belco or options, warrants or other rights (whether or not contingent) to acquire such shares of capital stock of Belco that are or may be entitled to vote on the Merger or the Merger Agreement at any meeting of shareholders of Belco called to vote upon the Merger or the Merger Agreement. Such Shareholder has the sole right to vote and Transfer (as defined below in Section 3(a)) the Subject Shares set forth opposite its name on Schedule A hereto, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as provided by this Agreement (it being understood that any pledge of the Pledged Shares (as defined below) shall not be a breach of this representation). Such Shareholder has all requisite power and authority, and, if such Shareholder is a natural person, the legal capacity, to enter into this Agreement and to perform its obligations hereunder. To the extent that such Shareholder is an entity and not an individual, such Shareholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought (collectively, the "Enforceability Exceptions").

                  (ii) Neither the execution and delivery of this Agreement nor the performance by such Shareholder of its obligations hereunder will result in a violation of, or a default under, or conflict with, (A) if such Shareholder is an entity, any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind (other than as may relate to the Pledged Shares but subject to the proviso set forth in (iv) below) to which such Shareholder is a party or bound or to which the Subject Shares are subject, except, in the case of clause (B) above, as would not prevent, delay or otherwise materially impair such Shareholder's ability to perform its obligations hereunder. Execution, delivery and performance of this Agreement by such Shareholder will not reasonably be expected to violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Shareholder or the Subject Shares, except (x) for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (y) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (z) as would not reasonably be expected to prevent, delay or otherwise materially impair such Shareholder's ability to perform its obligations hereunder.

                  (iii) If the Shareholder is married and the Subject Shares of the Shareholder constitute community property or spousal approval is otherwise required for this Agreement to be legal, valid and binding, then, to the extent so required, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder's spouse, enforceable against such spouse in accordance with its terms, subject to the Enforceability Exceptions. No Trust Shareholder requires the consent of any beneficiary to the execution and delivery of this Agreement or to the performance by such Trust Shareholder of its obligations hereunder, except for any consents duly obtained as of the date hereof and which will remain in full force and effect at such time or times as may be necessary to duly consent to such Trust Shareholder's performance of its obligations hereunder.

                  (iv) The Subject Shares and the certificates representing such Subject Shares are held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for (A) any such encumbrances arising hereunder or, with respect to a Trust Shareholder, under the existing terms of the trust governing such Trust Shareholder or (B) any such encumbrances arising pursuant to the pledge of any Subject Shares by such Shareholder prior to the date hereof to a financial institution or a brokerage firm (the "Pledged Shares"); provided, however, that such Shareholder represents that any such arrangement regarding such Pledged Shares shall not prevent, delay or otherwise materially impair such Shareholder's ability to execute and deliver this Agreement or perform its obligations hereunder and such Shareholder shall use his reasonable efforts to obtain an acknowledgment by the pledgee of the terms of this Agreement and such pledgee's agreement to vote the Pledged Shares (if and to the extent the voting power of the Pledged Shares is being or to be exercised by pledgee) in accordance with Section 2 hereof.

                  (v) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission based upon arrangements made by or on behalf of such Shareholder in connection with its entering into this Agreement.

                  (vi) Such Shareholder understands and acknowledges that Westport is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

         (b) Westport represents and warrants to each Shareholder that the execution and delivery of this Agreement by Westport and the consummation by Westport of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Westport.

         2. Voting Agreements. Each Shareholder severally agrees with, and covenants to, Westport that, during the Term (as defined below) of this Agreement, at any meeting of shareholders of Belco or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, such Shareholder shall, including by executing a written consent solicitation if requested by Westport, vote (or cause to be voted) the Subject Shares with respect to the following matters (a) in favor of the Merger, the adoption by Belco of the Merger Agreement and the approval of the terms thereof and each of the other transactions expressly contemplated by the Merger Agreement and (b) against any transaction, agreement, matter or Acquisition Proposal that would impede, interfere with, delay, postpone or attempt to discourage the Merger and the Merger Agreement.

         3. Other Covenants. Each Shareholder severally agrees with, and covenants to, Westport during the Term of this Agreement as follows:

         (a) Such Shareholder shall not after the date hereof (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any Subject Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Subject Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Subject Shares; provided, that any such Shareholder may Transfer any of the Subject Shares to any other Shareholder who is on the date hereof a party to this Agreement, or to any other person or entity that, prior to or coincident with such Transfer, executes an agreement to vote such Subject Shares in accordance with Section 2; provided, further, that the restrictions in this Section 3 shall not be deemed violated by any Transfer of Subject Shares pursuant to a cashless exercise of stock options.

         (b) Such Shareholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Shareholder may have.

         (c) Such Shareholder shall not take any action prohibited by Section
7.2 of the Merger Agreement.

         4. Certain Events. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Shareholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Belco affecting the Common Stock, Preferred Stock or the acquisition of additional shares of Common Stock, Preferred Stock or other voting securities of Belco by any Shareholder, the number of Shares listed on Schedule A beside the name of such Shareholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock, Preferred Stock or other voting securities of Belco issued to or acquired by such Shareholder.

         5. Stop Transfer. Belco agrees with, and covenants to, Westport that Belco shall not register the transfer of any certificate representing any Subject Shares, unless such transfer is made to Westport or otherwise in compliance with this Agreement.

         6. Shareholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of Belco makes any agreement or understanding herein in his or her capacity as such director. Each Shareholder signs solely in his or her capacity as the record and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Shareholder's Subject Shares.

         7. Further Assurances. Each Shareholder shall, upon request of Westport, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Westport to be necessary or desirable to carry out the provisions hereof.

         8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur of (the "Term") (i) the Effective Time of the Merger or (ii) the date upon which the Merger Agreement is terminated in accordance with its terms, (iii) December 31, 2001 or (iv) the amendment of the Merger Agreement unless such amendment has been consented to by the Shareholders in writing prior to or simultaneously with such amendment; provided, however, that (x) Section 9 shall survive any termination of this Agreement and (y) termination of this Agreement pursuant to Clause (ii) above shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination.

         9. Miscellaneous.

         (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Westport or Belco, to the appropriate address set forth in Section 11.1 of the Merger Agreement; and (ii) if to a Shareholder, to the appropriate address set forth on Schedule A hereto.

         (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (c) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to any Shareholder when one or more counterparts have been signed by each of Westport, Belco and such Shareholder and delivered to Westport, Belco and such Shareholder.

         (d) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person (other than Westport) any rights or remedies hereunder.

         (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (f) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except by laws of descent or as expressly provided by Section 3(a). Any assignment in violation of the foregoing shall be void.

         (g) As between any Shareholder and Westport, each of such parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it may be entitled at law or in equity.

         (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

         (i) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                [Remainder of this page intentionally left blank]

         IN WITNESS WHEREOF, Westport Resources Corporation, Belco Oil & Gas Corp. and the Shareholders party hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                    WESTPORT RESOURCES CORPORATION

                                    By: /s/ DONALD D. WOLF
                                       ---------------------------
                                    Name: Donald D. Wolf
                                         -------------------------
                                    Title: Chief Executive Officer
                                          ------------------------


                                    BELCO OIL & GAS CORP.

                                    By: /s/ ROBERT A. BELFER
                                       ---------------------------
                                    Name: Robert A. Belfer
                                         -------------------------
                                    Title: Chairman and CEO
                                          ------------------------

                                  SHAREHOLDERS:


                                       /s/ ROBERT A. BELFER
                                    ------------------------------------------
                                    ROBERT A. BELFER

                                       /s/ RENEE E. BELFER
                                    ------------------------------------------
                                    RENEE E. BELFER

                                       /s/ LAURENCE D. BELFER
                                    ------------------------------------------
                                    LAURENCE D. BELFER


                                    SALTZ INVESTMENT GROUP, LLC:



                                    By:  /s/ JACK SALTZ
                                       -------------------------------------
                                    Name:  Jack Saltz
                                    Title: Manager and Member


                                    THE ROBERT A. AND RENEE E. BELFER FAMILY
                                    FOUNDATION:


                                    By:  /s/ ROBERT A. BELFER
                                       -------------------------------------
                                    Name:  Robert A. Belfer
                                    Title: Trustee and Donor


                                    BELFER CORP.:


                                    By:  /s/ ROBERT A. BELFER
                                       -------------------------------------
                                    Name:  Robert A. Belfer
                                    Title: President

                                    RENEE HOLDINGS PARTNERSHIP, L.P.:



                                    By: /s/ ROBERT A. BELFER
                                        --------------------------------------
                                    Name:  Robert A. Belfer
                                    Title: General Partner



                                    TRUST FOR THE BENEFIT OF ELIZABETH KONES
                                    BELFER (T-6):



                                    By: /s/ ROBERT A. BELFER
                                        --------------------------------------
                                    Name:  Robert A. Belfer
                                    Title: Trustee

                                    By: /s/ RENEE E. BELFER
                                        --------------------------------------
                                    Name:  Renee E. Belfer
                                    Title: Trustee



                                    ROBERT A. BELFER 1990 FAMILY TRUST:


                                    By: /s/ LAURENCE D. BELFER
                                        --------------------------------------
                                    Name:  Laurence D. Belfer
                                    Title: Trustee



                                    VANTZ LIMITED PARTNERSHIP:


                                    By:  VANTZ LLC
                                         Its General Partner

                                         By: /s/ LAURENCE D. BELFER
                                             ---------------------------------
                                         Name:  Laurence D. Belfer
                                         Title:

                                   SCHEDULE A

                   SHAREHOLDER NAME AND ADDRESS                      COMMON STOCK           PREFERRED STOCK
                   ----------------------------                      ------------           ---------------
Robert A. Belfer(1)                                                    5,835,379                 6,000
Renee E. Belfer(1)                                                     2,805,601                18,000
Laurence D. Belfer(1)                                                  2,104,449
Saltz Investment Group, LLC(2)                                         1,883,223                   --
Robert A. and Renee E. Belfer Family Foundation(3)                       713,500                   --
Belfer Corp.(3)                                                          845,271               208,000
Renee Holdings Partnership L.P.(3)                                     1,193,415               160,000
Trust for the benefit of Elizabeth K. Belfer (T-6)(3)                    503,446                   --
Robert A. Belfer Family Trust(4)                                         557,674                   --
Vantz Limited Partnership(4)                                             634,210                   --
                                                                      ----------
                                                                      17,076,168

______________

(1)      767 Fifth Avenue, 46th Floor, New York, New York 10153
(2)      c/o Jack Salz, 767 Fifth Floor Avenue, 46th Floor, New York, New York
         10153
(3)      c/o Robert A. Belfer, 767 Fifth Avenue, 46th Floor, New York, New York
         10153
(4)      c/o Laurence D. Belfer, 767 Fifth Avenue, 46th Floor, New York, New
         York 10153

                                                                        Annex E

                                                                  EXECUTION COPY



                            WESTPORT VOTING AGREEMENT

         WESTPORT VOTING AGREEMENT (this "Agreement") dated as of June 8, 2001, by and among Westport Resources Corporation, a Delaware corporation ("Westport"), Belco Oil & Gas Corp., a Nevada corporation ("Belco"), ERI Investments Inc., a Delaware corporation ("ERI") and Westport Energy LLC, a Delaware limited liability company ("WELLC," together with ERI, each a "Stockholder" and collectively, the "Stockholders").

         WHEREAS, each Stockholder desires that Westport and Belco enter into an Agreement and Plan of Merger dated the date hereof (the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Westport with and into Belco (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, each Stockholder and Westport are executing this Agreement as an inducement to Belco to enter into and execute the Merger Agreement;

         WHEREAS, concurrently with the execution and delivery of this Agreement, Belco and Westport are entering into a voting agreement with certain Belco shareholders (the "Belco Shareholders") under which such Belco Shareholders have, among other things, agreed to support the Merger upon the terms and conditions set forth therein; and

         WHEREAS, concurrently with the execution and delivery of this Agreement, each of Belco, Westport, the Belco Shareholders, ERI, WELLC and the other parties named therein have entered into an Amended and Restated Shareholders Agreement (the "Shareholders Agreement") which shall become effective as of the Effective Time.

         NOW, THEREFORE, in consideration of the execution and delivery by Westport of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

         1.       Representations and Warranties.

         (a) Each Stockholder severally represents and warrants to Belco as follows:

                  (i) Such Stockholder is the record and beneficial owner of, the number of shares of common stock, par value $0.01 per share, of Westport (the "Common Stock") set forth opposite such Stockholder's name on Schedule A hereto (such shares of Common Stock, together with any other shares of Common Stock or other capital stock of Westport acquired after the date hereof (including through the exercise of any stock options, warrants or similar instruments) being collectively referred to herein as the "Subject Shares"). The Subject Shares constitute the only shares, with respect to which such Stockholder is the record or beneficial owner, of Common Stock or other capital stock of Westport or options, warrants or other rights (whether or not contingent) to

                                                                  EXECUTION COPY


         acquire such shares of capital stock of Westport that are or may be entitled to vote on the Merger or the Merger Agreement at any meeting of stockholders of Westport called to vote upon the Merger or the Merger Agreement. Except for the Shareholders Agreement dated as of March 9, 2000, by and among Westport Oil and Gas Company, Inc., Equitable Production (Gulf) Company, Westport Energy Corporation, such Stockholder has the sole right to vote and Transfer (as defined below in Section 3(a)) the Subject Shares set forth opposite its name on Schedule A hereto, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or the Transfer of the Subject Shares, except as provided by this Agreement (it being understood that any pledge of the Pledged Shares (as defined below) shall not be a breach of this representation). Such Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of its obligations hereunder have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought (collectively, the "Enforceability Exceptions").

                  (ii) Neither the execution and delivery of this Agreement nor the performance by such Stockholder of its obligations hereunder will result in a violation of, or a default under, or conflict with,
         (A) any provision of its certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or similar organizational documents, (B) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind (other than as may relate to the Pledged Shares but subject to the proviso set forth in (iii) below) to which such Stockholder is a party or bound or to which the Subject Shares are subject, except, in the case of clause
         (B) above, as would not prevent, delay or otherwise materially impair such Stockholder's ability to perform its obligations hereunder. Execution, delivery and performance of this Agreement by such Stockholder will not reasonably be expected to violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or the Subject Shares, except (x) for any necessary filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (y) for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby or (z) as would not reasonably be expected to prevent, delay or otherwise materially impair such Stockholder's ability to perform its obligations hereunder.

                  (iii) The Subject Shares and the certificates representing such Subject Shares are held by such Stockholder free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances arising hereunder or pursuant to the

                                                                  EXECUTION COPY


         pledge of any Subject Shares by such Stockholder prior to the date hereof to a financial institution or a brokerage firm (the "Pledged Shares"); provided, however, that such Stockholder represents that any such arrangement regarding such Pledged Shares shall not prevent, delay or otherwise materially impair such Stockholder's ability to execute and deliver this Agreement or perform its obligations hereunder and such Stockholder shall use its reasonable efforts to obtain an acknowledgment by the pledgee of the terms of this Agreement and such pledgee's agreement to vote the Pledged Shares (if and to the extent the voting power of the Pledged Shares is being or to be exercised by pledgee) in accordance with Section 2 hereof.

                  (iv) No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission based upon arrangements made by or on behalf of such Stockholder in connection with its entering into this Agreement.

                  (v) Such Stockholder understands and acknowledges that Belco is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

         (b) Belco represents and warrants to each Stockholder that the execution and delivery of this Agreement by Belco and the consummation by Belco of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Belco.

         2. Voting Agreements. Each Stockholder severally agrees with, and covenants to, Belco that, during the Term (as defined below) of this Agreement, at any meeting of stockholders of Westport or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought, such Stockholder shall, including by executing a written consent solicitation if requested by Belco, vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by Westport of the Merger Agreement and the approval of the terms thereof and each of the other transactions expressly contemplated by the Merger Agreement.

         3. Other Covenants. Each Stockholder severally agrees with, and covenants to, Belco during the Term of this Agreement as follows:

         (a) Such Stockholder shall not after the date hereof (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or consent to any Transfer of, any Subject Shares or any interest therein, except pursuant to the Merger, (ii) enter into any contract, option or other agreement with respect to any Transfer of any or all of the Subject Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares, except for this Agreement or (iv) deposit the Subject Shares into a voting trust or enter into a voting agreement or voting arrangement with respect to the Subject Shares; provided, that any such Stockholder may Transfer any of the Subject Shares to any other Stockholder who is on the date hereof a party to this Agreement, or to any other person or entity that, prior to or coincident with such Transfer, executes an agreement to vote such Subject Shares in accordance with Section 2; provided, further, that the restrictions in this

                                                                  EXECUTION COPY


Section 3 shall not be deemed violated by any Transfer of Subject Shares pursuant to a cashless exercise of stock options.

         (b) Such Stockholder hereby waives any rights of appraisal, or rights to dissent from the Merger, that such Stockholder may have.

         4. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation such Stockholder's administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Westport affecting the Common Stock, or the acquisition of additional shares of Common Stock or other voting securities of Westport by any Stockholder, the number of Shares listed on Schedule A beside the name of such Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of Westport issued to or acquired by such Stockholder.

         5. Stop Transfer. Westport agrees with, and covenants to, Belco that Westport shall not register the transfer of any certificate representing any Subject Shares, unless such transfer is made in compliance with this Agreement.

         6. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of Westport makes any agreement or understanding herein in his or her capacity as such director. Each Stockholder signs solely in his or her capacity as the record and beneficial owner of such Stockholder's Subject Shares.

         7. Further Assurances. Each Stockholder shall, upon request of Belco, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Belco to be necessary or desirable to carry out the provisions hereof.

         8. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon (and shall only be effective from the date hereof until) the first to occur of (the "Term") (i) the Effective Time of the Merger, (ii) the date upon which the Merger Agreement is terminated in accordance with its terms, (iii) December 31, 2001 or (iv) the amendment of the Merger Agreement unless such amendment has been consented to by the Stockholders in writing prior to or simultaneously with such amendment; provided, however, that (x) Section 9 shall survive any termination of this Agreement and (y) termination of this Agreement pursuant to Clause (ii) above shall not relieve any party hereto from liability for any willful and knowing breach hereof prior to such termination.

         9.       Miscellaneous.

         (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at

                                                                  EXECUTION COPY


such other address for a party as shall be specified by like notice): (i) if to Westport or Belco, to the appropriate address set forth in Section 11.1 of the Merger Agreement; and (ii) if to a Stockholder, to the appropriate address set forth on Schedule A hereto.

         (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (c) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to any Stockholder when one or more counterparts have been signed by each of Westport, Belco and such Stockholder and delivered to Westport, Belco and such Stockholder.

         (d) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person (other than Belco) any rights or remedies hereunder.

         (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (f) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly provided by Section 3(a). Any assignment in violation of the foregoing shall be void.

         (g) As between any Stockholder and Belco, each of such parties agrees that irreparable damage to the other, non-breaching party would occur and that such non-breaching party would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches by the other party of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it may be entitled at law or in equity.

         (h) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

         (i) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

                [Remainder of this page intentionally left blank]

                                                                  EXECUTION COPY


         IN WITNESS WHEREOF, Westport, Belco and the Stockholders party hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                      WESTPORT RESOURCES CORPORATION

                                      By: /s/ DONALD D. WOLF
                                          --------------------------------
                                      Name: Donald D. Wolf
                                            ------------------------------
                                      Title: Chief Executive Officer
                                             -----------------------------


                                      BELCO OIL & GAS CORP.

                                      By: /s/ ROBERT A. BELFER
                                          --------------------------------
                                      Name: Robert A. Belfer
                                            ------------------------------
                                      Title: Chairman and CEO
                                             -----------------------------


                                      STOCKHOLDERS:

                                      ERI INVESTMENTS, INC.

                                      By: /s/ PHILIP P. CONTI
                                          --------------------------------
                                      Name: Philip P. Conti
                                            ------------------------------
                                      Title: President
                                             -----------------------------


                                      WESTPORT ENERGY LLC

                                        By: WESTPORT INVESTMENTS LIMITED, its
                                            Managing Member

                                            By: /s/ ROBERT A. HAAS
                                                --------------------------------
                                            Name: Robert A. Haas
                                                  ------------------------------
                                            Title: Authorized Signatory
                                                   -----------------------------

                                                                  EXECUTION COPY


                                   SCHEDULE A

-----------------------------------------------------------------------------------------------------------------------
                 STOCKHOLDER                                    SHARES OF WESTPORT COMMON STOCK BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------
ERI Investments, Inc.
   One Oxford Centre, Suite 3300                                                    14,238,001
   Pittsburgh, PA  15219
   Attention: Johanna G. O'Loughlin
   Vice President, General Counsel and Secretary
   Phone Number:  (412) 553-5970
   Fax Number:  (412) 553-7760

COPY OF ANY NOTICE GIVEN PURSUANT TO SECTION 9(a) TO:

   Buchanan Ingersoll Professional Corporation
   One Oxford Centre, 20th Floor
   Pittsburgh, PA  15219
   Attention: Stephen W. Johnson, Esquire
   Telephone:  (412) 562-1859
   Telecopy:  (412) 562-1041

Westport Energy LLC
   21 Glen Oaks Ave.                                                                13,911,152
   Summit, NJ 07901
   Attention:  Erich Gerstberger
   Fax Number: (908) 273-4437
   Phone Number:  (908) 273-4516

COPY OF ANY NOTICE GIVEN PURSUANT TO SECTION 9(a) TO:

   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
   1700 Pacific Avenue, Suite 4100
   Dallas, Texas  75201-4675
   Attention:  Michael E. Dillard, P.C.
   Fax Number:  (214) 969-4343
   Phone Number:  (214)  969-2800

   Dr. Richard J. Haas Partners
   Dukes Court
   32 Duke Street, St. James's
   London, SW1Y 6DF
   Attention: Michael Russell
   Fax Number:  020.7.321.5242
   Phone Number:  020.7.321.5200

                                                                        ANNEX F

                    [CREDIT SUISSE FIRST BOSTON LETTERHEAD]






June 8, 2001



Board of Directors
Westport Resources Corporation
410 Seventeenth Street, Suite 2300
Denver, CO 80202-4436

Members of the Board:


You have asked us to advise you with respect to the fairness to Westport Resources Corporation ("Westport") from a financial point of view of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger dated as of June 8, 2001 (the "Merger Agreement"), by and between Belco Oil & Gas Corporation ("Belco") and Westport. Pursuant to the Merger Agreement, Westport will be merged with and into Belco, (the "Merger") and each outstanding share of the common stock, par value $0.01 per share, of Belco shall be converted into 0.4125 shares (the "Exchange Ratio") of common stock, par value $0.01 per share, of Belco, and each outstanding share of the common stock, par value $0.01 per share or Westport shall be converted into one share of common stock, par value $0.01 per share, of Belco.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to Westport and Belco, as well as the Merger Agreement and certain related documents. We have also reviewed certain other information, including financial forecasts, provided to or discussed with us by Westport and Belco, and have met with Westport's and Belco's management to discuss the business and prospects of Westport and Belco.

We have also considered certain financial and stock market data of Westport and Belco, and we have compared those data with similar data for other publicly held companies in businesses similar to those of Westport and Belco and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Westport's and Belco's managements as to the future financial performance of Westport and Belco and as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have assumed, with your consent, that in the course of obtaining the necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the contemplated benefits to Westport of the Merger. You also have advised us, and we have assumed, that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, amendment or modification of any material term, condition or agreement set forth therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Westport or Belco, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or business strategies that may be available to Westport, nor does it address Westport's underlying business decision to engage in the Merger. We are not expressing any opinion as to the actual value of Belco common stock when issued pursuant to the Merger or the prices at which such common stock will trade at any time.

We have been engaged by Westport solely to render our opinion to the Board of Directors of Westport with respect to the fairness to Westport from a financial point of view of the Exchange Ratio and did not participate in the negotiation of the Merger Agreement or the determination of the Exchange Ratio. We will receive a fee for rendering this opinion, a portion of which is payable upon rendering this opinion and the balance of which is payable upon consummation of the Merger.

We and our affiliates have in the past provided, and may in the future provide, investment banking and financial services to Westport for which we have received, and expect to receive, fees. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both Westport and Belco for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Westport in connection with its consideration of the Merger and does not constitute a recommendation as to how any stockholder of Westport should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Westport from a financial point of view.

                                Very truly yours,

                                CREDIT SUISSE FIRST BOSTON CORPORATION


                                By:  /s/ WILLIAM SHARPSTONE
                                   -------------------------------------------
                                   William Sharpstone
                                   Managing Director

                                                                       ANNEX G



                        [PETRIE PARKMAN & CO. LETTERHEAD]


                                  June 7, 2001



The Board of Directors
Belco Oil & Gas Corp.
767 Fifth Avenue
New York, NY 10153

Members of the Board:

         Belco Oil & Gas Corp., a Nevada corporation ("Belco"), proposes to enter into an agreement and plan of merger (the "Merger Agreement") with Westport Resources Corporation, a Delaware corporation ("Westport"), which provides for, among other things, the merger of Westport with and into Belco (the "Merger"). Upon consummation of the Merger, (i) each outstanding share of common stock, par value $0.01 per share, of Belco (the "Old Belco Common Stock") (other than shares owned by Belco as treasury stock or owned by Westport or any of its wholly-owned subsidiaries) will be converted into the right to receive
0.4125 of a share (the "Belco Exchange Ratio") of common stock, par value $0.01 per share, of Belco (the "Belco Common Stock") and (ii) each outstanding share of common stock, par value $0.01 per share, of Westport (the "Westport Common Stock") (other than shares owned by Westport as treasury stock or owned by Belco or any of its wholly-owned subsidiaries) will be converted into the right to receive one share of the Belco Common Stock (the "Westport Exchange Ratio"). In connection with the Merger, Belco and Westport also propose to enter into (i) agreements with each of ERI Investments, Inc. and Westport Energy, LLC (the "Westport Voting Agreements") and (ii) an agreement with certain stockholders of Belco (the "Belco Voting Agreement"), pursuant to the terms of which such stockholders have agreed to support the Merger upon the terms and conditions set forth therein.

         You have requested our opinion as to whether the Belco Exchange Ratio is fair from a financial point of view to the holders of Old Belco Common Stock, taking into account the Westport Exchange Ratio.

         In arriving at our opinion, we have, among other things:

         1. reviewed certain publicly available business and financial information relating to Belco, including (a) the Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000 and December 31, 1999, and (b) the Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended March 31, 2001;

2. reviewed certain publicly available business and financial information relating to Westport, including (a) the Annual Reports on Form 10-K and related audited financial statements for the fiscal year ending December 31, 2000, and (b) the Quarterly Report on Form 10-Q and related unaudited financial statements for the fiscal quarter ended March 31, 2001;

3.       reviewed certain estimates of Belco's oil and gas reserves, including
         (a) estimates of proved reserves prepared by the management and staff of Belco and audited by Miller & Lents, Ltd. as of December 31, 2000 and (b) estimates of probable and possible reserves prepared by the management and staff of Belco as of December 31, 2000;

4. reviewed certain estimates of Westport's oil and gas reserves, including (a) estimates of proved, probable and possible reserves prepared by Ryder Scott Company as of December 31, 2000, (b) estimates of proved, probable and possible reserves prepared by Netherland, Sewell & Associates, Inc. as of January 1, 2001 and (c) estimates of proved, probable, possible and exploratory reserves prepared by the management and staff of Westport as of December 31, 2000;

5. analyzed certain historical and projected financial and operating data of Belco and Westport prepared by the management and staff of Belco and Westport, respectively;

6. discussed the current and projected operations and prospects of Belco and Westport with the management and staff of Belco and Westport, respectively;

7. reviewed the trading history of the Belco Common Stock and the Westport Common Stock;

8. compared recent stock market capitalization indicators for Belco and Westport with recent stock market capitalization indicators for certain other publicly-traded independent energy companies;

9. compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

10. participated in certain discussions among the representatives of Belco, Westport and their financial and legal advisors;

11. reviewed drafts dated June 5, 2001 of the Merger Agreement and the Belco Voting Agreement; and

        12. reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we have deemed necessary or appropriate.

         In preparing our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to us by Belco and Westport. We have further relied upon the assurances of the management of Belco and Westport that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and staff of Belco and Westport, respectively, relating to the future financial and operational performance of each company. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and judgments of the management and staff of Belco and Westport or their respective engineering consultants relating to the oil and gas properties of Belco and Westport, respectively. We have not made an independent evaluation or appraisal of the assets or liabilities of Belco or Westport nor, except for the estimates of oil and gas reserves referred to above, have we been furnished with such an evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Belco or Westport. Consistent with the Merger Agreement, we have assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and will be accounted for as a purchase under generally accepted accounting practices. We have also assumed that the final form of the Merger Agreement and the Belco Voting Agreement will be substantially similar to the draft reviewed by us and that the Westport Voting Agreements will be substantially similar to the Belco Voting Agreement.

         Our opinion relates solely to the fairness, from a financial point of view, of the Belco Exchange Ratio. This opinion is for the use and benefit of the Board of Directors of Belco and does not constitute a recommendation to any holder of the Old Belco Common Stock as to how such holder should vote on the Merger. We have not been asked to consider, and this opinion does not address, the after-tax consequences of the Merger to any particular stockholder of Belco or the price at which the Old Belco Common Stock will actually trade following the announcement of the Merger or the Belco Common Stock will trade following the consummation of the Merger. As you are aware, we will receive a fee for rendering our opinion, a substantial portion of which is contingent upon the consummation of the Merger. In addition, Belco has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided investment banking services to Belco and Westport, and have received customary fees for such services. In addition, in the ordinary course of business, we or our affiliates may trade in the debt or equity securities of Belco or Westport for the accounts of our customers or for our own account and, accordingly, may at any time hold a long or short position in such securities.

         Our opinion is rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date hereof and the condition and prospects, financial and otherwise, of Belco and Westport as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Belco Exchange Ratio is fair from a financial point of view to the holders of the Old Belco Common Stock, taking into account the Westport Exchange Ratio.


                                        Very truly yours,

                                        PETRIE PARKMAN & CO., INC.



                                        By: /s/ JON C. HUGHES
                                           -----------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Nevada Revised Statutes, or NRS, provide that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to:

     - any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

     - any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NRS also permits the registrant to purchase and maintain insurance on behalf of the registrant's directors and officers against any liability arising out of their status as such, whether or not the registrant would have the power to indemnify him or her against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

     Belco's articles of incorporation and bylaws provide that Belco shall, to the fullest extent not prohibited by applicable law, indemnify any director or officer of Belco in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. Belco is also required to pay any expenses incurred by a director or officer in defending such an action, in advance of the final disposition of such action. Belco's articles of incorporation and bylaws further provide that, by resolution of the board of directors, such benefits may be extended to employees, agents or other representatives of Belco. In addition, Belco's articles of incorporation and bylaws provide that all rights to indemnification and advancement of expenses are deemed to arise out of a contract between Belco and each person to be indemnified which may be evidenced by a separate contract between Belco and each such person.

     Belco has entered into indemnity agreements with each of its directors and executive officers. Under each indemnity agreement, Belco will pay on behalf of the indemnitee, and his executors, administrators and heirs, any amount which he is or becomes legally obligated to pay because of (1) any claim or claims from time to time threatened or made against him by any person because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as a director and/or officer of Belco or an affiliate or (2) being a party, or being threatened to be made a party, to any threatened, pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer, director, employee or agent of Belco or an affiliate or is or was serving at the request of Belco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The payment which Belco will be obligated to make hereunder shall include, inter alia, damages, charges, judgments, fines, penalties, settlements and costs, cost of investigation and cost of defense of legal, equitable or criminal actions, claims or proceedings and appeals therefrom, and costs of attachment, supersedes, bail, surety or other bonds. Belco also provides liability insurance for each of its directors and executive officers.

     Belco has authority under the NRS to indemnify its officers, directors, employees and agents to the extent provided in such statute. Sections 4.16 and
4.17 of Belco's bylaws, referenced as Exhibit 3.2 hereto, provide for indemnification of Belco's officers, directors, employees and agents.

     The NRS provides that a corporation's articles of incorporation may contain a provision which eliminates or limits the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of illegal distributions. Belco's articles of incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

     Section 4.18 of Belco's bylaws provides that Belco may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents or any person serving at the request of Belco as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not Belco would have the power to indemnify such person against such expense, liability or loss under the NRS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers of persons controlling Belco pursuant to the foregoing provisions, Belco has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The merger agreement provides that New Westport will, for six years after the effective time of the merger, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the effective time of the merger, an officer or director of Westport, Belco or any of their respective subsidiaries who acts as a fiduciary under any of Westport's Benefit Plans or Belco's Benefit Plans (each as defined in the merger agreement) against all losses, claims, damages, liabilities, fees and expenses arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the effective time of the merger to the full extent permitted under Nevada law or New Westport's articles of incorporation and bylaws and Westport's and Belco's written indemnification agreements in effect as of June 8, 2001. Any determination of whether a person's conduct complies with the required standard will be made by the independent counsel acceptable to both Belco or Westport and the indemnified party.

     New Westport will also maintain Westport's and Belco's existing directors' and officers' liability insurance policies for a period of not less than six years after the effective time of the merger, but only to the extent related to actions or omissions prior to the effective time of the merger, subject to certain provisions.

     Upon consummation of the merger and approval of the proposals by the holders of Belco common stock, New Westport's articles of incorporation will include provisions providing indemnification of certain persons, including directors and officers of New Westport. For further discussion of the indemnification provisions of the New Westport articles of incorporation, see "Amendment of Belco's Articles of Incorporation" in this joint proxy statement/prospectus and the full text of the articles of incorporation attached as Annex B.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      EXHIBIT NO.                            EXHIBIT DESCRIPTION
      -----------                            -------------------

         *2.1            -- Agreement and Plan of Merger dated as of June 8, 2001
                            among Belco Oil & Gas Corp. and Westport Resources
                            Corporation (included as Annex A to the joint proxy
                            statement/prospectus forming a part of this Registration
                            Statement).

          3.1            -- Articles of Incorporation of Belco Oil & Gas Corp.
                            (incorporated by reference from Exhibit 3.1 of the Registration Statement on Form S-1, Registration No.
                            333-1034).

          3.2            -- Amended and Restated Bylaws of Belco Oil & Gas Corp.
                            (incorporated by reference from Exhibit 3.2(ii) of Form
                            10-Q dated March 31, 1996).

          4.1            -- Specimen Common Stock Certificate (incorporated by
                            reference from Exhibit 4.1 of the Registration Statement
                            on Form S-1, Registration No. 333-1034).

        **4.2            -- Second Amended and Restated Shareholders Agreement dated as of June 8, 2001 by and among Westport Resources
                            Corporation, Belco Oil & Gas Corp., ERI Investments,
                            Inc., Westport Energy LLC and certain stockholders named
                            therein.

          4.3            -- Indenture dated as of September 23, 1997 among Belco Oil
                            & Gas Corp., as issuer, and The Bank of New York, as
                            trustee (incorporated by reference from Exhibit 4.1 of
                            Registration Statement on Form S-4, Registration No.
                            333-37125).

          4.4            -- Supplemental Indenture dated as of February 25, 1998
                            between Coda Energy, Inc., Diamond Energy Operating
                            Company, Electra Resources, Inc., Belco Operating Corp.,
                            Belco Energy L.P., Gin Lane Company, Fortune Corp., BOG
                            Wyoming LLC and Belco Finance Co. (individually, the
                            Subsidiary Guarantors), a subsidiary of Belco, and The
                            Bank of New York, a New York banking corporation (as
                            Trustee) amending the Indenture filed as Exhibit 4.2
                            above (incorporated by reference from Exhibit 4.3 of
                            Belco Oil & Gas Corp.'s Annual Report on Form 10-K for
                            the fiscal year ended December 31, 1997).

          4.5            -- Exchange and Registration Rights Agreement dated
                            September 23, 1997 by and among Belco and Chase
                            Securities Inc., Goldman, Sachs & Co. and Smith Barney
                            Inc. (incorporated by reference from Exhibit 4.2 of Registration Statement on Form S-4, Registration No.
                            333-37125).

          4.6            -- Indenture dated as of March 18, 1996 by and among Coda
                            Energy, Inc., as issuer, and Taurus Energy Corp., Diamond
                            Energy Operating Company and Electra Resources, Inc. (as
                            guarantors), and Chase Bank of Texas, N.A. (formerly
                            known as Texas Commerce Bank National Association), as
                            trustee (incorporated by reference from Exhibit 4.1 of
                            the Coda Energy, Inc. Registration Statement on Form S-4
                            filed April 9, 1996, Registration No. 333-2375).

          4.7            -- First Supplemental Indenture dated as of April 25, 1996 amending the Indenture filed as Exhibit 4.5 above
                            (incorporated by reference from Exhibit 4.12 of the Coda
                            Energy, Inc. Quarterly Report on Form 10-Q for the
                            quarterly period ended June 30, 1996, Commission File No.
                            0-10955).

          4.8            -- Second Supplemental Indenture dated as of February 25,
                            1998 by and among Belco and Chase Bank of Texas, N.A.
                            (formerly known as Texas Commerce Bank National
                            Association), as trustee, amending the Indenture filed as
                            Exhibit 4.5 above (incorporated by reference from Exhibit
                            4.7 of Belco's Annual Report on Form 10-K for the fiscal
                            year ended December 31, 1997).

      EXHIBIT NO.                            EXHIBIT DESCRIPTION
      -----------                            -------------------

          4.9            -- Third Supplemental Indenture dated as of February 25,
                            1998 by and between Belco, the Belco subsidiaries who are
                            making a Subsidiary Guarantee (the Guarantors) and Chase
                            Bank of Texas, N.A., formerly known as Texas Commerce
                            Bank National Association (the Trustee) (incorporated by
                            reference from Exhibit 4.8 of Belco Oil & Gas Corp.'s
                            Annual Report on Form 10-K for the fiscal year ended
                            December 31, 1997).

          4.10           -- Certificate of Designations of 6 1/2% Convertible
                            Preferred Stock dated March 5, 1998 (incorporated by
                            reference from Exhibit 4.1 of Current Report on Form 8-K
                            dated March 11, 1998).

        **5.1            -- Opinion of Woodburn and Wedge regarding legality of the securities to be registered.

        **8.1            -- Opinion of Vinson & Elkins L.L.P. regarding tax matters.

        **8.2            -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            regarding tax matters.

         10.1            -- Belco Oil & Gas Corp. 1996 Non-Employee Directors' Stock
                            Option Plan (incorporated by reference from Exhibit 10.1
                            of the Registration Statement on Form S-1, Registration
                            No. 333-1034).

         10.2            -- Belco Oil & Gas Corp. 1996 Stock Incentive Plan
                            (incorporated by reference from Exhibit 10.2 of the Registration Statement on Form S-1, Registration No.
                            333-1034).

         10.3            -- Exchange and Subscription Agreement and Plan of
                            Reorganization dated as of January 1, 1996 by and among
                            Belco, its Predecessors and certain individuals and
                            trusts (incorporated by reference to Exhibit 10.3 of the
                            Registration Statement on Form S-1, Registration No.
                            333-1034).

         10.4            -- Form of Registration Rights Agreement entered into by
                            parties to Exchange Agreement (incorporated by reference
                            to Exhibit 10.4 of the Registration Statement on Form
                            S-1, Registration No. 333-1034).

         10.5            -- Supplemental Agreement dated as of January 1, 1996 by and between Belco Oil & Gas Corp., a Delaware corporation,
                            Robert A. Belfer and certain officers of Belco Oil & Gas
                            Corp. (incorporated by reference to Exhibit 10.5 of the
                            Registration Statement on Form S-1, Registration No.
                            333-1034).

         10.6            -- Form of Indemnification Agreement by and between Belco
                            Oil & Gas Corp. and its officers and directors
                            (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form S-1, Registration No.
                            333-1034).

         10.7            -- Amended and Restated Well Participation Letter Agreement
                            dated as of December 31, 1992 between Chesapeake
                            Operating, Inc. and Belco Oil & Gas Corp., as amended by
                            (i) Letter Agreement dated April 14, 1983, (ii) Amendment
                            dated December 31, 1993, and (iii) Third Amendment dated
                            December 30, 1994 (incorporated by reference to Exhibit
                            10.7 of the Registration Statement on Form S-1,
                            Registration No. 333-1034).

         10.8            -- Sale Agreement (Independence) dated as of June 10, 1994 between Chesapeake Operating, Inc. and Belco Oil & Gas
                            Corp. (incorporated by reference to Exhibit 10.10 of the
                            Registration Statement on Form S-1, Registration No.
                            333-1034).

         10.9            -- Sale and Area of Mutual Interest Agreement (Greater
                            Giddings) dated as of December 30, 1994 between Chesapeake Operating, Inc. and Belco Oil & Gas Corp.
                            (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-1, Registration No.
                            333-1034).

         10.10           -- Golden Trend Area of Mutual Interest Agreement dated as of December 17, 1992 between Chesapeake Operating, Inc.
                            and Belco Oil & Gas Corp. (incorporated by reference to
                            Exhibit 10.13 of the Registration Statement on Form S-1,
                            Registration No. 333-1034).

      EXHIBIT NO.                            EXHIBIT DESCRIPTION
      -----------                            -------------------

         10.11           -- Form of Participation Agreement for Belco Oil & Gas Corp.
                            1992 Moxa Arch Drilling Program (incorporated by
                            reference to Exhibit 10.15 of the Registration Statement
                            on Form S-1, Registration No. 333-1034).

         10.12           -- Form of Offset Participation Agreement to the Moxa Arch
                            1992 Offset Drilling Program (incorporated by reference
                            to Exhibit 10.16 of the Registration Statement on Form
                            S-1, Registration No. 333-1034).

         10.13           -- Form of Participation Agreement for Belco Oil & Gas Corp.
                            1993 Moxa Arch Drilling Program (incorporated by
                            reference to Exhibit 10.17 of the Registration Statement
                            on Form S-1, Registration No. 333-1034).

         10.14           -- Amended and Restated Credit Agreement dated as of June
                            30, 2000 by and among Belco Oil & Gas Corp. (the
                            "Borrower"), and The Chase Manhattan Bank, as
                            administrative agent, and certain financial institutions
                            named therein as Lenders (the "Lenders") (incorporated by
                            reference to Exhibit 10.1 of Belco's Quarterly Report on
                            Form 10-Q for the quarter ended June 30, 2000, Commission
                            File No. 1-14256).

         10.15           -- First Amendment to Belco Oil & Gas Corp. 1996 Stock
                            Incentive Plan (incorporated by reference from Exhibit
                            10.2 of Belco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, Commission File No.
                            1-14256).

         10.16           -- Executive Employment Agreement with Grant W. Henderson
                            (incorporated by reference from Exhibit 99.7 of the Coda
                            Energy, Inc. Current Report on Form 8-K dated October 30,
                            1995, Commission File No. 0-10955).

         10.17           -- First Amendment to Belco Oil & Gas Corp. 1996 Nonemployee
                            Directors' Stock Option Plan (incorporated by reference
                            from Exhibit 10.1 of Belco's Quarterly Report on Form
                            10-Q for the quarter ended June 30, 1999, Commission File
                            No. 1-14256).

        *10.18           -- Belco Oil & Gas Corp. Retention and Severance Benefit
                            Plan dated June 8, 2001.

         21.1            -- List of subsidiaries of Belco (incorporated by reference from Exhibit 21.1 of Belco's Annual Report on Form 10-K/A
                            for the fiscal year ended December 31, 2000, Commission
                            File No. 1-14256).

       **23.1            -- Consent of Woodburn and Wedge (included in the opinion to be filed as Exhibit 5.1 to this Registration Statement).

       **23.2            -- Consent of Vinson & Elkins L.L.P. (included in the
                            opinion to be filed as Exhibit 8.1 to this Registration
                            Statement).

       **23.3            -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in the opinion to be filed as Exhibit 8.2 to
                            this Registration Statement).

        *23.4            -- Consent of Independent Public Accountants, Arthur
                            Andersen LLP -- Belco Oil & Gas Corp.

        *23.5            -- Consent of Independent Public Accountants, Arthur
                            Andersen LLP -- Westport Resources Corporation.

        *23.6            -- Consent of Miller & Lents, Ltd. -- Belco Oil &Gas Corp.

        *23.7            -- Consent of Netherland, Sewell & Associates,
                            Inc. -- Westport Resources Corporation.

        *23.8            -- Consent of Ryder Scott Company -- Westport Resources
                            Corporation.

        *24.1            -- Powers of Attorney (included in the signature pages of
                            this Registration Statement).

        *99.1            -- Voting Agreement, dated as of June 8, 2001, by and among
                            ERI Investments, Inc., Westport Energy LLC, Westport
                            Resources Corporation and Belco Oil & Gas Corp. (included
                            as Annex E to the joint proxy statement/prospectus
                            forming a part of this registration statement).

      EXHIBIT NO.                            EXHIBIT DESCRIPTION
      -----------                            -------------------

        *99.2            -- Voting Agreement, dated as of June 8, 2001, between
                            Robert A. Belfer, Renee E. Belfer, Laurence D. Belfer,
                            Saltz Investment Group, LLC, The Robert A. and Renee E.
                            Belfer Family Foundation, Belfer Corp., Renee Holdings
                            Partnership, L.P., Trust for Elizabeth Kones Belfer
                            (T-6), Robert A. Belfer 1990 Family Trust, Vantz Limited
                            Partnership, Belco Oil & Gas Corp. and Westport Resources
                            Corporation (included as Annex D to the joint proxy
                            statement/prospectus forming a part of this Registration
                            Statement).

       **99.3            -- Form of Proxy Card for Special Meeting -- Belco Oil & Gas
                            Corp.

       **99.4            -- Form of Proxy Card for Special Meeting -- Westport
                            Resources Corporation.

---------------

  * Filed herewith.

 ** To be filed by amendment.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

          (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

          (4) That every prospectus: (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (5) To respond to requests for information that is incorporated by reference into this Joint Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 29, 2001.

                                            BELCO OIL & GAS CORP.

                                            By:    /s/ ROBERT A. BELFER
                                              ----------------------------------
                                                       Robert A. Belfer
                                                   Chief Executive Officer
                                                  and Chairman of the Board

     KNOW ALL BY THESE PRESENTS, that each of the undersigned directors and officers of Belco hereby constitutes and appoints Robert A. Belfer and Laurence
D. Belfer, and each of them, his true and lawful attorney-in-fact and agent, with full power and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form S-4 under the Securities Act of 1933, including any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-4 and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 29, 2001.

                        NAME                                                TITLE
                        ----                                                -----

                /s/ ROBERT A. BELFER                    Chief Executive Officer and Chairman of the
-----------------------------------------------------     Board of Directors (Principal Executive
                  Robert A. Belfer                        Officer)

               /s/ LAURENCE D. BELFER                   Vice Chairman and Director
-----------------------------------------------------
                 Laurence D. Belfer

               /s/ GRANT W. HENDERSON                   President, Chief Operating Officer and
-----------------------------------------------------     Director
                 Grant W. Henderson

                /s/ DOMINICK J. GOLIO                   Senior Vice President -- Finance, Chief
-----------------------------------------------------     Financial Officer, Treasurer and Secretary
                  Dominick J. Golio

                 /s/ GRAHAM ALLISON                     Director
-----------------------------------------------------
                   Graham Allison

                /s/ DANIEL C. ARNOLD                    Director
-----------------------------------------------------
                  Daniel C. Arnold

                        NAME                                                TITLE
                        ----                                                -----


                 /s/ ALAN D. BERLIN                     Director
-----------------------------------------------------
                   Alan D. Berlin

                   /s/ JACK SALTZ                       Director
-----------------------------------------------------
                     Jack Saltz

                                 EXHIBIT INDEX

      EXHIBIT NO.                            EXHIBIT DESCRIPTION
      -----------                            -------------------

          *2.1           -- Agreement and Plan of Merger dated as of June 8, 2001
                            among Belco Oil & Gas Corp. and Westport Resources
                            Corporation (included as Annex A to the joint proxy
                            statement/prospectus forming a part of this Registration
                            Statement.)

           3.1           -- Articles of Incorporation of Belco Oil & Gas Corp.
                            (incorporated by reference from Exhibit 3.1 of the Registration Statement on Form S-1, Registration No.
                            333-1034).

           3.2           -- Amended and Restated Bylaws of Belco Oil & Gas Corp.
                            (incorporated by reference from Exhibit 3.2(ii) of Form
                            10-Q dated March 31, 1996).

           4.1           -- Specimen Common Stock Certificate (incorporated by
                            reference from Exhibit 4.1 of the Registration Statement
                            on Form S-1, Registration No. 333-1034).

         **4.2           -- Second Amended and Restated Shareholders Agreement dated as of June 8, 2001 by and among Westport Resources
                            Corporation, Belco Oil & Gas Corp., ERI Investments,
                            Inc., Westport Energy LLC and certain stockholders named
                            therein.

           4.3           -- Indenture dated as of September 23, 1997 among Belco Oil
                            & Gas Corp., as issuer, and The Bank of New York, as
                            trustee (incorporated by reference from Exhibit 4.1 of
                            Registration Statement on Form S-4, Registration No.
                            333-37125).

           4.4           -- Supplemental Indenture dated as of February 25, 1998
                            between Coda Energy, Inc., Diamond Energy Operating
                            Company, Electra Resources, Inc., Belco Operating Corp.,
                            Belco Energy L.P., Gin Lane Company, Fortune Corp., BOG
                            Wyoming LLC and Belco Finance Co. (individually, the
                            Subsidiary Guarantors), a subsidiary of Belco, and The
                            Bank of New York, a New York banking corporation (as
                            Trustee) amending the Indenture filed as Exhibit 4.2
                            above (incorporated by reference from Exhibit 4.3 of
                            Belco Oil & Gas Corp.'s Annual Report on Form 10-K for
                            the fiscal year ended December 31, 1997).

           4.5           -- Exchange and Registration Rights Agreement dated
                            September 23, 1997 by and among Belco and Chase
                            Securities Inc., Goldman, Sachs & Co. and Smith Barney
                            Inc. (incorporated by reference from Exhibit 4.2 of Registration Statement on Form S-4, Registration No.
                            333-37125).

           4.6           -- Indenture dated as of March 18, 1996 by and among Coda
                            Energy, Inc., as issuer, and Taurus Energy Corp., Diamond
                            Energy Operating Company and Electra Resources, Inc. (as
                            guarantors), and Chase Bank of Texas, N.A. (formerly
                            known as Texas Commerce Bank National Association), as
                            trustee (incorporated by reference from Exhibit 4.1 of
                            the Coda Energy, Inc. Registration Statement on Form S-4
                            filed April 9, 1996, Registration No. 333-2375).

           4.7           -- First Supplemental Indenture dated as of April 25, 1996 amending the Indenture filed as Exhibit 4.5 above
                            (incorporated by reference from Exhibit 4.12 of the Coda
                            Energy, Inc. Quarterly Report on Form 10-Q for the
                            quarterly period ended June 30, 1996, Commission File No.
                            0-10955).

           4.8           -- Second Supplemental Indenture dated as of February 25,
                            1998 by and among Belco and Chase Bank of Texas, N.A.
                            (formerly known as Texas Commerce Bank National
                            Association), as trustee, amending the Indenture filed as
                            Exhibit 4.5 above (incorporated by reference from Exhibit
                            4.7 of Belco's Annual Report on Form 10-K for the fiscal
                            year ended December 31, 1997).

      EXHIBIT NO.                            EXHIBIT DESCRIPTION
      -----------                            -------------------

           4.9           -- Third Supplemental Indenture dated as of February 25,
                            1998 by and between Belco, the Belco subsidiaries who are
                            making a Subsidiary Guarantee (the Guarantors) and Chase
                            Bank of Texas, N.A., formerly known as Texas Commerce
                            Bank National Association (the Trustee) (incorporated by
                            reference from Exhibit 4.8 of Belco Oil & Gas Corp.'s
                            Annual Report on Form 10-K for the fiscal year ended
                            December 31, 1997).

           4.10          -- Certificate of Designations of 6 1/2% Convertible
                            Preferred Stock dated March 5, 1998 (incorporated by
                            reference from Exhibit 4.1 of Current Report on Form 8-K
                            dated March 11, 1998).

         **5.1           -- Opinion of Woodburn and Wedge regarding legality of the securities to be registered.

         **8.1           -- Opinion of Vinson & Elkins L.L.P. regarding tax matters.

         **8.2           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            regarding tax matters.

          10.1           -- Belco Oil & Gas Corp. 1996 Non-Employee Directors' Stock
                            Option Plan (incorporated by reference from Exhibit 10.1
                            of the Registration Statement on Form S-1, Registration
                            No. 333-1034).

          10.2           -- Belco Oil & Gas Corp. 1996 Stock Incentive Plan
                            (incorporated by reference from Exhibit 10.2 of the Registration Statement on Form S-1, Registration No.
                            333-1034).

          10.3           -- Exchange and Subscription Agreement and Plan of
                            Reorganization dated as of January 1, 1996 by and among
                            Belco, its Predecessors and certain individuals and
                            trusts (incorporated by reference to Exhibit 10.3 of the
                            Registration Statement on Form S-1, Registration No.
                            333-1034).

          10.4           -- Form of Registration Rights Agreement entered into by
                            parties to Exchange Agreement (incorporated by reference
                            to Exhibit 10.4 of the Registration Statement on Form
                            S-1, Registration No. 333-1034).

          10.5           -- Supplemental Agreement dated as of January 1, 1996 by and between Belco Oil & Gas Corp., a Delaware corporation,
                            Robert A. Belfer and certain officers of Belco Oil & Gas
                            Corp. (incorporated by reference to Exhibit 10.5 of the
                            Registration Statement on Form S-1, Registration No.
                            333-1034).

          10.6           -- Form of Indemnification Agreement by and between Belco
                            Oil & Gas Corp. and its officers and directors
                            (incorporated by reference to Exhibit 10.6 of the Registration Statement on Form S-1, Registration No.
                            333-1034).

          10.7           -- Amended and Restated Well Participation Letter Agreement
                            dated as of December 31, 1992 between Chesapeake
                            Operating, Inc. and Belco Oil & Gas Corp., as amended by
                            (i) Letter Agreement dated April 14, 1983, (ii) Amendment
                            dated December 31, 1993, and (iii) Third Amendment dated
                            December 30, 1994 (incorporated by reference to Exhibit
                            10.7 of the Registration Statement on Form S-1,
                            Registration No. 333-1034).

          10.8           -- Sale Agreement (Independence) dated as of June 10, 1994 between Chesapeake Operating, Inc. and Belco Oil & Gas
                            Corp. (incorporated by reference to Exhibit 10.10 of the
                            Registration Statement on Form S-1, Registration No.
                            333-1034).

          10.9           -- Sale and Area of Mutual Interest Agreement (Greater
                            Giddings) dated as of December 30, 1994 between Chesapeake Operating, Inc. and Belco Oil & Gas Corp.
                            (incorporated by reference to Exhibit 10.12 of the Registration Statement on Form S-1, Registration No.
                            333-1034).

          10.10          -- Golden Trend Area of Mutual Interest Agreement dated as of December 17, 1992 between Chesapeake Operating, Inc.
                            and Belco Oil & Gas Corp. (incorporated by reference to
                            Exhibit 10.13 of the Registration Statement on Form S-1,
                            Registration No. 333-1034).

      EXHIBIT NO.                            EXHIBIT DESCRIPTION
      -----------                            -------------------

          10.11          -- Form of Participation Agreement for Belco Oil & Gas Corp.
                            1992 Moxa Arch Drilling Program (incorporated by
                            reference to Exhibit 10.15 of the Registration Statement
                            on Form S-1, Registration No. 333-1034).

          10.12          -- Form of Offset Participation Agreement to the Moxa Arch
                            1992 Offset Drilling Program (incorporated by reference
                            to Exhibit 10.16 of the Registration Statement on Form
                            S-1, Registration No. 333-1034).

          10.13          -- Form of Participation Agreement for Belco Oil & Gas Corp.
                            1993 Moxa Arch Drilling Program (incorporated by
                            reference to Exhibit 10.17 of the Registration Statement
                            on Form S-1, Registration No. 333-1034).

          10.14          -- Amended and Restated Credit Agreement dated as of June
                            30, 2000 by and among Belco Oil & Gas Corp. (the
                            "Borrower"), and The Chase Manhattan Bank, as
                            administrative agent, and certain financial institutions
                            named therein as Lenders (the "Lenders") (incorporated by
                            reference to Exhibit 10.1 of Belco's Quarterly Report on
                            Form 10-Q for the quarter ended June 30, 2000, Commission
                            File No. 1-14256).

          10.15          -- First Amendment to Belco Oil & Gas Corp. 1996 Stock
                            Incentive Plan (incorporated by reference from Exhibit
                            10.2 of Belco's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, Commission File No.
                            1-14256).

          10.16          -- Executive Employment Agreement with Grant W. Henderson
                            (incorporated by reference from Exhibit 99.7 of the Coda
                            Energy, Inc. Current Report on Form 8-K dated October 30,
                            1995, Commission File No. 0-10955).

          10.17          -- First Amendment to Belco Oil & Gas Corp. 1996 Nonemployee
                            Directors' Stock Option Plan (incorporated by reference
                            from Exhibit 10.1 of Belco's Quarterly Report on Form
                            10-Q for the quarter ended June 30, 1999, Commission File
                            No. 1-14256).

         *10.18          -- Belco Oil & Gas Corp. Retention and Severance Benefit
                            Plan dated June 8, 2001.

          21.1           -- List of subsidiaries of Belco (incorporated by reference from Exhibit 21.1 of Belco's Annual Report on Form 10-K/A
                            for the fiscal year ended December 31, 2000, Commission
                            File No. 1-14256).

        **23.1           -- Consent of Woodburn and Wedge (included in the opinion to be filed as Exhibit 5.1 to this Registration Statement).

        **23.2           -- Consent of Vinson & Elkins L.L.P. (included in the
                            opinion to be filed as Exhibit 8.1 to this Registration
                            Statement).

        **23.3           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in the opinion to be filed as Exhibit 8.2 to
                            this Registration Statement).

         *23.4           -- Consent of Independent Public Accountants, Arthur
                            Andersen LLP -- Belco Oil & Gas Corp.

         *23.5           -- Consent of Independent Public Accountants, Arthur
                            Andersen LLP -- Westport Resources Corporation.

         *23.6           -- Consent of Miller & Lents, Ltd. -- Belco Oil &Gas Corp.

         *23.7           -- Consent of Netherland, Sewell & Associates,
                            Inc. -- Westport Resources Corporation.

         *23.8           -- Consent of Ryder Scott Company -- Westport Resources
                            Corporation.

         *24.1           -- Powers of Attorney (included in the signature pages of
                            this Registration Statement).

         *99.1           -- Voting Agreement, dated as of June 8, 2001, by and among
                            ERI Investments, Inc., Westport Energy LLC, Westport
                            Resources Corporation and Belco Oil & Gas Corp. (included
                            as Annex E to the joint proxy statement/ prospectus
                            forming a part of this Registration Statement).

      EXHIBIT NO.                            EXHIBIT DESCRIPTION
      -----------                            -------------------

         *99.2           -- Voting Agreement, dated as of June 8, 2001, between
                            Robert A. Belfer, Renee E. Belfer, Laurence D. Belfer,
                            Saltz Investment Group, LLC, The Robert A. and Renee E.
                            Belfer Family Foundation, Belfer Corp., Renee Holdings
                            Partnership, L.P., Trust for Elizabeth Kones Belfer
                            (T-6), Robert A. Belfer 1990 Family Trust, Vantz Limited
                            Partnership, Belco Oil & Gas Corp. and Westport Resources
                            Corporation (included as Annex D to the joint proxy
                            statement/prospectus forming a part of this Registration
                            Statement).

        **99.3           -- Form of Proxy Card for Special Meeting -- Belco Oil & Gas
                            Corp.

        **99.4           -- Form of Proxy Card for Special Meeting -- Westport
                            Resources Corporation.

---------------

  * Filed herewith.

 ** To be filed by amendment.